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As filed with the Securities and Exchange Commission on December 11, 2018

Registration No. 333-228156

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Antero Midstream GP LP
to be converted as described herein into a corporation named

Antero Midstream Corporation

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	4922 (Primary Standard Industrial Classification Code Number)	61-1748605 (I.R.S. Employer Identification Number)

1615 Wynkoop Street
Denver, Colorado 80202
(303) 357-7310

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Glen C. Warren, Jr.
1615 Wynkoop Street
Denver, Colorado 80202
(303) 357-7310

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Douglas E. McWilliams
Lande A. Spottswood
Vinson & Elkins L.L.P.
1001 Fannin Street, Suite 2500
Houston, Texas 77002
(713) 758-2222

           Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed transactions contemplated by the Simplification Agreement, dated October 9, 2018, described in the enclosed joint proxy statement/prospectus, have been satisfied or waived.

           If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐ Emerging growth company ☒

           If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

           If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

           Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

           Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)

Common stock, par value $0.01 per share	373,541,369	N/A	$8,524,383,489.69	$1,033,156

(1)
Represents the maximum number of shares of common stock, par value $0.01 per share, of Antero Midstream Corporation ("New AM") estimated to be issuable upon the completion of the Conversion (as described herein) and the Merger (as described herein).

(2)
The proposed maximum aggregate offering price was calculated based upon the market value of the common shares of Antero Midstream GP LP ("AMGP" and, such common shares, the "AMGP Common Shares"), the securities to be converted into common stock of New AM in connection with the Conversion, and common units of Antero Midstream Partners LP ("Antero Midstream" and, such common units, the "AM Common Units"), the securities to be converted into the right to receive the Merger Consideration (as described herein) in the Merger, in accordance with Rules 457(c) and 457(f) under the Securities Act of 1933, as amended as follows: the sum of (i) the product of (a) $15.87, the average of the high and low prices of the AMGP Common Shares as reported on the New York Stock Exchange (the "NYSE") on October 30, 2018 and (b) 186,219,438, the estimated maximum number of AMGP Common Shares that will be converted into common stock of New AM in connection with the Conversion, and (ii) the product of (a) $29.73, the average of the high and low prices of the AM Common Units as reported on the NYSE on November 1, 2018 and (b) 187,321,931, the estimated maximum number of AM Common Units that may be exchanged for the Merger Consideration in the Merger.

(3)
The registrant previously paid $1,032,177 of the total registration fee in connection with the previous filing of this Registration Statement.

           The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission (the "SEC"), acting pursuant to said Section 8(a), may determine.

The information in this preliminary joint proxy statement/prospectus is not complete and may be changed. Antero Midstream Corporation may not distribute or issue the securities being registered pursuant to this registration statement until the registration statement, as filed with the Securities and Exchange Commission (of which this preliminary joint proxy statement/prospectus is a part), is effective. This preliminary joint proxy statement/prospectus is not an offer to sell nor should it be considered a solicitation of an offer to buy the securities described herein in any state where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION DATED DECEMBER 11, 2018

CONVERSION AND MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

            On October 9, 2018, Antero Midstream GP LP ("AMGP"), Antero Midstream Partners LP ("Antero Midstream") and certain of their affiliates entered into a Simplification Agreement, as may be amended from time to time (the "Simplification Agreement"), pursuant to which, among other things, (1) AMGP will be converted from a limited partnership to a corporation under the laws of the State of Delaware, to be named Antero Midstream Corporation (which we refer to as "New AM" and the conversion, the "Conversion"); (2) an indirect, wholly owned subsidiary of New AM will be merged with and into Antero Midstream, with Antero Midstream surviving the merger as an indirect, wholly owned subsidiary of New AM (the "Merger") and (3) all the issued and outstanding Series B Units representing limited liability company interests of Antero IDR Holdings LLC ("IDR Holdings"), a partially owned subsidiary of AMGP and the holder of all of Antero Midstream's incentive distribution rights, will be exchanged for an aggregate of approximately 17.35 million shares of New AM Common Stock (as defined below) (the "Series B Exchange"). The Conversion, the Merger, the Series B Exchange and the other transactions contemplated by the Simplification Agreement are collectively referred to as the "Transactions." As a result of the Transactions, Antero Midstream will be an indirect, wholly owned subsidiary of New AM, and former AMGP Shareholders (as defined herein), AM Unitholders (as defined herein) and holders of Series B Units will each own shares of New AM's common stock, par value $0.01 per share (the "New AM Common Stock").

            The board of directors (the "AM Board") of Antero Midstream's general partner, Antero Midstream Partners GP LLC ("AMP GP"), and the conflicts committee of the AM Board (the "AM Conflicts Committee") each has determined in good faith that the Transactions are in the best interests of Antero Midstream and the Disinterested AM Unitholders (as defined below), and have unanimously approved the Simplification Agreement and the Transactions. The board of directors of AMGP's general partner (the "AMGP Board") and the conflicts committee of the AMGP Board (the "AMGP Conflicts Committee") each has determined in good faith that the Transactions are in the best interests of AMGP and the Disinterested AMGP Shareholders (as defined below), and have unanimously approved the Simplification Agreement and the Transactions.

            If the Transactions are completed, in exchange for each common unit representing a limited partner interest in Antero Midstream (each an "AM Common Unit") held, each AM Unitholder other than Antero Resources Corporation ("Antero Resources") (collectively, the "AM Public Unitholders") will be entitled to receive, at its election and subject to proration, one of (i) $3.415 in cash without interest and 1.6350 shares of New AM Common Stock (the "Public Mixed Consideration"), (ii) 1.6350 shares of New AM Common Stock plus an additional number of shares of New AM Common Stock equal to the quotient of (A) $3.415 and (B) the average of the 20-day volume-weighted average trading price per common share representing limited partner interests in AMGP (each, an "AMGP Common Share") prior to the Election Deadline (as defined herein) (the "AMGP VWAP"), or (iii) $3.415 in cash plus an additional amount of cash equal to the product of (A) 1.6350 and (B) the AMGP VWAP. In exchange for each AM Common Unit held, Antero Resources will be entitled to receive, subject to certain adjustments, $3.00 in cash without interest and 1.6023 shares of New AM Common Stock (the "AR Mixed Consideration"). The aggregate cash consideration to be paid to Antero Resources and the AM Public Unitholders will be fixed at an amount equal to the aggregate amount of cash that would be paid if all AM Public Unitholders received $3.415 in cash per AM Common Unit (the "Public Available Cash") and Antero Resources received $3.00 in cash per AM Common Unit it owns, which is approximately $598 million in the aggregate. If the Public Available Cash exceeds the cash consideration elected to be received by the AM Public Unitholders (the amount of such excess, the "Excess Available Cash"), Antero Resources may elect to increase the total amount of cash it receives as a part of the AR Mixed Consideration up to an amount equal to the Excess Available Cash and the amount of shares it will receive will be reduced accordingly based on the AMGP VWAP. In addition, the consideration each AM Public Unitholder will receive may be prorated in the event that more cash or equity is elected to be received than what would otherwise have been paid if all AM Public Unitholders had received the Public Mixed Consideration and Antero Resources had received the AR Mixed Consideration. Based on the closing price of AMGP Common Shares on                    ,                     , the most recent trading day prior to the date of this joint proxy statement/prospectus, the aggregate value of the Merger Consideration (as defined herein) was approximately $             billion.

            AMGP and Antero Midstream will hold special meetings of their shareholders and unitholders, respectively, in connection with the proposed Transactions. At the special meeting of AMGP Shareholders (the "AMGP Special Meeting"), the AMGP Shareholders will be asked to vote on (i) a proposal to approve the Conversion, including a certificate of conversion and a certificate of incorporation (the "Conversion Proposal"), (ii) a proposal to approve the Simplification Agreement, the Merger and the other transactions contemplated in the Simplification Agreement, including the Series B Exchange (the "AMGP Transaction Proposal"), (iii) a proposal to approve the adoption of a New AM omnibus equity incentive plan (the "LTIP Proposal") and (iv) a proposal to approve the issuance of New AM Common Stock to AM Unitholders and Series B Holders pursuant to the Simplification Agreement (the "Issuance Proposal" and, together with the Conversion Proposal and the AMGP Transaction Proposal, the "AMGP Proposals"). Completion of the Transactions is not conditioned upon approval of the LTIP Proposal. Approval of the Conversion Proposal requires the affirmative vote of holders of a majority of the outstanding AMGP Common Shares. Approval of the AMGP Transaction Proposal requires the affirmative vote of holders of a majority of the outstanding AMGP Common Shares held by the AMGP Shareholders other than AMGP's general partner and its affiliates (the "Disinterested AMGP Shareholders"). Approval of both the LTIP Proposal and the Issuance Proposal requires the affirmative vote of holders of a majority of the AMGP Common Shares voted on such proposals at the AMGP Special Meeting. At the AM Special Meeting, the AM Unitholders will be asked to approve the (i) the Simplification Agreement, (ii) the Merger, and (iii) the Transactions (the "AM Merger Proposal"). Approval of the AM Merger Proposal requires the affirmative vote of holders of a majority of (i) the outstanding AM Common Units and (ii) the outstanding AM Common Units held by AM Unitholders other than Antero Midstream's general partner and its affiliates (the "Disinterested AM Unitholders").

            We cannot complete the Transactions unless the requisite AMGP Shareholders approve the AMGP Proposals and the requisite AM Unitholders approve the AM Merger Proposal. Accordingly, your vote is very important regardless of the number of AMGP Common Shares or AM Common Units you own. Voting instructions are set forth inside this joint proxy statement/prospectus.

            In light of the fact that certain affiliates of AMGP have interests in the Transactions that are different from other AMGP Shareholders, the AMGP Board formed a conflicts committee, consisting of directors that satisfy the requirements to serve on a conflicts committee set forth in the Agreement of Limited Partnership of AMGP. The AMGP Conflicts Committee and the AMGP Board each recommends that the AMGP Shareholders vote FOR each of the AMGP Proposals. The AMGP Shareholders should be aware that some of the directors and executive officers of AMGP's general partner may have interests in the Transactions that are different from, or in addition to, the interests they may have as AMGP Shareholders.

            In light of the fact that certain affiliates of Antero Midstream have interests in the Transactions that are different from other AM Unitholders, the AM Board formed a conflicts committee, consisting of directors that satisfy the requirements to serve on a conflicts committee in the Agreement of Limited Partnership of Antero Midstream. The AM Conflicts Committee and the AM Board each recommends that the AM Unitholders vote FOR the AM Merger Proposal. The AM Unitholders should be aware that some of the directors and executive officers of Antero Midstream's general partner may have interests in the Transactions that are different from, or in addition to, the interests they may have as AM Unitholders.

            This joint proxy statement/prospectus provides you with detailed information about the proposed Transactions and related matters. You are encouraged to read the entire document carefully. In particular, see "Risk Factors" beginning on page 169 of this joint proxy statement/prospectus for a discussion of risks relevant to the Transactions and New AM's business following the Transactions. See "Special Factors—Interests of Certain Persons in the Transactions" for a discussion of the interests of certain directors and executive officers of AMGP GP LLC, the general partner of AMGP, and AMP GP that are different from, or in addition to, the interests of AMGP Shareholders and AM Unitholders, respectively.

            The AMGP Common Shares are listed on the New York Stock Exchange ("NYSE") under the symbol "AMGP," and the AM Common Units are listed on the NYSE under the symbol "AM." The last reported sales price of the AMGP Common Shares on the NYSE on                        ,             was $            . The last reported sales price of the AM Common Units on the NYSE on                        ,                         was $            .

Paul M. Rady Chairman of the Board of Directors of AMGP GP LLC and Antero Midstream Partners GP LLC

            Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or has determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.

            This joint proxy statement/prospectus is dated                        ,                         and is being first mailed to AMGP Shareholders and AM Unitholders on or about                        ,                         .

Denver, Colorado
            ,

ANTERO MIDSTREAM GP LP
1615 Wynkoop Street
Denver, Colorado 80202

NOTICE OF SPECIAL MEETING OF COMMON SHAREHOLDERS

To the common shareholders of Antero Midstream GP LP:

        A special meeting (the "AMGP Special Meeting") of holders of common shares ("AMGP Shareholders") representing limited partner interests (the "AMGP Common Shares") in Antero Midstream GP LP ("AMGP") will be held on                                    ,                                     at                         , local time, at 1615 Wynkoop Street, Denver, Colorado 80202, for the following purposes:

  •
  to consider and vote on a proposal (the "Conversion Proposal") to approve the conversion (the "Conversion") of AMGP from a Delaware limited partnership to a Delaware corporation, to be named Antero Midstream Corporation ("New AM"), including a certificate of conversion and a certificate of incorporation, in connection with the transactions contemplated by the Simplification Agreement (such transactions, the "Transactions"), dated as of October 9, 2018, by and among AMGP, Antero Midstream Partners LP ("Antero Midstream") and certain of their affiliates, as may be amended from time to time (the "Simplification Agreement");

  •
  to consider and vote on a proposal to approve the Simplification Agreement, the merger of an indirect, wholly owned subsidiary of New AM with and into Antero Midstream as contemplated by the Simplification Agreement (the "Merger"), with Antero Midstream surviving such Merger as an indirect, wholly owned subsidiary of New AM, and the other transactions contemplated by the Simplification Agreement, including the Series B Exchange (as defined in the enclosed joint proxy statement/prospectus) (the "AMGP Transaction Proposal");

  •
  to consider and vote on a proposal to approve the adoption of a New AM omnibus equity incentive plan (the "LTIP Proposal"); and

  •
  to consider and vote on a proposal to approve the issuance of New AM common stock pursuant to the Simplification Agreement (the "Issuance Proposal" and, together with the Conversion Proposal and the AMGP Transaction Proposal, the "AMGP Proposals").

        Approval of the Conversion Proposal requires the affirmative vote of holders of a majority of the outstanding AMGP Common Shares. Approval of the AMGP Transaction Proposal requires the affirmative vote of holders of a majority of the outstanding AMGP Common Shares held by the AMGP Shareholders other than AMGP's general partner and its affiliates (the "Disinterested AMGP Shareholders"). Approval of the Issuance Proposal requires the affirmative vote of holders of a majority of the AMGP Common Shares voted on such proposal at the AMGP Special Meeting. We cannot complete the Transactions unless the requisite AMGP Shareholders approve the AMGP Proposals. Accordingly, your vote is very important regardless of the number of AMGP Common Shares you own.

        The board of directors of AMGP's general partner (the "AMGP Board") and the conflicts committee of the AMGP Board (the "AMGP Conflicts Committee"), which consists of two members of the AMGP Board who satisfy the requirements to serve on a conflicts committee under AMGP's partnership agreement, each has determined in good faith that the Transactions are in the best interests of AMGP and the Disinterested AMGP Shareholders. The AMGP Conflicts Committee and the AMGP Board each recommends that the AMGP Shareholders vote FOR the Conversion Proposal, FOR the AMGP Transaction Proposal and FOR the Issuance Proposal. For more information regarding the recommendation of the AMGP Conflicts Committee and the AMGP Board, see "Special Factors—Recommendation of the AMGP Conflicts Committee and the AMGP Board and Their Reasons for Recommending Approval of the Transactions."

        AMGP Shareholders should be aware that some of the directors and executive officers of AMGP's general partner may have interests in the Transactions that are different from, or in addition to, the interests they may have as AMGP Shareholders. See "Special Factors—Interests of Certain Persons in the Transactions."

        Approval of the LTIP Proposal requires the affirmative vote of holders of a majority of the AMGP Common Shares voted on such proposal at the AMGP Special Meeting. Completion of the Transactions is not conditioned upon approval of the LTIP Proposal. Even if the AMGP Shareholders approve the LTIP Proposal, AMGP will not adopt a New AM omnibus equity incentive plan unless the Transactions are completed.

        The AMGP Board unanimously determined that the approval of the LTIP Proposal is in the best interests of AMGP and the AMGP Shareholders. The AMGP Board unanimously approved the LTIP Proposal and recommends that the AMGP Shareholders vote FOR the LTIP Proposal.

        Only AMGP Shareholders of record at the close of business on                                    ,                         are entitled to notice of and to vote at the AMGP Special Meeting. A list of AMGP Shareholders entitled to vote at the AMGP Special Meeting will be available for inspection at AMGP's offices in Denver, Colorado for any purpose relevant to the AMGP Special Meeting during normal business hours for a period of ten days before the meeting and at the AMGP Special Meeting. References to the AMGP Special Meeting in the enclosed joint proxy statement/prospectus are to the special meeting as may be adjourned or postponed.

        YOUR VOTE IS IMPORTANT. REGARDLESS OF WHETHER YOU EXPECT TO ATTEND THE AMGP SPECIAL MEETING, PLEASE SUBMIT YOUR PROXY IN ONE OF THE FOLLOWING WAYS:

  •
  If you hold your AMGP Common Shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee when voting your AMGP Common Shares.

  •
  If you hold your AMGP Common Shares in your own name, you may submit your proxy by:

  •
  using the toll-free telephone number shown on the proxy card;

  •
  using the Internet website shown on the proxy card; or

  •
  marking, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope. It requires no postage if mailed in the United States.

        The enclosed joint proxy statement/prospectus provides a detailed description of the Transactions and the Simplification Agreement as well as a description of the AMGP Proposals and the LTIP Proposal. You are urged to read the joint proxy statement/prospectus, including any documents incorporated by reference, and the Annexes carefully and in their entirety. If you have any questions concerning the Transactions or the enclosed joint proxy statement/prospectus, would like additional copies or need help voting your AMGP Common Shares, please contact AMGP's proxy solicitor:

MacKenzie Partners, Inc.
1407 Broadway—27th Floor
New York, New York 10018
Toll free: (800) 322-2885
Collect: (212) 929-5500
proxy@mackenziepartners.com

By order of the Board of Directors of AMGP GP LLC,
Paul M. Rady Chairman of the Board and Chief Executive Officer AMGP GP LLC

Denver, Colorado
            ,

Antero Midstream Partners LP
1615 Wynkoop Street
Denver, Colorado 80202

NOTICE OF SPECIAL MEETING OF COMMON UNITHOLDERS

To the common unitholders of Antero Midstream Partners LP:

        A special meeting (the "AM Special Meeting") of holders of common units ("AM Unitholders") of Antero Midstream Partners LP ("Antero Midstream") will be held on                                    ,                         at                         , local time, at 1615 Wynkoop Street, Denver, Colorado 80202, to consider and vote on a proposal to approve, (i) the Simplification Agreement, dated as of October 9, 2018, by and among Antero Midstream GP LP ("AMGP"), Antero Midstream and certain of their affiliates, as may be amended from time to time (the "Simplification Agreement"), (ii) the merger of an indirect, wholly owned subsidiary of Antero Midstream Corporation (an entity resulting from the conversion of AMGP to a Delaware corporation) ("New AM") with and into Antero Midstream (the "Merger"), as contemplated by the Simplification Agreement, with Antero Midstream surviving such Merger as an indirect, wholly owned subsidiary of New AM, and (iii) the other transactions contemplated by the Simplification Agreement (such transactions, the "Transactions" and such proposal, the "AM Merger Proposal").

        Approval of the AM Merger Proposal requires the affirmative vote of holders of both a majority of the outstanding common units representing limited partner interests in Antero Midstream (each, an "AM Common Unit") and a majority of the outstanding AM Common Units held by AM Unitholders other than Antero Midstream's general partner and its affiliates (the "Disinterested AM Unitholders"). We cannot complete the Merger unless the requisite AM Unitholders approve the AM Merger Proposal. Accordingly, your vote is very important regardless of the number of AM Common Units you own.

        The board of directors of Antero Midstream's general partner (the "AM Board") and the conflicts committee of the AM Board (the "AM Conflicts Committee"), which consists of two members of the AM Board who satisfy the requirements to serve on a conflicts committee under the Antero Midstream partnership agreement, each has determined in good faith that the Transactions are in the best interests of Antero Midstream and the Disinterested AM Unitholders. The AM Conflicts Committee and the AM Board each recommends that the AM Unitholders vote FOR the AM Merger Proposal. For more information regarding the recommendation of the AM Conflicts Committee and the AM Board, see "Special Factors—Recommendation of the AM Conflicts Committee and the AM Board and Their Reasons for Recommending Approval of the Transactions."

        AM Unitholders should be aware that some of the directors and executive officers of Antero Midstream's general partner may have interests in the Transactions that are different from, or in addition to, the interests they may have as AM Unitholders. See "Special Factors—Interests of Certain Persons in the Transactions."

        Only AM Unitholders of record at the close of business on                                    ,                         are entitled to notice of and to vote at the AM Special Meeting. A list of AM Unitholders entitled to vote at the AM Special Meeting will be available for inspection at Antero Midstream's offices in Denver,

Colorado for any purpose relevant to the AM Special Meeting during normal business hours for a period of ten days before the meeting and at the AM Special Meeting. References to the AM Special Meeting in the enclosed joint proxy statement/prospectus are to the special meeting as may be adjourned or postponed.

        YOUR VOTE IS IMPORTANT. REGARDLESS OF WHETHER YOU EXPECT TO ATTEND THE AM SPECIAL MEETING, PLEASE SUBMIT YOUR PROXY IN ONE OF THE FOLLOWING WAYS:

  •
  If you hold your AM Common Units in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee when voting your AM Common Units.

  •
  If you hold your AM Common Units in your own name, you may submit your proxy by:

  •
  using the toll-free telephone number shown on the proxy card;

  •
  using the Internet website shown on the proxy card; or

  •
  marking, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope. It requires no postage if mailed in the United States.

        The enclosed joint proxy statement/prospectus provides a detailed description of the Merger and the Simplification Agreement. You are urged to read the joint proxy statement/prospectus, including any documents incorporated by reference, and the Annexes carefully and in their entirety. If you have any questions concerning the Merger or the enclosed joint proxy statement/prospectus, would like additional copies or need help voting your AM Common Units, please contact Antero Midstream's proxy solicitor:

MacKenzie Partners, Inc.
1407 Broadway—27th Floor
New York, New York 10018
Toll free: (800) 322-2885
Collect: (212) 929-5500
proxy@mackenziepartners.com

By order of the Board of Directors of Antero Midstream Partners GP LLC,
Paul M. Rady Chairman of the Board and Chief Executive Officer Antero Midstream Partners GP LLC

 IMPORTANT NOTE ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

        This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission (the "SEC"), constitutes a proxy statement of Antero Midstream under Section 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to the solicitation of proxies for the AM Special Meeting to, among other things, approve the AM Merger Proposal.

        This joint proxy statement/prospectus also constitutes a proxy statement of AMGP under Section 14(a) of the Exchange Act with respect to the solicitation of proxies for the AMGP Special Meeting to, among other things, approve the AMGP Proposals and the LTIP Proposal, and a prospectus of AMGP under Section 5 of the Securities Act, for shares of New AM Common Stock that will be issued to AMGP Shareholders in the Conversion or paid to AM Unitholders in the Merger, in each case pursuant to the Simplification Agreement.

        As permitted under the rules of the SEC, this joint proxy statement/prospectus incorporates by reference important business and financial information about AMGP and Antero Midstream from other documents filed with the SEC that are not included in or delivered with this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 270 of this joint proxy statement/prospectus. You can obtain any of the documents incorporated by reference into this document from AMGP or Antero Midstream, as the case may be, or from the SEC's website at http://www.sec.gov. This information is also available to you without charge upon your request in writing or by telephone from AMGP or Antero Midstream at the following addresses and telephone numbers:

Antero Midstream GP LP
Antero Midstream Partners LP
Attention: Investor Relations
1615 Wynkoop Street
Denver, Colorado 80202
Telephone: (303) 357-7310

        Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents or this joint proxy statement/prospectus.

        You may obtain certain of these documents at AMGP's website, http://www.anteromidstreamgp.com, and at Antero Midstream's website, http://www.anteromidstream.com. Information contained on AMGP's and Antero Midstream's websites is expressly not incorporated by reference into this joint proxy statement/prospectus.

        In order to receive timely delivery of requested documents in advance of the special meetings, your request should be received no later than                                    ,                         . If you request any documents, AMGP or Antero Midstream will mail them to you by first class mail, or another equally prompt means, after receipt of your request.

        AMGP and Antero Midstream have not authorized anyone to give any information or make any representation about the Transactions, AMGP or Antero Midstream that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that have been incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone distributes this type of information, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies are unlawful, or you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus, or in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. All information in this document concerning AMGP has been furnished by AMGP. All information in this document concerning Antero Midstream has been furnished by Antero Midstream.

JOINT PROXY STATEMENT/PROSPECTUS

i

Defined Terms

        The following frequently-used terms have the meanings set forth below for purposes of this joint proxy statement/prospectus, unless the context otherwise indicates:

  •
  "AM Board" means the board of directors of AMP GP.

  •
  "AM Common Units" means the common units representing limited partner interests in Antero Midstream.

  •
  "AM Conflicts Committee" means the conflicts committee of the AM Board.

  •
  "AM LTIP" means the Antero Midstream Partners LP Long-Term Incentive Plan.

  •
  "AM Merger Proposal" means the proposal to approve the Merger, the Simplification Agreement and the other transactions contemplated by the Simplification Agreement, to be considered for a vote of the AM Unitholders and a separate vote of the Disinterested AM Unitholders at the AM Special Meeting.

  •
  "AM Parties" means Antero Midstream and AMP GP.

  •
  "AM Public Unitholders" means AM Unitholders, excluding Antero Resources.

  •
  "AM Special Meeting" means the special meeting of AM Unitholders to be held on                        ,            .

  •
  "AM Unitholder Approval" means the approval of the AM Merger Proposal by holders of a majority of the outstanding AM Common Units and by holders of a majority of the outstanding AM Common Units held by the Disinterested AM Unitholders.

  •
  "AM Unitholders" means all holders of AM Common Units.

  •
  "AMGP" means Antero Midstream GP LP, a Delaware limited partnership.

  •
  "AMGP Board" means the board of directors of AMGP GP.

  •
  "AMGP Common Shares" means the common shares representing limited partner interests in AMGP.

  •
  "AMGP Conflicts Committee" means the conflicts committee of the AMGP Board.

  •
  "AMGP GP" means AMGP GP LLC, a Delaware limited liability company and the general partner of AMGP.

  •
  "AMGP GP Sponsors" means the members of AMGP GP, including certain funds affiliated with Warburg Pincus LLC, certain funds affiliated with Yorktown Partners LLC, Paul M. Rady and Glen C. Warren, Jr.

  •
  "AMGP LTIP" means the Antero Midstream GP LP Long-Term Incentive Plan (as amended, restated, modified or supplemented from time to time).

  •
  "AMGP Parties" means AMGP GP, AMGP, IDR Holdings, Preferred Co, NewCo and Merger Sub.

  •
  "AMGP Partnership Agreement" means the Agreement of Limited Partnership of AMGP, dated as of May 9, 2017, as amended by Amendment No. 1, dated as of October 9, 2018.

  •
  "AMGP Proposals" means (i) the Conversion Proposal, (ii) the AMGP Transaction Proposal, and (iii) the Issuance Proposal.

  •
  "AMGP Shareholder Approval" means the approval of (i) the Conversion Proposal by holders of a majority of the AMGP Common Shares, (ii) the AMGP Transaction Proposal by Disinterested

    AMGP Shareholder Approval and (iii) the Issuance Proposal by a majority of the votes cast on such proposal at the AMGP Special Meeting.

  •
  "AMGP Shareholders" means all holders of AMGP Common Shares.

  •
  "AMGP Special Meeting" means the special meeting of the AMGP Shareholders to be held on                        ,                         .

  •
  "AMGP Transaction Proposal" means the proposal to approve the Merger, the Simplification Agreement and the other transactions contemplated in the Simplification Agreement, including the Series B Exchange, to be considered for a vote of the requisite AMGP Shareholders at the AMGP Special Meeting.

  •
  "AMGP Voting Agreement" means the voting agreement between Antero Midstream and the AMGP Shareholders party thereto.

  •
  "AMGP VWAP" the average of the 20-day volume weighted average price per AMGP Common Share prior to the Election Deadline.

  •
  "AMP GP" means Antero Midstream Partners GP LLC, a Delaware limited liability company and the general partner of Antero Midstream.

  •
  "Antero Management" means the members of management of each of Antero Resources, AMGP GP and AMP GP, as applicable.

  •
  "Antero Midstream" means Antero Midstream Partners LP, a Delaware limited partnership, and its subsidiaries collectively or, if the context requires, Antero Midstream Partners LP individually.

  •
  "Antero Midstream Partnership Agreement" means the Agreement of Limited Partnership of Antero Midstream, dated as of November 10, 2014, as amended by Amendment No. 1, dated as of February 23, 2016, and Amendment No. 2, dated as of December 20, 2017.

  •
  "Antero Resources" means Antero Resources Corporation, a Delaware corporation and the holder of a majority of the outstanding AM Common Units, and its subsidiaries collectively or, if the context requires, Antero Resources Corporation individually.

  •
  "AR Board" means the board of directors of Antero Resources Corporation.

  •
  "AR Special Committee" means the special committee of the AR Board.

  •
  "AR Voting Agreement" means the voting agreement between AMGP and Antero Resources.

  •
  "Baird" means Robert W. Baird & Co. Incorporated, as financial advisor to the AR Special Committee.

  •
  "Code" means the Internal Revenue Code of 1986, as amended.

  •
  "Conversion" means the conversion of AMGP into a Delaware corporation to be named Antero Midstream Corporation (referred in this joint proxy statement/prospectus as "New AM") in accordance with the Plan of Conversion as set forth in the Simplification Agreement.

  •
  "Conversion Proposal" means the proposal to approve the Conversion, including a certificate of conversion and certificate of incorporation, the AMGP Shareholders will be asked to vote on.

  •
  "Disinterested AM Unitholder Approval" means the approval by a vote of holders of a majority of the outstanding AM Common Units held by the Disinterested AM Unitholders.

  •
  "Disinterested AM Unitholders" means the AM Unitholders other than AMP GP or its affiliates, which affiliates include (i) Antero Resources, (ii) the Sponsor Holders, (iii) the

v

    Management Holders and all other Series B Holders, (iv) the respective controlled affiliates of the persons described in the foregoing clauses (i)-(iii) and (v) any other affiliates of AMP GP identified by the AM Conflicts Committee that own AM Common Units as of the record date for the AM Special Meeting.

  •
  "Disinterested AMGP Shareholder Approval" means the approval by a vote of holders of a majority of the AMGP Common Shares held by the Disinterested AMGP Shareholders.

  •
  "Disinterested AMGP Shareholders" means the AMGP Shareholders other than AMGP GP or its affiliates, which affiliates include (i) the Sponsor Holders, (ii) the Management Holders and all other Series B Holders, (iii) the respective controlled affiliates of the Persons described in the foregoing clauses (i)-(ii) and (iv) any other affiliates of AMGP GP identified by the AMGP Conflicts Committee that own AMGP Common Shares as of the record date for the AMGP Special Meeting.

  •
  "Election Deadline" means, with respect to an AM Public Unitholder's election to receive Public Mixed Consideration, Public Stock Consideration or Public Cash Consideration (each as defined in this joint proxy statement/prospectus), the date by which such AM Public Unitholder must make such election with respect to such holder's AM Common Units. The Election Deadline will be 5:00 p.m., New York City time, on the later of the twentieth day following the mailing of the form of election and ten days prior to the anticipated closing date of the Transactions, or such other time as mutually agreed by AMGP and Antero Midstream.

  •
  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  •
  "Goldman Sachs" means Goldman Sachs & Co. LLC, as financial advisor to the AMGP Conflicts Committee.

  •
  "GP Merger" means the merger of AMP GP with and into AMGP, whereby AMGP will continue as the surviving entity and the separate existence of AMP GP will cease, which merger will, at the election of AMP GP, be completed prior to the Conversion.

  •
  "IDR Holdings" means Antero IDR Holdings LLC, a Delaware limited liability company and the holder of the incentive distribution rights in Antero Midstream.

  •
  "IDR Holdings LLC Agreement" means the limited liability company agreement of IDR Holdings, dated as of December 31, 2016, as amended by Amendment No. 1 thereto, dated as of May 9, 2018, and as amended by Amendment No. 2 thereto, dated as of October 9, 2018.

  •
  "Issuance Proposal" means the proposal to approve the issuance of New AM Common Stock pursuant to the Simplification Agreement.

  •
  "J.P. Morgan" means J.P. Morgan Securities LLC, financial advisor to Antero Resources.

  •
  "LTIP Proposal" means the proposal to approve the adoption of the New AM LTIP.

  •
  "Management Holders" means (i) Paul M. Rady, Mockingbird Investments LLC and each other entity, trust or estate planning vehicle over which Paul M. Rady controls or is deemed to have both voting and dispositive power and (ii) Glen C. Warren, Jr., Canton Investment Holdings LLC and each other entity, trust or estate planning vehicle over which Glen C. Warren, Jr. controls or is deemed to have both voting and dispositive power.

  •
  "Merger" means, as contemplated by the Simplification Agreement, the proposed merger of Merger Sub with and into Antero Midstream, with Antero Midstream surviving the Merger as an indirect, wholly owned subsidiary of New AM, and each AM Common Unit outstanding at the effective time of the Merger being converted into the right to receive the applicable Merger Consideration.

  •
  "Merger Consideration" means, if the proposed Merger is consummated, (i) the right of each AM Public Unitholder to receive, in exchange for each AM Common Unit held by such holder, at the election of such holder and subject to proration, one of (A) the Public Mixed Consideration, (B) the Public Stock Consideration or (C) the Public Cash Consideration (each as defined herein) and (ii) the right of Antero Resources to receive, in exchange for each AM Common Unit held by it, the AR Mixed Consideration (as defined herein). Antero Resources will be able to elect to take a larger portion of the AR Mixed Consideration in cash if the AM Public Unitholders elect to receive less in cash consideration than the amount of Public Available Cash (as defined herein).

  •
  "Merger Sub" means Arkrose Midstream Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of NewCo.

  •
  "Morgan Stanley" means Morgan Stanley & Co. LLC, financial advisor to Antero Midstream.

  •
  "New AM" means Antero Midstream Corporation, a Delaware corporation that will result from the Conversion.

  •
  "New AM Board" means the board of directors of New AM.

  •
  "New AM Common Stock" means the common stock of New AM, par value $0.01.

  •
  "New AM LTIP" means the proposed Long-Term Incentive Plan of Antero Midstream Corporation.

  •
  "New AM Stockholders" means the holders of New AM Common Stock.

  •
  "NewCo" means Arkrose Midstream NewCo Inc., a Delaware corporation and wholly owned subsidiary of AMGP.

  •
  "NYSE" means the New York Stock Exchange.

  •
  "Preferred Co" means Arkrose Midstream Preferred Co LLC, a Delaware limited liability company and wholly owned subsidiary of AMGP.

  •
  "SEC" means the United States Securities and Exchange Commission.

  •
  "Securities Act" means the Securities Act of 1933, as amended.

  •
  "Series A Units" means the Series A Units representing limited liability company interests in IDR Holdings.

  •
  "Series B Exchange Shares" means the shares of New AM Common Stock transferred in exchange for outstanding Series B Units pursuant to the Series B Exchange.

  •
  "Series B Holders" means the holders of the Series B Units, solely in their capacity as such.

  •
  "Series B Units" means the Series B Units representing limited liability company interests in IDR Holdings.

  •
  "Simplification Agreement" means that certain Simplification Agreement, dated as of October 9, 2018, by and among AMGP, AMGP GP, Antero Midstream, AMP GP, NewCo, Preferred Co and Merger Sub, as it may be amended from time to time, according to which the parties thereto have agreed to consummate the Transactions.

  •
  "Sponsor Holders" (i) Warburg Pincus Private Equity VIII, L.P., a Delaware limited partnership, Warburg Pincus Netherlands Private Equity VIII C.V. I, a company formed under the laws of the Netherlands, WP-WPVIII Investors, L.P., a Delaware limited partnership, Warburg Pincus Private Equity X O&G, L.P., a Delaware limited partnership, Warburg Pincus X Partners, L.P., a Delaware limited partnership, WP-WPVIII Investors GP L.P., a Delaware limited partnership,

    Warburg Pincus X, L.P., a Delaware limited partnership, Warburg Pincus X GP L.P., a Delaware limited partnership, WPP GP LLC, a Delaware limited liability company, Warburg Pincus Partners, L.P., a Delaware limited partnership, Warburg Pincus Partners GP LLC, a Delaware limited liability company, Warburg Pincus & Co., a New York general partnership, Warburg Pincus LLC, a New York limited liability company, and Charles R. Kaye and Joseph P. Landy, who are the Managing General Partners of Warburg Pincus & Co. and Managing Members and Co-Chief Executive Officers of Warburg Pincus LLC and (ii) Yorktown Energy Partners V, L.P., Yorktown Energy Partners VI, L.P., Yorktown Energy Partners VII, L.P. and Yorktown Energy Partners VIII, L.P.

  •
  "Transactions" means the transactions contemplated by the Simplification Agreement, including the GP Merger, the Conversion, the Merger, the Series B Exchange and the issuance of New AM Common Stock.

  •
  "Tudor Pickering" means Tudor Pickering Holt & Co Advisors LP, as financial advisor to the AM Conflicts Committee.

SUMMARY TERM SHEET

        The following summary, together with the section entitled "Questions and Answers about the Transactions and the Special Meetings," highlights some of the information in this joint proxy statement/prospectus. It may not contain all of the information that is important to you. To understand the Transactions fully, and for a more complete description of the terms of the Simplification Agreement, you should read carefully this joint proxy statement/prospectus, the documents incorporated by reference and the Annexes to this joint proxy statement/prospectus, including the full text of the Simplification Agreement included as Annex A. Please also read "Where You Can Find More Information" on page 270 of this joint proxy statement/prospectus. Where appropriate, we have set forth a section and page reference directing you to a more complete description of the topics described in this summary.

The Parties to the Transactions

Antero Midstream and AMP GP

        Antero Midstream is a Delaware limited partnership formed by Antero Resources to own, operate and develop midstream energy assets to service Antero Resources' rapidly increasing production. Its assets consist of gathering pipelines, compressor stations, processing and fractionation plants and water handling and treatment assets, through which it provides midstream services to Antero Resources primarily under long-term, fixed-fee and cost-plus contracts. AM Common Units trade on the NYSE under the symbol "AM." Antero Midstream is managed by its general partner, AMP GP.

AMGP, AMGP GP and IDR Holdings

        AMGP is a Delaware limited partnership whose sole assets are (i) 100% of the limited liability company interests in AMP GP, resulting in indirect ownership of the general partner interest in Antero Midstream, and (ii) 100% of the Series A Units of, and a managing member interest in, IDR Holdings. The AMGP Common Shares trade on the NYSE under the symbol "AMGP." AMGP is managed by its general partner, AMGP GP. Certain funds affiliated with Warburg Pincus LLC, certain funds affiliated with Yorktown Partners LLC, Paul M. Rady and Glen C. Warren, Jr. collectively own 100% of the limited liability company interests in AMGP GP.

        IDR Holdings is a Delaware limited liability company that owns all of the incentive distribution rights in Antero Midstream, which entitle their holders to receive cash distributions from Antero Midstream when distributions exceed certain target amounts. AMGP serves as the managing member of IDR Holdings and holds all of the Series A Units, while certain members of Antero Management own all of the Series B Units in IDR Holdings. AMGP's only source of income is distributions made by IDR Holdings on the Series A Units, and IDR Holdings' only source of income is distributions made by Antero Midstream on the incentive distribution rights.

Antero Resources

        Antero Resources is a Delaware corporation with its common stock traded on the NYSE under the symbol "AR." Antero Resources and its subsidiaries are engaged in the exploration, development, production, and acquisition of natural gas, natural gas liquids, and oil properties located in the Appalachian Basin. Antero Resources owns 53% of the outstanding AM Common Units.

Preferred Co, NewCo and Merger Sub

        Preferred Co is a Delaware limited liability company, NewCo is a Delaware corporation and Merger Sub is a Delaware limited liability company. Each of Preferred Co and NewCo are wholly owned subsidiaries of AMGP, and Merger Sub is a wholly owned subsidiary of NewCo. Each of

Preferred Co, NewCo and Merger Sub were formed or incorporated in contemplation of the Transactions.

        For more information regarding the parties to the Transactions, see "The Parties to the Transactions" beginning on page 182 of this joint proxy statement/prospectus.

Relationships of the Parties to the Transactions

        The parties to the Transactions are closely related. The most material relationships are:

  •
  Significant Board Overlap.  Four individuals, Paul M. Rady, Glen C. Warren, Jr., Peter R. Kagan and W. Howard Keenan, Jr., serve as members of each of the AM Board, the AMGP Board and the AR Board. James R. Levy serves as a member of both the AMGP Board and the AR Board. Richard W. Connor serves as a member of both the AR Board and the AM Board and as the chairman of their respective audit committees.

  •
  Significant Antero Management Overlap.  Mr. Rady is the Chairman and Chief Executive Officer of each of Antero Midstream, AMGP and Antero Resources. Mr. Warren is the President of Antero Midstream and AMGP and the President and Chief Financial Officer of Antero Resources. Michael N. Kennedy is a Senior Vice President and Chief Financial Officer of Antero Midstream and AMGP and a Senior Vice President of Antero Resources. Alvyn A. Schopp is the Chief Administrative Officer, Regional Senior Vice President and Treasurer of Antero Midstream, AMGP and Antero Resources. Kevin J. Kilstrom is a Senior Vice President of Antero Midstream, AMGP and Antero Resources. The remaining members of Antero Management have similar titles and responsibilities at each entity.

  •
  Sponsor Holder and Management Holder Ownership.

  •
  Certain funds affiliated with Warburg Pincus LLC currently own approximately 55.1 million AMGP Common Shares, or 29.6% of all outstanding AMGP Common Shares, and 33.6 million shares of Antero Resources common stock, or 10.6% of all outstanding shares of Antero Resources common stock. Certain funds affiliated with Warburg Pincus LLC also own a 40% limited liability company interest in AMGP GP.

  •
  Certain funds affiliated with Yorktown Partners LLC currently own approximately 15.5 million AMGP Common Shares, or 8.3% of all outstanding AMGP Common Shares, and 14.0 million shares of Antero Resources common stock, or 4.4% of all outstanding shares of Antero Resources common stock. Certain funds affiliated with Yorktown Partners LLC also own a 20% limited liability company interest in AMGP GP.

  •
  Mr. Rady owns approximately 20.0 million AMGP Common Shares, or 10.7% of all outstanding AMGP Common Shares, 194,152 AM Common Units, or less than 1% of all outstanding AM Common Units, and 14.9 million shares of Antero Resources common stock, or 4.7% of all shares of outstanding Antero Resources common stock. Mr. Rady also owns a 20% limited liability company interest in AMGP GP.

  •
  Mr. Warren owns approximately 14.9 million AMGP Common Shares, or 8.0% of all outstanding AMGP Common Shares, 134,996 AM Common Units, or less than 1% of all outstanding AM Common Units, and 10.9 million shares of Antero Resources common stock, or 3.4% of all shares of outstanding Antero Resources common stock. Mr. Warren also owns a 20% limited liability company interest in AMGP GP.

  •
  Mr. Rady and Mr. Warren also own approximately 49% and 32%, respectively, of all outstanding Series B Units in IDR Holdings. For additional information regarding the Series B Units and what will happen to them in connection with the Transactions, please see "Special Factors—Interests of Certain Persons in the Transactions."

  •
  Commercial Relationships.  Antero Midstream has long-term contractual arrangements with Antero Resources pursuant to which Antero Midstream provides gathering and compression services and water handling and treatment services to Antero Resources. Antero Midstream also owns a 50% interest in a joint venture with MarkWest Energy Partners, L.P. that provides gas processing and fractionation services to Antero Resources. Substantially all of Antero Midstream's revenues are currently derived from Antero Resources.

        For more information regarding these relationships and related party transactions between AMGP, Antero Midstream and Antero Resources, see "Special Factors—Relationship of the Parties to the Transactions" beginning on page 151 of this joint proxy statement/prospectus.

Organizational Chart Before the Transactions

        The following diagram summarizes the organizational structure of the Antero entities immediately prior to giving effect to the Transactions (based on ownership interests as of December 4, 2018).

(1)
An additional 18,600 Series B Units are currently held by certain members of Antero Management other than the Management Holders, which Series B Units are not depicted in the above diagram.

The Simplification Agreement Transactions

The Transactions (See page 39)

        On the closing date of the Transactions, the primary transactions will be completed in order as follows:

  •
  GP Merger—First, at AMP GP's option, prior to the Conversion, AMP GP will merge with and into AMGP, with AMGP continuing as the surviving entity and the separate existence of AMP GP ceasing (the "GP Merger").

  •
  The Conversion—Second, following the GP Merger (if any), AMGP will convert from a limited partnership to a corporation under the laws of the State of Delaware named "Antero Midstream Corporation." In the Conversion, each AMGP Shareholder will receive an equivalent number of shares of New AM Common Stock, a certificate of incorporation of New AM will be filed with the Delaware Secretary of State and the bylaws of New AM will become effective.

  •
  The Merger—Third, following the Conversion, Merger Sub will merge with and into Antero Midstream, with Antero Midstream surviving the merger as a wholly owned subsidiary of NewCo. In connection with the Merger, all of the AM Common Units outstanding as of the effective time of the Merger will be converted into the right to receive the Merger Consideration as described under "—The Merger Consideration" below.

  •
  The Series B Exchange—Concurrently with the Merger, all of the issued and outstanding Series B Units will be exchanged for an aggregate of approximately 17.35 million shares of New AM Common Stock (the "Series B Exchange"), as more fully described under "—Series B Exchange" below. A total of 98,600 Series B Units are currently outstanding.

        As a result of the Transactions, former AMGP Shareholders, AM Unitholders and Series B Holders will all own New AM Common Stock, Antero Midstream will be an indirect, wholly owned subsidiary of New AM and the AMGP Common Shares and AM Common Units will cease to trade on the NYSE. New AM Common Stock will trade on the NYSE under the symbol "AM." It is expected that the outstanding AMGP Common Shares, AM Common Units and Series B Units will be exchanged for approximately 37%, 60% and 3%, respectively, of the outstanding New AM Common Stock following completion of the Transactions, based upon the amount of outstanding equity at each entity as of December 4, 2018.

        For more information on the Transactions, please see "Special Factors—Effects of the Transactions" beginning on page 38 of this joint proxy statement/prospectus.

The Merger Consideration

        At the effective time of the Merger:

  •
  in exchange for each AM Common Unit held, each AM Public Unitholder will be entitled to receive, at its election and subject to proration, one of:

  •
  $3.415 in cash without interest and 1.6350 shares of New AM Common Stock (the "Public Mixed Consideration");

  •
  1.6350 shares of New AM Common Stock plus an additional number of shares of New AM Common Stock equal to the quotient of (A) $3.415 and (B) the AMGP VWAP (the "Public Stock Consideration"); or

  •
  $3.415 in cash plus an additional amount of cash, in each case without interest, equal to the product of (A) 1.6350 and (B) the AMGP VWAP (the "Public Cash Consideration"); and

  •
  in exchange for each AM Common Unit held, Antero Resources will be entitled to receive, subject to certain adjustments (as described below), $3.00 in cash without interest and 1.6023 shares of New AM Common Stock (the "AR Mixed Consideration").

        The aggregate cash consideration to be paid as Merger Consideration will be fixed at an amount equal to the aggregate amount of cash that would be paid if all AM Public Unitholders received the Public Mixed Consideration (the "Public Available Cash") and Antero Resources received the AR Mixed Consideration (collectively, the "Available Cash Consideration"), which is approximately $598 million in the aggregate. However, if the Public Available Cash exceeds the cash consideration elected to be received by the AM Public Unitholders (the amount of such excess, "Excess Available

Cash"), Antero Resources may elect to increase the total amount of cash it receives as a part of the AR Mixed Consideration up to an amount equal to the Excess Available Cash. To the extent Antero Resources elects to receive additional cash, the number of shares it receives will be reduced accordingly based on the AMGP VWAP. In addition, the Merger Consideration each AM Public Unitholder will receive may be prorated in the event that more cash or equity is elected to be received than what would otherwise have been paid if all AM Public Unitholders received the Public Mixed Consideration and Antero Resources received the AR Mixed Consideration.

Treatment of Series B Units and Equity Awards

        Antero Midstream previously issued phantom units to its executive officers and other service providers under the AM LTIP, and IDR Holdings previously issued Series B Units to certain members of Antero Management under the IDR Holdings LLC Agreement. At the effective time of the Merger, all awards of Antero Midstream phantom units that are outstanding immediately prior to the effective time of the Merger, whether vested or unvested, will be assumed by New AM and converted into restricted stock units or similar awards settled in New AM Common Stock based on a formula that utilizes the exchange rates of the Public Mixed Consideration. This assumption and conversion will occur irrespective of whether the LTIP Proposal is approved by AMGP Shareholders. For a discussion of what will happen to the Series B Units, see "Series B Exchange" below. For a more complete discussion of the treatment of Antero Midstream equity awards, see "Special Factors—Interests of Certain Persons in the Transactions—Treatment of Series B Units and Equity Awards Held by Antero Midstream Executives" beginning on page 152 of this joint proxy statement/prospectus.

Series B Exchange

        Pursuant to the Simplification Agreement, AMGP, as the managing member of IDR Holdings, and Mr. Rady and Mr. Warren, as the holders of a majority of the Series B Units, entered into an amendment to the IDR Holdings LLC Agreement (the "IDR Holdings LLCA Amendment") to facilitate the Series B Exchange. Prior to amending the IDR Holdings LLC Agreement, the Series B Holders were entitled to receive in the aggregate up to 6% of all quarterly cash distributions in excess of $7.5 million distributed by Antero Midstream on its incentive distribution rights and had the ability to cause the redemption of vested Series B Units for AMGP Common Shares with a value equal to such holder's pro rata share of up to 6% of AMGP's market capitalization at the time of redemption (calculated by reference to the 20-day volume weighted average price of the AMGP Common Shares preceding the date of redemption request) in excess of $2.0 billion. Pursuant to the IDR Holdings LLCA Amendment, the Series B Holders agreed to exchange each outstanding Series B Unit for 176.0041 shares of New AM Common Stock. A total of 98,600 Series B Units are currently outstanding. Based on the number of outstanding AM Common Units and AMGP Common Shares and their respective closing sales prices as of October 8, 2018 (the last trading day before the day the Simplification Agreement was announced), the approximately 17.35 million shares of New AM Common Stock expected to be transferred in the Series B Exchange represent approximately 4.4% of the pro forma market capitalization of New AM in excess of $2 billion (representing approximately 3.4% of the total pro forma market capitalization of New AM). The number of shares of New AM Common Stock to be transferred in exchange for outstanding Series B Units will be reduced proportionately if a holder forfeits his or her Series B Units prior to closing, with no re-allocation to the remaining holders.

        The Series B Exchange Shares will be subject to the same vesting conditions to which the Series B Units are currently subject, with one-third fully vested, one-third scheduled to vest at December 31, 2018 and one-third scheduled to vest at December 31, 2019. Distributions declared but not yet paid with respect to vested Series B Units will be delivered in connection with the Series B Exchange. Consistent with the existing terms of the Series B Units, distributions declared on unvested Series B

Units prior to the closing date of the Transactions will not be paid until the applicable vesting date of the Series B Exchange Shares. At the time of the Transactions, cash in an amount equal to these unpaid distributions will be deposited into an escrow account to be released at the time of vesting, excluding any amounts attributable to any distributions made with respect to unvested Series B Units after December 31, 2018 but prior to the effective time of the Merger. With respect to the Series B Units and Series B Exchange Shares scheduled to vest on December 31, 2019, the Series B Holders have agreed to forgo any distributions from IDR Holdings and any dividends from New AM that are paid with respect to such units or shares, as applicable, during the twelve months ending December 31, 2019.

Other Ancillary Transactions

        In connection with the Simplification Agreement, the parties will enter into certain other transactions, including:

  •
  Antero Midstream will amend its partnership agreement to, among other things, facilitate the GP Merger;

  •
  New AM will contribute up to $120.00 (and in no event less than $100.00) of cash to Preferred Co and will issue up to 12,000 shares (and in no event less than 10,000 shares) of Series A Non-Voting Perpetual Preferred Stock, par value $0.01, of New AM (the "New AM Preferred Stock"), to Preferred Co for consideration of $0.01 per share; and

  •
  Preferred Co will transfer such New AM Preferred Stock to The Antero Foundation, a charitable organization, for no consideration (together, with the preceding bullet point, the "Preferred Stock Issuance").

Organizational Chart After the Transactions

        The following diagram summarizes the organizational structure of Antero entities immediately after giving effect to the Merger and the Transactions (based on ownership interests as of December 4, 2018).

Interests of Certain Persons in the Transactions

        AM Unitholders and AMGP Shareholders should be aware that each of the executive officers and certain of the directors of AMP GP and AMGP GP have interests in the Transactions that may differ from, or may be in addition to, the interests of AM Unitholders and AMGP Shareholders generally. As described under "Special Factors—Relationships of the Parties to the Transactions" above, each of the executive officers of Antero Midstream and AMGP and certain of the directors of Antero Midstream and AMGP serve as directors and/or executive officers of other entities party to the Transactions, and many of those individuals also own equity interests in more than one entity involved in the Transactions, meaning those persons' economic interests may not be aligned with those of AM Unitholders or AMGP Shareholders.

        For more detail about these interests, see "Special Factors—Relationships of the Parties to the Transactions" and "Special Factors—Interests of Certain Persons in the Transactions" beginning on page 151 and 152 of this joint proxy statement/prospectus, respectively.

Security Ownership of Certain Beneficial Owners and Management of AMGP and Antero Midstream

Ownership of AMGP Common Shares by Directors and Executive Officers of AMGP GP

        As of                        ,             , all of the directors, executive officers and affiliates of AMGP GP beneficially owned, in the aggregate            AMGP Common Shares, representing approximately

% of the outstanding AMGP Common Shares. Pursuant to the AMGP Voting Agreement, the shareholder parties thereto that collectively beneficially own approximately 57% of the AMGP Common Shares outstanding (the "AMGP Voting Agreement Shareholders") have agreed to vote in favor of each of the AMGP Proposals. The parties to the AMGP Voting Agreement are not Disinterested AMGP Shareholders, so their votes will not affect the outcome of the AMGP Transaction Proposal. AMGP believes that all of the remaining directors and executive officers of AMGP GP will also vote in favor of each of the AMGP Proposals.

Ownership of AM Common Units by Directors and Executive Officers of AMP GP and of Antero Resources in Antero Midstream

        As of                        ,             , all of the directors and executive officers of AMP GP beneficially owned, in the aggregate,             AM Common Units, representing less than 1% of the outstanding AM Common Units, and Antero Resources owned 98,870,335 AM Common Units, representing approximately 53% of the outstanding AM Common Units. Pursuant to the AR Voting Agreement, Antero Resources has agreed to vote (or cause to be voted) all of the AM Common Units it owns in favor of the AM Merger Proposal. Antero Midstream believes that all of the directors and executive officers of AMP GP will vote in favor of the AM Merger Proposal.

        See "Special Factors—Security Ownership of Certain Beneficial Owners and Management of AMGP and Antero Midstream" beginning on page 157 of this joint proxy statement/prospectus.

Directors and Executive Officers of New AM Following the Transactions

        All of the executive officers of AMP GP are currently also executive officers of AMGP GP. Following the Transactions, these individuals will continue as executive officers of New AM.

        Upon completion of the Transactions, nearly all members of each board will continue as members of the New AM Board, and the New AM Board will be classified. The initial members of the New AM Board will be: (i) W. Howard Keenan, Jr., Peter A. Dea, and David A. Peters (the "Class I Directors"), (ii) Glen C. Warren, Jr., Brooks J. Klimley, and John C. Mollenkopf (the "Class II Directors") and (iii) Peter R. Kagan, Paul M. Rady, and Rose M. Robeson (the "Class III Directors"). Mr. Rady will be the Chairman of the New AM Board. The Class I Directors' terms will expire at the first annual meeting following the closing of the Transactions, the Class II Directors' terms will expire at the second annual meeting following the closing of the Transactions, and the Class III Directors' terms will expire at the third annual meeting following the closing of the Transactions.

        Pursuant to the Stockholders' Agreement, a majority of the New AM Board will at all times consist of directors who are independent under the listing rules of the NYSE and the Exchange Act and who are unaffiliated with Antero Resources, the Sponsor Holders and the Management Holders. These independent and unaffiliated directors will be nominated for election to the New AM Board by the Nominating and Governance Committee of the New AM Board (the "Nominating and Governance Committee"), which will itself consist solely of independent and unaffiliated directors.

        For more information regarding the New AM Board and the Stockholders' Agreement, see "Special Factors—Directors and Executive Officers of New AM Following the Transactions" and "Special Factors—Stockholders' Agreement" on pages 161 and 164, respectively, of this joint proxy statement/prospectus.

AMGP Special Meeting

Where and When

        Where and when:    The AMGP Special Meeting will take place at 1615 Wynkoop Street, Denver, Colorado 80202, on                        ,        at             , local time.

What You Are Being Asked to Vote On

        At the AMGP Special Meeting, AMGP Shareholders will vote on the Conversion Proposal, the AMGP Transaction Proposal, the Issuance Proposal and the LTIP Proposal. AMGP Shareholders may also be asked to consider other matters as may properly come before the AMGP Special Meeting. At this time, AMGP knows of no other matters that will be presented for the consideration of the AMGP Shareholders at the AMGP Special Meeting.

Who May Vote

        You may vote at the AMGP Special Meeting if you owned AMGP Common Shares at the close of business on the record date of                        ,                 . On that date, there were                        AMGP Common Shares outstanding. You may cast one vote for each outstanding AMGP Common Share that you owned as of the record date.

What Constitutes a Quorum

        The presence, in person or by proxy, at the AMGP Special Meeting of the holders of a majority of issued and outstanding AMGP Common Shares as of the record date will constitute a quorum and will permit AMGP to conduct the proposed business at the AMGP Special Meeting. AMGP Common Shares held in your name will count as present at the AMGP Special Meeting if you (i) are present in person at the AMGP Special Meeting or (ii) have submitted and not revoked a properly executed proxy card or properly submitted your proxy by telephone or internet. Proxies received but marked abstentions will be counted as AMGP Common Shares that are present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes will also be considered present at the AMGP Special Meeting for purposes of determining the presence of a quorum.

What Vote Is Needed

        Approval of the Conversion Proposal requires the affirmative vote of holders of a majority of the outstanding AMGP Common Shares, and approval of the AMGP Transaction Proposal requires the affirmative vote of holders of a majority of the outstanding AMGP Common Shares held by the Disinterested AMGP Shareholders. Each of the LTIP Proposal and the Issuance Proposal requires the affirmative vote of holders of a majority of the AMGP Common Shares voted on such proposals at the AMGP Special Meeting.

        Completion of the Transactions is not conditioned upon approval of the LTIP Proposal. Even if the AMGP Shareholders approve the LTIP Proposal, AMGP will not adopt the New AM LTIP unless the Transactions are completed.

AM Special Meeting

Where and When

        Where and when:    The AM Special Meeting will take place at 1615 Wynkoop Street, Denver, Colorado 80202, on                        ,        at             , local time.

What You Are Being Asked to Vote On

        At the AM Special Meeting, the AM Unitholders will vote on the AM Merger Proposal. AM Unitholders may also be asked to consider other matters as may properly come before the AM Special Meeting. At this time, Antero Midstream knows of no other matters that will be presented for the consideration of the AM Unitholders at the AM Special Meeting.

Who May Vote

        You may vote at the AM Special Meeting if you owned AM Common Units at the close of business on the record date of                        ,         at            . On that date, there were                        AM Common Units. You may cast one vote for each outstanding AM Common Unit that you owned as of the record date.

What Constitutes a Quorum

        The presence, in person or by proxy, at the AM Special Meeting of the holders of a majority of issued and outstanding AM Common Units as of the record date will constitute a quorum and will permit Antero Midstream to conduct the proposed business at the AM Special Meeting. AM Common Units held in your name will count as present at the AM Special Meeting if you (i) are present in person at the AM Special Meeting or (ii) have submitted and not revoked a properly executed proxy card or properly submitted your proxy by telephone or internet. Proxies received but marked abstentions will be counted as AM Common Units that are present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes will not be considered present at the AM Special Meeting for purposes of determining the presence of a quorum.

What Vote Is Needed

        Approval of the AM Merger Proposal requires the affirmative vote of holders of a majority of the outstanding AM Common Units and the affirmative vote of holders of a majority of the outstanding AM Common Units held by the Disinterested AM Unitholders.

Recommendation of the AMGP Conflicts Committee and the AMGP Board and Their Reasons for Recommending Approval of the Transactions

        On October 8, 2018, the AMGP Conflicts Committee unanimously (i) determined in good faith that the Transactions, including the Merger and the issuance or payment of the Merger Consideration, on the terms set forth in the Simplification Agreement and the other transaction documents, are in the best interests of AMGP and the Disinterested AMGP Shareholders, (ii) approved the Transactions, including the Merger and the issuance or payment of the Merger Consideration, on the terms set forth in the Simplification Agreement and the other transaction documents, (iii) recommended to the AMGP Board that the AMGP Board approve the Transactions, including the Merger and the issuance or payment of the Merger Consideration, on the terms set forth in the Simplification Agreement and the other transaction documents, and submit the AMGP Proposals to a vote of the AMGP Shareholders and (iv) recommended to the Disinterested AMGP Shareholders that the Disinterested AMGP Shareholders approve the Transactions, including the Merger and the issuance or payment of the Merger Consideration, on the terms set forth in the Simplification Agreement and the other transaction documents. The AMGP Conflicts Committee's approval constitutes "Special Approval," as such term is defined in the AMGP Partnership Agreement.

        Later on October 8, 2018, upon receiving the recommendation of the AMGP Conflicts Committee and a report of, among other things, its reasons for recommending approval of the Transactions, the AMGP Board unanimously (i) determined in good faith that the Transactions, including the Merger and the issuance or payment of the Merger Consideration, on the terms set forth in the Simplification Agreement and the other transaction documents, are in the best interests of AMGP and the Disinterested AMGP Shareholders, (ii) approved the Transactions, including the Merger and the issuance or payment of the Merger Consideration, on the terms set forth in the Simplification Agreement and the other transaction documents and (iii) recommended to the AMGP Shareholders that the AMGP Shareholders approve the Transactions, including the Merger and the issuance or payment of the Merger Consideration, on the terms set forth in the Simplification Agreement and the other transaction documents.

        The AMGP Conflicts Committee consulted with its financial and legal advisors and considered many factors in making its determination, approvals and recommendation. For a discussion of the factors, see "Special Factors—Recommendation of the AMGP Conflicts Committee and the AMGP Board and Their Reasons for Recommending Approval of the Transactions" beginning on page 76 of this joint proxy statement/prospectus.

Opinion of the AMGP Conflicts Committee's Financial Advisor

        Goldman Sachs rendered to the AMGP Conflicts Committee its oral opinion, which was subsequently confirmed by delivery of a written opinion, dated October 9, 2018, that, as of the date of such written opinion and based upon and subject to the factors and assumptions set forth therein, after giving effect to the issuance of shares of New AM Common Stock pursuant to the Series B Exchange, the Aggregate Consideration (as defined in such opinion) to be paid by AMGP for the AM Common Units pursuant to the Simplification Agreement was fair from a financial point of view to AMGP.

        The full text of the written opinion of Goldman Sachs, dated October 9, 2018, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Annex C. Goldman Sachs provided advisory services and its opinion for the information and assistance of the AMGP Conflicts Committee in connection with its consideration of the Transactions. The Goldman Sachs opinion is not a recommendation as to how any holder of AMGP Common Shares should vote with respect to the Transactions or any other matter. Pursuant to an engagement letter between the AMGP Conflicts Committee and Goldman Sachs, AMGP has agreed to pay Goldman Sachs a transaction fee of $4,000,000, $2,000,000 of which became payable upon the execution of the engagement letter, and the remainder of which is contingent upon consummation of the Transactions. Goldman Sachs may receive an additional fee at the AMGP Conflict Committee's sole discretion.

Recommendation of the AM Conflicts Committee and the AM Board and Their Reasons for Recommending Approval of the Transactions

        On October 8, 2018, the AM Conflicts Committee unanimously (i) determined in good faith that the Transactions, including the Merger, on the terms set forth in the Simplification Agreement and the other transaction documents, are in the best interests of AM and the Disinterested AM Unitholders, (ii) approved the Transactions, including the Merger, on the terms set forth in the Simplification Agreement and the other transaction documents, (iii) recommended to the AM Board that the AM Board approve the Transactions, including the Merger, on the terms set forth in the Simplification Agreement and the other transaction documents, and submit the AM Merger Proposal to a vote of the AM Unitholders and (iv) recommended to the Disinterested AM Unitholders that the Disinterested AM Unitholders approve the Transactions, including the Merger, on the terms set forth in the Simplification Agreement and the other transaction documents. The AM Conflicts Committee's approval constitutes "Special Approval," as such term is defined in the Antero Midstream Partnership Agreement.

        Later on October 8, 2018, upon receiving the recommendation of the AM Conflicts Committee and a report of, among other things, its reasons for recommending approval of the Transactions, the AM Board unanimously (i) determined in good faith that the Transactions, including the Merger, on the terms set forth in the Simplification Agreement and the other transaction documents, are in the best interests of AM and the Disinterested AM Unitholders, (ii) approved the Transactions, including the Merger, on the terms set forth in the Simplification Agreement and the other transaction documents and (iii) recommended to the AM Unitholders that the AM Unitholders approve the

Transactions, including the Merger, on the terms set forth in the Simplification Agreement and the other transaction documents.

        The AM Conflicts Committee consulted with its financial and legal advisors and considered many factors in making its determination, approvals and recommendation. For a discussion of the factors, see "Special Factors—Recommendation of the AM Conflicts Committee and the AM Board and Their Reasons for Recommending Approval of the Transactions" beginning on page 82 of this joint proxy statement/prospectus.

Opinion of the AM Conflicts Committee's Financial Advisor

        At the request of the AM Conflicts Committee at a meeting of the AM Conflicts Committee held on October 8, 2018, Tudor Pickering rendered its oral opinion to the AM Conflicts Committee that, as of October 8, 2018, based upon and subject to the assumptions, qualifications, limitations and other matters considered relevant by Tudor Pickering in connection with the preparation of its opinion, the Merger Consideration to be received by the Disinterested AM Unitholders in the Merger pursuant to the Simplification Agreement was fair, from a financial point of view, to the Disinterested AM Unitholders. Tudor Pickering subsequently confirmed its oral opinion in writing dated October 8, 2018 to the AM Conflicts Committee.

        Tudor Pickering's opinion was directed to the AM Conflicts Committee (in its capacity as such), and only addressed the fairness, from a financial point of view, as of the date of the opinion, to the Disinterested AM Unitholders of the Merger Consideration to be received by the Disinterested AM Unitholders in the Merger pursuant to the Simplification Agreement. Tudor Pickering's opinion did not address any other term or aspect of the Simplification Agreement or the Transactions. The full text of Tudor Pickering's written opinion, dated October 8, 2018, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken by Tudor Pickering in rendering its opinion, is attached as Annex B to this joint proxy statement/prospectus. The summary of Tudor Pickering's opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. AM Unitholders are urged to read Tudor Pickering's opinion carefully and in its entirety. However, neither Tudor Pickering's written opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus are intended to be, and they do not constitute, a recommendation as to how the AM Conflicts Committee or the AM Board, AMP GP or any other person should act or vote with respect to any matter relating to the Merger, the other Transactions or any other matter. Pursuant to the terms of its engagement, upon preparation and delivery of Tudor Pickering's opinion to the AM Conflicts Committee (regardless of the conclusion reached therein), Tudor Pickering became entitled to receive fees of $1.5 million (not including any retainer fees, which fees shall not exceed $1,000,000), which will be credited against the transaction fee of $3.0 million payable to Tudor Pickering upon the consummation of the Transactions.

The Simplification Agreement

        The Simplification Agreement is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference. You are encouraged to read the Simplification Agreement in its entirety because it is the legal document that governs the Transactions.

Conditions to Completion of the Transactions

        AMGP and Antero Midstream currently expect to complete the Transactions shortly following the conclusion of the AMGP Special Meeting and the AM Special Meeting, subject to receipt of AMGP Shareholder Approval and AM Unitholder Approval, regulatory approvals and clearances and the satisfaction or waiver of other conditions to the Transactions contemplated by the Simplification Agreement described below.

        As more fully described in this joint proxy statement/prospectus and in the Simplification Agreement, each party's obligation to complete the Transactions depends on a number of conditions being satisfied or, where legally permissible, waived, including the following:

  •
  the registration statement of which this joint proxy statement/prospectus is a part must have become effective under the Securities Act, this joint proxy statement/prospectus must have been mailed to all AM Unitholders and AMGP Shareholders 20 business days prior to the closing of the Transactions, and no stop order suspending the effectiveness of the registration statement has been issued and no proceedings for that purpose may have been initiated or threatened by the SEC unless subsequently withdrawn;

  •
  the AMGP Shareholder Approval and the AM Unitholder Approval have been obtained;

  •
  no court or other governmental entity of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions contemplated by the Simplification Agreement;

  •
  any waiting period applicable to the Transactions under the Hart-Scott-Rodino Antitrust Act of 1976, as amended, (the "HSR Act") must have been terminated or expired (the Antitrust Division and the FTC (each as defined below) granted early termination of the applicable waiting period under the HSR Act on November 19, 2018); and

  •
  the shares of New AM Common Stock to be paid in the Merger and the Series B Exchange must have been approved for listing on the NYSE, subject to official notice of issuance.

        The obligations of the AMGP Parties and the AM Parties to effect the Transactions are also subject to the satisfaction or waiver of the following conditions:

  •
  the representations and warranties of the other parties being true and correct both at and as of the date of the Simplification Agreement and as of the closing of the Transactions, subject to certain standards, including materiality and material adverse effect qualifications, as described under "The AMGP Proposals and the AM Merger Proposal: The Simplification Agreement and the Transactions—Conditions to the Merger" beginning on page 200 of this joint proxy statement/prospectus;

  •
  each and all of the agreements and covenants of the other parties to be performed and complied with pursuant to the Simplification Agreement on or prior to the closing of the Transactions must have been duly performed and complied with in all material respects; and

  •
  the receipt, at the closing of the Transactions, of a certificate signed by an executive officer of the other parties and to the effect that the conditions described in the first two bullet points immediately above have been satisfied.

Changes in Recommendation

  AMGP Change in Recommendation

        The AMGP Conflicts Committee and the AMGP Board have recommended approval of the AMGP Proposals (the "AMGP Conflicts Committee Recommendation" and the "AMGP Board Recommendation," respectively). At any time prior to obtaining the AMGP Shareholder Approval, the AMGP Conflicts Committee or AMGP Board may withdraw, modify or qualify in any manner adverse to the AM Parties or any other party the AMGP Conflicts Committee Recommendation or the AMGP

Board Recommendation, as applicable (any such action an "AMGP Change in Recommendation"), if the AMGP Conflicts Committee or AMGP Board, as applicable, concludes in good faith, after consultation with its outside legal advisors and its financial advisors, if any, that the Transactions are no longer in the best interests of the Disinterested AMGP Shareholders. AMGP must provide to Antero Midstream five business days' prior written notice advising Antero Midstream that the AMGP Conflicts Committee or AMGP Board, as applicable, intends to change its recommendation and specifying the reasons for the change in recommendation in reasonable detail. Any AMGP Change in Recommendation will not change the AMGP Conflicts Committee's or the AMGP Board's approval of the Simplification Agreement (including, with respect to the AMGP Conflicts Committee, the granting of "Special Approval" as defined in the AMGP Partnership Agreement) and the Transactions or any other approval of the AMGP Board.

  AM Change in Recommendation

        The AM Conflicts Committee and the AM Board have recommended approval of the AM Merger Proposal (the "AM Conflicts Committee Recommendation" and the "AM Board Recommendation," respectively). At any time prior to obtaining the AM Unitholder Approval, the AM Conflicts Committee or AM Board may withdraw, modify or qualify in any manner adverse to the AMGP Parties or any other party the AM Conflicts Committee Recommendation or the AM Board Recommendation, as applicable (any such action, an "AM Change in Recommendation"), if the AM Conflicts Committee or AM Board, as applicable, concludes in good faith, after consultation with its outside legal advisors and its financial advisors, if any, that the Transactions are no longer in the best interests of the Disinterested AM Unitholders. Antero Midstream must provide to AMGP five business days' prior written notice advising AMGP that the AM Conflicts Committee or AM Board, as applicable, intends to change its recommendation and specifying the reasons for the change in recommendation in reasonable detail. Any AM Change in Recommendation will not change the AM Conflicts Committee's or the AM Board's approval of the Simplification Agreement (including, with respect to the AM Conflicts Committee, the granting of "Special Approval" as defined in the Antero Midstream Partnership Agreement) and the Transactions or any other approval of the AM Board.

Termination of the Simplification Agreement

        The Simplification Agreement may be terminated at any time prior to the effective time of the Merger:

  •
  by mutual written consent of the AM Parties and the AMGP Parties.

  •
  by either AMGP Parties or the AM Parties, subject to certain limitations, if:

  •
  the Merger has not been consummated by April 30, 2019 (the "Termination Date");

  •
  there is any order, injunction or judgment or similar determination that has become final and non-appealable that prohibits the consummation of the Transactions;

  •
  the AMGP Shareholder Approval is not obtained;

  •
  the AM Unitholder Approval is not obtained; or

  •
  any of the Conversion, the Preferred Stock Issuance, the contribution of New AM Common Stock to NewCo for purposes of the Series B Exchange or the Series B Exchange is not consummated.

  •
  by the AM Parties if:

  •
  there is a breach of any representation, warranty, covenant or agreement of an AMGP Party by an AMGP Party, or any representation or warranty of such AMGP Party becomes untrue after the date of the Simplification Agreement, such breach would give rise to the failure of Antero Midstream's closing conditions under the Simplification Agreement, and such breach is not curable by the Termination Date; or

    •
    the AMGP Board or AMGP Conflicts Committee effects an AMGP Change in Recommendation prior to the AMGP Shareholder Approval being obtained.

  •
  by the AMGP Parties if:

  •
  there is a breach of any representation, warranty, covenant or agreement of an AM Party by an AM Party, or any representation or warranty of such AM Party becomes untrue after the date of the Simplification Agreement, such breach would give rise to the failure of AMGP's closing conditions under the Simplification Agreement, and such breach is not curable by the Termination Date; or

  •
  the AM Board or AM Conflicts Committee effects an AM Change in Recommendation prior to the time the AM Unitholder Approval being obtained.

Expenses Relating to the Merger

        Regardless of whether the Transactions are consummated, all costs and expenses incurred in connection with the Transactions will be paid by the party incurring such costs and expenses. However, AMGP paid the filing fees associated with the filing of the HSR Act Notification and Report Forms in connection with the Transactions, including the HSR Act Notification and Report Forms filed by the Management Holders in connection with the Transactions. Antero Midstream will reimburse AMGP for 50% of the filing fees associated with the filing of the HSR Act Notification and Report Forms.

        For more detail about the expenses relating to the Transactions, see "The AMGP Proposals and the AM Merger Proposal: The Simplification Agreement and the Transactions" beginning on page 191 of this joint proxy statement/prospectus.

Financing of the Merger

        The cash portion of the Merger Consideration will be funded utilizing borrowings under Antero Midstream's revolving credit facility. On October 31, 2018, Antero Midstream amended its credit facility to, among other things, increase the borrowing capacity under the facility from $1.5 billion to $2.0 billon.

Material U.S. Federal Income Tax Consequences of the Merger (page 254)

        The Merger should be a taxable event for each AM Public Unitholder that is a U.S. holder (as defined in the section titled "Material U.S. Federal Income Tax Consequences"). The specific expected U.S. federal income tax consequences of the Merger to an AM Public Unitholder that is a U.S. holder are dependent upon whether such unitholder receives only Public Cash Consideration or also receives Public Stock Consideration.

        If a U.S. holder receives only Public Cash Consideration, the payment of the Public Cash Consideration should be treated for U.S. federal income tax purposes as a distribution from Antero Midstream to such U.S. holder in liquidation of such U.S. holder's interest in Antero Midstream that will only be taxable to the U.S. holder to the extent the amount of the distribution exceeds the U.S. holder's tax basis in its AM Common Units. Any gain or loss recognized will be treated as gain or loss from the taxable sale of AM Common Units.

        If a U.S. holder receives Public Stock Consideration and Public Cash Consideration and/or cash in lieu of fractional shares of New AM Common Stock, the payment of the cash amounts should be treated for U.S. federal income tax purposes as a current distribution to such U.S. holder from Antero Midstream. Such distribution will first reduce such U.S. holder's tax basis in its AM Common Units and will only be taxable to the U.S. holder to the extent the amount of the distribution exceeds the U.S. holder's tax basis in its AM Common Units. Any gain recognized will be treated as gain from the taxable sale of AM Common Units.

        The receipt of the Public Stock Consideration by a U.S. holder should be treated for U.S. federal income tax purposes as a taxable sale of AM Common Units for New AM Common Stock, with such taxable sale being treated as occurring immediately after the current distribution described above. Such U.S. holder will recognize gain or loss in an amount equal to the difference between:

  •
  the sum of (i) the fair market value of any New AM Common Stock received and (ii) such U.S. holder's share of Antero Midstream's nonrecourse liabilities immediately prior to the Merger; and

  •
  such U.S. holder's adjusted tax basis in the AM Common Units exchanged therefor (which will include such U.S. holder's share of Antero Midstream's nonrecourse liabilities immediately prior to the Merger), as reduced (but not below zero) by any Public Cash Consideration and any cash in lieu of fractional shares of New AM Common Stock received by such U.S. holder.

        Gain or loss recognized by a U.S. holder in connection with the Merger will generally be capital gain or loss. However, a portion of such gain or loss, which portion could be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" owned by Antero Midstream and its subsidiaries. Passive losses that were not deductible by a U.S. holder in prior taxable periods because they exceeded a U.S. holder's share of Antero Midstream's income may become available to offset a portion of the gain recognized by such U.S. holder in connection with the Merger.

        The U.S. federal income tax consequences of the Merger to an AM Public Unitholder will depend on such unitholder's own personal tax situation. Accordingly, each AM Unitholder is strongly urged to consult its own tax advisor for a full understanding of the particular tax consequences of the Merger to such unitholder.

        For additional information regarding the material U.S. federal income tax consequences of the Merger, read the section titled "Material U.S. Federal Income Tax Consequences." For additional information regarding the expected U.S. federal income tax consequences of the Conversion, read "Questions and Answers About the Transactions and the Special Meetings—What are the expected U.S. federal income tax consequences to an AMGP Shareholder that is a U.S. person (as defined in the Code) of the Conversion."

Other Information Related to the Merger

No Appraisal Rights

        AM Unitholders do not have appraisal rights under the Antero Midstream Partnership Agreement, the Simplification Agreement or Delaware or other applicable law. See "Special Factors—No Appraisal Rights" on page 160 of this joint proxy statement/prospectus.

Regulatory Approvals Required for the Merger

        Under the HSR Act and related rules, the Transactions may not be completed until the parties to the Transactions submit the required HSR Notification and Report Forms to the Antitrust Division of the United States Department of Justice, which is referred to as the "Antitrust Division," and the United States Federal Trade Commission, which is referred to as the "FTC," and all statutory waiting period requirements under the HSR Act have been satisfied. On November 5, 2018, each of AMGP, Antero Midstream, Antero Resources, Paul M. Rady and Glen C. Warren, Jr. filed HSR Act Notification and Report Forms, which are referred to as the "HSR Forms," with the Antitrust Division and the FTC. The Antitrust Division and the FTC granted early termination of the applicable waiting period under the HSR Act on November 19, 2018. However, at any time before or after completion of the Transactions, the Department of Justice (the "DOJ"), the FTC or any state may request additional information or could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Transactions, to rescind the Transactions or to seek divestiture of particular assets of AMGP or Antero Midstream. Private parties also may seek to take legal action under the antitrust laws under certain circumstances.

Delisting and Deregistration of AM Common Units and Listing of New AM Common Stock

        Upon completion of the Merger, AM Common Units currently listed on the NYSE will cease to be listed on the NYSE and will be subsequently deregistered under the Exchange Act.

        The New AM Common Stock issued or paid in connection with the Transactions will be listed on the NYSE under the symbol "AM."

Provisions for Unaffiliated Security Holders

        No provision has been made to grant AMGP Shareholders or AM Unitholders access to the files of AMGP or Antero Midstream or to obtain counsel or appraisal services at the expense of AMGP or Antero Midstream.

Accounting Treatment

        AMGP is the sole member of AMP GP, the general partner of Antero Midstream, and also controls the incentive distribution rights in Antero Midstream through its ownership interest in IDR Holdings (subject to the rights of the Series B Holders to receive distributions in respect of their Series B Units). As a result of the Merger, Antero Midstream will become an indirect, wholly owned subsidiary of New AM, and the AM Unitholders will collectively own a majority of the outstanding New AM Common Stock. This will result in New AM acquiring the incentive distribution rights of Antero Midstream that are currently held by AMGP. Because of the nature and effect of the Merger, the Transactions are treated for accounting purposes like an equity transaction among entities under common control and the historic carrying values of the assets, liabilities and equity interests of the parties to the Transactions are carried forward.

Comparison of the Rights of New AM Stockholders and AM Unitholders

        AMGP Shareholders that will own New AM Common Stock following the Conversion, and AM Unitholders that will own New AM Common Stock following the completion of the Merger, will have rights as stockholders of New AM that will be different from their current rights as AMGP Shareholders and AM Unitholders, respectively. See "Comparison of the Rights of New AM Stockholders, AMGP Shareholders and AM Unitholders" beginning on page 217 of this joint proxy statement/prospectus.

Summary of Risk Factors

        You should consider carefully all of the risk factors together with all of the other information included in this joint proxy statement/prospectus before deciding how to vote. Risks relating to the Conversion, the Merger and ownership of New AM Common Stock are described in the section titled "Risk Factors." Some of the risks include, but are not limited to, those described below:

  •
  AM Unitholders who will receive New AM Common Stock as part of the Merger Consideration cannot be sure of the market value of the New AM Common Stock they will receive until the closing of the Transactions;

  •
  AM Unitholders may not receive the amount of cash consideration or stock consideration they elected to receive due to proration and adjustment, and therefore such unitholders may receive consideration having an aggregate value that is less than the aggregate value of the consideration they elected to receive;

  •
  if the Transactions are approved by the AMGP Shareholders and the AM Unitholders, the date that AM Unitholders will receive the Merger Consideration is dependent on the completion date of the Transactions, which is uncertain;

  •
  the fairness opinions rendered to the AMGP Conflicts Committee, the AM Conflicts Committee and the AR Special Committee by Goldman Sachs, Tudor Pickering and Baird, respectively, were necessarily based on economic, monetary, market and other conditions as in effect on, and financial forecasts and other information made available to Goldman Sachs, Tudor Pickering and Baird as of, the dates of the respective opinions. As a result, each opinion does not reflect changes in events or circumstances after the date of such opinion. None of the AMGP Conflicts Committee, the AM Conflicts Committee or the AR Special Committee has obtained or requested or expects to obtain or request an updated fairness opinion from Goldman Sachs, Tudor Pickering or Baird, respectively, reflecting changes in circumstances that may have occurred since the signing of the Simplification Agreement;

  •
  financial projections by AMGP and Antero Midstream may not prove to be reflective of actual future results;

  •
  the New AM Board will be classified and certain provisions of the Stockholders' Agreement may make it difficult for stockholders to change the composition of the New AM Board;

  •
  the Merger should be a taxable event for the AM Public Unitholders, and the resulting tax liability, if any, of an AM Public Unitholder will depend on such unitholder's particular situation. Additionally, the amount and character of any taxable gain or loss recognized by an AM Public Unitholder as a result of the Merger or of any income or gain allocated to an AM Public Unitholder with respect to the taxable year that includes the Merger could be different than anticipated, potentially resulting in a tax liability that is more than expected;

  •
  the U.S. federal income tax treatment to AM Public Unitholders with respect to owning and disposing of any shares of New AM Common Stock received in the Merger will be different than the U.S. federal income tax treatment to them with respect to owning and disposing of their AM Common Units;

  •
  New AM's future tax liability may be greater than expected if it does not generate deductions or net operating loss carryforwards sufficient to offset taxable income or if tax authorities challenge certain of its tax positions;

  •
  AMGP and Antero Midstream are subject to contractual interim operating restrictions while the proposed Transactions are pending, which could adversely affect each party's business and operations;

  •
  if an AM Unitholder properly makes an election before the Election Deadline, they will not be able to transfer their AM Common Units during the period between the Election Deadline and the consummation of the proposed Merger, and after the Election Deadline there may not be a liquid market for the AM Common Units;

  •
  AMGP and Antero Midstream will incur substantial transaction-related costs in connection with the Transactions, and if the Transactions do not occur, AMGP and Antero Midstream will not benefit from the expenses they have incurred in pursuit of the Transactions;

  •
  the use of cash and incurrence of indebtedness in connection with the financing of the Transactions may have an adverse impact on New AM's liquidity and New AM's flexibility in responding to other business opportunities, and may increase the risk of noncompliance with restrictive covenants and may increase New AM's vulnerability to adverse economic and industry conditions;

  •
  New AM will have increased levels and costs of indebtedness used to fund the Transactions including the cash portion of the Merger Consideration and increased cost of existing indebtedness due to the actions taken to consummate the Transactions;

  •
  New AM Stockholders may not receive the anticipated level of dividends under the anticipated dividend policy or any dividends at all;

  •
  the directors and officers of each of AMGP GP and AMP GP, respectively, have certain interests that are different from those of AMGP Shareholders and AM Unitholders generally;

  •
  each of the AMGP Partnership Agreement and Antero Midstream Partnership Agreement limits the duties of each of AMGP GP and AMP GP to AMGP Shareholders and AM Unitholders, respectively, and restricts the remedies available to AMGP Shareholders and AM Unitholders, respectively, for actions taken by AMGP GP and AMP GP, respectively, that might otherwise constitute breaches of its duties;

  •
  AMGP and Antero Midstream may be subject to class action lawsuits relating to the Transactions, which could materially adversely affect their business, financial condition and operating results;

  •
  failure to complete, or significant delays in completing, the Transactions could negatively affect the trading prices of AMGP Common Shares and AM Common Units and the future business and financial results of AMGP and Antero Midstream;

  •
  the unaudited pro forma financial statements included in this joint proxy statement/prospectus are presented for illustrative purposes only and may not be an indication of the combined entity's financial condition or results of operations following the Transactions;

  •
  upon receiving New AM Common Stock as a result of the Transactions AM Unitholders and AMGP Shareholders will have different rights than the rights they currently have as holders of AM Common Units and AMGP Common Shares, respectively;

  •
  the price of New AM Common Stock may be volatile, and New AM Stockholders could lose a significant portion of their investments;

  •
  there may be future dilution of New AM Common Stock, which could adversely affect the market price of shares of New AM Common Stock;

  •
  sales of a substantial amount of shares of New AM Common Stock in the public market could adversely affect the market price of shares of New AM Common Stock; and

  •
  the New AM bylaws elect not to be subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware (the "DGCL"), regulating corporate takeovers.

Selected Historical Consolidated Financial Data of Antero Midstream

        The following selected historical consolidated financial data as of and for each of the five years in the period ended December 31, 2017 are derived from Antero Midstream's audited consolidated financial statements. The selected historical consolidated financial data as of and for each of the nine month periods ended September 30, 2018 and 2017 are derived from Antero Midstream's unaudited condensed consolidated financial statements. You should read the following data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes thereto set forth in Antero Midstream's Annual Report on Form 10-K for the year ended December 31, 2017 and Antero Midstream's Quarterly

Report on Form 10-Q for the quarterly period ended September 30, 2018 incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 270 of this joint proxy statement/prospectus.

	Year ended December 31,					Nine months ended September 30,
	2013	2014	2015	2016	2017	2017	2018
	($ in thousands, except per unit amounts)
Statement of operations data:
Revenues	$58,234	$266,274	$387,324	$590,211	$772,497	$562,165	$746,771
Operating income	2,179	134,058	167,263	258,111	324,678	257,435	352,416
Net income and comprehensive income	2,015	127,875	159,105	236,703	307,315	243,160	337,335
Pre-IPO net income attributed to parent	(2,015)	(98,219)	—	—	—	—	—
Pre-Water Acquisition net income attributed to parent	—	(22,234)	(40,193)	—	—	—	—
Net income attributable to incentive distribution rights	—	—	(1,264)	(16,944)	(69,720)	(45,948)	(99,414)
Limited partners' interest in net income	$—	$7,422	$117,648	$219,759	$237,595	$197,212	$237,921
Net income per limited partner unit—basic and diluted	$—	$0.05	$0.74	$1.24	$1.28	$1.06	$1.27
Distributions declared per unit	$—	$0.18	$0.80	$1.03	$1.33	$0.96	$1.25
Weighted average limited partner units outstanding—basic	—	151,882	158,479	176,647	185,630	185,240	186,999
Weighted average limited partner units outstanding—diluted	—	151,882	158,527	176,801	186,083	185,728	187,342
Balance sheet data (at period end):
Cash and cash equivalents	$—	$230,192	$6,883	$14,042	$8,363	$2,495	$—
Property and equipment, net	793,330	1,531,595	1,893,826	2,195,879	2,605,602	2,508,204	2,873,874
Total assets	808,337	1,816,610	1,980,032	2,349,895	3,042,209	2,895,391	3,414,828
Long-term indebtedness	—	115,000	620,000	849,914	1,196,000	1,067,722	1,516,854
Total capital	732,061	1,620,903	1,082,745	1,222,810	1,516,469	1,534,386	1,564,562

Selected Historical Consolidated Financial Data of AMGP

        The following selected historical consolidated financial data as of and for the period ended December 31, 2017 are derived from AMGP's audited consolidated financial statements. The selected historical consolidated financial data as of and for each of the nine month periods ended September 30, 2018 and 2017 are derived from AMGP's unaudited condensed consolidated financial statements. You should read the following data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes thereto set forth in AMGP's Annual Report on Form 10-K for the year ended December 31, 2017 and AMGP's Quarterly Report on Form 10-Q for the quarterly period ended

September 30, 2018 incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 270 of this joint proxy statement/prospectus.

	Year Ended December 31,			Nine Months Ended September 30,
	2015	2016	2017	2017	2018
	(in thousands, except per share amounts)
Statement of operations data:
Total income	$1,264	$16,944	$69,720	$45,948	$99,414
Net income and comprehensive income	781	9,711	2,325	(3,582)	45,220
Net income per common share—basic and diluted	$—	$—	$0.03	$0.01	$0.23
Distributions declared per share	$—	$—	$0.16	$0.09	$0.38
Weighted average number of common shares outstanding—basic	—	—	186,176	186,172	186,199
Weighted average number of common shares outstanding—diluted	—	—	186,176	191,191	186,199
Balance sheet data (at period end):
Cash and cash equivalents	$72	$9,609	$5,987	$2,419	$4,246
Total assets	1,041	17,369	29,759	21,535	42,258
Total capital	558	10,269	15,608	8,680	25,126

Unaudited Pro Forma Condensed Combined Financial Information

        The following table sets forth selected unaudited pro forma condensed combined financial information for New AM after giving effect to the Transactions. The selected unaudited pro forma condensed combined financial information is derived from the unaudited pro forma condensed combined financial statements included in this joint proxy statement/prospectus. For a complete discussion of the pro forma adjustments underlying the amounts in the table below, please read the section titled "Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page 259 of this joint proxy statement/prospectus.

	Year Ended December 31, 2017	Nine Months Ended September 30, 2018
	(in thousands, except per share amounts)
Income and Cash Flow Data:
Revenues	$772,497	$746,771
Operating income	283,544	326,443
Equity in earnings of unconsolidated affiliates	—	27,832
New AM Common Stock:
Total basic earnings per common share	0.28	0.43
Total diluted earnings per common share	0.28	0.42
Basic weighted-average number of shares outstanding New AM Common Stock	500,365	500,365
Diluted weighted-average number of shares outstanding New AM Common Stock	506,150	506,150
Dividends per common share declared for the period	$0.69	$0.80
Balance Sheet Data (at end of period):
Property, plant and equipment, net		$2,873,874
Total assets		4,511,271
Long-term debt		2,114,583

Unaudited Comparative Per Share/Unit Information

        The following table sets forth: (a) certain historical per share information of AMGP; (b) certain historical per unit information of Antero Midstream; and (c) unaudited pro forma combined and equivalent pro forma combined per share information of New AM after giving effect to the Transactions.

	Year Ended December 31, 2017	Nine Months Ended September 30, 2018
Historical—AMGP
Net income per common share (basic and diluted)	$0.03	$0.23
Distributions per share declared for the period	0.16	0.38
Book value per share	(0.11)	(0.05)
Historical—Antero Midstream
Net income per limited partner unit (basic and diluted)	$1.28	$1.27
Distributions per unit declared for the period	0.69	0.80
Book value per unit	7.99	8.16
Pro forma combined—New AM
Net income per share (basic and diluted)	$0.28	$0.42
Distributions per share declared for the period	0.69	0.80
Book value per share		4.01
Equivalent pro forma combined
Net income per limited partner unit (basic and diluted)	$0.52	$0.77
Distributions per unit declared for the period	1.27	1.46
Book value per unit		7.38

        AMGP Common Shares trade on the NYSE under the ticker symbol "AMGP," and AM Common Units trade on the NYSE under the ticker symbol "AM."

        The following table presents per share or unit closing prices for AMGP Common Shares and AM Common Units on October 8, 2018, the last trading day before AMGP announced its proposal to acquire all of the AM Common Units owned by the public, and on                ,                 , the last practicable trading day before the date of this joint proxy statement/prospectus. This table also presents the equivalent market value per AM Common Unit on such dates. The equivalent market value per AM Common Unit has been determined by multiplying the closing prices of the AMGP Common Shares on those dates by (i) an assumed exchange ratio of 1.6350 AMGP Common Shares, plus $3.415 in cash, for each outstanding AM Common Unit held by the AM Public Unitholders, and (ii) an assumed exchange ratio of 1.6023 AMGP Common Shares, plus $3.00 in cash, for each outstanding AM Common Unit held by the Antero Resources, in each case as if each AM Public Unitholder had elected to receive the Public Mixed Consideration in the Merger.

					Equivalent Market Value per AM Common Unit
	AMGP Common Shares		AM Common Units		AM Public Unitholders		Antero Resources
October 8, 2018		$17.12		$29.48		$31.41		$30.43
,	$		$		$		$

        The market prices of the AMGP Common Shares and AM Common Units will fluctuate prior to the consummation of the Transactions, and the market value of the Merger Consideration ultimately received by AM Unitholders who will receive New AM Common Stock as part of the Merger Consideration will depend on the closing price of New AM Common Stock on the day the Transactions are consummated. As such, AM Unitholders will not know the exact market value of the Merger Consideration they will receive until the closing of the Transactions.

        As of                ,              the record date for the AMGP Special Meeting, AMGP had approximately              holders of record and              AMGP Common Shares outstanding. As of                ,              the record date for the AM Special Meeting, Antero Midstream had approximately              holders of record and              AM Common Units outstanding or issuable pursuant to outstanding Antero Midstream equity awards. Prior to the consummation of the Transactions, Antero Midstream generally expects to make cash distributions to AM Unitholders of record on the applicable record date within 60 days after the end of each quarter, and AMGP generally expects to make cash distributions to AMGP Shareholders promptly after receiving distributions in respect of its Series A Units in IDR Holdings. Aggregate distributions paid by Antero Midstream will be made from operating surplus to the extent Antero Midstream has sufficient cash after establishment of cash reserves and payment of fees and expenses, including payments to AMP GP and its affiliates.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS AND THE SPECIAL MEETINGS

        Important Information and Risks. The following are brief answers to some questions that you may have regarding the proposed Transactions, the AMGP Special Meeting and the AM Special Meeting. You should read and consider carefully the remainder of this joint proxy statement/prospectus, including the Risk Factors beginning on page 168 and the attached Annexes, because the information in this section does not provide all of the information that might be important to you. Additional important information and descriptions of risk factors are also contained in the documents incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 270 of this joint proxy statement/prospectus.

Q:    What is the proposed transaction and why am I receiving these materials?

A:
AMGP and Antero Midstream have agreed to a transaction by which (i) AMGP will convert from a Delaware limited partnership to a Delaware corporation named "Antero Midstream Corporation" that we refer to as "New AM," (ii) New AM and Antero Midstream will combine by merging an indirect, wholly owned subsidiary of New AM with and into Antero Midstream, with Antero Midstream surviving the Merger as an indirect, wholly owned subsidiary of New AM, and (iii) all of the issued and outstanding Series B Units of IDR Holdings, the holder of all of Antero Midstream's incentive distribution rights, will be exchanged for an aggregate of approximately 17.35 million shares of New AM Common Stock. The terms of the Simplification Agreement are described in this joint proxy statement/prospectus, and a copy of the Simplification Agreement is attached as Annex A. You are receiving these materials because the Transactions cannot be completed without certain approvals of the AMGP Shareholders and the AM Unitholders. You should carefully read this joint proxy statement/prospectus in its entirety, including any documents incorporated by reference, and the Annexes, before voting on any of the proposals.

Q:    Why are AMGP and Antero Midstream proposing the Transactions?

A:
AMGP and Antero Midstream believe that the Transactions will benefit both AMGP Shareholders and AM Unitholders for various reasons. For a discussion of those reasons, please see "Special Factors—Recommendation of the AMGP Conflicts Committee and the AMGP Board and Their Reasons for Recommending Approval of the Transactions" and "Special Factors—Recommendation of the AM Conflicts Committee and the AM Board and their Reasons for Recommending Approval of the Transactions."

Q:    What will AMGP Shareholders receive in the Conversion?

A:
If the Conversion is completed, each AMGP Shareholder will receive one share of New AM Common Stock for each AMGP Common Share held. The number of shares of New AM Common Stock is fixed and will not be adjusted on account of any change in price of the AMGP Common Shares prior to completion of the Conversion. It is expected that the New AM Common Stock received in the Conversion by former holders of AMGP Common Shares will represent approximately 36.6% of the outstanding New AM Common Stock following completion of the Transactions.

Q:    What are the expected U.S. federal income tax consequences to an AMGP Shareholder that is a U.S. person (as defined in the Code) of the Conversion?

A.
Prior to the Conversion, AMGP is a Delaware limited partnership that has elected to be treated as a corporation for U.S. federal income tax purposes. Pursuant to the Conversion AMGP will convert from a Delaware limited partnership to a Delaware corporation, and following the Conversion AMGP will continue to be treated as the same corporation for U.S. federal income tax purposes. As such, a holder of AMGP Common Shares that is a U.S. person (generally defined in the Code to include the categories of beneficial owners set forth in the definition of "U.S. holder" included in the section titled "Material U.S. Federal Income Tax Consequences") will be treated as owning stock in the same corporation for U.S. federal income tax purposes both before and after the Conversion and should not recognize gain or loss for U.S. federal income tax purposes as a result of the Conversion.

Q:    What will AM Unitholders receive in the Merger?

A:
If the Merger is completed, in exchange for each AM Common Unit held, each AM Public Unitholder will be entitled to receive, at its election and subject to proration, one of (i) the Public Mixed Consideration, (ii) the Public Stock Consideration, or (iii) the Public Cash Consideration. In exchange for each AM Common Unit held, Antero Resources will be entitled to receive, subject to certain adjustments, the AR Mixed Consideration. Based on the closing price of AMGP Common Shares on                        ,                         , the most recent trading day prior to the date of this joint proxy statement/prospectus, the aggregate value of the Merger Consideration was approximately $             billion. It is expected that the New AM Common Stock received in the Merger by former holders of AM Common Units will represent approximately            % of the outstanding New AM Common Stock following completion of the Transactions.

Q:    What are the expected U.S. federal income tax consequences to an AM Public Unitholder that is a U.S. holder (as defined in the section titled "Material U.S. Federal Income Tax Consequences") of the Merger?

A.
The Merger should be a taxable event for each AM Public Unitholder that is a U.S. holder. The specific expected U.S. federal income tax consequences of the Merger to an AM Public Unitholder that is a U.S. holder are dependent upon whether such holder receives only Public Cash Consideration or also receives Public Stock Consideration.

  U.S. Holders Who Receive Only Public Cash Consideration

  If a U.S. holder receives only Public Cash Consideration, the payment of the Public Cash Consideration should be treated for U.S. federal income tax purposes as a distribution from Antero Midstream to such U.S. holder in liquidation of such U.S. holder's interest in Antero Midstream that will only be taxable to the U.S. holder to the extent the amount of the distribution exceeds the U.S. holder's tax basis in its AM Common Units. The character of any such recognized gain or loss is described below.

  U.S. Holders Who Receive Public Stock Consideration

  If a U.S. holder receives Public Stock Consideration and Public Cash Consideration and/or cash in lieu of fractional shares of New AM Common Stock, the payment of the cash amounts should be treated for U.S. federal income tax purposes as a current distribution to such U.S. holder from Antero Midstream that will only be taxable to the U.S. holder to the extent the amount of the distribution exceeds the U.S. holder's tax basis in its AM Common Units.

  The receipt of the Public Stock Consideration by a U.S. holder should be treated for U.S. federal income tax purposes as a taxable sale of AM Common Units for New AM Common Stock, with such taxable sale being treated as occurring immediately after the current distribution described above. Such U.S. holder will recognize gain or loss in an amount equal to the difference between (i) the sum of (A) the fair market value of any New AM Common Stock received and (B) such U.S. holder's share of Antero Midstream's nonrecourse liabilities immediately prior to the Merger and (ii) such U.S. holder's adjusted tax basis in the AM Common Units exchanged therefor (which will include such U.S. holder's share of Antero Midstream's nonrecourse liabilities immediately prior to the Merger), as reduced (but not below zero) by any Public Cash Consideration and any cash in lieu of fractional shares of New AM Common Stock received by such U.S. holder.

  Gain or loss recognized by a U.S. holder in connection with the receipt of Merger Consideration will generally be capital gain or loss. However, a portion of such gain or loss, which portion could be substantial, will be separately computed and taxed as ordinary income or loss to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" owned by Antero Midstream and its subsidiaries. Passive losses that were not deductible by a U.S. holder in prior taxable periods because they exceeded the U.S. holder's share of Antero Midstream's income may become available to offset a portion of any gain recognized by such U.S. holder in connection with the receipt of Merger Consideration.

  See the section titled "Material U.S. Federal Income Tax Consequences" for a more complete discussion of certain U.S. federal income tax consequences of the Merger.

Q:    What will happen to the Series B Units in connection with the Transactions?

A:
If the Transactions are completed, each issued and outstanding Series B Unit will be exchanged for 176.0041 shares of New AM Common Stock for each Series B Unit, or an aggregate of approximately 17.35 million shares of New AM Common Stock. A total of 98,600 Series B Units are currently outstanding. The Series B Exchange Shares will be subject to the same vesting conditions to which the Series B Units are currently subject, with one-third fully vested, one-third scheduled to vest at December 31, 2018 and one-third scheduled to vest at December 31, 2019. Distributions declared but not yet paid with respect to vested Series B Units will be delivered in connection with the Series B Exchange. Consistent with the existing terms of the Series B Units, distributions declared on unvested Series B Units prior to the closing of the Transactions will not be paid until the applicable vesting date of the Series B Exchange Shares. At the time of the Transactions, cash in an amount equal to these unpaid distributions will be deposited into an escrow account to be released at the time of vesting, excluding any amounts attributable to any distributions made with respect to unvested Series B Units after December 31, 2018 but prior to the effective time of the Merger. With respect to Series B Units and Series B Exchange Shares scheduled to vest on December 31, 2019, the Series B Holders have agreed to forgo any distributions from IDR Holdings and any dividends from New AM that are paid with respect to such units or shares, as applicable, during the twelve months ending December 31, 2019. Based on the number of outstanding AM Common Units and AMGP Common Shares and their respective closing sales prices as of October 8, 2018 (the last trading day before the day the Simplification Agreement was announced), it is expected that the Series B Exchange Shares will represent approximately 4.4% of the pro forma market capitalization of New AM in excess of $2 billion (representing approximately 3.4% of the total pro forma market capitalization of New AM).

  All of the Series B Units are held by certain members of Antero Management. For more detail about the interests of the executive officers and directors of AMGP GP and AMP GP in the Transactions, see "Special Factors—Interests of Certain Persons in the Transactions" beginning on page 152 of this joint proxy statement/prospectus.

Q:    What will happen to AM phantom units in the Transactions?

A:
At the effective time of the Merger, each award of Antero Midstream phantom units granted pursuant to the AM LTIP (as defined below) that remains outstanding immediately prior to the effective time of the Merger, whether vested or unvested, will be converted into a restricted stock unit or similar award of New AM, with substantially the same terms and conditions (including with respect to vesting) applicable to such AM Phantom Unit Award (as defined below) immediately prior to the effective time of the Merger. For more information on the treatment of AM phantom units, see "Special Factors—The AMGP Proposals and the AM Merger Proposal: The Simplification Agreement and the Transactions—Treatment of Series B Units and Equity Awards Held by Antero Midstream Executives."

Q:    Where will my shares or units trade after the completion of the Transactions?

A:
New AM Common Stock will trade on the NYSE under the symbol "AM." AM Common Units will no longer be publicly traded after the completion of the Transactions.

Q:    What happens to my future distributions or dividends?

A:
If the date of the closing of the Transactions is after the record date set by the AMGP Board in connection with declared distributions to be paid by AMGP to AMGP Shareholders, then a former AM Unitholder will not receive dividends for that quarter on the New AM Common Stock it receives in the Transactions, but will receive distributions for that quarter declared by Antero Midstream prior to the closing of the Transactions, if such former AM Unitholder was a record holder of such AM Common Units as of the record date with respect to such distribution. AM Unitholders will not receive both distributions from Antero Midstream and dividends from New AM for the same quarter. See "The AMGP Proposals and the AM Merger Proposal: The Simplification Agreement and the Transactions—Dividends or Distributions."

  Current AMGP Shareholders will continue to receive dividends on the New AM Common Stock they receive in the Conversion at the discretion of the New AM Board. See "The AMGP Proposals and the AM Merger Proposal: The Simplification Agreement and the Transactions—Dividends or Distributions."

  Under the anticipated dividend policy of New AM, subject to applicable law, AM Public Unitholders and AMGP Shareholders are expected to receive larger aggregate annual distributions on the New AM Common Stock they receive in the Merger than they would have received on the AM Common Units or AMGP Common Shares, as applicable, that they currently own, through the same period. Additionally, New AM intends to target an average DCF coverage ratio of 1.2-1.3x through 2022, which is higher than the targeted DCF coverage ratio projected at Antero Midstream.

  New AM will not be required to pay dividends on the New AM Common Stock under the New AM certificate of incorporation or the DGCL. Subject to preferences that may be applicable to any outstanding shares or series of preferred stock, New AM Stockholders will only be entitled to receive ratably such dividends (payable in cash, stock or otherwise), if any, as may be declared from time to time by the New AM Board out of funds legally available for dividend payments. The New AM Board will make a determination each quarter as to the actual amount, if any, of dividends to pay on the New AM Common Stock, based on various factors, some of which are beyond its control, including New AM's operating cash flows, New AM's working capital needs, New AM's ability to access capital markets for debt and equity financing on reasonable terms, the restrictions contained in New AM's debt instruments, if any, New AM's debt service requirements, credit metrics and the cost of acquisitions, if any. New AM may not have sufficient cash each quarter to pay dividends or maintain current or expected levels of dividends. Accordingly, we cannot guarantee that any dividends will be declared or paid in the future.

Q:    Are there risks associated with the Transactions that I should consider in deciding how to vote?

A:
Yes. You should carefully read the detailed description of the risks associated with the Transactions, as described under the heading "Risk Factors" beginning on page 168 and

  "Comparison of the Rights of New AM Stockholders, AMGP Shareholders and AM Unitholders" beginning on page 217 of this joint proxy statement/prospectus.

Q:    When and where will the special meetings be held?

A:
AMGP Shareholders:    The AMGP Special Meeting will be held at 1615 Wynkoop Street, Denver, Colorado 80202, on                        ,                         , at                        , local time.

  AM Unitholders:    The AM Special Meeting will be held at 1615 Wynkoop Street, Denver, Colorado 80202, on                        ,                         , at                         , local time.

Q:    Who is entitled to vote at the special meetings?

A:
AMGP Shareholders:    The record date for the AMGP Special Meeting is                        ,                         . Only AMGP Shareholders of record as of the close of business on the record date are entitled to notice of, and to vote at, the AMGP Special Meeting.

  AM Unitholders:    The record date for the AM Special Meeting is                        ,                         . Only AM Unitholders of record as of the close of business on the record date are entitled to notice of, and to vote at, the AM Special Meeting.

Q:    What constitutes a quorum at the special meetings?

A:
AMGP Shareholders:    The holders of a majority of the outstanding AMGP Common Shares, represented in person or by proxy (by submitting a properly executed proxy card or properly submitting your proxy by telephone or Internet), as of the record date will constitute a quorum and will permit AMGP to conduct the proposed business at the AMGP Special Meeting. Proxies received but marked as abstentions will be counted as AMGP Common Shares that are present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes will be counted as AMGP Common Shares that are present and entitled to vote for purposes of determining the presence of a quorum.

  AM Unitholders:    The holders of a majority of the outstanding AM Common Units represented in person or by proxy (by submitting a properly executed proxy card or properly submitting a proxy by telephone or Internet) will constitute a quorum and will permit Antero Midstream to conduct the proposed business at the AM Special Meeting. Proxies received but marked as abstentions will be counted as AM Common Units that are present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes will not be considered present at the AM Special Meeting for purposes of determining the presence of a quorum and will not be included in the vote.

Q:    What is the vote required to approve each proposal?

A:
AMGP Shareholders:    Approval of the Conversion Proposal requires the affirmative vote of holders of a majority of the outstanding AMGP Common Shares. Approval of the AMGP Transaction Proposal requires the affirmative vote of holders of a majority of the outstanding AMGP Common Shares held by the Disinterested AMGP Shareholders. Approval of both the LTIP Proposal and the Issuance Proposal requires the affirmative vote of holders of a majority of the AMGP Common Shares voted on such proposals at the AMGP Special Meeting. Completion of the Transactions is not conditioned upon approval of the LTIP Proposal. Even if the AMGP Shareholders approve the LTIP Proposal, AMGP will not adopt a New AM LTIP unless the Transactions are completed.

  As of                        ,                         , all of the directors, executive officers and affiliates of AMGP GP beneficially owned, in the aggregate, approximately        % of the outstanding AMGP

  Common Shares. Pursuant to the AMGP Voting Agreement, the AMGP Voting Agreement Shareholders have agreed to vote in favor of each of the AMGP Proposals. AMGP believes that all of the remaining directors and executive officers of AMGP GP will also vote in favor of each of the AMGP Proposals.

  AM Unitholders:    Approval of the AM Merger Proposal requires the affirmative vote of both the holders of a majority of the outstanding AM Common Units and a majority of the outstanding AM Common Units held by the Disinterested AM Unitholders.

  As of                        ,                         , all of the directors and executive officers of AMP GP beneficially owned, in the aggregate, approximately        % of the outstanding AM Common Units. Pursuant to the AR Voting Agreement, Antero Resources and certain of AMP GP's directors and executive officers beneficially owning, in the aggregate, approximately        % of the outstanding AM Common Units have agreed to vote or cause to be voted all AM Common Units beneficially owned by such persons in favor of the AM Merger Proposal. Antero Midstream believes that all of the remaining directors and executive officers of AMP GP will vote in favor of the AM Merger Proposal.

Q:    What happens if I sell my AM Common Units after the record date but before the AM Special Meeting?

A:
If you transfer your AM Common Units after the record date but before the date of the AM Special Meeting, you will retain your right to vote at the AM Special Meeting, but you will not have the right to receive the Merger Consideration. In order to receive the Merger Consideration, you must hold your AM Common Units through the completion of the Merger.

Q:    What happens if I sell my AMGP Common Shares after the record date but before the AMGP Special Meeting?

A:
If you transfer your AMGP Common Shares after the record date but before the date of the AMGP Special Meeting, you will still retain your right to vote at the AMGP Special Meeting, but you will not receive any shares of New AM Common Stock with respect to such AMGP Common Shares in connection with the Transactions.

Q:    How do I vote my AMGP Common Shares or AM Common Units if I hold them in my own name?

A:
AMGP Shareholders:    After you have read this joint proxy statement/prospectus carefully, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage-paid envelope, or by submitting your proxy by telephone or the Internet as soon as possible in accordance with the instructions provided under "The AMGP Special Meeting—Proxy Submission Procedures—Proxy Submission by AMGP Shareholders of Record."

  AM Unitholders:    After you have read this joint proxy statement/prospectus carefully, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage-paid envelope, or by submitting your proxy by telephone or the Internet as soon as possible in accordance with the instructions provided under "The AM Special Meeting—Proxy Submission Procedures—Proxy Submission by AM Unitholders of Record."

Q:    If my AMGP Common Shares or AM Common Units are held in "street name" by my bank, broker or other nominee, will my bank, broker or other nominee vote them for me?

A:
AMGP Shareholders:    If your AMGP Common Shares are held in "street name" in a brokerage account or by a broker, bank or other nominee, you must provide the record holder of your AMGP Common Shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote AMGP Common Shares held in street name by returning a proxy card directly to AMGP or by voting in person at the AMGP Special Meeting unless you provide a "legal proxy," which you must obtain from your broker, bank or other nominee. Your broker, bank or other nominee is obligated to provide you with a voting instruction card for you to use.

  Under the rules of the NYSE, brokers who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on "routine" proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that the NYSE determines to be "non-routine" without specific instructions from the beneficial owner. It is expected that each of the AMGP Proposals is a "non-routine" matter. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.

  If you are an AMGP Shareholder and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee may not vote your shares on the AMGP Proposals, which broker non-votes, if any, will have the same effect as a vote cast "AGAINST" both the Conversion Proposal and the AMGP Transaction Proposal. A broker non-vote will have no effect on the vote count for the Issuance Proposal or the LTIP Proposal.

  AM Unitholders:    If your AM Common Units are held in "street name" in a brokerage account or by a broker, bank or other nominee, you must provide the record holder of your AM Common Units with instructions on how to vote your AM Common Units. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote AM Common Units held in street name by returning a proxy card directly to Antero Midstream or by voting in person at the AM Special Meeting unless you provide a "legal proxy," which you must obtain from your broker, bank or other nominee. Your broker, bank or other nominee is obligated to provide you with a voting instruction card for you to use.

  Under the rules of the NYSE, brokers who hold units in street name for a beneficial owner of those units typically have the authority to vote in their discretion on "routine" proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that the NYSE determines to be "non-routine" without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the AM Special Meeting are such "non-routine" matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of units to vote on a particular proposal for which the broker does not have discretionary voting power.

  If you are an AM Unitholder and you do not instruct your broker, bank or other nominee on how to vote your units, your broker, bank or other nominee may not vote your units on the AM Merger Proposal, which broker non-votes, if any, will have the same effect as a vote "AGAINST" this proposal.

Q:    When do you expect the Transactions to be completed?

A:
We currently expect the Transactions to close in the first quarter of 2019. A number of conditions must be satisfied before AMGP and Antero Midstream can complete the Transactions, including the approval of the Conversion Proposal, the AMGP Transaction Proposal and the Issuance Proposal by the AMGP Shareholders and the approval of the AM Merger Proposal by the AM Unitholders. Although AMGP and Antero Midstream cannot be sure when all of the conditions to the Transactions will be satisfied, AMGP and Antero Midstream expect to complete the Transactions as soon as practicable following the AMGP Special Meeting and AM Special Meeting (assuming the AMGP Proposals and the AM Merger Proposal are approved by the AMGP

  Shareholders and AM Unitholders, respectively), subject to, among other things, the registration statement of which this joint proxy statement/prospectus forms a part having been declared effective under the Securities Act. See "The AMGP Proposals and the AM Merger Proposal: The Simplification Agreement and the Transactions—Conditions to the Merger" and "Risk Factors—Risks Related to the Transactions." Failure to complete the Transactions, or significant delays in completing the Transactions, could negatively affect each party's future business and financial results and the trading prices of the AMGP Common Shares and AM Common Units.

Q:    How do the AMGP Conflicts Committee and the AMGP Board recommend that the AMGP Shareholders vote?

A:
The AMGP Conflicts Committee and the AMGP Board each recommends that the AMGP Shareholders vote FOR each of the AMGP Proposals.

  On October 8, 2018, the AMGP Conflicts Committee unanimously (i) determined in good faith that the Transactions, including the Merger and the issuance or payment of the Merger Consideration, on the terms set forth in the Simplification Agreement and the other transaction documents, are in the best interests of AMGP and the Disinterested AMGP Shareholders, (ii) approved the Transactions, including the Merger and the issuance or payment of the Merger Consideration, on the terms set forth in the Simplification Agreement and the other transaction documents, (iii) recommended to the AMGP Board that the AMGP Board approve the Transactions, including the Merger and the issuance or payment of the Merger Consideration, on the terms set forth in the Simplification Agreement and the other transaction documents, and submit the AMGP Proposals to a vote of the AMGP Shareholders and (iv) recommended to the Disinterested AMGP Shareholders that the Disinterested AMGP Shareholders approve the Transactions, including the Merger and the issuance or payment of the Merger Consideration, on the terms set forth in the Simplification Agreement and the other transaction documents. For more information regarding the recommendation of the AMGP Conflicts Committee, see "Special Factors—Recommendation of the AMGP Conflicts Committee and the AMGP Board and Their Reasons for Recommending Approval of the Transactions."

  AMGP Shareholders should be aware that some of AMGP GP's directors and executive officers may have interests in the Transactions that are different from, or in addition to, the interests they may have as AMGP Shareholders. See "Special Factors—Interests of Certain Persons in the Transactions"

Q:    How do the AM Conflicts Committee and the AM Board recommend that the AM Unitholders vote?

A:
The AM Conflicts Committee and the AM Board each recommends that the AM Unitholders vote FOR the AM Merger Proposal.

  On October 8, 2018, the AM Conflicts Committee unanimously (i) determined in good faith that the Transactions, including the Merger, on the terms set forth in the Simplification Agreement and the other transaction documents, are in the best interests of AM and the Disinterested AM Unitholders, (ii) approved the Transactions, including the Merger, on the terms set forth in the Simplification Agreement and the other transaction documents, (iii) recommended to the AM Board that the AM Board approve the Transactions, including the Merger, on the terms set forth in the Simplification Agreement and the other transaction documents, and submit the AM Merger Proposal to a vote of the AM Unitholders and (iv) recommended to the Disinterested AM Unitholders that the Disinterested AM Unitholders approve the Transactions, including the Merger, on the terms set forth in the Simplification Agreement and the other transaction documents. For more information regarding the recommendation of the AM Conflicts Committee in making such determination under the Antero Midstream Partnership Agreement, see "Special Factors—Recommendation of the AM Conflicts Committee and the AM Board and Their Reasons for Recommending Approval of the Transactions"

  AM Unitholders should be aware that some of AMP GP's directors and executive officers may have interests in the Simplification that are different from, or in addition to, the interests they may have as AM Unitholders. See "Special Factors—Interests of Certain Persons in the Transactions."

Q:    What will happen to Antero Midstream as a result of the Merger?

A:
At the closing of the Merger, an indirect, wholly owned subsidiary of New AM will be merged with and into Antero Midstream, with Antero Midstream surviving as an indirect, wholly owned subsidiary of New AM. Upon completion of the Merger, AM Common Units currently listed on the NYSE will cease to be listed on the NYSE and will be subsequently deregistered under the Exchange Act.

Q.    What are the expected U.S. federal income tax consequences for an AM Public Unitholder that is a U.S. holder (as defined in the section titled "Material U.S. Federal Income Tax Consequences") of the ownership of shares of New AM Common Stock after the Merger is completed?

A.
New AM will be classified as a corporation for U.S. federal income tax purposes, and thus New AM (and not its stockholders) will be subject to U.S. federal income tax on its taxable income. Distributions with respect to New AM Common Stock will constitute dividends for U.S. federal income tax purposes to the extent paid from New AM's current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent that the amount of a distribution exceeds New AM's current and accumulated earnings and profits, such distribution will first be treated as a non-taxable return of capital to the extent of (and reducing, but not below zero) the U.S. holder's adjusted tax basis in its New AM Common Stock and thereafter be treated as capital gain from the sale or exchange of such New AM Common Stock.

  See the section titled "Material U.S. Federal Income Tax Consequences" for a more complete discussion of certain U.S. federal income tax consequences of owning and disposing of shares of New AM Common Stock.

Q:    Are AM Unitholders entitled to appraisal rights?

A:
No. AM Unitholders are not entitled to appraisal rights in connection with the Merger under applicable law or contractual appraisal rights under the Antero Midstream Partnership Agreement or the Simplification Agreement.

Q:    What if I do not vote?

A:
If you sign and return your proxy card without indicating how to vote on any particular proposal, the AMGP Common Shares represented by your proxy will be voted as recommended by the AMGP Board with respect to that proposal or the AM Common Units represented by your proxy will be voted as recommended by the AM Board with respect to that proposal. Unless an AMGP Shareholder or AM Unitholder, as applicable, checks the box on its proxy card to withhold discretionary authority, the applicable proxy holders may use their discretion to vote on other matters relating to the AMGP Special Meeting or AM Special Meeting, as applicable.

  For purposes of each of the AMGP Special Meeting and the AM Special Meeting, an abstention occurs when a shareholder or unitholder, as applicable, attends the applicable special meeting in person and does not vote or returns a proxy with an "abstain" instruction.

  AMGP

  Conversion Proposal:    An abstention or failure to vote will have the same effect as a vote cast "AGAINST" the Conversion Proposal.

  AMGP Transaction Proposal:    An abstention or failure to vote will have the same effect as a vote cast "AGAINST" the AMGP Transaction Proposal.

  LTIP Proposal:    An abstention will be deemed to not have been cast on such matter. If an AMGP Shareholder is not present in person at the AMGP Special Meeting and does not respond by proxy, it will have no effect on the vote count for the LTIP Proposal (assuming a quorum is present).

  Issuance Proposal:    An abstention will be deemed to not have been cast on such matter. If an AMGP Shareholder is not present in person at the AMGP Special Meeting and does not respond by proxy, it will have no effect on the vote count for the Issuance Proposal (assuming a quorum is present).

  Antero Midstream

  AM Merger Proposal:    An abstention or failure to vote will have the same effect as a vote cast "AGAINST" the AM Merger Proposal.

Q:    If I am planning to attend a special meeting in person, should I still vote by proxy?

A:
Yes. Regardless of whether you plan to attend the AMGP Special Meeting or the AM Special Meeting, as applicable, you should vote by proxy. Your AMGP Common Shares or AM Common Units will not be voted if you do not vote by proxy or do not vote in person at the AMGP Special Meeting or the AM Special Meeting, as applicable.

Q:    Who may attend the AMGP Special Meeting and the AM Partners Special Meeting?

A:
AMGP Shareholders (or their authorized representatives) and AMGP's invited guests may attend the AMGP Special Meeting. AM Unitholders (or their authorized representatives) and Antero Midstream's invited guests may attend the AM Special Meeting. All attendees should be prepared to present government-issued photo identification (such as a driver's license or passport) for admittance.

Q:    Can I change my instructions after I have submitted my proxy?

A:
Yes. If you own your AMGP Common Shares or AM Common Units in your own name, you may revoke your proxy at any time prior to its exercise by:

•
giving written notice of revocation to the Secretary of AMGP GP or the Secretary of AMP GP, as applicable, at or before the AMGP Special Meeting or the AM Special Meeting, as applicable;

•
appearing and voting in person at the AMGP Special Meeting or the AM Special Meeting, as applicable; or

•
properly completing and executing a later dated proxy and delivering it to the Secretary of AMGP GP or the Secretary of AMP GP, as applicable, at or before the AMGP Special Meeting or the AM Special Meeting, as applicable.

  Your presence without voting at the AMGP Special Meeting or the AM Special Meeting, as applicable, will not automatically revoke your proxy, and any revocation during the meeting will not affect votes previously taken.

Q:    What will happen to Antero Midstream if the Merger does not occur?

A:
If the AMGP Proposals are not approved by the requisite AMGP Shareholders or the AM Merger Proposal is not approved by the requisite AM Unitholders, or if the Merger is not completed for any other reason, AM Unitholders will not receive any form of consideration for their AM Common Units in connection with the Merger. Instead, Antero Midstream will remain a public limited partnership and the AM Common Units will continue to be listed and traded on the NYSE.

Q:    How and when do I make my election with respect to the Merger Consideration?

A:
You will receive a form of election in a separate mailing. You should carefully review and follow the instructions accompanying that form of election. You will make your consideration election by properly completing, signing and returning the form of election along with your evidence of units in book-entry form representing AM Common Units to American Stock Transfer & Trust Company, LLC, the exchange agent in connection with the Merger. The Election Deadline will be 5:00 p.m., New York City time, on the later of the twentieth day following the mailing of the form of election and ten days prior to the anticipated closing date of the Transactions, or such other time as mutually agreed by AMGP and Antero Midstream. AMGP and Antero Midstream will publicly announce the anticipated Election Deadline at least five business days prior to the Election Deadline in a press release, on AMGP's and Antero Midstream's websites and in filings with the SEC. If you receive New AM Common Stock as part of the Merger Consideration, the market price of the Merger Consideration you ultimately receive will depend on the closing price of New AM Common Stock on the date the Transactions are consummated. As such, you will not know the exact market value of the Merger Consideration you will receive at the time you make your election.

Q:    Can I change my election after the form of election has been submitted?

A:
Yes, as long as you do so before the Election Deadline. You may revoke your election prior to the Election Deadline by submitting a written notice of revocation to the exchange agent or by submitting new later-dated election materials. Revocations must specify the name in which your AM Common Units are registered on the unit transfer books of Antero Midstream and such other information as the exchange agent may request. If you wish to submit a new election, you must do so in accordance with the election procedures described in this joint proxy statement/prospectus and in the form of election that you will receive in a separate mailing. If you instructed a bank, broker, nominee, trust company or other fiduciary to submit an election for your AM Common Units, you must follow the directions of your bank, broker, nominee, trust company or other fiduciary for changing those instructions. Whether you revoke your election by submitting a written notice of revocation or by submitting new election materials, the notice of materials must be received by the exchange agent by the Election Deadline in order for the revocation or new election to be valid.

Q:    May I transfer my AM Common Units after I make my election?

A:
Yes, however, any transfer prior to the Election Deadline of AM Common Units made by an AM Public Unitholder who has made an election will automatically revoke such election. AM Public Unitholders who have made elections will be unable to sell or otherwise transfer their AM Common Units after the Election Deadline, unless the election is properly revoked before the Election Deadline or unless the Simplification Agreement is terminated.

Q:    What if I do not send a form of election or it is not received?

A:
If the exchange agent does not receive a properly completed form of election from you before the Election Deadline, together with any unit certificates (or evidence of units in book-entry form) representing the units you wish to exchange for the Merger Consideration, properly endorsed for transfer, book-entry transfer shares or a guarantee of delivery and any additional documents required by the procedures set forth in the form of election, then you will be deemed to have made a Public Mixed Consideration election with respect to your AM Common Units. You bear the risk of delivery and should send any form of election by courier or by hand delivery to the appropriate address shown in the form of election.

  If you do not make a valid election with respect to any AM Common Units you own of record, you will receive written instructions from the exchange agent after completion of the proposed Transactions on how to exchange your AM Common Units for the Merger Consideration.

Q:    May I submit a form of election even if I do not vote for the approval of the Transactions?

A:
Yes. You may submit a form of election even if you vote against the approval of the Transactions or if you abstain from voting.

Q:    What should I do if I receive more than one set of voting materials for the AMGP Special Meeting or the AM Special Meeting?

A:
You may receive more than one set of voting materials for the AMGP Special Meeting or the AM Special Meeting and the materials may include multiple proxy cards. For example, you will receive a separate voting instruction card for each brokerage account in which you hold AMGP Common Shares or AM Common Units. Additionally, if you are a holder of record registered in more than one name, you will receive more than one proxy card. Finally, if you hold both AMGP Common Shares and AM Common Units, you will receive two separate packages of proxy materials. Please complete, sign, date and return each proxy card and voting instruction card that you receive according to the instructions on it.

Q:    Whom do I call if I have further questions about voting, the special meetings or the Transactions?

A:
AMGP Shareholders and AM Unitholders who have questions about the Transactions, including the procedures for voting their common shares or units, or who desire additional copies of this joint proxy statement/prospectus or additional proxy cards should contact:

AMGP Shareholders	AM Unitholders
MacKenzie Partners, Inc.	MacKenzie Partners, Inc.
1407 Broadway—27th Floor	1407 Broadway—27th Floor
New York, New York 10018	New York, New York 10018
Toll free: (800) 322-2885	Toll free: (800) 322-2885
Collect: (212) 929-5500	Collect: (212) 929-5500
proxy@mackenziepartners.com	proxy@mackenziepartners.com
or	or
Antero Midstream GP LP	Antero Midstream Partners LP
1615 Wynkoop Street	1615 Wynkoop Street
Attention: Investor Relations	Attention: Investor Relations
Denver, Colorado 80202	Denver, Colorado 80202
Telephone: (303) 357-7310	Telephone: (303) 357-7310

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This joint proxy statement/prospectus and the documents incorporated herein by reference contain various forward-looking statements and information that reflect AMGP's and/or Antero Midstream's current beliefs, expectations or intentions regarding future events. These forward-looking statements may be identified by the use of words such as "may," "will," "could," "should," "would," "expect," "plan," "project," "intend," "anticipate," "believe," "estimate," "forecast," "predict," "potential," "pursue," "target," "continue," "contemplate" and similar expressions that contemplate future events. These statements appear in a number of places in this joint proxy statement/prospectus and in the documents incorporated by reference.

        All statements other than statements of historical fact included or incorporated by reference in this joint proxy statement/prospectus, including statements regarding AMGP and/or Antero Midstream's financial position, business strategy and other plans and objectives for future operations (including management of New AM) or transactions, and statements regarding the approval of the Simplification Agreement and the Transactions, the satisfaction of the closing conditions to the Transactions, the timing of the completion of the Merger, expected U.S. federal income tax consequences, expectations and intentions regarding outstanding litigation, expectations with respect to costs and other anticipated effects of the Merger and expectations regarding future dividends paid to New AM Stockholders, are forward-looking statements.

        Although AMGP and Antero Midstream believe that such forward-looking statements are based on reasonable assumptions, neither AMGP nor Antero Midstream gives any assurance that such expectations will in fact occur. Certain factors could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to:

  •
  the possibility that the Transactions are not consummated in a timely manner or at all;

  •
  the diversion of management in connection with the Transactions and New AM's ability to realize the anticipated benefits of the Transactions;

  •
  the impact on New AM of increased levels and costs of indebtedness used to fund the Transactions including the cash portion of the Merger Consideration and increased cost of existing indebtedness due to the actions taken to consummate the Transactions;

  •
  Antero Midstream's ability to obtain debt or equity financing on satisfactory terms to fund additional acquisitions, expansion projects, working capital requirements and the repayment or refinancing of indebtedness;

  •
  Antero Resources' expected production and ability to execute its drilling and development plan;

  •
  Antero Midstream's business strategies;

  •
  Antero Midstream's ability to realize the anticipated benefits of investing in unconsolidated affiliates;

  •
  natural gas, NGLs, and oil prices;

  •
  competition and government regulations;

  •
  actions taken by third party producers, operators, processors and transporters;

  •
  legal or environmental matters;

  •
  costs of conducting gathering and compression operations;

  •
  general economic conditions;

  •
  credit markets;

  •
  operating hazards, natural disasters, weather related delays, casualty losses and other matters beyond our control; and

  •
  uncertainty regarding Antero Midstream's future operating results.

        Antero Midstream and AMGP caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond Antero Midstream's and AMGP's control, incident to the gathering and processing and fresh water and wastewater treatment businesses. These risks include, but are not limited to, the expected timing and likelihood of completion of the Transactions, including the ability to obtain requisite regulatory, lender, unitholder and shareholder approval and the satisfaction of the other conditions to the consummation of the proposed Transactions, risks that the proposed Transactions may not be consummated or the benefits contemplated therefrom may not be realized, the cost savings, tax benefits and any other synergies from the Transactions may not be fully realized or may take longer to realize than expected, Antero Resources' expected future growth, Antero Resources' ability to meet its drilling and development plan, commodity price volatility, ability to execute Antero Midstream's business strategy, competition and government regulations, actions taken by third-party producers, operators, processors and transporters, inflation, environmental risks, drilling and completion and other operating risks, regulatory changes, the uncertainty inherent in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under "Risk Factors" in Antero Midstream's and AMGP's most recently filed Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K, subsequent Current Reports on Form 8-K and other SEC filings. All subsequent written and oral forward-looking statements concerning AMGP, Antero Midstream, the proposed Merger and other Transactions, or other matters attributable to AMGP or Antero Midstream or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. The forward-looking statements speak only as of the date made and, other than as required by law, neither AMGP nor Antero Midstream undertakes any obligation to update publicly or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

 SPECIAL FACTORS

Effects of the Transactions

        The below sections describe the Transactions contemplated by the Simplification Agreement. On the closing date of the Transactions, the primary transactions will be completed in order as follows:

        GP Merger.    First, at AMP GP's option, prior to the Conversion, AMP GP will merge with and into AMGP, with AMGP continuing as the surviving entity and the separate existence of AMP GP ceasing.

        The Conversion.    Second, following the GP Merger (if any), AMGP will convert from a Delaware limited partnership to a Delaware corporation under the laws of the State of Delaware named "Antero Midstream Corporation." In the Conversion, each AMGP Shareholder will receive an equivalent number of shares of New AM Common Stock, a certificate of incorporation of New AM will be filed with the Delaware Secretary of State and the bylaws of New AM will become effective.

        The Merger.    Third, following the Conversion, Merger Sub will merge with and into Antero Midstream, with Antero Midstream surviving the Merger as a wholly owned subsidiary of NewCo. In exchange for each AM Common Unit held, each AM Public Unitholder will be entitled to receive, at its election and subject to proration, one of: (i) the Public Mixed Consideration, (ii) the Public Stock Consideration, or (iii) the Public Cash Consideration. In exchange for each AM Common Unit held, Antero Resources will be entitled to receive, subject to certain adjustments (as described below), the AR Mixed Consideration.

        The aggregate cash consideration to be paid to Antero Resources and the AM Public Unitholders will be fixed at an amount equal to the Available Cash Consideration, which is approximately $598 million in the aggregate. If the Public Available Cash exceeds the cash consideration elected to be received by the AM Public Unitholders, Antero Resources may elect to increase the total amount of cash it receives as a part of the AR Mixed Consideration up to an amount equal to the Excess Available Cash and the amount of shares it will receive will be reduced accordingly based on the AMGP VWAP. In addition, the consideration each AM Public Unitholder will receive may be prorated in the event that more cash or equity is elected to be received than what would otherwise have been paid if all AM Public Unitholders elected to receive the Public Mixed Consideration, and Antero Resources had received the AR Mixed Consideration.

        AMGP owns all of the limited liability company interests in AMP GP. Immediately after the completion of the Merger, New AM will indirectly own 100% of Antero Midstream's outstanding limited partner interests through its ownership of NewCo and IDR Holdings.

        The Simplification Agreement provides, at AMP GP's option, for the merger of AMP GP with and into AMGP, with AMGP continuing as the surviving entity and the separate existence of AMP GP ceasing. If AMP GP elects to consummate the GP Merger, at the effective time of the Merger, AMGP will become the holder of the general partner interest in Antero Midstream and will be the sole general partner of the surviving entity as set forth in the Antero Midstream Partnership Agreement, as amended (which will be the agreement of limited partnership of the surviving entity as of the effective time of the Merger if the GP Merger is consummated).

        Based on the volume weighted average price of an AMGP Common Share for the 20 consecutive NYSE full trading days ending at the close of regular trading hours on the NYSE on October 8, 2018 (the last trading day before the announcement of the entry into the Simplification Agreement), the Merger Consideration represents a premium of approximately 6% above the volume weighted average price of the AM Common Units for the same period.

        AM Common Units are currently registered under the Exchange Act and are quoted on NYSE under the symbol "AM." As a result of the Transactions, AM will be a privately held limited partnership and there will be no public market for the AM Common Units. After the Transactions, AM Common Units will cease to be quoted on the NYSE and price quotations with respect to sales of AM Common Units in the public market will no longer be available. In addition, the registration of the AM Common Units under the Exchange Act will be terminated. Antero Midstream will continue to have public debt outstanding that will require separate public reporting by Antero Midstream, unless the holders of such debt consent to allowing Antero Midstream to satisfy this reporting obligation through New AM's public reports.

        The Series B Exchange.    Concurrently with the Merger, all of the issued and outstanding Series B Units will be exchanged for an aggregate of approximately 17.35 million shares of New AM Common Stock. A total of 98,600 Series B Units are currently outstanding. The Series B Exchange Shares will remain subject to the same vesting requirements as the Series B Units for which they are exchanged. For more information, please see "The AMGP Proposals and the AM Merger Proposal: The Simplification Agreement and the Transactions—Structure of the Merger—The Series B Exchange" beginning on page 193 of this joint proxy statement/prospectus.

        The discussion in this joint proxy statement/prospectus of the Transactions and the material terms of the Simplification Agreement is subject to, and is qualified in its entirety by reference to, the Simplification Agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference herein.

Background of the Transactions

        In connection with its initial public offering in 2013, Antero Resources and its sponsors, including certain funds affiliated with Warburg Pincus LLC, certain funds affiliated with Yorktown Partners LLC, Paul M. Rady and Glen C. Warren, Jr., formed Antero Midstream as a separate company to own, operate and develop midstream energy assets to service Antero Resources' growing production, primarily under long-term, fixed-fee and cost-plus contracts. While Antero Resources retained a 100% economic interest in Antero Midstream, Antero Resources Investment LLC, an entity controlled by the Sponsor Holders and Messrs. Rady and Warren ("Antero Investment"), held a special membership interest in Antero Midstream, the terms of which provided that, following the initial public offering of Antero Midstream, the special membership interest would automatically convert into a general partner interest and incentive distribution rights in Antero Midstream. In November 2014, Antero Midstream completed its initial public offering and Antero Investment retained a non-economic general partner interest and all of the incentive distribution rights in Antero Midstream. As a result, Antero Resources does not have an economic interest in Antero Midstream's incentive distribution rights.

        In December 2016, Antero Investment formed IDR Holdings to hold 100% of Antero Midstream's incentive distribution rights. IDR Holdings was formed with two classes of membership interests: (i) capital interests referred to as Series A Units, all of which were granted to AMGP in its capacity as managing member of IDR Holdings, and (ii) profits interests referred to as Series B Units, certain of which were granted to Messrs. Rady and Warren in December 2016, and the remainder of which were granted to certain other members of Antero Management in January 2017. Prior to entering into the IDR Holdings LLCA Amendment, the Series B Holders were entitled to receive in the aggregate up to 6% of all quarterly cash distributions in excess of $7.5 million distributed by Antero Midstream on its incentive distribution rights. The Series B Holders also had the ability to cause the exchange of vested Series B Units for AMGP Common Shares with a value equal to such holder's pro rata share of up to 6% of AMGP's market capitalization at the time of exchange (calculated by reference to the 20-day volume weighted average price of the AMGP Common Shares preceding the date of exchange request) in excess of $2.0 billion, at any time up until December 31, 2026. The Series B Units were subject to restrictions on transfer and vested over three years in one-third increments upon each anniversary of the vesting commencement date, subject to continued employment.

        In May 2017, Antero Investment determined to monetize a portion of its interest in the incentive distribution rights and general partner interest in Antero Midstream, and caused AMGP, which owned AMP GP and the rights to receive the substantial majority of the distributions on the incentive distribution rights in Antero Midstream, to conduct an initial public offering of the AMGP Common Shares. As Antero Midstream's cash distributions grow, the percentage of those distributions payable to the holders of the incentive distribution rights, and indirectly AMGP, increase.

        Following the initial public offering of AMGP, a number of external factors contributed to Antero Resources, AMGP and Antero Midstream evaluating potential transactions that would further their respective strategic objectives.

        First, since May 2017, the landscape for master limited partnerships ("MLPs") has changed considerably. The Tax Cuts and Jobs Act lowered the U.S. federal corporate income tax rate from 35% to 21%, reducing the benefit of an MLP pass-through structure. In addition, the U.S. Federal Energy Regulatory Commission disallowed MLPs from receiving an income tax allowance on pipelines with tolling fees set under the "cost of service" framework. Although Antero Midstream was not directly impacted by the disallowance, many MLPs were, and the ruling either had or coincided with a negative impact on investments in MLPs in general. Between the completion of AMGP's initial public offering on May 9, 2017 and October 8, 2018 (the last trading day before the Simplification Agreement was announced), the Alerian MLP Index, a leading gauge of energy MLPs whose constituents represent approximately 75% of total energy MLP market capitalization, declined by approximately 9%, and between the completion of Antero Midstream's initial public offering on November 10, 2014 and October 8, 2018, the Alerian MLP Index declined by over 44%. These negative market trends have contributed to a significant number of MLPs eliminating their incentive distribution rights, directly or through mergers with the entities holding their incentive distribution rights, converting to corporations (for income tax and state law purposes) or both.

        On January 26, 2018, Antero Resources contacted a representative of Vinson & Elkins LLP ("V&E") to discuss recent stockholder feedback encouraging Antero Resources to both return capital to stockholders and simplify its current organizational structure into a two-entity (upstream and midstream) structure and eliminate Antero Midstream's incentive distribution rights.

        On January 29, 2018, SailingStone Capital Partners filed a Schedule 13D with respect to its ownership interests in Antero Resources, indicating its intention to engage in discussions with the AR Board regarding, among other things, strategic alternatives that would eliminate perceived potential conflicts of interest resulting from the current corporate structure.

        Also on January 29, 2018, members of Antero Management contacted each of J.P. Morgan and Morgan Stanley, as well as a number of other qualified investment banks, to discuss the potential engagement of those firms as financial advisors to Antero Resources in connection with potential measures to address the stockholder concerns described above regarding Antero Resources' discounted trading value relative to its peers in the Appalachian Basin and the perceived stockholder misalignment resulting from Antero Resources not having an economic interest in Antero Midstream's incentive distribution rights. The return of capital to Antero Resources' stockholders was also discussed as an objective. Each of J.P. Morgan and Morgan Stanley discussed their respective experience and qualifications, including with respect to activist defense assignments, MLPs, the energy industry generally, as well as its substantial experience advising MLPs and other companies with respect to transactions similar to the Transactions. The representatives of Morgan Stanley also noted that they had previously been engaged by Antero Resources, AMGP and their respective affiliates, and disclosed the nature of those engagements, as well as the related fees, to Antero Management.

        Later on January 29, 2018, Antero Resources issued a press release announcing that it was working with financial and legal advisors to evaluate potential measures to address the perceived valuation discount of Antero Resources' common stock relative to some of the premier U.S. large cap upstream independents that have a similar profile in terms of leverage, capital efficiency, production growth and free cash flow generation.

        Antero Resources entered into a definitive engagement letter with J.P. Morgan, effective February 2, 2018, for J.P. Morgan to serve as financial advisor to Antero Resources in connection with a potential simplification involving Antero Resources, AMGP and/or Antero Midstream and certain related transactions (the "Potential Simplification"). On February 21, 2018, the AR Board convened a meeting with members of Antero Management to discuss requests from Antero Resources stockholders to consider and evaluate potential measures to (i) remedy the perceived valuation discount and relative underperformance of Antero Resources compared to its peers in the Appalachian Basin, (ii) remedy the perceived stockholder misalignment resulting from Antero Resources not having an economic interest in Antero Midstream's incentive distribution rights and (iii) return capital to Antero Resources' stockholders. Representatives of J.P. Morgan and Morgan Stanley participated in this meeting and led a discussion of upstream and midstream sector trends, an overview of Antero Resources benchmarked against its peers and a preliminary review of potential alternative transactions that could be considered by AMGP, Antero Midstream and Antero Resources and a preliminary analysis of a merger involving AMGP and Antero Midstream. At this meeting, the AR Board decided to establish the AR Special Committee for the purpose of engaging in a strategic process to explore, review and evaluate a range of strategies and transactions to address a perceived discount in the trading value of Antero Resources' common stock. Robert J. Clark, Benjamin A. Hardesty and Joyce E. McConnell were appointed as the three members of the AR Special Committee. Mr. Clark was appointed Chairman of the AR Special Committee.

        On February 28, 2018, Antero Management discussed with representatives of Morgan Stanley whether Morgan Stanley would be willing to advise Antero Midstream instead of Antero Resources in connection with a Potential Simplification. While Morgan Stanley had provided preliminary analysis of strategic alternatives to the AR Board, given that Antero Resources had determined to engage J.P. Morgan as its financial advisor, and given that the transaction structure of the Potential Simplification had not yet been determined, Antero Management believed it would be more appropriate and valuable to have Morgan Stanley available to advise Antero Midstream. On March 19, 2018, Morgan Stanley was formally engaged by Antero Midstream.

        On February 23, 2018, the AM Board and AMGP Board convened separate meetings with Antero Management, at which time Antero Management advised each of those two boards of the AR Board's decision to undertake an evaluation of strategic alternatives and informed them of the possibility that Antero Resources may determine to support or encourage a potential transaction involving one or more of Antero Midstream or AMGP, and that, due to the relationships described under "Special Factors—Relationship of the Parties to the Transactions," the consideration of any such transaction by the AM Board or AMGP Board could result in actual or perceived conflicts of interest. At these meetings, as a result of the potential conflicts of interest, the AM Board and AMGP Board, respectively, formed and authorized the AM Conflicts Committee and the AMGP Conflicts Committee to, among other things: (i) consider, explore, review, analyze, and evaluate one or more Potential Simplification transactions, (ii) make such investigation of potential alternatives to the Potential Simplification, including maintaining the status quo, as those committees deemed necessary or appropriate, (iii) authorize, empower or direct the officers and employees of AMGP GP and AMP GP, as applicable, to provide those committees with such information and assistance as may be requested by those committees, (iv) review, evaluate, solicit, structure, and, if deemed sufficiently favorable to the interests of AMGP and Antero Midstream, as applicable, negotiate, or delegate the ability to negotiate to any persons, the terms and provisions, and determine the advisability, of one or more Potential

Simplifications, (v) determine whether or not to approve one or more Potential Simplification transactions by Special Approval (as defined in each of the AMGP Partnership Agreement and Antero Midstream Partnership Agreement), (vi) make a recommendation to the full AMGP Board and AM Board, as applicable, to approve or disapprove a Potential Simplification and (vii) if so approved by the committees, together with the approval by the full AMGP Board and AM Board, as applicable, to take such other actions as are necessary or advisable to consummate a Potential Simplification.

        At the meeting of the AM Board, the AM Board appointed David A. Peters and John C. Mollenkopf as the two members of the AM Conflicts Committee. Mr. Peters was appointed Chairman of the AM Conflicts Committee. At the meeting of the AMGP Board, the AMGP Board appointed Brooks J. Klimley and Rose M. Robeson as the two members of the AMGP Conflicts Committee. Mr. Klimley was appointed Chairman of the AMGP Conflicts Committee. In each case, those appointments followed determinations by the AM Board and AMGP Board, as applicable, in their business judgment, that each such director is "independent" within the NYSE's definition of that term and that those individuals satisfy the independence requirements for service on an audit committee under Rule 10A-3 of the Exchange Act and for service on a conflicts committee under the Antero Midstream Partnership Agreement and AMGP Partnership Agreement, as applicable. In making those determinations, each of the AM Board and AMGP Board considered, among other things (i) the qualifications, background, experience and independence of each such director, as set forth on the director and officer questionnaires most recently completed by those individuals, (ii) the holdings by each such director of equity securities of each of Antero Resources, AMGP and Antero Midstream, (iii) the AM Board's and AMGP Board's prior affirmative determination of the independence of each such director and (iv) such other information as the AM Board and AMGP Board deemed appropriate regarding the qualifications, background and experience of each such director.

        Following that delegation, Mr. Peters, on behalf of the AM Conflicts Committee, contacted representatives of Gibson, Dunn & Crutcher, LLP ("Gibson Dunn") to discuss engaging Gibson Dunn as legal counsel to represent the AM Conflicts Committee in connection with considering various alternatives, including a potential transaction involving Antero Resources and/or AMGP. The AM Conflicts Committee engaged Gibson Dunn because of Gibson Dunn's knowledge, expertise and experience with respect to public merger and acquisition transactions, MLP transactions and conflicts committee engagements and its prior experience with a representative of Gibson Dunn. An engagement letter detailing the terms of Gibson Dunn's engagement was executed on March 7, 2018.

        On February 25, 2018, Mr. Clark contacted representatives of Sidley Austin LLP ("Sidley") to ask that firm to check conflicts regarding potentially representing the AR Special Committee in connection with the Potential Simplification. On February 26, 2018, a representative of Sidley confirmed that it was clear to represent the AR Special Committee if the committee chose to retain Sidley.

        Also on February 26, 2018, Antero Resources, Antero Midstream and AMGP issued press releases announcing the formation of the AR Special Committee, the AM Conflicts Committee and the AMGP Conflicts Committee, respectively.

        On February 26, 2018, Ms. Robeson, on behalf of the AMGP Conflicts Committee, contacted a representative of Hunton Andrews Kurth LLP ("Hunton Andrews Kurth") to discuss engaging Hunton Andrews Kurth to represent the AMGP Conflicts Committee in connection with the Potential Simplification. On February 27, 2018, a representative of Hunton Andrews Kurth confirmed that it was able to represent the AMGP Conflicts Committee if the AMGP Conflicts Committee chose to engage Hunton Andrews Kurth.

        On February 28, 2018, the AMGP Conflicts Committee held a telephonic meeting with a representative of Hunton Andrews Kurth in attendance. The AMGP Conflicts Committee made the determination to engage Hunton Andrews Kurth as legal advisor following consideration of information regarding Hunton Andrews Kurth's independence and qualifications, including their experience with public mergers and acquisitions, complex transactions involving publicly traded partnerships and representation of conflicts committees. There was preliminary discussion of structural alternatives for a Potential Simplification.

        Also on February 28, 2018, the AR Special Committee held its first meeting, with representatives of Sidley participating. The AR Special Committee retained Sidley as its legal counsel because of Sidley's extensive experience in M&A transactions for exploration and production companies and midstream companies, including representing special committees in those types of transactions. At the meeting, Sidley discussed with the AR Special Committee, among other items, confidentiality, fiduciary duties, member independence, the Antero Resources director indemnification agreements and the delegated authority of the AR Special Committee from the AR Board. Additionally, the AR Special Committee discussed candidates to serve as its financial advisor. Mr. Clark and Mr. Hardesty pointed to Baird's experience in M&A transactions for exploration and production companies and midstream companies. They also noted that Baird had served as financial advisor for a special committee of the AR Board that had been appointed in 2015 in connection with negotiating a contribution of Antero Resources' water assets to Antero Midstream. That previously-appointed special committee had consisted of Mr. Clark and Mr. Hardesty. Following the discussion, the AR Special Committee determined to retain Baird as its financial advisor, subject to confirmation of their independence and the negotiation of a mutually acceptable engagement letter.

        On March 1, 2018, the AMGP Conflicts Committee held a telephonic meeting with representatives of Hunton Andrews Kurth in attendance. During the meeting, the AMGP Conflicts Committee interviewed three financial advisory firms with experience in advising special committees and conflicts committees and analyzing transactions involving publicly traded partnerships and related parties. Following each respective firm's presentation, discussion ensued regarding the information presented, the qualifications and experience of the firms, discussion of factors bearing on the independence of the firms, questions related to the Potential Simplification, benefits of receiving financial advice from the firms, the relationships of the firms with AMGP and its affiliates and the fees requested by the firms. Further, the AMGP Conflicts Committee discussed engaging Delaware counsel. After further discussion and consideration of its qualifications and experience, the AMGP Conflicts Committee made the determination to engage Richards, Layton & Finger, P.A. ("Richards Layton") as Delaware counsel based on their experience with complex transactions involving publicly traded partnerships and representation of conflicts committees.

        On March 2, 2018, the AMGP Conflicts Committee held a telephonic meeting with a representative of Hunton Andrews Kurth in attendance. There was additional discussion of the competence, expertise and other qualifications of each of the financial advisory firms interviewed, including experience with financial analysis, negotiations, complex transaction structures, the energy industry, and capital markets. Hunton Andrews Kurth advised the AMGP Conflicts Committee of legal considerations regarding the selection of financial advisors. After further discussion, the AMGP Conflicts Committee determined it would seek to engage Goldman Sachs as its financial advisor, subject to negotiation of a mutually acceptable engagement letter. The AMGP Conflicts Committee and Goldman Sachs subsequently entered into an engagement letter.

        On March 4, 2018, the AMGP Conflicts Committee held a telephonic meeting with representatives of Hunton Andrews Kurth and Richards Layton in attendance. The AMGP Conflicts Committee and its advisors discussed the background of the Potential Simplification and began to evaluate the Potential Simplification, including discussion regarding the process for potentially making an initial proposal to the AM Conflicts Committee regarding the Potential Simplification. There was discussion with counsel of the process to be followed in considering the Potential Simplification and the role of the AMGP Conflicts Committee.

        On March 6, 2018, the AM Conflicts Committee held a telephonic meeting during which representatives of Gibson Dunn explained the AM Conflicts Committee's roles and duties in, and best practices for, carrying out its exploration, review and evaluation of one or more Potential Simplification transactions. Mr. Peters, on behalf of the AM Conflicts Committee, expressed a desire to engage a financial advisor to assist the AM Conflicts Committee with its review of those transactions and discussed the process for evaluating potential financial advisors with Gibson Dunn.

        On March 8, 2018, the AMGP Conflicts Committee held a telephonic meeting with all of its advisors. The AMGP Conflicts Committee and its advisors engaged in a discussion regarding an upcoming presentation from Antero Management regarding the Potential Simplification. One of the AMGP Conflicts Committee's goals for the presentation included gaining a better understanding of the work previously done by Antero Management regarding a Potential Simplification and alternative transaction structures.

        On the afternoon of March 8, 2018, the AM Conflicts Committee held a telephonic meeting with representatives of Gibson Dunn to further discuss the potential engagement of a financial advisor. The AM Conflicts Committee had previously met with and received presentations from three potential financial advisors regarding their experience and qualifications. The presentation from Tudor Pickering detailed Tudor Pickering's experience and qualifications, including with respect to public merger and acquisition transactions, MLPs, the energy industry generally, as well as its substantial experience advising MLPs and other companies with respect to transactions similar to the Transactions. The representatives of Tudor Pickering also noted that Tudor Pickering had previously been engaged by Antero Resources, AMGP and their respective affiliates and disclosed the nature of those engagements to the AM Conflicts Committee. Following the presentation, representatives of Gibson Dunn sought and received detailed information from Tudor Pickering regarding prior and potential future engagements of Tudor Pickering by Antero Midstream or its affiliates, as well as regarding potential relationships between relevant individuals at Tudor Pickering and individuals at Antero Midstream or its affiliates. During the course of discussing Tudor Pickering's engagement, representatives of Gibson Dunn sought and received further additional detailed information regarding these matters. Both in advance of the AM Conflicts Committee's engagement of Tudor Pickering and thereafter, those relationships and fees were discussed by the AM Conflicts Committee with representatives of Gibson Dunn. Following those discussions, the AM Conflicts Committee determined that those relationships and fees would not inhibit Tudor Pickering's ability to serve as financial advisor to the AM Conflicts Committee.

        On March 9, 2018, the AMGP Conflicts Committee held a telephonic meeting with all of its advisors. Also in attendance by invitation of the AMGP Conflicts Committee were members of Antero Management, members of the AMGP Board and V&E, outside corporate counsel for each of Antero Resources, Antero Midstream and AMGP, who was continuing to advise each entity in connection with the strategic review and any Potential Simplification. Antero Management discussed with the AMGP Conflicts Committee its analysis of the Potential Simplification, including the current outlook for the midstream market and potential simplification structures analyzed by Antero Management. Among other things, Antero Management's initial presentation reflected that, pursuant to the terms of the IDR Holdings LLC Agreement, the value of the Series B Units following the Potential Simplification would be equivalent to up to 6% of AMGP's post-transaction market capitalization in excess of $2 billion. Antero Management also discussed the potential option value inherent in the Series B Units due to the ability of the Series B Holders to exchange into AMGP Common Shares at any time up until December 31, 2026. Following the presentation, the AMGP Conflicts Committee and its advisors met to discuss the information presented. There was discussion of forecasts and financial information prepared by Antero Management for use by the AMGP Conflicts Committee and Goldman Sachs.

        On March 12, 2018, the AM Conflicts Committee decided to engage Tudor Pickering as its financial advisor because of Tudor Pickering's knowledge and experience with respect to public merger and acquisition transactions, particularly transactions involving MLPs. An engagement letter detailing the terms of Tudor Pickering's engagement was executed on March 19, 2018, after the AM Conflicts Committee, with Gibson Dunn's assistance, had reviewed and negotiated acceptable terms thereof.

        Also on March 12, 2018, the AR Special Committee met, with representatives of Sidley participating, to discuss the AR Special Committee's engagement letter with Baird. At this meeting, the AR Special Committee also discussed correspondence with, and a questionnaire provided to, Baird regarding potential conflicts of interest in Baird's representation of the AR Special Committee. The AR Special Committee agreed that Baird could represent it fairly and without conflict, and approved the form of engagement letter. The Baird engagement letter was executed on March 15, 2018.

        On March 14, 2018, the AR Special Committee held a meeting, with representatives of Baird and Sidley participating, to discuss the mandate given by the AR Board with respect to the AR Special Committee and potential actions for the AR Special Committee to consider, including several different transaction alternatives. The AR Special Committee sought advice from Sidley with respect to how to approach the AR Special Committee's mandate, including discussions about which of the three committees (i.e., the AR Special Committee, the AM Conflicts Committee or the AMGP Conflicts Committee) should be the committee to make an initial proposal to one or more of the other committees.

        On March 14, 2018, the AMGP Conflicts Committee held a telephonic meeting with all of its advisors and certain members of Antero Management to conduct due diligence. Antero Management presented and discussed with the AMGP Conflicts Committee its outlook for growth of Antero Midstream and AMGP, a detailed business overview and a five-year financial plan for Antero Midstream.

        On March 16, 2018, the AMGP Conflicts Committee held a telephonic meeting with all of its advisors to discuss the presentation of Antero Management's business outlook for AMGP and Antero Midstream. Later on March 16, 2018, Goldman Sachs delivered an executed disclosure letter regarding certain of its relationships with AMGP, Antero Midstream, Antero Resources and Warburg Pincus LLC to the AMGP Conflicts Committee. After considering the information presented in the letter with its legal counsel, the AMGP Conflicts Committee re-confirmed the firm's engagement as its financial advisor.

        On March 20, 2018, the AM Board held a meeting, with representatives of V&E, Tudor Pickering and Gibson Dunn participating, as well as Antero Management and representatives of Morgan Stanley, the financial advisor to Antero Midstream. During the meeting, members of Antero Management provided to the AM Board, including the members of the AM Conflicts Committee and its advisors, certain due diligence information with respect to Antero Resources, Antero Midstream and AMGP, including financial projections and information with respect to the assets, business plan, growth projects and outlook. Morgan Stanley provided an evaluation of selected simplification strategies which would combine Antero Midstream and AMGP and/or eliminate the incentive distribution rights and the potential benefits with respect thereto. Morgan Stanley noted its conclusion that a transaction structure in which AMGP acquired the AM Common Units would be the optimal mechanism for Antero Midstream and the AM Unitholders among those being considered. Following Morgan Stanley's presentation, representatives of Gibson Dunn highlighted for the AM Board certain results of their due diligence review with respect to the independence of the members of the AM Conflicts Committee. Gibson Dunn noted that Mr. Peters' son is employed by Antero Resources. The AM Board determined that this relationship was not material because the employment relationship is maintained on an arm's length basis, Mr. Peters' son is not an executive officer of Antero Resources or a member of Mr. Peters' household, and Mr. Peters does not have any material interest in the employment relationship. The AM Board meeting concluded with Antero Management's presentation to the AM Board of an overview of potential financing alternatives for Antero Midstream.

        Later on March 20, 2018, following the meeting of the AM Board, the AM Conflicts Committee held a separate meeting with representatives of Gibson Dunn and Tudor Pickering to discuss the presentation provided by Antero Management and Morgan Stanley and to outline the process of the AM Conflicts Committee's consideration of a proposal with respect to a transaction between AMGP and Antero Midstream to the extent such a transaction was presented.

        On March 22, 2018, the AR Special Committee held a meeting, with representatives of Baird, Sidley, J.P. Morgan and V&E participating, as well as members of Antero Management, to discuss the analysis performed to date by Antero Management and J.P. Morgan with regard to a range of potential transactions. This meeting was intended to permit the AR Special Committee and its financial and legal advisors to better understand the work already performed by Antero Management, V&E and J.P. Morgan with respect to potential structural and financing transactions, including consolidation of the midstream business, commencement by Antero Resources of a share repurchase program and the acceleration of certain earn-out payments (the "Water Earn-Out") provided for under the Contribution, Conveyance and Assumption Agreement, dated September 17, 2015, between Antero Resources and Antero Midstream (the "Water Contribution Agreement").

        From March 22, 2018 to April 19, 2018, the AR Special Committee met five times to discuss Baird's observations relating to structural issues in the Antero family of companies (including Antero Resources, Antero Midstream and AMGP), the performance of Antero Resources' stock price and various potential strategies to increase performance at Antero Resources. From March 22, 2018 to March 30, 2018, Antero Management provided to Baird stand-alone forecasts of Antero Resources, stand-alone forecasts of Antero Midstream and AMGP, a summary of an AMGP-Antero Midstream merger model, certain intercompany agreements of the Antero parties, as well as a structural steps memorandum for an AMGP acquisition of Antero Midstream. The AR Special Committee set as a priority in any potential transaction that Antero Resources receive cash as consideration for its unit ownership in Antero Midstream in order to permit Antero Resources to implement strategic initiatives that the AR Board had previously considered, including potential repurchases of Antero Resources common stock.

        On March 23, 2018, the AMGP Conflicts Committee held a telephonic meeting with all of its advisors. Representatives of Goldman Sachs discussed preliminary financial analyses regarding a Potential Simplification with the AMGP Conflicts Committee. The AMGP Conflicts Committee and its advisors discussed possible alternative structures for a Potential Simplification. There was also discussion of potential settlement of the Series B Units and possible governance structures following a Potential Simplification. Legal advisors to the AMGP Conflicts Committee made a presentation regarding certain legal matters, including duties and responsibilities of the AMGP Conflicts Committee.

        On March 30, 2018, the AR Special Committee held a meeting, with representatives of Baird and Sidley participating, to discuss updates on a Potential Simplification, as well as a preliminary evaluation of a potential transaction that Antero Resources would propose to Antero Midstream regarding the Water Earn-Out. The AR Special Committee determined that one of the benefits of accelerating the Water Earn-Out would be the acceleration of the cash payments to Antero Resources, in exchange for giving Antero Midstream a discount on the total amount it would be required to pay under the Water Contribution Agreement. In the meantime, the AR Special Committee continued to discuss the potential of a larger transaction that focused on a simplification of the corporate structure of the midstream business, including the various alternatives that had been presented by J.P. Morgan during the March 22, 2018 presentation.

        On April 3, 2018, the AMGP Conflicts Committee held a telephonic meeting with all of its advisors to discuss financial due diligence and the preliminary financial analyses prepared by representatives of Goldman Sachs for a Potential Simplification, including potential settlement of the Series B Units. The AMGP Conflicts Committee and its advisors also discussed possible alternative structures for a Potential Simplification, including (1) an acquisition of Antero Midstream by AMGP in a 100% stock transaction, and (2) a recapitalization involving elimination of IDRs in exchange for AM Common Units. Additionally, there was a discussion of the differences in a typical investor base in a Delaware corporation and a typical investor base in a Delaware limited partnership. The AMGP Conflicts Committee determined that resolving the settlement of the Series B Units would be a gating item to making a proposal to the AM Conflicts Committee with respect to the Potential Simplification.

        Later on April 3, 2018, Mr. Klimley had a discussion with Mr. Warren regarding a Potential Simplification, the settlement of the Series B Units in a Potential Simplification and the AMGP Conflicts Committee's view that the renegotiation of the IDR Holdings LLC Agreement and settlement of the Series B Units were gating items to the transaction. Unless otherwise indicated, in negotiations relating to the settlement of the Series B Units described in "—Background of the Transactions," Mr. Rady and Mr. Warren were acting in their capacity as holders of a majority of the outstanding Series B Units. Mr. Warren stated that the Series B Units represented equity owned by the Series B Holders that is not subject to any limitations or conditions other than continued employment and time vesting restrictions and that the full stated value of the Series B Units is up to 6% of the post-transaction market capitalization of AMGP in excess of $2 billion. Mr. Warren noted that the contractual exchange right of the Series B Holders was currently exercisable at any time up until December 31, 2026, allowing the Series B Holders to participate in AMGP's potential growth over that time period.

        On April 4, 2018, the AMGP Conflicts Committee held a telephonic meeting with all of its advisors to report on discussions held between Mr. Klimley and Mr. Warren regarding the settlement of the Series B Units.

        On April 5, 2018, the AMGP Conflicts Committee held a telephonic meeting with all of its advisors to discuss the settlement of the Series B Units, structural alternatives and negotiation of terms of a Potential Simplification. The AMGP Conflicts Committee discussed the view of Mr. Warren regarding the position of the Series B Holders regarding the settlement of the Series B Units in a Potential Simplification.

        On April 8, 2018, the AMGP Conflicts Committee held a telephonic meeting with all of its advisors. Representatives of Goldman Sachs discussed with the AMGP Conflicts Committee preliminary financial analyses of a Potential Simplification, including the potential settlement of the Series B Units. There was also discussion of potentially soliciting the views of the other non-management members of the AMGP Board affiliated with the Sponsor Holders (the "AMGP Sponsor Directors") in connection with the AMGP Conflicts Committee's analysis of the Series B Units.

        On April 10, 2018, the AR Special Committee met again, with representatives of Baird and Sidley participating, to discuss the potential acceleration of the Water Earn-Out, as well as a preliminary discussion regarding the settlement of the Series B Units in a Potential Simplification. In the event of a combination of Antero Midstream and AMGP, the AR Special Committee believed that the Series B Units could potentially dilute Antero Resources' ownership in a pro forma combined entity, and the AR Special Committee focused on understanding the potential impact of an exchange of the Series B Units on a potential transaction.

        Also on April 10, 2018, the AMGP Conflicts Committee held an in-person meeting in Denver, Colorado with representatives of all of its advisors. Representatives of Goldman Sachs discussed with the AMGP Conflicts Committee preliminary financial analyses from Goldman Sachs regarding the Potential Simplification, including the potential settlement of the Series B Units in the transaction.

        Later on April 10, 2018, following the earlier meeting of the AMGP Conflicts Committee, the AMGP Board held a meeting, with representatives of V&E, Goldman Sachs, Hunton Andrews Kurth and Richards Layton participating, as well as Antero Management. The AMGP Conflicts Committee and representatives of Goldman Sachs updated the AMGP Board regarding their ongoing work to evaluate the Potential Simplification. Mr. Klimley discussed the work that the AMGP Conflicts Committee had performed so far in evaluating alternative transaction structures, as well as its views on the market conditions for MLPs and recent trends in simplifications and related transactions in the midstream industry to enhance distribution stability. At the request of the AMGP Conflicts Committee, representatives of Goldman Sachs discussed observations of the AMGP Conflicts Committee as to potential market reactions to alternative transaction structures, noting that various factors suggested the acquisition of Antero Midstream by AMGP was likely to be viewed more favorably by the market than the alternative transaction structures discussed at the meeting on April 3, 2018. There was also a discussion of the advisability of determining the expected settlement of the Series B Units prior to the AMGP Conflicts Committee being able to make a proposal for any Potential Simplification.

        Following the meeting of the AMGP Board on April 10, 2018, the AMGP Conflicts Committee and all of its advisors met with the AMGP Sponsor Directors. At the request of the AMGP Conflicts Committee, representatives of Goldman Sachs discussed preliminary financial analyses of the Potential Simplification, including the potential settlement of the Series B Units in the transaction. Following discussion, it was agreed that Mr. Kagan, an AMGP Sponsor Director, and Mr. Klimley would have further discussions with Messrs. Rady and Warren regarding the settlement of the Series B Units.

        Later on April 10, 2018, Mr. Klimley, Mr. Kagan and Mr. Warren discussed the Series B Units. Mr. Warren stated that the Series B Holders understood the desire of the various committees to eliminate the incentive distribution rights and Series B Units as part of a Potential Simplification, and Mr. Warren continued to emphasize his belief that, taking into account the Management Holders' calculated value of the Series B Units, a Potential Simplification would continue to be financially attractive to AMGP Shareholders if the Series B Units were settled on their existing terms.

        On April 11, 2018, the AMGP Conflicts Committee held a telephonic meeting with representatives of Hunton Andrews Kurth and Richards Layton to discuss certain terms of the Series B Units. There was discussion of the obligations of the AMGP Conflicts Committee in considering a Potential Simplification. Mr. Klimley also reported on the discussion with Mr. Warren regarding the Series B Units. Further discussion ensued about the contractual terms of the Series B Units and potential alternative transaction structures.

        On April 11, 2018, after discussions with the AMGP Conflicts Committee and the AMGP Sponsor Directors, Messrs. Rady and Warren proposed that, in order to facilitate a Potential Simplification, instead of the formula provided in the IDR Holdings LLC Agreement, which generally would allow holders of vested Series B Units a right to exchange a Series B Unit for a per unit equivalent of up to 6% of the then pro forma market capitalization of AMGP less $2 billion, the same formula would be applied to the exchange of the Series B Units except that all vested and unvested Series B Units would be eliminated and 6% would be reduced to 4.5% in the formula. In addition, Messrs. Rady and Warren offered to settle the Series B Units in connection with the closing of the Potential Simplification, well in advance of December 31, 2026.

        On April 12, 2018, the AMGP Conflicts Committee held a telephonic meeting with all of its advisors to discuss its next steps with respect to a Potential Simplification and the potential elimination of the Series B Units as part of the transaction. The AMGP Conflicts Committee discussed the proposal made by Messrs. Rady and Warren with respect to the settlement of the Series B Units.

        On April 18, 2018, the AMGP Conflicts Committee held a telephonic meeting with all of its advisors. Representatives of Goldman Sachs discussed preliminary financial analyses of the Potential Simplification, including the potential settlement of the Series B Units. The AMGP Conflicts Committee discussed possible terms for making a proposal to the Series B Holders with respect to the settlement of the Series B Units in the transaction.

        On April 19, 2018, the AR Special Committee held a meeting, with representatives of Baird and Sidley participating, to review Baird's presentation concerning market and valuation perspectives for each of Antero Resources, Antero Midstream and AMGP, as well as a discussion of return of capital alternatives. Additionally, the AR Special Committee and representatives of Baird and Sidley discussed a potential proposal to Antero Midstream to accelerate the Water Earn-Out. The AR Special Committee unanimously decided to send a proposal to the AM Conflicts Committee relating to the Water Earn-Out (the "Water Earn-Out Proposal"). The Water Earn-Out Proposal contemplated that Antero Midstream's obligations under the Water Earn-Out would be cancelled for a total cash payment to Antero Resources equal to $220 million, representing a $30 million discount to the total maximum amount of the Water Earn-Out payments that Antero Midstream would be required to make if the applicable thresholds were achieved. The Water Earn-Out Proposal was sent to the AM Conflicts Committee on April 19, 2018.

        On April 19, 2018, the AM Conflicts Committee received a letter from Mr. Clark, on behalf of the AR Special Committee, outlining the Water Earn-Out Proposal. On April 20, 2018 and April 25, 2018, the AM Conflicts Committee held telephonic meetings with representatives of Gibson Dunn and Tudor Pickering, respectively, to review and consider the terms of the Water Earn-Out Proposal. Following those discussions, the AM Conflicts Committee determined that negotiations with respect to the Water Earn-Out Proposal were premature, and that any such negotiations should take place as part of negotiations with respect to a broader transaction between Antero Midstream, on the one hand, and AMGP and/or Antero Resources, on the other hand. The AM Conflicts Committee then requested that Gibson Dunn prepare a response to the AR Special Committee for their consideration. On April 26, 2018, Mr. Peters communicated the AM Conflicts Committee's position with respect to the Water Earn-Out Proposal to Mr. Clark by email. In light of Mr. Peters' response, the AR Special Committee determined not to pursue the acceleration of the Water Earn-Out at that time, but instead would consider whether to revive the Water Earn-Out Proposal if a broader transaction were to be proposed by one of the other committees.

        On April 20, 2018, the AMGP Conflicts Committee held a telephonic meeting with all of its advisors. Following discussion, the AMGP Conflicts Committee agreed to propose to the Series B Holders that the Series B Units be exchanged for shares of New AM Common Stock in connection with a Potential Simplification. There was discussion of a draft term sheet to be used by the AMGP Conflicts Committee to make a proposal that the Series B Units be exchanged for a fixed nine million shares of New AM Common Stock.

        After the meeting of the AMGP Conflicts Committee on April 20, 2018, Mr. Klimley delivered the proposal to Messrs. Warren and Rady as majority holders of the Series B Units. Messrs. Rady and Warren responded that they did not want to exchange the Series B Units for a fixed number of shares of New AM Common Stock because they believed the Series B Units should benefit from AMGP Share price appreciation that may occur in connection with a Potential Simplification up until closing of the Potential Simplification. Messrs. Warren and Rady also explained the potential value of the Series B Units as a result of the potential for future issuances of shares of New AM Common Stock and the effect that future share issuances may have on the economics associated with the Series B Units over the long term.

        On April 23, 2018, the AMGP Conflicts Committee held a telephonic meeting with all of its advisors to discuss the response from Messrs. Rady and Warren to the AMGP Conflicts Committee's proposal regarding the settlement of the Series B Units. Mr. Klimley reported on the discussions he held with Messrs. Rady and Warren. It was agreed that Mr. Klimley would contact Messrs. Rady and Warren and request that they provide a written counteroffer to the AMGP Conflicts Committee.

        On April 26, 2018, the AMGP Conflicts Committee had a conversation with the Management Holders regarding the AMGP Conflicts Committee's proposal for the Series B Units. Following the discussion, Messrs. Rady and Warren provided the AMGP Conflicts Committee with a written term sheet proposing the mechanics for settling the Series B Units. The term sheet was accompanied by the Management Holders' financial analysis of the Series B Units.

        On April 27, 2018, the AMGP Conflicts Committee held a telephonic meeting with all of its advisors. The AMGP Conflicts Committee discussed the term sheet relating to the Series B Units and authorized Goldman Sachs to contact the Management Holders with due diligence questions regarding their financial analysis of the Series B Units.

        On April 30, 2018, the AMGP Conflicts Committee held a telephonic meeting with all of its advisors. At the request of the AMGP Conflicts Committee, representatives of Goldman Sachs discussed preliminary financial analyses regarding a Potential Simplification, including the potential settlement with respect to the Series B Units in the transaction. The AMGP Conflicts Committee and all of its advisors discussed, among other things, the economics associated with the Series B Units and next steps with respect to negotiation of the settlement of the Series B Units.

        On May 3, 2018, Mr. Klimley had a discussion with Mr. Warren regarding Mr. Warren's preliminary agreement on certain aspects of the value of the Series B Units. There was discussion of the need to agree on other financial assumptions before proceeding with further negotiations.

        Later on May 3, 2018, the AMGP Conflicts Committee held a telephonic meeting with representatives of Goldman Sachs and Hunton Andrews Kurth. The AMGP Conflicts Committee discussed the potential for a portion of the exchange of the Series B Units to be settled in cash and whether a cash settlement might reduce dilution and offer certain benefits to the Disinterested AMGP Shareholders.

        On May 8, 2018, Mr. Klimley had a discussion with Mr. Kagan regarding the potential consideration being evaluated for payment to the Series B Holders in connection with the settlement of the Series B Units.

        Later on May 8, 2018, the AMGP Conflicts Committee held a telephonic meeting with all of its advisors. Representatives of Goldman Sachs discussed updated preliminary financial analyses with regard to a Potential Simplification, including the potential settlement with respect to the Series B Units in the transaction and preliminary financial analyses regarding Antero Midstream and AMGP.

        Later on May 8, 2018, the AMGP Conflicts Committee held a telephonic meeting with representatives of Goldman Sachs and Hunton Andrews Kurth in attendance. Representatives of Goldman Sachs discussed preliminary financial analyses regarding the Series B Units. The AMGP Conflicts Committee determined to seek further information from other non-management members of the AMGP Board regarding the settlement of the Series B Units.

        On May 9, 2018, the AMGP Conflicts Committee held a telephonic meeting with all of its advisors. Also in attendance, by invitation of the AMGP Conflicts Committee, were certain of the AMGP Sponsor Directors. The AMGP Conflicts Committee and the AMGP Sponsor Directors discussed alternative structures for a Potential Simplification and the potential exchange of the Series B Units for a fixed number of shares of New AM Common Stock.

        On May 18, 2018, the AMGP Conflicts Committee held a telephonic meeting with all of its advisors. Also in attendance, by invitation of the AMGP Conflicts Committee, were the AMGP Sponsor Directors. At the request of the AMGP Conflicts Committee, representatives of Goldman Sachs discussed preliminary financial analyses regarding a Potential Simplification. The potential structures for the transaction discussed at the meeting included the post-transaction company being a Delaware C-corporation with a corporate-style governance structure and a majority of the board of directors being independent.

        On May 21, 2018, the AMGP Conflicts Committee held a telephonic meeting with representatives of Hunton Andrews Kurth and Richards Layton in attendance. The AMGP Conflicts Committee and its legal counsel discussed the benefits of conditioning a Potential Simplification on approval by a majority of the Disinterested AMGP Shareholders. Following discussion with its legal counsel, the AMGP Conflicts Committee determined that it would seek to negotiate for a Potential Simplification to be conditioned on approval by a majority of the Disinterested AMGP Shareholders.

        On May 22, 2018, the AMGP Conflicts Committee held a telephonic meeting with all of its advisors. Also in attendance, upon invitation by the AMGP Conflicts Committee, were certain of the AMGP Sponsor Directors. There was discussion regarding certain perceived investor preferences for corporate-style board governance, a majority of independent board members, and the potential for inclusion in stock market indices, if certain financial and trading metrics were met. After further discussion, the AMGP Conflicts Committee believed it would be desirable to propose to the Series B Holders that the Series B Units be exchanged for a fixed number of shares of New AM Common Stock in the range of 17 to 18 million shares. The willingness of the AMGP Conflicts Committee to support the proposed exchange of the Series B Units on those terms was conditioned upon agreement on an acceptable exchange ratio for the Merger, the Potential Simplification resulting in a NYSE-listed Delaware C-corporation with a corporate-style governance structure and a board of directors consisting of a majority of independent directors and upon the Transactions being conditioned on the approval of a majority of the Disinterested AMGP Shareholders.

        From May 22, 2018 to May 29, 2018, Mr. Klimley had discussions with Messrs. Rady and Warren about the Potential Simplification. Messrs. Rady and Warren expressed their opposition to AMGP's conversion to a C-corporation instead of remaining a limited partnership. Messrs. Rady and Warren also renewed their proposal that the Series B Units be exchanged for 4.5% of AMGP's post-transaction market capitalization in excess of $2 billion which would allow holders of Series B Units to benefit from AMGP Share price appreciation that may occur in connection with a Potential Simplification. Alternatively, if the AMGP Conflicts Committee proposed to exchange the Series B Units for a fixed number of shares of New AM Common Stock or shares of New AM Common Stock, Messrs. Rady and Warren proposed to exchange the Series B Units for 19.5 million shares, which Messrs. Rady and Warren believed allowed the holders of Series B Units to capture a sufficient amount of the anticipated upside in AMGP's market capitalization that they would be giving up by agreeing to exchange the Series B Units for a fixed number of shares of New AM Common Stock. Messrs. Rady and Warren agreed that a Potential Simplification would be conditioned upon approval of a majority of the Disinterested AMGP Shareholders.

        On May 29, 2018, the AMGP Conflicts Committee held a telephonic meeting with all of its advisors. Also in attendance, by invitation of the AMGP Conflicts Committee, were certain of the AMGP Sponsor Directors. Mr. Klimley reported on recent discussions he had with Messrs. Rady and Warren. After discussion with all of its advisors, the AMGP Conflicts Committee, after considering the views of the AMGP Sponsor Directors, believed it would be desirable to propose to Messrs. Rady and Warren that the Series B Units be exchanged for a fixed number of shares of New AM Common Stock in the amount of 18 million shares, that AMGP be converted to a Delaware C-corporation with a corporate-style governance structure with a majority of independent directors and that the Potential Simplification be conditioned on receiving the approval of a majority of the Disinterested AMGP Shareholders. Later, on May 29, 2018, Mr. Klimley delivered the AMGP Conflicts Committee's proposal to Messrs. Rady and Warren.

        On May 30, 2018, Mr. Klimley had a discussion with Messrs. Rady and Warren. Messrs. Rady and Warren declined the AMGP Conflicts Committee's proposal as it related to the conversion of AMGP to a C-corporation, but indicated that they would be amenable to exchanging the Series B Units for a fixed number of shares of New AM Common Stock.

        On May 31, 2018, the AMGP Conflicts Committee held a telephonic meeting with all of its advisors. Also in attendance, by invitation of the AMGP Conflicts Committee, were the AMGP Sponsor Directors. Mr. Klimley reported on discussions he had with Messrs. Rady and Warren.

Following discussion, the AMGP Conflicts Committee directed Hunton Andrews Kurth to conduct further due diligence regarding C-corporation structure and tax matters.

        Later on May 31, 2018, Mr. Klimley had discussions with Messrs. Rady and Warren about a Potential Simplification. Messrs. Rady and Warren indicated their agreement to the conversion of AMGP to a Delaware C-corporation with a corporate-style governance structure and, along with the Sponsor Holders, to forgo the significant governance rights they would have retained had New AM remained a limited partnership and had the Management Holders and Sponsor Holders continued to own its general partner, subject to the completion of further due diligence on tax matters. Messrs. Rady and Warren also proposed exchanging the Series B Units for 19 million shares of New AM Common Stock.

        Later on May 31, 2018, the AMGP Conflicts Committee held a telephonic meeting with all of its advisors. Also in attendance, by invitation of the AMGP Conflicts Committee, was one of the AMGP Sponsor Directors. Mr. Klimley reported on the discussions he had earlier in the day with Messrs. Rady and Warren. The AMGP Conflicts Committee determined that Mr. Klimley would discuss with Messrs. Rady and Warren whether they would be willing to accept a proposal that the Series B Units would be exchanged for 18.5 million shares of New AM Common Stock.

        On June 1, 2018, the AMGP Conflicts Committee held a telephonic meeting with all of its advisors. Also in attendance, by invitation of the AMGP Conflicts Committee, were the AMGP Sponsor Directors. Representatives of Goldman Sachs discussed preliminary financial analyses regarding the potential settlement of the Series B Units in a Potential Simplification. After discussion with all of its advisors, the AMGP Conflicts Committee and the non-management members of the AMGP Board agreed to propose to Messrs. Rady and Warren that the Series B Units be exchanged for 18.5 million shares of New AM Common Stock.

        Later on June 1, 2018, Mr. Klimley delivered the AMGP Conflicts Committee's proposal to Messrs. Rady and Warren. Messrs. Rady and Warren indicated they were prepared to accept the proposal that the Series B Units be exchanged for a fixed number of shares of New AM Common Stock equal to 18.5 million shares and that the post-transaction company would be structured as a C-corporation.

        Later on June 1, 2018, the AMGP Conflicts Committee held a telephonic meeting with all of its advisors. Also in attendance, by invitation of the AMGP Conflicts Committee, were the AMGP Sponsor Directors. Mr. Klimley reported on the discussion he had earlier in the day with Messrs. Rady and Warren. The AMGP Conflicts Committee authorized Hunton Andrews Kurth to conduct further tax due diligence in discussions with V&E regarding the anticipated transaction structure and the anticipated tax impacts.

        On June 6, 2018, the AMGP Conflicts Committee held a telephonic meeting with all of its advisors. Representatives of Goldman Sachs discussed preliminary financial analyses of a Potential Simplification, including the potential settlement of the Series B Units in the transaction. After further discussion, the AMGP Conflicts Committee agreed that it would make a proposal to Antero Midstream that provides for each outstanding AM Common Unit to be exchanged for 1.6 shares of the post-transaction company. The AMGP Conflicts Committee and its advisors discussed a form of proposal letter to be used in connection with making a proposal to Antero Midstream for the Potential Simplification.

        Later on June 6, 2018, the AMGP Board held a meeting, with representatives from V&E and Hunton Andrews Kurth participating, as well as members of Antero Management. At the meeting, V&E discussed with members of the AMGP Board potential transaction structures and the anticipated tax impacts of those structures, including that the transaction structure the AMGP Conflicts Committee was considering proposing to Antero Midstream and Antero Resources would be taxable to AM Unitholders, including Antero Resources.

        Following the AMGP Board meeting, on June 6, 2018, the AMGP Conflicts Committee held a telephonic meeting with all of its advisors to discuss a revised draft proposal letter to be used in connection with making a proposal to Antero Midstream for a Potential Simplification. There was discussion of the tax analysis and due diligence conducted earlier in the day regarding the anticipated tax treatment of the transaction. Representatives of Goldman Sachs also discussed preliminary financial analyses regarding the Potential Simplification that, at the request of the AMGP Conflicts Committee, it would also discuss at an upcoming AMGP Board meeting.

        On June 7, 2018, the AMGP Board held a meeting, with representatives from V&E, Goldman Sachs, Hunton Andrews Kurth and Richards Layton participating, as well as members of Antero Management. At the meeting, the members of the AMGP Conflicts Committee and representatives of Goldman Sachs updated the AMGP Board regarding their ongoing evaluations of the Potential Simplification, as well as an overview of the initial proposal that the AMGP Conflicts Committee had prepared and planned to present to the AM Board. At the request of the AMGP Conflicts Committee, representatives of Goldman Sachs provided an overview of the illustrative terms of the proposal under consideration by the AMGP Conflicts Committee, with a particular focus on the relative historical trading prices of the shares of New AM Common Stock and the AM Common Units and the implied ratios at which the AM Common Units would be exchanged for shares of New AM Common Stock. The AMGP Conflicts Committee determined to revise its proposal to reflect the discussion that had taken place at the meeting before submitting the proposal to the AM Board. Following this discussion, representatives of V&E led a discussion on the anticipated tax treatment of the Potential Simplification.

        The following day, on June 8, 2018, the AMGP Conflicts Committee submitted its proposal to Antero Midstream that provided, among other things, for each outstanding AM Common Unit to be exchanged for shares of the post-transaction company at an exchange ratio of 1.6x, without any cash component (the "AMGP June 8 Proposal"). The AMGP June 8 Proposal also provided that AMGP would be reorganized into a C-corporation with corporate style governance and that all of the Series B Units would be exchanged for an aggregate of 18.5 million shares of fully vested New AM Common Stock without being subject to any further conditions or transfer restrictions, as well as an immediate cash payment of any accrued but unpaid distributions with respect to unvested Series B Units.

        Between June 8, 2018 and June 28, 2018, the AM Conflicts Committee held several telephonic meetings with representatives of Gibson Dunn and Tudor Pickering to discuss the terms of the AMGP June 8 Proposal. Over the course of those meetings, representatives of Tudor Pickering presented Tudor Pickering's preliminary analysis of the financial terms of the AMGP June 8 Proposal, including the proposed merger consideration and the expected impact on the AM Public Unitholders after giving effect to the exchange of the Series B Units for New AM Common Stock. During those presentations, Tudor Pickering provided, among other things: (i) a summary of the AMGP June 8 Proposal; (ii) a summary of the financial projections prepared by Antero Management, including their underlying assumptions; (iii) a preliminary valuation of the AM Common Units and New AM Common Stock, including a discounted distribution analysis, a peer group trading analysis, a contribution analysis, a premiums paid analysis, an accretion/dilution analysis and a precedent transactions analysis, in each case utilizing the financial projections prepared by Antero Management; (iv) an analysis of the proposed exchange ratio; (v) the impact of the New AM Common Stock to be issued in connection with the proposed settlement of the Series B Units on the AM Public Unitholders; and (vi) an analysis of the pro forma financial impact of the Potential Simplification to Antero Midstream and AMGP, both before and after giving effect to the taxes payable in connection with the Potential Simplification, utilizing the financial projections prepared by Antero Management. During the presentation, the AM Conflicts Committee asked, and representatives of Tudor Pickering answered, questions with respect to Tudor Pickering's preliminary financial analysis. Particular focus was placed on the taxable nature of the Potential Simplification, the expected taxes that would be payable by the AM Public Unitholders as a result of those transactions, adding a cash component to the merger consideration to offset expected taxes and protecting the AM Public Unitholders from the dilution caused by the proposed exchange of the Series B Units. During the presentation and with respect to each of the foregoing factors that was discussed, representatives of Tudor Pickering and the AM Conflicts Committee also discussed maintaining the status quo of Antero Midstream (which discussions concerning maintaining the status quo continued throughout the process leading to the AM Conflicts Committee granting "Special Approval" with respect to the Transactions). In addition, representatives of Gibson Dunn presented analyses regarding (x) the governance terms outlined in the AMGP June 8 Proposal, and (y) the required vote of AM Unitholders to approve the Potential Simplification, including whether the closing of the proposed transactions should be conditioned upon approval by a majority of the Disinterested AM Unitholders. In certain of those discussions, representatives of Gibson Dunn, including Gibson Dunn's tax specialist, provided analysis with respect to the expected taxes that would be payable by an average AM Public Unitholder as a result of the transaction.

        On June 12, 2018, the AR Special Committee held a meeting, with representatives of Baird and Sidley participating, to discuss the AMGP June 8 Proposal and next steps in the evaluation process. At the meeting, Baird reviewed with the AR Special Committee an implied premium analysis based on different time frames since the AR Special Committee had been formed. The AR Special Committee discussed the impact on completing a transaction that contemplated that the merger consideration would consist solely of shares of New AM Common Stock, without any cash component.

        On June 13, 2018, the AMGP Conflicts Committee held a telephonic meeting with all of its advisors. There was discussion with legal counsel regarding certain issues and items relating to the governance of New AM and terms remaining to be discussed and negotiated with the parties, Messrs. Rady and Warren, and the Sponsor Holders.

        On June 20, 2018, the AMGP Board held a meeting, with representatives of V&E and Goldman Sachs participating, as well as members of Antero Management. At the meeting, at the request of the AMGP Conflicts Committee, representatives of Goldman Sachs discussed illustrative dividend policies of New AM following the Potential Simplification, including certain implied distribution coverage metrics. Antero Management then presented the AMGP Board with an analysis of key financial metrics of recent comparable transactions.

        On June 21, 2018, the AR Special Committee held a meeting, with representatives of Baird and Sidley participating. At the meeting, representatives of Baird discussed with the AR Special Committee its preliminary financial analysis of the AMGP June 8 Proposal, based on the financial projections received by Baird from Antero Management to date, and noting that certain items were subject to change pending certain diligence items requested by Baird. During the presentation, Baird presented, among other things, (a) a summary of the terms of the AMGP June 8 Proposal and initial takeaways, (b) current and pro forma ownership, and implied ownership by relative contribution, resulting from the AMGP June 8 Proposal, (c) an exchange ratio analysis, (d) precedent transaction analysis, (e) pro forma impact analysis and (f) a valuation analysis of the Series B Units.

        On June 22, 2018, the AMGP Conflicts Committee held a telephonic meeting with all of its advisors to consider the anticipated dividend policy of New AM, as discussed during the AMGP Board meeting and the future composition of the New AM Board.

        On June 27, 2018, the AMGP Conflicts Committee held a telephonic meeting with all of its advisors. Representatives of Goldman Sachs discussed preliminary financial analyses regarding the potential settlement of the Series B Units in the Potential Simplification. There was discussion of certain terms of the Simplification Agreement that would be subject to negotiation for the Potential Simplification.

        On June 28, 2018, the AR Special Committee held a meeting, with representatives of Baird and Sidley participating. At the meeting, Sidley and Baird discussed certain tax consequences to Antero Resources based on the AMGP June 8 Proposal. After discussion, the AR Special Committee noted that the AMGP June 8 Proposal did not appear to compensate Antero Resources for the fact that, because the taxable nature of the proposed structure is an essential element of the Potential Simplification, Antero Resources would need to utilize approximately $3 billion of its federal income tax net operating losses ("NOLs") to offset taxable gain it would otherwise recognize in the transaction. The AR Special Committee also focused on the valuation ascribed to the Series B Units in the AMGP June 8 Proposal and the potential dilution to Antero Resources, as well as the impact of accelerating the vesting of all outstanding Series B Units, particularly the Series B Units held by Mr. Rady and Mr. Warren. The AR Special Committee requested that Sidley and Baird provide additional analyses of the impact on a Potential Simplification transaction of the Series B Units and instructed Sidley to reach out to V&E and Messrs. Rady and Warren to potentially schedule a discussion regarding those issues.

        On June 30, 2018, the AM Conflicts Committee held a telephonic meeting with representatives of Gibson Dunn and Tudor Pickering to discuss supplemental financial analysis materials prepared by Tudor Pickering with respect to the Potential Simplification and the terms of a potential counteroffer to the AMGP June 8 Proposal. This supplemental analysis incorporated additional information received from Antero Management. The discussion focused on, among other things, certain tax implications of the AMGP June 8 Proposal, whether the interests of the Disinterested AM Unitholders may align with those of Antero Resources, including Antero Resources' potential interest in a cash consideration component, and the general advisability of undertaking the proposed transactions. After considering the analysis provided by Gibson Dunn, the AM Conflicts Committee discussed specific terms of a proposed counteroffer to AMGP, including the addition of a cash component to the merger consideration to offset expected taxes. Following further deliberations, the AM Conflicts Committee instructed Tudor Pickering to contact Baird to discuss the terms of a potential counteroffer and, to the extent that their interests aligned, to synthesize the financial terms of any such counteroffer by the AR Special Committee and the AM Conflicts Committee.

        On July 2, 2018, the compensation committee of the AR Board (the "Antero Resources Compensation Committee") held a meeting with the members of the AMGP Conflicts Committee, as well as Richard W. Connor, a member of the AR Board and AM Board, to discuss the Series B Units. Representatives of Goldman Sachs and Sidley also participated in the meeting. Mr. Clark serves as chairman of the Antero Resources Compensation Committee, and Mr. Hardesty serves as a member. Mr. Connor is not a member of the AR Special Committee or the Antero Resources Compensation Committee. At the meeting, Mr. Klimley and representatives of Goldman Sachs shared with the Antero Resources Compensation Committee the background behind the AMGP Conflicts Committee's Series B Unit negotiations with Mr. Rady and Mr. Warren. Later that day, the AR Special Committee met, with representatives of Baird and Sidley participating, and the AR Special Committee discussed the Series B Unit background that Mr. Clark and Mr. Hardesty had received as members of the Antero Resources Compensation Committee.

        On July 3, 2018, the AR Special Committee held a meeting, with representatives of Baird and Sidley participating. At the meeting, Baird presented (a) a comparison of key metrics implied by the AMGP June 8 Proposal, (b) the impacts of modifying the exchange ratio to a higher level, (c) the impacts of adding a cash component to the transaction, (d) approaches to the Series B Unit valuation and (e) an illustrative counterproposal. The AR Special Committee continued to focus on the importance of a cash component to the merger consideration and the potential dilution to AM Unitholders once the Series B Units were exchanged and vested.

        On or about July 6, 2018, Mr. Klimley held several telephone conversations with Mr. Warren regarding Messrs. Rady's and Warren's views of the proposed governance and board composition of New AM. Messrs. Rady and Warren agreed to discuss with representatives of the Sponsor Holders designation rights with respect to the directors of New AM that would not be unaffiliated independent directors, which would consist of nine directors, including five independent directors not affiliated with Antero Resources, the Management Holders or the Sponsor Holders ("unaffiliated independent directors"), taking into account the ownership percentages of significant New AM Stockholders following the Potential Simplification.

        On July 8, 2018, the AR Special Committee held a meeting, with representatives of Baird and Sidley participating. At the meeting, Baird presented supplemental discussion materials regarding certain pro forma impacts and the Series B Unit valuation proposed in the AMGP June 8 Proposal compared with the rights of the Series B Units in the absence of the Potential Simplification, as well as an update on the Water Earn-Out and its associated discount analysis.

        On July 9, 2018, representatives of Sidley, Baird, Tudor Pickering and Gibson Dunn discussed the AMGP June 8 Proposal, as well as the positions expected to be taken by the AR Special Committee and the AM Conflicts Committee in their respective counterproposals to the AMGP Conflicts Committee. After that call, the AR Special Committee held a meeting, with representatives of Baird and Sidley participating, to discuss the draft counterproposal from the AR Special Committee to the AMGP Conflicts Committee, including the feedback that the AR Special Committee's advisors had received from the AM Conflicts Committee's advisors regarding the AM Conflicts Committee's anticipated counterproposal. In this regard, the AR Special Committee discussed the benefits of adding an additional vesting feature to the shares of New AM Common Stock issuable in exchange for the tranche of Series B Units scheduled to vest December 31, 2019 (the "Final Unvested Tranche"). In order to better align the interests of Antero Management with Antero Resources' E&P operations, the vesting of the Final Unvested Tranche would be contingent upon Antero Resources' stand-alone E&P operations (i.e., without giving effect to cash flow attributable to any midstream operations) achieving positive free cash flow for the year ending December 31, 2019 ("E&P Free Cash Flow Vesting").

        On July 10, 2018, representatives from Sidley sent representatives of Gibson Dunn a draft of the AR Special Committee's proposed counteroffer to the AMGP June 8 Proposal. The terms of that proposed counteroffer included proposed merger consideration of 1.75 shares of New AM Common Stock and $4.00 in cash for each AM Common Unit, a proposed acceleration of Antero Midstream's potential earn-out payment obligations under the Water Asset Water Contribution Agreement (the "Revised Water Earn-Out Proposal") and the imposition of certain required vesting terms with respect to the New AM Common Stock to be issued in connection with the exchange of the Series B Units.

        Later on July 10, 2018, the AM Conflicts Committee held a telephonic meeting with representatives of Gibson Dunn and Tudor Pickering to discuss the terms of the AR Special Committee's draft counterproposal. Tudor Pickering provided a summary of the AR Special Committee's proposed counterproposal as well as an updated analysis based on such proposal, including, among other things: (i) a revised valuation of the AM Common Units and New AM Common Stock, including a discounted distribution analysis, a peer group trading analysis, a contributions analysis, a premiums paid analysis and an accretion/dilution analysis; (ii) an analysis of the AR Special Committee's proposed exchange ratio; and (iii) an analysis of the pro forma financial impact of the AR Special Committee's proposed counterproposal to AM and AMGP, both before and after giving effect to the taxes payable in connection with the proposed counterproposal, utilizing the financial projections prepared by Antero Management. The AM Conflicts Committee instructed Tudor Pickering to advise Baird that (x) the AM Conflicts Committee was unwilling to support the Revised Water Earn-Out Proposal and (y) the AM Conflicts Committee proposed to condition the closing of the Potential Simplification on the approval of a majority of the Disinterested AM Unitholders.

        On July 12, 2018, the AR Special Committee held a meeting, with representatives of Baird and Sidley participating, to discuss the AR Special Committee's position and the AM Conflicts Committee's position in their respective counterproposals to AMGP. Following the discussion, the AR Special

Committee approved the submission of the following counterproposal to the AMGP Conflicts Committee: (a) the vesting of the Final Unvested Tranche would be subject to E&P Free Cash Flow Vesting, (b) with respect to all shares of New AM Common Stock to be owned by Antero Resources, Antero Resources would be entitled to registration rights from New AM, comparable to the registration rights Antero Resources has with respect to its AM Common Units, (c) the Potential Simplification would not be conditioned upon a vote of AM Unitholders except for any vote required by the Antero Midstream Partnership Agreement or the Delaware Revised Uniform Limited Partnership Act (the "Delaware LP Act") and (d) the Water Earn-Out would accelerate, resulting in a $225 million payment from Antero Midstream to Antero Resources (representing a $25 million discount) (the "AR July 14 Counterproposal").

        On July 13, 2018, the AMGP Conflicts Committee held a telephonic meeting with all of its advisors. Mr. Klimley reported on discussions held with Messrs. Rady and Warren and the Sponsor Holders regarding the governance of New AM, which would consist of the unaffiliated independent directors.

        On July 14, 2018, the AR Special Committee delivered the AR July 14 Counterproposal to the AMGP Conflicts Committee.

        On July 14, 2018, the AM Conflicts Committee held telephonic meetings with representatives of Tudor Pickering and Gibson Dunn to finalize the terms of the AM Conflicts Committee's proposed counterproposal to the AMGP June 8 Proposal. Following those meetings, Mr. Peters, on behalf of the AM Conflicts Committee, sent the AM Conflicts Committee's counterproposal to Mr. Klimley. In particular, the AM Conflicts Committee's counterproposal (the "AM July 14 Counterproposal") indicated the AM Conflicts Committee's willingness to negotiate definitive documentation with respect to the Potential Simplification on certain terms, including that (i) the merger consideration would consist of (x) 1.75 shares of New AM Common Stock and (y) $4.00 in cash for each AM Common Unit, (ii) all incentive distribution rights of Antero Midstream would be cancelled, (iii) the New AM Common Stock issued in exchange for the Series B Units in connection with the proposed transactions would be subject to the same vesting schedule as the Series B Units, (iv) AMGP would convert to a corporation with standard governance changes, (v) the dividend payouts at New AM would be increased to match the currently planned dividend targets at Antero Midstream for at least the first four quarterly periods following closing, and (vi) the closing of the Potential Simplification would be conditioned on approval by a majority of Disinterested AM Unitholders.

        On July 15, 2018, Mr. Klimley held a telephone call with all of the AMGP Conflicts Committee's advisors to discuss the terms of the AM July 14 Counterproposal and the AR July 14 Counterproposal.

        On July 17, 2018, Mr. Klimley held a telephone call with Mr. Warren to discuss the vesting of the Series B Units.

        On July 18, 2018, representatives of Sidley and Hunton Andrews Kurth discussed the AR July 14 Counterproposal, including certain corporate governance terms. Sidley explained that the AR Special Committee felt it was important to Antero Resources that it had positive free cash flow, and that it should not be diluted by the Series B Units. Additionally on July 18, 2018, representatives of Baird held a discussion with representatives of Goldman Sachs regarding the AR July 14 Counterproposal.

        Also on July 18, 2018, the AMGP Conflicts Committee held a telephonic meeting with all of its advisors. The AMGP Conflicts Committee discussed the AM July 14 Counterproposal and the AR July 14 Counterproposal. Representatives of Goldman Sachs reported on separate discussions held, at the direction of the AMGP Conflicts Committee, with the respective financial advisors to the AM Conflicts Committee and the AR Special Committee. Representatives of Goldman Sachs then discussed preliminary financial analyses regarding the Potential Simplification. After discussion, the AMGP Conflicts Committee agreed that it would make a counterproposal to the AM Conflicts Committee and the AR Special Committee that each outstanding AM Common Unit be exchanged for shares of New AM Common Stock at an exchange ratio of 1.65x, with any potential cash consideration to be negotiated as a reduction to the equity exchange ratio.

        On July 18, 2018, Antero Management provided the AR Special Committee, AM Conflicts Committee and AMGP Conflicts Committee with analysis of the implications of utilizing borrowings under Antero Midstream's revolving credit facility to fund the cash consideration proposed in the AR July 14 Counterproposal.

        On July 20, 2018, the AMGP Conflicts Committee held two telephonic meetings with all of its advisors to discuss the Series B Units and to refine and approve a letter to send as a counterproposal to the AM Conflicts Committee and the AR Special Committee with respect to the Potential Simplification.

        Later on July 20, 2018, the AMGP Conflicts Committee made a proposal to the AM Conflicts Committee and the AR Special Committee in a letter that provided, among other things, for each outstanding AM Common Unit to be exchanged for shares of New AM Common Stock at an exchange ratio of 1.65x, with any potential cash consideration to be negotiated as a reduction to the equity exchange ratio (the "AMGP July 20 Proposal"). The AMGP July 20 Proposal also provided that the shares of New AM Common Stock to be received in exchange for Series B Units would not be subject to time- or performance-based vesting and rejected negotiations of the Water Earn-Out in the context of the Potential Simplification. The AMGP July 20 Proposal also supported the AM Conflicts Committee's proposal to request approval of a majority of Disinterested AM Unitholders for the proposed transactions.

        On July 21, 2018 and July 24, 2018, the AM Conflicts Committee held telephonic meetings with representatives of Tudor Pickering and Gibson Dunn, including Gibson Dunn's tax specialist, to discuss the AMGP July 20 Proposal. During those meetings, representatives of Tudor Pickering presented Tudor Pickering's analysis of the financial terms of the AMGP July 20 Proposal, including the proposed merger consideration and the expected impact on the AM Public Unitholders after giving effect to the proposed settlement of the Series B Units. Tudor Pickering's analysis included, among other things: (i) a summary of the AMGP July 20 Proposal; (ii) a revised valuation of the AM Common Units and New AM Common Stock, including a discounted distribution analysis, a peer group trading analysis, a contributions analysis, a premiums paid analysis and an accretion/dilution analysis; (iii) an analysis of the proposed exchange ratio; and (iv) an analysis of the pro forma financial impact of the proposed transaction to Antero Midstream and AMGP, both before and after giving effect to the taxes payable in connection with the proposed transactions, utilizing the financial projections prepared by Antero Management. Discussions ensued with respect to the economic terms of a counterproposal to the AMGP July 20 Proposal as well as Tudor Pickering's discussions with Baird regarding the AR Special Committee's analysis of the proposed counterproposal. Based on the analysis prepared by Tudor Pickering, the AM Conflicts Committee agreed to propose merger consideration consisting of (x) 1.71 shares of New AM Common Stock and (y) $3.84 in cash for each AM Common Unit, and also agreed that the closing of the Potential Simplification would be conditioned on approval by a majority of Disinterested AM Unitholders and to reiterate the AM Conflicts Committee's expectation that the AM Public Unitholders would not realize a distribution cut as a result of the proposed transactions during the four quarters following the closing thereof. Following those meetings, on July 25, 2018, Mr. Peters delivered a counterproposal to the AMGP Conflicts Committee reflecting those proposed terms (the "AM July 25 Counterproposal").

        On July 22, 2018, the AR Special Committee held a meeting, with representatives of Baird and Sidley participating, to discuss the AR Special Committee's position on the AMGP July 20 Proposal. Representatives of Sidley provided the AR Special Committee a comparison of the various proposals that had been exchanged thus far. Representatives of Baird presented updated information regarding the premium reflected, as well as the pro forma impact, from the updated 1.65x exchange ratio provided in the AMGP July 20 Proposal. Following discussion, the AR Special Committee agreed that the following counterproposal should be delivered to the AMGP Conflicts Committee: (a) the Water Earn-Out Proposal would be withdrawn, (b) the merger consideration to be paid per AM Common Unit would consist of a combination of $3.84 in cash and 1.71 shares of New AM Common Stock, (c) the Series B Units would remain subject to the same vesting provisions and transfer restrictions to which the Series B Units are currently subject, (d) the Final Unvested Tranche would be subject to E&P Free Cash Flow Vesting, (e) distribution levels for current AM Unitholders must be maintained for at least the first four quarterly periods following closing, and those intentions must be clearly communicated to AM Unitholders and the investment community at the time the Potential Simplification is announced, (f) the organizational documents for New AM would contain corporate governance provisions customary for publicly traded Delaware corporations that do not have controlling stockholders, (g) with respect to the shares of New AM Common Stock to be owned by Antero Resources, Antero Resources would be entitled to registration rights from New AM, comparable to the registration rights Antero Resources has with respect to its AM Common Units and (h) the transaction would not be conditioned upon a vote of AM Unitholders except for any vote required by the Antero Midstream Partnership Agreement or the Delaware LP Act (the "AR July 25 Counterproposal").

        On July 25, 2018, the AR Special Committee delivered the AR July 25 Counterproposal to the AMGP Conflicts Committee.

        On July 26, 2018, the AMGP Conflicts Committee held a telephonic meeting with all of its advisors to discuss the AM July 25 Counterproposal and the AR July 25 Counterproposal. There was discussion of the terms of the two counterproposals, with a focus on the AM July 25 Counterproposal's proposed 1.71x exchange ratio, plus cash consideration of $3.84 for each AM Common Unit.

        On July 30, 2018, Mr. Klimley received an update from Mr. Warren on the status of the ongoing negotiations among Messrs. Warren and Rady and the Sponsor Holders regarding the governance and associated nomination rights for the directors of New AM.

        Later on July 30, 2018, the AMGP Conflicts Committee held a telephonic meeting with all of its advisors. Mr. Klimley reported on his conversation with Mr. Warren regarding the ongoing negotiations with respect to governance rights for New AM. Mr. Klimley also reported that Mr. Warren provided an update in which Messrs. Warren and Rady and the Sponsor Holders reached a preliminary agreement regarding governance and associated nomination rights for directors constituting less than a majority of the New AM Board. The AMGP Conflicts Committee and its advisors then discussed the terms of response letters to send to the AM Conflicts Committee and the AR Special Committee. Representatives of Goldman Sachs reported on financial due diligence and discussions held with the financial advisor to the AM Conflicts Committee at the direction of the AMGP Conflicts Committee to understand the financial terms of its most recent counterproposal.

        On July 31, 2018, the AMGP Conflicts Committee held a telephonic meeting with all of its advisors to refine and approve the terms of counterproposal letters to send to the AM Conflicts Committee and the AR Special Committee. There was discussion with the AMGP Conflicts Committee's legal advisors regarding preliminary terms of the draft legal documentation for the Potential Simplification subject to negotiation by the parties, and legal aspects of the proposed fixed exchange ratio and cash consideration. The AMGP Conflicts Committee directed its legal advisors to provide comments to the draft legal documentation to V&E. Following discussion, the AMGP Conflicts Committee determined to respond to the AM Conflicts Committee and the AR Special Committee to propose that the respective financial advisors of each committee engage in discussions to clarify and synthesize each committee's proposals and perspectives.

        Later on July 31, 2018, the AMGP Conflicts Committee sent letters to the AM Conflicts Committee and the AR Special Committee proposing to have each committee's financial advisor engage in discussions to evaluate, among other things, the Potential Simplification, the exchange ratio and the potential for cash consideration.

        On August 1, 2018, the AM Conflicts Committee held a telephonic meeting with representatives of Gibson Dunn and Tudor Pickering. During this meeting, Tudor Pickering discussed the AMGP Conflict Committee's response to the AM July 25 Counterproposal. Discussion ensued with respect to alternatives to the Potential Simplification, including maintaining the status quo. Following the discussions, the AM Conflicts Committee instructed Tudor Pickering and Gibson Dunn to follow up with Baird and Sidley to discuss the AMGP Conflict Committee's response.

        On August 1, 2018, the AR Special Committee held a meeting, with representatives of Baird and Sidley participating, to discuss the AMGP Conflicts Committee's response to the AR July 25 Counterproposal. Baird prepared materials for the AR Special Committee to show the potential AMGP perspectives on the exchange ratio, including the cash versus equity component and a relative cash flow contribution analysis. Baird also discussed with the AR Special Committee expected Antero Midstream distributions, the coverage ratio adjustment that would be required in order for New AM to maintain distributions at currently expected levels on an exchange ratio-adjusted basis and estimated total cash to Antero Resources. The AR Special Committee discussed the AMGP Conflicts Committee's position that negotiations should be conducted with the AMGP Conflicts Committee only after the AM Conflicts Committee and AR Special Committee had resolved differences between themselves. After discussion, it was the consensus of the AR Special Committee that the AR Special Committee should be able to take positions that did not necessarily align with the AM Conflicts Committee, and that the most constructive method for resolving the outstanding issues would be for the AR Special Committee, the AM Conflicts Committee, the AMGP Conflicts Committee and the holders of a majority of the Series B Units to be involved in a single negotiation.

        On August 2, 2018, the AR Special Committee held a meeting, with representatives of Baird and Sidley participating. The AR Special Committee unanimously agreed to send a letter immediately back to the AMGP Conflicts Committee indicating the AR Special Committee's position that certain issues, including Series B Unit vesting proposals, board designation rights, as well as the exchange ratio and cash component, needed to be discussed and resolved in a manner equitable for all affected constituencies, and not just in a two-way negotiation. Immediately after the meeting, the AR Special Committee sent a letter to the AMGP Conflicts Committee. The AR Special Committee's letter also confirmed that it had authorized representatives of Baird to engage in discussions with representatives of Goldman Sachs.

        On August 3, 2018, the AMGP Conflicts Committee held a telephonic meeting with all of its advisors to discuss the letter received from the AR Special Committee on August 2, 2018. Representatives of Goldman Sachs discussed preliminary financial analyses of the Potential Simplification. Mr. Klimley also reported that the AMGP Conflicts Committee should expect to receive a draft term sheet from Mr. Warren regarding the agreement among Messrs. Warren and Rady and the Sponsor Holders related to the proposed governance and associated nomination rights for the directors of New AM.

        On the morning of August 7, 2018, the AM Conflicts Committee held a telephonic meeting with representatives of Gibson Dunn and Tudor Pickering. During this meeting, Tudor Pickering reported on recent conversations with representatives of Goldman Sachs regarding discussions between the AMGP Conflicts Committee and the AM Conflicts Committee as to certain financial aspects of the Potential Simplification and the respective views of those two committees regarding those financial aspects. The group then discussed the proposed agenda for upcoming information sessions that were scheduled to be held in Denver, Colorado on August 9, 2018.

        On August 8, 2018, Antero Management circulated materials to the AR Board, the AM Board and the AMGP Board for an informational session with the Boards to be held on August 9, 2018. These materials included, among other things, an outline summarizing governance terms proposed by the AR Special Committee and a related presentation. The materials also included a straw-man presentation of how a potential transaction would be rolled out to equityholders and the investment community at large, with economic terms omitted from the materials.

        Later on August 8, 2018, the AMGP Conflicts Committee held a telephonic meeting with all of its advisors to discuss proposed governance of New AM. There was also discussion of recent financial due diligence and Goldman Sachs' discussions at the direction of the AMGP Conflicts Committee with the financial advisors to the AM Conflicts Committee regarding the tax analysis included in the AM Conflicts Committee's most recent proposal.

        On August 9, 2018, members of Antero Management, the AR Board (including the AR Special Committee) and representatives of Sidley, Baird, V&E, J.P. Morgan, Hunton Andrews Kurth and Richards Layton held an information session in Denver, Colorado. During the session, representatives of Richards Layton presented an overview of the governance rights to be provided to the holders of New AM Common Stock pursuant to the summary governance terms proposed by the AMGP Conflicts Committee. Richards Layton emphasized the AMGP Conflicts Committee's position that a majority of the New AM Board should consist of unaffiliated independent directors and that AMGP's conversion to a corporation whose directors would be elected by New AM Stockholders was essential to the AMGP Conflicts Committee's evaluation of the Potential Simplification. Richards Layton also noted that, if New AM were to convert to a corporation, its directors would have corporate fiduciary duties. Richards Layton then discussed certain proposed New AM Board nomination rights that were proposed to be granted to Antero Resources, Messrs. Rady and Warren and the Sponsor Holders pursuant to a stockholders' agreement to be entered into in connection with the Potential Simplification. Following this discussion, the representatives of Richards Layton and Hunton Andrews Kurth departed the meeting and J.P. Morgan presented its views regarding the general benefits of, and the trading implications and leverage and credit considerations for the Potential Simplification. J.P. Morgan affirmed its view that the Potential Simplification was the preferable structural alternative for addressing stockholder concerns and maximizing growth. Mr. Warren then explained the Management Holders' position regarding the proposed settlement of the Series B Units and the Series B Holders' valuation of those Series B Units.

        On the afternoon of August 9, 2018, members of Antero Management, the AM Board (including the AM Conflicts Committee) and representatives of Gibson Dunn, Tudor Pickering, V&E, Morgan Stanley, Hunton Andrews Kurth and Richards Layton held an information session in Denver, Colorado. During the session, representatives of Richards Layton presented an overview of the governance rights to be provided to the holders of New AM Common Stock pursuant to the summary governance terms proposed by the AR Special Committee. Richards Layton emphasized the AMGP Conflicts Committee's position that a majority of the New AM Board should consist of unaffiliated independent directors and that AMGP's conversion to a corporation whose directors would be elected by New AM Stockholders was essential to the AMGP Conflicts Committee's evaluation of the Potential Simplification. Richards Layton also noted that, if New AM were to convert to a corporation, its directors would have corporate fiduciary duties. Richards Layton then discussed certain proposed New AM Board nomination rights that were proposed to be granted to Antero Resources, Messrs. Rady and Warren and the Sponsor Holders pursuant to a stockholders' agreement to be entered into in connection with the Potential Simplification. Following this discussion, the representatives of Richards Layton and Hunton Andrews Kurth departed the meeting and Morgan Stanley presented its views regarding the rationale for, and the trading implications and leverage and credit considerations for the Potential Simplification. Morgan Stanley affirmed its conclusion that the Potential Simplification appeared to be the optimal restructuring strategy given current market conditions, with a particular emphasis on elimination of the incentive distribution rights.

        On August 9, 2018, the AMGP Conflicts Committee's legal advisors participated in separate calls with the AR Board and the AM Board to discuss the terms for settling the Series B Units and the proposals regarding board representation and corporate governance.

        On August 10, 2018, following the discussions between the AMGP Conflicts Committee, AR Board and AM Board, V&E provided initial drafts of the Simplification Agreement, the AMGP Voting Agreement, the AR Voting Agreement and the IDR Holdings LLCA Amendment to Sidley and Gibson Dunn for review on behalf of the AR Special Committee and AM Conflicts Committee, respectively, which drafts reflected V&E's understanding of the terms of the AMGP Conflicts Committee's most recent proposal, as well as input from Hunton Andrews Kurth and Richards Layton on behalf of the AMGP Conflicts Committee.

        On August 11, 2018, the AMGP Conflicts Committee held a telephonic meeting with all of its advisors to discuss the status of negotiations of the Potential Simplification. After discussion, the AMGP Conflicts Committee directed its advisors to prepare a counterproposal to the AM Conflicts Committee providing for each outstanding AM Common Unit to be exchanged for shares of New AM Common Stock at an exchange ratio of 1.7x, with any potential cash consideration to be negotiated as a reduction to the equity exchange ratio. The AMGP Conflicts Committee also considered financial due diligence and information from Antero Management regarding cash requirements and expected views of rating agencies. After further consideration, the AMGP Conflicts Committee supported cash merger consideration of $3.00 per AM Common Unit. The AMGP Conflicts Committee's counterproposal was sent to the AM Committee and the AR Special Committee on August 12, 2018 (the "AMGP August 12 Proposal")

        On August 12, 2018, the AR Special Committee and representatives of Baird and Sidley had a call to discuss the AMGP August 12 Proposal in preparation for planned in-person negotiations to take place in Denver, Colorado the following week, which negotiations the AR Special Committee expected and hoped would involve representatives of the AR Special Committee, AMGP Conflicts Committee, AM Conflicts Committee and the Management Holders (on behalf of all Series B Holders). Additionally, on August 12, 2018, the AR Special Committee approved the engagement of Potter Anderson & Corroon LLP ("Potter Anderson") as Delaware counsel to the AR Special Committee.

        On August 13, 2018, the AM Conflicts Committee held a telephonic meeting, and on August 14, 2018, the AM Conflicts Committee held a meeting, in each case, with representatives of Tudor Pickering and Gibson Dunn to discuss the AMGP August 12 Proposal and scheduled August 14, 2018 negotiations with the AR Special Committee and the AMGP Conflicts Committee and their respective advisors. During those meetings, representatives of Tudor Pickering presented Tudor Pickering's analysis of the financial terms of the AMGP August 12 Proposal, including the proposed merger consideration and the expected impact on the AM Public Unitholders after giving effect to the Series B Exchange. Tudor Pickering's analysis included, among other things: (i) updates to the materials from the analysis that had been provided to the AM Conflicts Committee with respect to the prior proposal made by the AMGP Conflicts Committee; (ii) an after-tax distribution model for the average holder of AM Common Units; (iii) an analysis with respect to the valuation of the AM Common Units and New AM Common Stock based on the AMGP August 12 Proposal, including a discounted distribution analysis, a peer group trading analysis, a contribution analysis and a precedent transactions analysis; and (iv) the impact of the proposed transactions on the leverage profile and yield of New AM, in each case utilizing both the base case and downside financial projections prepared by Antero Management. The group also noted recent discussions with the AR Special Committee in which the AR Special Committee's financial and legal advisors noted that the AR Special Committee will not require the Water Earn-Out Proposal in connection with its approval of the Potential Simplification.

        On August 14, 2018, members and financial and legal advisors of the AM Conflicts Committee, AR Special Committee and AMGP Conflicts Committee held a series of meetings in Denver without the Management Holders present to discuss open issues.

        Also on August 14, 2018, members of the AM Conflicts Committee and AR Special Committee, together with their financial and legal advisors, held a meeting. During that meeting, the two committees agreed to propose to the AMGP Conflicts Committee that the merger consideration per AM Common Unit would consist of $3.00 in cash plus 1.71 shares of New AM Common Stock (the "AM August 14 Counterproposal"). During that discussion, the AR Special Committee agreed to support the AM Conflicts Committee's request that the Potential Simplification be conditioned upon the receipt of Disinterested AM Unitholder Approval. The AM Conflicts Committee agreed to support the AR Special Committee's request that the governance term sheet be modified to provide that (i) a majority of the New AM Board's directors would at all times be unaffiliated independent directors and (ii) the share ownership thresholds required to be satisfied in order to have director designation rights would be the same for Antero Resources, the Sponsor Holders, and Mr. Rady and Mr. Warren. The AR Special Committee also agreed not to continue to pursue the E&P Free Cash Flow Vesting of the Series B Units.

        Mr. Klimley then joined the meeting, together with representatives from Goldman Sachs and a representative of Hunton Andrews Kurth. After receiving the joint proposal from the AR Special Committee and the AM Conflicts Committee, Mr. Klimley responded that the AMGP Conflicts Committee believed that its latest proposal of 1.7x was a reasonable exchange ratio and that the AM Conflicts Committee and the AR Special Committee were not giving enough credit to the improved governance that would result from the fact that New AM would be a Delaware corporation. Mr. Klimley said that the AMGP Conflicts Committee was also concerned about the increased leverage that would result from paying cash in the Potential Simplification. Mr. Klimley emphasized that any cash that would be paid as consideration would reduce the number of shares of New AM Common Stock to be received in the merger. Mr. Klimley also noted that maintaining the vesting of the Series B Units or reducing the number of shares of New AM Common Stock that would be exchanged for Series B Units would need to be addressed with the Series B Holders.

        The AM Conflicts Committee responded that many of the AM Public Unitholders would be required to pay cash taxes as a result of the transaction. The AR Special Committee responded that the AMGP Conflicts Committee was not compensating Antero Resources in the exchange ratio for its use of approximately $3 billion of its NOLs to offset taxable gain it would otherwise recognize in the transaction. The AR Special Committee also noted that the payment to Antero Resources of a meaningful amount of cash in the Potential Simplification was a priority for the AR Special Committee. Both the AM Conflicts Committee and the AR Special Committee continued to stress the importance of maintaining the vesting and forfeiture provisions applicable to the Series B Units. They also emphasized that the exchange ratio should be higher to compensate for the dilutive impact of the issuance of shares of New AM Common Stock in exchange for Series B Units.

        After a lengthy discussion among the committee members without the presence of legal or financial advisors, Mr. Klimley proposed (i) an exchange ratio of 1.71 shares of New AM Common Stock for each AM Common Unit and (ii) a cash election feature that would permit each AM Unitholder (including Antero Resources) to elect to receive consideration that includes up to $3.00 in cash per AM Common Unit (with a corresponding reduction in the number of shares of New AM Common Stock to be received by the AM Unitholders). The AM Conflicts Committee and AR Special Committee responded that they were not willing to support Mr. Klimley's proposal, and the meetings ended without a resolution of the outstanding issues.

        Immediately following the conclusion of the August 14 meeting, Mr. Klimley, representatives from Goldman Sachs and a representative from Hunton Andrews Kurth updated Messrs. Rady and Warren on the lack of progress on resolution of the outstanding issues.

        On August 15, 2018, the AMGP Conflicts Committee held a telephonic meeting with all of its advisors to discuss the in-person meeting that occurred on the preceding day among the AMGP Conflicts Committee, the AM Conflicts Committee and the AR Special Committee. The AMGP Conflicts Committee and its advisors discussed proposed terms, potential alternatives for the vesting of the Series B Units, and various governance proposals under negotiation among the parties regarding the composition of the New AM Board.

        On August 16, 2018, the AMGP Conflicts Committee held a telephonic meeting with all of its advisors. Also in attendance, by invitation of the AMGP Conflicts Committee, were Messrs. Warren and Rady to discuss their views, in their capacities as Series B Holders and as Antero Management, as applicable, regarding the Series B Units and other proposed terms of the Potential Simplification, including: (i) potential exchange ratios for the Potential Simplification, (ii) their agreement to accept a continued vesting schedule of the Series B Units for the new shares of New AM Common Stock they receive (as opposed to the acceleration of vesting in connection with the settlement of the Series B Units as previously proposed by the Series B Holders), (iii) a proposal to continue the limited partnership entity structure and governance at AMGP post-transaction as opposed to changing to a corporate-style governance structure and (iv) a proposal that the New AM Board include a majority independent board appointed by the equity owners of AMGP GP. After Messrs. Warren and Rady left the meeting, the meeting continued with only the AMGP Conflicts Committee and all of its advisors in attendance. Representatives of Goldman Sachs reported on their discussions with Tudor Pickering and preliminary financial analyses of the counterproposal received from the AM Conflicts Committee and AR Special Committee at the in-person meeting on August 14, 2018.

        On August 17, 2018, Mr. Klimley and Mr. Warren discussed the Potential Simplification and the Management Holders' views that New AM should continue as a limited partnership as opposed to a C-corporation.

        On August 20, 2018, the AMGP Conflicts Committee held a telephonic meeting with all of its advisors to discuss the status of proposals and counterproposals, including the governance structure of New AM and the Management Holders' views on the governance structure of New AM. There was discussion of proposed terms and conditions, preliminary financial analyses and potential counterproposals to make to the AM Conflicts Committee. After discussion, the AMGP Conflicts Committee determined to make a counterproposal to the AM Conflicts Committee that provided for each outstanding AM Common Unit to be exchanged for shares of New AM Common Stock at an exchange ratio of 1.616x, plus cash consideration of $3.00 per AM Common Unit, which represented an aggregate exchange ratio of approximately 1.775x. The AMGP Conflicts Committee proposal assumed that New AM would have a corporate-style governance structure.

        On August 20, 2018, Mr. Klimley contacted Mr. Peters and conveyed the AMGP Conflicts Committee's proposal. At the direction of the AMGP Conflicts Committee, representatives of Goldman Sachs also conveyed the AMGP Conflicts Committee's proposal to Tudor Pickering. The AM Conflicts Committee indicated that it would not accept the AMGP Conflicts Committee's counterproposal and was not willing to revise the AM August 14 Counterproposal.

        Later on August 20, 2018, the AMGP Conflicts Committee held a telephonic meeting with all of its advisors to discuss an update from Mr. Klimley. Mr. Klimley reported that he delivered the AMGP Conflicts Committee's counterproposal to the AM Conflicts Committee. The AMGP Conflicts Committee discussed the status of the Potential Simplification and concluded that it would not make any counterproposal to the AM Conflicts Committee at this time.

        On August 21, 2018, representatives of Sidley discussed with representatives of Gibson Dunn the status of current negotiations between the AMGP Conflicts Committee and the AM Conflicts Committee. However, no substantive proposals were exchanged. Additionally, Sidley had a call with V&E to discuss the Series B Units and mechanics of vesting and forfeitures. Sidley suggested a meeting with the AR Special Committee in order to confirm that all parties had the same information.

        On August 22, 2018, there were several calls between Mr. Klimley and Mr. Warren regarding the status of the discussions between Mr. Warren and Peter Kagan, an AMGP Sponsor Director, concerning board representation and corporate governance.

        Between August 22, 2018 and August 27, 2018, representatives of the AMGP Conflicts Committee, the AR Special Committee and the Series B Holders continued to discuss potential ways to effect the Potential Simplification.

        On August 27, 2018, Mr. Clark had a call with Mr. Klimley in an attempt to move the negotiations forward. Mr. Klimley had proposed to obtain the AR Special Committee's support for a modified proposal, to be followed by obtaining support from the Series B Holders, and then followed by seeking support from the AM Conflicts Committee. Later on August 27, 2018, the AMGP Conflicts Committee held a telephonic meeting with all of its advisors. In addition, present by invitation from the AMGP Conflicts Committee were members of the AR Special Committee, representatives of Baird and representatives of Sidley. After discussion, the AR Special Committee agreed to send an email to the AMGP Conflicts Committee, confirming its support for the AMGP Conflicts Committee's modified proposal, as follows: (i) an exchange ratio of 1.775 shares of New AM Common Stock for each AM Common Unit, including $3.00 per share in cash, (ii) a cash election option for AM Unitholders, (iii) a special cash distribution to AM Public Unitholders of $0.415 per AM Common Unit immediately prior to closing, (iv) the Series B Units would be exchanged for a total of 18 million shares of New AM Common Stock, a reduction from the AMGP Conflicts Committee's previously-proposed 18.5 million shares, (v) the Series B Units for Mr. Rady, Mr. Warren and Michael N. Kennedy, Chief Financial Officer and Senior Vice President of Finance of AMGP GP, would continue to vest in accordance with their time-based terms, but the Series B Units for the other Series B Holders would vest immediately upon closing, (vi) distributions would be maintained for all AM Unitholders for four calendar quarters following closing, (vii) customary registration rights for Antero Resources, (viii) a classified New AM Board, with a majority of unaffiliated independent directors and (ix) designation rights for Antero Resources with respect to the New AM Board (the "AMGP August 27 Proposal").

        Later on August 27, 2018, Mr. Klimley delivered the AMGP August 27 Proposal to Messrs. Rady and Warren. In response, Messrs. Rady and Warren would not agree to reduce the exchange of the Series B Units from 18.5 million to 18 million shares of New AM Common Stock, and instead offered to extend the vesting schedule of unvested Series B Units by approximately nine months.

        Later on August 27, 2018, the AMGP Conflicts Committee held a telephonic meeting with all of its advisors. Mr. Klimley reported on his conversations with Mr. Clark and Messrs. Rady and Warren. There was further discussion with respect to the potential accrual of distributions, alternative vesting schedules for the Series B Units and potential extended vesting schedules without the accrual of distributions. It was agreed that, instead of the extended vesting schedule, the AMGP Conflicts Committee would propose that unvested Series B Units not accrue distributions during calendar year 2019, which represented a reduction in economic value of approximately $8 million to the Series B Holders. Mr. Klimley agreed to convey this proposal to the AR Special Committee and Messrs. Rady and Warren.

        On August 28, 2018, the AR Special Committee convened another meeting after Mr. Klimley sent Mr. Clark an email with updated terms, which reflected the feedback he had received in his discussions with Mr. Rady and Mr. Warren about the AMGP August 27 Proposal. Mr. Klimley's revised proposal provided that, in exchange for maintaining the number of shares of New AM Common Stock to be exchanged for the Series B Units at 18.5 million shares, (i) the new shares of New AM Common Stock issued in exchange for the Series B Units would maintain the existing vesting schedule for all parties, and (ii) the Final Unvested Tranche would not be eligible for dividends during 2019 (the "AMGP August 28 Proposal"). Mr. Klimley requested the AR Special Committee's feedback in order to discuss the modified terms with Mr. Rady and Mr. Warren. The AR Special Committee then convened a meeting, and Baird presented the AR Special Committee with a summary comparison of the proposed dividend waiver with the proposed reduction in shares of New AM Common Stock to be issued upon exchange of the Series B Units.

        On the morning of August 29, 2018, the AR Special Committee met again to discuss the AMGP August 28 Proposal. Mr. Clark provided the AR Special Committee a further update on a second phone call he had had with Mr. Klimley, which provided some additional context regarding the AMGP Conflicts Committee's position on the vesting schedule and the dividend waiver with respect to the Series B Units. The AR Special Committee deliberated over that call and another one later that afternoon, and unanimously determined to support the AMGP August 28 Proposal. In reaching this determination, the AR Special Committee focused on the progress made with respect to the cash component of the exchange ratio and vesting schedule of the Series B Units in its determination that the transaction would in the best interests of Antero Resources and its unaffiliated stockholders. Shortly after the meeting, representatives of Sidley sent the AMGP Conflicts Committee an email to that effect.

        Later on August 29, 2018, V&E distributed a revised draft of the governance term sheet, which reflected V&E's understanding of the prior negotiations among the three committees, as well as additional comments from the Management Holders. Representatives of Sidley had a phone call with representatives of V&E to better understand the Management Holders' position on governance. The next morning, representatives of Sidley distributed to the AR Special Committee Sidley's recommendation on the governance term sheet and a summary of the conversation held with V&E.

        On August 29, 2018, Messrs. Rady and Warren contacted Mr. Klimley and agreed to the AMGP Conflicts Committee's proposal that the Final Unvested Tranche not accrue distributions during calendar year 2019, which would reduce cash payable to the Series B Holders by approximately $8 million. Messrs. Rady and Warren also indicated that they and the Sponsor Holders were generally in agreement regarding C-corporation governance for the post-transaction company.

        Later on August 29, 2018, the AMGP Conflicts Committee held a telephonic meeting with all of its advisors. Mr. Klimley reported on conversations that he had with Messrs. Rady and Warren regarding the settlement of the Series B Units and the AR Special Committee regarding the Potential Simplification.

        On August 30, 2018, Mr. Klimley transmitted a presentation to the AM Conflicts Committee reflecting the AMGP August 28 Proposal, and the AMGP Conflicts Committee held a telephonic meeting with the AM Conflicts Committee to discuss the terms contained in that presentation.

        On August 31, 2018, representatives of Antero Management, V&E, Hunton Andrews Kurth, Gibson Dunn, Tudor Pickering and Goldman Sachs held a telephonic meeting to discuss the anticipated tax treatment of the AMGP August 28 Proposal.

        On August 31, 2018, representatives of Sidley discussed the latest draft of the governance term sheet with representatives of Gibson Dunn. The AR Special Committee held a meeting later that afternoon to discuss Gibson Dunn's and the AM Conflicts Committee's thoughts on the governance term sheet and directed Sidley to send a revised draft of the governance term sheet to V&E and the AMGP Conflicts Committee, which Sidley did immediately following that call. Later that afternoon, Mr. Clark received an email from Mr. Warren regarding the revised governance term sheet, in an attempt to understand the response and position of the AR Special Committee.

        Representatives of Sidley discussed the revised governance term sheet with representatives of V&E on the morning of September 1, 2018, resulting in Sidley proposing an updated governance term sheet later that afternoon at the request of the AR Special Committee. That evening, V&E sent Sidley an email letting them and the AR Special Committee know that Mr. Rady and Mr. Warren were generally signed off on the governance term sheet.

        On the morning of September 2, 2018, the AM Conflicts Committee held a telephonic meeting with representatives of Gibson Dunn and Tudor Pickering. The group discussed the 1.775x exchange ratio and $0.415 special cash distribution included in the AMGP August 28 Proposal and Tudor Pickering presented materials related thereto. Representatives of Tudor Pickering presented Tudor Pickering's analysis of the financial terms of the AMGP August 28 Proposal, including the Series B Exchange and the expected dilutive impact of that exchange on the AM Public Unitholders. Tudor Pickering's analysis also included, among other things: (i) the after-tax distribution model for the average AM Public Unitholder; (ii) updates to the materials from the analysis that had been provided to the AM Conflicts Committee with respect to the AMGP Conflicts Committee's prior proposal; (iii) an analysis with respect to the valuation of the AM Common Units and New AM Common Stock based on the AMGP August 28 Proposal, including a discounted distribution analysis, a contribution analysis, a peer group trading analysis and a precedent transactions analysis; (iv) an analysis of the proposed exchange ratio; and (v) an analysis of the exchange of different amounts of New AM Common Stock with respect to the proposed settlement of Series B Units and the dilutive effect of those amounts on the AM Public Unitholders. Based on Tudor Pickering's financial analysis, the AM Conflicts Committee determined that, based on the number of shares of New AM Common Stock proposed to be issued in the proposed settlement of the Series B Units, an exchange ratio of 1.85x was appropriate (with a portion of that consideration to be paid in the form of cash). The AM Conflicts Committee also noted that a lower exchange ratio may be appropriate in the event that the AMGP Conflicts Committee and Series B Holders agreed to reduce the dilutive impact of the proposed exchange of the Series B Units on the AM Public Unitholders. Following the meeting, Mr. Peters orally communicated the position of the AM Conflicts Committee to Mr. Klimley.

        Also on September 2, 2018, Mr. Klimley received a telephonic response in which the AM Conflicts Committee rejected the AMGP August 28 Proposal and offered: (i) the exchange of each outstanding AM Common Unit for shares in New AM at an aggregate exchange ratio of 1.85x or (ii) the exchange of each outstanding AM Common Unit for shares in New AM at an exchange ratio of 1.775x plus a one-time cash distribution of $0.415 to the AM Public Unitholders, which represented an exchange ratio of approximately 1.80x in the aggregate, and a reduction in the exchange of Series B Units from 18.5 million to 13.5 million shares of New AM Common Stock (together, the "AM September 2 Counterproposal"). Mr. Klimley also had discussions with Mr. Warren to convey the proposal that the settlement of the Series B Units be reduced, which option was declined by Mr. Warren, and to consider alternative structures for the Potential Simplification.

        On September 3, 2018, the AMGP Conflicts Committee held a telephonic meeting with all of its advisors. Mr. Klimley reported that the AM Conflicts Committee rejected the AMGP August 28 Proposal and described the AM September 2 Counterproposal. The AMGP Conflicts Committee determined that it would not make a counterproposal at this time.

        On September 13, 2018, the AMGP Conflicts Committee held a telephonic meeting with all of its advisors. There was discussion with respect to the potential benefits of, and rationale for, the Potential Simplification from the various perspectives of AMGP and the Disinterested AMGP Shareholders, Antero Midstream, Antero Resources, the Series B Holders and the Management Holders. Following discussion, the AMGP Conflicts Committee agreed that it would continue to support the AMGP August 28 Proposal and would not offer additional consideration to other parties. It was further agreed that the AMGP Conflicts Committee would send a letter to the AMGP Board, the AM Conflicts

Committee, the AR Special Committee and Antero Management stating the AMGP Conflicts Committee's continued support for the AMGP August 28 Proposal.

        On September 14, 2018, the AMGP Conflicts Committee delivered a letter to the AMGP Board, the AM Conflicts Committee, the AR Special Committee and the Management Holders expressing the AMGP Conflicts Committee's continued support for the AMGP August 28 Proposal (the "AMGP September 14 Letter").

        On September 15, 2018, Mr. Clark relayed to the AR Special Committee a telephone call he received from Mr. Kagan promoting a concept of a four-way compromise between the parties with the goal of ultimately coming to an agreement that all parties could approve. Mr. Kagan had suggested that the financial advisors of each of the AR Special Committee, the AM Conflicts Committee, and the AMGP Conflicts Committee meet with Citigroup Global Markets Inc. ("Citi"), financial advisor to the Sponsor Holders, in order to discuss potential resolutions to the apparent impasse.

        Throughout the next few days, the financial advisors of each of the three committees held separate discussions with Citi to explore possible compromises. On September 16, 2018, the AM Conflicts Committee held telephonic meetings with representatives of Tudor Pickering and Gibson Dunn to discuss the September 14, 2018 letter from the AMGP Conflicts Committee rejecting the AM September 2 Proposal. At this meeting, it was noted that the Sponsor Holders had engaged Citi as a financial advisor in connection with the Potential Simplification.

        On September 17, 2018, the AR Special Committee met, with representatives of Sidley and Baird participating, in order for Baird to present a summary of an illustrative framework previously conveyed by Citi on behalf of the Sponsor Holders to Baird for bridging the gap regarding the remaining open financial points, primarily related to the allocation of New AM Common Stock in connection with the Potential Simplification. Under this illustrative framework, the AM Public Unitholders, AR, AMGP and the Series B Holders would each effectively bear 25% of the approximately 4.5 million share gap between the AMGP Conflict Committee's most recent proposal and the AM Conflict Committee's most recent proposal. Baird shared a potential updated exchange ratio and potential decrease in the number of shares of New AM Common Stock that the Series B Unitholders would be entitled to receive upon the closing of the Potential Simplification, as well as a pro forma impact analysis. The next day, on September 18, 2018, the AR Special Committee sent a revised term sheet to each of the AMGP Conflicts Committee and the AM Conflicts Committee and their respective advisors regarding the AR Special Committee's understanding of the proposed terms. Additionally, on this date, Citi, at the request of the Sponsor Holders, relayed to representatives of the AMGP Conflicts Committee, the AM Conflicts Committee and the AR Conflicts Committee a summary of the framework previously conveyed by Citi on behalf of the Sponsor Holders to Baird.

        Also on September 18, 2018, the AM Conflicts Committee sent a response to the AMGP September 14 Letter (the "AM September 18 Letter"). The AM September 18 Letter retracted the AM September 2 Proposal, noted that given the current market exchange ratios and in order to protect the Disinterested AM Unitholders from dilution from the settlement of the Series B Units, the appropriate exchange ratio should be from 1.815x to 1.878x. The AM Conflicts Committee also requested an update to the projections provided by Antero Management to the AM Conflicts Committee.

        On September 21, 2018, the AMGP Conflicts Committee held a telephonic meeting with all of its advisors. The AMGP Conflicts Committee and all of its advisors discussed various responses to its most recent letter, including the letter from the AM Conflicts Committee (i) withdrawing the AM September 2 Proposal and (ii) requesting that Antero Management confirm its financial projections. It was also noted that Mr. Kagan had indicated that the Sponsor Holders were working on developing structural alternatives for the Potential Simplification. Mr. Klimley then explained that the Series B Holders responded with a proposal that would reduce the settlement of the Series B Units from 18.5 million to 17.354 million shares of New AM Common Stock. There was discussion of the settlement of the Series B Units, the merits and economics of the most recent proposal relating to the settlement of the Series B Units, and potential changes to the proposal relating to the Series B Units. It was then agreed that the AMGP Conflicts Committee would send a letter to the AM Conflicts Committee and the AR Special Committee reflecting a reduction in the settlement of the Series B Units from 18.5 million to 17.354 million shares of New AM Common Stock generally consistent with the proposal relating to the settlement of the Series B Units made by the Management Holders and increasing the merger consideration payable to the AM Public Unitholders.

        Later on September 21, 2018, the AMGP Conflicts Committee held a telephonic meeting with all of its advisors. In addition, participating by invitation of the AMGP Conflicts Committee, were Messrs. Rady and Warren, as well as Brendan Krueger, Vice President of Finance of Antero Resources. The AMGP Conflicts Committee asked Messrs. Rady and Warren to provide a letter confirming that the settlement of the Series B Units would be reduced to 17.354 million shares of New AM Common Stock. The AMGP Conflicts Committee also asked that Antero Management confirm their financial forecasts were up-to-date and that there had been no material changes, and such confirmation was provided subsequently by Antero Management.

        Later on September 21, 2018, Messrs. Rady and Warren provided a letter confirming that the settlement of the Series B Units would be reduced to 17.354 million shares of New AM Common Stock.

        On September 22, 2018, the AMGP Conflicts Committee sent a letter to the AM Conflicts Committee and the AR Special Committee indicating that Messrs. Rady and Warren agreed to reduce the settlement of the Series B Units to 17.354 million shares of New AM Common Stock. The AMGP Conflicts Committee letter also proposed (1) the exchange of each outstanding AM Common Unit held by the AM Public Unitholders for shares of New AM Common Stock at an exchange ratio of 1.6350x plus cash consideration of $3.00 for each AM Common Unit, subject to election and proration, (2) a one-time cash distribution of $0.415 per AM Common Unit to the AM Public Unitholders, (3) the exchange of each outstanding AM Common Unit held by the Antero Resources for shares in New AM at an exchange ratio of 1.6023x plus cash consideration of $3.00 for each AM Common Unit, subject to election and proration, and (4) no corresponding cash distribution to Antero Resources in respect of its AM Common Units (the "AMGP September 22 Proposal").

        On September 23, 2018, the AR Special Committee held a meeting with Sidley and Baird to discuss certain financial issues, including the components of the total Merger Consideration under the AMGP September 22 Proposal, focusing on the ability of maintaining the distribution for AM Unitholders for the four quarters following the proposed transaction. During the meeting the AR Special Committee discussed the rationale for the AM Public Unitholders receiving a higher exchange ratio and a one-time cash distribution of $0.415 per AM Common Unit.

        On September 25, 2018, the AMGP Conflicts Committee held a telephonic meeting with all of its advisors to discuss the AMGP September 22 Proposal sent to the AM Conflicts Committee and the AR Special Committee. Mr. Klimley reported that the AR Special Committee had met to discuss the AMGP September 22 Proposal, and that the AR Special Committee was supportive of the current proposal as long as the AM Conflicts Committee would also support the proposal. The AMGP Conflicts Committee and its advisors discussed the settlement of the Series B Units, including the mechanics to exchange the Series B Units.

        Later on September 25, 2018, the AMGP Conflicts Committee met with the other non-management members of the AMGP Board, the AM Board and the AR Board to discuss the Potential Simplification, including with respect to the proposed exchange ratios, the settlement of the Series B Units and the request to confirm there had been no material changes to the financial forecasts of Antero Management previously provided to the AMGP Conflicts Committee.

        On September 26, 2018, the AMGP Conflicts Committee held a telephonic meeting with all of its advisors. Mr. Klimley reported on the conversations that occurred at the meeting of the AMGP Conflicts Committee and the other non-management members of the AMGP Board, the AM Board and the AR Board. Discussion ensued regarding the status of due diligence and draft legal documentation for the Potential Simplification.

        Throughout the weeks of September 24, 2018 and October 1, 2018, V&E distributed drafts of the transaction documents, including the Simplification Agreement, the registration rights agreement, the Stockholders' Agreement, the IDR Holdings LLCA Amendment, the AMGP Voting Agreement, the AR Voting Agreement, the New AM certificate of incorporation and bylaws, the Certificate of Designation and various other transaction documents (collectively, the "Transaction Documents"), which each of the AMGP Conflicts Committee, the AM Conflicts Committee and the AR Special Committee reviewed and revised with the advice and guidance of their respective advisors.

        During this time, V&E also distributed drafts of the Transaction Documents to each of (i) Kirkland & Ellis LLP, outside corporate counsel for the Sponsor Holders affiliated with Warburg Pincus LLC ("Kirkland & Ellis"), (ii) Thompson & Knight LLP, outside corporate counsel for the Sponsor Holders affiliated with Yorktown Partners LLC ("Thompson Knight"), and (iii) Abrams & Bayliss LLP, outside corporate counsel for Messrs. Rady and Warren ("Abrams & Bayliss" and, together with each of Sidley, Gibson Dunn, Hunton Andrews Kurth, Richards Layton, Potter Anderson, Kirkland & Ellis and Thompson Knight, the "Outside Legal Advisors"). Throughout this time, each of the Sponsor Holders and Messrs. Rady and Warren reviewed and revised the Transaction Documents with the advice and guidance of their respective Outside Legal Advisors.

        On September 27, 2018 and September 29, 2018, the AM Conflicts Committee held telephonic meetings with representatives of Tudor Pickering and Gibson Dunn to discuss the AMGP September 22 Proposal. In particular, the parties discussed materials prepared by Gibson Dunn, including information regarding change in recommendation and break fee provisions found in precedent transactions, and materials prepared by Tudor Pickering describing the effects of the increased consideration to the AM Public Unitholders and the reduction in the number of shares of New AM Common Stock to be issued in the proposed settlement of the Series B Units and outlining potential consideration mechanisms that could protect AM Unitholders from potential uncertainty regarding how the market would view New AM given the proposed terms of the Potential Simplification. In addition, Tudor Pickering discussed updates to its materials to reflect the terms proposed in the AMGP September 22 Proposal. Upon the completion of its review of the materials and the related discussions, the AM Conflicts Committee indicated that it was prepared to proceed with the negotiation of definitive Transaction Documents on substantially the same terms as each of the Conversion, the Merger, the Series B Exchange and the other transactions contemplated by the Simplification Agreement if (i) the AM Conflicts Committee retained the right to change its recommendation of the Transactions if it determined in good faith that the Transactions were no longer in the best interests of the Disinterested AM Unitholders and (ii) Antero Midstream would not be required to pay a termination fee in the event of such a change in recommendation. The AM Conflicts Committee then asked Gibson Dunn to prepare a response letter to the AMGP Conflicts Committee outlining the terms discussed. Gibson Dunn distributed the response letter to the AMGP Conflicts Committee on September 30, 2018.

        On September 30, 2018 and October 1, 2018, the AR Special Committee held meetings with Sidley, Potter Anderson and Baird to discuss the AMGP September 22 Proposal, as well as revised drafts of the Simplification Agreement and other Transaction Documents.

        On October 1, 2018, the AMGP Conflicts Committee held a telephonic meeting with all of its advisors to discuss the letter received from the AM Conflicts Committee on September 30, 2018. The AMGP Conflicts Committee agreed that any right to change its recommendation should be tied to a concrete standard that is based on AM Conflicts Committee's obligations to the AM Public Unitholders and that the AMGP Conflicts Committee should have reciprocal rights. The AMGP Conflicts Committee directed its legal counsel to propose language regarding the AM Conflicts Committee's ability to change its recommendation and to negotiate a reciprocal right for the AMGP Conflicts Committee.

        On October 2, 2018, each of the committees' respective financial advisors received from Antero Management a revised financial forecast that reflected the number of AMGP Common Shares and AM Common Units then-outstanding, the latest drafts of the Simplification Agreement and other Transaction Documents and an updated New AM illustrative dividend policy that reflected ongoing negotiations among the committees.

        On October 2, 2018 and October 3, 2018, the AM Conflicts Committee held telephonic meetings with representatives of Tudor Pickering and Gibson Dunn to review Tudor Pickering's analysis of the Merger Consideration, focusing on the consideration to be received by the Disinterested AM Unitholders, and the status of the Simplification Agreement. Tudor Pickering also provided an analysis of the exchange ratio and special distribution to be received under the proposed terms of the Transactions, along with the expected distribution coverage at New AM. In addition, the group discussed the proposed illustrative dividend targets for New AM. Representatives of Gibson Dunn walked the AM Conflicts Committee members through the key provisions of the draft Simplification Agreement and the other documents proposed to be entered into with respect to the Transactions and possible revisions to be proposed, which included, among other things, provisions for direct indemnification of the members of the AM Conflicts Committee by New AM, the ability for the AM Conflicts Committee to change its recommendation with respect to the Transactions without subjecting Antero Midstream to payment of a termination fee, and representations with respect to SEC filings. Following the discussion, the AM Conflicts Committee instructed Gibson Dunn to prepare a revised draft of the Simplification Agreement incorporating the suggested revisions. Gibson Dunn distributed a revised draft of the Simplification Agreement reflecting the comments discussed as well as comments from the AR Special Committee to V&E on October 3, 2018.

        On October 3, 2018, the AMGP Conflicts Committee held a telephonic meeting with all of its advisors. There was discussion of Antero Midstream's outstanding bonds and certain credit-positive factors and potential credit-negative considerations of New AM. The AMGP Conflicts Committee then discussed an illustrative dividend policy for New AM.

        On October 6, 2018, V&E distributed revised drafts of the Transaction Documents to each of the Outside Legal Advisors, reflecting input received over the course of the week from each of the AR Special Committee, the AM Conflicts Committee, the AMGP Conflicts Committee, the Sponsor Holders and Messrs. Rady and Warren, as applicable, including the advice and guidance of their respective Outside Legal Advisors. This input reflected, among other things, ongoing discussions regarding the proposed treatment of the cash consideration to be paid in the Merger and the standards by which the AMGP Conflicts Committee and Antero Midstream Conflicts Committee would be permitted to change their recommendations with respect to the Transactions.

        On October 6, 2018, the AM Conflicts Committee participated in a teleconference with representatives of Gibson Dunn and Tudor Pickering to discuss Tudor Pickering's updated financial analysis and presentation. The Conflicts Committee and Gibson Dunn also discussed the current status of the Simplification Agreement draft, including that the changes proposed by the AM Conflicts Committee to the Simplification Agreement had been accepted. In addition, the group discussed whether there were any outstanding items relating to the Transactions the AM Conflicts Committee desired to negotiate further, including the illustrative dividend targets of New AM and the AM Conflicts Committee's desire to increase those targets by 3%. Tudor Pickering discussed in detail the updates to its materials to reflect the Merger Consideration, the inclusion of information regarding recent peer simplification transactions and an updated peer group trading analysis. During the presentation, the AM Conflicts Committee asked, and representatives of Tudor Pickering answered, questions with respect to Tudor Pickering's financial analysis. The AM Conflicts Committee undertook to reach out to representatives of the AR Special Committee to discuss the proposed increase to the illustrative dividend targets.

        The AR Special Committee met again on October 6, 2018 in order for Baird to provide an updated Series B Unit valuation comparison using the latest metrics and proposed economic terms. On October 7, 2018, Baird prepared a draft summary of the final proposed economic terms and its draft fairness presentation. Baird presented to the AR Special Committee the proposed transaction summary and provided analysis on the transaction, valuation, Merger Consideration and supplemental analysis requested by the AR Special Committee.

        On October 6, 2018, the AMGP Conflicts Committee held a telephonic meeting with all of its advisors. There was further discussion of the Merger Consideration to be paid in the Simplification and the illustrative dividend policy as included in the updated forecast received from Antero Management on October 2, 2018.

        Later on October 6, 2018, the AMGP Conflicts Committee, the AM Conflicts Committee and the AR Special Committee received from Antero Management a revised pro forma financial forecast featuring the illustrative New AM dividend policy that had been further revised based on negotiations among the committees. There was discussion of the illustrative dividend policy and it was acknowledged that any future dividend policy and any future declaration of dividends would be determined by the New AM Board.

        In the early morning on each of October 7 and October 8, 2018, V&E distributed substantially final drafts of the Transaction Documents to each of the Outside Legal Advisors, reflecting input received over the course of those days from each of the AR Special Committee, the AM Conflicts Committee, the AMGP Conflicts Committee, the Sponsor Holders and Messrs. Rady and Warren, as applicable, including the advice and guidance of their respective Outside Legal Advisors. This input reflected, among other things, ongoing discussions with Kirkland & Ellis, Thompson Knight and Sidley with respect to the AMGP Voting Agreement, the registration rights agreement and the Stockholders' Agreement.

        On October 8, 2018, the AR Special Committee met, with representatives of Sidley and Baird participating, to discuss the Transactions and the substantially final versions of the definitive Transaction Documents. Representatives of Sidley updated the AR Special Committee on recent revisions to the definitive Transaction Documents, and the AR Special Committee discussed those documents. At the meeting, each member of the AR Special Committee confirmed the information previously provided to Sidley with respect to his or her relationships with Antero Resources, Antero Midstream, AMGP and their respective affiliates. Sidley also reviewed the independence determinations of Baird conducted to date, the nature of its relationship to and prior engagements by Antero Resources, Antero Midstream, AMGP and their respective affiliates. Baird presented to the AR Special Committee an updated presentation of its fairness materials to reflect recent changes in the terms of the Transactions. Baird then delivered orally its opinion that, as of October 8, 2018, subsequently confirmed by delivery of a written opinion dated October 8, 2018, and based upon and subject to the various assumptions, qualifications and limitations set forth in Baird's opinion, the AR Mixed Consideration to be received by Antero Resources in the Merger was fair, from a financial point of view, to Antero Resources and the unaffiliated stockholders of Antero Resources. After discussion, the AR Special Committee unanimously determined that the Transactions were fair to, and in the best interests of Antero Resources and its unaffiliated stockholders. The AR Special Committee unanimously approved recommending to the AR Board that the AR Board approve the definitive Transaction Documents to be signed by Antero Resources in the Transactions.

        On the afternoon of October 8, 2018, the AM Conflicts Committee held a telephonic meeting with representatives of Gibson Dunn and Tudor Pickering. During this meeting, Gibson Dunn discussed updates to the Simplification Agreement since the prior meeting of the AM Conflicts Committee. Gibson Dunn discussed the duties of the AM Conflicts Committee with respect to the Transactions and reviewed the "Special Approval" standard under the Antero Midstream Partnership Agreement. Gibson Dunn also reviewed the independence determinations of Tudor Pickering conducted to date, the nature of its relationship to and prior engagements by Antero Resources, Antero Midstream, AMGP and their respective affiliates and the amount and nature of the fees it received from those parties. Prior to the meeting, each member of the AM Conflicts Committee updated and confirmed the information previously provided to Gibson Dunn with respect to his relationships with Antero Midstream and its affiliates.

        Following this discussion, representatives of Tudor Pickering reviewed their financial analysis of the Merger Consideration to be received by the Disinterested AM Unitholders with the AM Conflicts Committee. Upon the request of the AM Conflicts Committee, Tudor Pickering then rendered its oral opinion, which was subsequently confirmed by delivery of a written opinion, that, as of October 8, 2018 and based upon and subject to the assumptions, qualifications, limitations and other matters considered relevant by Tudor Pickering in connection the preparation of its opinion as set forth in its opinion, the Merger Consideration to be received by the Disinterested AM Unitholders in the Merger pursuant to the Simplification Agreement was fair, from a financial point of view, to the Disinterested AM Unitholders.

        Following that presentation, the AM Conflicts Committee discussed and then, acting in good faith, unanimously (i) determined that the Transactions are in the best interest of Antero Midstream and the Disinterested AM Unitholders, (ii) approved the Simplification Agreement and declared advisable the consummation of the Transactions, such approval constituting "Special Approval" as defined in the Antero Midstream Partnership Agreement, (iii) approved, and recommended to the Antero Midstream Board the approval of, the Simplification Agreement and the Transactions and (iv) recommended that the Antero Midstream Board submit the AM Merger Proposal to a vote of the AM Unitholders and recommended approval of the AM Merger Proposal by the AM Unitholders. See "Special Factors—Recommendation of the AM Conflicts Committee and the AM Board and Their Reasons for Recommending Approval of the Transactions."

        Later on October 8, 2018, the AMGP Conflicts Committee held a telephonic meeting with all of its advisors. There was discussion of the negotiated terms of the Transactions and the history of negotiations between the AMGP Conflicts Committee, the AM Conflicts Committee, the AR Special Committee and the other parties. Also at this meeting, Goldman Sachs delivered its oral opinion to the AMGP Conflicts Committee, which was subsequently confirmed by delivery of a written opinion of Goldman Sachs, dated October 9, 2018, to the effect that, based upon and subject to the factors and assumptions set forth therein, as of the date of such opinion and after giving effect to the issuance of shares of New AM Common Stock pursuant to the Series B Exchange, the Aggregate Consideration (as defined in that opinion) to be paid by AMGP for the outstanding AM Common Units pursuant to the Simplification Agreement was fair from a financial point of view to AMGP. The AMGP Conflicts Committee's legal advisors provided an update on the legal aspects of the Transactions. There was discussion of resolutions of the AMGP Conflicts Committee, the AMGP Conflicts Committee's report to the AMGP Board, and the AMGP Conflicts Committee's recommendation to the AMGP Shareholders to vote in favor of the Transactions. The AMGP Conflicts Committee then unanimously (i) determined in good faith that the Transactions, including the Merger and the issuance or payment of the Merger Consideration are in the best interests of AMGP and the Disinterested AMGP Shareholders, (ii) approved the Transactions, including the Merger and the issuance or payment of the Merger Consideration, (iii) recommended to the AMGP Board that the AMGP Board approve the Transactions, including the Merger and the issuance or payment of the Merger Consideration and submit the AMGP Proposals to a vote of the AMGP Shareholders and (iv) recommended to the Disinterested AMGP Shareholders that the Disinterested AMGP Shareholders approve the Transactions, including the Merger and the issuance or payment of the Merger Consideration, in each case on the terms set forth in the relevant Transaction Documents. Following the meeting, the AMGP Conflicts Committee joined the meeting of the AMGP Board to deliver its report and recommendations. The AMGP Conflicts Committee's approval constitutes "Special Approval" as that term is defined by the AMGP Partnership Agreement.

        Later on October 8, 2018, following the AMGP Conflicts Committee meeting, the AMGP Board held a meeting at which representatives from Antero Management and V&E participated, and at which representatives of Hunton Andrews Kurth, Richards Layton and Goldman Sachs were also present for portions. Prior to the meeting, substantially final versions of the Simplification Agreement and other Transaction Documents were distributed to the AMGP Board, and during the meeting representatives of V&E summarized the Transactions and the key provisions of the Simplification Agreement and the other Transaction Documents. The AMGP Conflicts Committee then reviewed with the AMGP Board its process in evaluating, negotiating and recommending the Transactions to the AMGP Board, and its rationale therefor (which rationale included the reasons set forth under "—Recommendation of the AMGP Conflicts Committee and the AMGP Board and Their Reasons for Recommending Approval of the Transaction"), and gave the AMGP Board members an opportunity to ask questions of the AMGP Conflicts Committee and its advisors at Goldman Sachs, Hunton Andrews Kurth and Richards Layton. Mr. Klimley advised the AMGP Board that the AMGP Conflicts Committee (i) determined in good faith that the Transactions, including the Merger and the issuance or payment of the Merger Consideration, on the terms set forth in the Simplification Agreement and the other Transaction Documents, are in the best interests of AMGP and the Disinterested AMGP Shareholders, (ii) approved the Transactions, including the Merger and the issuance or payment of the Merger Consideration, on the terms set forth in the Simplification Agreement and the other Transaction Documents, (iii) recommended to the AMGP Board that the AMGP Board approve the Transactions, including the Merger and the issuance or payment of the Merger Consideration, on the terms set forth in the Simplification Agreement and the other Transaction Documents, and submit the AMGP Proposals to a vote of the AMGP Shareholders and (iv) recommended to the Disinterested AMGP Shareholders that the Disinterested AMGP Shareholders approve the Transactions, including the Merger and the issuance or payment of the Merger Consideration, on the terms set forth in the Simplification Agreement and the other Transaction Documents. Following this recommendation, representatives of V&E reviewed with the members of the AMGP Board their obligations under the AMGP Partnership Agreement as well as the provisions of the AMGP Partnership Agreement that provide that AMGP GP will be deemed to have acted in "good faith" and in compliance with the AMGP Partnership Agreement so long as, among other things, either the AMGP Conflicts Committee has granted "Special Approval" of the proposed transactions or the proposed transactions were approved by Disinterested AMGP Shareholders, as required by the terms of the Simplification Agreement. After discussion of the various considerations relating to the proposed transaction, the AMGP Board unanimously (i) determined in good faith that the Transactions, including the Merger and the issuance or payment of the Merger Consideration, on the terms set forth in the Simplification Agreement and the other Transaction Documents, are in the best interests of AMGP and the Disinterested AMGP Shareholders, (ii) approved the Transactions, including the Merger and the issuance or payment of the Merger Consideration, on the terms set forth in the Simplification Agreement and the other Transaction Documents and (iii) recommended to the AMGP Shareholders that the AMGP Shareholders approve the Transactions, including the Merger and the issuance or payment of the Merger Consideration, on the terms set forth in the Simplification Agreement and the other Transaction Documents.

        Later on October 8, 2018, following the AR Special Committee meeting as well as the meetings of the AM Conflicts Committee, the AMGP Conflicts Committee and the AMGP Board, the AR Board

held a meeting at which representatives from Antero Management and V&E participated, and at which representatives of Sidley, J.P. Morgan and Baird were also present for portions. Prior to the meeting, substantially final versions of the Simplification Agreement and other Transaction Documents were distributed to the AR Board, and during the meeting representatives of V&E summarized the Transactions and the key provisions of the Simplification Agreement and the other Transaction Documents. The AR Special Committee then reviewed with the AR Board its process in evaluating, negotiating and recommending the Transactions to the AR Board, and its rationale therefor (which rationale included the reasons set forth under "—Position of Antero Resources as to the Fairness of the Transactions"), and gave the AR Board members an opportunity to ask questions of the AR Special Committee and its advisors at Baird and Sidley. On behalf of the AR Special Committee, a representative of Sidley advised the AR Board that the AR Special Committee unanimously determined that the Simplification Agreement and the Transactions are fair to, and in the best interest of, Antero Resources and Antero Resources' unaffiliated stockholders. Based upon that determination, the AR Special Committee recommended to the AR Board that the AR Board unanimously approve the documents to which Antero Resources is a party relating to the Simplification Agreement, including the AR Voting Agreement, the Stockholders' Agreement and the registration rights agreement, and to determine that the Transactions are fair to, and in the best interests of, Antero Resources and Antero Resources' unaffiliated stockholders. Following this recommendation, representatives of V&E reviewed with the members of the AR Board their fiduciary duties under Delaware law. After discussion of the various considerations relating to the Transactions, by majority vote the AR Board determined that the Transactions were fair to, and in the best interests of Antero Resources and its unaffiliated stockholders.

        Later on October 8, 2018, following the AM Conflicts Committee meeting as well as the meetings of the AR Special Committee, the AMGP Conflicts Committee, the AMGP Board and the AR Board, the AM Board held a meeting at which representatives from Antero Management and V&E participated, and at which representatives from Gibson Dunn and Tudor Pickering were also present for portions. Prior to the meeting, substantially final versions of the Simplification Agreement and other Transaction Documents were distributed to the AM Board, and during the meeting representatives of V&E summarized the Transactions and the key provisions of the Simplification Agreement and the other Transaction Documents. The AM Conflicts Committee then reviewed with the AM Board its process in evaluating, negotiating and recommending the Transactions to the AM Board, and its rationale therefor (which rationale included the reasons set forth under "—Recommendation of the AM Conflicts Committee and the AM Board and Their Reasons for Recommending Approval of the Transaction"), and gave the AM Board members an opportunity to ask questions of the AM Conflicts Committee and its advisors at Gibson Dunn and Tudor Pickering. Mr. Peters advised the AM Board that the AM Conflicts Committee (i) determined in good faith that the Transactions, including the Merger, on the terms set forth in the Simplification Agreement and the other Transaction Documents, are in the best interests of AM and the Disinterested AM Unitholders, (ii) approved the Transactions, including the Merger, on the terms set forth in the Simplification Agreement and the other Transaction Documents, (iii) recommended to the AM Board that the AM Board approve the Transactions, including the Merger, on the terms set forth in the Simplification Agreement and the other Transaction Documents, and submit the AM Merger Proposal to a vote of the AM Unitholders and (iv) recommended to the Disinterested AM Unitholders that the Disinterested AM Unitholders approve the Transactions, including the Merger, on the terms set forth in the Simplification Agreement and the other Transaction Documents.

        Following the recommendation, a representative of Gibson Dunn summarized for the AM Board certain results of the their due diligence review with respect to the independence of the AM Conflicts Committee. Within that discussion, Gibson Dunn noted that Mr. Mollenkopf had contacted Gibson Dunn regarding certain facts in connection with his service in an advisory role as a member of the University of Colorado Boulder's Engineering Advisory Council and as an adjunct instructor at

University of Colorado Boulder, for which he receives insignificant compensation. Specifically, Gibson Dunn advised that Mr. Rady has made substantial charitable donations to Western Colorado University and the University of Colorado Boulder and Mr. Rady was expected to join the University of Colorado Engineering Advisory Council in October 2018. Based on the fact that Mr. Mollenkopf played no role in the solicitation of any charitable donation from Mr. Rady and received no personal benefit from any such donation, that the charitable donations were not given as a result of or in connection with the Potential Simplification, and because Mr. Mollenkopf played no role in recruiting Mr. Rady to serve on the University of Colorado Engineering Advisory Council, the AM Board determined that this relationship was not material and that Mr. Mollenkopf was still qualified to serve as a member the AM Conflicts Committee.

        Following this discussion, representatives of V&E reviewed with the members of the AM Board their obligations under the AM Partnership Agreement as well as the provisions of the AM Partnership Agreement that provide that AMP GP will be deemed to have acted in "good faith" and in compliance with the AM Partnership Agreement so long as, among other things, either the AM Conflicts Committee has granted "Special Approval" of the proposed transactions or the proposed transactions were approved by Disinterested AM Unitholders, as required by the terms of the Simplification Agreement. After discussion of the various considerations relating to the Transactions, the AM Board unanimously (i) determined in good faith that the Transactions, including the Merger, on the terms set forth in the Simplification Agreement and the other Transaction Documents, are in the best interests of AM and the Disinterested AM Unitholders, (ii) approved the Transactions, including the Merger, on the terms set forth in the Simplification Agreement and the other Transaction Documents and (iii) recommended to the AM Unitholders that the AM Unitholders approve the Transactions, including the Merger, on the terms set forth in the Simplification Agreement and the other Transaction Documents.

        Early on the morning of October 9, 2018, the parties finalized and executed the Simplification Agreement and certain of the other Transaction Documents and each of Antero Resources and AMGP and Antero Midstream issued press releases announcing the Transactions.

Recommendation of the AMGP Conflicts Committee and the AMGP Board and Their Reasons for Recommending Approval of the Transactions

        The AMGP Conflicts Committee consists of two directors who satisfy the requirements to serve on a conflicts committee in the AMGP Partnership Agreement: Brooks J. Klimley (Chairman) and Rose M. Robeson. The AMGP Board authorized the AMGP Conflicts Committee to (i) to the extent the AMGP Conflicts Committee deems advisable, consider, review, analyze and evaluate one or more transactions involving Antero Midstream and/or AMGP, (ii) make such investigation of potential alternatives to such transactions, including maintaining the status quo as the AMGP Conflicts Committee deems necessary or appropriate, (iii) authorize, empower or direct the officers and employees of AMGP GP and its subsidiaries to provide the AMGP Conflicts Committee with information and assistance as may be requested by the AMGP Conflicts Committee, (iv) review, evaluate, solicit, structure, and, if deemed sufficiently favorable to the interests of AMGP, negotiate, or delegate the ability to negotiate to any persons, the terms and provisions, and determine the advisability, of one or more such transactions, (v) determine whether or not to approve one or more such transactions by "Special Approval" and (vi) make a recommendation to the full AMGP Board to approve or disapprove any such transaction.

        The AMGP Conflicts Committee retained each of Hunton Andrews Kurth LLP and Richard, Layton & Finger, P.A. as its legal counsel and Goldman Sachs as its financial advisor. The AMGP Conflicts Committee oversaw the performance of financial and legal due diligence by its advisors, conducted an extensive review and evaluation of the potential Transactions, including with respect to withholding "Special Approval" and maintaining the status quo, and conducted extensive negotiations with the AM Conflicts Committee and the AR Special Committee and their respective representatives with respect to the Simplification Agreement and other related agreements. The AMGP Conflicts Committee engaged in extensive review and negotiations for more than six months, considering a number of alternative structures for a Potential Simplification, including (1) an acquisition of Antero Midstream by AMGP in a 100% stock transaction, and (2) a recapitalization involving elimination of IDRs in exchange for AM Common Units. The alternative of maintaining the status quo was considered throughout the negotiations until October 8, 2018, when the Transactions were approved. In determining to approve the Transactions rather than the status quo or any of the alternative transaction structures considered, the AMGP Conflicts Committee considered the factors described below.

        On October 8, 2018, the AMGP Conflicts Committee unanimously (i) determined in good faith that the Transactions, including the Merger and the issuance or payment of the Merger Consideration, on the terms set forth in the Simplification Agreement and the other transaction documents, are in the best interests of AMGP and the Disinterested AMGP Shareholders, (ii) approved the Transactions, including the Merger and the issuance or payment of the Merger Consideration, on the terms set forth in the Simplification Agreement and the other transaction documents, (iii) recommended to the AMGP Board that the AMGP Board approve the Transactions, including the Merger and the issuance or payment of the Merger Consideration, on the terms set forth in the Simplification Agreement and the other transaction documents, and submit the AMGP Proposals to a vote of the AMGP Shareholders and (iv) recommended to the Disinterested AMGP Shareholders that the Disinterested AMGP Shareholders approve the Transactions, including the Merger and the issuance or payment of the Merger Consideration, on the terms set forth in the Simplification Agreement and the other transaction documents. The AMGP Conflicts Committee's approval constitutes "Special Approval," as such term is defined in the AMGP Partnership Agreement.

        Later on October 8, 2018, upon receiving the recommendation of the AMGP Conflicts Committee and a report of, among other things, its reasons for recommending approval of the Transactions, the AMGP Board unanimously (i) determined in good faith that the Transactions, including the Merger and the issuance or payment of the Merger Consideration, on the terms set forth in the Simplification Agreement and the other transaction documents, are in the best interests of AMGP and the Disinterested AMGP Shareholders, (ii) approved the Transactions, including the Merger and the issuance or payment of the Merger Consideration, on the terms set forth in the Simplification Agreement and the other transaction documents and (iii) recommended to the AMGP Shareholders that the AMGP Shareholders approve the Transactions, including the Merger and the issuance or payment of the Merger Consideration, on the terms set forth in the Simplification Agreement and the other transaction documents.

        The AMGP Conflicts Committee consulted with its financial and legal advisors and considered many factors in making its determination and approvals, and the related recommendation to the Disinterested AMGP Shareholders. The AMGP Conflicts Committee considered the following factors to be generally positive or favorable in making its determination and approvals, and the related recommendation to the AMGP Board and Disinterested AMGP Shareholders and the AMGP Board also considered such factors as part of its consideration of the recommendation of the AMGP Conflicts Committee:

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  The AMGP Conflicts Committee's belief that the Transactions present the best opportunity to maximize value for the Disinterested AMGP Shareholders, which belief is based on an evaluation of alternative transaction structures (including maintaining the status quo).

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  The AMGP Conflicts Committee's belief, based on extensive negotiations and analysis, that the consideration to be paid to the holders of AM Common Units in the Transactions represent the least amount of consideration that the holders of AM Common Units would be willing to accept in order to agree to the Transactions.

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  The Transactions are expected to be immediately accretive to the Disinterested AMGP Shareholders with regard to cash flow per share and dividends per share as compared to the status quo.

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  The AMGP Conflicts Committee's belief that New AM's potential investor base will expand over time given perceived institutional preference for traditional C-Corp structures and governance.

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  The AMGP Conflicts Committee's belief that New AM's structure will significantly increase the potential, over time, for New AM to be eligible for inclusion in major indices, which would further expand the universe of investors and enhance financial valuation and flexibility relative to AMGP today.

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  New AM's larger public float relative to the float of the AMGP Common Shares should increase its ability to raise capital in the public equity markets and provide greater trading liquidity to shareholders as compared to the status quo.

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  The elimination of the burden of Antero Midstream's incentive distribution rights and the elimination of the Series B Units will reduce New AM's cost of equity capital relative to the current combined status quo Antero Midstream and AMGP business.

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  As a result of the Transactions, based on management's projections, New AM is not expected to pay material U.S. federal and state income taxes through 2024.

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  The financial analyses prepared by Goldman Sachs, as financial advisor to the AMGP Conflicts Committee, and the oral opinion of Goldman Sachs delivered to the AMGP Conflicts Committee on October 8, 2018, which was subsequently confirmed by delivery of a written opinion of Goldman Sachs, dated October 9, 2018, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth therein, after giving effect to the issuance of shares of New AM Common Stock pursuant to the Series B Exchange (as defined in such opinion), the Aggregate Consideration (as defined in such opinion) to be paid for the outstanding AM Common Units pursuant to the Simplification Agreement is fair from a financial point of view to AMGP.

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  New AM will be governed with a traditional C-Corp structure that provides valuable governance protections and shareholder rights for the Disinterested AMGP Shareholders that they do not have today.

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  The Disinterested AMGP Shareholders, as New AM Stockholders, will have the right to vote in the election of the directors of New AM and a majority of the directors of New AM will not be affiliated with Antero Resources, the Sponsor Holders or the Management Holders.

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  The Transactions will eliminate certain control rights that the equity owners of AMGP GP currently have over the combined business of AMGP and Antero Midstream.

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  The Transactions are subject to the approval by (i) the holders of a majority of the AMGP Common Shares and (ii) a majority of the Disinterested AMGP Shareholders.

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  The Transactions will meaningfully reduce the complexities of the status quo organizational structure of AMGP and its subsidiaries, thereby streamlining corporate governance matters, reducing potential for conflicts of interests between AMGP, Antero Midstream and Antero Resources, and more closely aligning their interests over the long term.

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  The AMGP Conflicts Committee's belief that the combination of structural simplification and improved cost of equity capital created by the Transactions will improve New AM's competitiveness in the midstream oil and gas industry, increasing the potential for future growth.

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  The consideration to be issued or paid in the Transactions is fixed and therefore the number of shares to be issued by New AM will not increase in the event that the market price of the AMGP Common Shares decreases prior to the closing of the Transactions.

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  The inclusion of cash as part of the consideration paid to holders of AM Common Units reduces the dilution to the Disinterested AMGP Shareholders relative to a potential alternative structure that contemplated the payment of only equity by New AM.

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  The elimination of the Series B Units will eliminate the overhang of dilutive future conversions of Series B Units to New AM Common Stock.

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  The elimination of the Series B Units will eliminate the stream of distributions that otherwise would have been payable under the terms of the IDR Holdings LLC Agreement.

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  The AMGP Conflicts Committee's belief, based on extensive negotiations and analysis, that the consideration to be paid to the holders of Series B Units in the Transactions represents the least amount of consideration that the holders of Series B Units would be willing to accept in order to agree to the Transactions.

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  The agreement by the Series B Holders to continue vesting restrictions and forgo cash distributions or dividends paid in 2019 on any Series B Units or Series B Exchange Shares, as applicable, that are scheduled to vest on December 31, 2019.

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  Certain terms of the Simplification Agreement, principally:

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  Provisions permitting the AMGP Conflicts Committee to change or withdraw its recommendation to the Disinterested AMGP Shareholders in favor of the Transactions if the AMGP Conflicts Committee determines in good faith, after consultation with its outside legal advisors and financial advisors, that the Transactions are no longer in the best interests of the Disinterested AMGP Shareholders.

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  The Simplification Agreement does not require AMGP to pay a termination fee or expenses of Antero Midstream in the event that the AMGP Conflicts Committee changes or withdraws its recommendation to the Disinterested AMGP Shareholders in accordance with the Simplification Agreement.

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  Antero Resources has entered into the AR Voting Agreement pursuant to which Antero Resources agreed to vote all of its AM Common Units in favor of the Transactions.

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  The Transactions will allow AMGP and Antero Midstream to achieve synergies in the form of cost savings and other efficiencies, including a reduction in the number of public company boards and other costs associated with multiple public companies.

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  A number of factors relating to the procedural safeguards involved in the negotiation of the Simplification Agreement, including those discussed below, each of which supported the AMGP Conflicts Committee's determination with respect to the fairness of the Transactions to AMGP and the Disinterested AMGP Shareholders:

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  Each of the members of the AMGP Conflicts Committees satisfies the requirements to serve on a conflicts committee in the AMGP Partnership Agreement.

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  The AMGP Conflicts Committee's retention of financial and legal advisors with knowledge and experience with respect to public merger and acquisition transactions, MLPs, AMGP's, Antero Midstream's and Antero Resources' industry generally, and AMGP, Antero Midstream and Antero Resources particularly, as well as substantial experience advising MLPs and other companies with respect to transactions similar to the Transactions.

    •
    The terms and conditions of the Transactions were determined through arm's-length negotiations among the AMGP Conflicts Committee, the AM Conflicts Committee, the AR Special Committee and the holders of a majority of the Series B Units and their respective representatives and advisors.

        The AMGP Conflicts Committee considered the following factors to be generally negative or unfavorable in arriving at its determinations and approvals, and the related recommendation to the Disinterested AMGP Shareholders:

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  The Disinterested AMGP Shareholders will be forgoing potential benefits that could be realized by maintaining the status quo and remaining shareholders of a standalone entity that owns the incentive distribution rights of Antero Midstream.

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  New AM may not achieve its expected financial results.

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  Following 2024, based on Antero Management's projections, New AM is expected to be a cash paying federal income taxpayer.

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  The exchange ratio in connection with the Merger is fixed and therefore the implied value of the consideration payable to the holders of AM Common Units will increase in the event that the market price of the AMGP Common Shares increases prior to the closing of the Transactions.

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  An increase in the leverage of New AM relative to the status quo operating business of Antero Midstream due to the payment of the cash Merger Consideration and transaction costs and expenses.

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  A majority of the shares of New AM will be owned by a small minority of New AM Stockholders after giving effect to the Transactions.

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  The risk that the potential benefits sought in the Transactions might not be fully realized.

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  Certain terms of the Simplification Agreement, principally:

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  Provisions permitting the AM Conflicts Committee to change or withdraw its recommendation to the AM Public Unitholders in favor of the Transactions if the AM Conflicts Committee determines in good faith, after consultation with its outside legal advisors and financial advisors, that the Transactions are no longer in the best interests of the Disinterested AM Unitholders.

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  The Simplification Agreement does not require Antero Midstream to pay a termination fee or expenses of AMGP in the event that the AM Conflicts Committee changes or withdraws its recommendation to the Disinterested AM Unitholders in favor of the Transactions in accordance with the Simplification Agreement.

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  The Transactions are subject to the approval by (i) the AM Unitholders and (ii) a majority of the Disinterested AM Unitholders.

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  Litigation may occur in connection with the Transactions and such litigation may increase costs and result in a diversion of management time and business focus.

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  The Transactions may not be completed in a timely manner, or at all, which could result in a disruption to the business of Antero Midstream and AMGP and a decline in the trading price of AMGP Common Shares.

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  AMGP has incurred and will continue to incur significant transaction costs and expenses in connection with the Transactions, regardless of whether the Transactions are completed.

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  Some of the executive officers of AMGP, Antero Midstream and Antero Resources own Series B Units, and some of the executive officers and directors of AMGP, Antero Midstream and Antero

    Resources have interests in the Transactions that are different from, or in addition to, the interests of the Disinterested AMGP Shareholders generally.

        In making its determination and approvals, and the related recommendation to the AMGP Shareholders, the AMGP Conflicts Committee considered the financial analyses regarding AMGP and Antero Midstream prepared by Goldman Sachs and reviewed and discussed by Goldman Sachs with the AMGP Conflicts Committee. The financial analyses presented to the AMGP Conflicts Committee by Goldman Sachs, which included present value of future share price analysis and a discounted cash flow analysis as described under "—Opinion of the AMGP Conflicts Committee's Financial Advisor," were based on the operations of Antero Midstream as a continuing business and, to that extent, the AMGP Conflicts Committee considered such analyses as going concern valuations. The AMGP Conflicts Committee considered each of these analyses in the context of the fairness opinion provided by Goldman Sachs, and the AMGP Conflicts Committee expressly adopted these analyses and the opinion of Goldman Sachs, among the other factors it considered (as described above), in reaching its conclusions regarding the fairness of the Simplification Agreement and the Transactions to the AMGP Shareholders.

        In making its determination and approvals, and the related recommendation to the AMGP Shareholders, the AMGP Board considered a number of factors, including (i) the unanimous determination and recommendation of the AMGP Conflicts Committee and (ii) the factors considered by the AMGP Conflicts Committee, including the material factors described above. In doing so, the AMGP Board expressly adopted the analysis of the AMGP Conflicts Committee, including that of Goldman Sachs, which are discussed above.

        The foregoing discussion of the information and factors considered by the AMGP Conflicts Committee and the AMGP Board is not intended to be exhaustive, but includes material factors the AMGP Conflicts Committee and the AMGP Board considered. In view of the variety of factors considered in connection with their evaluation of the Transactions and the complexity of these matters, neither the AMGP Conflicts Committee nor the AMGP Board found it useful or attempted to quantify or assign any relative or specific weights to the various factors considered in making their determinations and recommendations. In addition, each of the members of the AMGP Conflicts Committee and the AMGP Board may have given differing weights to different factors. Overall, the AMGP Conflicts Committee and the AMGP Board believed that the positive factors supporting the Transactions outweighed the negative factors they considered.

        Under the AMGP Partnership Agreement, whenever AMGP GP, acting in its capacity as the general partner of AMGP, or the AMGP Board or any committee of the AMGP Board (including the AMGP Conflicts Committee) or any affiliates of AMGP GP cause AMGP GP to make a determination or take or omit to take any action in such capacity, then, unless another lesser standard is provided for in the AMGP Partnership Agreement (which is not the case with respect to the Transactions), AMGP GP, the AMGP Board, such committee (including the AMGP Conflicts Committee) or such affiliates, will not make such determination, or take or omit to take such action, in Bad Faith (as defined in the AMGP Partnership Agreement). Under the AMGP Partnership Agreement, a determination, action or omission by AMGP GP, the AMGP Board or any committee of the AMGP Board (including the AMGP Conflicts Committee) or of any affiliates of AMGP GP will for all purposes be presumed to have been in Good Faith (as defined in the AMGP Partnership Agreement). The AMGP Conflicts Committee has not, including, without limitation, in connection with making the determination and approvals, and the related recommendation to the Disinterested AMGP Shareholders described above, assumed any obligation to AMGP or its limited partners (whether fiduciary, contractual, implied, or otherwise) other than those obligations that may exist in the AMGP Partnership Agreement. Nothing in this joint proxy statement/prospectus or the actions, determinations or recommendations of the AMGP Conflicts Committee described in this joint proxy statement/prospectus should be read to mean that the AMGP Conflicts Committee assumed any obligations to

AMGP or its limited partners (whether fiduciary, contractual, implied, or otherwise) other than those obligations that may exist in the AMGP Partnership Agreement. You are urged to read the full text of the AMGP Partnership Agreement, which is incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 270 of this joint proxy statement/prospectus.

Recommendation of the AM Conflicts Committee and the AM Board and Their Reasons for Recommending Approval of the Transactions

        The AM Conflicts Committee consists of two directors who satisfy the requirements to serve on a conflicts committee in the Antero Midstream Partnership Agreement: David A. Peters (Chairman) and John C. Mollenkopf. The AM Board authorized the AM Conflicts Committee to (i) consider, review and evaluate one or more transactions involving Antero Midstream and/or AMGP, (ii) make such investigation of potential alternatives to such transactions, including maintaining the status quo, (iii) authorize, empower or direct the officers and employees of AMP GP and its subsidiaries to provide the AM Conflicts Committee with information and assistance as may be requested by the AM Conflicts Committee, (iv) review, evaluate, and negotiate, or delegate the ability to negotiate to any persons, the terms and provisions, and determine the advisability, of one or more such transactions, (v) determine whether or not to approve one or more such transactions by "Special Approval" and (vi) make a recommendation to the full AM Board to approve or disapprove any such transaction.

        The AM Conflicts Committee retained Gibson, Dunn & Crutcher LLP as its legal counsel and Tudor Pickering as its financial advisor. The AM Conflicts Committee oversaw the performance of financial and legal due diligence by its advisors, conducted an extensive review and evaluation of the potential Transactions, including with respect to withholding "Special Approval" and maintaining the status quo, and conducted extensive negotiations with the AMGP Conflicts Committee and the AR Special Committee and their respective representatives with respect to the Simplification Agreement and other related agreements. The AM Conflicts Committee engaged in extensive review and negotiations for more than six months. Throughout the negotiations until October 8, 2018, when the Transactions were approved, the AM Conflicts Committee considered the Transactions as proposed by the AMGP Conflicts Committee (including the various consideration mixes included in these proposals), as well as maintaining the status quo. In determining to approve the Transactions rather than the status quo, the AM Conflicts Committee considered the factors described below.

        On October 8, 2018, the AM Conflicts Committee unanimously (i) determined in good faith that the Transactions, including the Merger, on the terms set forth in the Simplification Agreement and the other transaction documents, are in the best interests of Antero Midstream and the Disinterested AM Unitholders, (ii) approved the Transactions, including the Merger, on the terms set forth in the Simplification Agreement and the other transaction documents, (iii) recommended to the AM Board that the AM Board approve the Transactions, including the Merger, on the terms set forth in the Simplification Agreement and the other transaction documents, and submit the AM Merger Proposal to a vote of the AM Unitholders, and (iv) recommended to the Disinterested AM Unitholders that the Disinterested AM Unitholders approve the Transactions, including the Merger, on the terms set forth in the Simplification Agreement and the other transaction documents. The AM Conflicts Committee's approval constitutes "Special Approval," as such term is defined in the Antero Midstream Partnership Agreement.

        Later on October 8, 2018, upon receiving the recommendation of the AM Conflicts Committee and a report of, among other things, its reasons for recommending approval of the Transactions, the AM Board unanimously (i) determined in good faith that the Transactions, including the Merger, on the terms set forth in the Simplification Agreement and the other transaction documents, are in the best interests of AM and the Disinterested AM Unitholders, (ii) approved the Transactions, including the Merger, on the terms set forth in the Simplification Agreement and the other transaction documents and (iii) recommended to the AM Unitholders that the AM Unitholders approve the Transactions, including the Merger, on the terms set forth in the Simplification Agreement and the other transaction documents.

        The AM Conflicts Committee considered the following factors to be generally positive or favorable in making its determination and approvals, and the related recommendation to the AM Unitholders:

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  The Simplification Agreement provides for AM Public Unitholders to receive, subject to the election described below, 1.6350 shares of New AM Common Stock and $3.415 in cash for each AM Common Unit held by the AM Public Unitholders, which constitutes an improvement over AMGP's initial proposal of 1.6 shares of New AM Common Stock and no cash for each AM Common Unit.

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  Based on the closing price of AM Common Units as of October 8, 2018 (the last trading day before the day the Simplification Agreement was announced), the Merger Consideration for the AM Public Unitholders represented an implied premium of approximately 7% above the closing price of AM Common Units as of October 8, 2018 and approximately 31% above the closing price of AM Common Units as of February 23, 2018, which was the last trading day prior to the announcement of the formation of the AM Conflicts Committee.

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  The cash component of the Public Mixed Consideration is expected to provide the average AM Public Unitholder adequate cash to (i) fully satisfy tax obligations resulting from the Transactions and (ii) on an after-tax basis, partially offset the proposed reduction in New AM's projected dividends.

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  The Simplification Agreement provides that, subject to proration, each AM Public Unitholder may elect to receive all cash, all New AM Common Stock, or a combination of cash and New AM Common Stock, thereby providing AM Public Unitholders the choice of investing in New AM following the Transactions or receiving a higher percentage of cash for their AM Common Units to use for other purposes.

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  New AM's pro forma dividend targets (before giving effect to taxes) represent an approximate 3% increase for AM Unitholders compared to existing status quo Antero Midstream distribution targets and growth rates through 2022 (assuming AM Public Unitholders elect to receive all equity consideration).

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  The Transactions will be (i) immediately accretive to AM Public Unitholders before giving effect to taxes payable with respect to the Transactions and (ii) accretive to AM Public Unitholders following 2019 after giving effect to taxes payable with respect to the Transactions, in each case on a distributable cash flow basis as compared to the status quo.

  •
  New AM's status as a corporation following the Transactions provides a number of benefits relative to Antero Midstream's status quo current structure, including (i) a lower cost of capital by eliminating the burden of Antero Midstream's incentive distribution rights, (ii) better trading liquidity, (iii) simplified tax structure by the elimination of K-1 tax reporting requirements, (iv) a broader set of potential investors as compared to master limited partnerships as certain types of institutional investors face prohibitions or limitations on investing in entities other than corporations, (v) the potential for a superior pro forma dividend yield as compared to Antero Midstream based on historical trading in corporations similar to New AM and (vi) enhanced voting and other governance rights as stockholders of a corporation as compared to unitholders of a master limited partnership controlled by a general partner.

  •
  The Public Mixed Consideration is fixed and therefore the value of the New AM Common Stock to be received as part of the Merger Consideration by any AM Public Unitholder that elects to receive the Public Mixed Consideration would increase in the event the market price of New AM Common Stock or the AMGP Common Shares increased prior to the closing of the Merger.

  •
  The AM Conflicts Committee's belief that the Merger Consideration for Disinterested AM Unitholders represents the greatest amount of consideration that AMGP would have been willing to agree to pay at the time of the AM Conflicts Committee's determination and approval.

  •
  The valuation analyses of Antero Midstream and AMGP prepared by Tudor Pickering and reviewed and discussed with the AM Conflicts Committee, including, among other things, a discounted cash flow analysis, a precedent transactions analysis, a peer group trading analysis and a premiums paid analysis.

  •
  The delivery of an opinion by Tudor Pickering to the AM Conflicts Committee on October 8, 2018, to the effect that, as of that date and based upon and subject to the assumptions, qualifications, limitations and other matters considered relevant by Tudor Pickering as set forth in its written opinion, the Merger Consideration to be received by the Disinterested AM Unitholders in the Merger pursuant to the Simplification Agreement was fair, from a financial point of view, to the Disinterested AM Unitholders.

  •
  As a result of the Transactions, based on Antero Management's projections, New AM is not expected to pay material U.S. federal and state income taxes through 2024, thereby facilitating higher dividends initially and over time, which will benefit AM Public Unitholders receiving New AM Common Stock in the Merger as compared to the status quo.

  •
  Certain terms of the Simplification Agreement, principally:

  •
  the ability of the AM Conflicts Committee and the AM Board to change their recommendation of the AM Merger Proposal, without Antero Midstream being required to pay a termination fee, in the event either the AM Conflicts Committee or the AM Board makes a good faith determination that the Transactions are no longer in the best interests of the Disinterested AM Unitholders;

  •
  the Transactions being conditioned upon approval of the AM Merger Proposal by of a majority of the Disinterested AM Unitholders; and

  •
  the pre-closing operating covenants for AMGP, which provide protection to AM Unitholders by restricting AMGP's ability to take certain actions prior to the closing of the Transactions that could reduce the value of the Merger Consideration to the Disinterested AM Unitholders.

        In addition, the AM Conflicts Committee also considered a number of factors relating to the procedural safeguards involved in the negotiation of the Simplification Agreement, including those discussed below, each of which supported its determination with respect to the fairness of the Transactions to the Disinterested AM Unitholders:

  •
  Each of the members of the AM Conflicts Committees satisfies the requirements for serving on the AM Conflicts Committee, including the requirement that all members of the AM Conflicts Committee be independent.

  •
  In connection with the consideration of the Transactions, the AM Conflicts Committee retained its own independent financial and legal advisors with knowledge and experience with respect to public merger and acquisition transactions, and AMGP's and Antero Midstream's industry specifically, as well as substantial experience advising publicly traded master limited partnerships and other companies with respect to transactions similar to the Transactions.

  •
  The terms and conditions of the Simplification Agreement and the Transactions were determined through arm's-length negotiations between the AMGP Conflicts Committee, the AR Special Committee, the AM Conflicts Committee, the holders of a majority of the Series B Units and their respective representatives and advisors.

  •
  Under the terms of the Simplification Agreement, prior to the effective time of the Merger, AMGP will not, without the consent of the AM Conflicts Committee, eliminate the AM Conflicts Committee, revoke or diminish the authority of the AM Conflicts Committee or remove or cause the removal of any member of the AM Board who is a member of the AM Conflicts Committee either as a director or as a member of such committee.

        The AM Conflicts Committee considered the following factors to be generally negative or unfavorable in making its determination and approvals, and the related recommendation to the AM Unitholders:

  •
  The receipt of New AM Common Stock, cash or a combination of New AM Common Stock and cash in exchange for AM Common Units pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes to U.S. holders (as defined in "Material U.S. Federal Income Tax Consequences" beginning on page 254 of this joint proxy statement/prospectus). However, the cash portion, if elected, of the Merger Consideration may be used by AM Unitholders to pay a portion of the taxes incurred.

  •
  The Public Mixed Consideration is fixed and therefore the value of the New AM Common Stock to be received as part of the Merger Consideration by any AM Public Unitholder that elects to receive the Public Mixed Consideration would decrease in the event the market price of the AMGP Common Shares decreased prior to the closing of the Merger.

  •
  AM Unitholders are not entitled to appraisal rights under the Simplification Agreement or Delaware law.

  •
  The AM Conflicts Committee did not conduct an auction process or other solicitation of interest from third parties for the acquisition of Antero Midstream or of the AM Common Units held by the public.

  •
  There is risk that the potential benefits sought in the Transactions might not be fully realized.

  •
  There is risk that the Transactions might not be completed in a timely manner, or that the Transactions might not be consummated at all as a result of a failure to satisfy the conditions contained in the Simplification Agreement, and a failure to complete the Transactions could negatively affect the trading price of AM Common Units.

  •
  AM Unitholders will be forgoing the potential benefits that would be realized by maintaining the status quo and remaining unitholders of Antero Midstream on a standalone basis.

  •
  Litigation may occur in connection with the Transactions and such litigation may increase costs and result in a diversion of management focus.

  •
  Certain members of Antero Midstream management and the AM Board may have interests that are different from those of the Disinterested AM Unitholders.

        In making its determination and approvals, and the related recommendation to the AM Unitholders, the AM Conflicts Committee considered the financial analyses regarding Antero Midstream prepared by Tudor Pickering and reviewed and discussed by Tudor Pickering with the AM Conflicts Committee. The financial analyses presented to the AM Conflicts Committee by Tudor

Pickering, which included, among other things, a discounted distribution analysis, a contribution analysis, an accretion/dilution analysis, a precedent transactions analysis, a peer group trading analysis and a premiums paid analysis as described under "—Opinion of the AM Conflicts Committee's Financial Advisor" were based on the operations of Antero Midstream as a continuing business and, to that extent, the AM Conflicts Committee considered such analyses as going concern valuations. The AM Conflicts Committee considered each of these analyses in the context of the fairness opinion provided by Tudor Pickering, and the AM Conflicts Committee expressly adopted these analyses and the opinion of Tudor Pickering, among the other factors it considered (as described above), in reaching its conclusions regarding the fairness of the Simplification Agreement and the Transactions to the AM Unitholders.

        In making its determination and approvals, and the related recommendation to the AM Unitholders, the AM Board considered a number of factors, including (i) the unanimous determination and recommendation of the AM Conflicts Committee and (ii) the factors considered by the AM Conflicts Committee, including the material factors described above. In doing so, the AM Board expressly adopted the analysis of the AM Conflicts Committee, including that of Tudor Pickering, which are discussed above.

        The foregoing discussion of the information and factors considered by the AM Conflicts Committee and the AM Board is not intended to be exhaustive, but includes material factors the committee and board considered. In view of the variety of factors considered in connection with their evaluation of the Transactions and the complexity of these matters, neither the AM Conflicts Committee nor the AM Board found it useful or attempted to quantify or assign any relative or specific weights to the various factors considered in making their determinations and recommendations. In addition, each of the members of the AM Conflicts Committee and the AM Board may have given differing weights to different factors. Overall, the AM Conflicts Committee and the AM Board believed that the positive factors supporting the Transactions outweighed the negative factors they considered.

        AMP GP, the AM Conflicts Committee and the AM Board have not, including, without limitation, in making the determinations set forth above, assumed any obligations to the AM Unitholders (whether fiduciary, contractual, implied, or otherwise) other than those obligations that may exist in the Antero Midstream Partnership Agreement. Under the Antero Midstream Partnership Agreement, whenever AMP GP makes a determination or takes or omits to take any other action (including action taken by the AM Board or any committee thereof (including the AM Conflicts Committee)), in its capacity as the general partner of Antero Midstream, AMP GP, the AM Board or the applicable committee thereof (including the AM Conflicts Committee) must not make such determination or take or omit to take such other action in "Bad Faith", and such determination, action or omission is not subject to any other or different standard under applicable law. Under the Antero Midstream Partnership Agreement, "Bad Faith" means, with respect to any determination, action or omission of any person, board or committee, that such person, board or committee reached such determination, or engaged in or failed to engage in such act or omission, with the belief that such determination, action or omission was adverse to the interest of Antero Midstream. Under the Antero Midstream Partnership Agreement, any determination, action or omission by AMP GP (including, as applicable, the AM Board or the applicable committee thereof (including the AM Conflicts Committee)) will for all purposes be presumed to have been in "Good Faith" (meaning that such determination, action or omission was not taken in "Bad Faith"). Nothing in this joint proxy statement/prospectus or the actions or determinations of AMP GP, the AM Conflicts Committee, or the AM Board described in this joint proxy statement/prospectus should be read to mean that AMP GP, the AM Conflicts Committee or the AM Board assumed any obligations to Antero Midstream or its limited partners (whether fiduciary, contractual, implied, or otherwise) other than those obligations that may exist in the Antero Midstream Partnership Agreement. You are urged to read the full text of the Antero Midstream Partnership Agreement, which is incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 270 of this joint proxy statement/prospectus.

Position of Antero Resources as to the Fairness of the Transactions

        Under the rules governing "going private" transactions, Antero Resources is deemed to be engaged in a "going private" transaction and is required to express its beliefs as to the fairness of the Transactions to the Disinterested AM Unitholders pursuant to Rule 13e-3 under the Exchange Act. Antero Resources and the AR Special Committee are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The AR Board delegated to the AR Special Committee the full power, authority and responsibility of the AR Board with respect to the review, evaluation and approval or disapproval of, the terms relating to a range of strategies and transactions, to determine, in the AR Special Committee's sole discretion, whether the transaction is fair to, and in the best interests of, Antero Resources and Antero Resources' unaffiliated stockholders, and to make a recommendation to the AR Board to approve or disapprove a transaction. The views of the AR Special Committee as to the fairness of the Transactions should not be construed as a recommendation to any Disinterested AM Unitholder as to how that unitholder should vote on the AM Merger Proposal or any Disinterested AMGP Shareholder as to how that shareholder should vote on the AMGP Proposals.

        On October 8, 2018, the AR Special Committee determined that the Simplification Agreement and Transactions are fair to, and in the best interest of, Antero Resources and Antero Resources' unaffiliated stockholders. Based upon that determination, the AR Special Committee recommended to the AR Board that the AR Board approve the documents to which Antero Resources is a party relating to the Simplification Agreement, including the AR Voting Agreement, the Stockholders' Agreement and the registration rights agreement, and to determine that the Transactions are fair to, and in the best interests of, Antero Resources and Antero Resources' unaffiliated stockholders. The AR Board, including a majority of the directors of the AR Board who are not employees of Antero Resources, approved the Transactions and determined that the Transactions are fair to, and in the best interests of, Antero Resources and Antero Resources' unaffiliated stockholders.

        The AR Special Committee consulted with its financial and legal advisors and considered many factors in making its determination and approvals, and the related recommendations to the AR Board. The Simplification Agreement provides a requirement that a majority of the Disinterested AM Unitholders vote in favor of the Transactions. While the AR Special Committee was neither authorized nor asked to deliver a recommendation to the Disinterested AM Unitholders, as an approximate 53% holder of AM Common Units, there were many factors that it considered in making its determination as to the fairness of the Transactions that would likely be relevant to the Disinterested AM Unitholders as well. The AR Special Committee considered, among other factors, the following factors to be generally positive or favorable in making its determination:

  •
  The Merger Consideration to be paid to Antero Resources, as a holder of AM Common Units, represented:

  •
  a 3% premium to Antero Midstream's closing price on October 8, 2018 (the last trading day before the announcement of the Simplification Agreement); and

  •
  a 27% premium to Antero Midstream's closing price on February 23, 2018 (the last trading day before the announcement of the formation of the AM Conflicts Committee).

  •
  The Merger Consideration to be paid to the Disinterested AM Unitholders is greater than the Merger Consideration to be paid to Antero Resources, resulting in greater premiums to Disinterested AM Unitholders than to Antero Resources.

  •
  The strengths of New AM and benefits to be received by the AM Unitholders, including, among others:

  •
  The Transactions eliminate the burden on Antero Midstream's cost of capital resulting from the level of incentive distributions payable to the holder of its incentive distribution rights, which could from time to time, if not eliminated, make it more challenging for Antero Midstream to pursue accretive acquisitions and relatively more expensive to fund its capital expenditure program;

  •
  The AR Special Committee's expectation that the Transactions will strengthen and enhance the pro forma balance sheet of New AM by utilizing higher retained cash flow to further deliver and to fund a portion of Antero Midstream's robust growth capital expenditure program;

  •
  The AR Special Committee's expectation that New AM's increased distribution coverage will provide distribution stability and long-term growth prospects, enhancing funding optionality and reducing reliance on capital markets;

  •
  The AR Special Committee's expectation that shares of New AM Common Stock after the Transactions will trade better on a number of metrics relative to how the AM Common Units have traded on a historic basis; and

  •
  The AR Special Committee's expectation that the Transactions will be distributable cash flow accretive to current AM Unitholders.

  •
  That New AM's dividend targets would maintain, after giving effect to Antero Resources' exchange ratio, existing distribution targets through 2022 for any holder of AM Common Units that receives only shares of New AM Common Stock as Merger Consideration.

  •
  In connection with the Transactions, the vesting provisions of the Series B Units to be exchanged for shares of New AM Common Stock will apply to those shares in accordance with the existing vesting terms, and holders of shares of Series B Units or Series B Exchange Shares that are scheduled to vest on December 31, 2019 will not be entitled to any distributions or dividends with respect to those unvested units or shares that are paid by IDR Holdings or New AM, as applicable, during the twelve months ending December 31, 2019.

  •
  The financial presentation and opinion of Baird, dated October 8, 2018, stating that as of such date, and based upon and subject to the various assumptions, qualifications and limitations set forth in Baird's opinion, the AR Mixed Consideration to be received by Antero Resources in the Merger was fair, from a financial point of view, to Antero Resources and the unaffiliated stockholders of Antero Resources, as described under "Special Factors—Opinion of the AR Special Committee Financial Advisor."

        In addition, the AR Special Committee also considered a number of factors relating to the procedural safeguards involved in the negotiation of the Simplification Agreement, including those discussed below, each of which supported its determination with respect to the fairness of the Transactions to Antero Resources and its unaffiliated stockholders:

  •
  The AR Special Committee consisted solely of directors who are independent and not affiliated with Antero Midstream, AMGP or any of AMGP's or Antero Midstream's affiliates (except in their capacities as directors of AR).

  •
  The AR Special Committee retained and was advised by experienced and qualified advisors, consisting of Sidley Austin LLP and Potter Anderson & Corroon LLP, as legal counsel, and Baird, as financial advisor.

  •
  The terms and conditions of the Simplification Agreement and the Transactions were determined through arm's-length negotiations between the AMGP Conflicts Committee, the AM Conflicts Committee, the AR Special Committee, the holders of a majority of the Series B Units and their respective representatives and advisors.

        The AR Special Committee considered the following factors to be generally negative or unfavorable in making its determination and approvals:

  •
  In connection with the Transactions, Series B Holders will be paid shares of New AM Common Stock, which will dilute Antero Resources' and AM Public Unitholders' equity ownership of New AM.

  •
  The Transactions are conditioned upon Disinterested AMGP Shareholder Approval, which reduces the certainty that the Transactions will be completed.

  •
  Litigation may occur in connection with the Transactions and any such litigation may result in significant costs and a diversion of management focus.

  •
  There is risk that the Transactions might not be completed in a timely manner, or that the Transactions might not be consummated at all as a result of a failure to satisfy the conditions contained in the Simplification Agreement, and a failure to complete the Transactions could negatively affect the trading price of Antero Resources or Antero Midstream or could result in significant costs and disruption to Antero Resources' or Antero Midstream's normal business.

        The AR Special Committee considered the additional following factors in making its determination and approvals:

  •
  The Transactions are conditioned upon Disinterested AM Unitholder Approval.

  •
  Each of (i) Antero Resources, (ii) certain funds affiliated with Warburg Pincus LLC and certain funds affiliated with Yorktown Partners LLC, collectively, and (iii) Paul M. Rady and Glen C. Warren Jr., collectively (if one or both of them has not been designated by Antero Resources), will have the right to designate two directors to the New AM Board, in each case subject to meeting certain minimum ownership thresholds.

        Based on the analysis, discussion and resulting conclusions of the AR Special Committee, the AR Board believes that the Transactions are substantively and procedurally fair to the Disinterested AM Unitholders. The foregoing discussion of the information and factors considered and given weight by Antero Resources is not intended to be exhaustive, but includes the factors considered by Antero Resources that it believes to be material to the fairness determination regarding the fairness of the Transactions for the purpose of complying with the requirements of Rule 13e-3 and the related rules under the Exchange Act. Antero Resources did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the Transactions. Rather, Antero Resources made its fairness determination after considering all of the factors as a whole.

Position of the AMGP Parties, AM Parties, Management Holders and Sponsor Holders as to the Fairness of the Transactions

        Under the rules governing "going private" transactions, each of the AMGP Parties, AM Parties, Management Holders and Sponsor Holders are deemed to be engaged in a "going private" transaction and are required to express their beliefs as to the fairness of the Transactions to the Disinterested AM Unitholders pursuant to Rule 13e-3 under the Exchange Act. The AMGP Parties, AM Parties, Management Holders and Sponsor Holders are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

        The AMGP Parties, AM Parties, Management Holders and Sponsor Holders believe that the Transactions are substantively and procedurally fair to the Disinterested AM Unitholders on the basis of the factors described in the section entitled "—Recommendation of the AM Conflicts Committee and the AM Board and Their Reasons for Recommending Approval of the Transactions." The AM Board delegated to the AM Conflicts Committee the power and authority to review, evaluate and make a recommendation to the AM Board and the Disinterested AM Unitholders with respect to AM Merger Proposal. The AMGP Parties, AM Parties, Management Holders and Sponsor Holders believe that the interests of the Disinterested AM Unitholders were represented by the AM Conflicts Committee, which (i) negotiated the terms and conditions of the Simplification Agreement on behalf of the Disinterested AM Unitholders with the assistance of its independent legal and financial advisors, (ii) unanimously approved the Transactions, including the Merger, and (iii) made a recommendation to the AM Board that the AM Board approve the Transactions, including the Merger. Further, the Simplification Agreement requires that the AM Merger Proposal be approved by Disinterested AM Unitholder Approval. None of the Management Holders, Sponsor Holders, AMGP Parties, AM Parties or any of their directors or executive officers, other than the AM Conflicts Committee, undertook any independent evaluation of the fairness of the Transactions to the Disinterested AM Unitholders or engaged a financial advisor for such purpose.

        Although the AM Conflicts Committee and the AM Board each recommends that the AM Unitholders vote to approve the AM Merger Proposal, the views of the AMGP Parties, Management Holders and Sponsor Holders as to the fairness of the Transactions should not be construed as a recommendation to any AM Unitholder as to how that unitholder should vote on the proposal to approve the AM Merger Proposal.

        The foregoing discussion of the information and factors considered and given weight by the AMGP Parties, AM Parties, Management Holders and Sponsor Holders is not intended to be exhaustive, but includes the factors considered by them that each believes to be material to the fairness determination regarding the fairness of the Transactions to the Disinterested AM Unitholders for the purpose of complying with the requirements of Rule 13e-3 and the related rules under the Exchange Act. In reaching their position as to the fairness of the Transactions to the Disinterested AM Unitholders, the AMGP Parties, AM Parties, Management Holders and Sponsor Holders did not find it practicable to, and did not, quantify or otherwise attach relative weights to the factors described in the section entitled "—Recommendation of the AM Conflicts Committee and the AM Board and Their Reasons for Recommending Approval of the Transactions," or the procedural protection described in the preceding paragraph, which factors formed the basis of each of their fairness determinations. Rather, each made their fairness determination after considering all of the factors as a whole.

Projected Financial Information

        As part of its annual financial planning process, Antero Midstream prepares budgets for its upcoming fiscal year and a projection of operating and financial results for the five-year period beginning with that upcoming fiscal year. While Antero Midstream has historically released annual guidance from time to time, and in January 2018 published a five-year outlook, Antero Midstream does not, as a matter of course, publicly disclose its full financial projections. As the owner of AMP GP, and as a result of the substantial overlap of management and directors at both levels, AMGP has access to these projections.

        In connection with the consideration of the Potential Simplification by the AR Special Committee, the AM Conflicts Committee and the AMGP Conflicts Committee, each committee and their respective financial advisors received certain projected financial information with respect to each of Antero Midstream and AMGP on a stand-alone basis, and for New AM pro forma for the Transactions, in early April 2018 to assist in their consideration of a potential transaction. This projected financial information was updated on October 2, 2018 to reflect only the following changes:

(i) the number of AMGP Common Shares and AM Common Units then-outstanding, (ii) the latest drafts of the Simplification Agreement and related transaction documents and (iii) updates to projected New AM pro forma dividends per share to reflect additional discussions between the parties regarding New AM's proposed dividend policy following the completion of the Transactions. This projected financial information was further updated on October 6, 2018 only to reflect further discussions between the parties regarding New AM's proposed dividend policy following the completion of the Transactions (as updated on October 6, 2018, the "Management Projections"). The Management Projections were provided to (a) Goldman Sachs and approved for its use and consideration by the AMGP Conflicts Committee in connection with, and relied upon by Goldman Sachs with respect to, its financial analyses and opinion, (b) Tudor Pickering and approved for its use and consideration by the AM Conflicts Committee in connection with, and relied upon by Tudor Pickering with respect to, its financial analyses and opinion and (c) Baird and approved for its use and consideration by the AR Special Committee in connection with, and relied upon by Baird with respect to, its financial analyses and opinion. The Management Projections were dated October 6, 2018, and were based on the information available to Antero Management as of the date of such projections and speak only as of such date, and the Management Projections have not been updated and will not be updated since such date.

        As discussed in more detail under "—Relationships of the Parties to the Transactions," there is significant overlap between the management teams of Antero Resources, Antero Midstream and AMGP, and there is complete overlap in the assets and businesses underlying each of Antero Midstream and AMGP's financial performance, given that AMGP's sole assets are direct and indirect equity interests in Antero Midstream. Accordingly, much of the prospective financial information of AMGP is derived directly from the prospective financial information of Antero Midstream. For these reasons, the Management Projections should be viewed as being jointly prepared by Antero Management.

        The Management Projections were prepared utilizing standalone projected financial information for Antero Midstream based on preliminary budgeting and forecast information. In the case of the projections related to New AM pro forma for the Transactions, models were adjusted to account for assumed equity and cash consideration, tax impacts related to the Transactions, the elimination of Series B Units and the targeted pro forma dividends of New AM during the periods covered by such projections. The reports of the independent registered public accounting firm incorporated by reference into this joint proxy statement/prospectus relate to the historical audited financial information of Antero Midstream and AMGP, respectively. Such reports do not extend to the unaudited financial projections and should not be read to do so.

        The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Antero Management, was prepared on a reasonable basis, reflected the then best currently available estimates and judgments, and presents, to the best of Antero Management's knowledge and belief, the expected course of action and the expected future financial performance of AMGP, Antero Midstream and New AM. However, this information is subject to significant economic, competitive, industry and other uncertainties, is not fact, may not be achieved in full, within projected time frames or at all and should not be relied upon as being necessarily indicative of future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information. Accordingly, the accompanying prospective financial information, which was utilized by Goldman Sachs, Tudor Pickering and Baird for purposes of their respective financial analyses and opinions, may not be realized.

        Neither AMGP's nor AM's independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

        The following table sets forth certain projected financial information for AMGP, Antero Midstream and New AM on a pro forma basis through 2022:

	2018	2019	2020	2021	2022
	($ in millions)
Antero Midstream Status Quo Adjusted EBITDA(1)	$730	$989	$1,222	$1,413	$1,642
Antero Midstream Status Quo Distributions Per Unit	$1.72	$2.21	$2.85	$3.42	$4.10
Antero Midstream Status Quo Distributable Cash Flow(1)	$594	$854	$1,036	$1,224	$1,428
Antero Midstream Status Quo DCF Coverage Ratio(1)(2)	1.3x	1.3x	1.2x	1.1x	1.1x
AMGP Status Quo Distributions Per Share	$0.54	$0.89	$1.34	$1.74	$2.22
New AM Pro Forma Adjusted EBITDA(1)		$989	$1,222	$1,413	$1,642
New AM Pro Forma Dividends Per Share		$1.24	$1.60	$1.93	$2.31
New AM Pro Forma Distributable Cash Flow(1)		$816	$1,001	$1,207	$1,392
New AM Pro Forma DCF Coverage Ratio(1)(2)		1.3x	1.2x	1.2x	1.2x

(1)
Adjusted EBITDA, Distributable Cash Flow and Net Debt are non-GAAP financial measures. For a discussion of how such terms are defined and used, please see "—Non-GAAP Financial Measures" below.

(2)
DCF Coverage Ratio defined as Distributable Cash Flow over aggregate distributions.

        Other assumptions underlying the foregoing projected financial information include, among other things:

  •
  Operating assumptions for Antero Resources' operations, including:

  •
  underlying throughput volumes driven by Antero Resources net production targets that consist of (1) 2,253 million cubic feet of natural gas equivalent per day in 2017, increasing at a compound annual growth rate of 20% from through 2020, and (2) approximately 15% net production growth in each of 2021 and 2022; and

  •
  Antero Resources' Stand-Alone Net Debt to Stand-Alone Adjusted EBITDAX leverage targets of low 2x in 2018 and under 2x in 2019 through 2022, based on strip commodity pricing as of December 31, 2017;

  •
  Operating assumptions for Antero Midstream, including the following for volumes of key products handled:

  •
  low pressure gathering volumes driven by Antero Resources net production targets resulting in (1) 1,660 million cubic feet of natural gas per day of low pressure gathering volumes in 2017 for Antero Midstream, increasing at a compound annual growth rate of 28% through 2020, and (2) approximately 17% and 15% volume growth in 2021 and 2022, respectively; and

  •
  fresh water distribution volumes driven by Antero Resources development plan resulting in (1) 153,000 barrels per day of fresh water delivery volumes in 2017 for Antero Midstream, increasing at a compound annual growth rate of 13% through 2020, and (2) approximately 10% and 7% volume growth in 2021 and 2022, respectively;

  •
  Future prices of oil, natural gas and NGLs based on NYMEX futures pricing as of December 31, 2017. Although 100% of the revenues during the forecast period are derived from fixed-fee contracts and therefore not directly impacted by fluctuations in commodity prices,

    Antero Midstream may be indirectly impacted from changes in the Antero Resources development plan in response to fluctuations in commodity prices. Average forecasted prices for oil from 2018 through 2022 were assumed to be $55 per barrel, average forecasted prices for natural gas over the period were assumed to be $2.84 per MMBtu and average forecasted prices for C3+ NGLs over the period were assumed to be $38 per barrel;

  •
  Assumed debt financing for the cash consideration to be paid in connection with the Merger at the assumed weighted average rate of 5.5% per annum based on the observed yield to worst on Antero Midstream's outstanding 5.375% senior notes;

  •
  General and administrative cost savings of approximately $2.0 million per year; and

  •
  Tax savings of approximately $375 million from 2019 through 2022 for New AM relative to AMGP's projected tax expense under the status quo.

        In addition, at the request of the AM Conflicts Committee, Antero Management made available to the committees and their financial advisors a sensitivity analysis, which illustrated how the projected Antero Midstream and AMGP Status Quo information presented above would be impacted by certain "downside case" assumptions, which consisted of a decrease in Antero Resources' projected net production from (1) a compound annual growth rate of 20% from 2017 through 2020 to a compound annual growth rate of 17% over such period, and (2) approximately 15% net production growth in each of 2021 and 2022 to approximately 11% net production growth in such years.

        The projected financial information is based on numerous variables and assumptions that are inherently uncertain and are beyond the control of AMGP, Antero Midstream and Antero Resources, and the risk of inaccuracy increases with the length of the forecast period. Important factors that may affect actual results and cause the projected financial information not to be achieved include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under the sections entitled "Special Note Regarding Forward-Looking Statements," "Special Factors" and "Risk Factors." In fact, the projections of future prices of oil, natural gas and NGLs have changed since the time these projections were made and are expected to remain volatile in the future. The projected financial information also reflects assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in the projected financial information. Accordingly, there can be no assurance that the forecasted results will be realized and neither AMGP nor Antero Midstream undertakes any obligation to update or revise the projected financial information.

        The inclusion of the projected financial information in this joint proxy statement/prospectus should not be regarded as an indication that any of AMGP, Antero Midstream, or their respective officers, directors, partners, affiliates, advisors or other representatives considered the projected financial information to be necessarily predictive of actual future events, and the projected financial information should not be relied upon as such. None of AMGP, Antero Midstream or any of their respective officers, directors, partners, affiliates, advisors or other representatives can give you any assurance that actual results will not differ from the projected results. Neither AMGP nor Antero Midstream undertakes any obligation to update or otherwise revise or reconcile the projected financial information to reflect circumstances existing after the date the projected financial information was generated or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error or for any other reason. Neither AMGP nor Antero Midstream intends to make publicly available any update or other revision to the projected financial information. Neither AMGP nor Antero Midstream makes any representation to any AMGP Shareholder, AM Unitholder or any other person regarding AMGP's or Antero Midstream's performance compared to the information contained in the projected financial information or that projected results will be achieved. Neither AMGP nor Antero Midstream has made any representation in the Simplification Agreement or otherwise concerning the projected financial information.

Non-GAAP Financial Measures

  Antero Midstream Status Quo and New AM Pro Forma Adjusted EBITDA and Distributable Cash Flow

        Antero Midstream uses Adjusted EBITDA as an important indicator of its performance. Antero Midstream defines Adjusted EBITDA as net income before interest expense, impairment of property and equipment, depreciation expense, accretion, equity-based compensation expense, excluding equity in earnings of unconsolidated affiliates, and including cash distributions from unconsolidated affiliates, and gain on sale of assets.

        Antero Midstream uses Adjusted EBITDA to assess:

  •
  the financial performance of its assets, without regard to financing methods in the case of Adjusted EBITDA, capital structure or historical cost basis;

  •
  its operating performance and return on capital as compared to other publicly traded partnerships in the midstream energy sector, without regard to financing or capital structure; and

  •
  the viability of acquisitions and other capital expenditure projects.

        Antero Midstream defines Distributable Cash Flow as Adjusted EBITDA less interest paid, income tax withholding payments and cash reserved for payments of income tax withholding upon vesting of equity-based compensation awards, cash reserved/paid for bond interest and ongoing maintenance capital expenditures paid. Antero Midstream uses Distributable Cash Flow as a performance metric to compare the cash generating performance of Antero Midstream from period to period and to compare the cash generating performance for specific periods to the cash distributions (if any) that are expected to be paid to AM Unitholders. Distributable Cash Flow does not reflect changes in working capital balances.

        Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures. The GAAP measure most directly comparable to Adjusted EBITDA and Distributable Cash Flow is net income. The non-GAAP financial measures of Adjusted EBITDA and Distributable Cash Flow should not be considered as alternatives to the GAAP measure of net income. Adjusted EBITDA and Distributable Cash Flow are not presentations made in accordance with GAAP and have important limitations as an analytical tool because they include some, but not all, items that affect net income. You should not consider Adjusted EBITDA and Distributable Cash Flow in isolation or as a substitute for analyses of results as reported under GAAP. Antero Midstream's definition of Adjusted EBITDA and Distributable Cash Flow may not be comparable to similarly titled measures of other partnerships.

Antero Resources Stand-Alone Net Debt and Adjusted EBITDAX

        "Stand-Alone" data represents information for Antero Resources on an unconsolidated basis, reflecting Antero Resources' investment in Antero Midstream under the equity method of accounting. Antero Resources calculates Stand-Alone Net Debt as total debt less cash and cash equivalents, each on a stand-alone basis. Stand-Alone Adjusted EBITDAX as defined by Antero Resources represents income or loss as reported in the Parent column of Antero Resources' guarantor footnote to its financial statements before interest expense, interest income, gains or losses from commodity derivatives and marketing derivatives, but including net cash receipts or payments on derivative instruments included in derivative gains or losses, income taxes, impairments, depletion, depreciation, amortization, and accretion, exploration expense, equity-based compensation, gain or loss on early extinguishment of debt, gain or loss on sale of assets, equity in earnings or loss of Antero Midstream and gain or loss on changes in the fair value of contingent acquisition consideration. Stand-Alone Adjusted EBITDAX also includes distributions received from limited partner interests in Antero Midstream common units.

Opinion of the AMGP Conflicts Committee's Financial Advisor

        Goldman Sachs rendered to the AMGP Conflicts Committee its oral opinion, which was subsequently confirmed by delivery of a written opinion, dated October 9, 2018, that, as of the date of such written opinion and based upon and subject to the factors and assumptions set forth therein, after giving effect to the issuance of shares of New AM Common Stock pursuant to the Series B Exchange, the Aggregate Consideration (as defined in such opinion) to be paid by AMGP for the AM Common Units pursuant to the Simplification Agreement was fair from a financial point of view to AMGP.

        The full text of the written opinion of Goldman Sachs, dated October 9, 2018, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. Goldman Sachs provided advisory services and its opinion for the information and assistance of the AMGP Conflicts Committee in connection with its consideration of the Transactions. The Goldman Sachs opinion is not a recommendation as to how any holder of AMGP Common Shares should vote with respect to the Transactions, or any other matter.

        In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

  •
  the Simplification Agreement;

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  the Annual Report on Form 10-K of AMGP for the year ended December 31, 2017;

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  AMGP's Registration Statement on Form S-1, including the prospectus contained therein, dated May 3, 2017, relating to AMGP's initial public offering of certain of its securities;

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  the Annual Reports on Form 10-K of Antero Midstream for the four years ended December 31, 2017;

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  Antero Midstream's Registration Statement on Form S-1, including the prospectus contained therein, dated November 4, 2014, relating to Antero Midstream's initial public offering of certain of its securities;

  •
  certain interim reports to AMGP Shareholders and AM Unitholders and Quarterly Reports on Form 10-Q of AMGP and Antero Midstream, respectively;

  •
  certain other communications from AMGP and Antero Midstream to their respective shareholders and unitholders;

  •
  certain publicly available research analyst reports for AMGP and Antero Midstream;

  •
  certain financial analyses and forecasts for Antero Midstream (which we refer to in this section as the "Midstream Forecast"), certain financial analyses and forecasts for AMGP standalone (which we refer to in this section as the "GP Standalone Forecast") and certain financial analyses and forecasts for AMGP pro forma for the Transactions (which we refer to in this section as the "AMGP Pro Forma Forecast" and, together with the Midstream Forecast and the AMGP Standalone Forecast, as the "Forecasts"), in each case, as prepared by the management of Antero Resources and approved for Goldman Sachs' use by the AMGP Conflicts Committee, including certain tax step-up benefits projected to result from the Transactions as provided by the management of Antero Resources and approved for Goldman Sachs' use by the AMGP Conflicts Committee (which we refer to in this section as the "Tax Benefits Forecast").

        Goldman Sachs also held discussions with members of the AMGP Conflicts Committee and the management of Antero Resources regarding their respective assessment of the past and current business operations, financial condition and future prospects of AMGP and Antero Midstream and the strategic rationale for, and the potential benefits of, the Transactions; reviewed the reported price and trading activity for the AMGP Common Shares and the AM Common Units; compared certain financial and stock market information for AMGP and Antero Midstream with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the midstream oil and gas industry; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

        For purposes of rendering this opinion, Goldman Sachs, with the AMGP Conflicts Committee's consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the AMGP Conflicts Committee's consent that the Forecasts, including the Tax Benefits Forecast, were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the AMGP Conflicts Committee. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of AMGP or Antero Midstream or any of their respective subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transactions will be obtained without any adverse effect on AMGP or Antero Midstream or on the expected benefits of the Transactions in any way meaningful to its analysis. Goldman Sachs has also assumed that the Transactions, including the Series B Exchange, will be consummated on the terms set forth in the Simplification Agreement without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

        Goldman Sachs' opinion does not address the underlying business decision of AMGP to engage in the Transactions, or the relative merits of the Transactions as compared to any strategic alternatives that may be available to AMGP; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs' opinion addresses only the fairness from a financial point of view to AMGP, as of the date of the opinion and after giving effect to the issuance of shares of New AM Common Stock pursuant to the Series B Exchange, of the Aggregate Consideration to be paid by AMGP for the AM Common Units pursuant to the Simplification Agreement. Goldman Sachs' opinion does not express any view on, and does not address, any other term or aspect of the Simplification Agreement or Transactions or any term or aspect of any other agreement or instrument contemplated by the Simplification Agreement or entered into or amended in connection with the Transactions, including, the Series B Exchange, the contribution of New AM Common Stock to NewCo, the Conversion, the GP Merger, any allocation of the Aggregate Consideration or the fairness of the Transactions to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of AMGP; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of AMGP or Antero Midstream, or any class of such persons in connection with the Transactions, whether relative to the Aggregate Consideration to be paid by AMGP for the AM Common Units pursuant to the Simplification Agreement or otherwise. Goldman Sachs' opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs does not express any opinion as to the prices at which the shares of New AM Common Stock will trade at any time or as to the impact of the Transactions on the solvency or viability of AMGP or Antero Midstream or the ability of AMGP or Antero Midstream to pay their respective obligations when they come due. Goldman Sachs' opinion was approved by a fairness committee of Goldman Sachs.

        The following is a summary of the material financial analyses delivered by Goldman Sachs to the AMGP Conflicts Committee in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs' financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 5, 2018, the last trading day before the meeting of the AMGP Conflicts Committee that approved the Transactions, and is not necessarily indicative of current market conditions.

        Implied Exchange Ratio Analysis.    Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices for the AMGP Common Shares and the AM Common Units from May 4, 2017 (the date of the AMGP initial public offering) to October 5, 2018 and calculated historical exchange ratios for the AM Common Units by dividing the closing price per AM Common Unit by the closing price per AMGP Common Share for the following periods: (i) May 4, 2017 through October 5, 2018; (ii) January 1, 2018 through October 5, 2018; (iii) January 26, 2018, the last trading day prior to the announcement by Antero Resources that it was working with legal and financial advisors to evaluate potential measures to address the discount in its trading value (which we refer to in this section as "the last undisturbed trading day"), through October 5, 2018; (iv) February 23, 2018, the last trading day prior to the announcement by Antero Resources, Antero Midstream, and AMGP of the formation of committees of their respective boards of directors to evaluate potential measures related to their respective companies' valuations, through October 5, 2018; and (v) the 90-trading day, 60-trading day and 30-trading day periods ended October 5, 2018. The following table presents the results of this analysis:

Period ending October 5, 2018	Historical Exchange Ratio
Since May 4, 2017 (AMGP initial public offering)	1.5809x
Since January 1, 2018	1.5819x
Since the last undisturbed trading day	1.5915x
Since last trading day prior to February 23, 2018 (announcement of formation of committees)	1.6133x
Last 90 trading days	1.6605x
Last 60 trading days	1.6904x
Last 30 trading days	1.7252x

        Implied Consideration and Premia Analysis.    Goldman Sachs analyzed illustrative implied values of the Aggregate Consideration per AM Common Unit to be paid by AMGP pursuant to the Simplification Agreement in relation to: (i) the closing price per AM Common Unit as of October 5, 2018; (ii) the volume-weighted average price, which we refer to in this section as the "VWAP," per AM Common Unit for the thirty trading day period ended October 5, 2018; (iii) the closing price per AM Common Unit as of the last undisturbed trading day; and (iv) the VWAP per AM Common Unit for the thirty trading day period ended on the last undisturbed trading day. To calculate the illustrative implied values of the Aggregate Consideration Goldman Sachs added the illustrative blended cash consideration of $3.18 to be paid by AMGP for each AM Common Unit pursuant to the Simplification Agreement (the "Blended Cash Consideration") to the product obtained by multiplying the closing price or VWAP of the AMGP Common Shares for the relevant date or period by an illustrative blended equity exchange ratio of 1.6189 shares of New AM Common Stock to be paid by AMGP for each AM Common Unit pursuant to the Simplification Agreement (the "Blended Equity Exchange Ratio"). The Blended Cash Consideration was approved for Goldman Sachs' use by the AMGP Conflicts Committee and was calculated using the standard cash consideration for AM Public Unitholders of $3.415, the standard cash consideration for Antero Resources of $3.00, the aggregate number of outstanding AM Common Units held by the AM Public Unitholders as provided by the AMGP Conflicts Committee, the aggregate number of outstanding AM Common Units held by Antero Resources as provided by the AMGP Conflicts Committee and the aggregate number of AM Common Units reserved for issuance under the AM LTIP as provided by the AMGP Conflicts Committee. References to "standard cash consideration" are to the cash component of the applicable Mixed Consideration Election. The Blended Equity Exchange Ratio was approved for Goldman Sachs' use by the AMGP Conflicts Committee and was calculated using the standard New AM Common Stock consideration equity exchange ratio for AM Public Unitholders of 1.6350 shares of New AM Common Stock for each AM Common Unit, the Antero Resources exchange ratio of 1.6023, an illustrative AM LTIP exchange ratio of 1.8326 (calculated using the standard New AM Common Stock consideration equity exchange ratio for AM Public Unitholders of 1.6350 shares of New AM Common Stock for each AM Common Unit, the standard cash consideration for AM Public Unitholders of $3.415 and the 20-day VWAP of the AMGP Common Shares as of October 5, 2018), the aggregate number of outstanding AM Common Units held by the AM Public Unitholders as provided by the AMGP Conflicts Committee, the aggregate number of outstanding AM Common Units held by Antero Resources as provided by the AMGP Conflicts Committee, the aggregate number of AM Common Units reserved for issuance under the AM LTIP as provided by the AMGP Conflicts Committee and the closing price per AMGP Common Share as of October 5, 2018. The following table presents the results of this analysis:

AM Common Unit Metric	Implied Value of Aggregate Consideration	Implied Premia
Closing price as of October 5, 2018	$31.53	6%
30-day VWAP ended October 5, 2018	$31.20	5%
Closing price as of last undisturbed trading day	$38.83	17%
30-day VWAP ended on last undisturbed trading day	$35.44	17%

        Selected Transactions Analysis.    Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia or discount for buy-in transactions involving MLPs announced during the time period from October 2013 through October 5, 2018. For the entire period, using publicly available information, Goldman Sachs calculated the discount / premia of the price paid in the transactions relative to the target's last undisturbed closing stock price prior to announcement of the relevant transaction, offer, or strategic review, as applicable, and the VWAP for the thirty trading day period ended on the target's last undisturbed trading day prior to announcement of the relevant transaction, offer or strategic review, as applicable. This analysis indicated a range of illustrative discount / premia of (9)% to 26% using the price paid in the transactions relative to the target's last undisturbed closing stock price prior to announcement of the relevant transaction, offer or strategic review, as applicable, and a range of illustrative discount / premia of 2% to 27% using the price paid in the transactions relative to the target's 30 trading day VWAP ended on the target's last undisturbed trading day prior to announcement of the relevant transaction, offer or strategic review, as applicable.

  Illustrative Discounted Distributable Cash Flow Analysis—AMGP Standalone.

        Using the AMGP Standalone Forecast, Goldman Sachs performed an illustrative discounted distributable cash flow analysis of the AMGP Common Shares on a standalone basis. Using discount rates ranging from 8.0% to 10.0%, reflecting estimates of AMGP's cost of equity, Goldman Sachs discounted to present value as of September 30, 2018 (i) estimates of distributable cash flow per AMGP Common Share for October 1, 2018 through December 31, 2022, as reflected in the AMGP Standalone Forecast and (ii) a range of illustrative terminal values for AMGP, which were calculated by applying perpetuity growth rates ranging from 1.5% to 3.0% to a terminal year estimate of the distributable cash flow per AMGP Common Share, as reflected in the AMGP Standalone Forecast (which analysis implied exit terminal year yields of 4.9% to 8.3%). Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the AMGP Standalone Forecast and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs then derived ranges of illustrative value per AMGP Common Share on a standalone basis by adding the ranges of illustrative values it derived using the estimated distributable cash flows per AMGP Common Share and the illustrative terminal values, as described above. This analysis resulted in a range of illustrative equity values per AMGP Common Share on a standalone basis of $23.56 to $39.53.

  Illustrative Discounted Distributable Cash Flow Analysis—AMGP Pro Forma.

        Using the AMGP Pro Forma Forecast, Goldman Sachs performed an illustrative discounted distributable cash flow analysis of the AMGP Common Shares pro forma for the Transactions. Using discount rates ranging from 8.0% to 10.0%, reflecting estimates of the pro forma AMGP's cost of equity, Goldman Sachs discounted to present value as of September 30, 2018 (i) estimates of distributable cash flow per AMGP Common Share pro forma for the Transactions for October 1, 2018 through December 31, 2022, as reflected in the AMGP Pro Forma Forecast and (ii) a range of illustrative terminal values for AMGP pro forma for the Transactions, which were calculated by applying perpetuity growth rates ranging from 1.5% to 3.0% to a terminal year estimate of the distributable cash flow per AMGP Common Share, as reflected in the AMGP Pro Forma Forecast (which analysis implied exit terminal year yields of 4.9% to 8.3%), and (iii) estimates of cash tax savings to AMGP pro forma for the Transactions for January 1, 2023 through December 31, 2033, as reflected in the Tax Benefits Forecast. Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the AMGP Pro Forma Forecast and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs then derived a range of illustrative values per AMGP Common Share pro forma for the Transactions by adding the ranges of illustrative values it derived using the estimated distributable cash flows per AMGP Common Share, the illustrative terminal values and the estimated cash tax savings, as described above. This analysis resulted in a range of illustrative equity values per AMGP Common Share pro forma for the Transactions of $26.73 to $42.78.

  Illustrative Present Value of Future Share Price Analysis—AMGP Standalone.

        Goldman Sachs performed an illustrative analysis of the implied present values of illustrative future values per AMGP Common Share on a standalone basis, which is designed to provide an indication of the present value of a theoretical future value of a company's equity as a function of such company's financial multiples. For this analysis, Goldman Sachs used the AMGP Standalone Forecast for the period October 1, 2018 through December 31, 2018 and each of the years 2019 through 2021. Goldman Sachs first calculated the implied values per AMGP Common Share on a standalone basis as of December 31 for each of the years 2019 to 2021 by applying a range of illustrative one-year forward P/DCF multiples of 13.3 to 16.7 to estimate distributable cash flow per AMGP Common Share for each of the years 2020 to 2022, as reflected in the AMGP Standalone Forecast, which are referred to in this section as the "2020 AMGP Standalone DCF Estimate", the "2021 AMGP Standalone DCF Estimate" and the "2022 AMGP Standalone DCF Estimate", respectively. The illustrative multiple estimates were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical trading data and illustrative current one-year P/DCF multiples and illustrative implied distribution yields for AMGP, Antero Midstream, and certain other publicly traded corporations in the U.S. midstream oil and gas industry. Goldman Sachs then discounted to present value as of September 30, 2018, using an illustrative discount rate of 9.0%, reflecting an estimate of AMGP's cost of equity, (i) the sum of (x) the illustrative equity value it derived for AMGP as of December 31, 2019 and (y) the aggregate per share dividends estimated for October 1, 2018 through December 31, 2019 as reflected in the AMGP Standalone Forecast; (ii) the sum of (x) the illustrative equity value it derived for AMGP as of December 31, 2020 and (y) the aggregate per share dividends estimated for October 1, 2018 through December 31, 2020 as reflected in the AMGP Standalone Forecast; and (iii) the sum of (x) the illustrative equity value it derived for AMGP as of December 31, 2021 and (y) the aggregate per share dividends estimated for October 1, 2018 through December 31, 2021 as reflected in the AMGP Standalone Forecast. Goldman Sachs derived such discount rate by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of illustrative implied present values per AMGP Common Share of (i) $17.02 to $21.03 using the 2020 AMGP Standalone DCF Estimate, (ii) $21.27 to $26.05 using the 2021 AMGP Standalone DCF Estimate and (iii) $25.90 to $31.49 using the 2022 AMGP Standalone DCF Estimate.

  Illustrative Present Value of Future Share Price Analysis—AMGP Pro Forma.

        Goldman Sachs performed an illustrative analysis of the implied present values of illustrative future values per AMGP Common Share pro forma for the Transactions, which is designed to provide an indication of the present value of a theoretical future value of a company's equity as a function of such company's financial multiples. For this analysis, Goldman Sachs used the AMGP Pro Forma Forecast for the period October 1, 2018 through December 31, 2018 and each of the years 2019 through 2021. Goldman Sachs first calculated the implied values per AMGP Common Share pro forma for the Transactions as of December 31 for each of the years 2019 to 2021 by applying a range of illustrative one-year forward P/DCF multiples of 11.0 to 14.0 to estimated distributable cash flow per AMGP Common Share for each of the years 2020 to 2022, as reflected in the AMGP Pro Forma Forecast, which are referred to in this section as the "2020 AMGP Pro Forma DCF Estimate", the "2021 AMGP Pro Forma DCF Estimate" and the "2022 AMGP Pro Forma DCF Estimate", respectively. The illustrative multiple estimates were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical trading data and illustrative current one-year P/DCF multiples and illustrative implied distribution yields for AMGP, Antero Midstream and certain other publicly traded corporations in the U.S. midstream oil and gas industry. Goldman Sachs then discounted to present value as of September 30, 2018, using an illustrative discount rate of 9.0%, reflecting an estimate of AMGP's cost of equity, (i) the sum of (x) the illustrative equity value it derived for AMGP pro forma for the Transactions as of December 31, 2019 and (y) the aggregate per share dividends estimated for October 1, 2018 through December 31, 2019 as reflected in the AMGP Pro Forma Forecast; (ii) the sum of (x) the illustrative equity value it derived for AMGP pro forma for the Transactions as of December 31, 2020 and (y) the aggregate per share dividends estimated for October 1, 2018 through December 31, 2020 as reflected in the AMGP Pro Forma Forecast; and (iii) the sum of (x) the illustrative equity value it derived for AMGP pro forma for the Transactions as of December 31, 2021 and (y) the aggregate per share dividends estimated for October 1, 2018 through December 31, 2021 as reflected in the AMGP Pro Forma Forecast. Goldman Sachs derived such discount rate by application of the Capital Asset Pricing Model, which requires certain company-

specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of illustrative implied present values per AMGP Common Share pro forma for the Transactions of (i) $20.79 to $26.10 using the 2020 AMGP Pro Forma DCF Estimate, (ii) $24.23 to $30.11 using the 2021 AMGP Pro Forma DCF Estimate and (iii) $27.01 to $33.22 using the 2022 AMGP Pro Forma DCF Estimate.

  Illustrative Discounted Distribution Analysis—Antero Midstream Standalone.

        Using the Midstream Forecast, Goldman Sachs performed an illustrative discounted distribution analysis of the AM Common Units on a standalone basis. Using discount rates ranging from 8.0% to 10.0%, reflecting estimates of Antero Midstream's cost of equity, Goldman Sachs discounted to present value as of September 30, 2018 (i) estimates of distributions per AM Common Unit for October 1, 2018 through December 31, 2022, as reflected in the Midstream Forecast, (ii) a range of illustrative terminal values for Antero Midstream, which were calculated by applying perpetuity growth rates ranging from 1.5% to 3.0% to a terminal year estimate of the distributions per AM Common Unit, as reflected in the Midstream Forecast (which analysis implied exit terminal year yields of 4.9% to 8.3%). Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Midstream Forecast and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs then derived ranges of illustrative value per AM Common Unit on a standalone basis by adding the ranges of illustrative values it derived using the estimated distributions per AM Common Unit and the illustrative terminal values, as described above. This analysis resulted in a range of illustrative equity values per AM Common Unit on a standalone basis of $44.67 to $74.16.

  Illustrative Present Value of Future Share Price Analysis—Antero Midstream Standalone.

        Goldman Sachs performed an illustrative analysis of the implied present values of illustrative future values per AM Common Unit on a standalone basis, which is designed to provide an indication of the present value of a theoretical future value of a company's equity as a function of such company's financial ratios. For this analysis, Goldman Sachs used the Midstream Forecast for the period October 1, 2018 through December 31, 2018 and each of the years 2019 through 2021. Goldman Sachs first calculated the implied values per AM Common Unit on a standalone basis as of December 31 for each of the years 2019 to 2021 by applying a range of illustrative one-year forward distribution yields of 7.0% to 8.0% to estimated distributions per AM Common Unit for each of the years 2020 to 2022, as reflected in the Midstream Forecast, which are referred to in this section as the "2020 Antero Midstream Standalone Distributions Estimate", the "2021 Antero Midstream Standalone Distributions Estimate" and the "2022 Antero Midstream Standalone Distributions Estimate", respectively. The illustrative distribution yield estimates were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical trading data and illustrative current one-year distribution yields for AMGP, Antero Midstream, and certain other publicly traded master limited partnerships in the U.S. midstream oil and gas industry. Goldman Sachs then discounted to present value as of September 30, 2018, using an illustrative discount rate of 9.0%, reflecting an estimate of Antero Midstream's cost of equity, (i) the sum of (x) the illustrative equity value it derived for Antero Midstream as of December 31, 2019 and (y) the aggregate per share distributions estimated for October 1, 2018 through December 31, 2019 as reflected in the Midstream Forecast; (ii) the sum of (x) the illustrative equity value it derived for Antero Midstream as of December 31, 2020 and (y) the aggregate per share distributions for October 1, 2018 through December 31, 2020 as reflected in the Midstream Forecast; and (iii) the sum of (x) the illustrative equity value it derived for Antero Midstream as of December 31, 2021 and (y) the aggregate per share distributions estimated for October 1, 2018 through December 31, 2021 as reflected in the Midstream Forecast. Goldman Sachs derived such discount rate by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of illustrative implied present values per AM Common Unit of (i) $34.52 to $39.09 using the 2020 Antero Midstream Standalone Distributions Estimate, (ii) $40.20 to $45.23 using the 2021 Antero Midstream Standalone Distributions Estimate and (iii) $46.41 to $51.94 using the 2022 Antero Midstream Standalone Distributions Estimate.

        Illustrative Contribution Analysis.    Goldman Sachs analyzed the implied contribution of the AMGP Common Shares, the Series B Units and AM Common Units to the pro forma combined company based on the standalone dividends / distributions, current equity values and illustrative equity values for each of the AMGP Common Shares, the Series B Units and the AM Common Units using (i) estimated dividends to the AMGP Common Shares and estimated distributions to the Series B Units and the AM Common Units for 2018 to 2022, as reflected in the Forecasts, (ii) illustrative aggregate equity values for the AMGP Common Shares, the Series B Units and the AM Common Units, calculated using closing trading prices of the AMGP Common Shares and the AM Common Units as of October 5, 2018 (and, in the case of the AM Common Units both including and excluding an illustrative present value of the tax synergies reflected in the Tax Benefits Forecast), and an estimated equity value for the Series B Units calculated using the number of outstanding Series B Units and the estimated fair value per Series B Unit each as disclosed by AMGP in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, (iii) illustrative pro rata equity ownership in New AM based on the number of shares of New AM Common Stock to be issued to holders of AMGP Common Shares, the number of shares of New AM Common Stock to be paid to the Series B Holders in the Series B Exchange, and the implied number of shares of New AM Common Stock to be paid to holders of AM Common Units based on the illustrative blended aggregate consideration exchange ratio of 1.8004 shares of New AM Common Stock to be paid by AMGP for each AM Common Unit pursuant to the Simplification Agreement (the "Blended Aggregate Consideration Exchange Ratio"), (iv) the illustrative implied aggregate value of AMGP based on the number of AMGP Common Shares outstanding and the illustrative implied values per AMGP Common Share derived using the Illustrative Discounted Distributable Cash Flow Analysis—AMGP Standalone described above, the illustrative implied aggregate value of Antero Midstream based on the number of AM Common Units outstanding, including under the AM LTIP, and the illustrative implied values per AM Common Unit derived using the Illustrative Discounted Distribution Analysis—Antero Midstream Standalone described above and an estimated equity value for the Series B Units calculated using the number of outstanding Series B Units and the estimated fair value per Series B Unit each as disclosed by AMGP in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 and (v) the illustrative implied aggregate value of AMGP based on the number of AMGP Common Shares outstanding and the illustrative implied present values per AMGP Common Share derived using the Illustrative Present Value of Future Share Price Analysis—AMGP Standalone described above, the illustrative implied aggregate value of Antero Midstream based on the number of AM Common Units outstanding, including under the AM LTIP, and the illustrative implied present values per AM Common Unit derived by using the Illustrative Present Value of Future Share Price Analysis—Antero Midstream Standalone described above and an estimated equity value for the Series B Units calculated using the number of outstanding Series B Units and the estimated fair value per Series B Unit each as disclosed by AMGP in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2018. The Blended Aggregate Consideration Exchange Ratio was approved for Goldman Sachs' use by the AMGP Conflicts Committee and was calculated using the standard New AM Common Stock consideration equity exchange ratio for AM Public Unitholders of 1.6350 shares of New AM Common Stock for each AM Common Unit, the standard cash consideration for AM Public Unitholders of $3.415, the Antero Resources exchange ratio of 1.6023, the standard cash consideration for Antero Resources of $3.00, an illustrative AM LTIP exchange ratio of 1.8326, the aggregate number of outstanding AM Common

Units held by the AM Public Unitholders as provided by the AMGP Conflicts Committee, the aggregate number of outstanding AM Common Units held by Antero Resources as provided by the AMGP Conflicts Committee, the aggregate number of AM Common Units reserved for issuance under the AM LTIP as provided by the AMGP Conflicts Committee and the closing price per AMGP Common Share as of October 5, 2018.

        The following table presents the results of this analysis:

	AMGP Common Shares	Series B Units	AM Common Units
Dividends / Distributions
FY 2018 Distributions	23.4%	1.6%	75.0%
FY 2019 Distributions	28.0%	2.1%	70.0%
FY 2020 Distributions	31.1%	2.4%	66.5%
FY 2021 Distributions	32.7%	2.6%	64.6%
FY 2022 Distributions	34.1%	2.8%	63.2%
Public Equity Values
Equity Value	36.1%	2.0%	61.9%
Equity Value including Tax Synergies	33.1%	2.0%	65.0%
Equity Value implied by Blended Aggregate Consideration Exchange Ratio	36.6%	3.4%	59.9%
Discounted DCF / Distribution Analyses
Low Discounted Value	33.8%	1.4%	64.8%
High Discounted Value	34.2%	0.8%	64.9%
AMGP and Antero Midstream Present Value of Future Share Price Analyses
Low PV of Future Share Price	32.2%	1.9%	66.0%
High PV of Future Share Price	37.1%	1.2%	61.8%

        Pro Forma Merger Analysis.    Goldman Sachs prepared illustrative pro forma analyses of the potential financial impact of the Merger using the AMGP Standalone Forecast and the AMGP Pro Forma Forecast. For each of the calendar years 2019 to 2022 Goldman Sachs compared the distributable cash flows per AMGP Common Share and the dividends per AMGP Common Share, on a standalone basis, to the distributable cash flows per AMGP Common Share and the dividends per AMGP Common Share pro forma for the Transactions. The following table presents the results of this analysis, which indicated the Transactions would be accretive to AMGP on the basis of distributable cash flows per AMGP Common Share and dividends per AMGP Common Share:

Metric	2019	2020	2021	2022
Distributable cash flows per share standalone	$0.89	$1.34	$1.74	$2.22
Distributable cash flows per share pro forma	$1.62	$1.97	$2.38	$2.74
Dividends per share standalone	$0.89	$1.34	$1.74	$2.22
Dividends per share pro forma	$1.24	$1.60	$1.93	$2.31

        The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to AMGP or Antero Midstream or the contemplated transaction.

        Goldman Sachs prepared these analyses for purposes of Goldman Sachs' providing its opinion to the AMGP Conflicts Committee as to the fairness from a financial point of view to AMGP, as of the date of the opinion and after giving effect to the issuance of shares of New AM Common Stock pursuant to the Series B Exchange, of the Aggregate Consideration to be paid by AMGP for the AM Common Units pursuant to the Simplification Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of AMGP, Antero Midstream, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

        The merger consideration was determined through arm's-length negotiations between the AMGP Conflicts Committee, the AM Conflicts Committee and AR Special Committee and was approved by the AMGP Board. Goldman Sachs provided advice to the AMGP Conflicts Committee during these negotiations. Goldman Sachs did not, however, recommend any specific exchange ratio or amount of consideration to AMGP GP or the AMGP Board or that any specific exchange ratio or amount of consideration constituted the only appropriate exchange ratio and/or amount of consideration for the transaction.

        As described above, Goldman Sachs' opinion to the AMGP Conflicts Committee was one of many factors taken into consideration by the AMGP Conflicts Committee in making its determination to approve the Simplification Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex C.

        Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of AMGP GP, AMGP and Antero Midstream and any of their respective affiliates and third parties, including (i) Antero Resources, an affiliate of AMGP GP, AMGP and Antero Midstream, and (ii) Warburg Pincus LLC, an affiliate of significant shareholders of AMGP, or any currency or commodity that may be involved in the transaction contemplated by the Simplification Agreement, including the Series B Exchange. Goldman Sachs acted as financial advisor to the AMGP Conflicts Committee in connection with, and participated in certain of the negotiations leading to, the transaction contemplated by the Simplification Agreement. Goldman Sachs has provided certain financial advisory and/or underwriting services to AMGP and/or its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as joint bookrunner with respect to an initial public offering of 37,250,000 common shares representing limited partner interests in AMGP in May 2017. During the two year period ended October 9, 2018, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to AMGP and/or its affiliates of approximately $2.7 million. Goldman Sachs also has provided certain financial advisory and/or underwriting services to Warburg Pincus LLC and/or its affiliates and portfolio companies from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as joint bookrunner with respect to an initial public offering of 72,100,000 American depositary shares of ZTO Express Inc., a portfolio company of Warburg Pincus LLC, in October 2016; as financial advisor to an affiliate of Warburg Pincus LLC in connection with its acquisition of ARA Asset Management in April 2017; as joint bookrunner with respect to a bank loan (aggregate principal amount $1,697,000,000) for The Endurance International Group, Inc., a portfolio company of Warburg Pincus LLC, in June 2017; as joint bookrunner with respect to the offering by Sotera Health LLC, a portfolio company of Warburg Pincus LLC, of 8.125% Senior Notes due 2021 (aggregate principal amount $75,000,000) in November 2017; as bookrunner with respect to an initial public offering of 4,000,000 American depositary shares of Cango Inc., a portfolio company of Warburg Pincus LLC, in July 2018; and as financial advisor to Kosmos Energy Ltd., a portfolio company of Warburg Pincus LLC, in connection with its acquisition of Deep Gulf Energy LP in August 2018. During the two year period ended October 9, 2018, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Warburg Pincus LLC and/or its affiliates and portfolio companies of $54.0 million. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to AMGP GP, AMGP, Antero Midstream, Antero Resources, Warburg Pincus LLC and their respective affiliates and portfolio companies, as applicable, for which the Investment Banking Division of Goldman Sachs may receive compensation. Goldman Sachs or its affiliates also may have co-invested with Warburg Pincus LLC and/or its affiliates from time to time and may have invested in limited partnership units of affiliates of Warburg Pincus LLC from time to time and may do so in the future.

        The AMGP Conflicts Committee selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Transactions. Pursuant to a letter agreement dated March 9, 2018 the AMGP Conflicts Committee engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. The engagement letter between the AMGP Conflicts Committee and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $4,000,000, $2,000,000 of which became payable upon the execution of Goldman Sachs' engagement letter with the AMGP Conflicts Committee with respect to the contemplated transaction, and the remainder of which is contingent upon consummation of the Transactions. Goldman Sachs may receive an additional fee of up to $2 million at the AMGP Conflict Committee's sole discretion. In deciding whether and to what extent Goldman Sachs will receive a discretionary fee, it is expected that the AMGP Conflicts Committee will consider, among other factors, the duration of Goldman Sachs' engagement, the services Goldman Sachs provided with respect to the evaluation of a range of strategic alternatives and Goldman Sachs' role in creating a process that the AMGP Conflicts Committee believes led to desirable terms to the Transaction, to the benefit of the Disinterested AMGP Shareholders. In addition, AMGP has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys' fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Other Presentations by Goldman Sachs

        In addition to the presentation made to the AMGP Conflicts Committee on October 8, 2018, described under "Special Factors—Opinion of the AMGP Conflicts Committee's Financial Advisor," Goldman Sachs also presented or delivered preliminary presentations to the AMGP Conflicts Committee, and in one case, the AMGP Board, on March 1, 2018, March 22, 2018, April 3, 2018, April 7, 2018, April 10, 2018, April 18, 2018, April 20, 2018, April 23, 2018, May 1, 2018, May 3, 2018, May 8, 2018, May 9, 2018, May 11, 2018, May 18, 2018, May 22, 2018, June 1, 2018, June 6, 2018, June 20, 2018, June 29, 2018, July 18, 2018, August 3, 2018, August 11, 2018, August 20, 2018, August 21, 2018, August 23, 2018, August 27, 2018, August 30, 2018, September 6, 2018, September 13, 2018, September 21, 2018, September 24, 2018, October 3, 2018 and October 6, 2018. Copies of these written materials will be attached as exhibits to the Schedule 13E-3 to be filed with the SEC in connection with the Transactions.

        None of these other preliminary presentations by Goldman Sachs, alone or together, constitute, or form the basis of, an opinion of Goldman Sachs with respect to the Aggregate Consideration (as defined in the written opinion delivered by Goldman Sachs to the AMGP Conflicts Committee on October 9, 2018). Information contained in these other preliminary presentations is substantially similar to the information provided in Goldman Sachs' presentation made to the AMGP Conflicts Committee on October 8, 2018, described under "Special Factors—Opinion of the AMGP Conflicts Committee's Financial Advisor." A summary of these other preliminary presentations is provided below. The following summary, however, does not purport to be a complete description of these preliminary presentations or of the preliminary financial analyses performed by Goldman Sachs.

  •
  The March 1, 2018 materials presented to the AMGP Conflicts Committee contained, among other information, a situation overview and preliminary illustrative financial analyses.

  •
  The March 22, 2018 materials presented to the AMGP Conflicts Committee contained, among other information, overviews of the midstream oil and gas industry, recent transactions, market perspectives, market context and recent AMGP and Antero Midstream performance and preliminary illustrative financial analyses.

  •
  The April 3, 2018 materials presented to the AMGP Conflicts Committee contained, among other information, a status update, key outstanding diligence items, overviews of the midstream oil and gas industry, recent transactions, evaluation of potential strategic alternatives, market context, potential market reaction, key workstreams, next steps and process tactics and preliminary illustrative analyses.

  •
  The April 7, 2018 materials presented to the AMGP Board contained, among other information, a status update and preliminary illustrative financial analyses.

  •
  The April 10, 2018 materials presented to the AMGP Conflicts Committee contained, among other information, alternative perspectives on a conversion of the Series B Units.

  •
  The April 10, 2018 materials presented to the AMGP Conflicts Committee contained, among other information, a status update and preliminary illustrative financial analyses.

  •
  The April 18, 2018 materials presented to the AMGP Conflicts Committee contained, among other information, preliminary illustrative financial analyses with respect to the Series B Units and an overview of market perspectives.

  •
  The April 20, 2018 materials presented to the AMGP Conflicts Committee contained, among other information, preliminary illustrative financial analyses with respect to the Series B Units.

  •
  The April 20, 2018 materials presented to the AMGP Conflicts Committee contained, among other information, additional preliminary illustrative financial analyses with respect to the Series B Units.

  •
  The April 23, 2018 materials presented to the AMGP Conflicts Committee contained, among other information, a summary of historical general partner equity issuances.

  •
  The May 1, 2018 materials presented to the AMGP Conflicts Committee contained, among other information, preliminary illustrative analyses with respect to the Series B Units.

  •
  The May 3, 2018 materials presented to the AMGP Conflicts Committee contained, among other information, updated preliminary illustrative financial analyses with respect to the Series B Units.

  •
  The May 8, 2018 materials presented to the AMGP Conflicts Committee contained, among other information, a process timeline, a preliminary summary of the proposed transaction, a preliminary overview of sources and uses and pro forma structure with respect to the proposed transaction, an illustrative summary term sheet with respect to the proposed transaction, overviews of historical market performance, recent transactions and comparison to peers and preliminary financial analyses.

  •
  The May 9, 2018 materials presented to the AMGP Conflicts Committee contained, among other information, preliminary illustrative financial analyses with respect to the Series B Units.

  •
  The May 11, 2018 materials delivered to the AMGP Conflicts Committee contained, among other information, preliminary illustrative financial analyses with respect to the Series B Units.

  •
  The May 18, 2018 materials presented to the AMGP Conflicts Committee contained, among other information, a summary of potential structural alternatives, shareholder analyses and potential shareholder reactions.

  •
  The May 22, 2018 materials presented to the AMGP Conflicts Committee contained, among other information, observations on key matters including the governance focus of investors and change of control matters and an overview of recent transactions.

  •
  The June 1, 2018 materials presented to the AMGP Conflicts Committee contained, among other information, preliminary illustrative financial analyses with respect to the Series B Units.

  •
  The June 6, 2018 materials presented to the AMGP Conflicts Committee contained, among other information, a preliminary summary of the proposed transaction, a preliminary overview of sources and uses and pro forma structure with respect to the proposed transaction, an illustrative summary term sheet with respect to the proposed transaction, overviews of historical market performance, recent transactions and comparison to peers and preliminary illustrative financial analyses.

  •
  The June 6, 2018 materials presented to the AMGP Conflicts Committee contained, among other information, a preliminary summary of the proposed transaction, a preliminary overview of sources and uses and pro forma structure with respect to the proposed transaction, an illustrative summary term sheet with respect to the proposed transaction, overviews of historical market performance, recent transactions and comparison to peers and preliminary illustrative financial analyses.

  •
  The June 20, 2018 materials presented to the AMGP Conflicts Committee contained, among other information, preliminary illustrative financial analyses with respect to illustrative dividend policies of New AM.

  •
  The June 29, 2018 materials presented to the AMGP Conflicts Committee contained, among other information, preliminary illustrative financial analyses with respect to the Series B Units.

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  The July 18, 2018 materials presented to the AMGP Conflicts Committee contained, among other information, a summary of the AM July 14 Counterproposal and the AR July 14 Counterproposal and preliminary illustrative financial analyses comparing the foregoing to the AMGP Conflicts Committee's most recent proposal, overviews of market context and research analyst assessments.

  •
  The August 3, 2018 materials presented to the AMGP Conflicts Committee contained, among other information, a review of the potential impact of available cash including on potential consideration for the proposed transaction and market context.

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  The August 11, 2018 materials presented to the AMGP Conflicts Committee contained, among other information, a status update, preliminary illustrative financial analyses, an overview of market performance and potential exhibits for a potential counterproposal to the AM Conflicts Committee.

  •
  The August 20, 2018 materials presented to the AMGP Conflicts Committee contained, among other information, a status update, preliminary illustrative financial analyses and points for discussion with the AM Conflicts Committee.

  •
  The August 21, 2018 materials delivered to the AMGP Conflicts Committee contained, among other information, additional preliminary illustrative financial analyses with respect to premia paid with respect to the potential transaction.

  •
  The August 23, 2018 materials delivered to the AMGP Conflicts Committee contained, among other information, additional preliminary illustrative financial analyses with respect to the Series B Units.

  •
  The August 27, 2018 materials presented to the AMGP Conflicts Committee contained, among other information, a summary of the components of the proposed transaction and an overview of alternative structures for consideration with respect to the proposed transaction.

  •
  The August 30, 2018 materials presented to the AMGP Conflicts Committee contained, among other information, a status update and a comparison of offers made by the parties.

  •
  The September 6, 2018 materials presented to the AMGP Conflicts Committee contained, among other information, a status update and preliminary illustrative financial analyses.

  •
  The September 13, 2018 materials presented to the AMGP Conflicts Committee contained, among other information, a status update and preliminary illustrative financial analyses.

  •
  The September 21, 2018 materials presented to the AMGP Conflicts Committee contained, among other information, a summary of recent developments, status update and preliminary illustrative financial analyses.

  •
  The September 24, 2018 materials presented to the AMGP Conflicts Committee contained, among other information, preliminary illustrative financial analyses with respect to the Series B Units.

  •
  The October 3, 2018 materials presented to the AMGP Conflicts Committee contained, among other information, preliminary illustrative financial analyses with respect to the impact of an updated illustrative dividend policy for New AM provided to the AMGP Conflicts Committee on October 2, 2018.

  •
  The October 6, 2018 materials presented to the AMGP Conflicts Committee contained, among other information, additional preliminary financial illustrative analyses with respect to the impact of the illustrative dividend policy for New AM and other preliminary illustrative financial analyses.

        The preliminary financial analyses in these preliminary presentations were based on market, economic and other conditions as they existed as of the dates of the respective presentations as well as other information that was available at those times. Accordingly, the results of the financial analyses differed due to changes in those conditions. Among other things, the results of certain analyses changed as AMGP's and Antero Midstream's respective financial results changed as well as projections made by the management of Antero Resources were revised or adjusted. Finally, Goldman Sachs continued to refine various aspects of its financial analyses with respect to AMGP and Antero Midstream over time.

Opinion of the AM Conflicts Committee's Financial Advisor

        The AM Conflicts Committee retained Tudor Pickering to act as its financial advisor with respect to the provision of an opinion to the AM Conflicts Committee as to the fairness, from a financial point of view, to the Disinterested AM Unitholders of the Merger Consideration to be received by such

Disinterested AM Unitholders in the Merger pursuant to the Simplification Agreement. At the request of the AM Conflicts Committee at a meeting of the AM Conflicts Committee held on October 8, 2018, Tudor Pickering rendered its oral opinion to the AM Conflicts Committee that, as of October 8, 2018, based upon and subject to the assumptions, qualifications, limitations and other matters considered relevant by Tudor Pickering in connection with the preparation of its opinion, the Merger Consideration to be received by the Disinterested AM Unitholders in the Merger pursuant to the Simplification Agreement was fair, from a financial point of view, to the Disinterested AM Unitholders. Tudor Pickering subsequently confirmed its oral opinion in writing dated October 8, 2018 to the AM Conflicts Committee.

        The opinion speaks only as of the date it was rendered and not as of the date the Merger and the other Transactions will be completed or any other date. The opinion does not reflect changes that may occur or may have occurred after October 8, 2018, which could alter the facts and circumstances on which Tudor Pickering's opinion was based.

        Tudor Pickering's opinion was directed to the AM Conflicts Committee (in its capacity as such), and only addressed the fairness, from a financial point of view, as of the date of the opinion, to the Disinterested AM Unitholders of the Merger Consideration to be received by the Disinterested AM Unitholders in the Merger pursuant to the Simplification Agreement. Tudor Pickering's opinion did not address any other term or aspect of the Simplification Agreement or the Transactions. The full text of Tudor Pickering's written opinion, dated October 8, 2018, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken by Tudor Pickering in rendering its opinion, is attached as Annex B to this joint proxy statement/prospectus. The summary of Tudor Pickering's opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. AM Unitholders are urged to read Tudor Pickering's opinion carefully and in its entirety. However, neither Tudor Pickering's written opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus are intended to be, and they do not constitute, a recommendation as to how the AM Conflicts Committee or the AM Board, AMP GP or any other person should act or vote with respect to any matter relating to the Merger, the other Transactions or any other matter.

        Tudor Pickering's opinion to the AM Conflicts Committee was among several factors taken into consideration by the AM Conflicts Committee in making its recommendation to the AM Board regarding the Merger and the other Transactions.

        In connection with rendering its opinion and performing its related financial analyses, Tudor Pickering reviewed, among other things:

  •
  the draft of the Simplification Agreement, dated October 6, 2018, including any exhibits and schedules thereto meaningful to its analysis;

  •
  certain publicly available financial statements and other business and financial information, including research analyst reports, with respect to Antero Midstream, Antero Resources and AMGP;

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  certain other communications from Antero Midstream, Antero Resources and AMGP to their respective unitholders or shareholders;

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  certain internal financial information and forecasts for each of Antero Midstream, Antero Resources and AMGP prepared by the senior management of AMP GP, Antero Resources and AMGP GP (for purposes of the discussion under this "—Opinion of the AM Conflicts Committee's Financial Advisor," each such set of internal financial information and forecasts, together with the assumptions upon which it was based, a "Forecast" and, collectively, the "Forecasts"); and

  •
  such other documents and information as Tudor Pickering deemed appropriate or advisable and which Tudor Pickering discussed with senior management of AMP GP.

        Tudor Pickering also held discussions with members of the senior management of AMP GP and AMGP GP regarding their assessment of the strategic rationale for, and the potential benefits of, the Transactions and the past and current business operations, financial condition and future prospects of their respective entities and of Merger Sub. In addition, Tudor Pickering reviewed the reported price and trading activity for the AM Common Units and the AMGP Common Shares, compared certain financial and stock market information for Antero Midstream and AMGP with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the midstream energy sector specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as Tudor Pickering considered appropriate.

        For purposes of its opinion, Tudor Pickering assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax, regulatory and other information provided to, discussed with or reviewed by or for Tudor Pickering, or publicly available. Tudor Pickering's opinion did not address any legal, regulatory, tax or accounting matters, as to which it understood the AM Conflicts Committee, the AM Board, Antero Midstream and AMP GP received such advice as they deemed necessary from qualified professionals. In particular, in preparing its opinion, Tudor Pickering did not take into account, and expressed no view with regards to, any tax consequences of the Transactions to any of the parties to the Simplification Agreement, other potential participants in the Transactions or their respective affiliates. Tudor Pickering also assumed with the AM Conflicts Committee's consent that the Forecasts had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the senior management of AMP GP and AMGP GP, and that such Forecasts will be realized in the amounts and time periods contemplated thereby. Tudor Pickering expressed no view or opinion with respect to the Forecasts or the assumptions on which they were based, and Tudor Pickering further assumed, among other things, that the executed Simplification Agreement (together with any exhibits and schedules thereto) would not differ in any respect material to its analyses or opinion from the draft version it examined, referenced above, and that the Transactions would be consummated in accordance with the terms set forth in the Simplification Agreement, without any modification, waiver or delay that would be material to its analysis. The Forecasts used by Tudor Pickering in its analysis reflect certain assumptions regarding the oil and gas industry that were and are subject to significant uncertainty and that, if different than assumed, could have a material impact on Tudor Pickering's analysis and its opinion.

        Tudor Pickering was not requested to, and did not, solicit indications of interest from third parties with respect to a potential alternative transaction involving Antero Midstream. In addition, Tudor Pickering did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Antero Midstream, AMGP or any of their respective subsidiaries and Tudor Pickering was not furnished with any such evaluation or appraisal.

        The estimates contained in Tudor Pickering's analyses and the results from any particular analysis are not necessarily indicative of future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets neither purport to be appraisals nor do they necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, Tudor Pickering's analyses and estimates are inherently subject to substantial uncertainty.

        In arriving at its opinion, Tudor Pickering did not attribute any particular weight to any particular analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Several analytical methodologies were employed by Tudor Pickering in its analyses, and no one single method of analysis should be regarded as determinative of the overall conclusion reached by Tudor Pickering. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the significance of particular techniques. Accordingly, Tudor Pickering believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by Tudor Pickering, therefore, is based on the application of Tudor Pickering's experience and judgment to all analyses and factors considered by Tudor Pickering, taken as a whole.

        Tudor Pickering's opinion did not address the underlying business decision of the AM Conflicts Committee, the AM Board, Antero Midstream, AMP GP or any other party to engage in the Transactions, or the relative merits of the Transactions as compared to any other alternative transaction that might have been available to the parties to the Simplification Agreement. Tudor Pickering's opinion addressed only the fairness, from a financial point of view, as of the date thereof, to the Disinterested AM Unitholders of the Merger Consideration to be received by such Disinterested AM Unitholders pursuant to the Simplification Agreement. Tudor Pickering did not express any view on, and its opinion did not address, any other term, aspect or implication of the Simplification Agreement or the Transactions, including, without limitation, the fairness of the Transactions to, or any consideration received in connection therewith by, creditors or other constituencies of the parties to the Simplification Agreement, any of the officers, directors or employees of the parties to the Simplification Agreement, or any class of such persons. In particular, Tudor Pickering did not express any view on, and its opinion did not address, the fairness to the Series B Holders of the New AM Common Stock to be paid or payable to the Series B Holders in the Series B Exchange, the fairness to the AM Public Unitholders (other than the Disinterested AM Unitholders) of the Merger Consideration to be paid or payable to such AM Public Unitholders, or the fairness to Antero Resources or its subsidiaries of the Merger Consideration to be paid or payable to Antero Resources or its subsidiaries in connection with the Transactions, in each case whether relative to the Merger Consideration to be paid or payable to the Disinterested AM Unitholders pursuant to the Simplification Agreement or otherwise. Tudor Pickering did not express any opinion as to the price at which the AM Common Units, the AMGP Common Shares, the New AM Common Stock or the securities of any other party will trade at any time. Tudor Pickering's opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Tudor Pickering as of, the date of its opinion. Tudor Pickering assumed no obligation to update, revise or reaffirm its opinion and expressly disclaimed any responsibility to do so based on circumstances, developments or events occurring of which Tudor Pickering becomes aware after the date of its opinion. Tudor Pickering's advisory services and its opinion were provided for the information and assistance of the AM Conflicts Committee in connection with its consideration of the Transactions, and such opinion does not constitute a recommendation as to how any holder of interests in Antero Midstream, AMGP or any party to the Transactions should vote with respect to the Merger, any of the other Transactions or any other matter. Tudor Pickering's opinion was reviewed and approved by Tudor Pickering's fairness opinion committee.

        The following is a summary of the material financial analyses performed by Tudor Pickering in connection with the preparation of its opinion and reviewed with the AM Conflicts Committee on October 8, 2018. Unless the context indicates otherwise, enterprise values and equity values used in the selected companies analysis described below were calculated using the closing price of the AM Common Units and the equity securities of the selected companies listed below as of October 5, 2018, and transaction values for the selected transactions analysis described below were calculated on an enterprise value basis based on the value of the equity consideration and other public information available at the time of the relevant transaction's announcement. The analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed, the tables must be considered together with the textual summary of the analyses.

        For purposes of its analyses, Tudor Pickering reviewed a number of financial metrics including:

  •
  Enterprise Value—generally the value as of a specified date of the relevant company's outstanding equity securities (taking into account its options and other outstanding convertible securities) plus the value as of such date of its net debt (the value of its outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash on its balance sheet). For the calculation of Antero Midstream enterprise value, the value of the equity securities included the value of AM Common Units, the value of AMGP Common Shares and the implied value of the Series B Units based on contractual terms.

  •
  EBITDA—generally the amount of the relevant company's earnings before interest, taxes, depreciation and amortization for a specified time period.

  •
  Distributable Cash Flow, or DCF, or Cash Available for Distribution, or CAFD—generally EBITDA minus interest expense and maintenance capital expenditures, as adjusted for special items for a specified time period. For a master limited partnership, or MLP, Distributable Cash Flow is generally the DCF available for distribution to holders of limited partnership units for a specified time period.

  •
  Distribution Yield—generally the distribution per unit or share divided by the unit or share price.

        No company or transaction used in the analyses of companies or transactions summarized below is identical or directly comparable to Antero Midstream, AMGP or the Transactions. As a consequence, mathematical derivations (such as the high, low, mean and median) of financial data are not by themselves meaningful, and these analyses must take into account differences in the financial and operating characteristics of the selected publicly traded companies and differences in the structure and timing of the selected transactions and other factors that would affect the public trading value and acquisition value of the companies considered.

Forecasts

        The Forecasts each included a base case prepared by senior management of AMP GP, Antero Resources and AMGP GP, as well as a downside case, resulting from adjustments by senior management of AMP GP, Antero Resources and AMGP GP to the applicable base case.

Selected Comparable Company Analysis

        Tudor Pickering reviewed and analyzed certain financial information including valuation multiples for selected companies deemed similar to Antero Midstream or AMGP on a standalone basis, and New AM pro forma for the Transactions, in one or more respects, using estimates of financial performance for the selected companies based on publicly available information and research analyst consensus estimates for the selected companies.

Antero Midstream

        The selected companies for Antero Midstream were: Western Gas Partners, LP, CNX Midstream Partners LP, Hess Midstream Partners LP, Noble Midstream Partners LP, EQT Midstream Partners, LP, Shell Midstream Partners, L.P., BP Midstream Partners LP, Valero Energy Partners LP and Phillips 66 Partners LP (the "AM Peers"). The information reviewed and compared included:

  •
  estimated distribution yield for the year 2018, or "2018E distribution yield";

  •
  unit price as a multiple of estimated distributable cash flow per unit for the years 2019 and 2020, or "2019E DCF/Unit" and "2020E DCF/Unit"; and

  •
  enterprise value as a multiple of estimated EBITDA for the years 2019 and 2020, or "2019E EBITDA" and "2020E EBITDA."

        The resulting high, low, mean and median data for such companies and the corresponding data for Antero Midstream were:

	Distribution Yield	Price/ DCF/ Unit		Enterprise Value/ EBITDA
	2018E	2019E	2020E	2019E	2020E
Mean	6.6%	10.8x	9.7x	10.5x	8.7x
Median	6.2%	11.3x	9.3x	10.6x	8.8x
Low	5.4%	8.6x	7.3x	8.1x	6.8x
High	8.4%	13.3x	12.5x	11.8x	10.5x
AM (based on publicly available consensus analyst estimates)	5.7%	11.0x	9.4x	11.1x	9.0x
AM (based on the Forecasts)	5.8%	10.9x	9.2x	10.4x	8.4x

AMGP

        The selected companies for AMGP were: EQT GP Holdings, LP and Western Gas Equity Partners, LP (the "AMGP Peers"). The information reviewed and compared included:

  •
  estimated total entity distribution yield for each general partner of MLPs, or GP, for the year 2018, or "2018E total entity distribution yield";

  •
  total entity enterprise value of each GP as a multiple of estimated EBITDA (which is calculated (i) for the selected companies, as total distributions to the GP and (ii) for AMGP (pro forma for the exchange of the Series B Units for shares of New AM Common Stock), as total distributions to IDR Holdings) for the years 2019 and 2020, or "2019E GP EBITDA" and "2020E GP EBITDA"; and

  •
  implied GP equity value (which is calculated as the closing price per unit on October 5, 2018 for each GP multiplied by the number of GP units outstanding) as a multiple of estimated CAFD for the years 2019 and 2020, or "2019E CAFD" and "2020E CAFD."

        The resulting high, low, mean and median data and corresponding data for AMGP were:

	Total Entity Distribution Yield	Total Entity Enterprise Value/ GP EBITDA		Implied GP Equity Value/ CAFD
	2018E	2019E	2020E	2019E	2020E
Mean	6.5%	14.9x	12.6x	13.2x	11.5x
Median	6.5%	14.9x	12.6x	13.2x	11.5x
Low	5.7%	14.9x	12.2x	12.6x	11.1x
High	7.3%	14.9x	12.9x	13.8x	11.9x
AMGP (based on publicly available consensus analyst estimates)	3.1%	20.2x	14.7x	20.2x	14.1x
AMGP (based on the Forecasts)	3.1%	14.9x	9.9x	20.1x	13.3x

New AM Pro Forma for the Transactions

        The selected companies for New AM pro forma for the Transactions were: Kinder Morgan, Inc., ONEOK, Inc., Plains All American Pipeline, L.P., SemGroup Corporation, Targa Resources Corp., The Williams Companies, Inc., Tallgrass Energy, LP, CNX Midstream Partners LP, EQT Midstream Partners, LP, Hess Midstream Partners LP, Noble Midstream Partners LP, BP Midstream Partners LP, Shell Midstream Partners, L.P. and Valero Energy Partners LP. The information reviewed and compared included:

  •
  estimated distribution yield for the year 2018, or "2018E distribution yield";

  •
  equity value as a multiple of estimated distributable cash flow per unit for the years 2019 and 2020, or "2019E DCF/Unit" and "2020E DCF/Unit"; and

  •
  enterprise value as a multiple of estimated EBITDA for the years 2019 and 2020, or "2019E EBITDA" and "2020E EBITDA."

        The resulting mean and median data and corresponding data for New AM on a pro forma basis were:

	Distribution Yield	Equity Value/ DCF/Unit		Enterprise Value/ EBITDA
	2018E	2019E	2020E	2019E	2020E
Mean	6.1%	11.6x	10.2x	13.4x	11.1x
Median	5.7%	11.5x	10.3x	12.9x	10.5x
New AM (pro forma for the Transactions)
Downside	—	13.2x	10.5x	13.1x	10.1x
Base	—	11.6x	9.8x	11.3x	9.1x

Selected Transactions Analysis

        Tudor Pickering reviewed the financial terms of certain transactions since January 1, 2011 by affiliated and third-party MLPs, public GPs and corporations, including transactions where the target company is an MLP, that Tudor Pickering deemed similar to the Transactions in one or more respects. The information reviewed and compared included transaction total enterprise value, or TEV, as a multiple of estimated EBITDA for the next fiscal year "FY1" following announcement, based on publicly available information and research analyst estimates for those targets.

        The selected transactions and resulting high, low, mean and median data were:

Acquirer	Target
Enbridge Inc.*	Enbridge Energy Partners, L.P.
Enbridge Inc.*	Spectra Energy Partners, LP
Energy Transfer Equity, L.P.*	Energy Transfer Partners, L.P.
Cheniere Energy, Inc.*	Cheniere Energy Partners LP Holdings, LLC
The Williams Companies, Inc.*	Williams Partners L.P.
Tallgrass Energy GP, LP*	Tallgrass Energy Partners, LP
Terra Nitrogen GP Inc.*	Terra Nitrogen Company, L.P.
Archrock, Inc.*	Archrock Partners, L.P.
Zenith Energy U.S., L.P.	Arc Logistics Partners LP
Energy Transfer Partners, L.P.*	PennTex Midstream Partners, LP
VTTI B.V.*	VTTI Energy Partners LP
World Point Terminals, Inc.*	World Point Terminals, LP
ONEOK, Inc.*	ONEOK Partners, L.P.
Enbridge Energy Company, Inc.*	Midcoast Energy Partners, L.P.
Sunoco Logistics Partners L.P.*	Energy Transfer Partners, L.P.
American Midstream Partners, LP	JP Energy Partners LP
TransCanada Corporation*	Columbia Pipeline Partners LP
SemGroup Corporation*	Rose Rock Midstream, L.P.
Targa Resources Corp.*	Targa Resources Partners LP
Transocean Inc.*	Transocean Partners LLC
Western Refining, Inc.	Northern Tier Energy LP
MPLX LP	MarkWest Energy Partners, L.P.
Crestwood Equity Partners LP*	Crestwood Midstream Partners LP
Tesoro Logistics LP*	QEP Midstream Partners, LP
Energy Transfer Partners, L.P.*	Regency Energy Partners LP
Williams Partners L.P.*	Access Midstream Partners LP
Targa Resources Partners LP	Atlas Pipeline Partners LP
Enterprise Products Partners L.P.*	Oiltanking Partners, L.P.
Kinder Morgan, Inc.*	Kinder Morgan Energy Partners, L.P.
Kinder Morgan, Inc.*	El Paso Pipeline Partners, L.P.
Breitburn Energy Partners LP	QR Energy, LP
Regency Energy Partners LP	PVR Partners, L.P.
Plains All American Pipeline, L.P.*	PAA Natural Gas Storage, L.P.
Inergy Midstream, L.P.	Crestwood Midstream Partners LP
Kinder Morgan Energy Partners, L.P.	Copano Energy, L.L.C.
Enterprise Products Partners L.P.*	Duncan Energy Partners L.P.

*
Affiliate Transaction

Transaction TEV/ FY1 EBITDA
Affiliate Transactions
Median	10.6x
Mean	10.8x
Third-Party Transactions
Median	13.5x
Mean	14.0x
All Transactions
Median	11.2x
Mean	11.6x

Levered Discounted Cash Flow Analysis

        Tudor Pickering calculated implied value reference ranges of AM Common Units and AMGP Common Shares on a standalone basis by discounting estimated levered distributable cash flow to AM Unitholders and to IDR Holdings, respectively, as of December 31, 2018. Tudor Pickering applied equity discount rates ranging from 8.0% to 12.0% (based on, among other things, Tudor Pickering's judgment of the estimated range of the cost of equity based on an analysis of Antero Midstream and the AM Peers) and terminal value DCF multiples ranging from 9.0x to 12.0x (selected by Tudor Pickering by reference to Price to DCF/Unit trading multiples calculated for the AM Peers) to the estimated 2022 levered distributable cash flow for Antero Midstream based on the Forecasts, which resulted in implied value reference ranges per AM Common Unit of $31.36 to $43.50 based on the downside case and $35.42 to $49.18 based on the base case. Tudor Pickering applied equity discount rates ranging from 8.0% to 12.0% (based on, among other things, Tudor Pickering's judgment of the estimated range of the cost of equity based on an analysis of AMGP and the AMGP Peers) and terminal value CAFD multiples ranging from 12.0x to 16.0x (selected by Tudor Pickering by reference to Implied GP Equity Value to CAFD trading multiples calculated for the AMGP Peers) to the estimated 2022 levered cash available for distribution for AMGP based on the Forecasts and pro forma for the exchange of the Series B Units for shares of New AM Common Stock, which resulted in implied value reference ranges per AMGP Common Share of $17.57 to $24.93 based on the downside case and $22.10 to $31.49 based on the base case.

Discounted Distribution/Dividend Analysis

        Tudor Pickering calculated implied value reference ranges of AM Common Units and AMGP Common Shares on a standalone basis by discounting estimated distributions to AM Unitholders and to AMGP Shareholders, respectively, as of December 31, 2018. Tudor Pickering applied equity discount rates ranging from 8.0% to 12.0% (based on, among other things, Tudor Pickering's judgment of the estimated range of the cost of equity based on an analysis of Antero Midstream and the AM Peers) and terminal distribution yields ranging from 6.0% to 8.0% (selected by Tudor Pickering by reference to Distribution Yields calculated for the AM Peers) to the estimated 2022 distributions for Antero Midstream based on the Forecasts, which resulted in implied value reference ranges per AM Common Unit of $36.87 to $52.06 based on the downside case and $43.55 to $61.73 based on the base case. Tudor Pickering applied equity discount rates ranging from 8.0% to 12.0% (based on, among other things, Tudor Pickering's judgment of the estimated range of the cost of equity based on an analysis of AMGP and the AMGP Peers) and terminal distribution yields ranging from 5.0% to 7.0% (selected by Tudor Pickering by reference to Distribution Yields calculated for the AMGP Peers) to the estimated 2022 distributions for AMGP based on the Forecasts, which resulted in implied value reference ranges per AMGP Common Share of $20.38 to $30.42 based on the downside case and $25.69 to $38.50 based on the base case.

Has/Gets—Discounted Cash Flow and Distribution Analyses

        Tudor Pickering calculated implied value reference ranges of shares of New AM Common Stock pro forma for the Transactions by discounting estimated levered distributable cash flows to New AM Stockholders as of December 31, 2018 based on the Forecasts. Tudor Pickering applied equity discount rates ranging from 8.0% to 12.0% and terminal value DCF multiples ranging from 10.0x to 14.0x to the estimated 2022 levered distributable cash flow for New AM pro forma for the Transactions based on the Forecasts and adjusted the resulting per share value reference ranges by the exchange ratio provided for in the Transactions of 1.6350x plus $3.415 in cash consideration with respect to the Disinterested AM Unitholders. The discounted cash flow analysis for New AM pro forma for the Transactions resulted in implied value reference ranges per share of New AM Common Stock of $38.00 to $53.79 based on the downside case and $43.50 to $61.88 based on the base case, as compared to the implied value reference ranges for AM Common Units indicated by the discounted cash flow analysis with respect thereto (using terminal value DCF multiples ranging from 9.0x to 12.0x) of $31.36 to $43.50 based on the downside case and $35.42 to $49.18 based on the base case.

        Tudor Pickering also calculated implied value reference ranges of shares of New AM Common Stock pro forma for the Transactions by discounting estimated distributions to New AM Stockholders as of December 31, 2018 based on the Forecasts. Tudor Pickering applied equity discount rates ranging from 8.0% to 12.0% and terminal distribution yields ranging from 5.0% to 7.0% to the estimated 2022 distributions for AMGP based on the Forecasts and adjusted the resulting per share value reference ranges by the exchange ratio provided for in the Transactions of 1.8326x with respect to the Disinterested AM Unitholders. The distribution analysis for New AM pro forma for the Transactions resulted in adjusted implied value reference ranges per share of New AM Common Stock of $40.80 to $58.87 based on the downside case and $48.34 to $70.30 based on the base case, as compared to the implied value reference ranges for AMGP Common Shares indicated by the distribution analysis with respect thereto (using terminal distribution yields ranging from 6.0% to 8.0%) of $36.87 to $52.06 based on the downside case and $43.55 to $61.73 based on the base case.

        Tudor Pickering also calculated implied value reference ranges of shares of New AM Common Stock pro forma for the Transactions by discounting estimated unlevered free cash flows as of December 31, 2018 based on the Forecasts. Tudor Pickering applied unlevered discount rates ranging from 7.0% to 10.0% and terminal value EBITDA multiples ranging from 11.0x to 15.0x to the estimated 2022 unlevered free cash flows for New AM pro forma for the Transactions based on the Forecasts, deducted net debt to calculate pro forma New AM implied value reference ranges per share and adjusted the resulting per share value reference ranges by a range of estimates of the weighted average cost of capital. The discounted cash flow analysis for New AM pro forma for the Transactions resulted in adjusted implied value reference ranges per share of New AM Common Stock of $40.54 to $58.83 based on the downside case and $45.83 to $67.09 based on the base case.

Present Value of Future Share Price Analysis

        Tudor Pickering performed illustrative analyses of the implied present values of the future values of AM Common Units and AMGP Common Shares, in each case on a standalone basis, and of New AM Common Stock after the Transactions. Tudor Pickering evaluated fiscal years 2019 through 2021 to calculate implied future values per AM Common Unit, AMGP Common Share and share of New AM Common Stock based on the next fiscal year "FY1" annual distributions divided by yield. Tudor Pickering accounted for interim distributions or dividends to respective unitholders or shareholders of Antero Midstream, AMGP and New AM pro forma for the Transactions, as applicable, by discounting such distributions or dividends upon receipt back to December 31, 2018. Tudor Pickering selected a terminal yield value range of 6.0% to 8.0% for Antero Midstream and 5.0% to 7.0% for AMGP and New AM pro forma for the Transactions. Tudor Pickering then discounted the implied future values for fiscal years 2019 through 2021 back to December 31, 2018 using an illustrative discount rate of 10%, reflecting an estimate of the cost of equity for Antero Midstream, AMGP and New AM pro forma for the Transactions. From this analysis, Tudor Pickering estimated a range of implied prices per AM Common Unit of $32.81 to $51.56 based on the downside case and $36.09 to $61.14 based on the base case, compared to the implied prices per AMGP Common Share of $16.29 to $30.14 based on the downside case and $18.92 to $38.15 based on the base case, and to the implied prices per share of New AM Common Stock of $36.59 to $56.04 based on the downside case and $40.35 to $67.08 based on the base case.

Contribution Analysis

        Tudor Pickering reviewed the contributions of Antero Midstream and AMGP of certain financial metrics to New AM pro forma for the Transactions based on the Forecasts and certain publicly available financial information for Antero Midstream and AMGP. The financial metrics reviewed, which were based on actual forecasted taxes and included payments to Series B Holders, included (i) distributable cash flow for the year 2017 and estimated distributable cash flow for the years 2018, 2019, 2020, 2021 and 2022 and (ii) distributions for the year 2017 and estimated distributions for the years 2018, 2019, 2020, 2021 and 2022, using the base and downside cases for Antero Resources included in the Forecasts. The contribution analysis indicated a range of implied ownership percentages and implied exchange ratios in the Transactions as set forth in the table below, as compared to the exchange ratio of 1.8326x provided for in the Transactions with respect to the Disinterested AM Unitholders.

	Implied Ownership Percentage
	Antero Midstream	AMGP	Implied Exchange Ratio
Distributable Cash Flow
2017A Distributable Cash Flow	76.0%	24.0%	3.175x
Base
2018E Distributable Cash Flow	70.4%	29.6%	2.381x
2019E Distributable Cash Flow	66.6%	33.4%	1.996x
2020E Distributable Cash Flow	65.8%	34.2%	1.926x
2021E Distributable Cash Flow	65.0%	35.0%	1.860x
2022E Distributable Cash Flow	64.6%	35.4%	1.821x
Levered Discounted Cash Flow(1)	—	—	1.240x - 2.014x
Downside
2018E Distributable Cash Flow	70.5%	29.5%	2.386x
2019E Distributable Cash Flow	69.1%	30.9%	2.235x
2020E Distributable Cash Flow	66.1%	33.9%	1.954x
2021E Distributable Cash Flow	65.7%	34.3%	1.913x
2022E Distributable Cash Flow	64.9%	35.1%	1.849x
Levered Discounted Cash Flow(1)	—	—	1.386x - 2.241x
Distributions
2017A Distributions	82.9%	17.1%	5.334x
Base
2018E Distributions	75.9%	24.1%	3.148x
2019E Distributions	71.4%	28.6%	2.493x
2020E Distributions	68.2%	31.8%	2.146x
2021E Distributions	66.5%	33.5%	1.987x
2022E Distributions	65.2%	34.8%	1.872x
Discounted Distribution Analysis(1)	—	—	1.251x - 2.168x
Downside
2018E Distributions	75.9%	24.1%	3.148x
2019E Distributions	71.8%	28.2%	2.549x
2020E Distributions	69.3%	30.7%	2.260x
2021E Distributions	67.8%	32.2%	2.105x
2022E Distributions	66.5%	33.5%	1.987x
Discounted Distribution Analysis(1)	—	—	1.340x - 2.306x

(1)
In calculating implied exchange ratio reference ranges as reflected in the table above, Tudor Pickering divided the low-ends (or high-ends, as the case may be) of the approximate implied per unit equity value reference ranges derived for Antero Midstream from such analyses by the high-ends (or low-ends, as the case may be) of the approximate implied per share equity value reference ranges derived for AMGP from such analyses in order to calculate the low-ends (or high-ends) of the implied exchange ratio reference ranges.

Other Analyses

  Antero Midstream's Historical Trading Analysis

        Tudor Pickering evaluated the unit price performance of the AM Common Units since February 23, 2018, the last trading day prior to the announcement of the formation of the AM Conflicts Committee with respect to potential transactions involving Antero Midstream and Antero Resources (the "Announcement"), to October 5, 2018, and noted that the unit price of the AM Common Units increased 12% during this period compared to an increase of 6% for the AM Peers as a whole.

  Historical Exchange Ratio Analysis

        Based on the closing prices per AM Common Unit and AMGP Common Share on October 5, 2018 and for the various time periods set forth below ending on that date, Tudor Pickering calculated implied historical exchange ratios by dividing the average daily closing price per AM Common Unit by the average daily closing price per AMGP Common Share. This analysis indicated the following implied historical ratios (compared to the exchange ratio of 1.8326x provided for in the Transactions with respect to the Disinterested AM Unitholders) and premiums to the market-implied exchange ratio:

Date	Implied Historical Exchange Ratio	Premium to Market-Implied Exchange Ratio
October 5, 2018 (Current)	1.6985x	7.9%
1 Month	1.7254x	6.2%
3 Months	1.6816x	9.0%
February 23, 2018 (the Announcement)	1.3804x	32.8%
May 4, 2017 (Closing of AMGP initial public offering)	1.5804x	16.0%

Premiums Paid Analysis

        Tudor Pickering reviewed the median and mean one day spot premiums, and, if there was public notice of the consideration of or potential for a transaction, unaffected premiums, for certain transactions since January 1, 2011 by affiliated and third-party MLPs, public GPs and corporations, including transactions where the target company is an MLP. The range of one day spot premiums for these transactions was (8.6%) to 36.3%, with median and mean premiums of 11.5% and 11.9%, respectively, compared to the 7.9% implied transaction premium based on Antero Midstream's closing price as of October 5, 2018. The range of unaffected premiums for these transactions (with the one day spot premium being used if there was no prior public notice of a potential transaction) was (18.4%) to 36.3%, with median and mean premiums of 12.6% and 18.3%, respectively, compared to the 32.8%

implied transaction premium based on Antero Midstream's closing price as of February 23, 2018, the last trading day prior to the date of the Announcement.

Date Announced	Acquiror	Target	Transaction Value (dollars in millions)
09/18/18	Enbridge Inc.	Enbridge Energy Partners, L.P.	$15,562
08/24/18	Enbridge Inc.	Spectra Energy Partners, LP	27,810
08/01/18	Energy Transfer Equity, L.P.	Energy Transfer Partners, L.P.	66,981
06/19/18	Cheniere Energy, Inc.	Cheniere Energy Partners LP Holdings, LLC	5,651
05/17/18	The Williams Companies, Inc.	Williams Partners L.P.	57,793
03/26/18	Tallgrass Energy GP, LP	Tallgrass Energy Partners, LP	8,361
02/07/18	Terra Nitrogen GP Inc.	Terra Nitrogen Company, L.P.	1,474
01/02/18	Archrock, Inc.	Archrock Partners, L.P.	2,438
08/29/17	Zenith Energy U.S., L.P.	Arc Logistics Partners LP	736
05/18/17	Energy Transfer Partners, L.P.	PennTex Midstream Partners, LP	963
03/02/17	VTTI B.V.	VTTI Energy Partners LP	1,867
04/03/17	World Point Terminals, Inc.	World Point Terminals, LP	594
02/01/17	ONEOK, Inc.	ONEOK Partners, L.P.	23,654
01/27/17	Enbridge Energy Company, Inc.	Midcoast Energy Partners, L.P.	1,176
11/21/16	Sunoco Logistics Partners L.P.	Energy Transfer Partners, L.P.	54,455
10/24/16	American Midstream Partners, LP	JP Energy Partners LP	476
09/26/16	TransCanada Corporation	Columbia Pipeline Partners LP	3,464
08/01/16	Transocean Inc.	Transocean Partners LLC	1,202
05/30/16	SemGroup Corporation	Rose Rock Midstream, L.P.	2,034
11/03/15	Targa Resources Corp.	Targa Resources Partners LP	12,229
10/26/15	Western Refining, Inc.	Northern Tier Energy LP	5,286
07/13/15	MPLX LP	MarkWest Energy Partners, L.P.	22,360
05/06/15	Crestwood Equity Partners LP	Crestwood Midstream Partners LP	6,920
04/06/15	Tesoro Logistics LP	QEP Midstream Partners, LP	1,145
01/26/15	Energy Transfer Partners, L.P.	Regency Energy Partners LP	18,593
10/26/14	Williams Partners L.P.	Access Midstream Partners LP	34,256
10/13/14	Targa Resources Partners LP	Atlas Pipeline Partners LP	6,002
11/12/14	Enterprise Products Partners L.P.	Oiltanking Partners, L.P.	4,289
08/10/14	Kinder Morgan, Inc.	Kinder Morgan Energy Partners, L.P.	52,566
08/10/14	Kinder Morgan, Inc.	El Paso Pipeline Partners, L.P.	13,677
07/24/14	Breitburn Energy Partners LP	QR Energy, LP	2,856
10/10/13	Regency Energy Partners LP	PVR Partners, L.P.	5,659
08/27/13	Plains All American Pipeline, L.P.	PAA Natural Gas Storage, L.P.	2,531
05/06/13	Inergy Midstream, L.P.	Crestwood Midstream Partners LP	2,643
01/29/13	Kinder Morgan Energy Partners, L.P.	Copano Energy, L.L.C.	4,858
02/23/11	Enterprise Products Partners L.P.	Duncan Energy Partners L.P.	3,282

  Pro Forma Accretion/Dilution Analysis

        Using the Forecasts, Tudor Pickering calculated the accretion/dilution of pre-tax distributable cash flow per AM Common Unit and pre-tax distributions per AM Common Unit as a result of the Transactions. For fiscal years 2019 through 2022, Tudor Pickering compared the pre-tax distributable cash flow per share of New AM Common Stock and pre-tax distributions per share of New AM Common Stock after giving effect to the Transactions, which is referred to as the "New AM Pro Forma Scenario," to the pre-tax distributable cash flow per AM Common Unit and pre-tax distributions per AM Common Unit without giving effect to the Transactions. The analysis indicated that the New AM Pro Forma Scenarios would be accretive to the pre-tax distributable cash flow per AM Common Unit in each of fiscal years 2019 through 2022 based on the downside case and in each of fiscal years 2019 through 2022 based on the base case, and accretive to pre-tax distributions per AM Common Unit in each of fiscal years 2020 through 2022 based on the downside case and in each of fiscal years 2019 through 2022 based on the base case. The following table summarizes the results of these calculations:

	2019E	2020E	2021E	2022E
Base
Distributable Cash Flow / Unit Accretion / (Dilution)—%	9.7%	12.7%	17.2%	17.8%
Distribution Accretion / (Dilution)—%	3.2%	3.2%	3.2%	3.3%
Downside
Distributable Cash Flow / Unit Accretion / (Dilution)—%	5.9%	11.1%	14.4%	14.8%
Distribution Accretion / (Dilution)—%	(1.7)%	2.3%	1.8%	1.8%

        Similarly, using the Forecasts, Tudor Pickering calculated the accretion/dilution of pre-tax distributable cash flow per AMGP Common Share and pre-tax distributions per AMGP Common Share as a result of the Transactions. For fiscal years 2019 through 2022, Tudor Pickering compared the New AM Pro Forma Scenarios to the pre-tax distributable cash flow per AMGP Common Share and pre-tax distributions per AMGP Common Share without giving effect to the Transactions. The analysis indicated that New AM Pro Forma Scenarios would be accretive to the pre-tax distributable cash flow per AMGP Common Share in each of fiscal years 2019 through 2022 based on the downside case and in each of fiscal years 2019 through 2022 based on the base case, and accretive to pre-tax distributions per AMGP Common Share in each of fiscal years 2019 through 2022 based on the downside case and in each of fiscal years 2019 through 2022 based on the base case. The following table summarizes the results of these calculations:

	2019E	2020E	2021E	2022E
Base
Distributable Cash Flow / Unit Accretion / (Dilution)—%	31.0%	25.2%	23.8%	19.0%
Distribution Accretion / (Dilution)—%	39.5%	19.3%	10.1%	3.5%
Downside
Distributable Cash Flow / Unit Accretion / (Dilution)—%	36.8%	26.7%	26.0%	20.9%
Distribution Accretion / (Dilution)—%	36.0%	24.8%	15.3%	8.6%

Supplemental Analyses

        At the request of the AM Conflicts Committee, Tudor Pickering also provided the AM Conflicts Committee with (i) an after-tax discounted dividend or distribution analysis and (ii) supplemental presentation materials on October 8, 2018. The data included in such analysis and supplemental presentation materials did not have a meaningful impact on Tudor Pickering's analysis in rendering its opinion to the AM Conflicts Committee in connection with the Merger.

  After-Tax Discounted Dividend/Distribution Analysis

        Tudor Pickering calculated after-tax implied value reference ranges of AM Common Units on a standalone basis by discounting estimated distributions to AM Unitholders as of December 31, 2018. Tudor Pickering applied an equity discount rate of 10.0% and terminal distribution yields ranging from 6.0% to 8.0% (selected by Tudor Pickering by reference to Distribution Yields calculated for the AM Peers) to the estimated 2022 distributions for Antero Midstream based on the Forecasts and adjusted the resulting per unit value reference ranges by the tax-adjusted exchange ratio provided for in the Transactions of 1.6651x with respect to the Disinterested AM Unitholders. The distribution analysis for Antero Midstream resulted in adjusted after-tax implied value reference ranges per AM Common Unit of $30.84 to $37.75 based on the downside case and $35.81 to $44.10 based on the base case.

        Tudor Pickering calculated after-tax implied value reference ranges of shares of New AM Common Stock pro forma for the Transactions by discounting estimated dividends to New AM Stockholders as of December 31, 2018 based on the Forecasts. Tudor Pickering applied an equity discount rate of 10.0% and terminal dividend yields ranging from 5.0% to 7.0% to the estimated 2022 dividends for AMGP based on the Forecasts and adjusted the resulting per share value reference ranges by the tax-adjusted exchange ratio provided for in the Transactions of 1.6651x with respect to the Disinterested AM Unitholders. The tax-adjusted exchange ratio of 1.6651x was calculated based on the base equity component of 1.635x plus an estimate of the net cash consideration after payment of taxes of $0.53 per AM Common Unit (calculated based on gross cash consideration of $3.415 minus $2.89 of estimated taxes payable), converted to an equity equivalent of 0.0301x additional consideration. The dividend analysis for New AM pro forma for the Transactions resulted in adjusted after-tax implied value reference ranges per share of New AM Common Stock of $34.02 to $42.79 based on the downside case and $39.45 to $50.11 based on the base case, as compared to the after-tax implied value reference ranges for AMGP Common Shares indicated by the distribution analysis with respect thereto (using terminal distribution yields ranging from 6.0% to 8.0%) of $30.84 to $37.75 based on the downside case and $35.81 to $44.10 based on the base case.

  Supplemental Materials

        The supplemental presentation materials included: (i) a post-tax analysis of accretion/dilution of distributable cash flow and distributions, in each case per AM Common Unit and per AMGP Common Share, as a result of the Transactions; and (ii) a unitholder tax impact analysis.

Preliminary Presentations by Tudor Pickering

        In addition to its October 8, 2018 fairness opinion presentation described above, Tudor Pickering also provided preliminary written presentations to the AM Conflicts Committee dated June 17, 2018, June 19, 2018, June 20, 2018, June 28, 2018, June 30, 2018, July 12, 2018, July 14, 2018, August 14, 2018, August 14-15, 2018, August 26, 2018 (referring to two presentations), August 31, 2018, September 1, 2018, September 2, 2018, September 17, 2018, September 20, 2018, September 23, 2018, September 28, 2018, October 2, 2018 and October 6, 2018, each marked as a draft, which are referred to herein as the preliminary TPH presentations. Copies of the preliminary TPH presentations have been attached as exhibits to the transaction statement on Schedule 13E-3 filed with the SEC with respect to the proposed Transactions.

        None of the preliminary TPH presentations, alone or together, constitute an opinion of, or recommendation by, Tudor Pickering with respect to a possible transaction or otherwise, and were presented solely for discussion purposes. The procedures followed by Tudor Pickering in preparing the material analyses in the preliminary TPH presentations were substantially similar to the procedures used by Tudor Pickering to prepare the corresponding analyses in its October 8, 2018 fairness opinion presentation, described under "Special Factors—Opinion of the AMLP Conflicts Committee's Financial

Advisor." A summary of these other preliminary presentations is provided below. The following summary, however, does not purport to be a complete description of these preliminary presentations or of the preliminary financial analyses performed by Tudor Pickering.

  •
  The June 17, 2018 presentation contained, among other information, a summary of the AMGP June 8 Proposal, an overview of the current structure, a review of relative price performance of Antero Midstream, AMGP and certain of their peers since Antero Midstream's initial public offering in November 2014, a historical exchange ratio analysis since AMGP's initial public offering in May 2017, a review of then-current management financial projections for Antero Resources, Antero Midstream and AMGP, comparable company analyses of Antero Midstream, AMGP and New AM, an analysis of premiums in precedent transactions, discounted distributable cash flow analyses and discounted distribution analyses for Antero Midstream and AMGP, illustrative present value of future unit or share price analyses for Antero Midstream and AMGP an analysis of the proposed exchange ratio, a contribution analysis, analyses of the pro forma impact of the Transactions on Antero Midstream and AMGP, a pro forma trading analysis, and, at the request of the AM Conflicts Committee, a unitholder tax impact analysis and an after-tax distribution analysis.

  •
  At the request of the AM Conflicts Committee, Tudor Pickering provided the AM Conflicts Committee with supplemental presentation materials dated June 19, 2018 and June 20, 2018, which contained an updated unitholder tax impact analysis and an after-tax distribution analysis.

  •
  The June 28, 2018 presentation contained, among other information, a summary of updates since the June 20, 2018 meeting, a summary of the AMGP June 8 Proposal, updates to certain of the analyses contained in the June 17, 2018 presentation, a premiums paid analysis, analyses of the pro forma impact of the Transactions on Antero Midstream and AMGP under the AMGP June 8 Proposal and under a potential counterproposal and, at the request of the AM Conflicts Committee, a unitholder tax impact analysis and an after-tax distribution analysis under both the AMGP June 8 Proposal and the potential counterproposal.

  •
  The June 30, 2018 presentation contained, among other information, a summary of updates since the June 28, 2018 meeting and an updated after-tax distribution analysis under both the AMGP June 8 Proposal and the potential counterproposal.

  •
  The July 12, 2018 and July 14, 2018 presentations contained, among other information, a comparison of the AMGP June 8 Proposal and a potential counterproposal by Antero Midstream, a unitholder tax impact analysis and an after-tax distribution analysis under the AMGP June 8 Proposal, a contribution analysis, a premiums paid analysis, and an analysis of the pro forma impact of the Transactions on Antero Midstream and AMGP, including an accretion/dilution analysis.

  •
  The August 14, 2018 presentation contained, among other information, a summary of updates since the June 19, 2018 meeting, a summary of the AMGP July 20 Proposal, updates to certain of the analyses contained in the June 28, 2018 presentation for the AMGP July 20 Proposal and for the AM July 25 Counterproposal, a review of relative price performance of Antero Midstream, AMGP and certain of their peers since the announcement in February 2018, and a unitholder tax impact analysis and an after-tax distribution analysis under both the AMGP July 20 Proposal and the AM July 25 Counterproposal.

  •
  The August 14-15, 2018 presentation contained, among other information, an exchange ratio bid/ask spread analysis relative to the AMGP July 20 Proposal and the AM July 25 Counterproposal, comparable company analyses of Antero Midstream, AMGP and New AM, an analysis of premiums in precedent transactions, a premiums paid analysis, an analysis of the proposed exchange ratio, a contribution analysis, has/gets analyses for Antero Midstream and

    AMGP under both the AMGP July 20 Proposal and the AM July 25 Counterproposal, a unitholder tax impact analysis and analyses of the pre-tax, step-up and after-tax pro forma impact of the Transactions on Antero Midstream and AMGP under both the AMGP July 20 Proposal and the AM July 25 Counterproposal, and a pro forma leverage analysis at various cash considerations.

  •
  The first August 26, 2018 presentation contained, among other information, a summary of updates since the August 14, 2018 meeting, a summary of the AMGP August 20 Proposal, updates to certain of the analyses contained in the August 14, 2018 presentation for the AMGP August 20 Proposal and for the AM August 14 Counterproposal, a historical exchange ratio analysis since the Announcement in February 2018, and a unitholder tax impact analysis and an after-tax distribution analysis under both the AMGP August 21 Proposal and the AM August 14 Counterproposal.

  •
  At the request of the AM Conflicts Committee, Tudor Pickering provided the AM Conflicts Committee with a second set of presentation materials dated August 26, 2018, which contained a valuation of the Series B Units based on AMGP status quo prior to the Transactions and for New AM under the AMGP August 20 Proposal, Series B restructuring alternatives, and a Series B options alternative analysis.

  •
  At the request of the AM Conflicts Committee, Tudor Pickering provided the AM Conflicts Committee with presentation materials dated August 31, 2018, which contained analyses of 30-day and 20-day volume-weighted average price ("VWAP") exchange ratio analyses.

  •
  At the request of the AM Conflicts Committee, Tudor Pickering provided the AM Conflicts Committee with presentation materials dated September 1, 2018, which contained a sensitivity analysis of the value of New AM Common Stock issued under various AMGP Common Shares to AM Common Unit exchange ratios.

  •
  The September 2, 2018 presentation contained, among other information, a summary of updates since the August 14, 2018 meeting, a summary of the AMGP August 28 Proposal, updates to certain of the analyses contained in the August 26, 2018 presentation for the AMGP August 28 Proposal, and a net exchange ratio analysis.

  •
  The September 17, 2018 presentation contained, among other information, an updated historical exchange ratio analysis since AMGP's initial public offering in May 2017, an updated 20-day VWAP exchange ratio analysis, and an after-tax discounted dividend/distribution analysis.

  •
  The September 20, 2018 presentation contained a comparison of the various AMGP and Antero Midstream proposals as of September 12, 2018 and September 19, 2018 and the framework conveyed by Citi on behalf of the Sponsor Holders on September 18, 2018.

  •
  The September 23, 2018 presentation contained, among other information, a summary of updates since the September 2, 2018 meeting, and updates to certain of the analyses contained in the September 14, 2018 and September 20, 2018 presentations for an AMGP proposal, the framework conveyed by Citi on behalf of the Sponsor Holders and an Antero Midstream proposal.

  •
  At the request of the AM Conflicts Committee, Tudor Pickering provided the AM Conflicts Committee with presentation materials dated September 28, 2018, which contained, among other information, an overview of proposed and alternative exchange ratio mechanics.

  •
  At the request of the AM Conflicts Committee, Tudor Pickering provided the AM Conflicts Committee with presentation materials dated October 2, 2018, which contained a breakeven coverage analysis with respect to the current AMGP proposal to the Disinterested AM Unitholders.

  •
  The October 6, 2018 presentation contained, among other information, a summary of updates since the September 2, 2018 meeting, a summary of a new proposal from AMGP, and updates to the certain of analyses contained in the September 2, 2018 presentation.

        Each of the analyses performed in these preliminary TPH presentations was subject to further updating and subject to the final analyses provided to the AM Conflicts Committee dated October 8, 2018 by Tudor Pickering. Each of these analyses was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Tudor Pickering as of, the dates on which Tudor Pickering performed such analyses. Accordingly, the results of the financial analyses may have differed due to changes in those conditions and other information, and not all of the written and oral presentations contained all of the financial analyses listed above.

General

        Tudor Pickering and its affiliates, including Perella Weinberg Partners, as part of their investment banking business, are regularly engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes.

        Tudor Pickering and its affiliates also engage in securities trading and brokerage, private equity activities, investment management activities, equity research and other financial services, and in the ordinary course of these activities, Tudor Pickering and its affiliates may from time to time acquire, hold or sell, for their own accounts and for the accounts of their customers, (i) equity, debt and other securities (including derivative securities) and financial instruments (including bank loans and other obligations) of Antero Midstream, any of the other parties to the Simplification Agreement, other potential participants in the Transactions and any of their respective affiliates and (ii) any currency or commodity that may be material to the parties to the Simplification Agreement or otherwise involved in the Transactions and the other matters contemplated by the Simplification Agreement.

        In addition, Tudor Pickering and its affiliates and certain of its and their employees, including members of the team performing services for the AM Conflicts Committee in connection with the Transactions, as well as certain private equity funds and investment management funds associated or affiliated with Tudor Pickering in which they may have financial interests, may from time to time acquire, hold or make direct or indirect investments in or otherwise finance a wide variety of companies, including the parties to the Simplification Agreement, other potential participants in the Transactions or their respective affiliates.

        The AM Conflicts Committee selected Tudor Pickering to act as its financial advisor in connection with its evaluation of the Transactions on the basis of Tudor Pickering's experience in transactions similar to the Transactions described in the Simplification Agreement, its reputation in the investment community and its familiarity with Antero Midstream and its business.

        The description set forth above constitutes a summary of the analyses employed and factors considered by Tudor Pickering in rendering its opinion to the AM Conflicts Committee. The preparation of a fairness opinion is a complex, analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and is not necessarily susceptible to partial analysis or summary description.

        Tudor Pickering acted as financial advisor to the AM Conflicts Committee in connection with, and has participated in certain negotiations leading to, the Transactions. Pursuant to the terms of its engagement, upon preparation and delivery of Tudor Pickering's opinion to the AM Conflicts Committee (regardless of the conclusion reached therein), Tudor Pickering became entitled to receive fees of $1.5 million (not including any retainer fees, which fees shall not exceed $1,000,000), which will be credited against the transaction fee of $3.0 million payable to Tudor Pickering upon the consummation of a simplification transaction. In addition, Antero Midstream has agreed to reimburse Tudor Pickering for certain of its reasonable out-of-pocket expenses incurred in connection with its engagement, including fees and expenses of Tudor Pickering's outside legal counsel. Antero Midstream also agreed to indemnify Tudor Pickering and certain related parties against certain liabilities arising out of its engagement.

        Tudor Pickering has previously provided various services to certain equityholders, affiliates and portfolio companies of the parties to the Simplification Agreement, for which it received customary compensation. During the last two years, Tudor Pickering has provided services to Antero Resources for which Tudor Pickering has received compensation, including capital markets services to Antero Resources as a co-manager in connection with its follow-on equity offering in June 2016 and financial advisory services to Antero Resources in connection with its sale of certain net acreage in Pennsylvania in October 2016. During the two years preceding the date of Tudor Pickering's opinion, the aggregate fees received by Tudor Pickering from Antero Resources for such services were approximately $1.4 million. Tudor Pickering has previously provided services to AMGP for which Tudor Pickering has received compensation during the last two years, including capital markets services to AMGP as a co-manager in connection with its initial public offering in May 2017. During the two years preceding the date of Tudor Pickering's opinion, the aggregate fees received by Tudor Pickering from AMGP were approximately $1.3 million. During the last two years, Tudor Pickering has provided services to portfolio companies of funds affiliated with Yorktown Partners for which Tudor Pickering has received compensation, including capital markets services to Solaris Oilfield Infrastructure, Inc. in connection with its initial public offering in May 2017 and a follow-on offering in November 2017, and to Extraction Oil & Gas, Inc. in connection with its initial public offering in October 2016 and follow-on offerings in November 2016 and December 2016. During the two years preceding the date of Tudor Pickering's opinion, the aggregate fees received by Tudor Pickering as compensation for financial advisory and/or underwriting services provided to portfolio companies of certain funds affiliated with Yorktown Partners LLC were approximately $4.1 million. Tudor Pickering and its affiliates may in the future provide investment banking or other financial services to any of the parties to the Simplification Agreement or their respective securityholders, affiliates or portfolio companies. In connection with such investment banking or other financial services, Tudor Pickering may receive compensation.

Opinion of the AR Special Committee's Financial Advisor

        The AR Special Committee retained Baird as its financial advisor in connection with the Merger and with respect to the provision of an opinion to the AR Special Committee as to the fairness, from a financial point of view, to Antero Resources and the unaffiliated stockholders of Antero Resources of the AR Mixed Consideration to be received by Antero Resources in the Merger. At the meeting of the AR Special Committee held on October 8, 2018, Baird rendered its oral opinion to the AR Special Committee, subsequently confirmed by delivery of a written opinion dated October 8, 2018, to the effect that, as of such date and based upon and subject to the various assumptions, qualifications and limitations set forth in Baird's opinion, the AR Mixed Consideration to be received by Antero Resources in the Merger was fair, from a financial point of view, to AR and the unaffiliated stockholders of Antero Resources.

        The full text of the written opinion of Baird is attached hereto as Annex D and is incorporated by reference in its entirety into this joint proxy statement/prospectus. The opinion sets forth, among other things, the assumptions made, specified work performed, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Baird in rendering its opinion. You are encouraged to read Baird's opinion carefully and in its entirety.

        Baird's opinion was prepared at the request, and provided for the information, of the members of the AR Special Committee (solely in their capacity as such), in connection with their evaluation of the Merger and addresses only the fairness, from a financial point of view, to Antero Resources and the unaffiliated stockholders of Antero Resources of the AR Mixed Consideration to be received by Antero Resources in the Merger. Baird was not asked to express, and in its opinion does not express, any opinion with respect to any of the other financial or non-financial terms, conditions, determinations or actions with respect to the Merger, including the fairness of the Merger Consideration to be received by any AM Unitholder other than Antero Resources. Further, Baird was not asked to express, and in its opinion does not express, any opinion with respect to the individual shares of New AM Common Stock and/or cash components, or the relative proportional amounts thereof, of the AR Mixed Consideration. Baird's opinion also does not address the relative merits or risks of: (1) the Merger, the Simplification Agreement or any other agreements or other matters provided for, or contemplated by, the Merger, the Simplification Agreement, or any tax strategy implemented or contemplated pursuant to the Merger; (2) any other transactions that may be or might have been available as an alternative to the Merger; or (3) the Merger compared to any other potential alternative transactions or business strategies considered by Antero Resources, Antero Midstream, AMGP, New AM, the AR Special Committee or the AR Board and, accordingly, Baird has relied upon its discussions with the management of Antero Resources, Antero Midstream and AMGP with respect to the availability and consequences of any alternatives to the Merger. Baird was not engaged or requested to provide, and has not provided, any advice concerning the advisability of entering into the Merger, and Baird was not involved in assisting AMGP in obtaining any financing for the Transactions. Baird's opinion does not constitute a recommendation to the AR Special Committee, the AR Board or any other person as to how any such person should act with respect to the Merger. The summary of the Baird opinion set forth herein is qualified in its entirety by reference to the full text of the opinion included as Annex D.

        In conducting its financial analyses and in arriving at its opinion, Baird reviewed such information and took into account such financial and economic factors, investment banking procedures and considerations as it deemed relevant under the circumstances. In that connection, and subject to the various assumptions, qualifications and limitations set forth herein, Baird, among other things:

  •
  participated in meetings with management of Antero Resources, Antero Midstream and AMGP (collectively, "management") and the AR Special Committee and its legal counsel, during which the background on the proposed merger was discussed;

  •
  reviewed certain internal information, primarily financial in nature, including financial forecasts concerning the business and operations of Antero Midstream, AMGP and New AM and the contemplated strategic, operating and cost benefits associated with the Merger furnished to Baird, and certified, by management for purposes of Baird's analysis (for purposes of the discussion under this "—Opinion of the AR Special Committee's Financial Advisor," collectively, the "Forecasts");

  •
  participated in subsequent calls and meetings with management regarding the Forecasts and their underlying assumptions and for review and updates regarding Antero Resources, Antero Midstream, AMGP and New AM and certain of their respective assets;

  •
  reviewed certain publicly available information including, but not limited to, Antero Resources', Antero Midstream's and AMGP's recent filings with the SEC and equity analyst research reports covering Antero Resources, Antero Midstream and AMGP prepared by various investment banking and research firms;

  •
  in conjunction with the AR Special Committee and its legal counsel, reviewed the initial proposal letter and associated supporting materials provided by the AMGP Conflicts Committee dated June 8, 2018, as well as subsequent counterproposal letters from the AMGP Conflicts Committee and the AM Conflicts Committee, in each case, as provided to Baird;

  •
  in conjunction with the AR Special Committee and its legal counsel, reviewed the principal financial terms of the Simplification Agreement (draft dated October 7, 2018);

  •
  reviewed the proposed financial terms of the Merger and the reported financial terms of certain other transactions Baird deemed relevant;

  •
  reviewed the historical market prices, trading activity and market trading multiples of AM Common Units and AMGP Common Shares, as well as those of certain other publicly-traded partnerships and companies Baird deemed relevant;

  •
  considered the present values of the forecasted cash flows attributable to Antero Midstream, AMGP and New AM as contained in the Forecasts;

  •
  considered the present values of the forecasted stand-alone distributions to the holders of AM Common Units and AMGP Common Shares as contained in the Forecasts;

  •
  considered the impact to Antero Resources of the completion of the Merger, as reflected in the Forecasts;

  •
  reviewed certain potential pro forma financial effects of the Merger based on information furnished to Baird, and prepared, by management for purposes of Baird's analysis;

  •
  considered various other information, financial studies, analyses and investigations and financial, economic and market criteria Baird deemed relevant for the preparation of its opinion; and

  •
  held discussions with members of management concerning their views on general market trends, historical and current financial condition and operating results, as well as the future prospects of Antero Resources, Antero Midstream, AMGP and New AM and the anticipated benefits of the proposed Merger.

        In arriving at its opinion, Baird assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial and other information that was publicly available or provided to Baird by or on behalf of Antero Resources, Antero Midstream and/or AMGP, including the Forecasts. Baird did not independently verify any information supplied to it by or on behalf of Antero Resources, Antero Midstream and/or AMGP. Baird was not engaged to independently verify, did not assume any responsibility to verify, assumed no liability for, and expressed no opinion on, any such information, and Baird assumed and relied upon, without independent verification, that: (1) none of Antero Resources, Antero Midstream and AMGP was aware of any information prepared for it or its advisors that might be material to Baird's opinion that had not been provided to Baird; (2) any adverse tax consequences with respect to Antero Resources' receipt of AR Mixed Consideration are offset by existing net operating losses of Antero Resources; (3) all assets and liabilities (contingent or otherwise, known or unknown) of Antero Resources, Antero Midstream and AMGP were set forth in the respective publicly-filed financial statements, and there was no information or facts that would make any of the information reviewed by Baird incomplete or misleading; (4) the financial statements of Antero Midstream and AMGP provided to Baird presented fairly the results of operations, cash flows and financial condition of Antero Midstream and AMGP, respectively, for the periods, and as of the dates, indicated and were prepared in conformity with GAAP, consistently applied; (5) the Forecasts were reasonably prepared on bases reflecting the best available estimates and good faith judgments of management as to the future performance of Antero Midstream, AMGP and New AM, and Baird relied, without independent verification, upon such Forecasts in the preparation of its opinion, although Baird expressed no opinion with respect to the Forecasts or any judgments, estimates, assumptions or basis on which they were based, and Baird assumed, without independent verification, that the Forecasts, including the financial results and the strategic, operating and cost benefits currently contemplated by management would be realized in the amounts and on the time schedule contemplated in the Forecasts; (6) the Merger would be consummated in accordance with the terms and conditions of the Simplification Agreement, which was consistent in all material respects with the draft Baird was provided, without any amendment thereto and without waiver by any party of any of the conditions to their respective obligations thereunder; (7) the representations and warranties contained in the Simplification Agreement were true and correct, subject to the qualifications stated therein and that each party would perform all of the covenants and agreements required to be performed by it under the Simplification Agreement; (8) the Merger would not materially impact the tax characteristics of AMGP or New AM; and (9) all corporate, partnership, governmental, regulatory, third party or other consents and approvals (contractual or otherwise) required to consummate the Merger had been, or would be, obtained without the need for any changes to the AR Mixed Consideration or other financial terms of the Merger or that would otherwise materially affect Antero Resources, Antero Midstream, AMGP, New AM, the Merger or Baird's analysis.

        Baird does not provide regulatory, accounting, insurance, tax or legal advice and therefore has not expressed an opinion on such matters as they relate to the Merger. In conducting its review, Baird has not undertaken or obtained an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise, known or unknown) or solvency of Antero Midstream or AMGP nor has Baird made a physical inspection of all of the properties or facilities of Antero Midstream or AMGP. Baird expressed no opinion with respect to the terms, or impact on AMGP or New AM, their financial condition, results of operation or cash flows, or on the price or trading range of AMGP Common Shares or shares of New AM Common Stock, of any financing obtained, or to be obtained, by AMGP or New AM in connection with or following the Merger. In each case, Baird has made the assumptions and taken the actions or inactions described herein with the knowledge and consent of the AR Special Committee.

        Baird's opinion necessarily is based upon economic, monetary, market and other conditions as they existed and could be evaluated on the date of the opinion and upon certain assumptions Baird made with respect thereto, and Baird's opinion does not predict or take into account any changes which may occur, or information which may become available, after that date. Baird is under no obligation to update, revise, reaffirm or otherwise comment on or consider events occurring after the date of the opinion. Furthermore, Baird expressed no opinion as to the price or trading range at which any of Antero Resources', Antero Midstream's, AMGP's or New AM's securities (including AM Common Units, AMGP Common Shares or shares of New AM Common Stock) would trade following the date of the opinion or as to the effect of the Merger on such price or trading range, or any earnings or ownership dilutive impact that may result from future issuances of securities by Antero Resources, Antero Midstream, AMGP or New AM. Such price and trading range may be affected by a number of factors, including but not limited to (1) dispositions of shares of Antero Resources common stock, AM Common Units, AMGP Common Shares or shares of New AM Common Stock within a short period of time after, or other market effects resulting from, the announcement and/or effective date of the Merger; (2) changes in prevailing interest rates and other factors which generally influence the price of securities; (3) adverse changes in the current capital markets; (4) the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of Antero Resources, Antero Midstream, AMGP or New AM or in its related industry; (5) other transactions or strategic initiatives that Antero Resources, Antero Midstream, AMGP or New AM may enter into prior to, concurrent with, or subsequent to the Merger; (6) changes in commodity prices; (7) any necessary actions by, or restrictions of, federal, state or other governmental agencies or regulatory authorities; and (8) timely completion of the Merger on terms and conditions that are acceptable to all parties at interest.

        Baird's opinion was only one of many factors considered by the AR Special Committee in its evaluation of the Merger and should not be viewed as determinative of the views of the members of the AR Special Committee with respect to the Merger or the AR Mixed Consideration. The following is a brief summary of the material analyses performed by Baird in connection with the rendering of its opinion dated October 8, 2018. The following summary, however, does not purport to be a complete description of the analyses performed by Baird. The order of the analyses described and the results of these analyses do not represent the relative importance or weight given to these analyses by Baird. Baird, based on its experience and professional judgment, made qualitative conclusions as to the relevance and significance of each analysis and factor considered by it.

        Therefore, its analysis must be considered as a whole. Considering any portion of the various analyses and factors reviewed, without bearing in mind all analyses, could create a misleading or incomplete view of the process underlying Baird's opinion. Except as otherwise noted, the following quantitative information, to the extent based on market data, is based on market data that existed on or before October 8, 2018, and is not necessarily indicative of subsequent or current market conditions.

Overview of Analyses

        Baird performed various analyses in arriving at its opinion. Baird focused its analyses on the relative valuation of Antero Midstream and AMGP and the implied exchange ratios based on per common unit (in the case of Antero Midstream) and per common share (in the case of AMGP) equity value reference ranges determined using various valuation methodologies. The following is a summary of the material financial analyses performed by Baird with respect to both Antero Midstream and AMGP in preparing Baird's opinion:

  •
  discounted cash flows analysis;

  •
  discounted distributions analysis;

  •
  public trading comparables analysis; and

  •
  precedent transactions analysis.

        Each of these methodologies was used to generate per common unit equity value reference ranges for Antero Midstream and per common share equity value reference ranges for AMGP.

        For purposes of deriving its reference equity valuation ranges for each of Antero Midstream and AMGP across the various methodologies, Baird considered two sets of financial projections (collectively, the "Cases") for each of Antero Midstream and AMGP: the Management Case Projections and the Modified Coverage Case Projections. The Cases are each based on the Forecasts provided by management and differ only with respect to the forecasted distribution coverage ratios for Antero Midstream, and the associated impacts to AMGP. In developing its Modified Coverage Case projections, Baird took into account the anticipated dividend coverage ratios provided by management with respect to pro forma New AM and applied such distribution coverage ratios to Antero Midstream. The distribution coverage ratios utilized in the Cases are as follows:

Forecast Case	4Q 2018	2019	2020	2021	2022
Management Case	1.22x	1.30x	1.16x	1.11x	1.05x
Modified Coverage Case	1.22x	1.32x	1.24x	1.23x	1.19x

        Baird compared the resulting per common unit or per common share (as applicable) equity value reference ranges for each of Antero Midstream and AMGP across each of the various methodologies, as well as in totality across all methodologies, to determine a range of implied exchange ratios. Baird then compared the resulting implied exchange ratios determined by the various valuation methodologies to the proposed aggregate exchange ratio implied by the AR Mixed Consideration (taking into account both the equity and cash consideration components).

        Additionally, Baird compared the per common unit equity value reference ranges for Antero Midstream to the aggregate value of the AR Mixed Consideration implied by the various valuation methodologies (taking into account both the equity and cash consideration components).

        For a further point of reference, Baird performed certain supplemental analyses, which were used for informational purposes only, including: (i) an analysis of the exchange ratio implied by historical trading levels of Antero Midstream and AMGP; (ii) an analysis of the exchange ratio implied by the relative contribution of expected distributions over the Forecast period; (iii) an analysis of wall street analyst price targets for Antero Midstream and AMGP, prior to the filing of a Schedule 13D by SailingStone Capital Partners LLC (the "SailingStone Schedule 13D"); and (iv) an illustrative Merger consequences analysis assessing certain key financial metrics of New AM, relative to standalone Antero Midstream.

Discounted Cash Flow Analysis

        Baird performed a discounted cash flow analysis for the purpose of determining an implied range of equity values per AM Common Unit and an implied range of equity values per AMGP Common Shares. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by the asset and taking into consideration the time value of money with respect to those future cash flows by calculating their "present value." The "unlevered free cash flows" refers to a calculation of the future after- tax cash flows of an asset without including in such calculation any debt servicing costs. "Present value" refers to the current value of one or more future cash payments from the asset, which is referred to as that asset's cash flows, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro- economic assumptions and estimates of risk, the opportunity cost of capital, capitalized returns and other appropriate factors. "Terminal value" refers to the capitalized value of all cash flows from an asset for periods beyond the final forecast period.

        Baird calculated the present value of unlevered free cash flows that each of Antero Midstream and AMGP is expected to generate during the period including the fourth quarter of 2018 through the end of 2022, under each of the Cases. Baird also calculated a range of terminal values for each of Antero Midstream and AMGP at December 31, 2022 by applying a terminal multiple ranging from 11.0x to 13.0x in the case of Antero Midstream, and 16.0x to 18.0x in the case of AMGP, to the estimated final year EBITDA of each of Antero Midstream and AMGP. The unlevered free cash flows and range of terminal values for each company were then discounted to present values using a discount rate range of 11.00% to 13.00%, in the case of Antero Midstream, and 14.50% to 16.50%, in the case of AMGP, which ranges were chosen by Baird based upon an analysis of the weighted average cost of capital of Antero Midstream and AMGP, respectively. The present value of the unlevered free cash flows and the range of terminal values for each of Antero Midstream and AMGP were then adjusted for net debt as of September 30, 2018 to indicate the range of implied equity values set forth in the table below:

	Implied Equity Value per AM Common Unit	Implied Equity Value per AMGP Common Share
Forecast Case
Management Case	$30.58 - $40.56	$22.99 - $27.10
Modified Coverage Case	$30.58 - $40.56	$20.12 - $23.68

        Baird calculated an overall range of exchange ratios implied by the discounted cash flow analysis by dividing the overall low equity value per AM Common Unit indication by the overall high equity value per AMGP Common Share indication to define the low end of the range and by dividing the overall high equity value per AM Common Unit indication by the overall low equity value per AMGP Common Share indication to define the high end of the range. Baird noted that the aggregate exchange ratio of 1.776x implied by the proposed AR Mixed Consideration, including both the equity and cash components, was within the range of implied exchange ratios derived from the discounted cash flow analysis.

Discounted Distribution Analysis

        Baird conducted a distribution discount analysis for the purpose of determining an implied equity value per AM Common Unit and an implied equity value per AMGP Common Share. A distribution discount analysis is a method of evaluating the equity value of a company using estimates of the future distributions to equityholders generated by the company and taking into consideration the time value of money with respect to those future distributions by calculating their present value.

        Baird calculated the present value of the future distributions to equityholders that each of Antero Midstream and AMGP is expected to generate during the period including the fourth quarter of 2018 through the end of 2022, under each of the Cases. Baird also calculated a range of terminal values for each of Antero Midstream and AMGP at December 31, 2022 by applying a terminal yield rate ranging from 8.00% to 9.00%, in the case of Antero Midstream, and 6.00% to 7.00% in the case of AMGP, to the projected final year distribution stream of each of Antero Midstream and AMGP to derive a range of terminal period distributions for each of Antero Midstream and AMGP. The distribution streams and range of terminal values for each company were then discounted to present values using a discount rate range of 13.00% to 15.00%, in the case of Antero Midstream, and 14.50% to 16.50%, in the case of AMGP, which ranges were chosen by Baird based upon an analysis of the cost of equity of Antero Midstream and AMGP, respectively. The present value of the estimated future distributions and the range of terminal values for each of Antero Midstream and AMGP were then adjusted for net debt as of September 30, 2018 to indicate the range of implied equity values set forth in the table below:

	Implied Equity Value per AM Common Unit	Implied Equity Value per AMGP Common Share
Forecast Case
Management Case	$34.65 - $40.36	$21.00 - $25.43
Modified Coverage Case	$31.48 - $36.62	$18.39 - $22.23

        Baird calculated an overall range of exchange ratios implied by the discounted distribution analysis by dividing the overall low equity value per AM Common Unit indication by the overall high equity value per AMGP Common Share indication to define the low end of the range and by dividing the overall high equity value per AM Common Unit indication by the overall low equity value per AMGP Common Share indication to define the high end of the range. Baird noted that the aggregate exchange ratio of 1.776x implied by the proposed AR Mixed Consideration, including both the equity and cash components, was within the range of implied exchange ratios derived from the discounted distribution analysis.

Selected Public Trading Comparables Analysis

        Using publicly available information, Baird compared selected financial data of Antero Midstream and AMGP with similar data for selected publicly traded companies engaged in businesses which Baird judged to be sufficiently analogous to Antero Midstream or AMGP, as applicable.

        For Antero Midstream, the companies selected by Baird (the "Antero Midstream Public Comparables"), were as follows:

  •
  CNX Midstream Partners LP

  •
  EnLink Midstream Partners, LP

  •
  EQT Midstream Partners, LP

  •
  Hess Midstream Partners LP

  •
  Noble Midstream Partners LP

  •
  Oasis Midstream Partners LP

  •
  Western Gas Partners, LP

        For AMGP, the companies selected by Baird (the "AMGP Public Comparables"), were as follows:

  •
  Energy Transfer Equity, L.P.

  •
  EnLink Midstream, LLC

  •
  EQT GP Holdings LP

  •
  Western Gas Equity Partners LP

        The companies selected as the Antero Midstream Public Comparables were selected because they have similar midstream asset profiles and are all publicly traded master limited partnerships. Those selected as AMGP Public Comparables are all general partners of midstream MLPs that, like AMGP, hold incentive distribution rights and have minimal or no operating assets other than at the MLP. The companies selected may be considered similar to those of Antero Midstream and AMGP based on the nature of their assets and operations; however, none of the companies selected is identical or directly comparable to Antero Midstream and AMGP, and certain of these companies may have characteristics that are materially different from those of Antero Midstream and AMGP. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than would affect Antero Midstream and AMGP.

        In its selected public trading comparables analysis of Antero Midstream, Baird considered the following metrics: estimated calendar year 2019 and 2020 distribution yields, calculated as the projected distribution per common unit for 2019 and 2020 divided by the common price as of October 5, 2018; multiples of price (using the unit price as of October 5, 2018) to estimated cash available for distribution ("CAFD"), defined, in the case of Antero Midstream, as the estimated distributable cash flow ("DCF") per common unit (calculated by running total DCF through the partnership's distribution waterfall) for the years ending December 31, 2019 and 2020; and multiples of enterprise value (calculated as the market value of common equity plus debt, minority interest and preferred equity, less cash and cash equivalents) to estimated EBITDA (calculated as earnings before interest, taxes, depreciation and amortization) for the years ending December 31, 2019 and 2020.

        Baird did not rely solely on the quantitative results of the selected public company analysis, but also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Antero Midstream and the selected companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing growth prospects, sizes, asset profiles and capital structures between Antero Midstream and the partnerships included in the Antero Midstream Public Comparables. Based upon these judgments, Baird selected reference ranges for Antero Midstream of 8.9% - 6.5% and 11.0% - 7.8% for estimated 2019 and 2020 distribution yields, respectively; reference ranges of 8.2x - 12.8x and 7.8x - 11.4x for price to estimated 2019 and 2020 CAFD per common unit, respectively; and reference ranges of 8.2x - 11.0x and 6.9x - 8.6x for firm value to estimated 2019 and 2020 EBITDA, respectively.

        Baird applied such ranges to the 2019 and 2020 metrics for Antero Midstream, utilizing each of the Cases, to derive a range of implied equity values per AM Common Unit. The results of Baird's selected public trading comparables analysis for Antero Midstream are summarized in the table at the end of this section.

        In its selected public trading comparables analysis of AMGP, Baird considered the following metrics: estimated calendar year 2019 distribution yields, calculated as the projected distribution per common unit for 2019 divided by the common price as of October 5, 2018; multiples of price (using the unit price as of October 5, 2018) to estimated CAFD, defined, in the case of AMGP as the estimated after-tax cash available to pay distributions, for the year ending December 31, 2019; and multiples of enterprise value (calculated as the market value of common equity plus debt, minority interest and preferred equity, less cash and cash equivalents) to estimated EBITDA (calculated as earnings before interest, taxes, depreciation and amortization) for the year ending December 31, 2019.

        Baird did not rely solely on the quantitative results of the selected public company analysis, but also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of AMGP and the selected companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing growth prospects, sizes, asset profiles and capital structures between AMGP and the partnerships included in the AMGP Public Comparables. Based upon these judgments, Baird selected a reference range for AMGP of 7.2% - 5.2% for estimated 2019 distribution yields; a reference range of 15.3x - 17.3x for price to estimated 2019 CAFD per common unit, respectively; and a reference range of 13.0x - 15.0x for firm value to estimated 2019 EBITDA, respectively.

        Baird applied such ranges to the 2022 metrics for AMGP, utilizing each of the Cases, to derive a range of implied equity values per AMGP Common Share as of year-end 2021. Baird then discounted the resulting ranges to present day, utilizing a 15.50% discount rate, based upon an analysis of the weighted average cost of capital of AMGP. Based on Baird's professional judgment and expertise, the forecasted growth metrics of AMGP in 2022 more accurately reflect the present day growth rates of the AMGP Public Comparables.

        The equity value ranges implied by Baird's selected public trading comparables analysis for Antero Midstream and AMGP are summarized in the table below:

	Implied Equity Value per AM Common Unit	Implied Equity Value per AMGP Common Share
Forecast Case
Management Case	$24.52 - $35.10	$22.30 - $27.12
Modified Coverage Case	$24.45 - $34.97	$19.33 - $23.51

        Baird calculated a range of exchange ratios implied by the selected public trading comparables analysis by dividing the overall low equity value per AM Common Unit indication by the overall high equity value per AMGP Common Share indication to define the low end of the range and by dividing the overall high equity value per AM Common Unit indication by the overall low equity value per AMGP Common Share indication to define the high end of the range. Baird noted that the aggregate exchange ratio of 1.776x implied by the proposed AR Mixed Consideration, including both the equity and cash components, was within the range of implied exchange ratios derived from the selected public trading comparables analysis.

Selected Precedent Transactions Analysis

        Baird reviewed selected publicly available information for transactions that Baird deemed in its professional judgment to have similar business and industry characteristics as Antero Midstream and AMGP, as more specifically described below. None of the selected transactions or selected companies or partnerships that were involved in the selected transactions was directly comparable to Antero Midstream, AMGP or the Merger. An analysis of the results, therefore, requires complex considerations and judgments regarding the financial and operating characteristics of Antero Midstream and AMGP and the companies or partnerships involved in the selected precedent transactions, as well as other factors that could affect their transaction values.

        Baird reviewed the financial terms of certain corporate midstream transactions with values of greater than $1.0 billion since January 2014 by affiliated and third-party MLPs and corporations, including transactions where the target was an MLP, that Baird deemed similar to Antero Midstream in one or more respects:

Announcement Date	Buyer	Seller/Target
May 2018	Williams Companies, Inc.	Williams Partners LP
April 2018	EQT Midstream Partners, LP	Rice Midstream LP
February 2017	ONEOK Inc.	ONEOK Partners LP
November 2016	Sunoco Logistics Partners LP	Energy Transfer Partners, L.P.
September 2016	Columbia Pipeline Group, Inc.	Columbia Pipeline Partners LP
November 2015	Targa Resources Corp.	Targa Resource Partners LP
July 2015	MPLX LP	MarkWest Energy Partners, L.P.
May 2015	Crestwood Equity Partners LP	Crestwood Midstream Partners LP
January 2015	Energy Transfer Partners, L.P.	Regency Energy Partners LP
January 2015	Kinder Morgan Inc.	Hiland Partners LP
April 2014	Access Midstream Partners LP	Williams Partners LP

        Using publicly available information, Baird calculated and analyzed the multiples of enterprise value to estimated next twelve month ("NTM") EBITDA, represented by the prices paid in the selected precedent transactions. Based on the results of this analysis, Baird selected a multiple reference range for Antero Midstream of 10.0x - 13.7x for the multiple of enterprise value to NTM EBITDA. Baird applied such ranges to the 2019 and 2020 metrics for Antero Midstream, utilizing each of the Cases, to derive a range of implied equity values per AM Common Unit. The results of Baird's selected precedent transactions analysis for Antero Midstream are summarized in the table at the end of this section.

        Baird reviewed the financial terms of certain related party transactions involving publicly-traded general partners of MLPs since January 2010 that Baird deemed similar to AMGP in one or more respects:

Announcement Date	Buyer	Seller/Target
January 2018	Spectra Energy Partners, LP	SEP GP
December 2017	MPLX LP	MPLX GP
October 2017	Holly Energy Partners, LP	HEP GP LLC
August 2017	Andeavor Logistics LP	Andeavor GP
January 2017	Williams Partners L.P.	Williams Companies
July 2016	Plains All American Pipeline, L.P.	Plains AAP, L.P.
December 2010	Genesis Energy, L.P.	Genesis Energy, LLC
September 2010	Penn Virginia Resources Partners, LP	Penn Virginia GP Holdings, L.P.
September 2010	Enterprise Products Partners, L.P.	Enterprise GP Holdings L.P.
August 2010	Inergy, L.P.	Inergy Holdings, L.P.
June 2010	Buckeye Partners, L.P.	Buckeye GP Holdings, L.P.

        Using publicly available information, Baird calculated and analyzed the multiples of enterprise value to NTM IDR cash flow, represented by the prices paid in the selected precedent transactions. Baird isolated IDR cash flow by excluding the impact of common or subordinated or similar units that the seller may have held at its underlying MLP at the time of the transaction, and for comparison purposes, applied a 1.1x NTM distribution coverage ratio to the underlying MLP associated with each seller in Baird's selected precedent transactions. Based on the results of this analysis, Baird selected a multiple reference range for AMGP of 24.9x and 33.5x for the multiple of enterprise value to IDR cash flow. Baird applied such ranges to the NTM IDR cash flow metric for AMGP, utilizing each of the Cases and assuming a 1.1x distribution coverage ratio, to derive a range of implied equity values per AMGP Common Share.

        After adjusting for September 30, 2018 net debt, Series B Unit conversion value and common shares outstanding, Baird calculated a range of implied equity value per AMGP Common Share under each Case.

        The equity value ranges implied by Baird's selected precedent transactions analysis for Antero Midstream and AMGP are summarized in the table below:

	Implied Equity Value per AM Common Unit	Implied Equity Value per AMGP Common Share
Forecast Case
Management Case	$29.36 - $43.22	$25.24 - $30.16
Modified Coverage Case	$29.50 - $43.40	$25.24 - $30.16

        Baird calculated a range of exchange ratios implied by the selected precedent transactions analysis by dividing the overall low equity value per AM Common Unit indication by the overall high equity value per AMGP Common Share indication to define the low end of the range and by dividing the overall high equity value per AM Common Unit indication by the overall low equity value per AMGP Common Share indication to define the high end of the range. Baird noted that the aggregate exchange ratio of 1.776x implied by the proposed AR Mixed Consideration, including both the equity and cash components, was above the range of implied exchange ratios derived from the selected precedent transactions analysis.

Supplemental Analyses

        Baird observed certain additional information that was not considered part of its financial analyses with respect to its opinion but that Baird provided to the AR Special Committee for informational purposes, including, among other information, the following:

  Historical Exchange Ratio Analysis

        Baird noted the following average exchange ratios implied by the historical trading prices of Antero Midstream and AMGP over selected time periods.

Average Exchange Ratio
As of October 5, 2018	1.698x
AMGP IPO (05/03/17)—SailingStone Schedule 13D Filing (01/29/18)	1.570x
Since AMGP IPO (05/03/17)	1.580x

        Baird noted that the aggregate exchange ratio of 1.776x implied by the proposed AR Mixed Consideration, including both the equity and cash components, was greater than the average exchange ratio observed over these time periods. Baird provided the AR Special Committee the historical exchange ratio analysis for reference purposes only and did not rely upon it for valuation purposes.

  Relative Contribution Analysis

        Baird performed a relative contribution analysis of AM Common Units held by Antero Resources, AM Public Unitholders, AMGP Common Shares, and the Series B Holders to derive an implied exchange ratio based on the respective cash distributions attributable to each party for the calendar years 2019 through 2022 utilizing each of the Cases. Following this analysis, Baird determined an implied exchange ratio range of 1.55x to 1.62x, compared to the aggregate exchange ratio of 1.776x implied by the proposed AR Mixed Consideration, including both the equity and cash components. Baird provided the AR Special Committee the relative contribution analysis for reference purposes only and did not rely upon it for valuation purposes.

  Analysis of Equity Research Analyst Price Targets

        Baird reviewed and compared, as of January 23, 2018 (prior to the Sailing Stone Schedule 13D filing), the publicly available price targets of AM Common Units and AMGP Common Shares published by equity research analysts associated with various Wall Street firms, of which there were seven for each of Antero Midstream and AMGP. The research analysts' price targets per AM Common Unit ranged from $35.00 to $43.00 and per AMGP Common Share ranged from $23.00 to $35.00. The publicly available price targets published by such equity research analysts do not necessarily reflect the market trading prices of AM Common Units or AMGP Common Shares as of current or January 23, 2018, and these estimates are subject to uncertainties, including future financial performance of Antero Midstream and AMGP and future market conditions. Baird noted the implied exchange ratio based on the respective ranges of analyst price targets of 1.23x to 1.67x, compared to the aggregate exchange ratio of 1.776x implied by the proposed AR Mixed Consideration, including both the equity and cash components. Baird provided the AR Special Committee the analysis of equity research analyst price targets for reference purposes only and did not rely upon it for valuation purposes.

  Selected Pro Forma Merger Consequences Analysis

        Baird analyzed and reviewed the pro forma impact of the proposed transaction on the current and future financial performance of New AM using projected estimates for calendar years 2019 through 2022. Baird's analysis assumed that each AM Common Unit held by Antero Resources would be exchanged for the AR Mixed Consideration. The results of Baird's selected pro forma merger consequences analysis are summarized below. Baird provided the AR Special Committee the selected pro forma merger consequences analysis for reference purposes only and did not rely upon it for valuation purposes.

Total Cash to Antero Resources from Antero Midstream Holdings ($ in millions)

						Total
	At Close	2019	2020	2021	2022	Through 2022
Status Quo Management Case	$0	$219	$282	$338	$405	$1,244
Pro Forma New AM	$297	$197	$254	$305	$366	$1,419

DCF per AR-Owned AM Common Unit

	2019	2020	2021	2022
Status Quo Management Case	$2.75	$3.24	$3.75	$4.29
Pro Forma New AM	$2.63	$3.19	$3.79	$4.41

Total Distribution Coverage Ratio

	2019	2020	2021	2022
Status Quo Management Case	1.31x	1.16x	1.11x	1.05x
Pro Forma New AM	1.32x	1.24x	1.23x	1.19x

Preliminary Presentations by Baird

        In addition to its October 8, 2018 fairness opinion presentation described above, Baird also made preliminary written presentations to the AR Special Committee on March 22, 2018, March 30, 2018, April 10, 2018, April 19, 2018, June 12, 2018, June 21, 2018, July 3, 2018, July 6, 2018, July 8, 2018, July 22, 2018, August 1, 2018, August 22, 2018, August 28, 2018, September 17, 2018, September 23, 2018, October 1, 2018, October 5, 2018, October 6, 2018 and October 7, 2018, which are referred to herein as the "preliminary Baird presentations." Copies of the preliminary Baird presentations will be attached as exhibits to the Schedule 13E-3 to be filed with the SEC in connection with the Transactions.

        None of the preliminary Baird presentations, alone or together, constitute, or form the basis of, an opinion of Baird with respect to the AR Mixed Consideration or otherwise and were presented solely for discussion purposes. A summary of the preliminary Baird presentations is provided below. The following summary, however, does not purport to be a complete description of these preliminary presentations or the preliminary financial analyses performed by Baird.

  •
  The March 22, 2018 materials presented to the AR Special Committee contained, among other information, preliminary observations regarding AR's historical trading performance and market context.

  •
  The March 30, 2018 materials presented to the AR Special Committee contained, among other information, a status update and illustrative analysis regarding an acceleration of the Water Earn-Out.

    The April 10, 2018 materials presented to the AR Special Committee contained, among other information, preliminary analysis of the potential Water Earn-Out and a preliminary analysis of the Series B Units.

  •
  The April 19, 2018 materials presented to the AR Special Committee contained, among other information, preliminary analysis of the Water Earn-Out and market and valuation information for AR, AM and AMGP.

  •
  The June 12, 2018 materials presented to the AR Special Committee, contained, among other information, an implied premium analysis based on the AMGP June 8 Proposal.

  •
  The June 21, 2018 materials presented to the AR Special Committee contained, among other information, preliminary financial analysis of the AMGP June 8 Proposal, a pro forma impact analysis and preliminary valuation analysis of the Series B Units.

  •
  The July 3, 2018 materials presented to the AR Special Committee contained, among other information, comparison of key metrics implied by the AMGP June 8 Proposal, the impacts of modifying the exchange ratio to a higher level and adding a cash component to the transaction, preliminary valuation analysis of the Series B Units and an illustrative counterproposal.

  •
  The July 6, 2018 materials presented to the AR Special Committee contained, among other information, a recap of the July 3, 2018 materials, as well as consideration of simplification alternatives.

  •
  The July 8, 2018 materials presented to the AR Special Committee contained, among other information, a preliminary valuation analysis of various exchange ratios and cash components, as well as preliminary analysis of the potential Water Earn-Out.

  •
  The July 22, 2018 materials presented to the AR Special Committee contained, among other information, a summary of the key terms of the AMGP July 20 Counterproposal and a comparison of such terms and the AMGP June 8 Proposal, as well as a pro forma impact analysis.

  •
  The August 1, 2018 materials presented to the AR Special Committee contained, among other information, potential perspectives on the exchange ratio, including the cash versus equity component, and a relative cash flow contribution analysis.

  •
  The August 22, 2018 materials presented to the AR Special Committee contained, among other information, an exchange ratio analysis and associated pro forma impact analysis.

  •
  The August 28, 2018 materials presented to the AR Special Committee contained, among other information, an overview of alternative structures for consideration with respect to the proposed transaction.

  •
  The September 17, 2018 materials presented to the AR Special Committee contained, among other information, a summary of a hypothetical scenario to bridge the open financial issues and an associated pro forma impact analysis.

  •
  The September 23, 2018 materials presented to the AR Special Committee contained, among other information, a summary of the AMGP September 22 Proposal and a pro forma impact analysis.

  •
  The October 1, 2018 materials presented to the AR Special Committee contained, among other information, preliminary financial analyses with respect to the impact of the illustrative dividend policy, and illustrative alternatives, for New AM.

  •
  The October 5, 2018 materials presented to the AR Special Committee contained, among other information, preliminary financial analyses with respect to the impact of the illustrative dividend policy, and illustrative alternatives, for New AM.

  •
  The October 6, 2018 materials presented to the AR Special Committee contained, among other information, preliminary financial analyses with respect to the impact of the illustrative dividend policy for New AM and an updated Series B Unit valuation comparison using the latest metrics and proposed economic terms.

  •
  The October 7, 2018 materials presented to the AR Special Committee contained, among other information, a draft summary of the final proposed economic terms and Baird's draft fairness opinion presentation. Additionally, Baird presented supplemental presentation materials containing additional preliminary valuation analyses and pro forma trading metrics of New AM and comparable midstream companies and partnerships.

        Each of the analyses performed in the preliminary Baird presentations was subject to further updating and subject to the final financial analyses provided to the AR Special Committee dated October 8, 2018 by Baird. Each of these analyses was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Baird as of, the dates on which Baird performed such analyses. Accordingly, changes in conditions and other information may have caused the results of the financial analyses to differ. Further, not all of the written and oral presentations contained all of the financial analyses described above.

General

        The foregoing summary of material financial analyses performed by Baird does not purport to be a complete description of the analyses or data presented by Baird to the AR Special Committee. In connection with the review of the Merger by the AR Special Committee, Baird performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Baird's opinion. In arriving at its opinion, Baird considered the results of all analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Baird made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all analyses and did not assign any particular weighting to any individual analysis. In addition, the range of valuations resulting from any particular analysis described above should not be taken to be Baird's view of the value of Antero Midstream or AMGP. No company or partnership used in the above analyses is directly comparable to Antero Midstream or AMGP, and no precedent transaction used is directly comparable to the Merger. Further, Baird's analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or partnerships, or transactions used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Antero Midstream or AMGP.

        Baird prepared these analyses for the purpose of providing an opinion to the AR Special Committee as to the fairness, from a financial point of view and as of the date of such opinion, to Antero Resources and the unaffiliated stockholders of Antero Resources, of the AR Mixed Consideration to be received by Antero Resources in the Merger. These analyses do not purport to be appraisals or necessarily to reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Baird's analyses are inherently subject to substantial uncertainty, and Baird assumes no responsibility if future results are materially different from those forecasted in such estimates. The AR Mixed Consideration was determined through arm's length negotiations and was approved by the AR Special Committee and by the AR Board. Baird did not recommend any specific consideration to the AR Special Committee or indicate that any given consideration constituted the only appropriate consideration.

        Baird acted as financial advisor to the AR Special Committee in connection with the Transactions, and has participated in certain negotiations leading to the Transactions. The AR Special Committee agreed to cause Antero Resources to pay to Baird a $1,500,000 advisory fee and, upon the delivery of Baird's opinion to the AR Special Committee, an opinion fee of $750,000. Antero Resources is also obligated to pay Baird an additional fee of $1,250,000 contingent upon closing of the Merger. Antero Resources has also agreed to reimburse Baird for certain of its reasonable out-of-pocket expenses incurred in connection with its engagement and has agreed to indemnify and hold Baird and its affiliates and their respective directors, officers, partners, employees, agents and controlling persons, harmless from and against any losses, claims, damages and liabilities relating to, arising out of or in connection with Baird's opinion, the Merger, Baird's engagement and actions taken or omitted in connection therewith.

        Baird is a full-service securities firm. As such, in the ordinary course of its business, Baird may from time to time provide investment banking, advisory, brokerage and other services to clients that may be competitors or suppliers to, or customers or security holders of Antero Resources, Antero Midstream, AMGP, New AM or other parties to the Merger or their respective affiliates, or that may otherwise participate or be involved in the same or a similar business or industries as Antero Resources, Antero Midstream, AMGP, New AM or other parties to the Merger or their respective affiliates or may from time to time hold or trade the securities of Antero Resources, Antero Midstream, AMGP or New AM (including AM Common Units, AMGP Common Shares or shares of New AM Common Stock) for its own account or the accounts of its customers and, accordingly, may at any time hold long or short positions or effect transactions in such securities. Baird currently serves and may continue to serve as a market maker in the publicly-traded securities of Antero Resources, Antero Midstream, AMGP and New AM. Baird may also prepare equity analyst research reports from time to time regarding Antero Resources, Antero Midstream, AMGP or New AM.

        In the past, Baird has provided investment banking services to Antero Resources, Antero Midstream and AMGP for which it has received customary compensation. Specifically, within the past two years, Baird served as passive book-running manager in AMGP's November 2017 initial public offering. No material relationship between Baird and Antero Resources, Antero Midstream, AMGP or any other party to the Merger is mutually understood to be contemplated in which any compensation is intended to be received, except with respect to Baird's engagement by the AR Special Committee with respect to the Merger. Baird's opinion was approved by its internal fairness committee, none of the members of which was involved in providing financial advisory services on Baird's behalf to the AR Special Committee in connection with the Merger.

J.P. Morgan Financial Advisor Materials Provided to Antero Resources

        Pursuant to an engagement letter dated August 8, 2018 and effective as of February 2, 2018, Antero Resources retained J.P. Morgan as its financial advisor in connection with the review of various alternatives, including the Transactions. J.P. Morgan provided a presentation to the AR Special Committee on March 22, 2018 in connection with the Transactions (referred to in this section as the "March Presentation"). In addition to the March Presentation, J.P. Morgan provided a presentation to the AR Board on August 9, 2018 in connection with the Transactions (referred to in this section as the "August Presentation", and together with the March Presentation, the "J.P. Morgan Materials"). In addition, on February 21, 2018 J.P. Morgan and Morgan Stanley provided a joint presentation to the AR Board in connection with the review of various alternatives, including the Transactions (referred to in this section as the "Joint February Presentation").

        The full text of the J.P. Morgan Materials and the Joint February Presentation have been filed as exhibits to the Transaction Statement on Schedule 13E-3 filed with the SEC in connection with the proposed Merger and are incorporated herein by reference. The summary of the J.P. Morgan Materials and the Joint February Presentation set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such J.P. Morgan Materials and the Joint February Presentation. The J.P. Morgan Materials and the Joint February Presentation may be examined at, and copies may be obtained from, the SEC in the manner described in "Where You Can Find More Information."

        The J.P. Morgan Materials were intended to assist Antero Resources evaluation of the Transactions. J.P. Morgan was not requested to provide, and J.P. Morgan did not provide, to Antero Resources, AMGP, AM, AMGP Shareholders, AM Unitholders, or any other person (i) any opinion as to the fairness of the Transactions (including, without limitation, the fairness of the Merger or of the Merger Consideration), (ii) any other valuation of Antero Resources, AMGP or Antero Midstream for the purpose of assessing the fairness of the Merger Consideration to any such person or (iii) any recommendation as to how a unitholder should vote on the Transactions. Because J.P. Morgan was not requested to, and did not, deliver a fairness opinion in connection with the Transactions, it did not follow all of the procedures in preparing the J.P. Morgan Materials or in preparing the J.P. Morgan portion of the Joint February Presentation that it would ordinarily follow in connection with delivering an opinion. The summary of the J.P. Morgan Materials and the Joint February Presentation set forth in this proxy statement is qualified in its entirety by reference to the full text of such materials. The J.P. Morgan Materials and the Joint February Presentation were prepared solely for their respective recipients and do not constitute a recommendation as to how any unitholder should vote with respect to the Transactions of any other matter and should not be relied on as the basis for any investment decision.

        In preparing the J.P. Morgan Materials and the Joint February Presentation, J.P. Morgan, among other things:

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  reviewed certain publicly available business and financial information concerning Antero Resources, AMGP and Antero Midstream and the industries in which they operate;

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  compared the financial and operating performance of Antero Resources, AMGP and Antero Midstream with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of the Antero Resources' common stock, AMGP Common Shares and AM Common Units and certain publicly traded securities of such other companies;

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  reviewed certain financial forecasts prepared by or at the direction of the management of Antero Resources, AMGP and Antero Midstream; and

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  performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate.

        In preparing the J.P. Morgan Materials and the Joint February Presentation, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Antero Resources or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (and did not assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. No representation or warranty, express or implied, was made by J.P. Morgan in relation to the accuracy or completeness of the information presented in the J.P. Morgan Materials or their suitability for any particular purpose. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities of Antero Resources, AMGP, Antero Midstream or any other company or business, nor did J.P. Morgan evaluate the solvency of Antero Resources, AMGP, Antero Midstream or any other company or business under any state or federal laws relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts of Antero Resources, AMGP and Antero Midstream prepared by Antero Resources referenced above, J.P. Morgan assumed, at Antero Resources' direction, that such forecasts were reasonably prepared based on assumptions reflecting the best then-available estimates and judgments by Antero Resources' management as to the expected future results of operations and financial condition of Antero Resources, AMGP and Antero Midstream. J.P. Morgan expressed no view as to any of the foregoing analyses or forecasts or the assumptions on which they were based. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to Antero Resources with respect to such issues.

        The matters considered by J.P. Morgan in its analyses and reflected in the J.P. Morgan Materials and the Joint February Presentation were necessarily based on economic, market, industry, operating and other conditions as in effect on the respective dates of such materials. Many such conditions are beyond the control of Antero Resources, AMGP, Antero Midstream and J.P. Morgan. Accordingly,

these analyses are inherently subject to uncertainty, and none of Antero Resources, AMGP, Antero Midstream, J.P. Morgan or any other person assumes responsibility if future results are different from those forecasted. J.P. Morgan did not assume any obligation to update, revise or reaffirm its financial analyses or the contents of the J.P. Morgan Materials or the Joint February Presentation.

J.P. Morgan Materials

  August Presentation

        The August Presentation contained an overview of the general benefits of the Merger, including an analysis of Antero Resources before the Transactions and after giving effect to the Transactions, including leverage and credit considerations with respect to the Transactions. J.P. Morgan also provided an overview of recent corporate simplification transactions that have been announced.

        In addition, the August Presentation contained certain financial analyses with respect to the effects of the Transaction, including a comparison of selected pro forma financial data for AMGP after giving effect to the Transactions, but assuming AMGP acquired Antero Midstream for an exchange ratio of 1.68 AMGP Common Shares plus $1.92 in cash per unit to certain midstream C-Corps and certain E&P sponsored MLPs. The August Presentation also contained an analysis of the leverage ratio for Antero Midstream on a standalone basis to the pro forma leverage ratio of AMGP after giving effect to the Merger under various hypothetical merger considerations as well as an analysis of the leverage ratio of select peer companies.

  March Presentation

        The March Presentation included information pertaining to the historical performance of Antero Resources, AMGP and Antero Midstream as well as an overview of Antero Resources benchmarked against its peers. J.P. Morgan also included a review of various potential alternative transactions that could be considered by AMGP, Antero Midstream and Antero Resources, including the Transactions. In connection therewith, J.P. Morgan provided certain financial analyses, including, among other things, a pro forma accretion/dilution analysis of each of Antero Resources, Antero Midstream and AMGP, a public trading multiples analysis comparing AMGP against certain selected peers, a standalone and pro forma present value of future share prices analysis for Antero Resources, and an exchange ratio analysis.

  Joint February Presentation

        The Joint February Presentation included a discussion of upstream and midstream sector trends, an overview of Antero Resources benchmarked against its peers and a preliminary review of potential alternative transactions that could be considered by AMGP, Antero Midstream and Antero Resources, including the Transactions and a preliminary financial analysis of a merger involving AMGP and Antero Midstream.

  Miscellaneous

        J.P. Morgan provided advice to the AR Board in connection with the Transactions. As described above, however, J.P. Morgan was not asked to, and did not, render any opinion relating to the Merger Consideration or the fairness of the Transactions. J.P. Morgan's financial analyses were one of many factors taken into consideration by the AR Board in deciding to approve the Transactions.

        The foregoing summary does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of financial analyses is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description.

        Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold.

        Antero Resources selected J.P. Morgan as its financial advisor because of J.P. Morgan's reputation as an internationally recognized investment banking and advisory firm with substantial experience in similar transactions and because of J.P. Morgan's familiarity with Antero Resources, AMGP, Antero Midstream and their respective businesses. As part of J.P. Morgan's investment banking business, J.P. Morgan is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

        Pursuant to an engagement letter effective February 2, 2018, J.P. Morgan will receive a fee of $4.5 million for its services, which is contingent upon the consummation of the Merger. In addition, Antero Resources has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan's engagement.

        During the two years preceding the date of the Joint February Presentation, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Antero Resources, AMGP, Antero Midstream and/or one or more of their affiliates for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as a lead bookrunner for an offering of high yield debt securities of Antero Resources in December 2016, as a joint lead bookrunner for the initial public equity offering of AMGP in May 2017 and as a joint lead arranger and bookrunner for refinancings of revolving credit facilities of Antero Resources and Antero Midstream in October 2017. In addition, J.P. Morgan's commercial banking affiliate is an agent bank and lender for outstanding credit facilities of Antero Resources and Antero Midstream, for which it receives customary compensation or other financial benefits. In addition, it is expected that, in connection with the Transactions, J.P. Morgan and its affiliates will act as a joint lead arranger and bookrunner for and be a lender under an increase in Antero Midstream's revolving credit facility for customary compensation. During the two year period preceding delivery of the Joint February Presentation, the aggregate fees received by J.P. Morgan from Antero Resources were approximately $22,900,000, from AMGP were approximately $10,000,000 and from Antero Midstream were approximately $3,100,000. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of Antero Resources, AMGP, Antero Midstream and/or one or more of their affiliates for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Morgan Stanley Financial Advisor Materials Provided to Antero Midstream

        Morgan Stanley was engaged by Antero Midstream to act as its financial advisor in connection with its review of various alternatives, including the Transactions. Antero Midstream selected Morgan Stanley to act as its financial advisor based on Morgan Stanley's reputation as an internationally recognized investment banking firm and substantial experience with respect to similar transactions, as well as its knowledge and understanding of Antero Midstream's and AMGP's business and affairs.

        Morgan Stanley has acted as a financial advisor to Antero Midstream in connection with the Simplification Agreement and the Merger. As compensation for its services relating to its engagement, Antero Midstream has agreed to pay Morgan Stanley a fee of $5 million, contingent upon the closing of the Merger. Additionally, Antero Midstream may pay Morgan Stanley an additional fee of up to $2 million in its sole discretion. In deciding whether and to what extent Morgan Stanley will receive a discretionary fee, it is expected that the AM Board will consider, among other factors, the duration of Morgan Stanley's engagement and the services Morgan Stanley provided with respect to the evaluation of a range of strategic alternatives. Antero Midstream also agreed to reimburse Morgan Stanley for certain of its reasonable expenses incurred in performing its services. In addition, Antero Midstream has agreed to indemnify Morgan Stanley and its affiliates, their respective officers, directors, employees and agents and each other person, if any, controlling Morgan Stanley or any of its affiliates, from and against certain losses, claims, damages, liabilities and expenses, including certain liabilities under the federal securities laws, related to, arising out of or in connection with Morgan Stanley's engagement.

        In the two years prior to the date of Morgan Stanley's August 9, 2018 presentation to the AM Board, other than the current engagement, Morgan Stanley and its affiliates have not provided any financial advisory or financing services to Antero Midstream for which Morgan Stanley received any fees. In the two years prior to the date of Morgan Stanley's August 9, 2018 presentation to the AM Board, Morgan Stanley and its affiliates have provided financing services to Antero Resources and certain of its affiliates, and received aggregate fees of approximately $0.5 million in connection with such services. In the two years prior to the date of Morgan Stanley's August 9, 2018 presentation to the AM Board, Morgan Stanley and its affiliates have provided capital markets services to AMGP and certain of its affiliates as a representative of the underwriters in connection with AMGP's initial public offering in May 2017, and received aggregate fees of approximately $11.2 million from the selling shareholder of AMGP in connection with such services. In addition, Morgan Stanley or an affiliate thereof is a lender to Antero Resources. Morgan Stanley may also seek to provide financial advisory and financing services to Antero Resources, Antero Midstream, AMGP or New AM and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

        Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Morgan Stanley's securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Antero Midstream, any of the other parties to the Simplification Agreement, other participants in the Transactions or any of their respective affiliates, or any other company, or any currency or commodity, that may be involved in the Merger, the Simplification Agreement or the Transactions, or any related derivative instrument.

        In its capacity as Antero Midstream's financial advisor, Morgan Stanley was requested by Antero Management to provide an analysis, based on publicly and non-publicly available information, of the proposed Simplification Agreement and the Merger. Accordingly, Morgan Stanley provided a draft presentation to the AM Board on March 20, 2018, and a presentation to the AM Board on August 9, 2018, which presentations are included as exhibits to Schedule 13E-3 to be jointly filed in connection with the proposed Merger (the "Morgan Stanley Materials"). In addition, on February 21, 2018, J.P. Morgan and Morgan Stanley provided the Joint February Presentation referred to above under "Special Factors—J.P. Morgan Financial Advisor Materials Provided to Antero Resources—J.P. Morgan Materials—Joint February Presentation" to the AR Board in connection with the review of various alternatives, including the Transactions. Morgan Stanley was not requested to, and did not, render any opinion as to the fairness of the Simplification Agreement, the Transactions or the Merger Consideration to the AM Unitholders or any other person, and Morgan Stanley did not follow all of the procedures in preparing the Morgan Stanley Materials or the Morgan Stanley portion of the Joint February Presentation that it would ordinarily follow in connection with delivering an opinion. In addition, the Morgan Stanley Materials and the Morgan Stanley portion of the Joint February Presentation did not address any legal, regulatory, tax or accounting matters. For purposes of preparing the Morgan Stanley Materials and the Morgan Stanley portion of the Joint February Presentation, Morgan Stanley relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. The Morgan Stanley Materials and the Morgan Stanley portion of the Joint February Presentation do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold and are not intended to be, and do not constitute, a recommendation to any person in respect of the Merger, the Simplification Agreement or the Transactions, including as to how any AM Unitholder, the AM Conflicts Committee, the AM Board or any other person should act or vote in respect of the Merger, the Simplification Agreement, the Transactions or any other matter.

        The following description of the Morgan Stanley Materials is qualified in its entirety by reference to the relevant Morgan Stanley Materials included as exhibits to Schedule 13E-3 to be jointly filed by AMGP and Antero Midstream, and the description of the Joint February Presentation provided above under "Special Factors—J.P. Morgan Financial Advisor Materials Provided to Antero Resources—J.P. Morgan Materials—Joint February Presentation" is qualified in its entirety by reference to the Joint February Presentation included as Exhibit (c)(68) to Schedule 13E-3 to be jointly filed in connection with the proposed Merger, which are incorporated herein by reference. Such description does not purport to be complete. AM Unitholders are encouraged to read carefully the relevant Morgan Stanley Materials and the Joint February Presentation in their entirety. The Morgan Stanley Materials and the Joint February Presentation may be examined at, and copies may be obtained from, the SEC in the manner described in "Where You Can Find More Information."

Presentation of Morgan Stanley to the AM Board, dated March 20, 2018

        Morgan Stanley prepared a draft presentation that was provided to the AM Board on March 20, 2018 (referred to in this section as the "March 20 Presentation"). The March 20 Presentation included Morgan Stanley's evaluation of selected simplification strategies which would combine Antero Midstream and AMGP and/or eliminate the incentive distribution rights and Morgan Stanley's conclusion that the optimal mechanism for combining Antero Midstream and AMGP was by AMGP acquiring Antero Midstream. The potential benefits of this strategy included benefits resulting from the conversion of AMGP from a limited partnership to a corporation and potential beneficial tax impacts. The March 20 Presentation included (i) a comparison (without a valuation conclusion) of selected financial data of Antero Midstream and AMGP with similar data for selected publicly traded companies engaged in similar businesses, (ii) an analysis of the historical trading levels and performance of each of Antero Midstream and AMGP relative to selected publicly traded companies engaged in similar businesses, (iii) the average exchange ratios implied by the historical trading prices of Antero Midstream and AMGP over selected time periods and assuming a hypothetical 15% premium for the AM Common Units, (iv) a review of the relative anticipated attributes and financial impact to Antero Midstream of selected simplification strategies, consisting of an acquisition of Antero Midstream by AMGP, an acquisition by Antero Midstream of the incentive distribution rights held by AMGP, and an acquisition of AMGP by Antero Midstream, (v) an analysis of the anticipated financial impact to Antero Midstream and to AMGP of an acquisition of Antero Midstream by AMGP based on a hypothetical 15% premium for the AM Common Units, and (vi) an evaluation of potential trading levels of New AM.

Presentation of Morgan Stanley to the AM Board, dated August 9, 2018

        Morgan Stanley prepared a presentation that was provided to the AM Board on August 9, 2018 (referred to in this section as the "August 9 Presentation"). The August 9 Presentation included

Morgan Stanley's evaluation of a number of potential simplification strategies involving Antero Resources, Antero Midstream and AMGP and Morgan Stanley's conclusion that an acquisition of Antero Midstream by AMGP appeared to be the optimal restructuring strategy. The potential benefits of this strategy included benefits resulting from the conversion of AMGP from a limited partnership to a corporation and potential beneficial tax impacts. The August 9 Presentation included (i) an analysis of current midstream market trends and investor sentiment, (ii) a comparison of the exchange ratio proposed by AMGP on July 20, 2018 of 1.65 shares of New AM Common Stock and no cash for each outstanding AM Common Unit held by the AM Public Unitholders, and the exchange ratio proposed by Antero Midstream on July 25, 2018 of 1.71 shares of New AM Common Stock plus $3.84 in cash for each outstanding AM Common Unit held by the AM Public Unitholders, (iii) the average exchange ratios implied by the historical trading prices of Antero Midstream and AMGP over selected time periods and the premia implied by the exchange ratios proposed by AMGP on July 20, 2018 and by Antero Midstream on July 25, 2018, (iv) a review of the anticipated attributes and financial impact to Antero Midstream of an acquisition of Antero Midstream by AMGP based on a hypothetical exchange ratio of 1.68 shares of New AM Common Stock plus $1.92 in cash for each outstanding AM Common Unit held by the AM Public Unitholders, equal to the midpoint of the exchange ratios proposed by AMGP on July 20, 2018 and by Antero Midstream on July 25, 2018, and (v) an evaluation of potential trading levels of New AM.

Citigroup Global Markets Inc. Financial Advisor Discussion Materials Provided to the Sponsor Holders

        The Sponsor Holders have engaged Citi as their financial advisor in connection with the Potential Simplification. In connection with Citi's engagement, Citi provided, for informational purposes, certain discussion materials to representatives of the Sponsor Holders, including discussion materials dated September 10, 2018 provided to representatives of the Sponsor Holders (referred to in this section as the "September 10, 2018 Discussion Materials"), discussion materials dated September 12, 2018 provided to representatives of Sponsor Holders affiliated with Warburg Pincus LLC (referred to in this section as the "September 12, 2018 Discussion Materials") and discussion materials dated September 13, 2018 provided to representatives of the Sponsor Holders (referred to in this section as the "September 13, 2018 Discussion Materials" and, together with the September 10, 2018 Discussion Materials and the September 12, 2018 Discussion Materials, the "Discussion Materials").

        The Discussion Materials are included as exhibits to the Transaction Statement on Schedule 13E-3 and are incorporated herein by reference. The description of the Discussion Materials set forth below is qualified in its entirety by reference to the full text of such Discussion Materials. The Discussion Materials were provided for the information of the Sponsor Holders in connection with their evaluation of the Potential Simplification. Citi was not requested to, and it did not, provide to the Sponsor Holders or any other person any (i) opinion (whether as to the fairness of any consideration, including, without limitation, the Merger Consideration, or otherwise) or (ii) recommendation as to how to vote or act on any matters relating to the proposed Transactions or otherwise. Citi expressed no view as to, and did not address, the underlying business decision of any party to the Transactions to effect or enter into the Transactions, the relative merits of the Transactions as compared to any alternative business strategies that might exist for any such party or the effect of any other transaction which any such party might engage in or consider. The Discussion Materials were not intended to be and do not constitute a recommendation to any securityholder as to how such securityholder should vote or act on any matters relating to the proposed Transactions or otherwise. Since Citi was not requested to, and it did not, deliver any opinion in connection with the Transactions or otherwise, the Discussion Materials were not based on certain procedures typically applicable to Citi's materials or presentations in connection with delivering an opinion.

        In preparing the Discussion Materials, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of Antero Management that they were not aware of any relevant information that was omitted or that remained undisclosed to Citi. With respect to the financial forecasts and other information and data relating to Antero Resources, AMGP and Antero Midstream that Citi was directed to utilize, Citi was advised by Antero Management and Citi assumed, with the Sponsor Holders' consent, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of Antero Management as to, and were a reasonable basis upon which to evaluate, the future financial performance of Antero Resources, AMGP and Antero Midstream and the other matters covered thereby. Citi expressed no view as to any financial forecasts and other information or data (or underlying assumptions on which any such financial forecasts and other information or data were based) provided to or otherwise reviewed by or discussed with Citi.

        Citi did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of Antero Resources, AMGP, Antero Midstream or any other entity and Citi did not make any physical inspection of the properties or assets of Antero Resources, AMGP, Antero Midstream or any other entity. Citi did not evaluate the solvency or fair value of Antero Resources, AMGP, Antero Midstream or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Citi expressed no view as to any pending or potential litigation, claims or governmental, regulatory or other proceedings or investigations. Citi did not express any view as to the actual value of any securities when issued in connection with the Transactions or the prices at which any securities would trade or otherwise be transferable at any time, including following the announcement or consummation of the Transactions. Citi did not express any view with respect to accounting, tax, regulatory, legal or similar matters, including, without limitation, tax consequences of the proposed Transactions or otherwise or changes in, or the impact of, tax or other laws, regulations and governmental and legislative policies, and Citi relied, with the Sponsor Holders' consent, upon the assessments of Antero Management as to such matters.

        The preliminary financial considerations and other information in the Discussion Materials reflected market data as of dates proximate to such materials and were based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and information made available to Citi as of, the respective dates of such materials. Although subsequent developments may affect the preliminary financial considerations and other information in the Discussion Materials, Citi has no obligation to update, revise or reaffirm the Discussion Materials.

        In preparing certain of the Discussion Materials, Citi performed a variety of preliminary financial and comparative analyses, including those referenced below. The summary of the analyses below is not a complete description of Citi's analyses or factors considered. In preparing the Discussion Materials, Citi considered industry performance, general business, economic, market and financial conditions and other matters existing as of dates proximate to such materials, many of which are beyond the control of Antero Resources, AMGP and Antero Midstream. No company, business or transaction reviewed is identical or directly comparable to Antero Resources, AMGP, Antero Midstream or the Transactions and an evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies, businesses or transactions reviewed or the results of any particular analysis.

        The estimates contained in Citi's analyses and the ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Citi's analyses are inherently subject to substantial uncertainty.

        Citi was not requested to, and it did not, recommend or determine the specific consideration payable in the Transactions. The type and amount of consideration payable in the Transactions were determined through negotiations among the AMGP Conflicts Committee, the AR Special Committee, the AM Conflicts Committee and the holders of a majority of the Series B Units and the decision to enter into the Simplification Agreement was that of the various governing bodies of the parties to the Simplification Agreement. The Discussion Materials were only one of many factors considered by the Sponsor Holders and should not be viewed as determinative of the views of the Sponsor Holders or any other person with respect to the Transactions or any consideration payable in the Transactions.

  Discussion Materials

        September 10, 2018 Discussion Materials.    The September 10, 2018 Discussion Materials included, among other things, an overview of the general benefits of certain simplification strategies which would combine AMGP and Antero Midstream or Antero Resources and/or eliminate AMGP's incentive distribution rights. The September 10, 2018 Discussion Materials also contained certain preliminary financial analyses based on, among other things, selected public companies, selected precedent MLP roll-up transactions and discounted cash flows of Antero Midstream on a standalone basis and selected public companies and discounted cash flows of AMGP on a standalone basis and, utilizing the results of such preliminary financial analyses, ranges of approximate implied exchange ratios and aggregate equity consideration in respect of Antero Midstream. In addition, the September 10, 2018 Discussion Materials contained a preliminary financial analysis regarding the Series B Units based on, among other things, selected public companies and discounted cash flows of AMGP both on a standalone and pro forma basis and a preliminary comparison of values implied for the Series B Units under various illustrative transaction structures, including an acquisition of Antero Midstream by AMGP.

        The September 10, 2018 Discussion Materials also contained overviews of various transaction structures and related preliminary pro forma financial effects, including an acquisition of Antero Midstream by AMGP, an acquisition of AMGP by Antero Midstream and an acquisition by Antero Midstream of AMGP's incentive distribution rights, and preliminary observations regarding an acquisition by Antero Resources of AMGP. The September 10, 2018 Discussion Materials reflected the acquisition of Antero Midstream by AMGP under various hypothetical consideration alternatives, and included, among other things, an illustrative summary of the potential accretion/dilution to AMGP and Antero Midstream under such consideration alternatives, as well as preliminary illustrative "has/gets" overviews in which the closing price on September 7, 2018 of an AMGP Common Share or AM Common Unit, as the case may be, was compared with approximate implied per share equity value reference ranges for AMGP or Antero Midstream, as the case may be, derived from preliminary financial analyses based on selected public companies and the discounted cash flows of such entities on a standalone and, after giving effect to such consideration alternatives, pro forma basis. The September 10, 2018 Discussion Materials also contained illustrative summaries of the potential accretion/dilution to Antero Midstream and AMGP of an acquisition of AMGP by Antero Midstream and an acquisition by Antero Midstream of AMGP's incentive distribution rights.

        September 12, 2018 Discussion Materials.    The September 12, 2018 Discussion Materials contained a summary of Messrs. Rady's, Warren's and Kennedy's respective ownership positions in securities of Antero Resources, AMGP and Antero Midstream on a standalone and pro forma basis.

        September 13, 2018 Discussion Materials.    The September 13, 2018 Discussion Materials contained, among other things, overviews of illustrative simplification strategies, including an acquisition of Antero Midstream by AMGP, an acquisition by Antero Midstream of AMGP's incentive distribution rights, an acquisition of AMGP by Antero Midstream, and a transaction structure involving the merger of AMGP into a newly-formed C-corporation and the exchange of outstanding AM Common Units held by Disinterested AM Unitholders for shares of such C-corporation. The September 13, 2018 Discussion Materials included summaries of certain potential advantages and disadvantages and illustrative potential pro forma financial effects of an acquisition of Antero Midstream by AMGP, market reactions to selected precedent MLP roll-up transactions, the potential accretion/dilution to Antero Midstream and AMGP of an acquisition by Antero Midstream of the incentive distribution rights held by AMGP, including, in the case of AMGP, after taking into account illustrative sensitivities to AMGP's potential tax shield on limited partner distributions, market reactions to, and accretive/dilutive effects in, selected precedent incentive distribution right restructuring transactions, and the potential accretion/dilution to Antero Midstream and AMGP of an acquisition of AMGP by Antero Midstream, including after taking into account illustrative sensitivities to Antero Midstream's effective tax rates.

  Miscellaneous

        The Sponsor Holders have agreed to pay Citi for its services in connection with the Potential Simplification an aggregate fee of $3.5 million contingent upon consummation of the Merger. In addition, the Sponsor Holders have agreed to reimburse Citi for its expenses, including fees and expenses of counsel, and to indemnify Citi and related parties against certain liabilities, including liabilities under federal securities laws, arising out of Citi's engagement.

        Citi and its affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to Antero Resources, Antero Midstream and/or AMGP and their respective affiliates, for which services Citi and its affiliates have received and expect to receive compensation, including, during the two-year period prior to September 30, 2018, having acted or acting as (i) an initial purchaser and joint bookrunning manager for certain private debt offerings of Antero Resources, Antero Midstream and certain of their respective affiliates, (ii) a manager for an equity distribution arrangement for Antero Midstream, (iii) joint bookrunning manager for AMGP's initial public offering, and (iv) co-documentation agent for, and/or as a lender under, certain credit facilities of Antero Resources and/or Antero Midstream (one of which was increased in size in connection with the Transactions), for which services referenced in clauses (i) through (iv) Citi and its affiliates received during such two-year period aggregate fees of approximately $9 million. Citi and its affiliates in the past have provided and currently and in the future may provide investment banking, commercial banking and other similar financial services to Sponsor Holders affiliated with Warburg Pincus LLC and/or their respective affiliates and portfolio companies unrelated to the proposed Transactions, for which services Citi and its affiliates have received and would expect to receive compensation, including aggregate fees for such services received during the two-year period prior to September 30, 2018 of approximately $75 million. Although Citi and its affiliates did not provide investment banking, commercial banking or other similar financial services to Sponsor Holders affiliated with Yorktown Partners LLC during the two-year period prior to September 30, 2018 for which Citi and its affiliates received compensation, Citi and its affiliates in the future may provide investment banking, commercial banking and other similar financial services to such Sponsor Holders and/or their respective affiliates and portfolio companies for which services Citi and its affiliates would expect to receive compensation. In the ordinary course of business, Citi and its affiliates may actively trade or hold the securities of Antero Resources, AMGP, Antero Midstream and their respective affiliates and the securities of the Sponsor Holders and their respective affiliates and/or portfolio companies for their own account or for the account of their customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Antero Resources, AMGP, Antero Midstream, the Sponsor Holders and their respective affiliates and/or portfolio companies.

        The Sponsor Holders selected Citi as their financial advisor in connection with the Potential Simplification based on Citi's reputation, experience and familiarity with Antero Resources, AMGP and

Antero Midstream and their respective businesses. Citi is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Relationship of the Parties to the Transactions

        The parties to the Transactions are closely related. The most material relationships are described below.

Significant Board and Antero Management Overlap

        Set forth below is a table showing the roles of each executive officer and director of AMP GP, AMGP GP and Antero Resources, and their corresponding roles at the other entities, if any.

Name	Role at AMP GP	Role at AMGP GP	Role at Antero Resources
Paul M. Rady	Chairman and Chief Executive Officer	Chairman and Chief Executive Officer	Chairman and Chief Executive Officer
Glen C. Warren, Jr.	Director, President and Secretary	Director, President and Secretary	Director, President, Chief Financial Officer and Secretary
Michael N. Kennedy	Chief Financial Officer and Senior Vice President	Chief Financial Officer and Senior Vice President	Senior Vice President
Kevin J. Kilstrom	Senior Vice President	Senior Vice President	Senior Vice President
Alvyn A. Schopp	Chief Administrative Officer, Senior Regional Vice President and Treasurer	Chief Administrative Officer, Regional Senior Vice President and Treasurer	Chief Administrative Officer, Regional Senior Vice President and Treasurer
Peter R. Kagan	Director	Director	Director
W. Howard Keenan, Jr.	Director	Director	Director
Robert J. Clark	—	—	Director
Richard W. Connor	Director	—	Director
Benjamin A. Hardesty	—	—	Director
James R. Levy	—	Director	Director
Joyce E. McConnell	—	—	Director
John C. Mollenkopf	Director	—	—
David A. Peters	Director	—	—
Brooks J. Klimley	—	Director	—
Rose M. Robeson	—	Director	—
Peter A. Dea	—	Director	—

Sponsor Holder and Management Holder Ownership

        Certain of the parties to the Transactions have shared large equityholders. Set forth in the table below is information regarding the equity ownership of each of certain funds affiliated with Warburg Pincus LLC, certain funds affiliated with Yorktown Partners LLC, Mr. Rady and Mr. Warren in each of Antero Midstream, AMGP, and Antero Resources.

	Antero Midstream			AMGP			Antero Resources
	Number of Common Units (million)	% of Common Units Outstanding	$ Value(1)	Number of Common Shares (million)	% of Common Shares Outstanding	$ Value(1)	Number of Common Shares (million)	% of Common Shares Outstanding	$ Value(1)
Funds affiliated with Warburg Pincus LLC	—	—	—	55,109,589	29.6%	$796,884,657	33,609,061	10.6%	$428,515,528
Funds affiliated with Yorktown Partners LLC	—	—	—	15,534,411	8.3%	$224,627,583	13,980,094	4.4%	$178,246,199
Paul M. Rady	194,152	*	$5,286,759	19,996,619	10.7%	$289,151,111	14,925,387	4.7%	$190,298,684
Glen C. Warren, Jr.	134,996	*	$3,675,941	14,931,079	8.0%	$215,903,402	10,873,341	3.4%	$138,635,098

*
Less than 1%.

(1)
Based on the last reported sales price on the NYSE on December 7, 2018.

        In addition to the ownership interests shown in the table above, certain funds affiliated with Warburg Pincus LLC own 40% of the limited liability company interests in AMGP GP and each of Mr. Rady, Mr. Warren and certain funds affiliated with Yorktown Partners LLC own 20% of the limited liability company interests in AMGP GP. Mr. Rady and Mr. Warren also own Series B Units in IDR Holdings, as more fully described under "—Interests of Certain Persons in the Transactions—Series B Exchange."

Commercial Relationships

        Antero Midstream has long-term contractual arrangements with Antero Resources pursuant to which Antero Midstream provides gathering and compression services and water handling and treatment services to Antero Resources. Antero Midstream also owns a 50% interest in a joint venture with MarkWest Energy Partners, L.P. that provides gas processing and fractionation services to Antero Resources. Substantially all of Antero Midstream's revenues are currently derived from Antero Resources.

Interests of Certain Persons in the Transactions

        AM Unitholders and AMGP Shareholders should be aware that each of the executive officers and certain of the directors of AMP GP and AMGP GP have interests in the Transactions that may differ from, or may be in addition to, the interests of AM Unitholders and AMGP Shareholders generally. As described under "—Relationships of the Parties to the Transactions" above, each of the executive officers of Antero Midstream and AMGP and certain of the directors of Antero Midstream and AMGP serve as directors and/or executive officers of other entities party to the Transactions, and many of those individuals also own equity interests in more than one entity involved in the Transactions, meaning those persons economic interests may not be aligned with those of AM Unitholders or AMGP Shareholders. Other interests in the Transactions that the directors and executive officers of Antero Midstream and AMGP have that are different from, or in addition to, the interests of AM Unitholders and AMGP Shareholders are described below.

Committee Compensation

        In consideration of the expected time and effort that would be required of the members of each of the AR Special Committee, the AMGP Conflicts Committee and the AM Conflicts Committee, each of the AR Board, the AMGP Board and the AM Board, respectively, determined that (1) each of the members of the AR Special Committee, the AMGP Conflicts Committee and the AM Conflicts Committee would receive a retainer fee of $20,000 for their participation in the transaction process and (2) the chairperson of each of the AMGP Conflicts Committee and the AM Conflicts Committee would receive an additional fee of $5,000 for the additional time and effort required for serving in such role. Each of the committee members was also reimbursed for travel and miscellaneous expenses to attend meetings and activities of the committee on which he or she serves.

Treatment of Series B Units and Equity Awards Held by Antero Midstream Executives

        Antero Midstream previously issued phantom units to its executive officers under the AM LTIP, and IDR Holdings previously issued Series B Units to each of Paul M. Rady, Glen C. Warren, Jr. and Michael N. Kennedy under the IDR Holdings LLC Agreement. Each of these Series B Units and awards that remains outstanding as of the effective time of the Merger will be subject to the following treatment:

  •
  Series B Units in IDR Holdings.  At the effective time of the Merger, each Series B Holder will transfer each Series B Unit it owns (vested and unvested) to NewCo in exchange for (i) 176.0041 shares of New AM Common Stock, which will be subject to the terms set forth in the IDR Holdings LLC Agreement and will vest in accordance with the applicable equity grant agreement pursuant to which the Series B Unit was originally issued, (ii) an amount in cash equal to the unpaid distributions (other than tax distributions) declared with respect to vested Series B Units, if any, pursuant to the distribution provisions of the IDR Holdings LLC Agreement, and (iii) an amount in cash to be deposited into an escrow account equal to the distributions declared with respect to unvested Series B Units, excluding any amounts attributable to any distributions made with respect to unvested Series B Units after December 31, 2018 but prior to the effective time of the Merger. Series B Holders will not be entitled to receive any distributions paid by IDR Holdings or dividends paid by New AM during the 12 months ending December 31, 2019 that are payable on any Series B Units or Series B Exchange Shares, as applicable, that are scheduled to vest on December 31, 2019.

  •
  Antero Midstream Phantom Units.  At the effective time of the Merger, each award of Antero Midstream phantom units granted pursuant to the AM LTIP that remains outstanding immediately prior to the effective time of the Merger, whether vested or unvested (each, an "AM Phantom Unit Award"), will be converted into a restricted stock unit or similar award of New AM (each, a "Converted Phantom Unit Award"), with substantially the same terms and conditions (including with respect to vesting) applicable to such AM Phantom Unit Award immediately prior to the effective time of the Merger, representing the right to receive a number of shares of New AM Common Stock equal to (i) the number of AM Common Units subject to such AM Phantom Unit Award immediately prior to the effective time of the Merger, multiplied by (ii) (A) 1.6350, plus (B) $3.415 divided by the AMGP VWAP (such number of shares determined pursuant to this clause (ii), the "Equity Share Multiplier"). All distribution equivalent rights granted in tandem with a corresponding AM Phantom Unit Award (each, an "AM DER Award") will be converted into a distribution equivalent right or similar award (each, a "Converted DER Award") under the AMGP LTIP or New AM LTIP, with substantially the same terms and conditions (including with respect to vesting) applicable to such Converted DER Award immediately prior to the effective time of the Merger, representing the right to receive (i) any balance accrued on the AM DER Award as of the effective time of the Merger and (ii) any dividends paid or distributions made by New AM from and after the effective time of the Merger with respect to the number of shares of New AM Common Stock subject to the Converted Phantom Unit Award to which such Converted DER Award relates.

        Each of the Series B Units and equity award exchanges and conversions described above are authorized by the terms of the IDR Holdings LLC Agreement or the AM LTIP, as applicable, and the Simplification Agreement and the individual award agreements governing the awards. The parties have not proposed or negotiated any new compensation arrangement or accelerated vesting of outstanding awards for the executive officers at the time of this filing. The description of the Series B Units and equity award exchanges and conversions above are intended to summarize the terms and conditions of the Simplification Agreement. For a more complete discussion of the treatment of equity awards, see "The AMGP Proposals and the AM Merger Proposal: The Simplification Agreement and the Transactions—Effect of Merger on Outstanding AM Common Units and Other Interests" on page 194 of this joint proxy statement/prospectus.

        A summary of (i) the outstanding Series B Units and AM Phantom Unit Awards held by the executive officers as of December 4, 2018 and (ii) the number of Series B Exchange Shares and Awards under the New AM LTIP expected to be held by the executive officers after giving effect to the Merger are set forth below:

Executive Officer	Number of Outstanding Series B Units	Number of Series B Exchange Shares	Market Value of Series B Exchange Shares(1)	Number of Outstanding AM Phantom Unit Awards	Estimate of Converted Phantom Unit Awards(1)	Market Value of Converted Phantom Unit Awards(1)
Paul M. Rady	48,000	8,448,196	$152,067,528	87,346	159,382	$2,868,876
Glen C. Warren, Jr.	32,000	5,632,131	$101,378,358	58,231	106,255	$1,912,590
Michael N. Kennedy	4,000	704,016	$12,672,288	21,075	38,456	$692,208
Kevin J. Kilstrom	—	—	—	21,075	38,456	$692,208
Alvyn A. Schopp	—	—	—	21,075	38,456	$692,208

(1)
Solely for illustrative purposes, an AMGP VWAP of $18 was utilized in preparing the information in this table regarding the market value of Series B Exchange Shares and number and market value of Converted Phantom Unit Awards. AM Phantom Unit Awards will actually be converted based upon the average of the 20-day volume-weighted average trading price per AMGP Common Share prior to the Election Deadline.

Potential Payments to Named Executive Officers in Connection with the Transactions

        Item 402(t) of Regulation S-K requires disclosure of compensation arrangements or understandings with Antero Midstream's and AMGP's named executive officers concerning any type of compensation, whether present, deferred or contingent, that is based on or otherwise related to the Transactions. At this time, neither Antero Midstream nor AMGP have plans to grant new equity awards to the executive officers in connection with the Transactions other than the conversion and exchange of existing equity awards. The vesting of these existing awards will not accelerate in connection with the Transactions. Neither Antero Midstream nor AMGP have entered into any new compensatory agreements with any executive officer at this time, and neither party expects to enter into a new compensatory agreement with such executives prior to the closing of the Transactions. Further, the Transactions will not constitute a "change in control" transaction under the applicable compensation arrangements, thus there are no change in control payments due to the executive officers in connection with the Transactions. As a result, there are no payments that will be made to named executive officers that are based on or otherwise related to the Transactions.

Indemnification and Insurance

        The Simplification Agreement provides for indemnification, advancement of expenses, elimination of liability and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the Merger of any of Antero Midstream, AMP GP, Antero Midstream's subsidiaries or any of the AM D&O Indemnified Parties (as defined below) to the fullest extent authorized or permitted by applicable law, in addition to existing rights of the AM D&O Indemnified Parties, as described more fully under "The AMGP Proposals and the AM Merger Proposal: The Simplification Agreement and the Transactions—Covenants—Indemnification and Insurance." These Simplification Agreement provisions are in addition to the indemnification and advancement of expenses provided to each of AMP GP's directors and officers under the AMP GP limited liability company agreement, the Antero Midstream Partnership Agreement and the indemnification agreement entered into between Antero Midstream, AMP GP and each of AMP GP's officers and directors, which provisions the Simplification Agreement requires to be maintained in effect for six years after the effective time of the Merger.

        The Simplification Agreement also requires New AM to maintain for six years after the effective time of the Merger, officers' and directors' liability insurance with a nationally reputable carrier for the benefit of each AM D&O Indemnified Party (as defined below) who is or was at any time before the effective time of the Merger are covered by the existing directors' and officers' liability insurance policies applicable to Antero Midstream, AMP GP or any of Antero Midstream's subsidiaries, as described more fully under "The AMGP Proposals and the AM Merger Proposal: The Simplification Agreement and the Transactions—Covenants—Indemnification and Insurance."

Current Governance Rights of AMGP GP Sponsors

        The AMGP GP Sponsors collectively own 100% of the limited liability interests in AMGP GP and are currently entitled to appoint, individually or collectively, all of the directors of AMGP GP. AMGP GP manages the operations of AMGP.

        AMGP GP's limited liability company agreement currently provides for a board of directors consisting of up to eight members. For so long as each AMGP GP Sponsor, together with its respective affiliates, directly or indirectly owns at least 3% of the AMGP Common Shares as of a date of determination, such party will be entitled to designate one director to the AMGP Board, and for so long as certain funds affiliated with Warburg Pincus LLC, together with their affiliates, directly or indirectly owns at least 12% of outstanding AMGP Common Shares as of a date of determination, certain funds affiliated with Warburg Pincus LLC will be entitled to designate a second director to the AMGP Board. In the event that any designating party's ownership level falls below the minimum ownership requirement, such party will automatically forfeit its designation right and its interest in AMGP GP, and the directors then designated by such party will be removed from the AMGP Board. In the event there are only two designating parties entitled to designate a director to the AMGP Board, the minimum ownership requirement will be reduced from 3% to 1% of outstanding AMGP Common Shares as of a date of determination, and neither of the two remaining designating parties will be required to forfeit its designation right and its interest in AMGP GP unless both remaining designating parties fall below the 1% minimum ownership requirement. In the event that both remaining designating parties fall below the 1% minimum ownership requirement, holders of AMGP Common Shares will be entitled to elect all of the members of the AMGP Board. AMGP Shareholders currently have no ability to vote on the election of directors.

Post-Transaction Governance and Stockholders' Agreement

        Upon completion of the Conversion, AMGP will be converted to a Delaware corporation that will be managed by and under the direction of its board of directors. Pursuant to the provisions of the New AM certificate of incorporation, the New AM bylaws and applicable law, the New AM Stockholders will be entitled to vote on the election of directors, as more fully described under "Comparison of the Rights of New AM Stockholders, AMGP Shareholders and AM Unitholders." The New AM Board will be classified and a majority of directors will be independent.

        Upon the entry into the Simplification Agreement, AMGP, a subsidiary of Antero Resources referred to as "AR Sub," certain funds affiliated with Warburg Pincus LLC, certain funds affiliated with Yorktown Partners LLC, Paul M. Rady and Glen C. Warren, Jr. entered into a Stockholders' Agreement, which will become effective as of the closing of the Transactions and which will govern certain rights and obligations of the parties following the consummation of the Transactions.

        Under the Stockholders' Agreement, and subject to additional limitations in the event of a Fundamental Change (as defined in the Stockholders' Agreement), AR Sub will be entitled to designate two directors, who shall initially be Mr. Rady and Mr. Warren, for nomination and election to the New AM Board for so long as, together with its affiliates, AR Sub owns at least an amount of shares equal to 8% of the qualifying New AM Common Stock and one director so long as it owns at least an amount of shares equal to 5% of the qualifying New AM Common Stock. To the extent that either Mr. Rady and/or Mr. Warren are not designated for election to the New AM Board by AR Sub pursuant to the Stockholders' Agreement, Mr. Rady and Mr. Warren will be entitled to collectively designate two directors (or one director for so long as either Mr. Rady or Mr. Warren is designated by AR Sub) for election for so long as Mr. Rady and Mr. Warren and their affiliates (other than Antero Resources and its subsidiaries) collectively own an amount of shares equal to at least 8% of the qualifying New AM Common Stock and one director for election for so long as they collectively own an amount of shares equal to at least 5% of the qualifying New AM Common Stock. Certain funds affiliated with Warburg Pincus LLC and certain funds affiliated with Yorktown Partners LLC will be entitled to collectively designate two directors for election to the New AM Board for so long as certain funds affiliated with Warburg Pincus LLC and certain funds affiliated with Yorktown Partners LLC and their affiliates (other than Antero Resources and its subsidiaries) collectively own an amount of shares equal to at least 8% of the qualifying New AM Common Stock and one director for election for so long as they collectively own an amount of shares equal to at least 5% of the qualifying New AM Common Stock. Notwithstanding the foregoing, upon the occurrence of a Fundamental Change, AR Sub, Mr. Rady and Mr. Warren and certain funds affiliated with Warburg Pincus LLC and certain funds affiliated with Yorktown Partners LLC will each be entitled to designate one director so long as they own an amount of shares equal to at least 5% of the qualifying New AM Common Stock, except to the extent that AR Sub designates either Mr. Rady or Mr. Warren, in which case Mr. Rady or Mr. Warren will not be entitled to designate a director.

        It is expected that each of AR Sub, the Management Holders and the Sponsor Holders will hold approximately 21%, 10% and 14%, respectively, of the outstanding New AM Common Stock following completion of the Transactions, based upon the amount of outstanding equity at each entity as of December 4, 2018.

        Each of the parties to the Stockholders' Agreement has agreed to vote all of their shares of New AM Common Stock in favor of the directors designated by the other parties in accordance with the Stockholders' Agreement and, at such party's election (i) in favor of any other nominees nominated by the Nominating and Governance Committee of the New AM Board or (ii) in proportion to the votes cast by the New AM Stockholders in favor of such nominees. In calculating the 8% and 5% ownership thresholds for purposes of the Stockholders' Agreement, qualifying New AM Stock is determined by dividing the New AM Common Stock ownership for each stockholder or group of stockholders as of the applicable measurement date by (i) the total number of outstanding shares of New AM Common Stock at the closing of the Transactions or (ii) the total number of outstanding shares on the applicable measurement date, whichever is less. Pursuant to the terms of the Stockholders' Agreement, no more than 45% of the shares of New AM Common Stock outstanding as of closing of the Merger will be subject to the obligations of the Stockholders' Agreement.

        Under the Stockholders' Agreement, the parties have agreed that for so long as AR Sub has the right to designate at least one director, (i) if Mr. Rady is an executive officer of Antero Resources, he shall serve as Chief Executive Officer at New AM and (ii) if Mr. Warren is an executive officer of Antero Resources, he shall serve as President at New AM, and both Mr. Rady and Mr. Warren shall be subject to removal from such officer positions at New AM for cause. For so long as Mr. Rady is a member of the New AM Board and is an executive officer of Antero Resources and/or New AM, the parties have agreed that he shall serve as Chairman of the New AM Board, subject to his removal as Chief Executive Officer of New AM for cause. The Stockholders' Agreement will terminate as to each stockholder upon the time at which such stockholder no longer has the right to designate an individual for nomination to the New AM Board pursuant to the Stockholders' Agreement.

Registration Rights Agreement

        New AM will enter into a registration rights agreement with Antero Resources, certain members of management, certain funds affiliated with Warburg Pincus LLC and certain funds affiliated with Yorktown Partners LLC and the Series B Holders (collectively, the "Registration Rights Holders"), pursuant to which New AM will agree to register the resale of the New AM Common Stock received by the Registration Rights Holders in the Conversion, the Merger and the Series B Exchange, as applicable, under certain circumstances.

HSR Filing Fees

        On November 5, 2018, Antero Resources submitted an HSR Notification and Report Form under the HSR Act with respect to its acquisition of New AM Common Stock in the Merger, and Mr. Rady and Mr. Warren submitted HSR Notification and Report Forms under the HSR Act with respect to their acquisition of New AM Common Stock in the Series B Exchange and the Merger. AMGP paid the filing fees associated with these submissions, and Antero Midstream will reimburse AMGP for 50% of the filing fees. The Antitrust Division and the FTC granted early termination of the applicable waiting period under the HSR Act on November 19, 2018.

Security Ownership of Certain Beneficial Owners and Management of AMGP and Antero Midstream

        The following sets forth certain information with respect to the beneficial ownership of AMGP Common Shares and AM Common Units that are issued and outstanding as of December 4, 2018, and held by:

  •
  each AM Unitholder known by Antero Midstream to be the beneficial owner of more than 5% of AM Common Units;

  •
  each AMGP Shareholder known by AMGP to be the beneficial owner of more than 5% of AMGP Common Shares;

  •
  each of the directors and named executive officers AMP GP and AMGP GP;

  •
  all of the executive officers and directors of AMP GP as a group; and

  •
  all of the executive officers and directors of AMGP GP as a group.

        Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, Antero Midstream and AMGP believe that their respective directors and executive officers listed below have sole voting and investment power with respect to the shares or units beneficially owned by them, except to the extent this power may be shared with a spouse, based on information provided by such directors and executive officers to each of Antero Midstream and AMGP.

        Unless indicated otherwise by footnote, the address of each person or entity named in the table is 1615 Wynkoop Street, Denver, Colorado 80202.

	Antero Midstream Partners LP		Antero Midstream GP LP
Name	Common Units Beneficially Owned	Percentage of Common Units Beneficially Owned(1)	Common Shares Beneficially Owned	Percentage of Common Shares Beneficially Owned(2)
Paul M. Rady(3)(4)	194,152	*	19,996,619	10.7%
Glen C. Warren Jr(4)(5).	134,996	*	14,931,079	8.0%
Peter R. Kagan(6)(7)	14,529	*	55,121,670	29.6%
W. Howard Keenan, Jr.(8)(9)	14,529	*	7,424	*
James R. Levy(6)(7)	—	—	55,122,170	29.6%
Richard W. Connor	19,529	*	—	—
John C. Mollenkopf	4,928	*	—	—
David A. Peters	20,529	*	—	—
Peter A. Dea	—	*	2,291	*
Brooks J. Klimley(10)	9,655	*	7,424	*
Rose M. Robeson	—	—	7,424	*
Michael N. Kennedy(4)	20,256	*	27,774	*
Kevin J. Kilstrom	32,856	*	917,548	*
Alvyn A. Schopp	38,856	*	1,394,146	*
All AMP GP directors and executive officers as a group(11)	495,160	*	37,186,671	20.0%
All AMGP GP directors and executive officers as a group(11)	459,829	*	37,308,967	20.0%
Other 5% or more unitholders/shareholders:
Antero Resources(12)	98,870,335	52.8%	—	—
AMP GP(13)	—	—	—	—
AMGP GP LLC(13)	—	—	—	—
Tortoise Capital Advisors, L.L.C.(14)	10,380,013	5.5%
Warburg Pincus Funds(15)	—	—	55,109,589	29.6%

*
Represents less than 1%.

(1)
Calculated based on 187,321,931 AM Common Units outstanding as of December 4, 2018.

(2)
Calculated based on 186,219,438 AMGP Common Shares outstanding as of December 4, 2018.

(3)
Includes 19,180,821 AMGP Common Shares held by Mockingbird Investments LLC ("Mockingbird"). Mr. Rady owns a 3.68% limited liability company interest in Mockingbird, and a trust under his control owns the remaining 96.32%. Mr. Rady disclaims beneficial ownership of all AMGP Common Shares held by Mockingbird except to the extent of his pecuniary interest therein.

(4)
Such holder owns Series B Units that are exchangeable for AMGP Common Shares under certain circumstances. See "The AMGP Proposals and the AM Merger Proposal: The Simplification Agreement and the Transactions—Other Important Agreements Related to the Transactions—IDR Holdings LLC Agreement Amendment."

(5)
Includes 40,000 AM Common Units and 3,891,100 AMGP Common Shares held by Canton Investment Holdings LLC ("Canton"). Mr. Warren is the managing member and 50% owner of Canton. Mr. Warren disclaims beneficial ownership of all AMGP Common Shares held by Canton except to the extent of his pecuniary interest therein.

(6)
Has a mailing address of c/o Warburg Pincus LLC, 450 Lexington Avenue, New York, New York 10017.

(7)
Includes 55,109,589 AMGP Common Shares held by the Warburg Pincus Funds (as defined in footnote 18). Messrs. Kagan and Levy disclaim beneficial ownership of all AMGP Common Shares attributable to the Warburg Pincus Funds except to the extent of their pecuniary interest therein.

(8)
Has a mailing address of 410 Park Avenue, 19th Floor, New York, New York 10022.

(9)
Mr. Keenan is a member and manager of the direct or indirect general partner of each of Yorktown Energy Partners V, L.P., Yorktown Energy Partners VI, L.P., Yorktown Energy Partners VII, L.P. and Yorktown Energy Partners VIII, L.P., which own 1,875,802 AMGP Common Shares, 1,970,846 AMGP Common Shares, 4,596,064 AMGP Common Shares and 7,091,699 AMGP Common Shares, respectively. Mr. Keenan does not have sole or shared voting or investment power within the meaning of Rule 13d-3 under the Exchange Act with respect to the AMGP Common Shares held by such investment funds and disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(10)
Has a mailing address of 9 Sherman Avenue, Bronxville, New York 10708.

(11)
Excludes 55,109,589 AMGP Common Shares held by the Warburg Pincus Funds (as defined in footnote 18), over which Messrs. Kagan and Levy may be deemed to have indirect beneficial ownership.

(12)
Under Antero Resources' amended and restated certificate of incorporation and bylaws, the voting and disposition of AM Common Units held by Antero Resources will be controlled by the AR Board. The AR Board, which acts by majority approval, comprises Peter R. Kagan, W. Howard Keenan, Jr., Robert J. Clark, Richard W. Connor, Benjamin A. Hardesty, James R. Levy, Joyce E. McConnell, Paul M. Rady and Glen C. Warren, Jr. Each of the members of the AR Board disclaims beneficial ownership of any of AM Common Units held by Antero Resources.

(13)
Under each of AMP GP's and AMGP GP's amended and restated limited liability company agreement, the voting and disposition of any AM Common Units, AMGP Common Shares or the Series A Units of IDR Holdings will be controlled by each of their sole member, AMGP. The AMGP Board, which acts by majority approval, comprises Peter R. Kagan, W. Howard Keenan, Jr., Peter A. Dea, Brooks J. Klimley, James R. Levy, Rose M. Robeson, Paul M. Rady and Glen C. Warren, Jr. Each of the members of the AMGP Board disclaims beneficial ownership of any of Antero Midstream's or AMGP's securities held by the general partner.

(14)
Tortoise Capital Advisors, L.L.C. ("TCA") has a mailing address of 11550 Ash Street, Suite 300, Leawood, Kansas 66211. TCA acts as an investment adviser to certain investment companies registered under the Investment Company Act of 1940. TCA, by virtue of investment advisory agreements with these investment companies, has all investment and voting power over securities owned of record by these investment companies. However, despite their delegation of investment and voting power to TCA, these investment companies may be deemed to be the beneficial owners, under Rule 13d-3 of the Act, of the securities they own of record because they have the right to acquire investment and voting power through termination of their investment advisory agreement with TCA. Thus, TCA has reported that it shares voting power and dispositive power over the securities owned of record by these investment companies. TCA also acts as an investment adviser to certain managed accounts. Under contractual agreements with these managed account clients, TCA, with respect to the securities held in these client accounts, has investment and voting power with respect to certain of these client accounts, and has investment power but no voting power with respect to certain other of these client accounts. TCA has reported that it shares voting and/or investment power over the securities held by these client managed accounts despite a delegation of voting and/or investment power to TCA because the clients have the right to acquire investment and voting power through termination of their agreements with TCA. TCA may be deemed the beneficial owner of the securities covered by this statement under Rule 13d-3 of the Act that are held by its clients.

(15)
The Warburg Pincus Funds are Warburg Pincus Private Equity VIII, L.P., a Delaware limited partnership ("WP VIII"), Warburg Pincus Netherlands Private Equity VIII C.V. I, a company formed under the laws of the Netherlands ("WP VIII CV I"), WP-WPVIII Investors, L.P., a Delaware limited partnership ("WP-WPVIII Investors" and, together with WP VIII and WP VIII CV I, the "WP VIII Funds"), Warburg Pincus Private Equity X O&G, L.P., a Delaware limited partnership ("WP X O&G"), and Warburg Pincus X Partners, L.P., a Delaware limited partnership ("WP X Partners," and together with WP X O&G, the "WP X O&G Funds"). WP-WPVIII Investors GP L.P., a Delaware limited partnership ("WP-WPVIII GP"), is the general partner of WP-WPVIII Investors. Warburg Pincus X, L.P., a Delaware limited partnership ("WP X GP"), is the general partner of each of the WP X O&G Funds. Warburg Pincus X GP L.P., a Delaware limited partnership ("WP X GP LP"), is the general partner of WP X GP. WPP GP LLC, a Delaware limited liability company ("WPP GP"), is the general partner of WP-WPVIII GP and WP X GP LP. Warburg Pincus Partners, L.P., a Delaware limited partnership ("WP Partners"), is (i) the managing member of WPP GP, and (ii) the general partner of WP VIII and WP VIII CV I. Warburg Pincus Partners GP LLC, a Delaware limited liability company ("WP Partners GP"), is the general partner of WP Partners. Warburg Pincus & Co., a New York general partnership ("WP"), is the managing member of WP Partners GP. Warburg Pincus LLC, a New York limited liability company ("WP LLC"), is the manager of each of the WP VIII Funds and the WP X O&G Funds.

Transactions in AMGP Common Shares and AM Common Units

        In the two months preceding this joint proxy statement/prospectus, there have been (i) certain grants of fully vested AMGP Common Shares and AM Common Units to each of AMGP GP and AMP GP's non-employee directors pursuant to AMGP and Antero Midstream's respective long-term incentive plans, and (ii) the sale of 50,000 AMGP Common Shares by Mr. Kevin J. Kilstrom on August 17, 2018 and the sale of 5,000 AMGP Common Shares by Mr. K. Phil Yoo on September 4, 2018, in each case pursuant to previously adopted 10b5-1 trading plans.

No Appraisal Rights

        Neither AMGP Shareholders nor AM Unitholders will have appraisal rights in connection with the Transactions. Neither the AMGP Partnership Agreement, Antero Midstream Partnership Agreement, nor the Simplification Agreement provides AMGP or Antero Midstream limited partners with any dissenters' or appraisal rights with respect to the Transactions. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by references to Delaware law, the AMGP Partnership Agreement, the Antero Midstream Partnership Agreement and the Simplification Agreement.

Accounting Treatment of the Transactions

        AMGP is the sole member of AMP GP, the general partner of Antero Midstream, and also controls the incentive distribution rights in Antero Midstream through its ownership interest in IDR Holdings (subject to the rights of the Series B Holders to receive distributions in respect of their Series B Units). As a result of the Merger, Antero Midstream will become an indirect, wholly owned subsidiary of New AM, and the AM Unitholders will collectively own a majority of the outstanding New AM Common Stock. This will result in New AM acquiring the incentive distribution rights of Antero Midstream that are currently held by AMGP. Because of the nature and effect of the Merger, the Transactions are treated for accounting purposes like an equity transaction among entities under common control and the historic carrying values of the assets, liabilities and equity interests of the parties to the Transactions are carried forward.

Estimated Fees and Expenses

Description	Amount (in thousands)
Financial Advisory Fees	$
Legal and Other Professional Service Fees
Proxy Solicitation, Printing and Mailing Costs
Filing Fees		1,033,156
Miscellaneous

Total	$

Regulatory Approvals Required for the Merger

        Under the HSR Act and related rules, the Transactions may not be completed until notifications have been given and information furnished to the Antitrust Division and the FTC and all statutory waiting period requirements under the HSR Act have been satisfied. On November 5, 2018, each of AMGP, Antero Midstream, Antero Resources, Paul M. Rady and Glen C. Warren, Jr. filed the HSR Forms with the Antitrust Division and the FTC. The Antitrust Division and the FTC granted early termination of the applicable waiting period under the HSR Act on November 19, 2018. However, at any time before or after completion of the Transactions, the DOJ, the FTC or any state may request additional information or could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Transactions, to rescind the Transactions or to seek divestiture of particular assets of AMGP or Antero Midstream. Private parties also may seek to take legal action under the antitrust laws under certain circumstances.

Directors and Executive Officers of New AM Following the Transactions

        All of the executive officers of AMP GP are currently also executive officers of AMGP GP. Following the Transactions, these individuals will continue as executive officers of New AM. Upon completion of the Transactions, nearly all members of each board will continue as members of the New AM Board. The New AM Board will be split into three classes, with the term of the Class I Directors expiring at the first annual meeting following the closing of the Transactions, the term of the Class II Directors expiring at the second annual meeting following the closing of the Transactions and the term of the Class III Directors expiring at the third annual meeting following the closing of the Transactions. The initial members of the New AM Board, and the class to which there are assigned, are set forth below.

Name	Age	Class
W. Howard Keenan, Jr.	67	I
Peter A. Dea	65	I
David A. Peters	60	I
Glen C. Warren, Jr.	62	II
Brooks J. Klimley	61	II
John C. Mollenkopf	57	II
Peter R. Kagan	50	III
Paul M. Rady	65	III
Rose M. Robeson	58	III

  Class I Directors

        W. Howard Keenan, Jr. has served as a member of the AMGP Board since April 2017. Mr. Keenan has also served as a member of the AM Board since February 2014 and a member of the AR Board since 2004. Mr. Keenan has over 40 years of experience in the financial and energy businesses. Since 1997, he has been a Member of Yorktown Partners LLC, a private investment manager focused on the energy industry. From 1975 to 1997, he was in the Corporate Finance Department of Dillon, Read & Co. Inc. and active in the private equity and energy areas, including the founding of the first Yorktown Partners fund in 1991. He is serving or has served as a director of multiple Yorktown portfolio companies and currently serves as a director of the following public companies: Ramaco Resources, Inc. and Solaris Oilfield Infrastructure, Inc. Mr. Keenan holds a B.A. degree cum laude from Harvard College and an M.B.A. degree from Harvard University.

        Peter A. Dea has served as a member of the AMGP Board since April 2018. Mr. Dea has been the Executive Chairman of Confluence Resources LP (a private oil and gas company) since September 2016. Mr. Dea has served as the President and Chief Executive Officer of Cirque Resources LP (a private oil and gas company) since May 2007. Mr. Dea has been a director of Liberty Oilfield Services Inc. since January 2018. From November 2001 through August 2006, Mr. Dea was President and Chief Executive Officer and a director of Western Gas Resources, Inc. from November 2001 through August 2006 (when it was sold to Anadarko Petroleum Corporation). Mr. Dea joined Barrett Resources Corporation in November 1993 and served as Chief Executive Officer and director from November 1999 and as Chairman from February 2000 through August 2001 when the company was sold. Prior to that he held several managerial and geologic positions with Exxon Company, U.S.A. Mr. Dea holds a B.A. degree from Western State Colorado University and an M.S. degree from the University of Montana. Mr. Dea also attended the Harvard Business School Advanced Management Program.

        David A. Peters has served as a member of the AM Board since November 2014. Mr. Peters served as a director of TransMontaigne GP L.L.C., the general partner of TransMontaigne Partners L.P. (NYSE: TLP), from May 2005 to August 2014, and served as a member of the audit and compensation committees and as the chair of the conflicts committee. Since 1999, Mr. Peters has been a business consultant with a primary client focus in the energy sector. In addition, Mr. Peters also served as a member of the board of directors of QDOBA Restaurant Corporation from 1998 to 2003. From 1997 to 1999, Mr. Peters was a managing director of a private investment fund, and from 1995 to 1997 he served as an executive vice president at Duke Energy Field Services/PanEnergy Field Services Inc., responsible for natural gas gathering, compression and storage operations. Prior to joining Duke Energy Field Services/PanEnergy Field Services Inc., Mr. Peters held various positions with Associated Natural Gas Corporation, and from 1980 to 1984, he worked in the audit department of Peat Marwick Mitchell & Co. Mr. Peters holds a B.B.A. from the University of Michigan.

  Class II Directors

        Glen C. Warren, Jr. has served as President and Secretary and as a member of the AMGP Board since May 2017, has served as President and Secretary and as a member of the AM Board since November 2014 and has served as President, Chief Financial Officer and Secretary and member of the AR Board since May 2004 and of its predecessor company from its founding in 2002 until its sale to XTO Energy, Inc. in April 2005. Prior to joining Antero, Mr. Warren served as EVP, CFO and Director of Pennaco Energy from 1998 until its sale to Marathon in early 2001. Mr. Warren spent 10 years as a natural resources investment banker focused on equity and debt financing and M&A advisory with Lehman Brothers, Dillon Read & Co. Inc. and Kidder, Peabody & Co. Mr. Warren began his career as a landman in the Gulf Coast region with Amoco, where he spent six years. Mr. Warren holds a B.A. from the University of Mississippi, a J.D. from the University of Mississippi School of Law and an M.B.A. from the Anderson School of Management at U.C.L.A.

        Brooks J. Klimley has served as a member of the AMGP Board since May 2017. Mr. Klimley served as a member of the AM Board from March 2015 until he joined the AMGP Board. In 2013, Mr. Klimley joined The Silverfern Group, which is focused on private equity co-investments, after a nearly 25 year career leading investment banking practices covering the energy and mining sectors. In addition, he has served as an Adjunct Professor at Columbia University's graduate schools of business and international affairs since 2010. Previously, Mr. Klimley acted as President of Brooks J. Klimley & Associates, an energy advisory services firm focused on strategy and capital raising for energy and natural resources companies. Prior to founding his own firm in 2009, Mr. Klimley acted as the President of CIT Energy and held senior leadership positions at a number of financial institutions, including Citicorp, Bear Stearns, UBS and Kidder, Peabody. Mr. Klimley holds a dual B.A./M.A. in Jurisprudence (Law) from Oxford University and a joint degree in Economics and History from Columbia University.

        John C. Mollenkopf has served as a member of the AM Board since April 2017. Mr. Mollenkopf retired from MPLX, L.P. (NYSE: MPLX) in October 2016. He previously served MPLX as Executive Vice President and Chief Operating Officer, MarkWest operations, from December 2015 through September 2016 following the merger of MPLX and MarkWest. From 2011 through 2015, he served as Executive Vice President and Chief Operating Officer of MarkWest. Mr. Mollenkopf began his employment with MarkWest Hydrocarbon, Inc. in 1996 as Manager New Projects and progressed to General Manager and later to Vice President of the Michigan Business unit. In 2002, Mr. Mollenkopf was one of the founders of MarkWest Energy GP, LLC, the general partner of MarkWest. Between 2002 and 2011, Mr. Mollenkopf served MarkWest as Vice President—Business Development, Senior Vice President—Southwest Business Unit, Senior Vice President and Chief Operations Officer, Senior Vice President and Chief Operating Officer. Between 1982 and 1996, Mr. Mollenkopf worked for ARCO Oil and Gas Company in California and Texas, holding positions of increasing responsibility in facilities, project, process and plant engineering as well as operations supervision. Mr. Mollenkopf holds a Bachelor of Science degree in mechanical engineering from the University of Colorado at Boulder 1983. He serves on the Engineering Advisory Council for the college of engineering at the University of Colorado at Boulder.

  Class III Directors

        Peter R. Kagan has served as a member of the AMGP Board since April 2017, as a member of the AM Board since February 2014 and as a member of the AR Board since 2004. Mr. Kagan has been with Warburg Pincus since 1997 where he leads the firm's investment activities in energy and natural resources. He is a Partner of Warburg Pincus & Co. and a Managing Director of Warburg Pincus LLC. He is also a member of Warburg Pincus LLC's Executive Management Group. Mr. Kagan received a B.A. degree cum laude from Harvard College and J.D. and M.B.A. degrees with honors from the University of Chicago. Prior to joining Warburg Pincus, he worked in investment banking at Salomon Brothers in both New York and Hong Kong. Mr. Kagan currently also serves on the boards of directors of the following public companies: Laredo Petroleum Holdings, Inc., MEG Energy Corp. and Targa Resources Corp., as well as the boards of several private companies. In addition, he is a director of Resources for the Future and a trustee of Milton Academy.

        Paul M. Rady has served as Chief Executive Officer and Chairman of the AMGP Board since April 2017 and Chief Executive Officer and Chairman of the AM Board since February 2014. Mr. Rady was a co-founder and served as Chief Executive Officer and Chairman of the AR Board since May 2004 and of its predecessor company from its founding in 2002 to its sale to XTO Energy, Inc. in April 2005. Prior to Antero Resources, Mr. Rady served as President, CEO and Chairman of Pennaco Energy from 1998 until its sale to Marathon in early 2001. Prior to Pennaco, Mr. Rady was with Barrett Resources from 1990 until 1998 where he initially was recruited as Chief Geologist in 1990, then served as Exploration Manager, EVP Exploration, President, COO and Director and ultimately CEO. Mr. Rady began his career with Amoco where he served 10 years as a geologist focused on the Rockies and Mid-Continent. Mr. Rady holds a B.A. in Geology from Western State College of Colorado and M.Sc. in Geology from Western Washington University.

        Rose M. Robeson has served as a member of the AMGP Board since May 2017. Prior to her retirement in March 2014, Ms. Robeson was Senior Vice President and Chief Financial Officer of DCP Midstream GP, LLC, the general partner of DCP Midstream Partners, LP from May 2012 until January 2014. Ms. Robeson also served as Group Vice President and Chief Financial Officer of DCP Midstream LLC from January 2002 to May 2012. Ms. Robeson served as a director of American Midstream GP, LLC, the general partner of American Midstream Partners, LP (NYSE: AMID) from June 2014 to June 2016. Ms. Robeson served as a director of Tesco Corporation from November 2015 to December 2017. Ms. Robeson earned her B.S. degree in Accounting from Northwest Missouri State University. Ms. Robeson also attended the Harvard Business School Advanced Management Program. Ms. Robeson became a certified public accountant in 1983 and her license is currently inactive. Ms. Robeson is a member of the board of directors of SM Energy, an independent energy company engaged in the acquisition, development, and production of crude oil, natural gas and natural gas liquids in onshore North America, and serves as Audit Committee Chair. Ms. Robeson is also a director of Newpark Resources (NYSE: NR), a worldwide provider of drilling fluids systems and composite matting systems used in oilfield services, and serves on the Audit, Compensation, and Nominating and Governance committees.

Stockholders' Agreement

        In connection with the entry into the Simplification Agreement, AMGP, AR Sub, the Sponsor Holders and the Management Holders entered into the Stockholders' Agreement, which will become effective as of the closing of the Transactions and which will govern certain rights and obligations of the parties following the consummation of the Transactions, including rights to designate directors for election to the New AM Board. For a description of the Stockholders' Agreement, please see "—Interests of Certain Persons in the Transactions—Post-Transaction Governance and Stockholders' Agreement."

AM Unitholders Making Elections

        No less than 30 days prior to the anticipated effective time of the Merger or on such other date as AMGP and Antero Midstream may mutually agree, Antero Midstream will mail to AM Unitholders under separate cover a form of election for making an election to receive one of the Public Mixed Consideration, Public Stock Consideration or Public Cash Consideration or making no elections. AM Unitholders will have a minimum of 20 business days from the mailing of the form of election to make their election. Any AM Unitholder who became an AM Unitholder after the record date established for the mailing of forms of election, or who did not otherwise receive a form of election, should contact MacKenzie Partners, Inc., toll-free at (800) 322-2885 or their bank, broker, nominee, trust company or other fiduciary to obtain a form of election. AM Unitholders who vote against approving the Simplification Agreement are still entitled to make elections with respect to their AM Common Units. The form of election allows AM Unitholders to make Public Mixed Consideration, Public Stock Consideration or Public Cash Consideration elections for some or all of their AM Common Units or no election for their AM Common Units. AM Common Units as to which the holder has not made a valid election prior to the Election Deadline will be treated as though no election has been made. To validly make a Public Mixed Consideration, Public Stock Consideration or Public Cash Consideration election or no election, AM Unitholders must properly complete, sign and send the form of election and unit certificates (or evidence of units in book-entry form) to the exchange agent prior to the Election Deadline.

        For information regarding certain U.S. federal income tax consequences of the Transactions, please see "Material U.S. Federal Income Tax Consequences."

Exchange Agent

        American Stock Transfer and Trust Company will serve as the exchange agent for purposes of effecting the election and proration procedures.

Election Deadline

        The Election Deadline will be 5:00 p.m., New York City time, on the later of the twentieth day following the mailing of the form of election and ten days prior to the anticipated closing date of the Transactions, or such other time as mutually agreed by AMGP and Antero Midstream. AMGP and Antero Midstream will publicly announce the anticipated Election Deadline at least five business days prior to the Election Deadline in a press release, on their websites and in filings with the SEC. If the effective time of the Merger is delayed to a subsequent date, the Election Deadline will be similarly delayed to a subsequent date (which will be the later of the twentieth day following the mailing of the form of election and ten days prior to the anticipated closing date of the Transactions, or such other time as mutually agreed by AMGP and Antero Midstream), and Antero Midstream will promptly announce any such delay. The market price of any New AM Common Stock to be received as part of the Merger Consideration will depend on the closing price of New AM Common Stock on the date the Transactions are consummated. As such, AM Unitholders will not know the exact market value of the Merger Consideration they will receive at the time they make their election.

        AM Unitholders who hold their units in "street name" may be subject to an earlier deadline. Therefore, AM Unitholders should carefully read any materials received from their bank, broker, nominee, trust company or other fiduciary.

Form of Election

        The applicable form of election must be properly completed and signed and accompanied by:

  •
  duly endorsed original certificates representing all of the AM Common Units to which such form of election relates, duly endorsed in blank or otherwise in a form acceptable for transfer on Antero Midstream's books (or appropriate evidence as to loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification, as described in the form of election);

  •
  a properly completed and signed notice of guaranteed delivery, as described in the instructions accompanying the form of election, from a firm which is a member of a registered national securities exchange or commercial bank or trust company having an office or correspondent in the U.S., provided that the actual unit certificates are in fact delivered to the exchange agent by the time set forth in the notice of guaranteed delivery; or

  •
  if the AM Common Units are held in book-entry form, the documents specified in the instructions accompanying the form of election.

        In order to make a Public Mixed Consideration, Public Stock Consideration or Public Cash Consideration election, the properly completed and signed form of election, together with one of the items described above, must be actually received by the exchange agent at or prior to the Election Deadline in accordance with the instructions accompanying the form of election.

Impact of Selling Units as to which an Election Has Already Been Made

        Any transfer prior to the Election Deadline of AM Common Units made by an AM Public Unitholder who has made an election will automatically revoke such election. AM Public Unitholders who have made elections will be unable to sell or otherwise transfer their AM Common Units after the

Election Deadline, unless the election is properly revoked before the Election Deadline or unless the Simplification Agreement is terminated.

Election Revocation and Changes

        An election may be revoked or changed with respect to all or a portion of the AM Common Units covered by the election by the holder who submitted the applicable form of election, but only by written notice received by the exchange agent prior to the Election Deadline. If an election is revoked, or the Simplification Agreement is terminated, and any unit certificates have been transmitted to the exchange agent, the exchange agent will promptly return those certificates to the AM Unitholder who submitted those certificates. AM Unitholders will not be entitled to revoke or change their elections following the Election Deadline, unless the Simplification Agreement is thereafter terminated or the Election Deadline is thereafter delayed. As a result, AM Unitholders who have made elections will be unable to revoke their elections or sell their AM Common Units during the period between the Election Deadline and the date of completion of the Merger or termination of the Simplification Agreement.

        AM Unitholders not making a valid election in respect of their AM Common Units prior to the Election Deadline, including as a result of revocation, will be deemed non-electing holders. If it is determined that any purported Public Mixed Consideration, Public Stock Consideration or Public Cash Consideration election was not properly made, the purported election will be deemed to be of no force or effect and the holder making the purported election will be deemed not to have made an election for these purposes, unless a proper election is subsequently made on a timely basis.

Non-Electing Holders

        AM Unitholders who make no election to receive Public Mixed Consideration, Public Stock Consideration or Public Cash Consideration in the Merger, whose forms of election are not received by the exchange agent by the Election Deadline, or whose forms of election are improperly completed or not signed will be deemed not to have made an election (and such AM Common Units referred to as "No Election Units"). To the extent that some or all of an AM Unitholder's AM Common Units are deemed to be No Election Units, such AM Unitholder will be deemed to have made a Public Mixed Consideration election with respect to such AM Common Units. See "—Proration and Adjustment Procedures" below.

Proration and Adjustment Procedures

  Option to Elect Additional Cash Consideration

        If there is Excess Available Cash, Antero Resources may elect to increase the total amount of cash consideration to be received as a part of the AR Mixed Consideration up to an amount equal to the Excess Available Cash, and the amount of shares it will receive will be reduced accordingly based on the AMGP VWAP (with a corresponding increase in the number of shares of New AM Common Stock to be received by AM Public Unitholders).

  Proration of Consideration Received by AM Public Unitholders

        AM Public Unitholders should be aware that any cash or stock elections they make may be subject to the proration and adjustment procedures provided in the Simplification Agreement to ensure that the total amount of cash paid and the total number of shares of New AM Common Stock transferred in the Merger do not exceed the total amount of cash paid and the total number of shares of New AM Common Stock that would have been paid in the Merger if all AM Public Unitholders had elected to receive the Public Mixed Consideration and Antero Resources had received the AR Mixed Consideration.

        Therefore, if providing cash per AM Common Unit to those AM Public Unitholders who elect to receive the Public Cash Consideration would cause more cash to be paid in the Merger than if all AM Public Unitholders were to receive $3.415 in cash per AM Common Unit and Antero Resources were to receive $3.00 in cash per AM Common Unit, then the amount of cash per AM Common Unit to be received by holders electing to receive the Public Cash Consideration will be reduced (pro rata across all outstanding AM Common Units subject to receipt of the Public Cash Consideration, (the "Cash Election Units")), so that the aggregate cash paid to all AM Public Unitholders is equal to $3.415 per AM Common Unit and the aggregate cash paid to Antero Resources is equal to $3.00 per AM Common Unit, and the remainder of the consideration in respect of outstanding Cash Election Units will be payable in shares of New AM Common Stock and cash in lieu of fractional shares.

        In addition, if providing shares of New AM Common Stock per AM Common Unit to those who elect to receive the Public Stock Consideration would cause there to be issued more aggregate shares of New AM Common Stock to Antero Resources (after giving effect to Antero Resources' right to increase the amount of cash it receives and the corresponding reduction to the number of shares of New AM Common Stock to be received by Antero Resources) and the AM Public Unitholders than if all AM Public Unitholders received 1.6350 shares of New AM Common Stock per AM Common Unit, and Antero Resources received the AR Mixed Consideration, then the amount of shares of New AM Common Stock per AM Common Unit to be received by holders electing to receive the Public Stock Consideration will be reduced (pro rata across all outstanding AM Common Units subject to receipt of the Public Stock Consideration, which are referred to as the "Stock Election Units"), so that the aggregate shares of New AM Common Stock paid to all AM Unitholders is equal to the number of shares of New AM Common Stock that would be issued if all of the AM Public Unitholders elected to receive the Public Mixed Consideration and Antero Resources received the AR Mixed Consideration, and the remainder of the consideration in respect of outstanding Stock Election Units will be payable in cash. However, if the Public Available Cash exceeds the cash consideration elected to be received by the AM Public Unitholders, Antero Resources may elect to increase the total amount of cash it receives as a part of the AR Mixed Consideration up to an amount equal to the Excess Available Cash. To the extent Antero Resources elects to receive additional cash, AM Unitholders that elect to receive Public Stock Consideration will be able to receive more shares of New AM Common Stock than they otherwise would have received.

        Neither AMGP nor Antero Midstream is making any recommendation as to whether AM Public Unitholders should elect to receive the Public Cash Consideration, Public Stock Consideration or the Public Mixed Consideration or should make no election in the Merger. You must make your own decision with respect to such election. No guarantee can be made that you will receive the amount of cash consideration or stock consideration you elect. As a result of the proration procedures and other limitations described in this joint proxy statement/prospectus and in the Simplification Agreement, you may receive stock consideration or cash consideration in amounts that are different from the amounts you elect to receive. Because the value of the stock consideration and cash consideration may differ, you may receive consideration having an aggregate value that is less than the aggregate value of the consideration you elected to receive.

Listing of Shares of New AM Common Stock

        AMGP expects to obtain approval to list on the NYSE the shares of New AM Common Stock to be issued or paid pursuant to the Simplification Agreement, which approval (subject to official notice of issuance) is a condition to the obligation of each party to effect the Transactions.

Delisting and Deregistration of AM Common Units

        Upon completion of the Merger, the AM Common Units currently listed on the NYSE will cease to be listed on the NYSE and will be subsequently deregistered under the Exchange Act.

Provisions for Unaffiliated Security Holders

        No provision has been made to grant AMGP Shareholders or AM Unitholders or any other party to the Simplification Agreement access to the files of AMGP or Antero Midstream or to obtain counsel or appraisal services at the expense of AMGP or Antero Midstream.

Ownership of Antero Midstream After the Merger

        All of the issued and outstanding limited liability company interests of Merger Sub held by NewCo will be converted into a number of AM Common Units (following the Transactions) equal to the number of AM Common Units issued and outstanding immediately prior to the effective time of the Merger that are exchanged as part of the Merger Consideration. Following the completion of the Transactions, NewCo will be a wholly owned subsidiary of AMGP and IDR Holdings will be an indirect, wholly owned subsidiary of New AM, and NewCo and IDR Holdings will own all of the limited partner interests in Antero Midstream as the surviving entity of the Merger.

Restrictions on Sales of New AM Common Stock Received in the Transactions

        Shares of New AM Common Stock issued or paid as part of the Transactions will not be subject to any restrictions on transfer arising under the Securities Act or the Exchange Act, except for (i) shares of New AM Common Stock paid pursuant to the Series B Exchange and (ii) shares of New AM Common Stock received by any AM Unitholder who may be deemed to be an "affiliate" of New AM after the completion of the Merger. This joint proxy statement/prospectus does not cover resales of New AM Common Stock received by any person upon the completion of the Merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale. However, at the effective time of the Merger, New AM will enter into a registration rights agreement with Antero Resources, certain members of management, certain funds affiliated with Warburg Pincus LLC, certain funds affiliated with Yorktown Partners LLC and the Series B Holders, pursuant to which New AM will agree to register the resale of the New AM Common Stock received by the Registration Rights Holders in the Conversion, the Merger and the Series B Exchange, as applicable, under certain circumstances.

RISK FACTORS

        In addition to the other information included and incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in the section titled "Special Note Regarding Forward-Looking Statements," you should carefully consider the following risks before deciding whether to vote for the approval of the applicable proposals described in this joint proxy statement/prospectus. In addition, you should read and carefully consider the risks associated with each of AMGP and Antero Midstream and their respective businesses. These risks can be found in AMGP's and Antero Midstream's respective Annual Reports on Form 10-K for the year ended December 31, 2017, as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. For further information regarding the documents incorporated into this joint proxy statement/prospectus by reference, please see the section titled "Where You Can Find More Information" beginning on page 270 of this joint proxy statement/prospectus. Realization of any of the risks described below, any of the events described under "Special Note Regarding Forward-Looking Statements" or any of the risks or events described in the documents incorporated by reference could have a material adverse effect on AMGP's, Antero Midstream's or the combined organization's businesses, financial condition, cash flows and results of operations and could result in a decline in the trading prices of the AMGP Common Shares or the AM Common Units.

Risks Related to the Transactions

AM Unitholders who will receive New AM Common Stock as part of the Merger Consideration cannot be sure of the market value of the New AM Common Stock they will receive until the closing of the Transactions.

        The market price of AMGP Common Shares and AM Common Units will fluctuate prior to the consummation of the Transactions. Changes in the trading price of AMGP Common Shares and AM Common Units may result from a variety of factors, including general market and economic conditions, market expectations regarding the impact of the Transactions on future financial performance, Antero Resources' expected production and ability to meet its drilling and development plan, commodity price volatility, inflation, environmental risks, Antero Resources' drilling and completion and other operating risks, regulatory changes, the uncertainty inherent in projecting future rates of production, cash flows and access to capital and the timing of capital development expenditures. Many of these factors are beyond AMGP's and Antero Midstream's control.

        The market price of the Merger Consideration ultimately received by AM Unitholders who will receive New AM Common Stock as part of the Merger Consideration will depend on the closing price of New AM Common Stock on the date the Transactions are consummated. As such, AM Unitholders will not know the exact market value of the Merger Consideration they will receive until the closing of the Transactions, which will be after the deadline for making their elections with respect to the Merger Consideration.

AM Unitholders may not receive the amount of cash consideration or stock consideration they elected to receive due to proration and adjustment, and therefore such unitholders may receive consideration having an aggregate value that is less than the aggregate value of the consideration they elected to receive.

        AM Unitholders who elect to receive either Public Cash Consideration or Public Stock Consideration will be subject to proration in the event that more cash or equity is elected to be received than what would otherwise have been paid if all AM Public Unitholders elected to receive the Public Mixed Consideration and Antero Resources had received the AR Mixed Consideration. Accordingly, some of the consideration AM Unitholders receive in the Transactions may differ from the type of consideration they elected to receive. The relative proportion of New AM Common Stock and cash that an AM Unitholder receives in the Transactions also may have an aggregate value that is higher or lower than the relative proportion of stock and cash that the AM Unitholder elected to receive. A discussion of the proration mechanism can be found under the heading "Special Factors—Proration and Adjustment Procedures."

If the Transactions are approved by the AMGP Shareholders and the AM Unitholders, the date that AM Unitholders will receive the Merger Consideration is dependent on the completion date of the Transactions, which is uncertain.

        As described in this joint proxy statement/prospectus, completing the Transactions is subject to several conditions, not all of which are controllable by AMGP or Antero Midstream. Accordingly, if the Transactions are approved by the AMGP Shareholders and the AM Unitholders, the date that AM Unitholders will receive Merger Consideration depends on the completion date of the Transactions, which is uncertain and subject to several other closing conditions.

The fairness opinions rendered to the AMGP Conflicts Committee, the AM Conflicts Committee and the AR Special Committee by Goldman Sachs, Tudor Pickering and Baird, respectively, were necessarily based on economic, monetary, market and other conditions as in effect on, and financial forecasts and other information made available to Goldman Sachs, Tudor Pickering and Baird as of, the dates of the respective opinions. As a result, each opinion does not reflect changes in events or circumstances after the date of such opinion. None of the AMGP Conflicts Committee, the AM Conflicts Committee or the AR Special Committee has obtained or requested or expects to obtain or request an updated fairness opinion from Goldman Sachs, Tudor Pickering or Baird, respectively, reflecting changes in circumstances that may have occurred since the signing of the Simplification Agreement.

        The fairness opinions rendered to each of the AMGP Conflicts Committee, the AM Conflicts Committee and the AR Special Committee by Goldman Sachs, Tudor Pickering and Baird, respectively, were provided for the information and assistance of the AMGP Conflicts Committee, the AM Conflicts Committee and the AR Special Committee, respectively, in connection with, and at the time of, their respective consideration of the Transactions and the Simplification Agreement. The opinions were necessarily based on economic, monetary, market and other conditions as in effect on, and financial forecasts and other information made available to Goldman Sachs, Tudor Pickering and Baird as of, the dates of their respective opinions, which may have changed, or may change, after the date such information was prepared or after the date of such respective opinions. None of the AMGP Conflicts Committee, the AM Conflicts Committee or the AR Special Committee has obtained or requested an updated opinion from Goldman Sachs, Tudor Pickering or Baird, respectively, following the dates of the respective opinions and does not expect to obtain or request an updated opinion prior to completion of the Transactions. Changes in the operations and prospects of AMGP, Antero Midstream or Antero Resources, general market, monetary, economic and other conditions and other factors that may be beyond the control of AMGP, Antero Midstream and Antero Resources, and on which the respective fairness opinions were based, may have altered the value of AMGP or Antero Midstream or the prices of AMGP Common Shares or AM Common Units since the dates of such opinions, or may alter such values and prices by the time the Transactions are completed. None of the opinions speaks as of any date other than the date of such opinion. For a description of the opinion that Goldman Sachs rendered to the AMGP Conflicts Committee, please refer to "Special Factors—Opinion of the AMGP Conflicts Committee's Financial Advisor." For a description of the opinion that Tudor Pickering rendered to the AM Conflicts Committee, please refer to "Special Factors—Opinion of the AM Conflicts Committee's Financial Advisor." For a description of the opinion that Baird rendered to the AR Special Committee, please refer to "Special Factors—Opinion of the AR Special Committee's Financial Advisor."

Financial projections by Antero Management may not prove to be reflective of actual future results.

        In connection with the Transactions, Antero Management prepared and considered, among other things, internal financial forecasts for AMGP and Antero Midstream, respectively. These forecasts speak only as of the date made and will not be updated. These financial projections were not prepared with a view to public disclosure, are subject to significant economic, competitive, industry and other uncertainties and may not be achieved in full, at all or within projected timeframes. In addition, the failure of businesses to achieve projected results could have a material adverse effect on the trading price of the New AM Common Stock, as well as New AM's financial position and ability to maintain or increase its dividends following the Transactions.

AMGP and Antero Midstream are subject to contractual interim operating restrictions while the proposed Transactions are pending, which could adversely affect each party's business and operations.

        Under the terms of the Simplification Agreement, each of AMGP and Antero Midstream is subject to certain restrictions on the conduct of its business prior to completing the Transactions, which may adversely affect its ability to execute certain of its business strategies. Such limitations could negatively affect each party's businesses and operations prior to the completion of the Transactions. For a discussion of these restrictions, see "The AMGP Proposals and the AM Merger Proposal: The Simplification Agreement and the Transactions—Covenants."

If AM Unitholders properly make an election before the Election Deadline, they will not be able to transfer their AM Common Units during the period between the Election Deadline and the consummation of the proposed Merger, and after the Election Deadline there may not be a liquid market for the AM Common Units.

        AM Unitholders may elect to receive the Public Cash Consideration, Public Stock Consideration or Public Mixed Consideration by the Election Deadline. During the time between the Election Deadline and the consummation of the Merger, AM Unitholders will not be able to transfer (including by sale) their AM Common Units for which a properly completed election form has been submitted. The Simplification Agreement provides that, unless otherwise designated on the form of election, the Election Deadline will be 5:00 p.m., New York City time, on the later of the twentieth day following the mailing of the form of election and ten days prior to the anticipated closing date of the Transactions, or such other time as mutually agreed by AMGP and Antero Midstream. As a result, AM Unitholders will not be able to transfer (including by sale) their AM Common Units for which a properly completed election form has been submitted for the period between the Election Deadline and the effective time of the Merger. AM Unitholders who wish to retain the ability to transfer their AM Common Units between the Election Deadline and the consummation of the Merger should not return the election form. However, by not returning an election form prior to the Election Deadline an AM Unitholder is giving up the choice to elect his or her preferred form of consideration and will instead receive the Public Mixed Consideration. Furthermore, even if AM Unitholders do not return the election form, they may be unable to transfer (including by sale) all or some of their shares as all shares of AM Common Units for which an election has been validly made will no longer be transferable after the Election Deadline and as a result there may not be a trading market that will provide AM Unitholders with adequate liquidity to make the desired transfer.

AMGP and Antero Midstream will incur substantial transaction-related costs in connection with the Transactions, and if the Transactions do not occur, AMGP and Antero Midstream will not benefit from the expenses they have incurred in pursuit of the Transactions.

        AMGP and Antero Midstream expect to incur substantial expenses in connection with completing the Transactions, including fees paid to legal, financial and accounting advisors, filing fees, proxy solicitation costs and printing costs. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. The Transactions may not be completed. If the Transactions are not completed, AMGP and Antero Midstream will have incurred substantial expenses for which no ultimate benefit will have been received by either company. See "The AMGP Proposals and the AM Merger Proposal: The Simplification Agreement and the Transactions—Costs and Expenses" beginning on page 210 of this joint proxy statement/prospectus and "Special Factors—Estimated Fees and Expenses" beginning on page 161 of this joint proxy statement/prospectus.

The use of cash and incurrence of indebtedness in connection with the financing of the Transactions may have an adverse impact on New AM's liquidity, and New AM's flexibility in responding to other business opportunities and may increase the risk of noncompliance with restrictive covenants and may increase New AM's vulnerability to adverse economic and industry conditions.

        The Transactions will be financed in part by the use of Antero Midstream's cash on hand and borrowings under Antero Midstream's revolving credit facility. As of September 30, 2018, Antero Midstream had no cash on hand and approximately $625.0 million of availability under its revolving credit facility. On October 31, 2018, Antero Midstream amended its credit facility to, among other things, increase the borrowing capacity under the facility from $1.5 billion to $2.0 billon. Borrowings under Antero Midstream's revolving credit facility are expected to be used to pay, in part, the cash portion of the Merger Consideration and to pay related fees and expenses. Using cash on hand and indebtedness to finance the Transactions will result in reduced liquidity for New AM and could cause New AM to place more reliance on cash generated from operations to pay principal and interest on its debt, thereby reducing the availability of New AM's cash flow for working capital, dividend and capital expenditure needs or to pursue other potential strategic plans. The level of New AM's indebtedness, and the agreements governing such indebtedness, may have the effect, among other things, of limiting New AM's ability to obtain additional financing, if needed, limiting its flexibility in the conduct of its business and making New AM more vulnerable to economic downturns and adverse competitive and industry conditions. In addition, a breach of the restrictive covenants in the agreements governing indebtedness of Antero Midstream and New AM could result in an event of default with respect to the indebtedness, which, if not cured or waived, could result in the indebtedness becoming immediately due and payable and could have a material adverse effect on New AM's business, financial condition or operating results.

New AM Stockholders may not receive the anticipated level of dividends under the anticipated dividend policy or any dividends at all.

        Under the anticipated dividend policy of New AM, subject to applicable law, and assuming the AM Public Unitholders elected and received all equity consideration, AM Public Unitholders and AMGP Shareholders are expected to receive larger aggregate annual distributions on the New AM Common Stock they receive in the Merger than they would have received on the AM Common Units or AMGP Common Shares, as applicable, that they currently own through the same period. However, the New AM Board may not adopt, or may amend, revoke or suspend, the anticipated dividend policy at any time, and even while the anticipated policy is in place, the actual amount of dividends on the New AM Common Stock will depend on many factors, including New AM's financial condition and results of operations, liquidity requirements, market opportunities, capital requirements of its subsidiaries, legal, regulatory and contractual constraints, tax laws and other factors.

        Over time, New AM's capital and other cash needs may change significantly from its current needs, which could affect whether New AM pays dividends and the amount of any dividends it may pay in the future. The terms of any future indebtedness New AM incurs also may restrict it from paying cash dividends on its stock under certain circumstances. A decline in the market price or liquidity, or both, of the New AM Common Stock could result if the New AM Board commits capital or establishes large reserves that reduce the amount of quarterly dividends paid or if New AM reduces or eliminates the payment of dividends. This may in turn result in losses by the New AM Stockholders, which could be substantial.

The directors and officers of each of AMGP GP and AMP GP, respectively, have certain interests that are different from those of AMGP Shareholders and AM Unitholders, generally.

        Certain directors of AMGP GP and AMP GP have interests that may be different from, or be in addition to, your interests as an AMGP Shareholder or AM Unitholder, as applicable. You should consider these interests in voting on the Transactions. These interests are described under "Special Factors—Relationships of the Parties to the Transactions" and "Special Factors—Interests of Certain Persons in the Transactions" beginning on page 151 and 152 of this joint proxy statement/prospectus.

Each of the AMGP Partnership Agreement and Antero Midstream Partnership Agreement limits the duties of each of AMGP GP and AMP GP to AMGP Shareholders and AM Unitholders, respectively, and restricts the remedies available to AMGP Shareholders and AM Unitholders, respectively, for actions taken by AMGP GP and AMP GP, respectively, that might otherwise constitute breaches of its duties.

        In light of the fact that certain affiliates of each of AMGP and Antero Midstream have interests in the Transactions that are different from AMGP Shareholders and AM Unitholders, respectively, each of the AMGP Board and AM Board formed a conflicts committee, consisting of directors that satisfy the requirements to serve on a conflicts committee set forth in the AMGP Partnership Agreement and Antero Midstream Partnership Agreement, respectively. Each of the AMGP Board and AM Board submitted the Transactions and related matters to each of the AMGP Conflicts Committee and AM Conflicts Committee, respectively, for, among other things, review, evaluation, negotiation and possible approval of a majority of its members, which is referred to as "Special Approval" in each of the AMGP Partnership Agreement and Antero Midstream Partnership Agreement and this joint proxy statement/prospectus. In addition, the Transactions are conditioned upon Disinterested AMGP Shareholder Approval and Disinterested AM Unitholder Approval. Under each of the AMGP Partnership Agreement and Antero Midstream Partnership Agreement:

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  any resolution or course of action by each of AMGP GP or AMP GP or its affiliates in respect of a conflict of interest is permitted and deemed approved by all partners of AMGP or Antero Midstream (i.e., the AMGP Shareholders or AM Unitholders, as applicable), respectively, and will not constitute a breach of the AMGP Partnership Agreement or Antero Midstream Partnership Agreement, respectively, or of any duty stated or implied by law or equity, if the resolution or course of action is approved by "Special Approval" or the holders of at least a majority of the outstanding AMGP Common Shares or AM Common Units, respectively (other than AMGP Common Shares held by AMGP GP and its affiliates or AM Common Units held by AMP GPs and its affiliates, as applicable); and

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  each of AMGP GP and AMP GP may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors selected by it, and any act taken or omitted to be taken in reliance upon the advice or opinion of such persons as to matters that each of AMGP GP or AMP GP reasonably believes to be within such person's professional or expert competence will be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.

        Each of the AMGP Conflicts Committee and AM Conflicts Committee reviewed, negotiated and evaluated the Simplification Agreement, the Transactions and related matters on behalf of the AMGP Shareholders and AMGP and AM Unitholders and Antero Midstream, respectively. Among other things, each of the AMGP Conflicts Committee and AM Conflicts Committee unanimously determined in good faith that the Simplification Agreement, including the Transactions, are in the best interests of AMGP and the Disinterested AMGP Shareholders and Antero Midstream and the Disinterested AM

Unitholders, respectively, approved the Simplification Agreement, including the Transactions, and recommended the approval of the Simplification Agreement, including the Transactions, to the AMGP Board and AM Board, respectively.

        The duties of each of AMGP GP and AMP GP, the AMGP Board and AM Board, and the AMGP Conflicts Committee and AM Conflicts Committee to AMGP Shareholders and AM Unitholders, respectively, in connection with the Transactions are substantially limited by each of the AMGP Partnership Agreement and Antero Midstream Partnership Agreement, respectively.

AMGP and Antero Midstream may be subject to class action lawsuits relating to the Transactions, which could materially adversely affect their business, financial condition and operating results.

        AMGP and AMGP GP, Antero Midstream and AMP GP and their directors and officers may be subject to class action lawsuits relating to the Transactions and other additional lawsuits that may be filed. Such litigation is very common in connection with acquisitions of public companies, regardless of any merits related to the underlying acquisition. While AMGP and Antero Midstream will evaluate and defend against any actions vigorously, the costs of the defense of such lawsuits and other effects of such litigation could have an adverse effect on AMGP's and Antero Midstream's business, financial condition and operating results.

        One of the conditions to consummating the Transactions is that no injunction or other order prohibiting or otherwise preventing the consummation of the Transactions will have been issued by any court or governmental entity of competent jurisdiction in the United States. Consequently, if any lawsuit is filed challenging the Transactions and is successful in obtaining an injunction preventing the parties to the Simplification Agreement from consummating the Transactions, such injunction may prevent the Transactions from being completed in the expected timeframe, or at all.

Failure to complete, or significant delays in completing, the Transactions could negatively affect the trading prices of AMGP Common Shares and AM Common Units and the future business and financial results of AMGP and Antero Midstream.

        Completion of the Transactions is not assured and is subject to risks, including the risks that approval of the Transactions by the AMGP Shareholders and the AM Unitholders or by governmental agencies is not obtained or that other closing conditions are not satisfied. Neither AMGP nor Antero Midstream is required to pay a termination fee if that party's conflicts committee or board of directors effects an AM Change in Recommendation or an AMGP Change in Recommendation, as the case may be. If the Transactions are not completed, or if there are significant delays in completing the Transactions, the trading prices of AMGP Common Shares and AM Common Units and the respective future business and financial results of AMGP and Antero Midstream could be negatively affected, and each of them will be subject to several risks, including the following:

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  the parties may be liable for damages to one another under the terms and conditions of the Simplification Agreement;

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  negative reactions from the financial markets, including declines in the prices of AMGP Common Shares or AM Common Units due to the fact that current prices may reflect a market assumption that the Transactions will be completed;

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  having to pay certain significant costs relating to the Transactions; and

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  the attention of management of AMGP and Antero Midstream will have been diverted to the Transactions rather than each company's own operations and pursuit of other opportunities that could have been beneficial to that company.

The unaudited pro forma financial statements included in this joint proxy statement/prospectus are presented for illustrative purposes only and may not be an indication of the combined entity's financial condition or results of operations following the Transactions.

        The unaudited pro forma financial statements contained in this joint proxy statement/prospectus are presented for illustrative purposes only, are based on various adjustments, assumptions and preliminary estimates and may not be an indication of the financial condition or results of operations of the combined entity following the Transactions for several reasons. The actual financial condition and results of operations of the combined entity following the Transactions may not be consistent with, or evident from, these pro forma financial statements. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the financial condition or results of operations of the combined entity following the Transactions. Any potential decline in the financial condition or results of operations of the combined entity may cause significant variations in the price of New AM Common Stock after completion of the Transactions. See "Unaudited Pro Forma Condensed Combined Financial Statements."

Risk Factors Relating to the Ownership of New AM Common Stock

Upon receiving New AM Common Stock as a result of the Transactions AM Unitholders and AMGP Shareholders will have different rights than the rights they currently have as holders of AM Common Units and AMGP Common Shares, respectively.

        Following completion of the Transactions, AM Unitholders will no longer hold AM Common Units and AMGP Shareholders will no longer hold AMGP Common Shares, but may instead be New AM Stockholders. New AM will be a corporation, and Antero Midstream and AMGP are limited partnerships. There are important differences between the rights of AM Unitholders, AMGP Shareholders and the rights of New AM Stockholders. See "Comparison of the Rights of New AM Stockholders, AMGP Shareholders and AM Unitholders" for a discussion of the different rights associated with AM Common Units, AMGP Common Shares and New AM Common Stock.

The price of New AM Common Stock may be volatile, and New AM Stockholders could lose a significant portion of their investments.

        The market price of the New AM Common Stock could be volatile, and holders of New AM Stockholders may not be able to resell their New AM Common Stock at or above the price at which they acquired the corresponding AM Common Units or AMGP Common Shares due to fluctuations in the market price of New AM Common Stock, including changes in price caused by factors unrelated to New AM's operating performance or prospects.

        Specific factors that may have a significant effect on the market price for the New AM Common Stock include:

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  New AM's operating and financial performance and prospects and the trading price of New AM Common Stock;

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  the level of New AM's dividends and New AM's anticipated dividend policy;

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  quarterly variations in the rate of growth of New AM's financial indicators, such as distributable cash flow per share of New AM Common Stock, net income and revenues;

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  levels of indebtedness;

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  changes in revenue or earnings estimates or publication of research reports by analysts;

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  speculation by the press or investment community;

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  sales of New AM Common Stock by New AM Stockholders;

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  announcements by New AM or its competitors of significant contracts, acquisitions, strategic partnerships, joint ventures, securities offerings or capital commitments;

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  general market conditions;

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  changes in accounting standards, policies, guidance, interpretations or principles;

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  adverse changes in tax laws or regulations; and

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  domestic and international economic, legal and regulatory factors related to New AM's performance.

There may be future dilution of New AM Common Stock, which could adversely affect the market price of shares of New AM Common Stock.

        New AM is not restricted from issuing additional shares of New AM Common Stock. In the future, New AM may issue shares of New AM Common Stock to raise cash for future activities, acquisitions or other purposes. New AM may also acquire interests in other companies by using a combination of cash and shares of New AM Common Stock or just shares of New AM Common Stock. New AM may also issue securities convertible into, or exchangeable for, or that represent the right to receive, shares of New AM Common Stock. Any of these events may dilute the ownership interests of current New AM Stockholders in New AM, reduce New AM's earnings per share or have an adverse effect on the price of shares of New AM Common Stock.

Sales of a substantial amount of shares of New AM Common Stock in the public market could adversely affect the market price of shares of New AM Common Stock.

        Sales of a substantial amount of shares of New AM Common Stock in the public market, or the perception that these sales may occur, could reduce the market price of shares of New AM Common Stock. At the effective time of the Merger, all of the shares of New AM Common Stock registered under the registration statement of which this joint proxy statement/prospectus forms a part will be freely tradable without restriction or further registration under the Securities Act, unless the shares are held by any of New AM's "affiliates" as such term is defined in Rule 144 under the Securities Act. In addition, at the effective time of the Merger, New AM will enter into a registration rights agreement with Antero Resources, certain members of management, certain funds affiliated with Warburg Pincus LLC, certain funds affiliated with Yorktown Partners LLC and the Series B Holders, pursuant to which New AM will agree to register the resale of the New AM Common Stock issued or paid in the Transactions. We cannot predict the size of future issuances of New AM Common Stock or securities convertible into New AM Common Stock or the effect, if any, that future issuances and sales of shares of our New AM Common Stock will have on the market price of the New AM Common Stock.

New AM's certificate of incorporation and bylaws, as well as Delaware law, will contain provisions that could discourage acquisition bids or merger proposals, which may adversely affect the market price of the New AM Common Stock.

        Certain provisions of New AM's certificate of incorporation and bylaws could make it more difficult for a third party to acquire control of New AM, even if the change of control would be beneficial to New AM Stockholders. Among other things, New AM's certificate of incorporation and bylaws will:

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  provide advance notice procedures with regard to stockholder nominations of candidates for election as directors or other stockholder proposals to be brought before meetings of New AM Stockholders, which may preclude New AM Stockholders from bringing certain matters before the New AM Stockholders at an annual or special meeting;

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  provide the New AM Board the ability to authorize issuance of preferred stock in one or more series, which makes it possible for the New AM Board to issue, without New AM Stockholder approval, preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of New AM and which may have the effect of deterring hostile takeovers or delaying changes in control or management of New AM;

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  provide that the authorized number of directors may be changed only by resolution of the New AM Board;

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  provide that, subject to the rights of holders of any series of preferred stock to elect directors or fill vacancies in respect of such directors as specified in the related preferred stock designation and the terms of the Stockholders' Agreement, all vacancies, including newly created directorships be filled by the affirmative vote of holders of a majority of directors then in office, even if less than a quorum, or by the sole remaining director, and will not be filled by New AM Stockholders;

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  provide that, subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances, if any, and the terms of the Stockholders' Agreement, any action required or permitted to be taken by the New AM Stockholders must be effected at a duly called annual or special meeting of New AM Stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders;

  •
  provide for the New AM Board to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three-year terms;

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  provide that, subject to the rights of the holders of shares of any series of preferred stock, if any, to remove directors elected by such series of preferred stock pursuant to New AM's certificate of incorporation (including any preferred stock designation thereunder) and the terms of the Stockholders' Agreement, directors may be removed from office at any time, only for cause and by the holders of a majority of the voting power of all outstanding voting shares entitled to vote generally in the election of directors;

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  provide that special meetings of New AM Stockholders may only be called by only by the Chief Executive Officer, the Chairman of the New AM Board or the New AM Board pursuant to a resolution adopted by a majority of the total number of directors which New AM would have if there were no vacancies;

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  provide that (i) the Sponsor Holders and their affiliates are permitted to participate (directly or indirectly) in venture capital and other direct investments in corporations, joint ventures, limited liability companies and other entities conducting business of any kind, nature or description, (ii) the Sponsor Holders and their affiliates are permitted to have interests in, participate with, aid and maintain seats on the boards of directors or similar governing bodies of any such investments, in each case that may, are or will be competitive with the business of New AM and its subsidiaries or in the same or similar lines of business as New AM and its subsidiaries, or that could be suitable for New AM or its subsidiaries and (iii) New AM has, subject to limited exceptions, renounced, to the fullest extent permitted by law, any interest or expectancy in, or in being offered an opportunity to participate in, such corporate opportunities;

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  provide that the provisions of New AM's certificate of incorporation can only be amended or repealed by the affirmative vote of the holders of at least 66 2/3% in voting power of the outstanding shares of New AM Common Stock entitled to vote thereon, voting together as a single class; provided, however, that so long as the Stockholders' Agreement remains in effect, no provision of the New AM certificate of incorporation may be amended, altered or repealed in any manner that would be contrary to or inconsistent with the terms of the Stockholders' Agreement, and no amendment to the Stockholders' Agreement (regardless of whether such amendment modifies any provision of the Stockholders' Agreement to which New AM's certificate of incorporation is subject) will be deemed an amendment of the New AM certificate of incorporation; and

  •
  provide that the New AM bylaws can be altered or repealed by (a) the New AM Board or (b) the New AM Stockholders upon the affirmative vote of holders of at least 66 2/3% of the voting power of the New AM Common Stock outstanding and entitled to vote thereon, voting together as a single class. However, so long as the Stockholders' Agreement remains in effect, the New AM Board may not approve any amendment, alteration or repeal of any provision of the New AM bylaws, or the adoption of any new bylaw of New AM, that (a) would be contrary to or inconsistent with the terms of the Stockholders' Agreement or (b) amends, alters or repeals certain portions of the New AM certificate of incorporation; provided, however, that so long as the Stockholders' Agreement remains in effect, the parties to the Stockholders' Agreement may amend any provision of the Stockholders' Agreement, and no amendment to the Stockholders' Agreement (regardless of whether such amendment modifies any provision of the Stockholders' Agreement to which the bylaws are subject) will be deemed an amendment of the bylaws for purposes of the amendment provisions of the New AM bylaws.

New AM's certificate of incorporation will designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by New AM Stockholders, which could limit New AM Stockholders' ability to obtain a favorable judicial forum for disputes with New AM or its directors, officers, employees or agents.

        New AM's amended and restated certificate of incorporation will provide that, unless New AM consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on New AM's behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of New AM's directors, officers, employees or agents to it or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, New AM's certificate of incorporation or New AM's bylaws as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim against New AM that is governed by the internal affairs doctrine, in each such case subject to such Court of Chancery of the State of Delaware having personal jurisdiction over the indispensable parties named as defendants therein. Furthermore, if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction for any such matter, any state or federal court located within the State of Delaware will be the sole and exclusive forum for that matter. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of New AM's capital stock will be deemed to have notice of, and consented to, the provisions of certificate of incorporation described in the preceding sentence. This choice of forum provision may limit a New AM Stockholder's ability to bring a claim in a judicial forum that it finds favorable for disputes with it or its directors, officers, employees or agents, which may discourage such lawsuits against New AM and such persons. Alternatively, if a court were to find these provisions of New AM's certificate of incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, New AM may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect its business, financial condition or results of operations.

New AM has elected not to be subject to the provisions of Section 203 of the DGCL, regulating corporate takeovers.

        In general, the provisions of Section 203 of the DGCL prohibit a Delaware corporation, including those whose securities are listed for trading on the NYSE, from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

  •
  prior to such time, the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the board of directors;

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  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain specified shares); or

  •
  on or after such time the business combination is approved by the board of directors and authorized at a meeting of shareholders by the holders of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

        Section 203 of the DGCL permits a Delaware corporation to elect not to be governed by the provisions of Section 203. Pursuant to the New AM certificate of incorporation, New AM will expressly elect not to be governed by Section 203. Accordingly, we will not be subject to any anti-takeover effects or protections of Section 203 of the DGCL, although no assurance can be given that we will not elect to be governed by Section 203 of the DGCL pursuant to an amendment to the New AM certificate of incorporation in the future.

Tax Risks Related to the Merger and the Ownership of New AM Common Stock Received in the Merger

        In addition to reading the following risk factors, you are urged to read "Material U.S. Federal Income Tax Consequences" for a more complete discussion of the expected U.S. federal income tax consequences of the Merger and owning and disposing of New AM Common Stock received in the Merger.

The Merger should be a taxable event for the AM Public Unitholders, and the resulting tax liability, if any, of an AM Public Unitholder will depend on the unitholder's particular situation. Additionally, the amount and character of any taxable gain or loss recognized by an AM Public Unitholder as a result of the Merger or of any income or gain allocated to an AM Public Unitholder with respect to the taxable year that includes the Merger could be different than anticipated, potentially resulting in a tax liability that is more than expected.

        The Merger should be a taxable event for the AM Public Unitholders. The amount and character of gain or loss recognized by each AM Public Unitholder in the Merger will vary depending on such unitholder's particular situation, including the value of the New AM Common Stock, if any, received by such unitholder, the amount of any cash received by such unitholder, the adjusted tax basis of such unitholder's AM Common Units (and any changes to such tax basis as a result of Antero Midstream's allocations of income, gain, loss and deduction to such unitholder for the taxable year that includes the Merger), and the amount of any suspended passive losses that may be available to such unitholder to offset a portion of the gain recognized by such unitholder in connection with the Merger.

        Because an AM Unitholder will not know until the effective time of the Merger the amount of Public Cash Consideration or the value of any New AM Common Stock it will receive in the Merger, an AM Public Unitholder will not be able to calculate the amount of its taxable gain or loss until such time using the information available to such unitholder at that time and will not be able to finally determine its taxable gain or loss until it receives its Schedule K-1 in March of the year following the year in which the Merger is consummated. In addition, because prior distributions in excess of an AM Public Unitholder's allocable share of Antero Midstream's net taxable income decrease such AM Public Unitholder's tax basis in its AM Common Units, the amount, if any, of such prior excess distributions with respect to such AM Common Units will, in effect, become taxable income to an AM Public

Unitholder if the aggregate value of the consideration received in the Merger is greater than such AM Public Unitholder's adjusted tax basis in its AM Common Units, even if the aggregate value of the consideration received in the Merger is less than such AM Public Unitholder's original cost basis in its AM Common Units. Furthermore, a portion of this gain or loss, which portion could be substantial, will be separately computed and taxed as ordinary income or loss to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" owned by Antero Midstream and its subsidiaries.

        If the Internal Revenue Service (the "IRS") were to successfully challenge Antero Midstream's allocations of income, gain, loss, and deduction to the AM Unitholders for the taxable year that includes the Merger, the amount and character of any income or gain allocated to an AM Public Unitholder with respect to such taxable year could be different than anticipated, potentially resulting in a tax liability that is more than expected with respect to such allocations, and any changes to such allocations could result in a change to the amount and character of gain or loss recognized by an AM Public Unitholder in the Merger.

        For a more complete discussion of certain U.S. federal income tax consequences of the Merger, please read "Material U.S. Federal Income Tax Consequences."

The U.S. federal income tax treatment to AM Public Unitholders with respect to owning and disposing of any shares of New AM Common Stock received in the Merger will be different than the U.S. federal income tax treatment to them with respect to owning and disposing of their AM Common Units.

        Antero Midstream is classified as a partnership for U.S. federal income tax purposes and is not generally subject to entity-level U.S. federal income tax. Instead, each AM Public Unitholder is required to take into account such unitholder's share of items of income, gain, loss, and deduction of Antero Midstream in computing its U.S. federal income tax liability, regardless of whether cash distributions are made to such AM Public Unitholder by Antero Midstream. A distribution of cash by Antero Midstream to an AM Public Unitholder who is a U.S. holder (as defined in the section titled "Material U.S. Federal Income Tax Consequences") is generally not taxable for U.S. federal income tax purposes unless the amount of cash distributed is in excess of the AM Public Unitholder's adjusted tax basis in its AM Common Units. Gain or loss recognized by an AM Public Unitholder who is a U.S. holder in connection with the disposition of its AM Common Units will generally be capital gain or loss. However, a portion of such gain or loss, which portion could be substantial, is separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" owned by Antero Midstream and its subsidiaries. Consequently, an AM Public Unitholder may recognize both ordinary income and capital loss in connection with a disposition of its AM Common Units.

        In contrast, New AM will be classified as a corporation for U.S. federal income tax purposes, and thus New AM (and not its stockholders) will be subject to U.S. federal income tax on its taxable income. Distributions with respect to New AM Common Stock by New AM to a stockholder who is a U.S. holder will generally be included in such U.S. holder's income as dividend income to the extent paid from New AM's current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent that the amount of a distribution exceeds New AM's current and accumulated earnings and profits, such distribution will first be treated as a non-taxable return of capital to the extent of (and reducing, but not below zero) the U.S. holder's adjusted tax basis in its New AM Common Stock and thereafter be treated as capital gain from the sale or exchange of such New AM Common Stock. A New AM Stockholder who is a U.S. holder generally will recognize capital gain or loss on a disposition of its New AM Common Stock.

        Please read "Material U.S. Federal Income Tax Consequences" for a more complete discussion of certain U.S. federal income tax consequences of owning and disposing of New AM Common Stock.

New AM's future tax liability may be greater than expected if it does not generate deductions or net operating loss ("NOL") carryforwards sufficient to offset taxable income or if tax authorities challenge certain of its tax positions.

        New AM expects to generate deductions and NOL carryforwards that it can use to offset taxable income. As a result, New AM does not expect to pay material U.S. federal and state income taxes through 2024. This expectation is based upon assumptions Antero Management has made regarding, among other things, income, capital expenditures and net working capital. Further, the IRS or other tax authorities could challenge one or more tax positions New AM takes, such as the classification of assets under the income tax depreciation rules, the characterization of expenses for income tax purposes, and the tax characterization of the Merger. Further, any change in law may affect New AM's tax position. While New AM expects that its deductions and NOL carryforwards will be available to it as a future benefit, in the event that they are not generated as expected, are successfully challenged by the IRS (in a tax audit or otherwise), or are subject to future limitations, New AM's ability to realize these benefits may be limited.

THE PARTIES TO THE TRANSACTIONS

Antero Midstream and AMP GP

        Antero Midstream is a Delaware limited partnership formed by Antero Resources to own, operate and develop midstream energy assets to service Antero Resources' rapidly increasing production. Its assets consist of gathering pipelines, compressor stations, processing and fractionation plants and water handling and treatment assets, through which it provides midstream services to Antero Resources primarily under long-term, fixed-fee and cost-plus contracts. The AM Common Units trade on the NYSE under the symbol "AM." Antero Midstream is managed by its general partner, AMP GP.

AMGP, AMGP GP and IDR Holdings

        AMGP is a Delaware limited partnership whose sole assets are (i) 100% of the limited liability company interests in AMP GP, resulting in indirect ownership of the general partner interest in Antero Midstream, and (ii) 100% of the Series A Units of and a managing member interest in IDR Holdings. AMGP's Common Shares trade on the NYSE under the symbol "AMGP." AMGP is managed by its general partner, AMGP GP. Certain funds affiliated with Warburg Pincus LLC, certain funds affiliated with Yorktown Partners LLC, Paul M. Rady and Glen C. Warren, Jr. collectively own 100% of the limited liability company interests in AMGP GP.

        IDR Holdings is a Delaware limited liability company that owns all of the incentive distribution rights in Antero Midstream, which entitle their holders to receive cash distributions from Antero Midstream when distributions exceed certain target amounts. AMGP serves as the managing member of IDR Holdings and holds all of the Series A Units, while certain members of Antero Management own all of the Series B Units in IDR Holdings. AMGP's only source of income is distributions made by IDR Holdings on the Series A Units, and IDR Holdings' only source of income is distributions made by Antero Midstream on the incentive distribution rights.

Antero Resources

        Antero Resources is a Delaware corporation with its common stock traded on the NYSE under the symbol "AR." Antero Resources and its subsidiaries are engaged in the exploration, development, production, and acquisition of natural gas, natural gas liquids, and oil properties located in the Appalachian Basin. Antero Resources owns approximately 53% of the outstanding AM Common Units.

Preferred Co, NewCo and Merger Sub

        Preferred Co is a Delaware limited liability company, NewCo is a Delaware corporation and Merger Sub is a Delaware limited liability company. Each of Preferred Co and NewCo are wholly owned subsidiaries of AMGP, and Merger Sub is a wholly owned subsidiary of NewCo. Each of Preferred Co, NewCo and Merger Sub were formed or incorporated in contemplation of the Transactions.

Principal Executive Offices

        The principal executive offices of each party to the Transactions are located at 1615 Wynkoop Street, Denver, Colorado 80202, and the telephone number at this address is (303) 357-7310.

 THE AMGP SPECIAL MEETING

General Information About the AMGP Special Meeting

Time, Place and Date

        The AMGP Special Meeting will be held at its offices, located at 1615 Wynkoop Street Denver, Colorado 80202, on            , at             , local time.

Purposes

        The purposes of the AMGP Special Meeting are to consider and vote on the Conversion Proposal, the AMGP Transaction Proposal, the Issuance Proposal and the LTIP Proposal.

        Only AMGP GP can introduce new matters for a vote at the AMGP Special Meeting. At this time, AMGP GP does not plan on bringing any additional matters before the AMGP Special Meeting for a vote.

Quorum

        The presence in person or by proxy at the AMGP Special Meeting of the holders of a majority of the outstanding AMGP Common Shares as of the close of business on the record date will constitute a quorum and will permit AMGP to conduct the proposed business at the AMGP Special Meeting. AMGP Common Shares held in your name will be counted as present at the AMGP Special Meeting if you:

  •
  are present in person at the meeting; or

  •
  have submitted and not revoked a properly executed proxy card or properly submitted and not revoked your proxy by telephone or internet.

        Proxies received but marked as abstentions will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes will also be considered present at the AMGP Special Meeting for purposes of determining the presence of a quorum but will not be included in the vote.

Record Date

        The record date for the AMGP Special Meeting is the close of business on                ,             .

Postponement and Adjournment

        Pursuant to the AMGP Partnership Agreement, prior to the date of the AMGP Special Meeting, AMGP GP may postpone such meeting one or more times for any reason by giving notice to each AMGP Shareholder entitled to vote at the AMGP Special Meeting of the place, date and hour at which such meeting will be held. Such notice shall be given not fewer than two days before the date of AMGP Special Meeting, and a new record date need not be fixed unless such postponement shall be for more than 45 days. In addition, pursuant to the AMGP Partnership Agreement, AMGP GP may adjourn the AMGP Special Meeting. AMGP GP may adjourn the AMGP Special Meeting (including a further adjournment of an adjourned meeting) to a date within 45 days of the AMGP Special Meeting without further notice other than by an announcement made at the AMGP Special Meeting (or such adjourned meeting) and without setting a new record date. If the requisite shareholder vote to approve the AMGP Transaction Proposal has not been received at the time of the AMGP Special Meeting (or such adjourned meeting) of AMGP, AMGP may choose to solicit additional proxies in favor of the AMGP Transaction Proposal.

Shares Entitled to Vote

        AMGP Shareholders may vote at the AMGP Special Meeting if they owned AMGP Common Shares at the close of business on the record date. AMGP Shareholders may cast one vote for each outstanding AMGP Common Share owned at the close of business on the record date.

Votes Required

        Approval of the Conversion Proposal requires the affirmative vote of the holders of a majority of the outstanding AMGP Common Shares and approval of the AMGP Transaction Proposal requires the affirmative vote of a majority of the AMGP Common Shares held by the Disinterested AMGP Shareholders. Approval of both the LTIP Proposal and the Issuance Proposal requires the affirmative vote of holders of a majority of the AMGP Common Shares voted on such proposals at the AMGP Special Meeting. Failure to vote, abstentions and broker non-votes will have the same effect as a vote against the Conversion Proposal and the AMGP Transaction Proposal. Failure to vote and broker non-votes will not be counted in the vote for the LTIP Proposal and the Issuance Proposal. Abstentions will be counted as a vote against each the LTIP Proposal and the Issuance Proposal.

        Of the AMGP Common Shares entitled to vote on the proposals at the AMGP Special Meeting, less than one percent of such AMGP Common Shares are held, and eligible to be voted, by executive officers and directors, and their affiliates, of AMGP or AMGP GP that are not AMGP Voting Agreement Shareholders and 57% of such AMGP Common Shares are held by the AMGP Voting Agreement Shareholders. We believe that the directors and officers of AMGP and AMGP GP intend to vote all of their AMGP Common Shares FOR the Conversion Proposal, FOR the AMGP Transaction Proposal, FOR the Issuance Proposal and FOR the LTIP Proposal. Pursuant to the AMGP Voting Agreement by and between Antero Midstream and the AMGP Voting Agreement Shareholders, the AMGP Voting Agreement Shareholders have agreed to vote their AMGP Common Shares owned beneficially or of record in favor of the Conversion Proposal, the AMGP Transaction Proposal, the Issuance Proposal and the LTIP Proposal. Accordingly, we believe at least approximately                of the outstanding AMGP Common Shares will be voted in favor of each of the AMGP Proposals by AMGP GP and its subsidiaries, the directors and officers of AMGP and AMGP GP, and the AMGP Voting Agreement Shareholders. The parties to the AMGP Voting Agreement are not Disinterested AMGP Shareholders, so their votes will not affect the outcome of the AMGP Transaction Proposal.

Common Shares Outstanding

        As of December 4, 2018, there were 186,219,438 AMGP Common Shares outstanding.

Proxy Submission Procedures

Proxy Submission by AMGP Shareholders of Record

        AMGP Shareholders who hold units in their own name may submit a proxy using any of the following methods:

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  call the toll-free telephone number listed on your proxy card and follow the recorded instructions;

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  go to the internet website listed on your proxy card and follow the instructions provided;

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  complete, sign and mail your proxy card in the postage-paid envelope; or

  •
  attend the AMGP Special Meeting and vote in person.

        The deadline for submitting your proxy by telephone or electronically via the internet is 11:59 p.m., Eastern Time on the day before the date of the AMGP Special Meeting. If delivered by mail, your proxy must be received by 11:59 p.m., Eastern Time on the day before the date of the AMGP Special Meeting. If you have timely and properly submitted your proxy, have clearly indicated your vote and have not revoked your proxy, your AMGP Common Shares will be voted as indicated. If you have timely and properly submitted your proxy and you have not revoked your proxy, but have not clearly indicated your vote, your AMGP Common Shares will be voted FOR approval of the Conversion Proposal. FOR the approval of the AMGP Transaction Proposal, FOR the approval of the Issuance Proposal and FOR the approval of the LTIP Proposal.

Revocation

        If you hold your AMGP Common Shares in your own name, you may revoke or change your proxy at any time prior to its exercise by:

  •
  giving written notice of revocation to the secretary of AMGP GP at or before the AMGP Special Meeting;

  •
  appearing and actually voting in person at the AMGP Special Meeting;

  •
  timely submitting a later-dated proxy by telephone or internet no later than 11:59 p.m. Eastern Time on the day before the date of the AMGP Special Meeting; or

  •
  properly completing and executing a later-dated proxy and delivering it to the secretary of AMGP GP at or before the AMGP Special Meeting.

        Your presence without voting at the AMGP Special Meeting will not automatically revoke your proxy.

Shares Held in Street Name

        If you hold AMGP Common Shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee when voting your AMGP Common Shares or when granting or revoking a proxy.

        Absent specific instructions from you, your broker is not allowed to vote your AMGP Common Shares on any proposal on which your broker, bank or other nominee does not have discretionary authority. The only proposals expected for consideration at the AMGP Special Meeting are the Conversion Proposal, the AMGP Transaction Proposal, the Issuance Proposal and the LTIP Proposal, which are matters for which brokers and other nominees do not have discretionary authority to vote. To instruct your broker or other nominee how to vote, you should follow the directions that your broker or other nominee provides to you.

        Please note that you may not vote your AMGP Common Shares held in "street name" by returning a proxy card directly to AMGP or by voting in person at the AMGP Special Meeting unless you provide a "legal proxy," which you must obtain from your broker or other nominee. If you do not instruct your broker or other nominee on how to vote your AMGP Common Shares, your broker or other nominee may not vote your AMGP Common Shares, which will have the same effect as a vote against each of the AMGP Proposals. You should therefore provide your broker or other nominee with instructions as to how to vote your AMGP Common Shares.

Validity

        The inspector of election will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of proxies. Their determination will be final and binding. The AMGP Board has the right to waive any irregularities or conditions as to the manner of voting. AMGP may accept your proxy by any form of communication permitted by Delaware law, provided AMGP is reasonably assured that the communication is authorized by you.

Solicitation of Proxies

        The accompanying proxy is being solicited by AMGP and AMGP GP. The expenses of such solicitation, including the expenses of preparing, printing and mailing the proxy and materials used in the solicitation, will be borne 50% by AMGP and 50% by Antero Midstream.

        MacKenzie Partners, Inc. has been retained by AMGP to aid in the solicitation of proxies for a fee of $            and the reimbursement of out-of-pocket expenses. In addition to the mailing of this joint proxy statement/prospectus, proxies may also be solicited from AMGP Shareholders by personal interview, telephone, fax or other electronic means by directors and officers of AMGP GP and by employees of Antero Resources and its subsidiaries who provide services to AMGP, who will not receive additional compensation for performing that service. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxy materials to the beneficial owners of AMGP Common Shares held by those persons, and AMGP will reimburse them for any reasonable expenses that they incur.

AMGP Shareholders should not send share certificates with their proxies.

        The form of election, which will be mailed to AMGP Shareholders prior to the closing of the Transactions, and the letter of transmittal, which will be mailed to AMGP Shareholders shortly after the closing of the Transactions, will contain instructions for the surrender of AMGP Common Share certificates.

The AMGP Voting Agreement Shareholders' Obligation to Vote Their AMGP Common Shares

        Pursuant to the AMGP Voting Agreement, the AMGP Voting Agreement Shareholders agreed to vote their AMGP Common Shares owned beneficially or of record in favor of the Conversion Proposal, the AMGP Transaction Proposal, the Issuance Proposal and the LTIP Proposal. As of the close of business on            ,             , the record date for the AMGP Special Meeting, the AMGP Voting Agreement Shareholders held AMGP Common Shares, representing approximately            % of the outstanding AMGP Common Shares. An AMGP Voting Agreement Shareholder's obligations under the AMGP Voting Agreement will terminate if, without such AMGP Voting Agreement Shareholder's consent, an amendment or waiver to the Simplification Agreement (i) extends the Termination Date, (ii) adversely impacts the Merger Consideration to be received by the AMGP Voting Agreement Shareholders or the number or value of the AMGP Common Shares held by the AMGP Voting Agreement Shareholders upon consummation of the Transactions, or (iii) otherwise has a material adverse effect on the interests of the AMGP Voting Agreement Shareholders in the Transactions. The AMGP Voting Agreement also terminates upon the earliest to occur of (i) the closing of the Transactions, (ii) the termination of the Simplification Agreement in accordance with its terms, (iii) the Termination Date and (iv) the written agreement of the parties to the AMGP Voting Agreement.

 THE AM SPECIAL MEETING

General Information About the AM Special Meeting

Time, Place and Date

        The AM Special Meeting will be held at its offices, located at 1615 Wynkoop Street Denver, Colorado 80202, on            , at             , local time.

Purposes

        The purposes of the AM Special Meeting are to consider and vote on the AM Merger Proposal.

        Only AMP GP can introduce new matters for a vote at the AM Special Meeting. At this time, AMP GP does not plan on bringing any additional matters before the AM Special Meeting for a vote.

Quorum

        The presence in person or by proxy at the AM Special Meeting of the holders of a majority of the outstanding AM Common Units as of the close of business on the record date will constitute a quorum and will permit Antero Midstream to conduct the proposed business at the AM Special Meeting. AM Common Units held in your name will be counted as present at the AM Special Meeting if you:

  •
  are present in person at the meeting; or

  •
  have submitted and not revoked a properly executed proxy card or properly submitted and not revoked your proxy by telephone or internet.

        Proxies received but marked as abstentions will be counted as units that are present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes will not be considered present at the AM Special Meeting for purposes of determining the presence of a quorum and will not be included in the vote.

Record Date

        The record date for the AM Special Meeting is the close of business on                ,             .

Postponement and Adjournment

        Pursuant to the Antero Midstream Partnership Agreement, prior to the date of the AM Special Meeting, AMP GP may postpone such meeting one or more times for any reason by giving notice to each AM Unitholder entitled to vote at the AM Special Meeting of the place, date and hour at which such meeting will be held. Such notice shall be given not fewer than two days before the date of AM Special Meeting, and a new record date need not be fixed unless such postponement shall be for more than 45 days. In addition, pursuant to the Antero Midstream Partnership Agreement, AMP GP may adjourn the AM Special Meeting. AMP GP may adjourn the AM Special Meeting (including a further adjournment of an adjourned meeting) to a date within 45 days of the AM Special Meeting without further notice other than by an announcement made at the AM Special Meeting (or such adjourned meeting) and without setting a new record date. If the requisite unitholder vote to approve the AM Merger Proposal has not been received at the time of the AM Special Meeting (or such adjourned meeting) of Antero Midstream, Antero Midstream may choose to solicit additional proxies in favor of the AM Merger Proposal.

Units Entitled to Vote

        AM Unitholders may vote at the AM Special Meeting if they owned AM Common Units at the close of business on the record date. AM Unitholders may cast one vote for each outstanding AM Common Unit owned at the close of business on the record date.

Votes Required

        Approval of the AM Merger Proposal requires the affirmative vote of both the holders of a majority of the outstanding AM Common Units and a majority of the outstanding AM Common Units held by the holders of AM Common Units other than Antero Midstream's affiliates. Failure to vote, abstentions and broker non-votes will have the same effect as a vote against the AM Merger Proposal.

        Of the AM Common Units entitled to vote on the proposals at the AM Special Meeting, less than one percent of such AM Common Units are held, and eligible to be voted, by certain executive officers and directors, and their affiliates, of Antero Midstream or AMP GP and 53% of such outstanding AM Common Units are held by Antero Resources. We believe that the directors and officers of Antero Midstream and AMP GP intend to vote all of their AM Common Units FOR the AM Merger Proposal. Pursuant to the AR Voting Agreement, Antero Resources has agreed to vote the AM Common Units owned beneficially or of record by it or any of its subsidiaries in favor of the AM Merger Proposal. Accordingly, we believe at least approximately                of the outstanding AM Common Units will be voted in favor of the AM Merger Proposal by AMP GP and its subsidiaries, the directors and officers of Antero Midstream and AMP GP, and Antero Resources.

Common Units Outstanding

        As of December 4, 2018, there were 187,321,931 AM Common Units outstanding.

Proxy Submission Procedures

Proxy Submission by AM Unitholders of Record

        AM Unitholders who hold units in their own name may submit a proxy using any of the following methods:

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  call the toll-free telephone number listed on your proxy card and follow the recorded instructions;

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  go to the internet website listed on your proxy card and follow the instructions provided;

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  complete, sign and mail your proxy card in the postage-paid envelope; or

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  attend the AM Special Meeting and vote in person.

        The deadline for submitting your proxy by telephone or electronically via the internet is 11:59 p.m., Eastern Time on the day before the date of the AM Special Meeting. If delivered by mail, your proxy must be received by 11:59 p.m., Eastern Time on the day before the date of the AM Special Meeting. If you have timely and properly submitted your proxy, have clearly indicated your vote and have not revoked your proxy, your AM Common Units will be voted as indicated. If you have timely and properly submitted your proxy and you have not revoked your proxy, but have not clearly indicated your vote, your AM Common Units will be voted FOR approval of the AM Merger Proposal.

Revocation

        If you hold your AM Common Units in your own name, you may revoke or change your proxy at any time prior to its exercise by:

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  giving written notice of revocation to the secretary of AMP GP at or before the AM Special Meeting;

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  appearing and actually voting in person at the AM Special Meeting;

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  timely submitting a later-dated proxy by telephone or internet no later than 11:59 p.m. Eastern Time on the day before the date of the AM Special Meeting; or

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  properly completing and executing a later-dated proxy and delivering it to the secretary of AMP GP at or before the AM Special Meeting.

        Your presence without voting at the AM Special Meeting will not automatically revoke your proxy.

AM Common Units Held in Street Name

        If you hold AM Common Units in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee when voting your AM Common Units or when granting or revoking a proxy.

        Absent specific instructions from you, your broker is not allowed to vote your AM Common Units on any proposal on which your broker, bank or other nominee does not have discretionary authority. The only proposals expected for consideration at the AM Special Meeting is the AM Merger Proposal, which is a matter for which brokers and other nominees do not have discretionary authority to vote. To instruct your broker or other nominee how to vote, you should follow the directions that your broker or other nominee provides to you.

        Please note that you may not vote your AM Common Units held in "street name" by returning a proxy card directly to Antero Midstream or by voting in person at the AM Special Meeting unless you provide a "legal proxy," which you must obtain from your broker or other nominee. If you do not instruct your broker or other nominee on how to vote your AM Common Units, your broker or other nominee may not vote your AM Common Units, which will have the same effect as a vote against the AM Merger Proposal. You should therefore provide your broker or other nominee with instructions as to how to vote your AM Common Units.

Validity

        The inspector of election will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of proxies. Their determination will be final and binding. The AM Board has the right to waive any irregularities or conditions as to the manner of voting. Antero Midstream may accept your proxy by any form of communication permitted by Delaware law, provided Antero Midstream is reasonably assured that the communication is authorized by you.

Solicitation of Proxies

        The accompanying proxy is being solicited by Antero Midstream and AMP GP. The expenses of such solicitation, including the expenses of preparing, printing and mailing the proxy and materials used in the solicitation, will be borne 50% by Antero Midstream and 50% by AMGP.

        MacKenzie Partners, Inc. has been retained by Antero Midstream to aid in the solicitation of proxies for a fee of $            and the reimbursement of out-of-pocket expenses. In addition to the mailing of this joint proxy statement/prospectus, proxies may also be solicited from AM Unitholders by personal interview, telephone, fax or other electronic means by directors and officers of AMP GP and by employees of Antero Resources and its subsidiaries who provide services to Antero Midstream, who will not receive additional compensation for performing that service. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxy materials to the beneficial owners of AM Common Units held by those persons, and Antero Midstream will reimburse them for any reasonable expenses that they incur.

AM Unitholders should not send unit certificates with their proxies.

        The form of election, which will be mailed to AM Unitholders prior to the closing of the Transactions, and the letter of transmittal, which will be mailed to AM Unitholders shortly after the closing of the Transactions, will contain instructions for the surrender of AM Common Unit certificates.

Antero Resources' Obligation to Vote Its AM Common Units

        Pursuant to the AR Voting Agreement, Antero Resources has agreed to vote its AM Common Units owned beneficially or of record in favor of the AM Merger Proposal. As of the close of business on            ,            , the record date for the AM Special Meeting, Antero Resources held            AM Common Units, representing approximately        % of the outstanding AM Common Units. Antero Resources' obligations under the AR Voting Agreement will terminate if an amendment or waiver to the Simplification Agreement (i) extends the Termination Date, (ii) adversely impacts the Merger Consideration to be received by Antero Resources or the number or value of the AMGP Common Shares held by Antero Resources upon consummation of the Transactions, or (iii) otherwise has a material adverse effect on the interests of Antero Resources in the Transactions.

THE AMGP PROPOSALS AND THE AM MERGER PROPOSAL: THE SIMPLIFICATION AGREEMENT AND THE TRANSACTIONS

        The following is a summary of the material terms of the Simplification Agreement and the Transactions. The provisions of the Simplification Agreement are extensive and not easily summarized. This summary is qualified in its entirety by reference to the Simplification Agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A and is incorporated into this joint proxy statement/prospectus by reference. You should read the Simplification Agreement in its entirety because it, and not this joint proxy statement/prospectus, is the legal document that governs the terms of the Transactions.

        The Simplification Agreement is included in this joint proxy statement/prospectus to provide you with information regarding its terms and is not intended to provide any factual information about the parties thereto. The Simplification Agreement contains representations and warranties by each of the parties to the Simplification Agreement. These representations and warranties have been made solely for the benefit of the other parties to the Simplification Agreement and:

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  may not be intended as statements of fact, but rather as a way of allocating risk between the parties in the event the statements therein prove to be inaccurate; and

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  have been qualified by disclosures in each of AMGP and Antero Midstream's SEC filed reports, which disclosures are not reflected in the Simplification Agreement itself.

        Information concerning the subject matter of the representations and warranties may have changed since the date of the Simplification Agreement, and this information may or may not be fully reflected in AMGP's and Antero Midstream's public disclosures.

        In the following summary of the material terms of the Simplification Agreement, all references to the affiliates of AMGP and AMGP GP do not include AMP GP or its subsidiaries (including Antero Midstream), unless explicitly stated, and all references to the affiliates of AMP GP, Antero Midstream and their subsidiaries do not include AMGP, AMGP GP, NewCo, Preferred Co, Merger Co or any of their respective subsidiaries unless explicitly stated.

Structure of the Merger

The GP Merger

        Immediately prior to the effective time of the Merger, AMP GP will have the option, at its sole election, to merge with and into AMGP, with AMGP continuing as the surviving entity and the separate existence of AMP GP ceasing. The GP Merger is conditioned upon, immediately prior to the GP Merger, (i) AMGP GP obtaining an opinion of counsel in compliance the AMGP Partnership Agreement and (ii) AMGP obtaining an opinion of counsel in compliance with the Antero Midstream Partnership Agreement.

        If AMP GP elects to effect the GP Merger, AMGP will cause a certificate of merger effecting the GP Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware, duly executed in accordance with the relevant provisions of Delaware law. The GP Merger will become effective at the time when the certificate of merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the certificate of merger.

        As a result of the GP Merger, (i) AMGP will be admitted as the general partner of Antero Midstream in accordance with the Antero Midstream Partnership Agreement without any action required on the part of AMGP, AMGP GP, Antero Midstream or the AM Unitholders and Antero Midstream will continue without dissolution and (ii) the limited liability company interests in AMP GP will be canceled for no consideration.

        At the effective time of the GP Merger, AMGP will assume the rights and duties of AMP GP under the Antero Midstream Partnership Agreement, as amended, and agree to be bound by the provisions of the Antero Midstream Partnership Agreement. Also at the effective time of the GP Merger, (i) the Certificate of Limited Partnership of AMGP, dated as of May 9, 2017, will remain unchanged and will continue to be the certificate of limited partnership of AMGP and (ii) the AMGP Partnership Agreement will remain unchanged and will continue to be the agreement of limited partnership of AMGP, in each case until the Conversion.

        Prior to the effective time of the GP Merger and prior to the Conversion, AMP GP will execute and deliver an amendment to the Antero Midstream Partnership Agreement, pursuant to which, (i) in the event of the GP Merger, AMGP will be made the "General Partner" (as such term is defined in the Antero Midstream Partnership Agreement) and agree to be bound by the provisions of the Antero Midstream Partnership Agreement, (ii) in the event of the GP Merger, in its capacity as the general partner of Antero Midstream, AMGP will be permitted to incur debts or liabilities that may not be in connection with or incidental to its performance as the general partner of Antero Midstream or in relation to the provision of management services to Antero Midstream, and (iii) Section 6.1(d)(iii)(A) of the Antero Midstream Partnership Agreement will be amended so as not apply to distributions or payments made pursuant to the Simplification Agreement. If the GP Merger is not consummated, the amendment to the Antero Midstream Partnership Agreement will be executed and delivered prior to the Conversion and will contain only the amendments described in clause (iii) of the immediately preceding sentence.

The Conversion

        Pursuant to the Simplification Agreement, immediately prior to the effective time of the Merger, AMGP will be converted from a limited partnership to a corporation under the laws of the State of Delaware, to be named Antero Midstream Corporation, in accordance with the Plan of Conversion set forth in the Simplification Agreement. At the effective time of the Conversion, each AMGP Shareholder will receive one share of New AM Common Stock for each AMGP Common Share held by such shareholder, and the New AM certificate of incorporation will be adopted and filed with the Delaware Secretary of State and bylaws of New AM will be adopted.

        At the effective time of the Conversion, for all purposes of the laws of the State of Delaware, all of the rights, privileges and powers of AMGP, and all property, real, personal and mixed, and all debts due to AMGP, as well as all other things and causes of action belonging to AMGP, will remain vested in New AM and will be the property of New AM, and the title to any real property vested by deed or otherwise in AMGP will not revert or be in any way impaired by reason of any provision of applicable Delaware law or otherwise; but all rights of creditors and all liens upon any property of AMGP will be preserved unimpaired, and all debts, liabilities and duties of AMGP will remain attached to New AM, and may be enforced against it to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by it in its capacity as a corporation. The rights, privileges, powers and interests in property of AMGP, as well as the debts, liabilities and duties of AMGP, will not be deemed, as a consequence of the Conversion, to have been transferred to New AM for any purpose of the laws of the State of Delaware or otherwise. As a consequence of the Conversion, assuming the GP Merger is consummated, New AM will continue as the general partner of Antero Midstream without any further action of any person or entity.

        The Conversion will be effective upon the filing by AMGP of a certificate of conversion from a limited partnership to a corporation pursuant to Section 265 of the DGCL and the filing of the New AM certificate of incorporation.

The Merger

        Immediately following the Conversion, Merger Sub will merge with and into Antero Midstream, with Antero Midstream surviving such merger as a wholly owned subsidiary of NewCo. Assuming the GP Merger is consummated, New AM will be the general partner of Antero Midstream. Antero Midstream and IDR Holdings will each be indirect, wholly owned subsidiaries of New AM and NewCo will be a wholly owned subsidiary of New AM. NewCo and IDR Holdings will collectively own all of the limited partner interests in Antero Midstream upon consummation of the Merger.

        At the effective time of the Merger:

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  in exchange for each AM Common Unit held, each AM Public Unitholder will be entitled to receive, at its election and subject to proration, one of:

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  $3.415 in cash without interest and 1.6350 shares of New AM Common Stock;

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  1.6350 shares of New AM Common Stock plus an additional number of shares of New AM Common Stock equal to the quotient of (A) $3.415 and (B) the AMGP VWAP; or

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  $3.415 in cash plus an additional amount of cash, in each case without interest, equal to the product of (A) 1.6350 and (B) the AMGP VWAP; and

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  In exchange for each AM Common Unit held, Antero Resources will be entitled to receive, subject to certain adjustments (as described below), $3.00 in cash without interest and 1.6023 shares of New AM Common Stock.

        The aggregate cash to be paid as Merger Consideration will be fixed at an amount equal to the Available Cash Consideration, which is approximately $598 million in the aggregate. However, if the Public Available Cash exceeds the cash consideration elected to be received by the AM Public Unitholders, Antero Resources may elect to increase the total amount of cash it receives as a part of the AR Mixed Consideration up to an amount equal to the Excess Available Cash. To the extent Antero Resources elects to receive additional cash, the number of shares it receives will be reduced accordingly based on the AMGP VWAP. In addition, the Merger Consideration that each AM Public Unitholder will receive may be prorated in the event that more cash or equity is elected to be received than what would otherwise have been paid if all AM Public Unitholders received the Public Mixed Consideration and Antero Resources received the AR Mixed Consideration.

        No fractional shares of New AM Common Stock will be paid in the Merger. AM Unitholders will receive cash (without interest and rounded up to the nearest whole cent) in lieu of receiving any fractional shares of New AM Common Stock to which any AM Unitholder would otherwise have been entitled in an amount equal to such fractional interest multiplied by the volume weighted average price of AMGP Common Shares as reported on the NYSE Composite Transactions Reporting System for the then (10) consecutive NYSE full trading days ending at the close of the last NYSE full trading day immediately preceding the effective time of the Merger.

        At the effective time of the Merger, (i) the Amended and Restated Certificate of Limited Partnership of Antero Midstream as filed with the Secretary of State of the State of Delaware on April 11, 2017, will remain unchanged and will continue to be the certificate of limited partnership of the surviving entity immediately following completion of the Merger, and (ii) the Antero Midstream Partnership Agreement, as amended, will be the agreement of limited partnership of the surviving entity until duly amended in accordance with the terms thereof and applicable law.

The Series B Exchange

        Concurrently with the Merger, all of the issued and outstanding Series B Units will be exchanged for an aggregate of approximately 17.35 million shares of New AM Common Stock. The number of shares of New AM Common Stock to be transferred in exchange for outstanding Series B Units will be reduced proportionately if a holder forfeits his or her Series B Units prior to closing, with no re-allocation to the remaining holders.

        The Series B Exchange Shares will be subject to the same vesting conditions to which the Series B Units are currently subject, with one-third fully vested, one-third scheduled to vest at December 31, 2018 and one-third scheduled to vest at December 31, 2019. Distributions declared but not yet paid with respect to vested Series B Units will be delivered in connection with the Series B Exchange. Consistent with the existing terms of the Series B Units, distributions declared on unvested Series B Units prior to the closing date of the Transactions will not be paid until the applicable vesting date of the Series B Exchange Shares. At the time of the Transactions, cash in an amount equal to these unpaid distributions will be deposited into an escrow account to be released at the time of vesting, excluding any amounts attributable to any distributions made with respect to unvested Series B Units after December 31, 2018 but prior to the effective time of the Merger. With respect to Series B Units and Series B Exchange Shares scheduled to vest on December 31, 2019, the Series B Holders have agreed to forgo any distributions from IDR Holdings and any dividends from New AM that are paid with respect to such units or shares, as applicable, during the twelve months ending December 31, 2019.

When the Merger Becomes Effective

        The closing of the Merger will take place on the second business day after the date on which the last of the conditions set forth in the Simplification Agreement (excluding those conditions that, by their nature, cannot be satisfied until the closing of the Transactions) have been satisfied or waived in accordance with the terms of the Simplification Agreement. Please read "The AMGP Proposals and the AM Merger Proposal: The Simplification Agreement and the Transactions—Conditions to the Merger" beginning on page 200 of this joint proxy statement/prospectus for a more complete description of the conditions that must be satisfied or waived prior to the closing of the Transactions.

        The Merger will become effective at the effective time of the Merger, which will occur upon the filing of a properly executed certificate of merger with the Secretary of State of the State of Delaware or at such later date and time as may be agreed by AMGP and Antero Midstream and set forth in the certificate of merger.

Effect of Merger on Outstanding AM Common Units and Other Interests

        At the effective time of the Merger, by virtue of the Merger and without any further action on the part of any of the parties to the Simplification Agreement or any holder of shares of AMGP Common Shares, AM Common Units or any equity compensation award with respect to such shares or units, the following will occur:

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  All of the limited liability company interests of Merger Sub held by NewCo will be converted into a number of common units of the surviving entity equal to the number of AM Common Units issued and outstanding immediately prior to the effective time of the Merger that are exchanged as part of the Merger Consideration.

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  The general partner interest and incentive distribution rights of Antero Midstream issued and outstanding immediately prior to the effective time of the Merger will be unchanged and remain issued and outstanding in the surviving entity. The Simplification Agreement provides, subject to the election of AMP GP, for the merger of AMP GP with and into AMGP, with AMGP continuing as the surviving entity and the separate existence of AMP GP ceasing. If AMP GP elects to consummate the GP Merger, at the effective time of the Merger, AMGP will become the holder of the general partner interest in Antero Midstream and will be the sole general partner of the surviving entity as set forth in the Antero Midstream Partnership Agreement, as amended (which will be the agreement of limited partnership of the surviving entity as of the effective time of the Merger if the GP Merger is consummated).

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  Each AM Common Unit issued and outstanding immediately prior to the effective time of the Merger (other than AM Common Units held by Antero Resources) will be converted into the right to receive, at the election of the holder and subject to proration, (i) the Public Mixed Consideration, (ii) the Public Cash Consideration or (iii) Public Stock Consideration.

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  All AM Common Units owned by Antero Resources immediately prior to the effective time of the Merger will be converted into the right to receive the AR Mixed Consideration, subject to AR's election of receiving a greater cash portion in the event the Public Available Cash amount exceeds the cash consideration elected by AM Public Unitholders.

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  All AM Common Units will cease to be outstanding and cease to exist at the effective time of the Merger. Each AM Unitholder will cease to be a unitholder of Antero Midstream and will cease to have any rights as a unitholder of Antero Midstream, except the right to receive the Merger Consideration, and, if applicable, any cash payable in lieu of any fractional shares of New AM Common Stock to be paid, without interest, in consideration therefor pursuant to the Simplification Agreement.

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  To the extent applicable, the AM Unitholders immediately prior to the effective time of the Merger will have continued rights to any distribution, without interest, with respect to such AM Common Units with a record date occurring prior to the effective time of the Merger that may have been declared or made by AMP GP in accordance with the Simplification Agreement and which remains unpaid as of the effective time of the Merger.

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  All shares of New AM Common Stock to be paid pursuant to the Merger will be deemed issued and outstanding as of the effective time of the Merger and whenever a dividend is declared by New AM in respect of the New AM Common Stock, the record date for which is at or after the effective time of the Merger, that declaration will include dividends in respect of all shares of New AM Common Stock issuable pursuant to the Simplification Agreement.

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  The unit transfer books of Antero Midstream will be closed immediately, and there will be no further registration of transfers on the unit transfer books of Antero Midstream with respect to AM Common Units.

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  AM Unitholders will have no rights as New AM Stockholders, other than the right to receive (i) the Merger Consideration, (ii) if applicable, any cash payable in lieu of fractional shares of New AM Common Stock and (iii) any dividends declared on or after the effective time of the Merger by New AM with respect to shares of New AM Common Stock.

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  Each Series B Holder will transfer each Series B Unit it owns (vested and unvested) to NewCo in exchange for (i) 176.0041 shares of New AM Common Stock, which will be subject to the terms set forth in the IDR Holdings LLC Agreement and will vest in accordance with the applicable equity grant agreement pursuant to which the Series B Unit was issued to the Series B Holder, (ii) an amount in cash equal to the unpaid distributions (other than tax distributions) declared with respect to vested Series B Units, if any, pursuant to the distribution provisions of the IDR Holdings LLC Agreement, and (iii) an amount in cash to be deposited into an escrow account equal to the distributions declared with respect to unvested Series B Units, excluding any amounts attributable to any distributions made with respect to unvested Series B Units after December 31, 2018 but prior to the effective time of the Merger. Series B Holders will not be entitled to receive any distributions paid by IDR Holdings or dividends paid by New AM during the 12 months ending December 31, 2019 that are payable on any Series B Units or Series B Exchange Shares, as applicable, that are scheduled to vest on December 31, 2019.

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  Each AM Phantom Unit Award will be converted into a Converted Phantom Unit Award, with substantially the same terms and conditions (including with respect to vesting) applicable to such AM Phantom Unit Award immediately prior to the effective time of the Merger, representing the right to receive a number of shares of New AM Common Stock equal to (i) the number of AM Common Units subject to such AM Phantom Unit Award immediately prior to the effective time of the Merger, multiplied by (ii) (A) 1.6350, plus (B) $3.415 divided by the AMGP VWAP.

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  Each AM DER Award will be converted into a Converted DER Award, with substantially the same terms and conditions (including with respect to vesting) applicable to such AM DER Award immediately prior to the effective time of the Merger, representing the right to receive (i) any balance accrued on the AM DER Award as of the effective time of the Merger to which such Converted DER Award relates and (ii) any dividends paid or distributions made by New AM from and after the effective time of the Merger with respect to the number of shares of New AM Common Stock subject to the Converted Phantom Unit Award to which such Converted DER Award relates.

        For a description of New AM Common Stock, please read "Description of Capital Stock" beginning on page 237 of this joint proxy statement/prospectus, and for a description of the comparative rights of the New AM Stockholders, AMGP Shareholders and AM Unitholders, please read "Comparison of the Rights of New AM Stockholders, AMGP Shareholders and AM Unitholders" beginning on page 217 of this joint proxy statement/prospectus.

Exchange of Certificates; No Fractional Units

Exchange Agent

        At or prior to the effective time of the Merger, NewCo will deposit or cause to be deposited with an exchange agent selected by AMGP with Antero Midstream's prior approval (which approval will not be unreasonably conditioned, withheld or delayed) to serve as the exchange agent for the benefit of the holders of the AM Common Units issued and outstanding immediately prior to the effective time of the Merger (the "Eligible Units"), an aggregate number of shares of New AM Common Stock in uncertificated book-entry form equal to the number of shares of New AM Common Stock to be paid to AM Unitholders as part of the Merger Consideration, pursuant to the Simplification Agreement. At or prior to the effective time of the Merger, Antero Midstream will deposit or cause to be deposited with the exchange agent, for the benefit of the holders of Eligible Units, an aggregate amount of cash equal to the sum of (a) the aggregate amount of cash to be paid to AM Unitholders as part of the Merger Consideration and (b) the aggregate amount of cash to be paid in lieu of any fractional shares to holders of Eligible Units pursuant to the Simplification Agreement. In addition, New AM will deposit or cause to be deposited with the exchange agent, as necessary from time to time after the effective time of the Merger, any dividends, if any, to which the holders of Eligible Units may be entitled with both a record and payment date after the effective time of the Merger and prior to the surrender of such Eligible Units pursuant to the terms of the Simplification Agreement. Such shares of New AM Common Stock deposited by NewCo with the exchange agent and cash deposited by Antero Midstream with the exchange agent is referred to as the "Exchange Fund." The Exchange Fund will not be used for any purpose other than a purpose expressly provided for in the Simplification Agreement.

Investment of the Exchange Fund

        The cash portion of the Exchange Fund will be invested by the exchange agent as reasonably directed by Antero Midstream prior to the effective time of the Merger and by AMGP after the effective time of the Merger. Any interest or other income resulting from investment of the cash portion of the Exchange Fund will become part of the Exchange Fund.

Exchange Procedures

        Promptly after the effective time of the Merger (and in any event within four (4) business days thereafter), AMGP will cause the exchange agent to mail to each applicable record holder of Eligible Units a letter of transmittal and instructions explaining how to surrender their AM Common Units to the exchange agent (if such units have not already been surrendered with a form of election). This letter will contain instructions on how to surrender certificates or book-entry units formerly representing AM Common Units in exchange for the Merger Consideration, cash in lieu of fractional shares, if any, and any dividends payable following the closing of the Transactions, in each case to which such holder is entitled to receive under the Simplification Agreement.

        AM Common Unit certificates should NOT be returned with the enclosed proxy card.

        AM Unitholders who deliver a properly completed and signed letter of transmittal and any other documents required by the instructions to the transmittal letter, together with their AM Common Unit certificates, if any, will be entitled to receive, subject to such holder's election:

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  New AM Common Stock equal to, in the aggregate, the whole number of shares of New AM Common Stock that the holder has the right to receive pursuant to the terms of the Simplification Agreement and as described above under "The AMGP Proposals and the AM Merger Proposal: The Simplification Agreement and the Transactions—Effect of Merger on Outstanding AM Common Units and Other Interests," and/or as applicable,

  •
  a check in an amount of cash that such holder is entitled to receive (i) as cash consideration pursuant to the Simplification Agreement, (ii) in lieu of any fractional shares of New AM Common Stock and (iii) in respect of any distributions or dividends that such holder has a right to receive pursuant to the terms of the Simplification Agreement.

        No interest will be paid or accrued on any amount payable upon the surrender of Eligible Units and any certificate or ledger entry relating to book-entry units formerly representing AM Common Units that have been so surrendered will be cancelled by the exchange agent.

        In the event of a transfer of ownership of certificated Eligible Units that is not registered in the transfer records of Antero Midstream, each of (i) payment of the applicable Merger Consideration, (ii) cash in lieu of any fractional shares payable pursuant to the Simplification Agreement and (iii) cash for the amount of any dividends pursuant to the Simplification Agreement, may be paid to such a transferee if the certificate formerly representing such Eligible Units is presented to the exchange agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable unit transfer taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to the exchange agent. With respect to book-entry units, each of (i) payment of the applicable Merger Consideration, (ii) cash in lieu of any fractional shares payable pursuant to the Simplification Agreement, and (iii) dividends pursuant to the Simplification Agreement, will be made only to the person in whose name such book-entry units are registered in the unit transfer books of Antero Midstream.

Dividends

        All shares of New AM Common Stock to be paid pursuant to the Merger will be deemed issued and outstanding as of the effective time of the Merger and whenever a dividend is declared by New AM in respect of the New AM Common Stock, the record date for which is at or after the effective time of the Merger, that declaration will include dividends in respect of all shares of New AM Common Stock issued or paid pursuant to the Simplification Agreement except for the shares of New AM Common Stock transferred in the Series B Exchange that are scheduled to vest on December 31, 2019, which will not be entitled to receive any dividend paid by New AM during the twelve months ending December 31 2019. No dividends in respect of the New AM Common Stock will be paid to any holder of any unsurrendered Eligible Unit until the certificate (or affidavit of loss in lieu of the certificate) or book-entry unit is surrendered for exchange in accordance with the provisions of the Simplification Agreement.

        Subject to the effect of escheat, tax or other applicable laws, following the surrender of Eligible Units of any holder, such holder of record of the whole shares of New AM Common Stock received in exchange for Eligible Units, will be paid without interest, (i) at the time of surrender, the dividends in respect of New AM Common Stock with a record date at or after the effective time of the Merger and payment date prior to or on the date of surrender and (ii) at the appropriate payment date, the dividends payable with respect to such whole shares of New AM Common Stock with a record date at or after the effective time of the Merger but with a payment date subsequent to surrender.

Transfers

        From and after the effective time of the Merger, there will be no transfers on the unit transfer books of Antero Midstream of the AM Common Units outstanding immediately prior to the effective time of the Merger.

No Fractional Shares

        No fractional shares of New AM Common Stock will be paid upon the conversion of AM Common Units pursuant to the Simplification Agreement. All fractional shares of New AM Common Stock that a holder of Eligible Units would be otherwise entitled to receive will be aggregated and rounded to three decimal places. Any holder of Eligible Units otherwise entitled to receive fractional shares of New AM Common Stock will be entitled to receive a cash payment, without interest, rounded to the nearest cent, equal to the product of (i) the aggregated amount of the fractional interest in New AM Common Stock to which such holder would be entitled and (ii) an amount equal to the average of the volume weighted average price per unit of AMGP Common Shares on the NYSE on each of the 10 consecutive trading days ending with the complete trading day immediately prior to the effective time of the Merger. The right to receive cash in lieu of fractional shares of New AM Common Stock will not entitle any such holder of Eligible Units to any dividends, voting rights or any other rights in respect of any fractional share of New AM Common Stock. The payment of cash in lieu of fractional shares of New AM Common Stock is not a separately bargained-for consideration but merely represents a mechanical rounding-off of the fractions in the exchange.

Termination of Exchange Fund

        Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund and any shares of New AM Common Stock) that remains unclaimed twelve (12) months after the effective time of the Merger will be delivered to NewCo or Antero Midstream, as applicable. Any holder of Eligible Units who has not complied with the provisions of the Simplification Agreement will look only to NewCo or Antero Midstream, as applicable, for the Merger Consideration and payment of any cash and dividends to which they are entitled pursuant to the Simplification Agreement, in each case, without any interest.

        If any certificate or book-entry unit has not been surrendered prior to the date on which the Merger Consideration would escheat to or become the property of any governmental entity, any Merger Consideration and the cash, if any, to be paid in respect of such certificate or book-entry unit will, to the extent permitted by applicable law, immediately prior to such time become the property of NewCo or Antero Midstream, as applicable, free and clear of all claims or interest of any person. Any amount of cash to be returned to Antero Midstream will be returned to Antero Midstream to the extent such amount of cash was initially contributed to the Exchange Fund by Antero Midstream pursuant to the Simplification Agreement, and any amount of shares of New AM Common Stock to be returned to NewCo will be returned to NewCo to the extent such amount of shares of New AM Common Stock were initially contributed to the Exchange Fund by NewCo pursuant to the Simplification Agreement.

No Liability

        None of AMGP, NewCo, Antero Midstream, the exchange agent or any other person will be liable to any former holder of AM Common Units for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

Withholding

        Each of AMGP, NewCo, Antero Midstream and the exchange agent will be entitled to deduct and withhold from the Merger Consideration, the consideration to be paid with respect to the Series B Exchange and the consideration otherwise payable pursuant to the Simplification Agreement such amounts as it is required to deduct and withhold with respect to the making of payments under the Internal Revenue Code (the "Code") or any provision of state, local, or foreign tax law (and to the extent deduction and withholding is required, such deduction and withholding may be taken in shares of New AM Common Stock). To the extent that amounts are so deducted or withheld by AMGP, NewCo, Antero Midstream or the exchange agent, as the case may be, such withheld amounts (i) will be timely remitted by AMGP, NewCo, Antero Midstream or the exchange agent, as applicable, to the applicable governmental entity, and (ii) will be treated as having been paid to the person in respect of whom such withholding was made.

No Dissenters' Rights

        No dissenters' or appraisal rights will be available with respect to the Merger or the Transactions.

Anti-Dilution Provisions

        If, from the date of the Simplification Agreement to the earlier of the effective time of the Merger and termination of the Simplification Agreement, the issued and outstanding AM Common Units or the issued and outstanding AMGP Common Shares, are changed into a different number of units or securities or a different class by reason of any reclassification, unit or share split (including a reverse unit or share split), unit or share distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, or a distribution paid in units or shares with a record date within such period will have been declared, then the Merger Consideration will be equitably adjusted to provide the AM Unitholders and AMGP Common Shares the same economic effect as contemplated by the Simplification Agreement prior to such event.

Actions Pending the Merger

        From the date of the Simplification Agreement until the closing of the Transactions, except for actions (i) expressly contemplated or permitted by the Simplification Agreement, (ii) required by applicable law, or (iii) taken with the prior written consent of the other parties to the Simplification Agreement, each of the parties to the Simplification Agreement will not, will cause each of its subsidiaries not to, and will not take any action to cause any other party to:

  •
  take any action that would be reasonably likely to result in a material adverse effect on its ability to perform any of its obligations under the Simplification Agreement;

  •
  (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of any additional equity interests or (ii) enter into any agreement with respect to the foregoing, except in each case, with respect to Antero Midstream or AMGP as set forth in the applicable schedules to the Simplification Agreement;

  •
  split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests;

  •
  amend any organizational documents of such party (including agreements of limited partnership, limited liability company agreements, bylaws or certificates of incorporation) or any of its subsidiaries;

  •
  declare, authorize, set aside or pay any distribution or dividend, other than regular quarterly distributions consistent with past practice;

  •
  in the case of Antero Midstream, except as contemplated by the Simplification Agreement or for working capital requirements in the ordinary course of business consistent with past practice and except to fund out-of-pocket fees and expenses incurred by or on behalf of the parties in connection with the Transactions, incur, create, assume or guarantee any additional indebtedness under the its Amended and Restated Credit Agreement, dated as of October 26, 2017 or any other agreement. Any incurrence of indebtedness will be permitted to fund only such out-of-pocket fees and expenses that do not exceed $30 million;

  •
  repurchase, redeem or otherwise acquire any of its equity interests (other than pursuant to employee benefit plans, qualified stock option plans or employee compensation plans);

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  except as a result of a change in, or as otherwise required by law or in the ordinary course of business consistent with past practice, (i) make, change or revoke any material tax election, (ii) adopt or change any material tax accounting method, (iii) file any material amended tax return, (iv) settle any material tax claim, audit, assessment or dispute for an amount materially in excess of the amount reserved or accrued on such party's most recent consolidated balance sheet or (v) surrender any right to claim a refund of a material amount of taxes;

  •
  amend any equity grant agreement pursuant to which the Series B Units were granted; or

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  take any action that would be reasonably likely to result in the material delay in or failure of any condition to the closing of the Transactions set forth in the Simplification Agreement to be satisfied.

Conditions to the Merger

Conditions of Each Party

        The obligations of the AMGP Parties and the AM Parties to effect the Transactions are also subject to the satisfaction or waiver of the following conditions:

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  the registration statement of which this joint proxy statement/prospectus is a part must have become effective under the Securities Act, this joint proxy statement/prospectus must have been mailed to AM Unitholders and AMGP Shareholders 20 business days prior to closing of the Transactions and no stop order suspending the effectiveness of the registration statement may have been issued and no proceedings for that purpose may have been initiated or threatened by the SEC unless subsequently withdrawn;

  •
  the AMGP Shareholder Approval and the AM Unitholder Approval must have been obtained (provided that no party to the Simplification Agreement may waive the requirement to obtain the Disinterested AMGP Shareholder Approval and the Disinterested AM Unitholder Approval);

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  no court or other governmental entity of competent jurisdiction may have been enacted, issued, promulgated, enforced or entered any order;

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  any waiting period applicable to the Transactions under the HSR Act must have been terminated or expired (the Antitrust Division and the FTC granted early termination of the applicable waiting period under the HSR Act on November 19, 2018); and

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  the shares of New AM Common Stock to be paid to the holders of the Eligible Units in the Merger and in the Series B Exchange pursuant to the Simplification Agreement must have been approved for listing on the NYSE, subject to official notice of issuance.

Additional Conditions to the Obligations of the AMGP Parties

        The obligations of the AMGP Parties to effect the Transactions are further subject to the satisfaction by the AM Parties or waiver by the AMGP Parties, at or prior to the closing of the Transactions, of each of the following conditions:

  •
  each of the representations and warranties of the AM Parties, as set forth in the Simplification Agreement, must be true and correct in all material respects as of the date of the Simplification Agreement and as of the closing of the Transactions as if made on such date (except to the extent such representations and warranties expressly relate to another date, in which case as of such other date);

  •
  each and all of the agreements and covenants of the AM Parties to be performed and complied with pursuant to the Simplification Agreement on or prior to the closing of the Transactions must have been duly performed and complied with in all material respects; and

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  the AMGP Parties must have received at the closing of the Transactions certificate signed by an executive officer of AMP GP to the effect that the conditions described in the first two bullet points immediately above have been satisfied.

Additional Conditions to the Obligations of the AM Parties

        The obligation of the AM Parties to effect the Transactions is further subject to the satisfaction by the AMGP Parties or waiver by the AM Parties, at or prior to the closing of the Transactions, of each of the following conditions:

  •
  each of the representations and warranties of the AMGP Parties, as set forth in the Simplification Agreement, must be true and correct in all material respects as of the date of the Simplification Agreement and as of the closing of the Transactions as if made on such date (except to the extent such representations and warranties expressly relate to another date, in which case as of such other date);

  •
  each and all of the agreements and covenants of the AMGP Parties to be performed and complied with pursuant to the Simplification Agreement on or prior to the closing of the Transactions must have been duly performed and complied with in all material respects; and

  •
  the AM Parties must have received at the closing of the Transactions certificate signed by an executive officer of AMGP GP to the effect that the conditions described in the first two bullet points immediately above have been satisfied.

        The Simplification Agreement provides that the condition to obtain Disinterested AM Unitholder Approval and the Disinterested AMGP Shareholder Approval may not be waived. However, each of the AMGP Parties and the AM Parties (with the consent of the AM Board and AM Conflicts Committee, in the case of the AM Parties, and of the AMGP Board and AMGP Conflicts Committee,

in the case of the AMGP Parties) may choose to complete the Transactions, even though any other condition to its obligation has not been satisfied.

Representations and Warranties

        The Simplification Agreement contains representations and warranties of the AM Parties and the AMGP Parties. These representations and warranties concern, among other things:

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  legal organization, existence, general authority and good standing;

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  capitalization and ownership;

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  general authority of each of the subsidiaries of Antero Midstream to carry on its business in the same manner as prior to Antero Midstream's entry into the Simplification Agreement and to own all of its properties and assets, subject to certain materiality standards;

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  the authorization, execution and enforceability of the Simplification Agreement and the matters contemplated thereby, including the Transactions and the other transaction documents, subject to AM Unitholder Approval or AMGP Shareholder Approval, as applicable, by Antero Midstream, AMP GP, AMGP and AMGP GP, as applicable;

  •
  the absence of defaults, breaches and other conflicts caused by entering into the Simplification Agreement and completing the Transactions;

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  the absence of brokers other than those noted therein;

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  the absence of required governmental consents and approvals, other than those noted therein;

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  compliance with laws and legal proceedings;

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  documents filed with the SEC since January 1, 2016 with respect to Antero Midstream and, since May 9, 2017 with respect to AMGP;

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  the accuracy of this joint proxy statement/prospectus and compliance with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder;

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  approval of the Transactions and the Simplification Agreement by the AMGP Conflicts Committee and the AM Conflicts Committee;

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  indebtedness; and

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  tax matters.

        Many of the representations and warranties in the Simplification Agreement provide that such representation and warranty does not extend to matters where the failure of the representation and warranty to be accurate would not, in the aggregate, be material to the representing party and its subsidiaries, as a whole.

Covenants

        The AMGP Parties, on one hand, and the AM Parties, on the other hand, made the covenants described below:

Joint Proxy Statement, Registration Statement and Schedule 13E-3

        AMGP will promptly furnish to Antero Midstream, and Antero Midstream will promptly furnish to AMGP, such data and information relating to the AMGP Parties or the AM Parties as Antero Midstream or AMGP, as applicable, may reasonably request for the purpose of including such data and information in this joint proxy statement/prospectus and any amendments or supplements hereto.

        Promptly following the date of the execution of the Simplification Agreement, (i) AMGP and Antero Midstream must cooperate in preparing a mutually acceptable registration statement (of which this joint proxy statement/prospectus is a part) and Schedule 13E-3 to be jointly filed by AMGP and Antero Midstream with the SEC, and (ii) AMGP will prepare and file with the SEC the registration statement and the Schedule 13E-3. AMGP and Antero Midstream will each use reasonable best efforts to cause the registration statement and the Schedule 13E-3, as applicable, to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. AMGP and Antero Midstream will each use its reasonable best efforts to cause the registration statement to become effective under the Securities Act as soon after such filing as practicable and AMGP will use reasonable best efforts to keep the registration statement effective as long as is necessary to consummate the Transactions. Each of AMGP and Antero Midstream will advise the other promptly after it receives any request by the SEC for amendment of the registration statement or the Schedule 13E-3 or comments thereon and responses thereto or any request by the SEC for additional information. Each of AMGP and Antero Midstream will use reasonable best efforts to cause all documents that it is responsible for filing with the SEC in connection with the Transactions to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Each of AMGP and Antero Midstream will use its reasonable best efforts to cause this joint proxy statement/prospectus to be mailed to the AM Unitholders and AMGP Shareholders as promptly as practicable after the registration statement is declared effective under the Securities Act. Prior to filing the registration statement (or any amendment or supplement thereto), the Schedule 13E-3 (or any amendment thereto) or mailing this joint proxy statement/prospectus (or any amendment or supplement hereto) or responding to any comments of the SEC with respect thereto, each of AMGP and Antero Midstream will (i) provide the other with an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) include in such document or response all comments reasonably proposed by the other and (iii) not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval will not be unreasonably withheld, conditioned or delayed.

        AMGP and Antero Midstream will make all necessary filings with respect to the Transactions under the Securities Act and the Exchange Act and applicable blue sky laws and the rules and regulations thereunder. Each party will advise the others, promptly after it receives notice thereof, of the time when the registration statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, or the suspension of the qualification of the New AM Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. Each of AMGP and Antero Midstream will use reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

        If at any time prior to the effective time of the Merger, any information relating to the AMGP Parties or the AM Parties, or any of their respective affiliates, officers or directors, should be discovered by any party that should be set forth in an amendment or supplement to the registration statement or the Schedule 13E-3 so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information will promptly notify the other parties and an appropriate amendment or supplement describing such information will be promptly filed with the SEC and, to the extent required by applicable law, disseminated to the AM Unitholders and the AMGP Shareholders.

AM Special Meeting and AMGP Special Meeting

        Antero Midstream will take all action necessary in accordance with applicable laws and the Antero Midstream Partnership Agreement to establish a record date, give notice of, convene and hold a meeting of the AM Unitholders for the purpose of obtaining the AM Unitholder Approval (herein referred to as the "AM Special Meeting"), to be held as promptly as reasonably practicable following the effective date of the registration statement. Unless otherwise permitted by the Simplification Agreement, (i) the AM Conflicts Committee will recommend that AM Unitholders approve the AM Merger Proposal, (ii) the AM Board will recommend that the AM Unitholders approve the AM Merger Proposal and (iii) the AM Board will solicit from the AM Unitholders proxies in favor of the AM Merger Proposal. Antero Midstream's obligations to call, give notice of, convene and hold the AM Special Meeting in accordance will not be limited or otherwise affected by any AM Change in Recommendation.

        Antero Midstream (i) will be required to adjourn or postpone the AM Special Meeting (A) to the extent necessary to ensure that any required supplement or amendment to this joint proxy statement/prospectus is provided to the AM Unitholders or (B) if, as of the time for which the AM Special Meeting is scheduled, there are an insufficient number of AM Common Units represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such AM Special Meeting and (ii) may, and at AMGP's request will, adjourn or postpone the AM Special Meeting if, as of the time for which the AM Special Meeting is scheduled, there are an insufficient number of AM Common Units represented (either in person or by proxy) to obtain the AM Unitholder Approval. Unless otherwise agreed to by the parties, the AM Special Meeting will not be adjourned or postponed to a date that is more than 30 days after the date for which the meeting was previously scheduled. The AM Special Meeting will be adjourned or postponed every time the circumstances described in the foregoing clauses (i)(A) and (i)(B) exist, and such AM Special Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (ii) exists. The AM Special Meeting will not be adjourned or postponed to a date on or after two business days prior to the Termination Date.

        At any time prior to obtaining the AM Unitholder Approval, the AM Conflicts Committee or AM Board may effect an AM Change in Recommendation, if the AM Conflicts Committee or AM Board, as applicable, concludes in good faith, after consultation with its outside legal advisors and its financial advisors, if any, that the Transactions are no longer in the best interests of the Disinterested AM Unitholders. The AM Conflicts Committee and AM Board will not be entitled to make an AM Change in Recommendation unless AM has provided to AMGP five business days' prior written notice advising AMGP that the AM Conflicts Committee or AM Board, as applicable, intends to take such action and specifying the reasons therefor in reasonable detail. Any AM Change in Recommendation will not change the AM Conflicts Committee's or the AM Board's approval of the Simplification Agreement (including, with respect to the AM Conflicts Committee, the granting of "Special Approval" as defined in the Antero Midstream Partnership Agreement) and the Transactions or any other approval of the AM Board.

        AMGP will take all action necessary in accordance with applicable laws and the AMGP Partnership Agreement to establish a record date, give notice of, convene and hold a meeting of the AMGP Shareholders for the purpose of obtaining the AMGP Shareholder Approval (herein referred to as the "AMGP Special Meeting"), to be held as promptly as reasonably practicable following the effective date of the registration statement. Except as permitted in the Simplification Agreement, (i) the AMGP Conflicts Committee will recommend that the AMGP Shareholders approve the AMGP Proposals (herein referred to as the "AMGP Conflicts Committee Recommendation"), (ii) the AMGP Board will recommend that AMGP Shareholders approve the AMGP Proposals (herein referred to as the "AMGP Board Recommendation") and (iii) the AMGP Board will solicit from the AMGP Shareholders proxies in favor of the AMGP Proposals. AMGP's obligations to call, give notice of, convene and hold the AMGP Special Meeting will not be limited or otherwise affected by any AMGP Change in Recommendation.

        AMGP (i) will be required to adjourn or postpone the AMGP Special Meeting (A) to the extent necessary to ensure that any required supplement or amendment to this joint proxy statement/prospectus is provided to the AMGP Shareholders or (B) if, as of the time for which the AMGP

Special Meeting is scheduled, there are an insufficient number of AMGP Common Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such AMGP Special Meeting and (ii) may, and at Antero Midstream's request will, adjourn or postpone the AMGP Special Meeting if, as of the time for which the AMGP Special Meeting is scheduled, there are an insufficient number of AMGP Common Shares represented (either in person or by proxy) to obtain the AMGP Shareholder Approval. The AMGP Special Meeting will not be adjourned or postponed to a date that is more than 30 days after the date for which the meeting was previously scheduled. Such AMGP Special Meeting will be adjourned or postponed every time the circumstances described in the foregoing clauses (i)(A) and (i)(B) exist, and such AMGP Special Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (ii) exist. The AMGP Special Meeting will not be adjourned or postponed to a date on or after two business days prior to the Termination Date.

        At any time prior to obtaining the AMGP Shareholder Approval, the AMGP Conflicts Committee or AMGP Board may effect an AMGP Change in Recommendation, if the AMGP Conflicts Committee or AMGP Board, as applicable, concludes in good faith, after consultation with its outside legal advisors and its financial advisors, if any, that the Transactions are no longer in the best interests of the Disinterested AMGP Shareholders. The AMGP Conflicts Committee and AMGP Board will not be entitled to make an AMGP Change in Recommendation unless AMGP has provided to Antero Midstream five business days' prior written notice advising Antero Midstream that the AMGP Conflicts Committee or AMGP Board, as applicable, intends to take such action and specifying the reasons therefor in reasonable detail. Any AMGP Change in Recommendation will not change the AMGP Conflicts Committee's or the AMGP Board's approval of the Simplification Agreement (including, with respect to the AMGP Conflicts Committee, the granting of "Special Approval" as defined in the AMGP Partnership Agreement) and the Transactions or any other approval of the AMGP Board.

        AMGP and Antero Midstream will use their reasonable best efforts to hold the AMGP Special Meeting and the AM Special Meeting on the same day.

Further Assurances

        Subject to the terms and conditions of the Simplification Agreement, and except for any filings and notifications made pursuant to antitrust laws, each party will use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, desirable or advisable under applicable laws, so as to enable consummation of the matters contemplated by the Simplification Agreement, including obtaining any third-party approval that is required to be obtained by the party in connection with the Transactions and the other matters contemplated by the Simplification Agreement and the other transaction documents, and using commercially reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the matters contemplated by the Simplification Agreement, and using commercially reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the matters contemplated by the Simplification Agreement or seeking material damages, and each party will cooperate fully with the other parties to that end, and will furnish to the other parties copies of all correspondence, filings and communications between it and its affiliates, on the one hand, and any governmental entity, on the other hand, with respect to the matters contemplated by the Simplification Agreement.

HSR Act

        Pursuant to the Simplification Agreement, on November 5, 2018, each of AMGP, Antero Midstream, Antero Resources, Paul M. Rady and Glen C. Warren, Jr. filed the HSR Forms with the Antitrust Division and the FTC. The Antitrust Division and the FTC granted early termination of the applicable waiting period under the HSR Act on November 19, 2018. However, at any time before or after completion of the Transactions, the DOJ, the FTC or any state may request additional information or could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Transactions, to rescind the Transactions or to seek divestiture of particular assets of AMGP or Antero Midstream. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. The AMGP Parties and AM Parties will each use its reasonable best efforts to respond to and comply with any request for information or documentary material from any governmental entity charged with enforcing, applying, administering, or investigating the HSR Act or any other law designed to prohibit, restrict or regulate actions for the purpose or effect of mergers, monopolization, restraining trade or abusing a dominant position (referred to herein collectively as, "antitrust laws"), including the FTC, the Antitrust Division, any attorney general of any state of the United States, or any other competition authority of any jurisdiction (referred to herein as "Antitrust Authority").

        Each of the AMGP Parties and AM Parties will, in connection with the efforts referenced in the above paragraph, (i) use its reasonable best efforts to cooperate in all respects with each other in connection with any review, proceeding, investigation or other inquiry, including any proceeding initiated by a private party under the antitrust laws; (ii) promptly notify the other party of any communication concerning the Simplification Agreement or any of the Transactions to that party from or with any governmental entity, or from any other person alleging that the consent of such person (or another person) under any antitrust laws is or may be required in connection with the Transactions, and consider in good faith the views of the other party and keep the other party reasonably informed of the status of matters related to Transactions, including furnishing the other party with any written notices or other communications received by such party from, or given by such party to, any governmental entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions, except that any materials concerning one party's valuation of the other party may be redacted; and (iii) permit the other party to review all drafts of any proposed communication to be submitted by it to any governmental entity or other person in connection with any review, inquiry, investigation or consent under any antitrust laws with reasonable time and opportunity to comment, and consult with each other in advance of any in-person or telephonic meeting or conference with any governmental entity or, in connection with any proceeding by a private party, with any other person, and, unless prohibited by the applicable governmental entity or person, not agree to participate in any meeting or discussion with any governmental entity relating to any filings or investigations concerning the Simplification Agreement or the Transactions unless it consults with the other party and its representatives in advance and invites the other party's representatives to attend in accordance with applicable laws. AMGP will be entitled to direct any proceedings with any Antitrust Authority or other person relating to any of the foregoing, and it will afford the AM Parties a reasonable opportunity to participate therein. The AMGP Parties and AM Parties will take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this section so as to preserve any applicable privilege.

        Each of the AMGP Parties and the AM Parties and its subsidiaries will each use its reasonable best efforts to resolve objections, if any, as may be asserted with respect to the Transactions under any laws, including any antitrust laws. If, in order to resolve any objections, the AM Parties are required to divest, sell, dispose of, hold separate or otherwise take or commit to take any action that limits its freedom with respect to its or its subsidiaries' ability to retain or operate any of the businesses, product lines, or assets of Antero Midstream or its subsidiaries, such actions will be conditioned upon the consummation of the Merger. Each of the AMGP Parties and AM Parties must use reasonable best efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Simplification Agreement or the consummation of the Transactions contemplated thereby (including seeking to have any stay, temporary restraining order or preliminary injunction entered by any court or other governmental entity vacated or reversed).

Press Releases

        At any time prior to an AM Change in Recommendation or an AMGP Change in Recommendation, if any, no party will, without the prior approval of the other parties, issue any press release or written statement for general circulation relating to the matters contemplated by the Simplification Agreement, except as otherwise required by applicable law or regulation or the rules of the NYSE, in which case it will consult with the other applicable party before issuing any such press release or written statement. No party will be required to obtain the consent of any other party in connection with making public communications related to the matters contemplated by the Simplification Agreement that are materially consistent with prior public communications of the parties.

Certain Business Activities

        From the date of the Simplification Agreement until the closing of the Transactions, except for actions (i) expressly contemplated or permitted by the Simplification Agreement, (ii) required by applicable law, or (iii) taken with the prior written consent of the other parties to the Simplification Agreement, each of the parties will not, will cause each of its subsidiaries not to, and will not take any action to cause any other party to take any of the actions described above under "—Actions Pending the Merger."

Conflicts Committees

        Prior to the earlier of the effective time of the Merger or the termination of the Simplification Agreement, each of the AMGP Parties will not and they will not permit any of their subsidiaries to, take any action intended to cause AMP GP to, without the consent of a majority of the then existing members of the AM Conflicts Committee, eliminate the AM Conflicts Committee, revoke or diminish the authority of the AM Conflicts Committee or remove or cause the removal of any director of the AM Board that is a member of the AM Conflicts Committee either as a director or as a member of such committee. The foregoing provision will not apply to the filling, in accordance with the provisions of the limited liability company agreement of AMP GP, of any vacancies caused by the resignation, death or incapacity of any such director.

Tax Treatment

        For U.S. federal income tax purposes (and for purposes of any applicable state, local or foreign tax that follows the U.S. federal income tax treatment), the parties agreed to treat (i) the Conversion as tax-free reorganization under Section 368(a)(1)(F) of the Code and as a mere change before other transactions, as permitted under Treasury Regulation Section 1.368-2(m)(3)(ii), with New AM being treated as AMGP following the Conversion, (ii) the payment of the cash consideration in connection with the Merger and any cash in lieu of any fractional shares payable pursuant to the Simplification Agreement as the payment of a distribution under Section 731 of the Code from Antero Midstream to any holder of AM Common Units receiving such cash, (iii) the payment of stock consideration in connection with the Merger as a taxable exchange of AM Common Units by the AM Unitholders with NewCo for New AM Common Stock with such taxable exchange occurring after the distribution described in clause (ii) of this paragraph, and (iv) the Series B Exchange consistent with the tax treatment described in Section 7.8(g) of the IDR Holdings LLC Agreement. Each party agreed to prepare and file all tax returns consistent with this paragraph and will not take any position inconsistent therewith on any tax return, or in the course of any audit, litigation or other proceeding with respect to taxes, except as otherwise required by applicable law following a final determination.

Notification of Certain Matters

        Each of the AM Parties, on the one hand, and the AMGP Parties, on the other hand, will give prompt notice to the other of any fact, event or circumstance known to it that would, or is reasonably likely to, cause or constitute a material breach of any of their representations, warranties, covenants or agreements contained in the Simplification Agreement.

New AM Common Stock Listed

        AMGP and Antero Midstream will use their respective reasonable efforts to cause to be admitted for listing on the NYSE, prior to closing: (i) the New AM Common Stock resulting from the conversion of AMGP Common Shares to New AM Common Stock pursuant to the Conversion and (ii) the New AM Common Stock to be paid in the Merger and the Series B Exchange.

Certain Consents

        Each of the parties to the Simplification Agreement, by executing the Simplification Agreement, provides its irrevocable written consent to the entry into and performance of the Simplification Agreement and the transactions by each other party, in each case, to the fullest extent required by the organizational documents of each such other party.

Indemnification and Insurance

        For a period of six years after the effective time of the Merger, New AM will, and will cause each of the AM Parties and AM's subsidiaries (herein referred to as the "AM Group") to, honor all rights to indemnification, advancement of expenses, elimination of liability and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the Merger (including the Transactions) now existing in favor of the AM D&O Indemnified Parties (as defined below) as provided in the organizational documents of any member of the AM Group, under applicable Delaware law or otherwise, and will ensure that the organizational documents of Antero Midstream will, for a period of six years following the effective time of the Merger, contain provisions substantially no less advantageous with respect to indemnification, advancement of expenses, elimination of liability and exculpation of their present and former directors, officers, employees and agents than are set forth in the Antero Midstream Partnership Agreement and the limited liability company agreement of AMP GP as of the date of the Simplification Agreement.

        For a period of six years after the effective time of the Merger, New AM will maintain officers' and directors' liability insurance with a nationally reputable carrier covering each AM D&O Indemnified Party who is or at any time prior to the effective time of the Merger was covered by the existing officers' and directors' liability insurance applicable to the AM Group ("D&O Insurance"), on terms substantially no less advantageous to the AM D&O Indemnified Parties than such existing insurance with respect to acts or omissions, or alleged acts or omissions, prior to the effective time of the Merger (whether claims, actions or other proceedings relating thereto are commenced, asserted or claimed before or after the effective time of the Merger), New AM will not be required to pay an annual premium for the D&O Insurance for the AM D&O Indemnified Parties in excess of 300% of the current annual premium currently paid by AMGP or AMGP GP for such insurance, but will purchase as much of such coverage as possible for such applicable amount. New AM will have the right to cause such coverage to be extended under the applicable D&O Insurance by obtaining a six-year "tail" policy on terms and conditions no less advantageous to the AM D&O Indemnified Parties than the existing D&O Insurance, and such "tail" policy will satisfy the provisions of the Simplification Agreement.

        The indemnification provisions of the Simplification Agreement, as described in the Simplification Agreement, will survive the consummation of the Transactions for a period of six years and expressly are intended to benefit each of the AM D&O Indemnified Parties. In the event that any claim or claims for indemnification or advancement set forth in the Simplification Agreement are asserted or made within such six-year period, all rights to indemnification and advancement in respect of any such claim or claims will continue until disposition of all such claims. The rights of any AM D&O Indemnified Party under the Simplification Agreement will be in addition to any other rights such AM D&O Indemnified Party may have under the organizational documents of any member of the AM Group or applicable law.

        In the event New AM or any of its successors or assigns (i) consolidates with or merges into any other person and will not be the continuing or surviving entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, New AM will cause proper provision to be made so that its successors and assigns, as the case may be, will assume the obligations set forth above and in the Simplification Agreement.

        For the purposes of this section, "AM D&O Indemnified Parties" means (a) any person (together with such person's heirs, executors and administrators) who is or was, or at any time prior to the effective time of the Merger becomes, an officer or director of any member of the AM Group and (b) any person (together with such person's heirs, executors and administrators) who is or was serving, or at any time prior to the effective time of the Merger serves, at the request of any member of the AM Group as an officer, director, member, partner, agent, fiduciary or trustee of another person. A person will not be a AM D&O Indemnified Party by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.

Takeover Statutes

        Each of the AM Parties and the AMGP Parties will not, and will cause its subsidiaries not to, take any action that would, or would reasonably be expected to, cause any takeover law to become applicable to the Simplification Agreement or the Transactions. If any takeover law will become applicable to Simplification Agreement or the Transactions, the parties will grant such approvals and will use reasonable best efforts to take such actions so that the Transactions may be consummated as promptly as practicable and otherwise use commercially reasonable efforts to eliminate or minimize the effects of such statute or regulation on the Transactions.

Dividends and Distributions

        After the execution of the Simplification Agreement and until the effective time of the Merger, each of Antero Midstream and AMGP will coordinate with the other party to cause the record date for all distributions in respect of AMGP Common Shares and AM Common Units to be the same date.

Termination

        Notwithstanding anything in the Simplification Agreement to the contrary, the Simplification Agreement may be terminated and the Transactions may be abandoned:

  •
  At any time prior to the effective time of the Merger, whether before or after the AM Unitholder Approval and AMGP Shareholder Approval has been obtained, by mutual written consent of the AM Parties and the AMGP Parties.

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  At any time prior to the effective time of the Merger, by either the AMGP Parties or the AM Parties if:

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  the Merger has not been consummated by the Termination Date;

  •
  there is any order, injunction or judgment or similar determination that has become final and non-appealable that prohibits the consummation of the Transactions;

    •
    the AMGP Shareholder Approval is not obtained;

    •
    the AM Unitholder Approval is not obtained; or

    •
    any of the Conversion, the Preferred Stock Issuance, the contribution of New AM Common Stock to NewCo for purposes of the Series B Exchange or the Series B Exchange is not consummated.

  •
  By the AM Parties if:

  •
  there is a breach of any representation, warranty, covenant or agreement of an AMGP Party by an AMGP Party, or any representation or warranty of such AMGP Party becomes untrue after the date of the Simplification Agreement, such breach would give rise to the failure of Antero Midstream's closing conditions under the Simplification Agreement, and such breach is not curable by the Termination Date; or

  •
  the AMGP Board or AMGP Conflicts Committee effects an AMGP Change in Recommendation prior to the time the AMGP Shareholder Approval is obtained.

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  By AMGP Parties if:

  •
  there is a breach of any representation, warranty, covenant or agreement of an AM Party by an AM Party, or any representation or warranty of such AM Party becomes untrue after the date of the Simplification Agreement, such breach would give rise to the failure of AMGP's closing conditions under the Simplification Agreement, and such breach is not curable by the Termination Date; or

  •
  the AM Board or AM Conflicts Committee effects an AM Change in Recommendation prior to the time the AM Unitholder Approval being obtained.

Costs and Expenses

        Each party will pay its own expenses incident to preparing for, entering into and carrying out the Simplification Agreement and the consummation of the Transactions, regardless of whether the Merger will be consummated; provided, that, AMGP paid the filing fees associated with the filing of the HSR Act Notification and Report Forms in connection with the Transactions, including the HSR Act Notifications and Report Forms filed by the Management Holders in connection with the Transactions. Antero Midstream will reimburse AMGP for 50% of the filing fees associated with the filing of the HSR Act Notification and Report Forms.

Effect of Termination

        In the event of the termination of the Simplification Agreement, the Simplification Agreement will become void. In the event of such termination, there will be no liability on the part of any party (or any of its representatives or affiliates). However, liability or damages to the other party thereto resulting from any knowing and intentional material breach of the Simplification Agreement, where the phrase "knowing and intentional" means, with respect to any act or omission, the taking of a deliberate act, or omission, which act constitutes in and of itself a breach, even if breaching was not the conscious object of the act or omission.

No Third Party Beneficiaries

        In general, the Simplification Agreement is not intended to confer upon you or any person other than AMP GP, Antero Midstream, AMGP, AMGP GP, NewCo, Merger Sub and Preferred Co any rights, remedies, obligations or liabilities. An exception to this general rule exists with respect to the provisions of the Simplification Agreement concerning (i) the rights of the former holders of the AM

Common Units, (ii) the rights of the former holders of the Series B Units and (iii) the rights of the Sponsor Holders and Management Holders.

Modification or Amendment and Waiver of Conditions

        Subject to the provisions of applicable laws, at any time prior to the effective time of the Merger but before the AMGP Shareholder Approval or AM Unitholder Approval have been obtained, the parties may, subject to the approval of the AM Conflicts Committee and the AMGP Conflicts Committee, modify or amend the Simplification Agreement, by written agreement. After the AMGP Shareholder Approval or AM Unitholder Approval has been obtained, no modification or amendment of the Simplification Agreement will be made which by law would require the further approval of the AMGP Shareholders or the AM Unitholders, as applicable, without first obtaining such further approval.

        The conditions to each of the parties' obligations to consummate the Transactions may, subject to the approval of the AM Board and AM Conflicts Committee or the AMGP Board and AMGP Conflicts Committee, as applicable, be waived by such party in whole or in part to the extent permitted by applicable laws. Such waiver will be effective only if it is made in writing. However, the requirement to obtain AMGP Shareholder Approval and AM Unitholder Approval may not be waived by any party.

        The failure of any party to assert any of its rights under the Simplification Agreement or under applicable law will not constitute a waiver of such rights and no single or partial exercise by any party of any of its rights under the Simplification Agreement will preclude any other or further exercise of such rights or any other rights under the Simplification Agreement or under applicable law.

        Whenever a determination, decision, approval, notice or consent of the AM Parties or the AMGP Parties is permitted or required pursuant to or otherwise in connection with the Simplification Agreement, such determination, decision, approval, notice or consent must be authorized or made by the AM Board and AM Conflicts Committee, in the case of the AM Parties, or the AMGP Board and AMGP Conflicts Committee, in the case of the AMGP Parties.

Specific Performance

        The parties agreed that irreparable damage would occur in the event that any of the provisions of the Simplification Agreement were not performed in accordance with their specific terms or were otherwise breached (and, more specifically, that immediate and irreparable harm would likewise occur if the Merger or any of the other Transactions were not consummated (unless the Simplification Agreement were validly terminated) and the AM Unitholders did not receive the aggregate consideration payable to them). Accordingly, the parties agreed that each party would be entitled to an injunction or injunctions to prevent breaches of the Simplification Agreement and to enforce specifically the terms and provisions of the Simplification Agreement in the Court of Chancery of the State of Delaware or in the event, but only in the event, that such court declines to accept jurisdiction over such proceeding, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction is vested exclusively in the federal courts of the United States of America, the federal courts of the United States of America located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.

        In the event that any action is brought in equity to enforce the provisions of the Simplification Agreement, no party will allege, and each party has waived the defense or counterclaim, that there is an adequate remedy at law. Each party further agreed that no other party or any other person will be required to obtain, furnish or post any bond or similar instrument in connection.

Governing Law

        The Simplification Agreement is governed by and interpreted under laws of the State of Delaware, without giving effect to any choice or conflict of law provision that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

Other Important Agreements Related to the Transactions

        Concurrently with the execution of the Simplification Agreement, certain parties to the Transactions entered into other important agreements relating to the Transactions. The principle agreements relating to the Transactions (other than the Simplification Agreement) are described below.

AMGP Voting Agreement

        Antero Midstream entered into the AMGP Voting Agreement with the AMGP Voting Agreement Shareholders, pursuant to which the AMGP Voting Agreement Shareholders agreed to vote (or cause to be voted) all of the AMGP Common Shares beneficially owned by them in favor of the AMGP Proposals, and any other matters necessary for consummation of the Merger and the other transactions contemplated in the Simplification Agreement, including the Series B Exchange. In addition, the AMGP Voting Agreement Shareholders agreed to vote against the approval or adoption of any action, agreement, transaction or proposal that is intended to or would reasonably be expected to (1) result in a breach of any obligation of AMGP contained in the Simplification Agreement or of such shareholder contained in the AMGP Voting Agreement or (2) impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect any of the Transactions or any action contemplated by the Simplification Agreement. If, without the prior consent of an AMGP Voting Agreement Shareholder, any provision of the Simplification Agreement described below is amended or waived, the obligations of the AMGP Voting Agreement Shareholders under the AMGP Voting Agreement will terminate with respect to such shareholder. In such event, such AMGP Voting Agreement Shareholder will be deemed to vote against all proposals at the AMGP Special Meeting. This termination provision applies only to amendments or waivers of the Simplification Agreement that (i) extend the Termination Date, (ii) adversely impact the Merger Consideration to be received by the AMGP Voting Agreement Shareholders or the number or value of the shares of New AM Common Stock held by the AMGP Voting Agreement Shareholders upon consummation of the Transactions, or (iii) otherwise have a material adverse effect on the interests of the AMGP Voting Agreement Shareholders in the Transactions. As of October 8, 2018, the AMGP Voting Agreement Shareholders collectively owned 105,571,698 AMGP Common Shares, representing approximately 57% of the AMGP Common Shares outstanding.

        The AMGP Voting Agreement includes certain covenants, and generally prohibits the AMGP Voting Agreement Shareholders from transferring their AMGP Common Shares. The AMGP Voting Agreement terminates upon the earliest to occur of (i) the closing of the Transactions, (ii) the termination of the Simplification Agreement in accordance with its terms, (iii) the written agreement of the parties to the AMGP Voting Agreement, and (iv) the Termination Date.

AR Voting Agreement

        AMGP entered into the AR Voting Agreement, pursuant to which Antero Resources agreed to vote (or cause to be voted) all AM Common Units beneficially owned by it in favor of the AM Merger Proposal, and any other matters necessary for consummation of the Merger and the other transactions contemplated in the Simplification Agreement, including the Series B Exchange. In addition, Antero Resources agreed to vote against the approval or adoption of any action, agreement, transaction or proposal that is intended to or would reasonably be expected to (1) result in a breach of any obligation of Antero Midstream contained in the Simplification Agreement or of Antero Resources contained in the AR Voting Agreement or (2) impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect any of the Transactions or any action contemplated by the Simplification Agreement. If, without the prior consent of the AR Special Committee, any provision of the Simplification Agreement described below is amended or waived, then Antero Resources' obligations under the AR Voting Agreement will terminate. In such event, the AR Special Committee may instruct Antero Midstream that Antero Resources and AR Sub (as defined below) are deemed to vote against all proposals at the AM Special Meeting, which instruction will override any different votes, proxies or voting instructions by or on behalf of Antero Resources or AR Sub received by Antero Midstream or its designees. This termination provision applies only to amendments or waivers that (i) extend the Termination Date, (ii) adversely impact the Merger Consideration to be received by Antero Resources or the number or value of the shares of New AM Common Stock held by Antero Resources upon consummation of the Transactions, or (iii) otherwise have a material adverse effect on the interests of Antero Resources in the Transactions. As of December 4, 2018, Antero Resources owned 98,870,335 AM Common Units, representing approximately 53% of the AM Common Units outstanding.

        The AR Voting Agreement includes certain covenants, including a covenant by Antero Resources to enter into a registration rights agreement and a covenant to transfer certain AM Common Units to a wholly owned subsidiary of Antero Resources ("AR Sub"), prior to the effective time of the Merger, following which both Antero Resources and AR Sub will remain subject to the terms of the AR Voting Agreement. The AR Voting Agreement otherwise generally prohibits Antero Resources from transferring AM Common Units. The AR Voting Agreement terminates upon the earliest to occur of (i) the closing of the Transactions, (ii) the termination of the Simplification Agreement in accordance with its terms, (iii) the Termination Date, and (iv) the written agreement of the parties to the AR Voting Agreement.

Stockholders' Agreement

        AMGP, AR Sub, the Sponsor Holders, and the Management Holders entered into the Stockholders' Agreement, which will become effective as of the closing of the Transactions and which will govern certain rights and obligations of the parties following the consummation of the Transactions.

        Under the Stockholders' Agreement, and subject to additional limitations in the event of a Fundamental Change (as defined in the Stockholders' Agreement), AR Sub will be entitled to designate two directors, who shall initially be Mr. Rady and Mr. Warren, for nomination and election to the New AM Board for so long as, together with its affiliates, AR Sub owns an amount of shares equal to at least 8% of the qualifying New AM Common Stock and one director so long as it owns an amount of shares equal to at least 5% of the qualifying New AM Common Stock. To the extent that either Mr. Rady and/or Mr. Warren are not designated for election to the New AM Board by AR Sub pursuant to the Stockholders' Agreement, the Management Stockholders will be entitled to collectively designate two directors (or one director for so long as either Mr. Rady or Mr. Warren is designated by AR Sub) for election for so long as the Management Stockholders and their affiliates (other than Antero Resources and its subsidiaries) collectively own an amount of shares equal to at least 8% of the qualfiying New AM Common Stock and one director for election for so long as they collectively own an amount of shares equal to at least 5% of the qualifying New AM Common Stock. The Sponsor Holders will be entitled to collectively designate two directors for election to the New AM Board for so long as the Sponsor Holders and their affiliates (other than Antero Resources and its subsidiaries) collectively own an amount of shares equal to at least 8% of the qualifying New AM Common Stock and one director for election for so long as they collectively own an amount of shares equal to at least 5% of the qualifying New AM Common Stock. Notwithstanding the foregoing, upon the occurrence of a Fundamental Change, AR Sub, the Management Stockholders and the Sponsor Holders will each be entitled to designate one director so long as they own an amount of shares equal to at least 5% of the qualifying New AM Common Stock, except to the extent that AR Sub designates either Mr. Rady or Mr. Warren, in which case the Management Stockholders will not be entitled to designate a director.

        Each of the parties to the Stockholders' Agreement has agreed to vote all of their shares of New AM Common Stock in favor of the directors designated by the other parties in accordance with the Stockholders' Agreement and, at such party's election (i) in favor of any other nominees nominated by the Nominating and Governance Committee or (ii) in proportion to the votes cast by the public stockholders of New AM in favor of such nominees. In calculating the 8% and 5% ownership thresholds for purposes of the Stockholders' Agreement, qualifying New AM Common Stock is determined by dividing the New AM Common Stock ownership for each stockholder or group of stockholders as of the applicable measurement date (i) the total number of outstanding shares of New AM Common Stock at the closing of the Transactions or (ii) the total number of outstanding shares on the applicable measurement date, whichever is less. Pursuant to the terms of the Stockholders' Agreement no more than 45% of the shares of New AM Common Stock outstanding as of closing of the Merger will be subject to the obligations of the Stockholders' Agreement.

        Under the Stockholders' Agreement, a majority of the New AM Board shall at all times consist of directors who are both (i) independent under the listing rules of the NYSE and the Exchange Act, and (ii) unaffiliated with the parties to the Stockholders' Agreement. Such independent and unaffiliated directors will be nominated for election to the New AM Board by the Nominating and Governance Committee, which will itself consist solely of independent and unaffiliated directors. In addition, under the Stockholders' Agreement, the parties have agreed that for so long as AR Sub has the right to designate at least one director, (i) if Mr. Rady is an executive officer of Antero Resources, he shall serve as Chief Executive Officer at New AM and (ii) if Mr. Warren is an executive officer of Antero Resources, he shall serve as President at New AM, and both Mr. Rady and Mr. Warren shall be subject to removal from such officer positions at New AM only for cause. For so long as Mr. Rady is a member of the New AM Board and is an executive officer of Antero Resources and/or New AM, the parties have agreed that he shall serve as Chairman of the New AM Board, subject to his removal as Chief Executive Officer of New AM for cause. The Stockholders' Agreement will terminate as to each stockholder upon the time at which such stockholder no longer has the right to designate an individual for nomination to the New AM Board pursuant to the Stockholders' Agreement.

IDR Holdings LLC Agreement Amendment

        AMGP, in its capacity as the managing member of IDR Holdings, and Mr. Rady and Mr. Warren, as the holders of a majority of the Series B Units, entered into the IDR Holdings LLCA Amendment to facilitate the Series B Exchange. Prior to amending the IDR Holding LLC Agreement, the Series B Holders were entitled to receive in the aggregate up to 6% of all quarterly cash distributions in excess of $7.5 million distributed by Antero Midstream on its incentive distribution rights and had the ability to cause the redemption of vested Series B Units for AMGP Common Shares with a value equal to such holder's pro rata share of up to 6% of AMGP's market capitalization at the time of redemption (calculated by reference to the 20-day volume weighted average price of the AMGP Common Shares preceding the date of redemption request) in excess of $2.0 billion. Pursuant to the IDR Holdings LLCA Amendment, the Series B Holders agreed to exchange each of their Series B Units for 176.0041 shares of New AM Common Stock. Based on the number of outstanding AM Common Units and AMGP Common Shares and their respective closing sales prices as of October 8, 2018 (the last trading day before the day the Simplification Agreement was announced), the approximately 17.35 million shares of New AM Common Stock expected to be transferred in the Series B Exchange represent approximately 4.4% of the pro forma market capitalization of New AM in excess of $2 billion (representing approximately 3.4% of the total pro forma market capitalization of New AM). The number of shares of New AM Common Stock to be transferred in exchange for outstanding Series B

Units will be reduced proportionately if a Series B Holder forfeits his or her Series B Units prior to closing, with no re-allocation to the remaining holders.

        The Series B Exchange Shares will be subject to the same vesting conditions to which the Series B Units are currently subject, with one-third fully vested, one-third scheduled to vest at December 31, 2018 and one-third scheduled to vest at December 31, 2019. Distributions declared but not yet paid with respect to vested Series B Units will be delivered in connection with the Series B Exchange. Consistent with the existing terms of the Series B Units, distributions declared on unvested Series B Units prior to the closing date of the Transactions will not be paid until the applicable vesting date of the Series B Exchange Shares. At the time of the Transactions, cash in an amount equal to these unpaid distributions will be deposited into an escrow account to be released at the time of vesting, excluding any amounts attributable to any distributions made with respect to unvested Series B Units after December 31, 2018 but prior to the effective time of the Merger. With respect to Series B Units and Series B Exchange Shares scheduled to vest on December 31, 2019, the Series B Holders have agreed to forgo any distributions from IDR Holdings and any dividends from New AM that are paid with respect to such units or shares, as applicable, during the twelve months ending December 31, 2019.

DESCRIPTION OF THE DEBT FINANCING FOR THE MERGER

Overview

        AMGP and Antero Midstream expect to fund the cash portion of the Merger Consideration, which is expected not to exceed approximately $598 million, with borrowings under Antero Midstream's revolving credit facility. As of September 30, 2018, Antero Midstream had no cash on hand and AMGP had cash on hand of approximately $4.2 million (including restricted cash).

        On October 31, 2018, Antero Midstream amended its revolving credit facility to, among other things, increase the borrowing capacity thereunder from $1.5 billion to $2.0 billion. Antero Midstream currently expects that it will incur approximately $598 million of new indebtedness under its revolving credit facility to fund the cash portion of the Merger Consideration. AMGP expects to pay off its $12 million credit facility in full and terminate such facility prior to the completion of the Transactions.

        It is not a condition to AMGP or Antero Midstream's obligations to complete the Transactions that AMGP or Antero Midstream obtain financing on the terms contemplated above or at all, and AMGP and Antero Midstream can provide no assurance as to the ultimate costs of the debt financing for the Transactions.

 COMPARISON OF THE RIGHTS OF NEW AM STOCKHOLDERS, AMGP SHAREHOLDERS AND AM UNITHOLDERS

        AMGP and Antero Midstream are limited partnerships. The rights of AMGP Shareholders and AM Unitholders are governed by the AMGP Partnership Agreement and the Antero Midstream Partnership Agreement, respectively, and the Delaware Revised Uniform Limited Partnership Act (the "Delaware LP Act"). If the Transactions are completed, the rights of New AM Stockholders will be governed by the certificate of incorporation of New AM and New AM's bylaws and the DGCL. Ownership interests in a limited partnership are fundamentally different from ownership interests in a corporation. There are many differences between the rights of AMGP Shareholders and AM Unitholders and the rights of New AM Stockholders. Some of these, such as distribution/dividend and voting rights, are significant. The following description summarizes some of the material differences that may affect the rights of New AM Stockholders, AMGP Shareholders and AM Unitholders but does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. AMGP Shareholders and AM Unitholders should read carefully the relevant provisions of the certificate of incorporation of New AM, New AM bylaws and the AMGP Partnership Agreement and the Antero Midstream Partnership Agreement. Copies of the documents referred to in this summary are attached as exhibits to the registration statement of which this prospectus forms a part.

New AM	AMGP and Antero Midstream
Purpose and Term of Existence
New AM's stated purpose is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
Under each of AMGP's and Antero Midstream's respective partnership agreements, the purpose and nature of the business to be conducted is to engage directly in, or to enter into or form and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by AMGP's and Antero Midstream's respective general partner, in its sole discretion, and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware LP Act and, in connection therewith, to exercise all of the rights and powers conferred upon AMGP and Antero Midstream pursuant to the agreements relating to such business activity.
New AM is to have perpetual existence.	AMGP and Antero Midstream will continue in existence until the dissolution of AMGP and Antero Midstream, respectively, in accordance with the provisions of their respective partnership agreements.

New AM	AMGP and Antero Midstream
Authorized Equity Securities

New AM is authorized to issue 2,100,000,000 shares of capital stock consisting of (i) 2,000,000,000 shares of common stock, $0.01 par value per share, and (ii) 100,000,000 shares of preferred stock, $0.01 par value per share.
The authorized equity interests of AMGP and Antero Midstream consist of common shares and common units, respectively, and interests of the general partner. Each of AMGP and Antero Midstream is authorized to issue an unlimited number of additional partnership interests and derivative instruments for any purpose at any time and from time to time to such persons for such consideration and on such terms and conditions as AMGP GP or AMP GP, respectively, determines, all without the approval of AMGP Shareholders or AM Unitholders, respectively. Each additional partnership interest authorized to be issued by AMGP and Antero Midstream pursuant to their respective partnership agreements may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of partnership interests), as will be fixed by AMGP GP and AMP GP, respectively.
Preferred Stock
The New AM Board is authorized to issue one or more series of preferred stock and to establish the terms of such series.
Dividends and Distributions

New AM may pay dividends on shares of its capital stock from lawfully available funds from time to time, which dividends may be paid in either cash, property or shares of New AM Common Stock subject to the provisions of the New AM certificate of incorporation and the DGCL.
AMGP

Following the receipt of a quarterly distribution from Antero Midstream through IDR Holdings, AMGP distributes pro rata to AMGP Shareholders all cash and cash equivalents of AMGP, less the amount of cash reserves established by AMGP GP to (a) provide for the proper conduct of business of AMGP and (b) comply with applicable law or regulation or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation of AMGP or its affiliates to which it is a party or by which it is bound or its assets are subject.
AM

The AM Board has adopted a cash distribution policy pursuant to which Antero Midstream intends to distribute at least the minimum quarterly distribution of $0.17 per AM Common Unit ($0.68 per unit on an annualized basis) on all AM Common Units to the extent Antero Midstream has sufficient cash after the establishment of cash reserves and the payment of its expenses, including payments to its general partner and its general partner's affiliates. The actual cash distributions paid by Antero Midstream to its partners occur within 60 days after the end of each quarter.

New AM	AMGP and Antero Midstream
Mergers; Business Combinations Statute
Under the DGCL, the consummation of a merger or consolidation generally requires the adoption of a resolution approving an agreement of merger or consolidation and declaring its advisability by the board of directors of a corporation that is a constituent corporation in the merger or consolidation and requires that the agreement of merger or consolidation be adopted by the affirmative vote of holders of a majority of the outstanding stock of that corporation entitled to vote thereon. There are limited exceptions under the DGCL providing that a merger may be effected without stockholder approval, including that no vote of the stockholders of a constituent corporation is required where that constituent corporation is the surviving corporation and:

•

such corporation's certificate of incorporation is not amended in the merger;

•

the stockholders of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations and rights, immediately after the effective date of the merger; and

•

either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such corporation outstanding immediately prior to the effective date of the merger.

A merger or consolidation of AMGP or Antero Midstream requires the prior consent of AMGP GP or AMP GP, respectively. However, AMGP GP and AMP GP, respectively, will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any fiduciary duty or obligation whatsoever to AMGP or Antero Midstream, respectively, or their limited partners, including any duty to act in good faith or in the best interest of AMGP or Antero Midstream, respectively, or their limited partners.
In addition, each of AMGP's and Antero Midstream's partnership agreements generally prohibit AMGP GP and AMP GP, respectively, without the prior approval of the holders of a majority of the AMGP Common Shares or AM Common Units, respectively, from causing AMGP and Antero Midstream, respectively, to, among other things, sell, exchange or otherwise dispose of all or substantially all of AMGP's or Antero Midstream's assets in a single transaction or a series of related transactions, including by way of merger, consolidation, other combination or sale of ownership interests of AMGP's or Antero Midstream's subsidiaries. Each of AMGP GP and AMP GP may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of AMGP's, Antero Midstream's or their subsidiaries' assets, respectively, without such approval. Each of AMGP GP and AMP GP may also sell all or substantially all of AMGP's, Antero Midstream's or their subsidiaries' assets, respectively, under a foreclosure of, or other realization upon, those encumbrances without such approval.

New AM	AMGP and Antero Midstream
The DGCL contains a business combination statute that protects domestic corporations subject to its provisions from hostile takeovers and from actions following such a takeover, by prohibiting some transactions once an acquirer has gained a significant holding in the corporation unless certain requirements are met. Section 203 of the DGCL generally prohibits "business combinations," including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder who beneficially owns 15% or more of a corporation's voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) the board of directors of the target corporation has approved, before the acquisition date, either the business combination or the transaction that resulted in the person becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation's voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer); or (iii) after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized at a meeting of stockholders by the vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder. Section 203 of the DGCL permits a Delaware corporation to elect not to be governed by the provisions of Section 203. Pursuant to the New AM certificate of incorporation, New AM will expressly elect not to be governed by the provisions of Section 203 of the DGCL.	AMGP GP and AMP GP may cause AMGP and Antero Midstream, respectively, to consummate a merger without the prior approval of AMGP Shareholders or AM Unitholders if (i) AMGP or Antero Midstream, respectively, is the surviving entity in the transaction, (ii) AMGP GP or AMP GP has received an opinion of counsel regarding limited liability and tax matters, (iii) the transaction would not result in an amendment to the AMGP Partnership Agreement or the Antero Midstream Partnership Agreement, respectively (other than an amendment that AMGP GP or AMP GP, as applicable, could adopt without the consent of other partners), (iv) each of the AMGP Common Shares or the AM Common Units, as applicable, will be an identical unit of AMGP or Antero Midstream following the transaction, and (v) the partnership securities to be issued do not exceed 20% of AMGP's or Antero Midstream's outstanding partnership interests immediately prior to the transaction.

If the conditions specified in the AMGP Partnership Agreement and the Antero Midstream Partnership Agreement are satisfied, AMGP GP and AMP GP may convert AMGP and Antero Midstream, respectively, or any of their subsidiaries, into a new limited liability entity or merge AMGP or Antero Midstream, respectively, or any of their subsidiaries into, or convey all of AMGP's or Antero Midstream's assets to, a newly formed entity if (i) the sole purpose of that conversion, merger or conveyance is to effect a mere change in legal form into another limited liability entity, (ii) AMGP GP or AMP GP has received an opinion of counsel regarding limited liability and tax matters, and (iii) AMGP GP and AMP GP, respectively, determine that the governing instruments of the new entity provide the limited partners and the general partner with the same rights and obligations as contained in AMGP Partnership Agreement or Antero Midstream Partnership Agreement, respectively.

Under Section 262 of the DGCL, a stockholder may dissent from, and receive payments in cash for, the fair value of his or her shares as appraised by the Court of Chancery of the State of Delaware, referred to as appraisal rights, in connection with certain statutory mergers or consolidations if the stockholder has neither voted in favor of nor consented in writing to the merger or consolidation and has complied with the other requirements of Section 262.
The AMGP Shareholders and AM Unitholders are not entitled to dissenters' rights or appraisal under the AMGP Partnership Agreement or the Antero Midstream Partnership Agreement, as applicable, or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of AMGP's or Antero Midstream's respective assets or any other similar transaction or event.

New AM	AMGP and Antero Midstream
However, no appraisal rights are available under Delaware law to holders of shares of any class of stock which is either (1) listed on a national securities exchange, or (2) held of record by more than 2,000 stockholders. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger to accept for their shares anything other than:

•

shares of stock of the surviving corporation;

•

shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders;

•

cash instead of fractional shares of such stock; or

•

any combination of the above three bullets.

Appraisal rights are not available under Delaware law in the event of the sale of all or substantially all of a corporation's assets or the adoption of an amendment to its certificate of incorporation, unless such rights are granted in the corporation's certificate of incorporation. New AM's certificate of incorporation does not grant such rights.
Although shares of New AM Common Stock are being paid in the Merger, New AM is not one of the constituent corporations in the Merger and thus no appraisal rights are available to the New AM Stockholders in connection with the Merger.
Management

In accordance with the DGCL, except as otherwise provided in the DGCL and New AM's certificate of incorporation, New AM's business and affairs are managed by or under the direction of the New AM Board.
The New AM certificate of incorporation and New AM bylaws provide that the number of directors will be fixed by the board of directors.
AMP GP is the general partner of Antero Midstream and manages Antero Midstream's operations and activities on Antero Midstream's behalf. AMGP GP is the general partner of AMGP and manages AMGP's operations and activities on AMGP's behalf. Members of the AMGP Board are chosen by AMGP's sponsors, and not by AMGP Shareholders. Members of the AM Board are chosen by AMGP GP, in its capacity as general partner of AMGP, and not by AM Unitholders.

New AM	AMGP and Antero Midstream
Indemnification and Limitation on Liability
The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties. The DGCL does not permit exculpation for liability:

•

for breach of duty of loyalty;

•

for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

•

under Section 174 of the DGCL (which deals generally with unlawful payments of dividends, stock repurchases and redemptions); and

•

for transactions from which the director derived improper personal benefit.

The New AM certificate of incorporation eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty, except to the extent such exemption is not permitted under the DGCL.

The New AM bylaws provide that New AM shall, to the fullest extent permitted by law, indemnify any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding by reason of the fact such person is or was a director, officer or employee, of New AM or, while a director, officer or employee of New AM, is or was serving at the request of New AM as a director, officer, employee or agent of another entity, against all liability and loss suffered and expenses reasonably incurred. The New AM bylaws further provide that New AM shall advance expenses incurred in defending any such proceeding to any such indemnitees, provided, however, that, to the extent required by law, such advancement of expenses shall be made only upon receipt of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such indemnitee is not entitled to be indemnified for such expenses under New AM's bylaws or otherwise.

Section 17-108 of the Delaware LP Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever. Under the AMGP Partnership Agreement and the Antero Midstream Partnership Agreement, in most circumstances, each of AMGP and Antero Midstream will indemnify the following persons (each an "indemnitee") to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as:

•

the general partner;

•

a departing general partner;

•

any person who is or was an affiliate of the general partner or any departing general partner;

•

any person who is or was a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of any member of the partnership group, a general partner, any departing general partner or any of their respective affiliates; or

•

any person serving at the general partner's request in another entity in a similar capacity;

provided, that in each case such person did not act in bad faith and, with respect to any criminal proceeding, in the case of AMGP, had no reasonable cause to believe its conduct was unlawful or, in the case of Antero Midstream, did not act with knowledge that its conduct was unlawful.
AMGP and Antero Midstream may purchase and maintain insurance on behalf of AMGP GP or AMP GP, respectively, their affiliates or indemnitees against liabilities asserted against and expenses incurred by persons for AMGP or Antero Midstream related activities or such persons' activities on behalf of AMGP or Antero Midstream, regardless of whether AMGP or Antero Midstream would have the power to indemnify the person against liabilities under the applicable partnership agreement.

In the opinion of the SEC, indemnification provisions that purport to include indemnification for liabilities arising under the Securities Act are contrary to public policy and are, therefore, unenforceable.

New AM	AMGP and Antero Midstream
Conflicts of Interest; Fiduciary Duties
Under the DGCL, a transaction or contract involving an interested officer or director is not void or voidable solely because of the officer's or director's interest if:

•

the material facts of the director's or officer's relationship or interest and as to the contract or transaction are disclosed or known to the board of directors (or committee thereof) and a majority of the disinterested directors vote to authorize the transaction in good faith, even though the disinterested directors might be less than a quorum;

•

the material facts of the director's or officer's relationship or interest and as to the contract or transaction are disclosed or known to the stockholders entitled to vote thereon and the transaction is specifically approved in good faith by vote of the stockholders; or

•

the contract or transaction is fair to the corporation at the time it is authorized, approved or ratified by the board of directors (or committee thereof) or the stockholders.

AMGP is managed under the direction of the AMGP Board and Antero Midstream is managed under the direction of the AM Board. Each board establishes the business policies of the respective partnerships.
Whenever AMGP GP or AMP GP, as applicable, is acting in its capacity as general partner, or the AMGP Board or the AM Board or any committee of the AMGP Board or the AM Board or any affiliates of the general partners cause the general partner to make a determination or take or omit to take any action in such capacity, regardless of whether under the applicable partnership agreement, then, unless another lesser standard is provided for in the applicable partnership agreement, the applicable general partner or board may not make such determination, or take or omit to take such action, in bad faith.
Neither AMGP GP nor AMP GP, or an affiliate of either, is subject to any fiduciary duty or obligation, or any other, different or higher standard under the applicable partnership agreement.
Any such determination, action or omission by either AMGP GP or AMP GP, the AMGP Board or the AM Board, or any committee of the AMGP Board or the AM Board or any affiliates of the general partners will for all purposes be presumed to have been in good faith.

Nomination and Election of Directors; Terms of Directors/General Partner

Directors are elected by the affirmative vote of holders of a plurality of the votes cast with respect to any meeting at which directors are to be elected, provided that a quorum is present.
At a meeting of the New AM Stockholders, only such nominations for the election of directors and such other matters may be considered as have been properly brought before the meeting. To be properly brought before an annual meeting, nominations and proposals of other business to be considered by the stockholders must be brought: (1) pursuant to New AM's notice of meeting, (2) by or at the direction of the New AM Board or any committee thereof, or (3) by a stockholder who is a stockholder of record at the time such notice of meeting is given, who is entitled to vote at the meeting and who complies with the procedures described under "—Stockholder Proposals and Director Nominations."
Neither AMGP Shareholders, nor AM Unitholders, have the right to elect either partnership's general partner, as applicable, unless the general partner has been removed or withdrawn, as described below. Neither AMGP Shareholders nor AM Unitholders have the right to elect the directors of their respective general partner.

New AM	AMGP and Antero Midstream
In addition, Antero Resources, certain funds affiliated with Warburg Pincus LLC, certain funds affiliated with Yorktown Partners LLC, Paul M. Rady and Glen C. Warren, Jr. entered into the Stockholders' Agreement pursuant to which such parties will be entitled to certain director designation rights, in each case subject to certain limitations and for so long as such parties meet certain ownership criteria outlined in the Stockholders' Agreement. For more information of the Stockholders' Agreement, see "Special Factors—Stockholders' Agreement."
The directors shall be divided into three classes (Class I, Class II and Class III), as nearly equal in number as is reasonably possible with the initial term of the Class I directors expiring at the first annual meeting of stockholders following the effective date of the AM certificate of incorporation, the initial term of the Class II directors expiring at the second annual meeting of stockholders following the effective date of the AM certificate of incorporation and the initial term of the Class III directors expiring at the third annual meeting of stockholders following the effective date of the AM certificate of incorporation. At each annual meeting of stockholders, each director elected to succeed those directors whose terms then expire shall be elected for a term to expire at the third succeeding annual meeting of the stockholders after his or her election and until his or her successor has been duly elected and qualified or until his or her earlier death, resignation or removal.

New AM	AMGP and Antero Midstream
Stockholder Proposals and Director Nominations

The New AM bylaws establish advance notice procedures for stockholder proposals (other than nominations) to be properly brought at an annual meeting of stockholders and for stockholder nominations of candidates for election as directors to be properly brought at an annual or special meeting of stockholders. In order for any matter to be "properly brought" before a meeting, a stockholder will have to comply with advance notice requirements and provide New AM with a notice that includes specified information. For an annual meeting, that notice must be delivered to the Secretary of New AM at New AM's principal executive offices not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting (unless the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, in which case such notice must be delivered no earlier than the close of business on the 120th day prior to such annual meeting or later than the close of business on the later of the 90th day prior to such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day after the first public disclosure of the date of such meeting by New AM).	Not applicable.

For a notice of nomination to be timely in connection with a special meeting called by New AM for the purpose of electing directors, such notice must be delivered to the Secretary at New AM's principal executive offices not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting and, if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, the 10th day after the first public announcement of the date of such meeting and the nominees proposed by the board to be elected at such meeting.

In addition, Antero Resources, certain funds affiliated with Warburg Pincus LLC, certain funds affiliated with Yorktown Partners LLC, Paul M. Rady and Glen C. Warren, Jr. entered into the Stockholders' Agreement pursuant to which such parties will be entitled to certain director designation rights, in each case subject to certain limitations and for so long as such parties meet certain ownership criteria outlined in the Stockholders' Agreement. For more information of the Stockholders' Agreement, see "Special Factors—Stockholders' Agreement."

New AM	AMGP and Antero Midstream
Vacancies on the Board of Directors

The AM certificate of incorporation provides that, subject to the rights of the holders of any series of preferred stock, any vacancies on the AM Board for any reason and any newly created directorships resulting by reason of any increase in the number of directors shall be filled solely by a majority of the total number of directors then in office, although less than a quorum, and any directors so chosen shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred or to which the new directorship is apportioned and until such director's successor is duly elected and qualified or until such director's earlier death, resignation or removal.

In addition, Antero Resources, certain funds affiliated with Warburg Pincus LLC, certain funds affiliated with Yorktown Partners LLC, Paul M. Rady and Glen C. Warren, Jr. entered into the Stockholders' Agreement pursuant to which such parties will be entitled to certain director designation rights with respect to vacancies, in each case subject to certain limitations and for so long as such parties meet certain ownership criteria outlined in the Stockholders' Agreement. For more information of the Stockholders' Agreement, see "Special Factors—Stockholders' Agreement."
Removal of Directors; Withdrawal or Removal of General Partner

The New AM certificate of incorporation and the New AM bylaws provide that, subject to the rights of the holders of any series of preferred stock, any director may be removed only for cause and by the affirmative vote of the holders of a majority of the shares then entitled to vote for the election of directors. However, the parties to the Stockholders' Agreement, will have the right to request removal of their respective director designees, with or without cause, from time to time and at any time, subject to the terms outlined therein.
AMGP GP and AMP GP, may withdraw as general partner of AMGP or Antero Midstream, respectively, without first obtaining approval of any AMGP Shareholder or AM Unitholder, as applicable, by giving 90 days' notice to their limited partners, and that withdrawal will not constitute a breach of the AMGP Partnership Agreement or the Antero Midstream Partnership Agreement, respectively. In addition, AMGP GP and AMP GP are permitted to sell or otherwise transfer all of its general partner interest in AMGP and Antero Midstream, respectively, without the approval of AMGP Shareholders or AM Unitholders, as applicable.

New AM	AMGP and Antero Midstream
If AMGP GP or AMP GP gives a notice of withdrawal, the holders of a majority of the outstanding shares or units, as applicable, may, prior to the effective date of such withdrawal, elect a successor general partner. The person so elected as successor general partner will automatically become the successor general partner or managing member, to the extent applicable, of the other members of the partnership group of which such general partner is a general partner or a managing member. If, prior to the effective date of the withdrawal, a successor is not selected by such shareholders or unitholder, as applicable, or the partnership does not receive a withdrawal opinion of counsel regarding limited liability and tax matters, the partnership will be dissolved in accordance with the applicable partnership agreement.

AMGP GP may be removed if such removal is for cause (as defined in the AMGP Partnership Agreement) and is approved by AMGP Shareholders holding at least 80% of the outstanding AMGP Common Shares (including shares held by AMGP GP and its affiliates). AMP GP may be removed if such removal is for cause (as defined in the Antero Midstream Partnership Agreement) and is approved by 66 2/3% of the outstanding AM Common Units (including units held by the AMP GP and its affiliates). The right of the holders of outstanding units or shares, as applicable, to remove the general partner may not be exercised unless Antero Midstream or AMGP have received a withdrawal opinion of counsel regarding limited liability and tax matters.

AMGP and Antero Midstream will be required to reimburse its respective departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred in connection with the termination of any employees employed by the departing general partner or its affiliates for the benefit of the partnership or its subsidiaries.
Limited Call Rights
Not applicable.
If at any time either of AMGP GP or AMP GP and their respective affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class of AMGP or Antero Midstream, respectively, AMGP GP or AMP GP, as applicable, will have the right, exercisable at its option, to purchase all, but not less than all, of such limited partner interests in either AMGP or Antero Midstream, respectively. The purchase price in the event of this purchase is the greater of:

New AM	AMGP and Antero Midstream
In the case of Antero Midstream:
• the average of the daily closing prices of the limited partner interests of such class over the 20 trading days preceding the date that is three days before the date the notice is mailed; and

•

the highest price paid by either of the general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which the notice is mailed.

In the case of AMGP:
• the current market price as of the date three days before the date on which the general partner first mails notice of its election to purchase those limited partner interests; and

•

the highest price paid by either of the general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which the notice is mailed.

Preemptive Rights
None.	AMGP Shareholders and AM Unitholders do not have preemptive rights to acquire additional shares/units or other partnership securities.

Each of AMGP GP and AMP GP, respectively, have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase partnership interests from AMGP or Antero Midstream, as applicable, whenever and on the same terms that AMGP or Antero Midstream, respectively, issues partnership interests to persons other than AMGP GP or AMP GP, respectively, and their affiliates, to the extent necessary to maintain the percentage interests of AMGP GP and AMP GP, respectively, and their affiliates equal to that which existed immediately prior to the issuance of such partnership interests.

New AM	AMGP and Antero Midstream
Amendment of Organizational Documents

The provisions of the New AM certificate of incorporation may generally be altered, amended or repealed by the affirmative vote of (i) the holders of at least 66 2/3% of the voting power of all outstanding shares of New AM, voting together as a single class. So long as the Stockholders' Agreement remains in effect, no provision of the certificate of incorporation may be amended, altered or repealed in any manner that would be contrary to or inconsistent with the terms of the Stockholders' Agreement.

The New AM bylaws may generally be altered, amended, or repealed and new bylaws may be made by the New AM Board. The New AM bylaws may also be altered, amended or repealed by the vote of the holders of not less than 66 2/3% of the total voting power of all outstanding shares of voting stock of New AM, entitled to vote thereon. So long as the Stockholders' Agreement described above remains in effect, no provision of the bylaws may be amended, altered or repealed in any manner that would be contrary to or inconsistent with the terms of the Stockholders' Agreement.
General

Amendments to the AMGP Partnership Agreement or Antero Midstream Partnership Agreement, as applicable, may be proposed only by or with the consent of AMGP GP or AMP GP, respectively. Each of AMGP GP or AMP GP, as applicable, has no duty or obligation to propose any amendment to the AMGP Partnership Agreement or the Antero Midstream Partnership Agreement, as applicable, and may decline to do so in its sole discretion. A proposed amendment will be effective upon its approval by AMGP GP or AMP GP, as applicable and a share or unit majority, as applicable, unless a greater or different percentage is required under Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of outstanding shares or units, as applicable, will be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, AMGP GP or AMP GP, as applicable, will seek the written approval of the requisite percentage of outstanding shares or units, as applicable, or call a meeting of the shareholders or unitholders, as applicable, to consider and vote on such proposed amendment. AMGP GP or AMP GP, as applicable, will notify all record holders upon final adoption of any such proposed amendments.
Restrictions on Certain Amendments
The AMGP Partnership Agreement and the Antero Midstream Partnership Agreement provide that:

•

no provision of the partnership agreement that establishes a percentage of outstanding shares or units, as applicable (including shares deemed owned by the general partner), required to take any action will be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing or increasing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of outstanding shares or units whose aggregate outstanding shares or units constitute not less than the voting requirement sought to be reduced or increased, as applicable;

New AM	AMGP and Antero Midstream

•

no amendment to the partnership agreement may (i) enlarge the obligations of any limited partner without its consent, unless such will be deemed to have occurred as a result of an amendment approved pursuant to the clause in the sub-bullet immediately below, or (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the general partner or any of its affiliates without its consent, which consent may be given or withheld at its option;

•

except for mergers, consolidations or conversions approved pursuant to the applicable partnership agreement, and without limitation of the general partner's authority to adopt amendments to the partnership agreement described below under "—No Unitholder or Shareholder Approval," any amendment that would have a material adverse effect on the rights or preferences of any class of partnership interests in relation to other classes of partnership interests must be approved by the holders of not less than a majority of the outstanding partnership interests of the class affected;

•

except for amendments described below under "—No Unitholder Shareholder Approval" and except in connection with shareholder or unitholder approval of a merger, consolidation or conversion, no amendments will become effective without the approval of the holders of at least 90% of the outstanding shares or units voting as a single class unless the partnership obtains an opinion of counsel to the effect that such amendment will not affect the limited liability of any limited partner under applicable law; and

•

except for amendments described below under "—No Unitholder or Shareholder Approval," the provisions set forth in the preceding sub-bullets may only be amended with the approval of the holders of at least 90% of the outstanding shares or units, as applicable.

No Unitholder or Shareholder Approval

Without the approval of AMGP Shareholders or AM Unitholders, AMGP GP and AMP GP, respectively, may amend any provision of the AMGP Partnership Agreement or Antero Midstream Partnership Agreement, as applicable, to reflect:
• a change in the name, the location of the principal place of business, the registered agent or the registered office;
• the admission, substitution, withdrawal, or removal of partners in accordance with the partnership agreement;

New AM	AMGP and Antero Midstream

•

a change that the general partner determines in its sole discretion is necessary or appropriate (i) for the partnership to qualify or to continue its qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state, or (ii) to ensure that neither the partnership nor any of its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•

a change that the general partner determines in its sole discretion, (i) does not adversely affect the limited partners (including any particular class of partnership interests as compared to other classes of partnership interests) in any material respect, (ii) to be necessary or appropriate (A) to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware LP Act) or (B) to facilitate the trading of the shares or units, as applicable, or comply with any rule, regulation, guideline or requirements of any national securities exchange on which the units/shares are or will be listed or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the general partner in connection with a distribution, subdivision or combination of partnership securities or (iv) to be required to effect the intent of the provisions of the applicable partnership agreement or is otherwise contemplated by the applicable partnership agreement;

• a change in fiscal year or taxable year and related changes;

•

an amendment that is necessary, in the opinion of counsel, to prevent AMGP, AMGP GP, Antero Midstream or AMP GP, as applicable, or its and their respective directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the U.S. Department of Labor;

New AM	AMGP and Antero Midstream

•

an amendment that (i) sets forth the designations, preferences, rights, powers and duties of any class or series of the partnership interests or derivative instruments issued pursuant to the applicable partnership agreement as well as, in the case of AMGP, one that (ii) the general partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of partnership securities;

• any amendment expressly permitted in the partnership agreement to be made by the general partner acting alone;
• an amendment effected, necessitated or contemplated by a merger agreement approved in accordance with the partnership agreement;

•

an amendment that the general partner determines to be necessary or appropriate to reflect and account for the partnership's formation of, or investment in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with conduct of activities permitted by the partnership agreement; or

• any other amendments substantially similar to any of the matters described above.
Voting Rights of Common Stock; Special Meetings of Stockholders; Action by Written Consent
The New AM certificate of incorporation provides that every holder of common stock is entitled to one vote for each share of common stock standing in such holder's name on the books of New AM.
Except as otherwise described herein, AMGP Shareholders and AM Unitholders, as applicable, who are record holders of AMGP Common Shares or AM Common Units, as applicable, as of the record date will be entitled to notice of, and to vote at, meetings of limited partners and to act with respect to matters for which AMGP Shareholders or AM Unitholders, as applicable, have the right to vote.

New AM	AMGP and Antero Midstream
The New AM certificate of incorporation and the New AM bylaws provide that special meetings may be called at any time by the Chief Executive Officer, the Chairman of the New AM Board or the New AM Board pursuant to a resolution adopted by a majority of the members of the New AM Board. New AM Stockholders may not call special meetings.	With respect to AMGP Common Shares or AM Common Units, as applicable, that are held for a person's account by another person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such shares are registered, such other person will, in exercising the voting rights in respect of such shares/units on any matter, and unless the arrangement between such persons provides otherwise, vote such shares in favor of, and at the direction of, the person who is the beneficial owner, and bother partnerships will be entitled to assume it is so acting without further inquiry. Any action that may be taken at a meeting of shareholders or unitholders, as applicable, may be taken without a meeting if an approval in writing setting forth the action so taken is signed by shareholders or unitholders, as applicable, owning not less than the minimum percentage of the outstanding shares/units that would be necessary to authorize or take such action at a meeting at which all of the shareholders/unitholders were present and voted.
Voting of Incentive Distribution Rights (Antero Midstream)

The New AM certificate of incorporation provides that any action required or permitted to be taken by the stockholders may be taken only at a duly called annual or special meeting of stockholders and may not be taken by any consent in writing by such stockholders.
For so long as a majority of Antero Midstream's incentive distribution rights are held by AMP GP and/or its affiliates, the holders of the incentive distribution rights will not be entitled to vote the incentive distribution rights on any Antero Midstream matter except as may otherwise be required by law and the holders of the incentive distribution rights, in their capacity as such, will be deemed to have approved any matter approved by AMP GP.

New AM	AMGP and Antero Midstream
Liquidity, Marketability and Transfers

Shares of New AM Common Stock will generally be freely transferable. The shares of New AM Common Stock to be issued or paid pursuant to the Transactions will have been approved for listing on the NYSE upon official notice of issuance.
AMGP GP and AMP GP may transfer all or any of their general partner interests in AMGP and Antero Midstream, respectively, without the approval of AMGP Shareholders or AM Unitholders, as applicable. As a condition to such transfer, (i) the transferee must agree to assume the rights and duties of the general partner under the applicable partnership agreement and to be bound by the provisions of the applicable partnership agreement, (ii) the partnership must receive an opinion of counsel that such transfer would not result in the loss of limited liability of any shareholder or unitholder, as applicable, or cause the partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee must also agree to purchase all (or the appropriate portion thereof, if applicable) of the partnership interest of the applicable general partner as the general partner of the applicable partnership and its subsidiaries.
Anti-Takeover Provisions

Some provisions of Delaware law, New AM's certificate of incorporation and New AM's bylaws will contain provisions that could make the following transactions more difficult: acquisitions of New AM by means of a tender offer, a proxy contest or otherwise; or removal of New AM's incumbent officers and directors. These provisions may also have the effect of preventing changes in New AM's management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that New AM's Stockholders may otherwise consider to be in their best interest or in New AM's best interests, including transactions that might result in a premium over the market price for New AM's Common Stock.
The AMGP Partnership Agreement and the Antero Midstream Partnership Agreement contain specific provisions that are intended to discourage a person or group from attempting to remove the general partners or otherwise change the management of the general partners. See "—Removal of Directors; Withdrawal or Removal of General Partner."
New AM does not have a rights agreement or "poison pill" in place.
If any person or group other than the applicable general partner and its affiliates acquires beneficial ownership of 20% or more of any class of shares or units, as applicable, that person or group loses voting rights on all of its shares or units, as applicable. This loss of voting rights does not apply to any person or group that acquires the shares or units from the applicable general partner or its affiliates and any transferees of that person or group approved by the applicable general partner or to any person or group who acquires the shares or units with the prior approval of the applicable general partner's board.
Pursuant to the New AM certificate of incorporation, New AM will expressly elect not to be governed by the provisions of Section 203 of the DGCL. See "—Mergers; Business Combinations Statute."

New AM	AMGP and Antero Midstream
Forum for Adjudication of Disputes

The New AM certificate of incorporation provides that unless New AM consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state or federal court located within the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought by or on behalf of New AM, (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee, agent or stockholder of New AM to New AM or its stockholders, (iii) any action or proceeding asserting a claim arising pursuant to any provision of the DGCL, the New AM certificate of incorporation or the New AM bylaws (as each may be amended from time to time) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine.

Each of the AMGP Partnership Agreement and Antero Midstream Partnership Agreement is governed by Delaware law. The AMGP Partnership Agreement and the Antero Midstream Partnership Agreement each requires that any claims, suits, actions or proceedings:

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arising out of or relating in any way to the AMGP Partnership Agreement or the Antero Midstream Partnership Agreement, as applicable (including any claims, suits or actions to interpret, apply or enforce the provisions of such partnership agreement or the duties, obligations or liabilities among limited partners or of limited partners to AMGP or Antero Midstream, as applicable, or the rights or powers of, or restrictions on, the limited partners or AMGP or Antero Midstream, as applicable);

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brought in a derivative manner on AMGP or Antero Midstream's behalf, as applicable;

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asserting a claim of breach of a duty owed by any director, officer or other employee of AMGP, Antero Midstream or their respective general partners, or owed by their respective general partners, to AMGP, Antero Midstream or the limited partners, as applicable;

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asserting a claim arising pursuant to any provision of the Delaware Act; or

• asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. By purchasing an AMGP Common Share or AM Common Unit, each limited partner irrevocably consented to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or such other court) in connection with any such claims, suits, actions or proceedings.

New AM	AMGP and Antero Midstream
Taxation

New AM will be a Delaware corporation and will be treated as an association taxable as a corporation for U.S. federal income tax purposes. Each New AM Stockholder will receive a Form 1099 with respect to distributions received on its New AM Common Stock.
AMGP is a Delaware limited partnership that has elected to be treated as an association taxable as a corporation for U.S. federal income tax purposes. Each AMGP Shareholder receives a Form 1099 with respect to distributions received on its AMGP Common Shares.
Antero Midstream is classified as a partnership for U.S. federal income tax purposes and is not generally subject to entity-level U.S. federal income tax.
Each AM Unitholder receives a Schedule K-1 from Antero Midstream reflecting such unitholder's share of Antero Midstream's items of income, gain, loss, and deduction for each taxable year.

DESCRIPTION OF CAPITAL STOCK

        This section of the joint proxy statement/prospectus summarizes the material terms of New AM's capital stock that will be in effect if the Merger is completed. You are encouraged to read New AM's certificate of incorporation, a form of which is incorporated by reference as Exhibit 3.1 to this joint proxy statement/prospectus, the Certificate of Designation for the New AM Preferred Stock, a form of which is incorporated by reference as Exhibit 3.2 to this joint proxy statement/prospectus, the New AM bylaws, a form of which is incorporated by reference as Exhibit 3.3 to this joint proxy statement/prospectus, and the DGCL for greater detail on the provisions that may be important to you. All references within this section to common stock mean the New AM Common Stock unless otherwise noted.

Authorized Capital Stock of New AM

        The authorized capital stock of New AM will consist of 2,100,000,000 shares of capital stock consisting of 2,000,000,000 shares of common stock, $0.01 par value per share, and 100,000,000 shares of preferred stock, $0.01 par value per share.

Common Stock

        Except as provided by law or in a preferred stock designation, New AM Stockholders will be entitled to one vote for each share held of record on all matters submitted to a vote of the New AM Stockholders, have the right to vote for the election of directors and will not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares or series of preferred stock, New AM Stockholders will be entitled to receive ratably such dividends (payable in cash, stock or otherwise), if any, as may be declared from time to time by the New AM Board out of funds legally available for dividend payments. All outstanding shares of New AM Common Stock will be fully paid and non-assessable. The New AM Stockholders will have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There will be no redemption or sinking fund provisions applicable to the shares of New AM Common Stock. In the event of any liquidation, dissolution or winding-up of New AM's affairs, New AM Stockholders will be entitled to share ratably in New AM's assets that are remaining after payment or provision for payment of all of New AM's debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any. Following the consummation of the Transactions, there are expected to be approximately 508.1 million shares of New AM Common Stock outstanding.

Preferred Stock

        New AM's certificate of incorporation will authorize the New AM Board, subject to any limitations prescribed by law, without further stockholder approval, to establish and to issue from time to time one or more series of preferred stock, par value $0.01 per share, covering up to an aggregate of 100,000,000 shares of preferred stock. Each series of preferred stock will cover the number of shares and will have the powers, preferences, rights, qualifications, limitations and restrictions determined by the New AM Board, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights. Except as provided by law or in a preferred stock designation, the holders of preferred stock will not be entitled to vote at or receive notice of any meeting of stockholders. Pursuant to the New AM certificate of incorporation, the New AM Board will establish a series of preferred stock designated 5.5% Series A Non-Voting Perpetual Preferred Stock (the "New AM Preferred Stock") and the authorized number of shares of New AM Preferred Stock shall be                .

        Pursuant to the Simplification Agreement, through its wholly owned subsidiary, Preferred Co, New AM will transfer, for no consideration, up to 12,000 shares (and in no event less than 10,000 shares) of

New AM Preferred Stock to The Antero Foundation for use by The Antero Foundation in future charitable and non-profit causes. The following summary of the terms of the New AM Preferred Stock is qualified in its entirety by reference to the Certificate of Designation, 5.5% of Series A Non-Voting Perpetual Preferred Stock of New AM, which is incorporated by reference as Exhibit 3.2 to this joint proxy statement/prospectus.

        Dividends.    Subject to the prior and superior rights of any senior securities with respect to dividends, holders of shares of New AM Preferred Stock will be entitled to receive quarterly dividends on each share of New AM Preferred Stock, when, as and if declared by the New AM Board out of funds legally available therefor, payable in cash on the 45th day following the end of each fiscal quarter of New AM in each year or such other dates as the New AM Board will approve, at a rate of 5.5% per annum on (i) the liquidation preference per share of New AM Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior dividend period on such share of New AM Preferred Stock, if any. Such dividends will begin to accrue and be cumulative from the original issue date, compound on each subsequent quarterly dividend payment date and will be payable quarterly in arrears on each quarterly dividend payment date, commencing with the first such quarterly dividend payment date to occur at least 20 calendar days after the original issue date.

        Conversion at the Option of the Holder.    On or after the tenth anniversary of the date on which shares of New AM Preferred Stock are first issued, each share of New AM Preferred Stock will be convertible, at any time and from time to time from and after such date, at the option of the holder of the New AM Preferred Stock, into a number of shares of New AM Common Stock equal to the conversion ratio in effect on the applicable conversion date, subject to certain limitations; provided that no shares of New AM Preferred Stock may be converted into shares of New AM Common Stock at any time that any shares of the New AM Preferred Stock are held by The Antero Foundation; and provided further that, notwithstanding anything in the Certificate of Designation to the contrary, in no event will the aggregate number of shares of New AM Common Stock issued pursuant to all conversions exceed 19.9% of the number of shares of New AM Common Stock issued and outstanding on the date of issuance of the New AM Preferred Stock. The conversion ratio for each share of New AM Preferred Stock will be equal to (i) $1,000 per share, plus accrued but unpaid dividends as of the conversion date, divided by (ii) the volume weighted average price per share of the New AM Common Stock during the 10 trading days preceding the conversion date.

        Redemption at the Option of New AM.    Notwithstanding anything in the Certificate of Designation to the contrary, if at any time after the closing of the Transactions, New AM undergoes a "Change of Control" as defined in the Certificate of Designation, or at any time on and after the tenth anniversary of the date on which shares of New AM Preferred Stock are first issued, New AM, at its option, may redeem the New AM Preferred Stock in whole or in part, at a price equal to $1,000 per share, plus any accrued and unpaid dividends, payable in cash; provided that if any shares of the New AM Preferred Stock are held by The Antero Foundation at the time of such redemption, the price for redemption of each share of New AM Preferred Stock will be the greater of (i) $1,000 per share, plus any accrued but unpaid dividends and (ii) the fair market value of the New AM Preferred Stock as determined by a third party appraiser selected in good faith by New AM, subject to The Antero Foundation's approval, which approval will not be unreasonably withheld or delayed.

        Transfer.    A holder of shares of New AM Preferred Stock may transfer such holder's shares of New AM Preferred Stock to (i) New AM or any subsidiary of New AM or (ii) otherwise in a transaction pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and in accordance with applicable state securities laws, subject to compliance with the other requirements of the Certificate of Designation. The Certificate of Designation will provide that in no event will a transfer of the New AM Preferred Stock be made if such transfer, or such transfer together with any other transfers, would result in New AM being required to register the New AM Preferred Stock under Section 12 of Exchange Act, or would otherwise trigger or subject New AM, or any subsidiary or other affiliate of New AM, to the registration requirements of the Exchange Act with respect to the New AM Preferred Stock.

        Liquidation Preference.    In the event New AM voluntarily or involuntarily liquidates, dissolves or winds up, subject to the prior and superior rights of the holders of any senior securities, holders of shares of New AM Preferred Stock as of the record date set in connection therewith will be entitled to receive liquidating distributions in the amount of $1,000 per share of New AM Preferred Stock, in each case, plus an amount equal to any declared but unpaid dividends up to and including the date of such liquidation, out of assets legally available for distribution to New AM's Stockholders, before any distribution of assets is made to the holders of any junior securities, subject to certain limitations.

        No Voting Rights.    Holders of shares of New AM Preferred Stock will not have any voting rights, including the right to elect any directors, and their consent will not be required for taking any corporation action, except for any voting rights (including with respect to corporate actions) required by the DGCL or the New AM's certificate of incorporation.

        No Preemptive Rights.    No shares of New AM Preferred Stock will have any rights of preemption whatsoever as to any securities of New AM.

        Rank.    The New AM Preferred Stock will, with respect to dividend rights and rights upon the liquidation, winding-up or dissolution of New AM, rank: (i) on parity with each class or series of equity securities of New AM the terms of which will expressly provide that such class or series will rank on parity with the New AM Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of New AM, (ii) senior to the New AM Common Stock and each other class or series of capital stock outstanding or established after the closing of the Transactions by New AM the terms of which do not expressly provide that it ranks senior to or on parity with the New AM Preferred Stock as to dividend rights or as to rights upon the liquidation, winding-up or dissolution of New AM, and (iii) junior to each other class or series of capital stock outstanding or established after the closing of the Transactions by New AM the terms of which expressly provide that it ranks senior to the New AM Preferred Stock as to dividend rights or as to rights upon the liquidation, winding-up or dissolution of New AM.

        Other Rights.    The shares of New AM Preferred Stock will not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights other than as set forth in the New AM certificate of incorporation (including the Certificate of Designation for New AM Preferred Stock) or as provided by applicable law.

Provisions of New AM's Certificate of Incorporation and Bylaws

        Among other things, New AM's certificate of incorporation and New AM bylaws:

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  provide advance notice procedures with regard to stockholder nominations of candidates for election as directors or other stockholder proposals to be brought before meetings of New AM Stockholders, which may preclude New AM Stockholders from bringing certain matters before the New AM Stockholders at an annual or special meeting;

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  provide that notice of stockholder proposals must be timely given in writing to New AM's secretary prior to the meeting at which the action is to be taken;

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  provide that, generally, to be timely, notice must be delivered to the Secretary of New AM at New AM's principal executive offices not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting (unless the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, in which case such notice must be delivered no earlier than the close of business on the 120th day prior to such annual meeting or later than the close of business on the later of the 90th day prior to such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day after the first public disclosure of the date of such meeting by New AM);

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  provide the New AM Board the ability to authorize issuance of preferred stock in one or more series, which makes it possible for the New AM Board to issue, without New AM Stockholder approval, preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of New AM and which may have the effect of deterring hostile takeovers or delaying changes in control or management of New AM;

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  provide that the authorized number of directors may be changed only by resolution of the New AM Board;

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  provide that, subject to the rights of holders of any series of preferred stock to elect directors or fill vacancies in respect of such directors as specified in the related preferred stock designation and the terms of the Stockholders' Agreement, all vacancies, including newly created directorships be filled by the affirmative vote of holders of a majority of directors then in office, even if less than a quorum, or by the sole remaining director, and will not be filled by New AM Stockholders;

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  provide that, subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances, if any, and the terms of the Stockholders' Agreement, any action required or permitted to be taken by the New AM Stockholders must be effected at a duly called annual or special meeting of shareholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders;

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  provide that, subject to the rights of the holders of shares of any series of preferred stock, if any, to remove directors elected by such series of preferred stock pursuant to New AM's certificate of incorporation (including any preferred stock designation thereunder) and the terms of the Stockholders' Agreement, directors may be removed from office at any time, only for cause and by the holders of a majority of the voting power of all outstanding voting shares entitled to vote generally in the election of directors;

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  provide that special meetings of New AM Stockholders may only be called by only by the Chief Executive Officer, the Chairman of the New AM Board or the New AM Board pursuant to a resolution adopted by a majority of the total number of directors which New AM would have if there were no vacancies;

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  provide that (i) the Sponsor Holders and their affiliates are permitted to participate (directly or indirectly) in venture capital and other direct investments in corporations, joint ventures, limited liability companies and other entities conducting business of any kind, nature or description, (ii) the Sponsor Holders and their affiliates are permitted to have interests in, participate with, aid and maintain seats on the boards of directors or similar governing bodies of any such investments, in each case that may, are or will be competitive with the business of New AM and its subsidiaries or in the same or similar lines of business as New AM and its subsidiaries, or that could be suitable for New AM or its subsidiaries and (iii) New AM has, subject to limited exceptions, renounced, to the fullest extent permitted by law, any interest or expectancy in, or in being offered an opportunity to participate in, such corporate opportunities;

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  provide that the provisions of New AM's certificate of incorporation can only be amended or repealed by the affirmative vote of the holders of at least 66 2/3% in voting power of the outstanding shares of New AM Common Stock entitled to vote thereon, voting together as a single class; provided, however, that so long as the Stockholders' Agreement remains in effect, no provision of the New AM certificate of incorporation may be amended, altered or repealed in any manner that would be contrary to or inconsistent with the terms of the Stockholders' Agreement, and no amendment to the Stockholders' Agreement (regardless of whether such amendment modifies any provision of the Stockholders' Agreement to which New AM's certificate of incorporation is subject) will be deemed an amendment of the New AM certificate of incorporation; and

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  provide that the New AM bylaws can be altered or repealed by (a) the New AM Board or (b) the New AM Stockholders upon the affirmative vote of holders of at least 66 2/3% of the voting power of the New AM Common Stock outstanding and entitled to vote thereon, voting together as a single class. However, so long as the Stockholders' Agreement remains in effect, the New AM Board and New AM Stockholders may not approve any amendment, alteration or repeal of any provision of the New AM bylaws, or the adoption of any new bylaw of New AM, that (a) would be contrary to or inconsistent with the terms of the Stockholders' Agreement or (b) amends, alters or repeals certain portions of the New AM certificate of incorporation; provided, however, that so long as the Stockholders' Agreement remains in effect, the parties to the Stockholders' Agreement may amend any provision of the Stockholders' Agreement, and no amendment to the Stockholders' Agreement (regardless of whether such amendment modifies any provision of the Stockholders' Agreement to which the bylaws are subject) will be deemed an amendment of the bylaws for purposes of the amendment provisions of the New AM bylaws.

Delaware Anti-Takeover Law

        Section 203 of the DGCL provides that, subject to exceptions specified therein a Delaware corporation may not engage in any "business combination," including, among other things, certain mergers or consolidations with an "interested stockholder" for a three-year period following the time that such stockholder becomes an interested stockholder, unless:

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  prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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  upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding specified shares); or

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  on or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

        Except as otherwise specified in Section 203, an "interested stockholder" is defined to include:

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  any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination; and

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  the affiliates and associates of any such person.

        Under some circumstances, Section 203 makes it more difficult for a person who is an interested stockholder to effect various business combinations for a three-year period.

        Section 203 of the DGCL permits a Delaware corporation to elect not to be governed by the provisions of Section 203. Pursuant to the New AM certificate of incorporation, New AM will expressly elect not to be governed by the provisions of Section 203 of the DGCL.

Transfer Agent and Registrar

        The transfer agent and registrar for the shares of New AM Common Stock will be American Stock Transfer and Trust Company.

Listing

        The shares of New AM Common Stock issued or paid in connection with the Transactions will trade on the NYSE under the symbol "AM."

NEW AM LONG TERM INCENTIVE PLAN PROPOSAL

        At the AMGP Special Meeting, the AMGP Shareholders will be asked to approve the New AM LTIP. If approved, the New AM LTIP will be effective as of the effective time of the Merger. The New AM LTIP reserves a number of shares of New AM Common Stock equal to (i) the number of AMGP Common Shares remaining available for issuance under the AMGP LTIP immediately prior to the effective time of the Merger, plus (ii) the number of shares subject to the Converted Phantom Unit Awards, plus (iii)(A) the number of AM Common Units remaining available for issuance under the AM LTIP immediately prior to the effective time of the Merger, multiplied by (B) the Equity Award Multiplier (collectively, the "Share Pool"). In sum, the Share Pool is intended to reflect what remains available for grant plus what is outstanding at each of AMGP and AM, on an as converted basis, immediately prior to the Merger and is not intended to reserve any additional shares.

        On                        ,                         subject to the approval of the AMGP Shareholders and the closing of the Transactions, the AMGP Board adopted the New AM LTIP. The proposed New AM LTIP is included as Annex G hereto. If the AMGP Shareholders approve this proposal, we intend to file, pursuant to the Securities Act, a registration statement on Form S-8 to register the shares available for delivery under the New AM LTIP.

        Upon the effectiveness of the New AM LTIP, the AMGP LTIP and the AM LTIP will be terminated and no further awards will be granted thereunder, and the Converted Phantom Unit Awards will be outstanding under the New AM LTIP. As of December 4, 2018 there were no AMGP Common Shares subject to outstanding awards under the AMGP LTIP, with 881,626 AMGP Common Shares remaining available for issuance under the AMGP LTIP. As of December 4, 2018 there were 631,601 AM Common Units subject to outstanding awards under the AM LTIP, with 7,883,660 additional AM Common Units remaining available for issuance under the AM LTIP.

Background and Purpose of the Proposal

        The use of equity-based awards under the AM LTIP has been a key component of Antero Midstream's compensation program since its adoption in 2014. The AM Board originally adopted the AM LTIP on October 17, 2014, and it became effective in connection with Antero Midstream's initial public offering. Similarly, the use of equity-based awards under the AMGP LTIP has been a key component of AMGP GP's director compensation program since its adoption in 2017. The AMGP Board originally adopted the AMGP LTIP on April 28, 2017, and it became effective in connection with AMGP's initial public offering. If the New AM LTIP is approved, no more awards will be granted under the AM LTIP or the AMGP LTIP on and after the effective date of the New AM LTIP.

        The New AM LTIP is a broad-based plan under which we may grant awards to all employees, including officers and officers of New AM's subsidiaries and affiliates, non-employee members of the New AM Board of directors and other service providers. The AMGP Board believes that approval of the New AM LTIP will give New AM the flexibility to make stock-based grants and other awards permitted under the New AM LTIP over the term of the New AM LTIP; however, future circumstances may require a change to expected equity grant practices. These circumstances include but are not limited to the future price of the New AM Common Stock, award levels and hiring activity over the next few years.

        If the New AM LTIP is approved, the potential dilution from issuances authorized under the New AM LTIP will be approximately 3.25%, including the Converted Phantom Unit Awards. Please see "Summary of the New AM LTIP" for additional information regarding the number of shares reserved for issuance under the New AM LTIP. While the AMGP Board is aware of the potential dilutive effect of compensatory equity awards, the AMGP Board also recognizes the significant retention, motivational and performance benefits that may be achieved from making such awards.

        The ability to grant equity-based compensation awards is critical to attracting and retaining highly qualified individuals. The AMGP Board believes that it is in the best interest of the AMGP Shareholders and AM Unitholders for those individuals to have an ownership interest in New AM in recognition of their present and potential contributions and to align their interests with those of the future New AM Stockholders. Further details about awards currently outstanding at Antero Midstream and AMGP can be found in the sections titled "—Securities to be Offered" below and Antero Midstream and AMGP's respective Annual Reports on Form 10-K for the year ended December 31, 2017.

        AMGP Burn Rate.    The following table sets forth information regarding stock-settled, time-vested equity awards granted and performance-based, stock-settled equity awards earned under the AMGP LTIP (AMGP's only equity incentive plan) over each of the last three fiscal years:

AMGP Burn Rate	2018		2017	2016
Stock Options/SARs Granted	—		—	n/a
Stock-Settled Time-Vested Restricted Units/Phantom Units Granted	37,463		11,762	n/a
Weighted-Average Basic Limited Partner Units Outstanding	186,199,000	(1)	186,176,000	n/a

(1)
As of September 30, 2018

        AM Burn Rate.    The following table sets forth information regarding stock-settled, time-vested equity awards granted and performance-based, stock-settled equity awards earned under the AM LTIP (AM's only equity incentive plan) over each of the last three fiscal years:

AM Burn Rate	2018		2017	2016
Stock Options/SARs Granted	—		—	—
Stock-Settled Time-Vested Restricted Units/Phantom Units Granted	251,367		377,660	297,356
Weighted-Average Basic Limited Partner Units Outstanding	186,999,000	(1)	185,630,000	176,647,000

(1)
As of September 30, 2018

When comparing the AM figures in the table above to the Share Pool, please note that AM Common Units and AMGP Common Shares are not directly comparable.

        AMGP Overhang as of December 4, 2018.    The following table sets forth certain information as of December 4, 2018, unless otherwise noted, with respect to the AMGP LTIP (AMGP's only equity incentive plan):

AMGP Overhang as of December 4, 2018
Stock Options Outstanding	—
Total Stock-Settled Full-Value Awards Outstanding	—
Basic limited partner units outstanding as of 12/4/2018	186,219,438

        AM Overhang as of December 4, 2018.    The following table sets forth certain information as of December 4, 2018, unless otherwise noted, with respect to the AM LTIP (AM's only equity incentive plan):

AM Overhang as of December 4, 2018
Stock Options Outstanding	—
Total Stock-Settled Full-Value Awards Outstanding	631,601
Basic limited partner units outstanding as of 12/4/2018	187,321,931

When comparing the AM figures in the table above to the Share Pool, please note that AM Common Units and AMGP Common Shares are not directly comparable.

Summary of the New AM LTIP

        The following summary provides a general description of the material features of the New AM LTIP but is not a complete description of all provisions of the New AM LTIP and is qualified in its entirety by reference to the full text of the New AM LTIP included as Annex G, which is incorporated by reference in this proposal. The purpose of the New AM LTIP is to attract, retain and motivate qualified persons as employees, directors and other service providers of New AM and its affiliates. The New AM LTIP also provides a means through which such persons can acquire and maintain stock ownership or awards, the value of which is tied to the performance of New AM, thereby strengthening their concern for New AM and its affiliates.

        The New AM LTIP provides for potential grants of: (i) incentive stock options qualified as such under U.S. federal income tax laws ("ISOs"); (ii) stock options that do not qualify as incentive stock options ("Nonstatutory Options," and together with ISOs, "Options"); (iii) stock appreciation rights ("SARs"); (iv) restricted stock awards ("Restricted Stock Awards"); (v) restricted stock units ("Restricted Stock Units" or "RSUs"); (vi) vested stock awards ("Stock Awards"); (vii) dividend equivalents; (viii) other stock- or cash-based awards; and (ix) substitute awards (referred to collectively with the other awards as the "Awards").

        Key features of the New AM LTIP include:

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  No automatic Award grants are promised to any eligible individual;

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  Except as permitted in the grant of Substitute Awards, no discounted options or related Awards may be granted;

  •
  No repricing, replacement or re-granting of Options, SARs or other stock awards without stockholder approval if the effect would be to reduce the exercise price of the Award;

  •
  Awards are subject to potential reduction, cancelation or, forfeiture pursuant to any clawback policy adopted by New AM;

  •
  Awards are generally non-transferrable except to an Award recipient's immediate family member or related family trust, pursuant to a qualified domestic relations order or by will or the laws of descent or distribution;

  •
  Meaningful limits on total director compensation; and

  •
  Dividends and dividend equivalents are subject to restrictions and risk of forfeiture to the same extent as the Award with respect to which such dividends or dividend equivalents are accrued and will not be paid unless and until such Award has vested.

Eligibility to Participate

        Employees, non-employee directors and other service providers of New AM and its affiliates are eligible to receive awards under the New AM LTIP. Eligible individuals to whom an Award is granted under the New AM LTIP are referred to as "Participants." As of December 4, 2018 it is expected that New AM and its affiliates will have approximately 5 executive officers, 7 non-employee directors and 622 other service providers who will be eligible to participate in the New AM LTIP.

Securities to be Offered

        Subject to adjustment in the event of any distribution, recapitalization, stock split, merger, consolidation or other corporate event, the aggregate number of shares of New AM Common Stock that may be issued pursuant to Awards under the New AM LTIP is equal to the Share Pool, and all such shares will be available for issuance upon the exercise of ISOs. Subject to the share counting provisions, the Share Pool will be reduced by the number of shares of New AM Common Stock subject to outstanding Converted Phantom Unit Awards.

        If an Award under the New AM LTIP is forfeited, settled for cash or expires without the actual delivery of shares, any shares subject to such Award will again be available for new Awards under the New AM LTIP. Similarly, any shares withheld or surrendered in payment of any exercise or purchase price of an Award or taxes relating to Awards will be again available for new Awards under the New AM LTIP.

Director Compensation Limits

        Under the New AM LTIP, in a single calendar year, a non-employee director may not be paid compensation, whether denominated in cash or Awards, for such individual's service on the New AM Board in excess of $750,000, pro-rated for partial calendar years of service. Additional cash amounts or Awards may be paid for any calendar year in which a non-employee director serves on a special committee of the New AM Board or serves as lead director.

Administration

        The New AM Board (or a committee or two or more directors appointed by the New AM Board) will administer the New AM LTIP (as applicable, the "Administrator"). Subject to the terms of the New AM LTIP and applicable law, the Administrator has broad authority to select Participants to receive awards, determine the types of awards and terms and conditions of awards and interpret provisions of the New AM LTIP. Subject to applicable law, the Administrator is also authorized to interpret the New AM LTIP, to establish, amend and rescind any rules and regulations relating to the New AM LTIP, to delegate duties under the New AM LTIP, to terminate, modify or amend the New AM LTIP (except for certain amendments that require stockholder approval as described below), and to make any other determinations that it deems necessary or desirable for the administration of the New AM LTIP. The Administrator may correct any defect, supply any omission or reconcile any inconsistency in the New AM LTIP in the manner and to the extent the Administrator deems necessary or desirable.

Source of Shares

        New AM Common Stock issued under the New AM LTIP may come from authorized but unissued shares of New AM Common Stock, from treasury stock held by New AM or from previously issued shares of New AM Common Stock reacquired by New AM, including shares purchased on the open market.

Awards Under the New AM LTIP

        Options.    An Option represents a right to purchase New AM Common Stock at a fixed exercise price. New AM may grant Options to eligible persons including: (i) ISOs (only to employees of New AM or its subsidiaries) which comply with the requirements of Section 422 of the Code; and (ii) Nonstatutory Options. The exercise price of each Option granted under the New AM LTIP will be stated in the option agreement and may vary; however, except in limited circumstances, the exercise price for an Option must not be less than the fair market value per share of New AM Common Stock as of the date of grant (or 110% of the fair market value for certain ISOs), nor may the Option be re-priced without the prior approval of the New AM Stockholders. Options may be exercised as the Administrator determines, but not later than 10 years from the date of grant. The Administrator determines the methods and form of payment for the exercise price of an Option (including, in the discretion of the Administrator, payment in New AM Common Stock, other Awards or other property) and the methods and forms in which New AM Common Stock will be delivered to a Participant.

        SARs.    A SAR is the right to receive an amount equal to the excess of the fair market value of one share of New AM Common Stock on the date of exercise over the grant price of the SAR, payable in either cash or shares of New AM Common Stock or any combination thereof as determined by the Administrator. The grant price of a share of New AM Common Stock subject to the SAR will be determined by the Administrator, but, except in limited circumstances, in no event will that grant price be less than the fair market value of the New AM Common Stock on the date of grant. The Administrator has the discretion to determine the other terms and conditions of a SAR award.

        Restricted Stock Awards.    A Restricted Stock Award is a grant of shares of New AM Common Stock subject to a risk of forfeiture, performance conditions, restrictions on transferability and any other restrictions imposed by the Administrator in its discretion. Restrictions may lapse at such times and under such circumstances as determined by the Administrator. Except as otherwise provided under the terms of an Award agreement, the holder of a Restricted Stock Award will generally have rights as a stockholder, including the right to vote the New AM Common Stock subject to the Restricted Stock Award and to receive dividends on the New AM Common Stock subject to the Restricted Stock Award during the restriction period. Unless otherwise determined by the Administrator and specified in the Award agreement, New AM Common Stock distributed in connection with a stock split or stock dividend, and other property (other than cash) distributed as a dividend, will be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock Award with respect to which such New AM Common Stock or other property has been distributed.

        Restricted Stock Units.    RSUs are rights to receive New AM Common Stock, cash, or a combination of both equal in value to the number of shares of New AM Common Stock covered by the RSUs at the end of a specified period or upon the occurrence of a specified event. The Administrator will subject RSUs to restrictions to be specified in the RSU Award agreement, and those restrictions may lapse at such times determined by the Administrator.

        Stock Awards.    The Administrator is authorized to grant vested New AM Common Stock as a Stock Award. The Administrator will determine any terms and conditions applicable to grants of New AM Common Stock, including performance criteria, if any, associated with a Stock Award.

        Dividend Equivalents.    Dividend equivalents entitle a Participant to receive cash, shares of New AM Common Stock, other Awards, or other property equal in value to dividends or other distributions paid with respect to a specified number of shares of New AM Common Stock. Dividend equivalents may be awarded on a free-standing basis or in connection with another Award (other than a Restricted Stock Award or Stock Award). The terms and conditions applicable to dividend equivalents will be determined by the Administrator and set forth in an Award agreement.

        Other Stock-Based or Cash-Based Awards.    Other stock-based Awards are awards denominated in or payable in, valued in whole or in part by reference to, or otherwise based on or related to, the value of New AM Common Stock. Cash-based awards may be granted on a free-standing basis, as an element of or a supplement to, or in lieu of any other Award.

        Substitute Awards.    New AM may grant Awards in substitution for any other Award granted under the New AM LTIP or another plan of New AM or its affiliates or any other right of a person to receive payment from New AM or its affiliates. Awards may also be granted in substitution for awards held by individuals who become eligible individuals as a result of certain business transactions, in which case, subject to applicable stock exchange requirements, shares of New AM Common Stock subject to such Awards will not be added to or subtracted from the Share Pool. Substitute awards that are Options or SARs may have an exercise price per share that is less than the fair market value of a share of New AM Common Stock on the date of substitution if the substitution complies with the requirements of Section 409A of the Code and the guidance and regulations promulgated thereunder and other applicable laws.

Other Provisions

        Dividends and Dividend Equivalents.    Dividends and dividend equivalents are subject to restrictions and risk of forfeiture to the same extent as the Award with respect to which such dividends or dividend equivalents are accrued and will not be paid unless and until such Award has vested.

        Recapitalization.    In the event of any "equity restructuring" event (such as a stock dividend, stock split, reverse stock split or similar event) with respect to New AM Common Stock, the Administrator will equitably adjust (i) the aggregate number or kind of shares that may be delivered under the New AM LTIP, (ii) the number or kind of shares or amount of cash subject to an Award, (iii) the terms and conditions of Awards, including the purchase price or exercise price of Awards and performance goals, and (iv) the applicable share-based limitations with respect to Awards provided in the New AM LTIP, in each case to equitably reflect such event.

        Change in Control.    Except to the extent otherwise provided in any applicable Award agreement, no Award will vest solely upon the occurrence of a change in control. In the event of a change in control or other relevant changes to New AM or the New AM Common Stock, the Administrator may, in its discretion, (i) accelerate the time of exercisability of an Award, (ii) require Awards to be surrendered in exchange for a cash payment (including canceling an Option or SAR for no consideration if it has an exercise price or the grant price less than or equal to the value paid in the transaction), (iii) cancel Awards that remain subject to a restricted period as of the date of the change in control or other event without payment, or (iv) make any other adjustments to Awards that the Administrator deems appropriate to reflect such change in control or other event.

        Tax Withholding.    New AM and any of its affiliates have the right to withhold, or require payment of, the amount of any applicable taxes due or potentially payable upon exercise, award or lapse of restrictions. The Administrator will determine, in its sole discretion, the form of payment acceptable for such tax withholding obligations, including the delivery of cash or cash equivalents, New AM Common Stock (including previously owned shares, net settlement, a broker-assisted sale, or other cashless withholding or reduction of the amount of shares otherwise issuable or delivered pursuant to the Award), other property, or any other legal consideration the Administrator deems appropriate.

        Limitations on Transfer of Awards.    Participants may not assign, alienate, pledge, attach, sell or otherwise transfer or encumber any Award, other than a Stock Award. Options and SARs may only be exercised by a Participant during that Participant's lifetime or by the person to whom the Participant's rights pass by will or the laws of descent and distribution. However, notwithstanding these restrictions, a Participant may assign or transfer, without consideration, an Award, other than an ISO, with the consent of the Administrator and subject to various conditions stated in the New AM LTIP. All shares of New AM Common Stock subject to an Award and evidenced by a stock certificate will contain a legend restricting the transferability of the shares pursuant to the terms of the New AM LTIP, which can be removed once the restrictions have terminated, lapsed or been satisfied. If shares are issued in book entry form, a notation to the same restrictive effect will be placed on the transfer agent's books in connection with such shares.

        Clawback.    All Awards under the New AM LTIP will be subject to any clawback policy adopted by New AM, as in effect from time to time.

        Plan Amendment and Termination.    The Administrator may amend or terminate any Award or Award agreement or amend the New AM LTIP at any time and the New AM Board may amend or terminate the New AM LTIP at any time; however, stockholder approval will be required for any amendment to the extent necessary to comply with applicable law or exchange listing standards. The Administrator does not have the authority, without the approval of stockholders to amend any outstanding Option or SAR to reduce its exercise price per share or take any other action that would be considered a repricing under the applicable exchange listing standards. Without the consent of an affected Participant, no action by the Administrator or the New AM Board to amend or terminate any Award, Award agreement or the New AM LTIP, as applicable, may materially and adversely affect the rights of such Participant under any previously granted and outstanding Award.

        Term of the New AM LTIP.    If the AMGP Shareholders approve the LTIP Proposal, the New AM LTIP will become effective upon the effective time of the Merger. Unless earlier terminated by action of the New AM Board, the New AM LTIP will terminate on the tenth anniversary of the effective time of the Merger. Awards granted before the termination date of the New AM LTIP will continue to be effective according to their terms and conditions.

Federal Income Tax Consequences

        The following discussion is for general information only and is intended to briefly summarize the United States federal income tax consequences to Participants arising from participation in the New AM LTIP. This description is based on current law, which is subject to change (possibly retroactively). The tax treatment of a Participant in the New AM LTIP may vary depending on his or her particular situation and may, therefore, be subject to special rules not discussed below. No attempt has been made to discuss any potential foreign, state, or local tax consequences. In addition, Nonstatutory Options and SARs with an exercise price less than the fair market value of shares of the New AM Common Stock on the date of grant, SARs payable in cash, RSUs, and certain other Awards that may be granted pursuant to the New AM LTIP, could be subject to additional taxes unless they are designed to comply with certain restrictions set forth in Section 409A of the Code and guidance promulgated thereunder.

Tax Consequences to Participants under the New AM LTIP

        Stock Options and Stock Appreciation Rights.    Participants will not realize taxable income upon the grant of an Option or SAR. Upon the exercise of a Nonstatutory Option or an SAR, a Participant will recognize ordinary compensation income (subject to New AM's withholding obligations if an employee) in an amount equal to the excess of (i) the amount of cash and the fair market value of the common stock received, over (ii) the exercise price of the Award. A Participant will generally have a tax basis in any shares of New AM Common Stock received pursuant to the exercise of a Nonstatutory Option or SAR that equals the fair market value of such shares on the date of exercise. Subject to the discussion under "Tax Consequences to our Company" below, New AM will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a Participant under the foregoing rules. When a Participant sells the New AM Common Stock acquired as a result of the exercise of a Nonstatutory Option or SAR, any appreciation (or depreciation) in the value of the New AM Common Stock after the exercise date is treated as long- or short-term capital gain (or loss) for federal income tax purposes, depending on the holding period. The New AM Common Stock must be held for more than 12 months to qualify for long-term capital gain treatment.

        Participants eligible to receive an ISO will not recognize taxable income on the grant of an ISO. Upon the exercise of an ISO, a Participant will not recognize taxable income, although the excess of the fair market value of the shares of New AM Common Stock received upon exercise of the ISO ("ISO Stock") over the exercise price will increase the alternative minimum taxable income of the Participant, which may cause such Participant to incur alternative minimum tax. The payment of any alternative minimum tax attributable to the exercise of an ISO would be allowed as a credit against the

Participant's regular tax liability in a later year to the extent the Participant's regular tax liability is in excess of the alternative minimum tax for that year.

        Upon the disposition of ISO Stock that has been held for the required holding period (generally, at least two years from the date of grant and one year from the date of exercise of the ISO), a Participant will generally recognize capital gain (or loss) equal to the excess (or shortfall) of the amount received in the disposition over the exercise price paid by the Participant for the ISO Stock. However, if a Participant disposes of ISO Stock that has not been held for the requisite holding period (a "Disqualifying Disposition"), the Participant will recognize ordinary compensation income in the year of the Disqualifying Disposition in an amount equal to the amount by which the fair market value of the ISO Stock at the time of exercise of the ISO (or, if less, the amount realized in the case of an arm's length disposition to an unrelated party) exceeds the exercise price paid by the Participant for such ISO Stock. A Participant would also recognize capital gain to the extent the amount realized in the Disqualifying Disposition exceeds the fair market value of the ISO Stock on the exercise date. If the exercise price paid for the ISO Stock exceeds the amount realized (in the case of an arm's-length disposition to an unrelated party), such excess would ordinarily constitute a capital loss.

        New AM will generally not be entitled to any federal income tax deduction upon the grant or exercise of an ISO, unless a Participant makes a Disqualifying Disposition of the ISO Stock. If a Participant makes a Disqualifying Disposition, New AM will then, subject to the discussion below under "Tax Consequences to the Company," be entitled to a tax deduction that corresponds as to timing and amount with the compensation income recognized by a Participant under the rules described in the preceding paragraph.

        Under current rulings, if a Participant transfers previously held shares of New AM Common Stock (other than ISO Stock that has not been held for the requisite holding period) in satisfaction of part or all of the exercise price of an Option, whether a Nonstatutory Option or an ISO, no additional gain will be recognized on the transfer of such previously held shares in satisfaction of the Nonstatutory Option or ISO exercise price (although a Participant would still recognize ordinary compensation income upon exercise of a Nonstatutory Option in the manner described above). Moreover, that number of shares of New AM Common Stock received upon exercise which equals the number of shares of previously held New AM Common Stock surrendered in satisfaction of the Nonstatutory Option or ISO exercise price will have a tax basis that equals, and a capital gains holding period that includes, the tax basis and capital gains holding period of the previously held shares of New AM Common Stock surrendered in satisfaction of the Nonstatutory Option or ISO exercise price. Any additional shares of New AM Common Stock received upon exercise will have a tax basis that equals the amount of cash (if any) paid by the Participant, plus the amount of compensation income recognized by the Participant under the rules described above.

        The New AM LTIP generally prohibits the transfer of Awards other than by will or according to the laws of descent and distribution or pursuant to a domestic relations order, but the New AM LTIP allows the Administrator to permit the transfer of Awards (other than ISOs) in limited circumstances, in its discretion. For income and gift tax purposes, certain transfers of Nonstatutory Options should generally be treated as completed gifts, subject to gift taxation.

        The Internal Revenue Service has not provided formal guidance on the income tax consequences of a transfer of Nonstatutory Options (other than in the context of divorce) or SARs. However, the Internal Revenue Service has informally indicated that after a transfer of stock options (other than in the context of divorce pursuant to a domestic relations order), the transferor will recognize income, which will be subject to withholding, and employment or payroll taxes will be collectible at the time the transferee exercises the stock options. If a Nonstatutory Option is transferred pursuant to a domestic relations order, the transferee will recognize ordinary income upon exercise by the transferee, which will be subject to withholding, and employment or payroll taxes (attributable to and reported with respect to the transferor) will be collectible from the transferee at such time.

        In addition, if a Participant transfers a vested Nonstatutory Option to another person and retains no interest in or power over it, the transfer is treated as a completed gift. The amount of the transferor's gift (or generation-skipping transfer, if the gift is to a grandchild or later generation) equals the value of the Nonstatutory Option at the time of the gift. The value of the Nonstatutory Option may be affected by several factors, including the difference between the exercise price and the fair market value of the stock, the potential for future appreciation or depreciation of the stock, the time period of the Nonstatutory Option and the illiquidity of the Nonstatutory Option. The transferor will be subject to a federal gift tax, which will be limited by (i) the annual exclusion of $15,000 per donee (for 2018, subject to adjustment in future years), (ii) the transferor's lifetime unified credit, or (iii) the marital or charitable deductions. The gifted Nonstatutory Option will not be included in the Participant's gross estate for purposes of the federal estate tax or the generation-skipping transfer tax.

        This favorable tax treatment for vested Nonstatutory Options has not been extended to unvested Nonstatutory Options. Whether such consequences apply to unvested Nonstatutory Options or to SARs is uncertain and the gift tax implications of such a transfer is a risk the transferor will bear upon such a disposition.

        Restricted Stock Awards; RSUs; Stock Awards; Other Stock-Based or Cash-Based Awards.    A Participant will recognize ordinary compensation income upon receipt of cash pursuant to a cash award or, if earlier, at the time the cash is otherwise made available for the Participant to draw upon. Individuals will not have taxable income at the time of grant of an RSU, but rather, will generally recognize ordinary compensation income at the time he or she receives cash or a share of New AM Common Stock in settlement of the RSU, as applicable, in an amount equal to the cash or the fair market value of the New AM Common Stock received.

        A recipient of a Restricted Stock Award or Stock Award generally will be subject to tax at ordinary income tax rates on the fair market value of the New AM Common Stock when it is received, reduced by any amount paid by the recipient; however, if the New AM Common Stock is not transferable and is subject to a substantial risk of forfeiture when received, a Participant will recognize ordinary compensation income in an amount equal to the fair market value of the New AM Common Stock (i) when the New AM Common Stock first becomes transferable and is no longer subject to a substantial risk of forfeiture, in cases where a Participant does not make a valid election under Section 83(b) of the Code, or (ii) when the Award is received, in cases where a Participant makes a valid election under Section 83(b) of the Code. If a Section 83(b) election is made and the shares are subsequently forfeited, the recipient will not be allowed to take a deduction for the value of the forfeited shares. If a Section 83(b) election has not been made, any dividends received with respect to a Restricted Stock Award that is subject at that time to a risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient; otherwise the dividends will be treated as dividends.

        A Participant who is an employee will be subject to withholding for federal, and generally for state and local, income taxes at the time he or she recognizes income under the rules described above. The tax basis in the New AM Common Stock received by a Participant will equal the amount recognized by the Participant as compensation income under the rules described in the preceding paragraph, and the Participant's capital gains holding period in those shares will commence on the later of the date the shares are received or the restrictions lapse. Subject to the discussion below under "Tax Consequences to our Company," New AM will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a Participant under the foregoing rules.

Tax Consequences to New AM

        Reasonable Compensation.    In order for the amounts described above to be deductible by New AM (or its subsidiary), such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.

        Golden Parachute Payments.    Our ability (or the ability of one of our subsidiaries) to obtain a deduction for future payments under the New AM LTIP could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain excess parachute payments made in connection with a change in control of an employer-corporation.

        Compensation of Covered Employees.    The ability of New AM (or its subsidiary) to obtain a deduction for amounts paid under the New AM LTIP could be limited by Section 162(m) of the Code. Section 162(m) of the Code limits New AM's ability to deduct compensation, for federal income tax purposes, paid during any year to a "covered employee" (within the meaning of Section 162(m) of the Code) in excess of $1,000,000.

New Plan Benefits

        The future awards, if any, that will be made to eligible persons under the New AM LTIP are subject to the discretion of the Administrator, and therefore, the benefits or number of shares subject to awards that may be granted in the future to our executive officers, employees and directors is not currently determinable. If the AMGP Shareholders approve the LTIP Proposal, the Converted Phantom Unit Awards will be outstanding under the New AM LTIP at the effective time of the Merger, but the number of shares of New AM Common Stock subject to such Converted Phantom Unit Awards is not currently determinable. Additionally, the AM Phantom Unit awards will be converted into Converted Phantom Unit Awards even if the LTIP Proposal is not approved by the AMGP Shareholders. Therefore, a New Plan Benefits Table is not provided.

Securities Authorized for Issuance Under Equity Compensation Plans

        Upon AMGP Shareholder Approval of the New AM LTIP and subject to the closing of the Transactions, the AMGP LTIP and AM LTIP will be terminated and no further awards will be granted thereunder. As required by applicable SEC rules, the following table sets forth information about equity that may be issued under all existing equity compensation plans of Antero Midstream and AMGP as of December 31, 2017.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders
Antero Midstream Partners LP Long-Term Incentive Plan(1)	1,042,963	—	(3)	7,864,621
Antero Midstream Partners GP LP Long-Term Incentive Plan(2)	—	—	(4)	919,089
Equity compensation plans not approved by security holders	—	—		—
Total	1,042,963			8,783,710

(1)
The AM LTIP was approved by the general partner of Antero Midstream prior to Antero Midstream's IPO.

(2)
The AMGP LTIP was approved by AMGP GP prior to AMGP's IPO.

(3)
Only phantom unit awards and restricted unit awards have been granted under the AM LTIP; there is no weighted average exercise price associated with these awards.

(4)
Only common shares representing limited partner interests have been granted under the AMGP LTIP; there is no weighted average exercise price associated with these awards. Awards under the AMGP LTIP have only been issued to non-employee directors of AMGP GP. No awards have been made to executive officers under the AMGP LTIP.

Consequences of Failing to Approve the Proposal

        The New AM LTIP will not be implemented unless approved by the AMGP Shareholders. If the New AM LTIP is not approved by stockholders, the AMGP LTIP will remain in effect in its current form, and New AM will continue to grant awards under the AMGP LTIP until the share reserve under the AMGP LTIP is exhausted. The share reserve could last for a longer period of time, depending on our future equity grant practices, which New AM cannot predict with certainty. However, no awards can be made under the AMGP LTIP after April 28, 2027. If the remaining share reserve is exhausted, New AM may elect to provide compensation through other means, such as cash-settled awards or other cash compensation, to assure that New AM and its affiliates can attract and retain qualified personnel. The AM Phantom Unit awards will be converted into Converted Phantom Unit Awards as described in "Effect of Merger on Outstanding AM Common Units and Other Interests" beginning on page 194 of this joint proxy statement/prospectus, even if the New AM LTIP is not approved by the AMGP Shareholders.

Vote Required

        Approval of the New AM LTIP requires approval by holders of a majority of the AMGP Common Shares represented in person or by proxy and entitled to vote at the AMGP Special Meeting. Abstentions will be treated as votes against this proposal. If you are a street name stockholder and you do not provide your brokerage firm with voting instructions, your brokerage firm may not cast votes with respect to the shares that you beneficially own. These broker non-votes will have no effect on the vote.

The AMGP Board unanimously recommends a vote "FOR" the approval of the New AM LTIP.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a general discussion of the material U.S. federal income tax consequences of (i) the Merger to AM Public Unitholders that are U.S. holders (as defined below) and (ii) the ownership and disposition of New AM Common Stock by such U.S. holders who receive New AM Common Stock pursuant to the Merger. This discussion is limited to U.S. holders who hold their AM Common Units, and, if applicable, will hold their New AM Common Stock received in the Merger, as a "capital asset" within the meaning of Section 1221 of the Code (generally, property held for investment). No rulings have been or will be sought from the IRS with respect to any of the tax consequences discussed below. As a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

        This discussion is based on the provisions of the Code, applicable U.S. Treasury regulations, administrative rulings and judicial decisions, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to U.S. holders in light of their particular facts and circumstances. In addition, this discussion does not address any tax consequences under any U.S. federal laws other than those pertaining to income taxes, nor does it address any tax consequences arising under the Medicare tax on certain investment income or arising under the laws of any state, local, or foreign jurisdiction. Furthermore, this discussion does not apply to U.S. holders that may be subject to special treatment under the U.S. federal income tax laws, including, without limitation:

  •
  banks, insurance companies or other financial institutions;

  •
  tax-exempt or governmental organizations;

  •
  qualified foreign pension funds (or any entities all of the interests of which are held by a qualified foreign pension fund);

  •
  dealers or brokers in stocks, securities or foreign currencies;

  •
  persons whose functional currency is not the U.S. dollar;

  •
  "controlled foreign corporations," "passive foreign investment companies" or corporations that accumulate earnings to avoid U.S. federal income tax;

  •
  traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

  •
  persons subject to the alternative minimum tax;

  •
  partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

  •
  regulated investment companies or mutual funds;

  •
  holders of AM Common Units that acquired such common units as compensation or through a tax-qualified retirement plan;

  •
  holders of restricted units or bonus units granted under any Antero Midstream benefit plan;

  •
  certain former citizens or long-term residents of the United States; and

  •
  holders of AM Common Units or, if applicable, New AM Common Stock that hold such AM Common Units or New AM Common Stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction.

        For purposes of this discussion, the term "U.S. holder" means a beneficial owner of AM Common Units or New AM Common Stock, as applicable, that, for U.S. federal income tax purposes, is:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons (as defined in the Code) who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

        If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds AM Common Units or New AM Common Stock, the tax treatment of a partner in such partnership generally will depend upon the status of the partner, the activities of the partnership, and upon certain determinations made at the partner level. Accordingly, partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) holding AM Common Units should consult their tax advisors regarding the U.S. federal income tax consequences of the Merger and the ownership and disposition of New AM Common Stock received in the Merger to them.

        THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND IS NOT A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER OR, IF APPLICABLE, THE OWNERSHIP AND DISPOSITION OF NEW AM COMMON STOCK RECEIVED IN THE MERGER. EACH HOLDER OF AM COMMON UNITS IS STRONGLY URGED TO CONSULT WITH ITS OWN TAX ADVISOR AS TO THE SPECIFIC U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER AND, IF APPLICABLE, THE OWNERSHIP AND DISPOSITION OF NEW AM COMMON STOCK RECEIVED IN THE MERGER, TAKING INTO ACCOUNT ITS OWN PARTICULAR CIRCUMSTANCES.

Tax Consequences of the Merger to U.S. Holders of AM Common Units

In General

  U.S. Holders Who Receive Only Public Cash Consideration

        If a U.S. holder receives only Public Cash Consideration, the payment of the Public Cash Consideration should be treated for U.S. federal income tax purposes as a distribution from Antero Midstream to such U.S. holder in liquidation of such U.S. holder's interest in Antero Midstream. Such distribution will only be taxable to the U.S. holder to the extent the amount of the distribution exceeds the U.S. holder's tax basis in its AM Common Units, and any gain or loss recognized will be treated as gain or loss from the taxable sale of AM Common Units. The character of any such recognized gain or loss is described below.

  U.S. Holders Who Receive Public Stock Consideration

        If a U.S. holder receives Public Stock Consideration and Public Cash Consideration and/or cash in lieu of fractional shares of New AM Common Stock, the payment of those cash amounts should be treated for U.S. federal income tax purposes as a current distribution to such U.S. holder from Antero Midstream. Such distribution will first reduce such U.S. holder's tax basis in its AM Common Units and will only be taxable to the U.S. holder to the extent the amount of the distribution exceeds the

U.S. holder's tax basis in its AM Common Units. Any gain recognized will be treated as gain from the taxable sale of AM Common Units. The character of any such recognized gain is described below.

        The receipt of the Public Stock Consideration by a U.S. holder should be treated for U.S. federal income tax purposes as a taxable sale of AM Common Units for New AM Common Stock, with such taxable sale being treated as occurring immediately after the current distribution described above. Such U.S. holder will recognize gain or loss in an amount equal to the difference between (i) the sum of (A) the fair market value of any New AM Common Stock received and (B) such U.S. holder's share of Antero Midstream's nonrecourse liabilities immediately prior to the Merger and (ii) such U.S. holder's adjusted tax basis in the AM Common Units exchanged therefor (which will include such U.S. holder's share of Antero Midstream's nonrecourse liabilities immediately prior to the Merger), as reduced (but not below zero) by any Public Cash Consideration and any cash in lieu of fractional shares of New AM Common Stock received by such U.S. holder. The character of any such recognized gain or loss is described below.

        The remainder of this discussion assumes that, for U.S. federal income tax purposes, the receipt of any Public Cash Consideration and/or cash in lieu of fractional shares of New AM Common Stock by a U.S. holder will be treated as a distribution to such U.S. holder from Antero Midstream and that the receipt of the Public Stock Consideration by a U.S. holder will be treated as a taxable sale of AM Common Units for New AM Common Stock immediately after such distribution.

        The amount of gain or loss recognized by a U.S. holder will vary depending on such U.S. holder's particular situation, including the value of the New AM Common Stock, if any, received by such U.S. holder, the amount of any cash received by such U.S. holder, Antero Midstream's allocations of income, gain, loss and deduction to each AM Unitholder for the taxable year that includes the Merger, the adjusted tax basis of such U.S. holder's AM Common Units, and the amount of any suspended passive losses that may be available to such U.S. holder to offset a portion of its gain recognized. Passive losses that were not deductible by a U.S. holder in prior taxable periods because they exceeded the U.S. holder's share of Antero Midstream's income may become available to offset a portion of any gain recognized by such U.S. holder in connection with the Merger. A U.S. holder will not be able to finally determine its taxable gain or loss with respect to the Merger and will not know the amounts of income, gain, loss and deduction allocated to it by Antero Midstream for the taxable year that includes the Merger until it receives its Schedule K-1 in March of the year following the year in which the Merger is consummated. Each U.S. holder is strongly urged to consult its own tax advisor with respect to the specific tax consequences to it of the Merger, taking into account its own particular circumstances.

Character of Gain or Loss Recognized

        Gain or loss recognized by a U.S. holder in connection with the receipt of Merger Consideration will generally be capital gain or loss. However, a portion of such gain or loss, which portion could be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" owned by Antero Midstream and its subsidiaries. Ordinary income attributable to unrealized receivables (including depreciation recapture) and inventory items may exceed any net taxable gain realized by a U.S. holder in connection with the receipt of Merger Consideration and may be recognized even if there is a net taxable loss realized by such U.S. holder in connection with the receipt of Merger Consideration. Consequently, a U.S. holder may recognize both ordinary income and capital loss in connection with the receipt of Merger Consideration.

        Capital gain or loss recognized by a U.S. holder will generally be long-term capital gain or loss if the U.S. holder's holding period for its AM Common Units is more than one year as of the effective time of the Merger. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations.

Antero Midstream Items of Income, Gain, Loss, and Deduction to U.S. Holders for the Taxable Period that Includes the Merger

        U.S. holders of AM Common Units will be allocated their share of Antero Midstream's items of income, gain, loss, and deduction for the taxable year of Antero Midstream that includes the Merger. These allocations will be made in accordance with the terms of the Antero Midstream Partnership Agreement, as amended in connection with the Merger. A U.S. holder will be subject to U.S. federal income tax on any such allocated income and gain even if such U.S. holder does not receive a cash distribution from Antero Midstream attributable to such allocated income and gain. Any such income and gain allocated to a U.S. holder will increase the U.S. holder's tax basis in its AM Common Units and, therefore, will reduce the gain, or increase the loss, recognized by such U.S. holder in connection with the Merger. Any losses or deductions allocated to a U.S. holder will decrease the U.S. holder's tax basis in its AM Common Units and, therefore, will increase the gain, or reduce the loss, recognized by such U.S. holder in connection with the Merger.

Tax Basis and Holding Period in New AM Common Stock Received in the Merger

        A U.S. holder's tax basis in the New AM Common Stock received in the Merger will equal the fair market value of such New AM Common Stock on the date of the Merger. A U.S. holder's holding period in New AM Common Stock received in the Merger will begin on the day after the date of the Merger.

Tax Consequences to U.S. Holders of Owning and Disposing of New AM Common Stock Received in the Merger

Distributions on New AM Common Stock

        Distributions with respect to New AM Common Stock will constitute dividends for U.S. federal income tax purposes to the extent paid from New AM's current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent that the amount of a distribution exceeds New AM's current and accumulated earnings and profits, such distribution will first be treated as a non-taxable return of capital to the extent of (and reducing, but not below zero) the U.S. holder's adjusted tax basis in its New AM Common Stock and thereafter be treated as capital gain from the sale or exchange of such New AM Common Stock.

        Non-corporate U.S. holders that receive distributions on New AM Common Stock that are treated dividends for U.S. federal income tax purposes generally will be subject to U.S. federal income tax at the reduced long-term capital gains rate, provided certain holding period requirements are met.

        If a distribution or portion of a distribution on New AM Common Stock fails to qualify as a dividend for U.S. federal income tax purposes, corporate U.S. holders will be unable to utilize the corporate dividends-received deduction with respect to such distribution or portion thereof. New AM expects that a significant portion of the distributions it makes on New AM Common Stock for an extended period of time, including, at a minimum, each of the periods ending December 31, 2019, 2020, and 2021, will not constitute dividends for U.S. federal income tax purposes.

Gain or Loss on Disposition of New AM Common Stock

        A U.S. holder generally will recognize capital gain or loss on a sale, exchange, certain redemption, or other taxable disposition of New AM Common Stock in an amount equal to the difference, if any, between (i) the amount realized upon the disposition of such New AM Common Stock and (ii) the

U.S. holder's adjusted tax basis in such New AM Common Stock. A U.S. holder's tax basis in its New AM Common Stock generally will be equal to the amount paid for such stock reduced (but not below zero) by distributions received on such stock that are not treated as dividends for U.S. federal income tax purposes. Such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder's holding period for the New AM Common Stock sold or disposed of is more than one year at the time of such taxable disposition. Long-term capital gains of individuals are generally subject to U.S. federal income tax at a reduced rate. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

        Information returns may be required to be filed with the IRS in connection with the Merger and in connection with distributions made on, or proceeds from the disposition of, New AM Common Stock received in the Merger. A U.S. holder may be subject to U.S. backup withholding on cash payments made pursuant to the Merger or on distributions made on, or proceeds from the disposition of, New AM Common Stock received in the Merger, unless such holder provides the applicable withholding agent with proof of its exemption from backup withholding or furnishes the applicable withholding agent with its taxpayer identification number, certified under penalties of perjury, and otherwise complies with all applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the U.S. backup withholding rules will be allowed as a refund or credit against a U.S. holder's U.S. federal income tax liability, if any, provided that certain required information is timely furnished to the IRS.

 UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        Set forth below are the unaudited pro forma condensed combined balance sheet of New AM as of September 30, 2018, and the unaudited pro forma condensed combined statements of operations and comprehensive income of New AM for the nine months ended September 30, 2018 and for each of the years in the three-year period ended December 31, 2017. The unaudited pro forma condensed combined financial statements have been derived from (i) the unaudited condensed consolidated financial statements of AMGP as of and for the nine months ended September 30, 2018, (ii) the unaudited condensed consolidated financial statements of Antero Midstream as of and for the nine months ended September 30, 2018, (iii) the audited consolidated statements of operation and comprehensive income of AMGP for each of the years in the three-year period ended December 31, 2017 and (iv) the audited consolidated statements of operation and comprehensive income of Antero Midstream for each of the years in the three-year period ended December 31, 2017.

        The unaudited pro forma condensed combined financial statements should be read in conjunction with the audited consolidated financial statements and related notes included in AMGP's and Antero Midstream's respective Annual Reports on Form 10-K for the year ended December 31, 2017 and the unaudited condensed consolidated financial statements and related notes included in AMGP's and Antero Midstream's respective Quarterly Reports on Form 10-Q for the nine months ended September 30, 2018.

        The unaudited pro forma condensed combined financial statements were prepared as if the Transactions had occurred on September 30, 2018 in the case of the unaudited pro forma condensed combined balance sheet and as of January 1, 2015 in the case of the unaudited pro forma condensed combined statements of operations and comprehensive income. We derived the following unaudited pro forma condensed combined financial statements by applying pro forma adjustments to the historical consolidated financial statements of AMGP. The Transactions are treated for accounting purposes like an equity transaction among entities under common control and the historic carrying values of the assets, liabilities and equity interests of the parties to the Transactions are carried forward.

        The pro forma adjustments are based upon currently available information and certain estimates and assumptions; therefore, actual results may differ from the pro forma adjustments. Antero Management believes, however, that the assumptions provide a reasonable basis for presenting the significant effects of the Transactions and are factually supportable, directly attributable and are expected to have a continuing impact on New AM's profit and loss and that the pro forma adjustments give appropriate effect to management's assumptions and are properly applied in the unaudited pro forma condensed combined financial statements. The notes to the unaudited pro forma condensed combined financial statements provide a detailed discussion of how such adjustments were derived and presented in the unaudited pro forma condensed combined financial statements.

        The unaudited pro forma condensed combined financial statements are presented for informational purposes only. The unaudited pro forma condensed combined financial statements do not purport to represent what the results of operations or financial condition would have been had the transactions to which the pro forma adjustments relate actually occurred on the dates indicated and they do not purport to project the results of operations or financial condition for any future period or as of any future date.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2018

(In thousands, except share and per share data)

	Antero Midstream GP LP	Antero Midstream Partners LP	Pro Forma Adjustments		Pro Forma Antero Midstream Corporation
ASSETS
Current assets:
Cash	$4,246	$—	$—		$4,246
Accounts receivable—Antero Resources	—	115,905	—		115,905
Accounts receivable—third party	—	16,586	—		16,586
Prepaid expenses	56	1,474	—		1,530
Deferred financing costs	140	—	—		140

Total current assets	4,442	133,965	—		138,407

Property and equipment, net	—	2,873,874	—		2,873,874
Deferred tax assets	—	—	1,092,000	(e)	1,092,000
Investment in unconsolidated affiliates	37,816	392,893	(37,816)	(a)	392,893
Other assets, net	—	14,096	—		14,096

Total assets	$42,258	$3,414,828	$1,054,184		$4,511,270

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable—Antero Resources	$—	$3,758	$—		$3,758
Accounts payable—third party	939	15,656	21,500	(f)	38,095
Income taxes payable	13,223	—	—		13,223
Accrued liabilities	—	88,258	—		88,258
Other current liabilities	—	215	—		215

Total current liabilities	14,162	107,887	21,500		143,549

Non-current liabilities:
Long-term debt	$—	$1,516,854	$597,729	(d)	$2,114,583
Contingent acquisition consideration	—	219,855	—		219,855
Asset retirement obligations	—	3,148	—		3,148
Liability for equity-based compensation	2,970	—	(2,970)	(c)	—
Other	—	2,522	—		2,522

Total liabilities	$17,132	$1,850,266	$616,259		$2,483,657

Equity:
Partners' capital	25,126	1,564,562	(1,589,688)	(c)	—
Series A Non-Voting Preferred Stock, $0.01 par value, 12,000 shares issued and outstanding	—	—	—	(b)	—
Common stock, $0.01 par value, 500,365,036 shares issued and outstanding at September 30, 2018 on a Pro Forma Combined Basis	—	—	5,004	(c)	5,004
Additional paid-in capital	—	—	2,022,609	(c)	2,022,609

Total stockholders' equity	25,126	1,564,562	437,925		2,027,613

Total liabilities and equity	$42,258	$3,414,828	$1,054,184		$4,511,270

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

 UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018

(In thousands, except per share data)

	Antero Midstream GP LP	Antero Midstream Partners LP	Pro Forma Adjustments		Pro Forma Antero Midstream Corporation
Revenues:
Equity in earnings of Antero Midstream	$99,414	$—	$(99,414)	(g)	$—
Gathering and compression—Antero Resources	—	359,515	—		359,515
Water handling and treatment—Antero Resources	—	386,018	—		386,018
Water handling and treatment—third party	—	655	—		655
Gain on sale of assets—Antero Resources	—	583	—		583

Total revenues	99,414	746,771	(99,414)		746,771

Operating expenses:
Direct operating	—	224,354	—		224,354
General and administrative	5,557	28,361	(5,903)	(l)	28,015
Equity-based compensation	26,319	16,606	—		42,925
Impairment of property and equipment	—	5,771	—		5,771
Depreciation	—	107,321	—		107,321
Accretion of contingent acquisition consideration	—	11,841	—		11,841
Accretion of asset retirement obligations	—	101	—		101

Total operating expenses	31,876	394,355	(5,903)		420,328

Operating income	67,538	352,416	(93,511)		326,443

Other income (expenses):
Interest expense, net	(82)	(42,913)	(17,932)	(k)	(60,927)
Equity in earnings of unconsolidated affiliates	—	27,832	—		27,832

Income before income taxes	67,456	337,335	(111,443)		293,348

Provision for income taxes (expense) benefit:
Current	(22,236)	—	—		(22,236)
Deferred	—	—	(57,713)	(h)	(57,713)

Total income taxes	(22,236)	—	(57,713)		(79,949)

Net income attributable to incentive distribution rights	—	(99,414)	99,414	(i)	—

Net income and comprehensive income	45,220	237,921	(69,742)		213,399

Net income attributable to vested Series B units	(1,517)	—	1,517	(j)	—

Net income attributable to common shareholders or unitholders	$43,703	$237,921	$(68,225)		$213,399

Net income per common share or unit:
Basic	$0.23	$1.27			$0.43
Diluted	$0.23	$1.27			$0.42
Weighted average number of common shares or units outstanding:
Basic	186,199	186,999	314,166	(c)	500,365
Diluted	186,199	187,342	319,951	(c)	506,150

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

FOR THE YEAR ENDED DECEMBER 31, 2017

(In thousands, except per share data)

	Antero Midstream GP LP	Antero Midstream Partners LP	Pro Forma Adjustments		Pro Forma Antero Midstream Corporation
Revenues:
Equity in earnings of Antero Midstream	$69,720	$—	$(69,720)	(g)	$—
Gathering and compression—Antero Resources	—	396,202	—		396,202
Water handling and treatment—Antero Resources	—	376,031	—		376,031
Gathering and compression—third party	—	264	—		264

Total revenues	69,720	772,497	(69,720)		772,497

Operating expenses:
Direct operating	—	232,538	—		232,538
General and administrative	6,201	31,529	—		37,730
Equity-based compensation	34,933	27,283	—		62,216
Impairment of property and equipment	—	23,431	—		23,431
Depreciation	—	119,562	—		119,562
Accretion of contingent acquisition consideration	—	13,476	—		13,476

Total operating expenses	41,134	447,819	—		488,953

Operating income	28,586	324,678	(69,720)		283,544

Other income (expenses):
Interest expense, net	—	(37,557)	(23,909)	(k)	(61,466)
Equity in earnings of unconsolidated affiliates	—	20,194	—		20,194

Income before income taxes	28,856	307,315	(93,629)		242,272

Provision for income taxes:
Current	(26,261)	—	—		(26,261)
Deferred	—	—	(81,304)	(h)	(81,304)

Total income taxes	(26,261)	—	(81,304)		(107,565)

Net income attributable to predecessor owners prior to IPO*	4,939	—	—		4,939
Net income attributable to incentive distribution rights	—	(69,720)	69,720	(i)	—

Net income and comprehensive income	7,264	237,595	(105,213)		139,646
Net income attributable to vested Series B units	(784)	—	784	(j)	—

Net income attributable to common shareholders or unitholders	$6,480	$237,595	$(104,229)		$139,646

Net income per common share or unit:
Basic	$0.03	$1.28			$0.28
Diluted	$0.03	$1.28			$0.28
Weighted average number of common shares or units outstanding:
Basic	186,176	185,630	314,189	(c)	500,365
Diluted	186,176	186,083	319,974	(c)	506,150

*
Income earned prior to the completion of the May 2017 IPO was distributed to the predecessor owners.

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

 UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

FOR THE YEAR ENDED DECEMBER 31, 2016

(In thousands, except per share data)

	Antero Midstream GP LP	Antero Midstream Partners LP	Pro Forma Adjustments		Pro Forma Antero Midstream Corporation
Revenues:
Equity in earnings of Antero Midstream	$16,944	$—	$(16,944)	(g)	$—
Gathering and compression—Antero Resources	—	303,250	—		303,250
Water handling and treatment—Antero Resources	—	282,267	—		282,267
Gathering and compression—third party	—	835	—		835
Water handling and treatment—third party	—	—	—		—
Gain on sale of assets	—	3,859	—		3,859

Total revenues	16,944	590,211	(16,944)		590,211

Operating expenses:
Direct operating	—	161,587	—		161,587
General and administrative	814	28,114	—		28,928
Equity-based compensation	—	26,049	—		26,049
Depreciation	—	99,861	—		99,861
Accretion of contingent acquisition consideration	—	16,489	—		16,489

Total operating expenses	814	332,100	—		332,914

Operating income	16,130	258,111	(16,944)		257,297

Other income (expenses):
Interest expense, net	—	(21,893)	(23,909)	(k)	(45,802)
Equity in earnings of unconsolidated affiliates	—	485	—		485

Income before income taxes	16,130	236,703	(40,853)		211,980

Provision for income taxes (expense) benefit:
Current	(6,787)	—	—		(6,787)
Deferred	368	—	(75,150)	(h)	(74,782)

Total income taxes	(6,419)	—	(75,150)		(81,569)

Net income attributable to incentive distribution rights	—	(16,944)	16,944	(i)	—

Net income and comprehensive income:	9,711	219,759	(99,059)		130,411

Net income per unit—basic and diluted	*	$1.24			$0.26
Weighted average number of units outstanding:
Basic	*	176,647	500,365	(c)	500,365
Diluted	*	176,801	506,150	(c)	506,150

*
AMGP had no shares outstanding until its public offering in May 2017. Pro forma adjustments to shares outstanding include 186,170 shares of AMGP outstanding at the completion of its May 2017 public offering.

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME

FOR THE YEAR ENDED DECEMBER 31, 2015

(In thousands, except per share data)

	Antero Midstream GP LP	Antero Midstream Partners LP	Pro Forma Adjustments		Pro Forma Antero Midstream Corporation
Revenues:
Equity in earnings of Antero Midstream Partners LP	$1,264	$—	$(1,264)	(g)	$—
Gathering and compression-Antero Resources	—	230,210	—		230,210
Water handling and treatment-Antero Resources	—	155,954	—		155,954
Gathering and compression-third party	—	382	—		382
Water handling and treatment-third party	—	778	—		778

Total revenues	1,264	387,324	(1,264)		387,324

Operating expenses:
Direct operating	—	78,852	—		78,852
General and administrative	—	28,736	—		28,736
Equity-based compensation	—	22,470	—		22,470
Depreciation	—	86,670	—		86,670
Accretion of contingent acquisition consideration	—	3,333	—		3,333

Total operating expenses	—	220,061	—		220,061

Operating income	1,264	167,263	(1,264)		167,263

Other income (expenses):
Interest expense, net	—	(8,158)	(23,909)	(k)	(32,067)
Equity in earnings of unconsolidated affiliates	—	—	—		—

Income before income taxes	1,264	159,105	(25,173)		135,196

Pre-Water Acquisition net income attributed to parent	—	(40,193)	—		(40,193)
Provision for income taxes (expense) benefit:
Current	(115)	—	—		(115)
Deferred	(368)	—	(35,934)	(h)	(36,302)

Total income taxes	(483)	—	(35,934)		(36,417)

Net income attributable to incentive distribution rights	—	(1,264)	1,264	(i)	—

Net income and comprehensive income	$781	$117,648	$(59,843)		$58,586

Net income per unit—basic and diluted	*	$0.74			$0.12
Weighted average number of units outstanding-basic	*	158,479	500,365	(c)	500,365
Weighted average number of units outstanding-diluted	*	158,527	506,150	(c)	506,150

*
AMGP had no shares outstanding until its public offering in May 2017. Pro forma adjustments to shares outstanding include 186,170 shares of AMGP outstanding at the completion of its May 2017 public offering.

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Note 1.    Basis of Presentation

        The unaudited pro forma condensed combined financial statements were prepared as if the Transactions had occurred on September 30, 2018 in the case of the unaudited pro forma condensed combined balance sheet and as of January 1, 2015 in the case of the unaudited pro forma condensed combined statements of operations and comprehensive income. As discussed further in the notes to the unaudited pro forma condensed combined financial statements, the Transactions include:

  •
  the merger of AMP GP, the general partner of Antero Midstream, with and into AMGP, with AMGP continuing as the surviving entity and the separate legal existence of AMP GP ceasing;

  •
  the Conversion of AMGP from a limited partnership to a corporation under the laws of the State of Delaware, to be named New AM;

  •
  the issuance of one share New AM Common Stock, for each AMGP Common Share outstanding immediately prior to the Conversion;

  •
  the issuance by New AM of 12,000 shares of New AM Preferred Stock, to Preferred Co for consideration of $0.01 per share;

  •
  the merger by an indirect, wholly owned subsidiary of AMGP with and into Antero Midstream, with Antero Midstream surviving such merger as an indirect, wholly owned subsidiary of New AM (herein referred to as the "Merger");

  •
  the issuance of approximately 158.4 million shares of New AM Common Stock in exchange for all the AM Common Units held by Antero Resources, which assumes that Antero Resources receives $3.00 in cash and 1.6023 shares of New AM Common Stock for each AM Common Unit held;

  •
  the issuance of approximately 144.2 million shares of New AM Common Stock in exchange for all AM Common Units held by the AM Public Unitholders, which assumes that AM Public Unitholders receive $3.415 in cash and 1.6350 shares of New AM Common Stock for each AM Common Unit hold;

  •
  the issuance of approximately 17.35 million shares of New AM Common Stock in exchange for all Series B units representing membership interests in Antero IDR Holdings LLC;

  •
  the payment of cash consideration of approximately $598 million from borrowings under Antero Midstream's revolving credit facility; and

  •
  the elimination of the burden of Antero Midstream's incentive distribution rights.

        No effect was given to the conversion of phantom unit awards outstanding under Antero Midstream's long-term incentive plan, which awards will be converted into restricted stock units or similar awards of New AM, with substantially the same terms and conditions (including with respect to vesting) applicable to such Antero Midstream phantom unit award. The issuance of New AM Common Stock for unvested Series B Units will result in an additional charge to equity-based compensation expense from the expected date of the completion of the Transactions in the first quarter of 2019 through December 31, 2019. The increase in value will be calculated based on the value of the New AM Common Stock transferred for the Series B Units relative to the value of the Series B Units immediately prior ot the Series B Exchange. Based on the value of the Series B Units and assuming a value of the New AM Common Stock based on the closing sales price of the AMGP Common Shares at September 30, 2018, the additional charge would be approximately $43 million, which would be amortized over the last nine months of 2019 assuming a closing date of March 31, 2019.

        AMGP is the sole member of AMP GP, the general partner of Antero Midstream, and also controls the incentive distribution rights in Antero Midstream through its ownership interest in IDR

Holdings (subject to the rights of the Series B Holders to receive distributions in respect of their Series B Units). As a result of the Merger, Antero Midstream will become an indirect, wholly owned subsidiary of New AM, and the AM Unitholders will collectively own a majority of the outstanding New AM Common Stock. This will result in New AM acquiring the incentive distribution rights of Antero Midstream that are currently held by AMGP. Because of the nature and effect of the Merger, the Transactions are treated for accounting purposes like an equity transaction among entities under common control and the historic carrying values of the assets, liabilities and equity interests of the parties to the Transactions are carried forward.

Note 2.    Pro Forma Adjustments and Assumptions

  (a)
  Adjustment reflects the elimination of the AMGP's equity investment in Antero Midstream.

  (b)
  Adjustment reflects the issuance of 12,000 shares of New AM Preferred Stock to Preferred Co for consideration of $0.01 per share.

  (c)
  Adjustment reflects the issuance of approximately 186.2 million shares of New AM Common Stock in connection with the Conversion, the issuance of approximately 302.6 million shares of New AM Common Stock and the payment of approximately $598 million in cash in connection with the Merger, the issuance of approximately 17.35 million shares of New AM Common Stock in connection with the Series B Exchange, transaction costs, and the increase in deferred tax assets.

  (d)
  Adjustment reflects the incurrence of approximately $598 million of borrowings under Antero Midstream's revolving credit facility to fund the cash consideration in the Merger.

  (e)
  Adjustment reflects the increase in deferred tax assets resulting from the tax treatment of the Transactions, which will result in an increase in the depreciable and amortizable basis in Antero Midstream's assets for tax purposes over the amounts reported in the financial statements.

  (f)
  Adjustment reflects estimated transaction costs of $21.5 million directly attributable to the Transactions. The transaction costs include fees related to financial advisory, legal and other professional services, and other costs related to the Transactions.

  (g)
  Adjustment reflects the elimination of AMGP's equity in earnings in Antero Midstream.

  (h)
  Adjustment reflects an increase in income taxes resulting from the adjusted combined pro forma pre-tax income, adjusted for the effects of permanent book to tax differences, based on the estimated blended federal and state statutory tax rate of 38% for the years ended December 31, 2015, 2016, and 2017 and 25% for the nine months ended September 30, 2018. Because of the deferred tax assets resulting from the tax treatment of the Transactions, the pro forma adjustments to increase income taxes are treated as deferred income tax expense.

  (i)
  Adjustment reflects the elimination of the burden of Antero Midstream's incentive distribution rights in AM distributions.

  (j)
  Adjustment reflects the elimination of net income attributable to vested Series B units.

  (k)
  Adjustment reflects additional interest expense due to the increase in outstanding indebtedness, assuming an effective interest rate of 4.0%.

  (l)
  Adjustment reflects a reduction to general and administrative expenses for expenses of the Transactions charged to expense.

 AM UNITHOLDER PROPOSALS

        Under applicable Delaware law and the Antero Midstream Partnership Agreement, Antero Midstream is not required to hold an annual meeting of the AM Unitholders. Under the Antero Midstream Partnership Agreement, special meetings of the limited partners may be called by the general partner or by limited partners owning 20% or more of the outstanding units of the class or classes for which a meeting is proposed. Such limited partners may call a special meeting by delivering to AMP GP one or more requests in writing stating that the signing limited partners wish to call a special meeting and indicating the general or specific purposes for which such special meeting is to be called. However, limited partners are not allowed to vote on matters that would cause the limited partners to be deemed to be taking part in the management and control of the business and affairs of Antero Midstream. Doing so would jeopardize the limited partners' limited liability under Delaware law or the law of any other state in which Antero Midstream is qualified to do business.

 AMGP SHAREHOLDER PROPOSALS

        Under applicable Delaware law and the AMGP Partnership Agreement, AMGP is not required to hold an annual meeting of the AMGP Shareholders. Under the AMGP Partnership Agreement, special meetings of the limited partners may be called by the general partner or by limited partners owning 20% or more of the outstanding shares of the class or classes for which a meeting is proposed. Such limited partners may call a special meeting by delivering to AMGP GP one or more requests in writing stating that the signing limited partners wish to call a special meeting and indicating the general or specific purposes for which such special meeting is to be called. However, limited partners are not allowed to vote on matters that would cause the limited partners to be deemed to be taking part in the management and control of the business and affairs of AMGP. Doing so would jeopardize the limited partners' limited liability under Delaware law or the law of any other state in which AMGP is qualified to do business.

 OTHER MATTERS

        As of the date of this joint proxy statement/prospectus, AMGP and Antero Midstream know of no other matters that will be presented for consideration at the AM Special Meeting or AMGP Special Meeting other than as described in this joint proxy statement/prospectus.

        In accordance with the AMGP Partnership Agreement, Antero Midstream Partnership Agreement and Delaware law, business transacted at the AMGP Special Meeting and AM Special Meeting will be limited to those matters set forth in the notice of special meeting or matters otherwise properly presented by AMGP and Antero Midstream at the AMGP Special Meeting and AM Special Meeting, respectively. If any other matters are properly presented at the AMGP Special Meeting or AM Special Meeting, or any adjournments or postponements of the AMGP Special Meeting or AM Special Meeting, and are voted upon, including matters incident to the conduct of the meeting, the enclosed proxy will confer discretionary authority on the individuals named as proxy to vote the units represented by proxy as to any other matters. It is intended that the persons named in the enclosed proxy and acting thereunder will vote in accordance with their best judgment on any such matter.

LEGAL MATTERS

        The validity of New AM Common Stock to be issued pursuant to the Simplification Agreement will be passed upon for AMGP by Vinson & Elkins L.L.P., Houston, Texas. Vinson & Elkins L.L.P. has provided legal services to each of AMGP, Antero Midstream and Antero Resources in the past regarding matters unrelated to the Transactions.

EXPERTS

        The consolidated financial statements of Antero Midstream GP LP as of December 31, 2016 and 2017 and for each of the years in the three-year period ended December 31, 2017, have been incorporated by reference herein in this joint proxy statement/prospectus in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of Antero Midstream Partners LP as of December 31, 2016 and 2017 and for each of the years in the three-year period ended December 31, 2017, and management's assessment of the effectiveness of internal control reporting as of December 31, 2017 have been incorporated by reference herein in this joint proxy statement/prospectus in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

        As discussed in Note 2 to the consolidated financial statements of Antero Midstream Partners LP, the consolidated statements of operations and comprehensive income, partners' capital, and cash flows for 2015 have been prepared on a combined basis of accounting.

WHERE YOU CAN FIND MORE INFORMATION

        AMGP has filed a registration statement on Form S-4 with the SEC under the Securities Act to register the New AM Common Stock to be issued in connection with the Merger. This joint proxy statement/prospectus constitutes the prospectus of AMGP filed as part of the registration statement. This joint proxy statement/prospectus does not contain all of the information that AMGP Shareholders and AM Unitholders can find in the registration statement or the exhibits to the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits contain important information about AMGP and AM and their respective businesses, financial conditions and results of operations and are available for inspection and copying as indicated herein.

        Because the Merger is a "going private" transaction, the parties to the Merger have filed a Transaction Statement on Schedule 13E-3 with respect to the proposed Merger with the SEC. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth herein. The Schedule 13E-3 will be amended to report promptly any material change in the information set forth in the AMGP and Antero Midstream file annual, quarterly and special reports and other information with the SEC. The SEC allows AMGP and Antero Midstream to incorporate by reference information into this joint proxy statement/prospectus, which means that AMGP and Antero Midstream can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this joint proxy statement/prospectus, except for any information that is superseded by information that is included directly in this joint proxy statement/prospectus. Any later information filed by AMGP or Antero Midstream with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished and not filed with the SEC) up until the date of the AMGP Special Meeting and the AM Special Meeting will be deemed to be incorporated by reference into this joint proxy statement/prospectus and will automatically update and supersede this information. Therefore, before you vote to approve the any of the AMGP Proposals, the LTIP Proposal or the AM

Merger Proposal, as applicable, you should always check for reports AMGP and Antero Midstream may have filed with the SEC after the date of this joint proxy statement/prospectus.

        This joint proxy statement/prospectus incorporates by reference the documents listed below that AMGP and Antero Midstream have previously filed with the SEC, excluding any information in any Current Report on Form 8-K furnished pursuant to Item 2.02 or 7.01 or the exhibits related thereto under Item 9.01 of Form 8-K (unless otherwise indicated), which is not deemed filed under the Exchange Act.

        AMGP's Filings (SEC File No. 001-38075)

  •
  Annual Report on Form 10-K for the year ended December 31, 2017;

  •
  Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2018, June 30, 2018 and September 30, 2018;

  •
  Current Reports on Form 8-K filed with the SEC on April 17, 2018, April 30, 2018, May 14, 2018, October 10, 2018 and November 2, 2018; and

  •
  the description of the AMGP Common Shares contained in the Registration Statement on Form 8-A filed on April 27, 2017 and any subsequent amendment thereto filed for the purpose of updating such description.

        You may request a copy of these filings at no cost, by writing or telephoning AMGP at the following address:

Antero Midstream GP LP
1615 Wynkoop Street
Attention: Investor Relations
Denver, Colorado 80202
Telephone: (303) 357-7310

        AMGP also makes available free of charge on its website at http://www.anteromidstreamgp.com its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after it electronically files such material with, or furnishes it to, the SEC. Information contained on AMGP's website is not part of this joint proxy statement/prospectus.

        Antero Midstream's Filings (SEC File No. 001-36719)

  •
  Annual Report on Form 10-K for the year ended December 31, 2017;

  •
  Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2018, June 30, 2018 and September 30, 2018;

  •
  Current Reports on Form 8-K filed with the SEC on April 17, 2018, October 10, 2018 and November 2, 2018; and

  •
  the description of the AM Common Units in the Registration Statement on Form 8-A filed on November 3, 2014 and any subsequent amendment thereto filed for the purpose of updating such description.

        You may request a copy of these filings at no cost, by writing or telephoning Antero Midstream at the following address:

Antero Midstream Partners LP
1615 Wynkoop Street
Attention: Investor Relations
Denver, Colorado 80202
Telephone: (303) 357-7310

        Antero Midstream also makes available free of charge on its website at http://www.anteromidstream.com its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after it electronically files such material with, or furnishes it to, the SEC. Information contained on Antero Midstream's website is not part of this joint proxy statement/prospectus.

        The SEC also maintains an internet website (www.sec.gov) that contains the reports, proxy statements and other information filed by AMGP and Antero Midstream electronically with the SEC. In addition, documents filed by AMGP and Antero Midstream can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

        The information concerning Antero Midstream contained in this joint proxy statement/prospectus or incorporated by reference has been provided by Antero Midstream, and the information concerning AMGP contained in this joint proxy statement/prospectus or incorporated by reference has been provided by AMGP.

        In order to receive timely delivery of requested documents in advance of the special meetings, your request should be received no later than                        , 2018. If you request any documents, AMGP or Antero Midstream will mail them to you by first class mail, or another equally prompt means, after receipt of your request. In addition, if you would like to request any documents incorporated by reference in this joint proxy statement/prospectus prior to deciding what Merger Consideration to elect, please do so at least        business days prior to the Election Deadline.

        AMGP and Antero Midstream have not authorized anyone to give any information or make any representation about the Transactions, AMGP or Antero Midstream that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that have been incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone distributes this type of information, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies are unlawful, or you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus, or in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies.

ANNEX A – Simplification Agreement

by and among

AMGP GP LLC,
ANTERO MIDSTREAM GP LP,
ANTERO IDR HOLDINGS LLC,
ARKROSE MIDSTREAM PREFERRED CO LLC,
ARKROSE MIDSTREAM NEWCO INC.,
ARKROSE MIDSTREAM MERGER SUB LLC,
ANTERO MIDSTREAM PARTNERS GP LLC
and

ANTERO MIDSTREAM PARTNERS LP

Dated as of October 9, 2018

A-i

A-ii

Exhibit A	Voting Agreements
Exhibit B	Registration Rights Agreement
Exhibit C	Stockholders Agreement
Exhibit D	AMLP Partnership Agreement Amendment
Exhibit E	Certificate of Conversion
Exhibit F	AMGP Corp Certificate of Incorporation
Exhibit G	AMGP Corp Bylaws
Exhibit H	Certificate of Designations

A-iii

SIMPLIFICATION AGREEMENT

        This SIMPLIFICATION AGREEMENT (this "Agreement"), dated as of October 9, 2018, is entered into by and among AMGP GP LLC ("AMGP GP"), a Delaware limited liability company and the general partner of Antero Midstream GP LP, a Delaware limited partnership ("AMGP"), AMGP, Antero IDR Holdings LLC, a Delaware limited liability company and subsidiary of AMGP ("IDR Holdings"), Arkrose Midstream Preferred Co LLC, a Delaware limited liability company and wholly owned subsidiary of AMGP ("Preferred Co"), Arkrose Midstream Newco Inc., a Delaware corporation and a wholly owned subsidiary of AMGP ("NewCo"), Arkrose Midstream Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of NewCo ("Merger Sub"), Antero Midstream Partners GP LLC ("AMLP GP"), a Delaware limited liability company and the general partner of Antero Midstream Partners LP, a Delaware limited partnership ("AMLP"), and AMLP. Each of the parties hereto is sometimes individually referred to herein as a "party" and are collectively referred to herein as the "parties".

RECITALS:

A.
AMGP GP is the general partner of AMGP and holds the non-economic general partner interest in AMGP (the "AMGP General Partner Interest").

B.
AMGP is (i) the sole member of AMLP GP, which holds the non-economic general partner interest in AMLP (the "AMLP General Partner Interest"), (ii) the holder of all of the Series A Units (as hereinafter defined) of IDR Holdings (iii) the sole member of Preferred Co, and (iv) the sole stockholder of NewCo, which itself is the sole member of Merger Sub.

C.
The Series B Holders (as hereinafter defined) hold all of the Series B Units (as hereinafter defined) of IDR Holdings.

D.
IDR Holdings holds all of the AMLP IDRs (as hereinafter defined).

E.
Concurrently with the execution of this Agreement, that certain Limited Liability Company Agreement of IDR Holdings, dated as of December 31, 2016, as amended on May 9, 2018, was further amended (as further amended, the "IDR Holdings LLC Agreement") to provide for the mandatory exchange of the Series B Units for AMGP Common Stock (as hereinafter defined) held by NewCo in connection with the consummation of the Transactions contemplated hereby.

F.
The parties desire to enter into this Agreement to evidence their agreement to consummate a series of transactions that includes (i) at the election of AMLP GP, the merger of AMLP GP with and into AMGP with AMGP surviving the merger, (ii) the conversion of AMGP from a limited partnership into a corporation under the laws of the State of Delaware, (iii) the issuance by AMGP Corp (as hereinafter defined) of AMGP Preferred Stock (as hereinafter defined) to Preferred Co, and the transfer of AMGP Preferred Stock by Preferred Co to the Antero Foundation for no consideration, (iv) the contribution by AMGP Corp of AMGP Common Stock to NewCo, (v) the merger of Merger Sub with and into AMLP with AMLP surviving the merger and pursuant to which holders of AMLP Common Units shall have the right to receive the Merger Consideration (as hereinafter defined), and (vi) the exchange by the Series B Holders of Series B Units for AMGP Common Stock held by NewCo.

G.
The Board of Directors of AMGP GP (the "AMGP GP Board") previously formed a Conflicts Committee (as defined in the Agreement of Limited Partnership of AMGP, dated as of May 9, 2017 (the "AMGP Partnership Agreement")) (and such Conflicts Committee is referred to herein as the "AMGP Conflicts Committee") and delegated authority to, among other things, (i) consider, explore, review, analyze and evaluate one or more potential transactions involving Antero Resources and/or AMLP, (ii) make such investigation of potential alternatives to such transactions, including maintaining the status quo, as the AMGP Conflicts Committee deems necessary or appropriate, (iii) authorize, empower or direct the officers and employees of AMGP GP, and its subsidiaries, and any of them, for and on behalf of AMGP, to provide the AMGP Conflicts Committee with such information and assistance as may be requested by the AMGP Conflicts Committee, (iv) review, evaluate, solicit, structure, and, if deemed sufficiently favorable to the interests of AMGP, negotiate, or delegate the ability to negotiate, the terms and provisions, and determine the advisability, of one or more of such transactions, (v) determine whether or not to approve one or more of such transactions by Special Approval (as defined in the AMGP Partnership Agreement), (vi) make a recommendation to the AMGP GP Board to approve or disapprove any such transaction, and (vii) do such other things and make such other recommendations to the AMGP GP Board as it may determine, in its sole discretion, to be advisable in connection with the foregoing clauses (i) through (vi).

H.
The Board of Directors of AMLP GP (the "AMLP GP Board") previously formed a Conflicts Committee (as defined in the Agreement of Limited Partnership of AMLP, dated as of November 10, 2014, as amended by Amendment No. 1, dated as of February 23, 2016, and Amendment No. 2, dated as of December 20, 2017 (the "AMLP Partnership Agreement")) (and such Conflicts Committee is referred to herein as the "AMLP Conflicts Committee") and delegated authority to, among other things, (i) consider, explore, review, analyze and evaluate one or more potential transactions involving Antero Resources and/or AMGP, (ii) make such investigation of potential alternatives to such transactions, including maintaining the status quo, as the AMLP Conflicts Committee deems necessary or appropriate, (iii) authorize, empower or direct the officers and employees of AMLP GP, and its subsidiaries, and any of them, for and on behalf of AMLP, to provide the AMLP Conflicts Committee with such information and assistance as may be requested by the AMLP Conflicts Committee, (iv) review, evaluate, solicit, structure, and, if deemed sufficiently favorable to the interests of AMLP, negotiate, or delegate the ability to negotiate, the terms and provisions, and determine the advisability, of one or more of such transactions, (v) determine whether or not to approve one or more of such transactions by Special Approval (as defined in the AMLP Partnership Agreement), (vi) make a recommendation to the AMLP GP Board to approve or disapprove any such transaction, and (vii) if so approved by the AMLP Conflicts Committee, together with the approval by the AMLP GP Board, to take such other actions as are necessary or advisable to consummate any such transaction.

I.
The AMGP Conflicts Committee has, acting in good faith, unanimously (i) determined that the Transactions (as hereinafter defined) are in the best interests of AMGP and the Disinterested AMGP Shareholders, (ii) approved this Agreement and the Transactions, (iii) recommended that the AMGP GP Board approve the Transaction Documents (as hereinafter defined), to which AMGP and AMGP GP are a party and the Transactions contemplated thereby, and (iv) recommended that the AMGP GP Board submit the AMGP Shareholder Proposals (as hereinafter defined) to a vote of the holders of AMGP Common Shares, and recommended approval by Disinterested AMGP Shareholders.

J.
The AMGP GP Board, upon the recommendation of the AMGP Conflicts Committee, has (i) determined that the Transactions are in the best interests of AMGP and the holders of AMGP Common Shares, (ii) approved this Agreement and the Transactions, and (iii) resolved to submit the AMGP Shareholder Proposals to a vote of the holders of AMGP Common Shares, and recommended approval of the AMGP Shareholder Proposals by the holders of AMGP Common Shares.

K.
The members of AMGP GP have unanimously approved this Agreement and the consummation of the Transactions.

L.
The AMLP Conflicts Committee has, acting in good faith, unanimously (i) determined that the Transactions are in the best interests of AMLP and the Disinterested AMLP Unitholders,

  (ii) approved this Agreement and declared advisable the consummation of the Transactions, (iii) recommended that the AMLP GP Board approve the Transaction Documents to which AMLP and AMLP GP are a party and the consummation of the Transactions contemplated thereby, and (iv) recommended that the AMLP GP Board submit the AMLP Unitholder Proposals (as hereinafter defined) to a vote of the holders of AMLP Common Units, and recommended approval of the AMLP Unitholder Proposals by the holders of AMLP Common Units.

M.
The AMLP GP Board, upon the recommendation of the AMLP Conflicts Committee, has (i) determined that the Transactions are in the best interests of AMLP and the holders of AMLP Common Units, (ii) approved this Agreement and declared advisable the consummation of the Transactions, and (iii) resolved to submit the AMLP Unitholder Proposals to a vote of the holders of AMLP Common Units, and recommended approval of the AMLP Unitholder Proposals by the holders of AMLP Common Units.

N.
As a condition to AMGP's willingness to enter into this Agreement, AMGP, AMGP GP and Antero Resources have entered into a Voting and Support Agreement, dated as of the date of this Agreement (the "AMGP Voting Agreement"), substantially in the form attached hereto as Exhibit A-1, pursuant to which Antero Resources agreed to vote AMLP Common Units beneficially owned by Antero Resources in favor of the AMLP Unitholder Proposal.

O.
As a condition to AMLP's willingness to enter into this Agreement, AMLP and AMLP GP have entered into Voting and Support Agreements, dated as of the date of this Agreement, with each of the Sponsor Holders and the Management Holders (such voting and support agreements, together with the AMGP Voting Agreement, the "Voting Agreements") substantially in the form attached hereto as Exhibit A-2.

P.
In connection with the consummation of the Transactions contemplated hereby, Antero Resources, the Sponsor Holders and each Series B Holder will enter into a Registration Rights Agreement with AMGP (the "Registration Rights Agreement") substantially in the form attached hereto as Exhibit B.

Q.
In connection with the consummation of the Transactions contemplated hereby, the Sponsor Holders, the Management Holders and Antero Resources (or an affiliate thereof) will enter into a Stockholders Agreement with AMGP Corp (as hereinafter defined), (the "Stockholders Agreement") substantially in the form attached hereto as Exhibit C.

        NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

ARTICLE I
Definitions and Terms

        1.1    Certain Definitions.    As used in this Agreement, except as otherwise specifically provided herein, the following terms have the meanings set forth in this Section 1.1:

        "A&R Organizational Documents" means the AMGP Corp Organizational Documents, the AMLP Partnership Agreement Amendment and the IDR Holdings LLC Agreement.

        "Adjusted Unvested Reallocated Distribution Amount" means the Adjusted Unvested Reallocated Distribution Amount as defined in the IDR Holdings LLC Agreement.

        "Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by Contract or otherwise; provided, however, that for purposes of this Agreement, the AMLP Parties and their respective Subsidiaries shall not be considered Affiliates of the AMGP Parties, nor shall the AMGP Parties be considered Affiliates of the AMLP Parties or any of their Subsidiaries.

        "AM SEC Reports" means the forms, reports schedules, registration statements and other documents filed with or furnished to the SEC by AMLP and AMGP on or after January 1, 2016 and prior to the date of this Agreement.

        "AMGP Common Shares" means the common shares representing limited partner interests in AMGP prior to the Conversion.

        "AMGP Credit Agreement" means that certain Credit Agreement, dated as of May 9, 2018, between Antero Midstream GP LP and Wells Fargo Bank, National Association.

        "AMGP GP LLC Agreement" means the Limited Liability Company Agreement of AMGP GP LLC, dated as of May 9, 2017.

        "AMGP LTIP" means the Antero Midstream GP LP Long-Term Incentive Plan (as amended, restated, modified or supplemented from time to time).

        "AMGP Parties" means AMGP GP, AMGP, IDR Holdings, Preferred Co, NewCo and Merger Sub.

        "AMGP Party Disclosure Schedule" means the disclosure schedule of the AMGP Parties delivered by the AMGP Parties immediately prior to the execution of this Agreement (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent).

        "AMGP Shareholder Approval" means the approval of:

          (a)   the Conversion Proposal by a Share Majority (as defined in the AMGP Partnership Agreement);

          (b)   the AMGP Transaction Proposal by Disinterested AMGP Shareholder Approval; and

          (c)   the Issuance Proposal by a majority of votes cast by holders of AMGP Common Shares holding Outstanding Shares (as such term is defined in the AMGP Partnership Agreement).

        "AMGP Shareholder Proposals" means the proposals to consider and approve (i) the Conversion, including the Certificate of Conversion and the Certificate of Incorporation of AMGP Corp in the form attached hereto as Exhibit E (the "Conversion Proposal"), (ii) this Agreement, the Merger and the other transactions contemplated hereby, including the Series B Exchange (the "AMGP Transaction Proposal"), (iii) the amendment and restatement of the AMGP LTIP or the adoption of a new AMGP Corp omnibus equity incentive plan, (iv) the issuance of AMGP Common Stock pursuant to this Agreement (the "Issuance Proposal"), and (v) such other shareholder proposals as may be required in connection with the Transactions contemplated by this Agreement, in each case to be submitted to the vote of holders of AMGP Common Shares at the AMGP Shareholder Meeting in connection with the consummation of the matters contemplated under the Transaction Documents.

        "AMGP VWAP" means the average of the volume weighted average price per AMGP Common Share on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by AMGP and AMLP) on each of the twenty (20) consecutive trading days ending with the complete trading day immediately prior to the Public Election Deadline.

        "AMLP Common Unit" means the common units representing limited partner interests in AMLP.

        "AMLP Credit Agreement" means that certain Amended and Restated Credit Agreement, dated as of October 26, 2017, between Antero Midstream Partners, LP, a Delaware limited partnership, as borrower, the lenders from time to time party thereto, and Wells Fargo Bank, National Association, as administrative agent, swingline lender and letter of credit issuer (as amended, amended and restated, extended, supplemented or otherwise modified in writing from time to time).

        "AMLP D&O Indemnified Parties" means (a) any Person (together with such Person's heirs, executors and administrators) who is or was, or at any time prior to the Effective Time becomes, an officer or director of any member of the AMLP Group and (b) any Person (together with such Person's heirs, executors and administrators) who is or was serving, or at any time prior to the Effective Time serves, at the request of any member of the AMLP Group as an officer, director, member, partner, agent, fiduciary or trustee of another Person; provided that a Person shall not be a AMLP D&O Indemnified Party by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.

        "AMLP Group" means the AMLP Parties and AMLP's Subsidiaries.

        "AMLP GP LLC Agreement" means the Limited Liability Company Agreement of AMLP GP LLC, dated as of April 11, 2017.

        "AMLP IDRs" means the Incentive Distribution Rights, as defined in the AMLP Partnership Agreement.

        "AMLP Parties" means AMLP GP and AMLP.

        "AMLP Party Disclosure Schedule" means the disclosure schedule of the AMLP Parties delivered by the AMLP Parties immediately prior to the execution of this Agreement (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent).

        "AMLP Public Unitholders" means the holders of AMLP Common Units (other than Antero Resources and its Subsidiaries).

        "AMLP Unitholder Approval" means the approval of the AMLP Transaction Proposal by (i) the vote of a Unit Majority (as such term is defined in the AMLP Partnership Agreement) and (ii) Disinterested AMLP Unitholder Approval.

        "AMLP Unitholder Proposals" means (i) the proposal to consider and approve this Agreement, the Merger and the other Transactions contemplated hereby (the "AMLP Transaction Proposal") and (ii) such other unitholder proposals as may be required in connection with the transactions contemplated by this Agreement, in each case to be submitted to the vote of holders of AMLP Common Units at the AMLP Unitholder Meeting in connection with the consummation of the matters contemplated under the Transaction Documents.

        "Antero Resources" means Antero Resources Corporation, a Delaware corporation.

        "AR Available Cash Amount" means the amount, if any, by which the Available Cash Election Amount exceeds the Cash Election Amount.

        "Available Cash Election Amount" means (1) the product of the Public Standard Cash Consideration multiplied by the total number of Public Eligible Units issued and outstanding immediately prior to the Effective Time, minus (2) the product of (A) the sum of the number of the Public Mixed Consideration Election Units and the number of Public No Election Units multiplied by (B) the Public Standard Cash Consideration.

        "Business Day" means any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks in the City of New York or the Secretary of State of the State of Delaware is required or authorized by Law to close.

        "Cash Election Amount" means the product of the number of Public Cash Election Units multiplied by the Public Cash Election Consideration.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Contract" means any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation.

        "Consolidated Group" means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal income Tax Returns and any similar group under foreign, state or local law.

        "DGCL" means the General Corporation Law of the State of Delaware, as amended.

        "Disinterested AMGP Shareholder Approval" means the approval by a vote of holders of a majority of the AMGP Common Shares held by the Disinterested AMGP Shareholders.

        "Disinterested AMGP Shareholders" means the holders of AMGP Common Shares other than AMGP GP or its Affiliates, which Affiliates include (i) the Sponsor Holders, (ii) the Management Holders and all other Series B Holders, (iii) the respective controlled Affiliates of the Persons described in the foregoing clauses (i)-(ii) and (iv) any other Affiliates of AMGP GP identified by the AMGP Conflicts Committee that own AMGP Common Shares as of the record date for the AMGP Shareholder Meeting.

        "Disinterested AMLP Unitholder Approval" means the approval by a vote of holders of a majority of the AMLP Common Units held by the Disinterested AMLP Unitholders.

        "Disinterested AMLP Unitholders" means the holders of AMLP Common Units, other than AMLP GP or its Affiliates, which Affiliates include (i) Antero Resources, (ii) the Sponsor Holders, (iii) the Management Holders and all other Series B Holders, (iv) the respective controlled Affiliates of the Persons described in the foregoing clauses (i)-(iii) and (v) any other Affiliates of AMLP GP identified by the AMLP Conflicts Committee that own AMLP Common Units as of the record date for the AMLP Unitholder Meeting.

        "DLLCA" means the Delaware Limited Liability Company Act, as amended.

        "DRULPA" means the Delaware Revised Uniform Limited Partnership Act, as amended.

        "Equity Award Exchange Ratio" means the sum of (a) the Public Standard Common Stock Consideration and (b) the quotient of the Public Standard Cash Consideration divided by the AMGP VWAP.

        "Equity Interests" means (a) with respect to a corporation, any and all shares of capital stock and any Rights with respect thereto, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests, and any Rights with respect thereto, and (c) any other direct or indirect equity ownership or participation in a Person.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Final Determination" means (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final, (b) a closing agreement made under Section 7121 of the Code (or a comparable agreement under the laws of a state, local or foreign taxing jurisdiction) with the relevant Governmental Entity or other administrative settlement with or final administrative decision by the relevant Governmental Entity, or (c) a final disposition of a claim for refund.

        "GAAP" means generally accepted accounting principles in the United States.

        "Governmental Entity" means any domestic, foreign, tribal or transnational governmental, quasi-governmental, regulatory or self-regulatory authority, agency, commission, body, department or instrumentality or any court, tribunal or arbitrator or other entity or subdivision thereof or other legislative, executive or judicial entity of any nature.

        "Joint Proxy Statement" means the joint proxy statement, in preliminary and definitive form, relating to the matters to be submitted to the holders of AMLP Common Units at the AMLP Unitholder Meeting and the holders of AMGP Common Shares at the AMGP Shareholder Meeting.

        "Law" means any applicable federal, state, local, foreign, tribal, international or transnational law, statute, ordinance, common law, rule, regulation, standard, judgment, determination, Order, writ, injunction, decree, arbitration award, treaty, agency requirement, authorization, license or permit of any Governmental Entity.

        "Lien" means any pledge, lien, charge, option, hypothecation, mortgage, security interest, adverse right, prior assignment, license, sublicense or any other encumbrance of any kind or nature whatsoever, whether contingent or absolute, or any agreement, option, right or privilege (whether by Law, Contract or otherwise) capable of becoming any of the foregoing.

        "Management Holders" means (a) Paul Rady, Mockingbird Investments LLC and each other entity, trust or estate planning vehicle over which Paul Rady controls or is deemed to have both voting and dispositive power and (b) Glen C. Warren, Jr., Canton Investment Holdings LLC, and each other entity, trust or estate planning vehicle over which Glen C. Warren, Jr. controls or is deemed to have both voting and dispositive power.

        "NYSE" means the New York Stock Exchange.

        "Order" means any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions contemplated by this Agreement.

        "Organizational Documents" means any charter, certificate of incorporation, articles of association, bylaws, operating agreement, agreement of limited partnership, limited liability company agreement or similar formation or governing documents and instruments.

        "Person" means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

        "Proceeding" shall mean any actual or threatened claim (including a claim of a violation of Law), action, audit, demand, suit, proceeding, investigation or other proceeding at law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, audit, demand, suit, proceeding, investigation or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.

        "Registration Statement" means the registration statement on Form S-4, including any amendments or supplements, pursuant to which shares of AMGP Common Stock issuable in the Merger will be registered with the SEC and of which the Joint Proxy Statement will be a part.

        "Representatives" means, with respect to any Person, such Person's and each of its respective Subsidiaries' and controlled Affiliates' officers, directors, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives.

        "Rights" means, with respect to any Person, preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate such Person to issue or to sell any units representing limited partner interests or other securities of such Person or any securities or obligations convertible or exchangeable into or exercisable for, or giving any other Person a right to subscribe for or acquire, any securities of such Person.

        "SEC" means the United States Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Series A Units" means the limited liability company interests in IDR Holdings designated as Series A Units pursuant to the IDR Holdings LLC Agreement.

        "Series B Exchange Consideration" means 176.0041 validly issued, fully paid and nonassessable shares of AMGP Common Stock.

        "Series B Holders" means the Persons holding the Series B Units of IDR Holdings.

        "Series B Units" means the limited liability company interests in IDR Holdings designated as Series B Units pursuant to the IDR Holdings LLC Agreement.

        "Sponsor Holders" means (a) Warburg Pincus Private Equity VIII, L.P., a Delaware limited partnership, Warburg Pincus Netherlands Private Equity VIII C.V. I, a company formed under the Laws of the Netherlands, WP-WPVIII Investors, L.P., a Delaware limited partnership, Warburg Pincus Private Equity X O&G, L.P., a Delaware limited partnership, Warburg Pincus X Partners, L.P., a Delaware limited partnership, WP-WPVIII Investors GP L.P., a Delaware limited partnership, Warburg Pincus X, L.P., a Delaware limited partnership, Warburg Pincus X GP L.P., a Delaware limited partnership, WPP GP LLC, a Delaware limited liability company, Warburg Pincus Partners, L.P., a Delaware limited partnership, and Warburg Pincus Partners GP LLC, a Delaware limited liability company, and (b) Yorktown Energy Partners V, L.P., Yorktown Energy Partners VI, L.P., Yorktown Energy Partners VII, L.P. and Yorktown Energy Partners VIII, L.P.

        "Subsidiary" means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

        "Tax" and "Taxes" means (a) any taxes imposed by any Governmental Entity, including income, profits, gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not; and (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of a Consolidated Group for any period; and (c) any liability of for the payment of any amounts of the type described in clause (a) or (b) as a result of the operation of law or any express or implied obligation to indemnify any other Person.

        "Tax Return" means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

        "Transaction Documents" means, collectively, this Agreement, the Voting Agreements, the Registration Rights Agreement, the Stockholders Agreement, the A&R Organizational Documents, and each document contemplated to be delivered thereunder by the parties thereto.

        "Transactions" means the transactions contemplated by this Agreement and the other Transaction Documents, including each of the Transactions contemplated by Article II of this Agreement.

        "Unvested Reallocated Distribution Amount" means the Unvested Reallocated Distribution Amount as defined in the IDR Holdings LLC Agreement.

        1.2    Terms Defined Elsewhere.    As used in this Agreement, the following terms have the meanings set forth in the section opposite such term:

Term	Section
Agreement	Preamble
AMGP	Preamble
AMGP Board Recommendation	Section 7.2(d)
AMGP Change in Recommendation	Section 7.2(f)
AMGP Common Stock	Section 2.4(e)
AMGP Conflicts Committee	Recitals
AMGP Conflicts Committee Recommendation	Section 7.2(d)
AMGP Corp	Section 2.4(a)
AMGP Corp Organizational Documents	Section 2.4(c)
AMGP General Partner Interest	Recitals
AMGP GP	Preamble
AMGP GP Board	Recitals
AMGP Partnership Agreement	Recitals
AMGP Preferred Stock	Section 2.5
AMGP Shareholder Meeting	Section 7.2(d)
AMGP Transaction Proposal	Section 1.1
AMGP Voting Agreement	Recitals
AMGP VWAP	Section 4.5
AMLP	Preamble
AMLP Board Recommendation	Section 7.2(a)
AMLP Change in Recommendation	Section 7.2(c)
AMLP Conflicts Committee	Recitals
AMLP Conflicts Committee Recommendation	Section 7.2(a)
AMLP DER Award	Section 3.3(a)
AMLP GP	Preamble
AMLP GP Board	Recitals
AMLP GP Merger	Section 2.3(a)
AMLP General Partner Interest	Recitals
AMLP LTIP	Section 3.3(a)
AMLP Partnership Agreement	Recitals
AMLP Partnership Agreement Amendment	Section 2.3(d)
AMLP Phantom Unit Award	Section 3.3(a)
AMLP Transaction Proposal	Section 1.1
AMLP Unitholder Meeting	Section 7.2(a)
Antitrust Authority	Section 7.4(a)
Antitrust Laws	Section 7.4(a)

Term	Section
AR Eligible Units	Section 3.1(b)
AR Merger Consideration	Section 3.1(b)
AR Mixed Election Consideration	Section 3.1(b)(i)
AR Supplemental Cash Amount	Section 3.1(b)(iii)
AR Supplemental Cash Election	Section 3.1(b)(iii)
AR Supplemental Cash Per Unit	Section 3.1(b)(iii)
Antero Resources	Recitals
Book-Entry Unit	Section 3.1(d)
Cash Consideration	Section 3.1(c)
Cash Fraction	Section 3.1(a)(ii)
Certificate	Section 3.1(d)
Certificate of Conversion	Section 2.4(b)
Certificate of Merger	Section 2.8(b)
Class I Directors	Section 2.4(d)
Class II Directors	Section 2.4(d)
Class III Directors	Section 2.4(d)
Closing	Section 2.1
Closing Date	Section 2.1
Contribution	Section 2.6
Conversion	Section 2.4
Conversion Effective Time	Section 2.4(b)
Conversion Proposal	Section 1.1
Converted AMLP DER Award	Section 3.3(a)
Converted AMLP Phantom Unit Award	Section 3.3(a)
Common Stock Election	Section 3.1(b)(iii)
DTC	Section 4.2(a)
Effective Time	Section 2.8(b)
Election Form	Section 3.2(a)
Election Form Record Date	Section 3.2(a)
Eligible Units	Section 3.1(b)
Escrow Agent	Section 2.9(b)
Exchange Agent	Section 4.1
Exchange Fund	Section 4.1
Guaranty and Collateral Agreement	Section 6.1(c)(i)
HSR Act	Section 7.4(a)
IDR Holdings	Preamble
IDR Holdings LLC Agreement	Recitals
Issuance Proposal	Section 1.1
Letter of Transmittal	Section 4.2(a)
Mailing Date	Section 3.2(a)
Merger	Section 2.8(a)
Merger Consideration	Section 3.1(b)
Merger Sub	Preamble
NewCo	Preamble
party or parties	Preamble
Preferred Co	Preamble
Preferred Stock Issuance	Section 2.5
Public Cash Election	Section 3.1(a)(ii)
Public Cash Election Consideration	Section 3.1(a)(ii)
Public Cash Election Unit	Section 3.1(a)(ii)

Term	Section
Public Common Stock Election	Section 3.1(a)(iii)
Public Common Stock Election Consideration	Section 3.1(a)(iii)
Public Common Stock Election Unit	Section 3.1(a)(iii)
Public Election Deadline	Section 3.2(b)
Public Eligible Units	Section 3.1(a)
Public Merger Consideration	Section 3.1(a)
Public Mixed Consideration Election Unit	Section 3.1(a)(i)
Public Mixed Election	Section 3.1(a)(i)
Public Mixed Election Consideration	Section 3.1(a)(i)
Public No Election Units	Section 3.2(b)
Public Standard Cash Consideration	Section 3.1(a)(i)
Public Standard Common Stock Consideration	Section 3.1(a)(i)
Public Standard Mixed Exchange Ratio	Section 3.1(a)(i)
Registration Rights Agreement	Recitals
Series B Exchange	Section 2.9(d)
Schedule 13E-3	Schedule 5.2(h)
Stock Consideration	Section 3.1(c)
Stockholders Agreement	Recitals
Surviving Entity	Section 2.8(a)
Termination Date	Section 9.2(a)
Voting Agreements	Recitals

        1.3    Other Terms.    Each of the other capitalized terms used in this Agreement has the meaning set forth where such term is first defined or, if no meaning is set forth, the meaning required by the context in which such term is used.

        1.4    Calculation of Time Periods.    Except as otherwise specifically provided herein, when calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded. If the last day of the period is a non-Business Day, the period in question shall end on the next Business Day.

        1.5    Additional Rules of Interpretation; Construction Provisions.    Unless the express context otherwise requires:

          (a)   the word "day" means calendar day;

          (b)   the words "hereof", "herein", "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

          (c)   the terms defined in the singular have a comparable meaning when used in the plural and vice versa;

          (d)   the term "dollars" and the symbol "$" mean United States Dollars;

          (e)   references in this Agreement to a specific Article, Section, Subsection, Recital, Preamble, Schedule or Exhibit shall refer, respectively, to Articles, Sections, Subsections, Recitals, Preamble, Schedules or Exhibits of this Agreement;

          (f)    wherever the word "include", "includes" or "including" is used in this Agreement, it shall be deemed to be followed by the words "without limitation";

          (g)   references in this Agreement to any gender include the other gender;

          (h)   references in this Agreement to the "United States" or abbreviations thereof mean the United States of America and its territories and possessions;

          (i)    the word "extent" in the phrase "to the extent" shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply "if";

          (j)    all accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP;

          (k)   except as otherwise specifically provided herein, all references in this Agreement to any statute include the rules and regulations promulgated thereunder, in each case as amended, reenacted, consolidated or replaced from time to time and in the case of any such amendment, reenactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, reenacted, consolidated or replaced provision and also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith;

          (l)    except as otherwise specifically provided herein, all references in this Agreement to any Contract (including this Agreement) or other agreement, document or instrument mean such Contract or other agreement, document or instrument as amended, supplemented, qualified, modified, varied, restated or replaced from time to time in accordance with the terms thereof and, unless otherwise specified therein, include all schedules, annexes, addenda, exhibits and any other documents attached or incorporated by reference thereto; and

          (m)  the parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II
Closing Transactions

        2.1    Closing.    Unless otherwise mutually agreed in writing by each of the parties, the closing of the Transactions (the "Closing") shall take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin St., Suite 2500, Houston, Texas, at 10:00 a.m. (Local Time) on the second Business Day (the "Closing Date") following the day on which the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement.

        2.2    Closing Transactions; Order of Closing Transactions.    At the Closing (or at such prior time as otherwise specified in this Article II), upon the terms and subject to the conditions of this Agreement, the Transactions shall be consummated as set forth in this Article II. The Transactions provided for in this Article II shall be completed in the order set forth below, with each Transaction in Section 2.3 through Section 2.9 occurring following and conditioned upon the consummation of the prior Transaction (except in the case of (a) the AMLP GP Merger pursuant to Section 2.3, which shall be subject to AMLP GP's election as provided in Section 2.3 and shall not be a condition to the Transaction set forth in Section 2.4 and (b) the Merger pursuant to Section 2.8 and the Series B Exchange pursuant to Section 2.9, which shall be deemed to have occurred simultaneously).

        2.3    The AMLP GP Merger.

          (a)   Prior to the Closing, at the election of AMLP GP, (i) AMLP GP shall be merged with and into AMGP, (ii) the separate existence of AMLP GP shall thereupon cease and (iii) AMGP shall be the surviving limited partnership and the holder of the AMLP General Partner Interest.

  The transactions pursuant to the foregoing sentence of this Section 2.3(a) are hereinafter referred to as the "AMLP GP Merger." The AMLP GP Merger is conditioned upon, immediately prior to the AMLP GP Merger, (i) AMGP GP obtaining an opinion of counsel in compliance with Section 14.3 of the AMGP Partnership Agreement and (ii) AMGP obtaining an opinion of counsel in compliance with Section 4.6 of the AMLP Partnership Agreement. By virtue of the AMLP GP Merger, (i) AMGP shall be admitted as the general partner of AMLP in accordance with Section 10.2 of the AMLP Partnership Agreement without any action required on the part of AMGP, AMGP GP, AMLP or the holders of AMLP Common Units and AMLP shall continue without dissolution and (ii) the limited liability company interests in AMLP GP shall be canceled for no consideration. In the event AMLP elects to effect the AMLP GP Merger, the AMLP GP Merger shall be conducted in accordance with and shall have the effects set forth in this Agreement and the applicable provisions of the DRULPA and DLLCA.

          (b)   In the event AMLP GP elects to effect the AMLP GP Merger, AMGP will cause a certificate of merger effecting the AMLP GP Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware, duly executed in accordance with the relevant provisions of DRULPA and DLLCA, as applicable. The AMLP GP Merger shall become effective at the time when such certificate of merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in such certificate of merger. At the effective time of the AMLP GP Merger, AMGP shall assume the rights and duties of AMLP GP under the AMLP Partnership Agreement, as amended by the AMLP Partnership Agreement Amendment and agree to be bound by the provisions of the AMLP Partnership Agreement.

          (c)   In the event AMLP GP elects to effect the AMLP GP Merger, at the effective time of the AMLP GP Merger, (i) the Certificate of Limited Partnership of AMGP, dated as of May 9, 2017, will remain unchanged and will be the certificate of limited partnership of AMGP and (ii) the AMGP Partnership Agreement will remain unchanged and will be the agreement of limited partnership of AMGP, in each case until the conversion of AMGP from a limited partnership into a Delaware corporation as set forth in Section 2.4.

          (d)   Prior to the effective time of the AMLP GP Merger (if applicable) and prior to the Conversion (as defined below), AMLP GP shall execute and deliver an amendment to the AMLP Partnership Agreement, substantially in the form attached hereto as Exhibit D (the "AMLP Partnership Agreement Amendment"), pursuant to which, (i) in the event of an AMLP GP Merger, AMGP shall be made the "General Partner" (as such term is defined in the AMLP Partnership Agreement) and agree to be bound by the provisions of the AMLP Partnership Agreement, and (ii) in the event of an AMLP GP Merger, in its capacity as the general partner of AMLP, AMGP shall be permitted to incur debts or liabilities that may not be in connection with or incidental to its performance as the general partner of AMLP or in relation to the provision of management services to AMLP, (iii) Section 6.1(d)(iii)(A) of the AMLP Partnership Agreement will not apply to distributions or payments made pursuant to this Agreement. For the avoidance of doubt, in the event the AMLP GP Merger is not consummated, the AMLP Partnership Agreement Amendment shall be executed and delivered prior to the Conversion and shall contain only the amendments described in clause (iii) of the immediately preceding sentence.

        2.4    AMGP Conversion.    Prior to the Closing, upon the terms and subject to the conditions of the plan of conversion set forth in this Section 2.4 and in accordance with the DRULPA and the DGCL, AMGP will be converted to a Delaware corporation pursuant to and in accordance with Section 17-219 of the DRULPA, Section 265 of the DGCL and the AMGP Partnership Agreement (the "Conversion"):

          (a)    The Conversion.    At the Conversion Effective Time (as defined below), AMGP shall be converted to a Delaware corporation to be named Antero Midstream Corporation ("AMGP Corp") and, for all purposes of the Laws of the State of Delaware, the Conversion shall be deemed a continuation of the existence of AMGP in the form of a Delaware corporation. The Conversion shall not require AMGP to wind up its affairs under Section 17-803 of the DRULPA or to pay its liabilities and distribute its assets under Section 17-804 of the DRULPA, and the Conversion shall not constitute a dissolution of AMGP. At the Conversion Effective Time, for all purposes of the Laws of the State of Delaware, all of the rights, privileges and powers of AMGP, and all property, real, personal and mixed, and all debts due to AMGP, as well as all other things and causes of action belonging to AMGP, shall remain vested in AMGP Corp and shall be the property of AMGP Corp, and the title to any real property vested by deed or otherwise in AMGP shall not revert or be in any way impaired by reason of any provision of the DRULPA, the DGCL or otherwise; but all rights of creditors and all liens upon any property of AMGP shall be preserved unimpaired, and all debts, liabilities and duties of AMGP shall remain attached to AMGP Corp, and may be enforced against it to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by it in its capacity as a corporation. The rights, privileges, powers and interests in property of AMGP, as well as the debts, liabilities and duties of AMGP, shall not be deemed, as a consequence of the Conversion, to have been transferred to AMGP Corp for any purpose of the Laws of the State of Delaware or otherwise. As a consequence of the Conversion, in the event the AMLP GP Merger is consummated, AMGP Corp shall continue as the general partner of AMLP without any further action of any person or entity.

          (b)    Conversion Effective Time.    The Conversion shall be effective (the "Conversion Effective Time") upon the filing by AMGP of a Certificate of Conversion from a Limited Partnership to a Corporation pursuant to Section 265 of the DGCL in the form attached hereto as Exhibit E (the "Certificate of Conversion") and the filing of a Certificate of Incorporation in the form attached hereto as Exhibit F. Notwithstanding the foregoing, the Certificate of Conversion and the Certificate of Incorporation may provide for the same post-filing effective time as permitted by the DGCL, in which case the Conversion Effective Time shall be the post-filing effective time stated in the Certificate of Conversion and the Certificate of Incorporation.

          (c)    Certificate of Incorporation and Bylaws.    At and after the Conversion Effective Time, the Certificate of Incorporation and Bylaws of AMGP Corp (together with the Certificate of Designations (as hereinafter defined), the "AMGP Corp Organizational Documents") shall be in the forms attached hereto as Exhibit F and Exhibit G, respectively, until amended in accordance with their terms and the DGCL.

          (d)    Directors.    The initial directors of AMGP Corp shall be: (i) W. Howard Keenan, Jr., Peter A. Dea, and David A. Peters (the "Class I Directors"), (ii) Glen C. Warren, Jr., Brooks J. Klimley, and John C. Mollenkopf (the "Class II Directors") and (iii) Peter R. Kagan, Paul M. Rady and Rose M. Robeson (the "Class III Directors"). Paul M. Rady shall be the Chairman of the Board of Directors of AMGP Corp.

          (e)   At the Conversion Effective Time, (i) each AMGP Common Share outstanding immediately prior to the Conversion Effective Time shall be automatically converted into one issued and outstanding, fully paid and nonassessable share of common stock, $0.01 par value per share, of AMGP Corp (the "AMGP Common Stock") and (ii) the AMGP General Partner Interest shall be automatically cancelled for no value, in each case without any action required on the part of AMGP, AMGP GP, AMGP Corp or the former holders of such AMGP Common Shares.

          (f)    Shares of AMGP Common Stock shall not be represented by certificates but shall instead be uncertificated shares, unless the Board of Directors of AMGP Corp shall provide by resolution or resolutions otherwise. Promptly after the Conversion Effective Time, AMGP Corp shall register, or cause to be registered, in book-entry form the shares of AMGP Common Stock into which the outstanding AMGP Common Shares shall have been converted as a result of the Conversion.

          (g)   The shares of AMGP Common Stock into which the outstanding AMGP Common Shares shall have been converted as a result of the Conversion in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such AMGP Common Shares.

          (h)   References in this Agreement to "AMGP" after the Conversion Effective Time shall be deemed to be references to "AMGP Corp".

        2.5    Issuance of AMGP Preferred Stock.    After the Conversion Effective Time but prior to the Closing, (i) AMGP Corp shall contribute up to $120.00 (and in no event less than $100.00) of cash to Preferred Co, (ii) AMGP Corp shall issue up to 12,000 shares (and in no event less than 10,000 shares) of Series A Non-Voting Perpetual Preferred Stock, par value $0.01 (the "AMGP Preferred Stock") to Preferred Co for consideration of $0.01 per share (the "Preferred Stock Issuance") and (iii) Preferred Co shall transfer such AMGP Preferred Stock to the Antero Foundation for no consideration. In connection with the creation of the AMGP Preferred Stock, the Board of Directors of AMGP Corp shall adopt and authorize the filing of the Certificate of Designations substantially in the form attached hereto as Exhibit H (the "Certificate of Designations").

        2.6    Contribution of AMGP Common Stock.    After the Conversion Effective Time but prior to the Closing, AMGP Corp shall contribute and assign to NewCo such number of shares of AMGP Common Stock necessary for purposes of effecting the Series B Exchange (as defined below), together with an additional number of shares of AMGP Common Stock necessary to pay the Stock Consideration (the "Contribution").

        2.7    [Reserved].

        2.8    The Merger.

          (a)   Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Effective Time, (a) Merger Sub shall be merged with and into AMLP, (b) the separate existence of Merger Sub shall thereupon cease and (c) AMLP shall be the surviving limited partnership (sometimes hereinafter referred to as the "Surviving Entity"). The transactions pursuant to the foregoing sentence of this Section 2.8 are hereinafter referred to as the "Merger." By virtue of the Merger, (i) NewCo shall be admitted as a limited partner of AMLP as a result of the conversion described in Section 3.1(e), (ii) AMLP GP (or in the event the AMLP GP Merger is consummated, AMGP Corp) shall continue as the sole general partner of AMLP, and (iii) the separate existence of AMLP with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall be conducted in accordance with and shall have the effects set forth in this Agreement and the applicable provisions of the DRULPA and DLLCA.

          (b)   As soon as practicable following, and on the date of, the Closing, but after the consummation of the transactions contemplated in Section 2.3 through Section 2.7 of this Agreement, NewCo and AMLP will cause a Certificate of Merger effecting the Merger (the "Certificate of Merger") to be executed, acknowledged and filed with the Secretary of State of the State of Delaware, duly executed in accordance with the relevant provisions of DRULPA and DLLCA, as applicable. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Certificate of Merger (the "Effective Time").

          (c)    Certificate of Limited Partnership and Agreement of Limited Partnership.    At the Effective Time, (i) the Amended and Restated Certificate of Limited Partnership of AMLP, dated as of April 11, 2017, will remain unchanged and will be the certificate of limited partnership of the Surviving Entity until duly amended in accordance with applicable Law and (ii) the AMLP Partnership Agreement, as amended by the AMLP Partnership Agreement Amendment, will be the agreement of limited partnership of the Surviving Entity until duly amended in accordance with the terms thereof and applicable Law.

        2.9    Exchange of Series B Units of IDR Holdings.

          (a)   Pursuant to the IDR Holdings LLC Agreement, at the Effective Time, (i) AMGP, as the managing member of IDR Holdings and attorney-in-fact for the Series B Holders, shall cause each Series B Holder to transfer each Series B Unit it owns (vested and unvested) to NewCo and (ii) NewCo shall transfer to each Series B Holder such number of shares of AMGP Common Stock equal to the Series B Exchange Consideration in exchange for each Series B Unit held by such Series B Holder. Each such share of AMGP Common Stock constituting the Series B Exchange Consideration shall continue to be subject to (x) the terms set forth in the IDR Holdings LLC Agreement and (y) vesting in accordance with the applicable equity grant agreement pursuant to which the Series B Units were issued to the Series B Holders. Series B Holders shall not be entitled to receive any dividends paid by AMGP Corp during the twelve months ending December 31, 2019 that are payable on any shares of AMGP Common Stock delivered pursuant to the Series B Exchange that are scheduled to vest on December 31, 2019. AMGP Corp shall cause any unvested shares of AMGP Common Stock paid in the Series B Exchange to bear a legend setting forth such vesting and dividend restrictions. Immediately following the Series B Exchange, IDR Holdings shall be a subsidiary of each of AMGP Corp and NewCo, with AMGP Corp owning all of the Series A Units of IDR Holdings and NewCo owning all of the Series B Units of IDR Holdings.

          (b)   On or prior to the third day following the Closing Date, NewCo shall pay to an escrow agent selected by NewCo (with the prior approval of the Series B Holders who held a majority of the Series B Units immediately prior to the Effective Time) (the "Escrow Agent"), in immediately available funds, for deposit into an account designated by the Escrow Agent, an amount equal to the Adjusted Unvested Reallocated Distribution Amount. The Adjusted Unvested Reallocated Distribution Amount shall be held in escrow and distributed in accordance with the terms of the IDR Holdings LLC Agreement and an escrow agreement, to be executed on the Closing Date, by and among NewCo and the Series B Holders. In the event of a conflict between the IDR Holdings LLC Agreement and such escrow agreement, the IDR Holdings LLC Agreement shall govern.

          (c)   To the extent that any Unvested Reallocated Distribution Amount associated with vested Series B Units exchanged pursuant to the Series B Exchange remains unpaid in accordance with the terms of the IDR Holdings LLC Agreement at the time of the Series B Exchange, such amount shall be paid in accordance with the terms of the IDR Holdings LLC Agreement.

          (d)   The transactions pursuant to this Section 2.9 are collectively hereinafter referred to as the "Series B Exchange."

ARTICLE III
Merger Consideration

        3.1    Merger Consideration; Effect of the Mergers on Equity Securities.    Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any of the parties, any holder of AMLP Common Units, any holder of AMGP Common Shares or any other Person:

          (a)   Subject to Section 4.5 and Section 4.10, each AMLP Common Unit issued and outstanding immediately prior to the Effective Time held by the AMLP Public Unitholders (such AMLP Common Units, the "Public Eligible Units"), shall be converted into the right to receive the following consideration (the "Public Merger Consideration"):

            (i)    Mixed Election Units.    Each Public Eligible Unit with respect to which an election to receive a combination of AMGP Common Stock and cash (such election, a "Public Mixed Election") has been effectively made and not revoked pursuant to Section 3.2 (each such unit, a "Public Mixed Consideration Election Unit") and each Public No Election Unit (as defined in Section 3.2(b)) shall be converted into the right to receive the combination (which combination shall hereinafter be referred to as the "Public Mixed Election Consideration") of (A) $3.415 in cash without interest (the "Public Standard Cash Consideration") and (B) 1.6350 validly issued, fully paid and nonassessable shares of AMGP Common Stock (the "Public Standard Common Stock Consideration" and such exchange ratio the "Public Standard Mixed Exchange Ratio").

            (ii)    Cash Election Units.    Each Public Eligible Unit with respect to which an election to receive solely cash (such election, a "Public Cash Election") has been effectively made and not revoked pursuant to Section 3.2 (each such unit, a "Public Cash Election Unit") shall be converted into the right to receive the sum of (A) the Public Standard Cash Consideration plus (B) the product of the Public Standard Mixed Exchange Ratio multiplied by the AMGP VWAP, in cash without interest (the "Public Cash Election Consideration"); provided, however, that, if the Cash Election Amount exceeds the Available Cash Election Amount, then, instead of being converted into the right to receive the Public Cash Election Consideration, each Public Cash Election Unit shall be converted into the right to receive (A) an amount of cash (without interest) equal to the product of the Public Cash Election Consideration, multiplied by a fraction, the numerator of which shall be the Available Cash Election Amount and the denominator of which shall be the Cash Election Amount (such fraction, the "Cash Fraction"), and (B) a number of validly issued, fully paid and nonassessable shares of AMGP Common Stock equal to the product of the Public Common Stock Election Consideration, multiplied by a fraction equal to one (1) minus the Cash Fraction.

            (iii)    Common Stock Election Units.    Each Public Eligible Unit with respect to which an election to receive solely AMGP Common Stock (such election, a "Public Common Stock Election") is properly made and not revoked pursuant to Section 3.2 (each such unit, a "Public Common Stock Election Unit") shall be converted into the right to receive a number of validly issued, fully paid and nonassessable shares of AMGP Common Stock equal to (A) the Public Standard Mixed Exchange Ratio plus (B) the quotient of the Public Standard Cash Consideration divided by the AMGP VWAP (such number of shares, the "Public Common Stock Election Consideration"); provided, however, that if the Available Cash Election Amount exceeds the sum of the Cash Election Amount and the AR Supplemental Cash Amount, if any, then, instead of being converted into the right to receive the Public Common Stock Election Consideration, each Public Common Stock Election Unit shall be converted into the right to receive (1) an amount of cash (without interest) equal to the amount of such excess divided by the number of Public Common Stock Election Units, and

    (2) a number of validly issued, fully paid and nonassessable shares of AMGP Common Stock equal to the product of the Public Common Stock Election Consideration multiplied by a fraction, the numerator of which shall be (x) the Public Cash Election Consideration minus (y) the amount calculated in clause (1) of this paragraph, and the denominator of which shall be the Public Cash Election Consideration.

          (b)   Subject to Section 4.5 and Section 4.10, each AMLP Common Unit issued and outstanding immediately prior to the Effective Time held by Antero Resources or its Subsidiaries (such AMLP Common Units, the "AR Eligible Units," and together with the Public Eligible Units, the "Eligible Units"), shall be converted into the right to receive the following consideration (the "AR Merger Consideration," and together with the Public Merger Consideration, the "Merger Consideration"):

              (i)  Pursuant to the AMGP Voting Agreement, Antero Resources has irrevocably elected to receive a combination of AMGP Common Stock and cash with respect to all AR Eligible Units, as a result of which, subject to the provisions of Section 3.1(b)(iv), each AR Eligible Unit shall be converted into the right to receive the combination of (A) $3.00 in cash without interest and (B) 1.6023 validly issued, fully paid and nonassessable shares of AMGP Common Stock (together, the "AR Mixed Election Consideration").

             (ii)  Promptly following the Public Election Deadline (but in no event later than two Business Days after the Public Election Deadline), AMGP shall deliver to Antero Resources a schedule certified by the Exchange Agent that sets forth the number of Public Mixed Consideration Election Units, Public Cash Election Units, Public Common Stock Election Units and Public No Election Units.

            (iii)  Within three Business Days after the Public Election Deadline, Antero Resources shall have the option, exercisable at the direction of the Special Committee of the board of directors of Antero Resources by giving notice to AMGP and AMLP (the "AR Supplemental Cash Election"), to increase the total amount of Cash Consideration to be received with respect to all AR Eligible Units by the amount designated in such notice (the "AR Supplemental Cash Amount"), provided that the AR Supplemental Cash Amount must not exceed the AR Available Cash Amount. For purposes of this Agreement, the quotient of the AR Supplemental Cash Amount divided by the total number of AR Eligible Units is referred to as the "AR Supplemental Cash Per Unit."

            (iv)  If an AR Supplemental Cash Election is made in accordance with Section 3.1(b)(iii), then, notwithstanding the provisions of Section 3.1(b)(i), each AR Eligible Unit shall be converted into the right to receive the combination of (A) cash (without interest) in the amount equal to $3.00 plus the AR Supplemental Cash Per Unit and (B) a number of validly issued, fully paid and nonassessable shares of AMGP Common Stock equal to (x) 1.6023 minus (y) the quotient of the AR Supplemental Cash Per Unit divided by the AMGP VWAP.

          (c)   The shares of AMGP Common Stock to be paid as consideration under Section 3.1(a) and Section 3.1(b) are hereinafter referred to as the "Stock Consideration," and the cash to be paid as consideration under Section 3.1(a) and Section 3.1(b) is hereinafter referred to as the "Cash Consideration." It is the intent of the Parties that the aggregate Merger Consideration to be paid in connection with the Merger would be the amount if all holders of Public Eligible Units elected to receive the Public Mixed Election Consideration with respect to each Public Eligible Unit held and the holder of the AR Eligible Units elected to receive the AR Mixed Election Consideration with respect to each AR Eligible Unit held.

          (d)   All of the Eligible Units converted into the right to receive the Merger Consideration pursuant to this Section 3.1 shall cease to be outstanding, shall be cancelled and shall cease to exist as of the Effective Time, and each certificate formerly representing any of the Eligible Units (each, a "Certificate") and each book-entry account formerly representing any non-certificated Eligible Units (each, a "Book-Entry Unit") shall thereafter represent only the right to receive (i) the applicable Merger Consideration and (ii) pursuant to Section 4.5, cash in lieu of any fractional shares into which such Eligible Units have been converted pursuant to this Section 3.1, (iii) any distributions pursuant to Section 4.3, and (iv) any distributions with a record date prior to the Effective Time that may have been declared or made by AMLP GP on such Eligible Units on or prior to the Effective Time and that remain unpaid at the Closing Date, in each case without interest.

          (e)   Each of the issued and outstanding limited liability company interests of Merger Sub held by NewCo shall be automatically converted into a number of common units in the Surviving Entity equal to the number of AMLP Common Units issued and outstanding immediately before the Effective Time. The AMLP IDRs and the AMLP General Partner Interest shall remain outstanding and shall continue unaffected by the Merger.

        3.2    Election Procedures.

          (a)   An election form and other appropriate and customary transmittal materials in such form as AMGP shall reasonably specify and as shall be reasonably acceptable to AMLP (the "Election Form") shall be mailed no less than thirty (30) days prior to the anticipated Closing Date or on such other date as AMGP and AMLP shall mutually agree (the "Mailing Date") to each holder of Public Eligible Units as of the close of business on the fifth business day prior to the Mailing Date (the "Election Form Record Date").

          (b)   Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to specify (i) the number of such holder's Public Eligible Units with respect to which such holder makes a Public Mixed Election; (ii) the number of such holder's Public Eligible Units with respect to which such holder makes a Public Cash Election; and (iii) the number of such holder's Public Eligible Units with respect to which such holder makes a Public Common Stock Election. Any Public Eligible Units with respect to which the Exchange Agent has not received an effective, properly completed Election Form on or before 5:00 p.m., New York time, on the later of (A) the twentieth (20th) day following the Mailing Date and (B) ten (10) days prior to the anticipated Closing Date (or such other time and date as AMGP and AMLP shall agree) (the "Public Election Deadline") shall be deemed to be "Public No Election Units". The holders of such Public No Election Units shall be deemed to have made a Public Mixed Election with respect to such Public No Election Units.

          (c)   AMGP shall make available one or more Election Forms as may reasonably be requested from time to time by all persons who become holders (or beneficial owners) of AMLP Common Units between the Election Form Record Date and the close of business on the business day prior to the Public Election Deadline, and AMLP shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

          (d)   Any election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Public Election Deadline. After a Public Mixed Election, a Public Cash Election or a Public Common Stock Election is validly made with respect to any Public Eligible Units, any subsequent transfer of such Public Eligible Units shall automatically revoke such election. Any Election Form may be revoked or changed by the person submitting such Election Form, by written notice received by the Exchange Agent prior to the Public Election Deadline. In the event an Election Form is revoked prior to the Public Election Deadline, the Public Eligible Units represented by such Election Form shall become

  Public No Election Units, except to the extent a subsequent election is properly made with respect to any or all of such Public Eligible Units prior to the Public Election Deadline, in which case such subsequent election shall be deemed to be validly made with respect to such Public Eligible Units. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good-faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of parties hereto or the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

        3.3    Treatment of AMLP Phantom Units.

          (a)    AMLP Phantom Units.    At the Effective Time, each award of AMLP phantom units (each, an "AMLP Phantom Unit Award") granted pursuant to the Antero Midstream Partners LP Long-Term Incentive Plan (as amended, restated, modified or supplemented from time to time, the "AMLP LTIP") that remains outstanding immediately prior to the Effective Time, whether vested or unvested, shall, automatically and without any action on the part of the holder thereof, be assumed by AMGP and converted into a restricted stock unit or similar award of AMGP (each, a "Converted AMLP Phantom Unit Award") under the AMGP LTIP or new omnibus equity incentive plan adopted by AMGP, with substantially the same terms and conditions (including with respect to vesting) applicable to such Converted AMLP Phantom Unit Award immediately prior to the Effective Time, representing the right to receive a number of shares of AMGP Common Stock equal to the product (rounded to the nearest whole number) of (x) the number of AMLP Common Units subject to such AMLP Phantom Unit Award immediately prior to the Effective Time multiplied by (y) the Equity Award Exchange Ratio. At the Effective Time, all distribution equivalent rights (each, an "AMLP DER Award") granted in tandem with a corresponding AMLP Phantom Unit Award shall automatically and without any action on the part of the holder thereof, be assumed by AMGP and converted into a distribution equivalent right award (or similar award) (each, a "Converted AMLP DER Award") under the AMGP LTIP or new omnibus equity incentive plan adopted by AMGP, with substantially the same terms and conditions (including with respect to vesting) applicable to such Converted AMLP DER Award immediately prior to the Effective Time, representing the right to receive (i) any balance accrued with respect to such Converted AMLP DER Award as of the Effective Time in respect of distributions paid by AMLP in respect of the underlying the AMLP Phantom Unit Award to which such Converted AMLP DER Award relates and (ii) any dividends paid or distributions made by AMGP from and after the Effective Time with respect to the number of shares of AMGP Common Stock subject to the corresponding Converted AMLP Phantom Unit Award to which such Converted AMLP DER Award relates.

          (b)    AMLP Actions.    At or prior to the Effective Time, AMLP and the AMLP GP Board, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the AMLP Phantom Unit Awards and to give effect to this Section 3.3. AMLP shall take all actions necessary to ensure that from and after the Effective Time, neither AMLP nor the Surviving Entity will be required to deliver AMLP Common Units or other units of AMLP to any Person pursuant to or in settlement of AMLP Phantom Unit Awards. As soon as practicable following the Effective Time, AMLP shall file a post-effective amendment to the Form S-8 registration statement filed by AMLP on November 12, 2014 deregistering all AMLP Common Units thereunder.

          (c)    AMGP Actions.    AMGP, AMGP GP and AMGP Corp shall take all actions that are necessary for the assumption and conversion of the AMLP Phantom Unit Awards pursuant to Section 3.3(a), including the reservation, issuance and listing of shares of AMGP Common Stock as necessary to effect the transactions contemplated by this Section 3.3. Prior to and at the Effective Time, AMGP, AMGP GP and AMGP Corp will take all actions with respect to the amendment, restatement or other modification of the AMGP LTIP or the assumption of the AMGP LTIP by AMGP Corp (or, if AMGP and AMGP GP so determine, the adoption of a new omnibus equity incentive plan), the provision of any requisite AMGP, AMGP GP or AMGP Corp board of directors and/or equityholder approval, and the filing of a new or amended Form S-8 registration statement or a post-effective amendment to an existing Form S-8 registration statement (or any other appropriate form) with respect to shares of AMGP Common Stock available for grant and delivery under the AMGP LTIP or any such new omnibus equity incentive plan, in each case, as may be determined by AMGP, AMGP GP or AMGP Corp in their discretion.

ARTICLE IV
Delivery of Merger Consideration; Procedures for Surrender

        4.1    Exchange Agent.     At or prior to the Effective Time, NewCo shall deposit or cause to be deposited with an exchange agent selected by AMGP with AMLP's prior approval (which approval shall not be unreasonably conditioned, withheld or delayed) to serve as the exchange agent (the "Exchange Agent"), for the benefit of the holders of Eligible Units, an aggregate number of shares of AMGP Common Stock in uncertificated book-entry form equal to the number of shares of AMGP Common Stock to be paid by NewCo as Stock Consideration under Section 3.1. At or prior to the Effective Time, AMLP shall deposit or cause to be deposited with the Exchange Agent, for the benefit of the holders of Eligible Units, an aggregate amount of cash equal to the sum of (a) the aggregate amount of cash to be paid by AMLP as Cash Consideration under Section 3.1 and (b) the aggregate amount of cash to be paid by AMLP in lieu of any fractional shares to holders of Eligible Units pursuant to Section 4.5. In addition, AMGP shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends, if any, to which the holders of Eligible Units may be entitled pursuant to Section 4.3 with both a record and payment date after the Effective Time and prior to the surrender of such Eligible Units pursuant to the terms of this Agreement. Such shares of AMGP Common Stock deposited by NewCo with the Exchange Agent and cash deposited by AMLP with the Exchange Agent pursuant to this Section 4.1, is referred to in this Agreement as the "Exchange Fund". The Exchange Fund shall not be used for any purpose other than a purpose expressly provided for in this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as reasonably directed by AMLP prior to the Effective Time and by AMGP after the Effective Time. Any interest or other income resulting from investment of the cash portion of the Exchange Fund shall become part of the Exchange Fund.

        4.2    Procedures for Surrender.

          (a)   Promptly after the Effective Time (and in any event within four (4) Business Days thereafter), AMGP shall cause the Exchange Agent to mail to each holder of record of Eligible Units that are (i) Certificates or (ii) Book-Entry Units not held through The Depositary Trust Company ("DTC") notice advising such holders of the effectiveness of the Merger, including (A) appropriate transmittal materials specifying that delivery shall be effected, and risk of loss and title to the Certificates or such Book-Entry Units shall pass only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 4.7) or transfer of the Book-Entry Unit to the Exchange Agent, such materials to be in such form and have such other provisions as the AMGP Parties desire with approval of the AMLP Parties (such approval not to be unreasonably withheld, conditioned or delayed) (the "Letter of Transmittal"), and (B) instructions for surrendering the Certificates (or affidavits of loss in lieu of the Certificates) or transferring the Book-Entry Units to the Exchange Agent in exchange for the Merger Consideration, cash in lieu of fractional shares of AMGP Common Stock, if any, to be paid in consideration therefor, and any dividends payable pursuant to Section 4.3, in each case, to which such holders are entitled pursuant to the terms of this Agreement. With respect to Book-Entry Units held through DTC, AMGP and AMLP shall cooperate to establish procedures with the

  Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees on the Closing Date (or if Closing occurs after 11:30 a.m. (New York Time) on the Closing Date, on the first Business Day after the Closing Date), upon surrender of Eligible Units held of record by DTC or its nominees in accordance with DTC's customary surrender procedures, the Merger Consideration, cash in lieu of fractional shares of AMGP Common Stock, if any, to be paid in consideration therefor, and cash for the amount of any dividends payable pursuant to Section 4.3, in each case, to which the holders thereof are entitled pursuant to the terms of this Agreement.

          (b)   Upon surrender to the Exchange Agent of Eligible Units that are Certificates, by physical surrender of such Certificate (or affidavit of loss in lieu of a Certificate, as provided in Section 4.7) or that are Book-Entry Units in accordance with the terms of the Letter of Transmittal and accompanying instructions or, with respect to Book-Entry Units held through DTC, in accordance with DTC's customary procedures and such other procedures as agreed by NewCo, AMLP, AMGP, the Exchange Agent and DTC, the holder of such Certificate or Book-Entry Units shall be entitled to receive in exchange therefor (after giving effect to any required Tax withholding as provided in Section 4.8) (i) that number of whole shares of AMGP Common Stock that such holder is entitled to receive as Stock Consideration pursuant to Section 3.1 and (ii) a check in the amount of cash that such holder is entitled to receive: (A) as Cash Consideration pursuant to Section 3.1, (B) in lieu of fractional shares payable pursuant to Section 4.5, and (C) with respect to any dividends that such holder has the right to receive pursuant to Section 4.3.

          (c)   No interest will be paid or accrued on any amount payable upon due surrender of Eligible Units and any Certificate or ledger entry relating to Book-Entry Units formerly representing AMLP Common Units that have been so surrendered shall be cancelled by the Exchange Agent.

          (d)   In the event of a transfer of ownership of certificated Eligible Units that is not registered in the transfer records of AMLP, (x) payment of the applicable Merger Consideration, (y) cash in lieu of any fractional shares payable pursuant to Section 4.5 and (z) cash for the amount of any dividends pursuant to Section 4.3 (in each case, after giving effect to any required Tax withholding as provided in Section 4.8), may be paid to such a transferee if the Certificate formerly representing such Eligible Units is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable unit transfer Taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to the Exchange Agent. With respect to Book-Entry Units, (x) payment of the applicable Merger Consideration, (y) cash in lieu of any fractional shares payable pursuant to Section 4.5, and (z) dividends pursuant to Section 4.3 (in each case, after giving effect to any required Tax withholding as provided in Section 4.8), shall be made only to the Person in whose name such Book-Entry Units are registered in the unit transfer books of AMLP.

        4.3    Dividends.    All shares of AMGP Common Stock to be paid pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend is declared by AMGP in respect of the AMGP Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends in respect of all shares of AMGP Common Stock issuable pursuant to this Agreement. No dividends in respect of the AMGP Common Stock shall be paid to any holder of any unsurrendered Eligible Unit until the Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 4.7) or Book-Entry Unit is surrendered for exchange in accordance with this Article IV. Subject to the effect of escheat, Tax or other applicable Laws, following such surrender, there shall be paid to the holder of record of the whole shares of AMGP Common Stock paid in exchange for Eligible Units, in accordance with this Article IV, without interest, (a) at the time of such surrender, the dividends in respect of AMGP Common Stock with a record date at or after the Effective Time and payment date prior to or on the date of surrender and (b) at the appropriate payment date, the dividends payable with respect to such whole shares of AMGP Common Stock with a record date at or after the Effective Time but with a payment date subsequent to surrender.

        4.4    Transfers.    From and after the Effective Time, there shall be no transfers on the unit transfer books of AMLP of the AMLP Common Units that were outstanding immediately prior to the Effective Time.

        4.5    No Fractional Shares.     Notwithstanding any other provision of this Agreement, no fractional shares of AMGP Common Stock will be paid upon the conversion of AMLP Common Units pursuant to Section 3.1. All fractional shares of AMGP Common Stock that a holder of Eligible Units would be otherwise entitled to receive pursuant to Section 3.1 shall be aggregated and rounded to three decimal places. Any holder of Eligible Units otherwise entitled to receive fractional shares of AMGP Common Stock but for this Section 4.5 shall be entitled to receive a cash payment, without interest, rounded to the nearest cent, equal to the product of (a) the aggregated amount of the fractional interest in AMGP Common Stock to which such holder would, but for this Section 4.5, be entitled and (b) an amount equal to the average of the volume weighted average price per unit of AMGP Common Shares on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by AMGP and AMLP) on each of the ten (10) consecutive trading days ending with the complete trading day immediately prior to the Effective Time. No holder of Eligible Units shall be entitled by virtue of the right to receive cash in lieu of fractional shares of AMGP Common Stock described in this Section 4.5 to any dividends, voting rights or any other rights in respect of any fractional share of AMGP Common Stock. The payment of cash in lieu of fractional shares of AMGP Common Stock is not a separately bargained-for consideration but merely represents a mechanical rounding-off of the fractions in the exchange.

        4.6    Termination of Exchange Fund.     Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund and any shares of AMGP Common Stock) that remains unclaimed twelve (12) months after the Effective Time shall be delivered to NewCo or AMLP, as set forth in the last sentence of this Section 4.6. Any holder of Eligible Units who has not theretofore complied with this Article IV shall thereafter look only to NewCo or AMLP, as applicable, for delivery of the Merger Consideration and payment of any cash and dividends in respect thereof payable and/or issuable pursuant to Section 3.1, Section 4.3, and Section 4.5, in each case, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Entity, AMGP, NewCo, AMLP, the Exchange Agent or any other Person shall be liable to any former holder of AMLP Common Units for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. If any Certificate or Book-Entry Unit has not been surrendered prior to the date on which the Merger Consideration would escheat to or become the property of any Governmental Entity, any Merger Consideration and the cash, if any, to be paid in respect of such Certificate or Book-Entry Unit shall, to the extent permitted by applicable Law, immediately prior to such time become the property of NewCo or AMLP, as applicable, free and clear of all claims or interest of any Person previously entitled thereto. For the avoidance of doubt, any amount of cash to be returned to AMLP pursuant to this Section 4.6 shall be so returned to AMLP to the extent such amount of cash was initially contributed to the Exchange Fund by AMLP pursuant to Section 4.1, and any amount of shares of AMGP Common Stock to be returned to NewCo pursuant to this Section 4.6 shall be so returned to NewCo to the extent such amount of shares of AMGP Common Stock were initially contributed to the Exchange Fund by NewCo pursuant to Section 4.1.

        4.7    Lost, Stolen or Destroyed Certificates.     In the event any Certificate representing Eligible Units shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by AMGP, the posting by such Person of a bond in customary amount and upon such terms as may be required by the AMGP as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and any cash or unpaid dividends that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered.

        4.8    Withholding Rights.     Each of AMGP, NewCo, AMLP and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration, the consideration to be paid with respect to the Series B Exchange or any amounts otherwise payable pursuant to this Agreement, as applicable, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law (and to the extent deduction and withholding is required, such deduction and withholding may be taken in shares of AMGP Common Stock). To the extent that amounts are so deducted or withheld by AMGP, NewCo, AMLP or the Exchange Agent, as the case may be, such withheld amounts (a) shall be timely remitted by AMGP, NewCo, AMLP or the Exchange Agent, as applicable, to the applicable Governmental Entity, and (b) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made.

        4.9    No Dissenters' Rights.     No dissenters' or appraisal rights shall be available with respect to the Merger or the Transactions.

        4.10    Adjustments to Prevent Dilution.     Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement to the earlier of the Effective Time and termination in accordance with Article IX, the issued and outstanding AMLP Common Units or the issued and outstanding AMGP Common Shares, shall have been changed into a different number of units or securities or a different class by reason of any reclassification, unit or share split (including a reverse unit or share split), unit or share distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, or a distribution paid in units or shares with a record date within such period shall have been declared, then the Merger Consideration shall be equitably adjusted to provide the holders of AMLP Common Units and AMGP Common Shares the same economic effect as contemplated by this Agreement prior to such event, and such items, so adjusted shall, from and after the date of such event, be the Merger Consideration. Nothing in this Section 4.10 shall be construed to permit AMGP or AMLP to take any action except to the extent consistent with, and not otherwise prohibited by, the terms of this Agreement.

ARTICLE V
Representations and Warranties of the AMLP Parties

        5.1    Representations and Warranties of AMLP.     AMLP hereby represents and warrants to the AMGP Parties as follows:

          (a)    Organization, Standing and Authority.    AMLP (i) is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite entity power and authority to own, operate and lease its properties and to carry on its business as now conducted, (ii) is duly qualified to do business, and is in good standing, in each of the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has in effect all federal, state, local and foreign governmental authorizations and permits necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted; except, in the instance of clauses (ii) through (iii) above, where the failure to be so qualified or in good standing, or to have in effect all such governmental authorizations and permits would not, individually or in the aggregate, be material to AMLP and its Subsidiaries, taken as a whole.

          (b)    Capitalization.    As of the date hereof, the issued and outstanding partnership interests of AMLP consist of (i) 187,045,499 AMLP Common Units and the AMLP IDRs, which are the only limited partner interests of AMLP issued and outstanding, and (ii) the AMLP General Partner Interest, which is the only general partner interest of AMLP issued and outstanding. The limited partner interests represented by the AMLP Common Units have been duly authorized and validly issued in accordance with the AMLP Partnership Agreement and are fully paid (to the extent required under the AMLP Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607, and 17-804 of the DRULPA). As of the date hereof, there were 1,052,616 awarded and unvested AMLP Phantom Unit Awards. The general partner interest represented by the AMLP General Partner Interest has been duly authorized and validly issued in accordance with the AMLP Partnership Agreement. Except as expressly contemplated by this Agreement, otherwise disclosed in the AM SEC Reports or pursuant to AMLP's long-term incentive plan, employee benefit plans, qualified stock option plans or employee compensation plans, there are no issued or outstanding Rights of AMLP GP or AMLP with respect to any equity securities of AMLP and neither AMLP GP nor AMLP has any commitment to authorize, issue or sell any such equity securities or Rights.

          (c)    Subsidiaries.    Each of AMLP's Subsidiaries has the entity power and authority to carry on its business as it is now being conducted and to own all its properties and assets, except as would not (individually or in the aggregate) reasonably be expected to be material to AMLP and its Subsidiaries, taken as a whole.

          (d)    Authority.    Assuming the accuracy of the representations and warranties set forth in Section 5.2(d), Section 6.1(d), Section 6.2(d) and Section 6.3(b), this Agreement and the matters contemplated hereby, including, to the extent applicable, the Transactions and the Transaction Documents to which AMLP is a party have, subject to receipt of the AMLP Unitholder Approval, been authorized by all necessary limited partnership action by AMLP, and this Agreement has been, and each other Transaction Document to be executed or delivered by AMLP will be at the time it is delivered, duly executed and delivered and is, or when delivered will be, a legal, valid and binding agreement of AMLP, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles).

          (e)    No Defaults.    Subject to required filings under federal and state securities Laws, compliance with the rules and regulations of the NYSE, and except as set forth on Schedule 5.1(e) of the AMLP Party Disclosure Schedules, the execution, delivery and performance of this Agreement and the consummation of the Transactions, including, for the avoidance of doubt, the entrance by AMLP into the Transaction Documents to which it is a party, do not and will not (i) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, Contract, agreement, joint venture or other instrument or obligation to which AMLP or any of its Subsidiaries is a party or by which AMLP or any of its Subsidiaries or properties is subject or bound that is material to AMLP and its Subsidiaries, taken as a whole, (ii) subject to receipt of the AMLP Unitholder Approval, constitute a breach or violation of, or a default under the AMLP Partnership Agreement, (iii) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to AMLP or any of its Subsidiaries, or (iv) result in the creation of any Lien on any of AMLP's (or any of its Subsidiaries') assets.

          (f)    No Brokers.    Other than the fees payable by AMLP to Tudor Pickering Holt & Co. Advisors LP and Morgan Stanley & Co LLC, no action has been taken by or on behalf of AMLP that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the matters contemplated hereby.

          (g)    Regulatory Approvals.    Other than as contemplated under Section 7.4, there are no material approvals of any Governmental Entity required to be obtained by AMLP to consummate the matters contemplated by this Agreement (other than filings with and approvals by the SEC and the NYSE).

          (h)    SEC Documents.

              (i)  Since January 1, 2016, all reports, including but not limited to the Annual Reports on Form 10-K, the Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K (whether filed on a voluntary basis or otherwise), forms, schedules, certifications, prospectuses, registration statements and other documents required to be filed or furnished by any AMLP Party with or to the SEC have been or will be timely filed or furnished (the "AMLP SEC Reports"). Each of the AMLP SEC Reports (i) complied in all material respects with the requirements of applicable Law (including the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the "Sarbanes-Oxley Act")), and (ii) as of its effective date (in the case of AMLP SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and as of its filing date did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except for any statements (x) in any AMLP SEC Report that may have been modified by an amendment to such report or a subsequent report filed with the SEC prior to the date of this Agreement or (y) with respect to information supplied in writing by or on behalf of AMGP, as to which AMLP makes no representation or warranty.

             (ii)  No AMLP Party, other than AMLP, is required to file reports, forms or other documents with the SEC pursuant to the Exchange Act. There are no outstanding comments from, or unresolved issues raised by, the staff of the SEC with respect to the AMLP SEC Reports. No enforcement action has been initiated against AMLP relating to disclosures contained or omitted from any AMLP SEC Report.

          (i)    Taxes.    Except as would not reasonably be expected to be material to AMLP or any of its Subsidiaries taken as a whole: (i) all Tax Returns that were required to be filed by or with respect to AMLP or any of its Subsidiaries have been duly and timely filed (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate, (ii) all Taxes owed by AMLP or any of its Subsidiaries that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established on the balance sheet of AMLP and its Subsidiaries, (iii) there is no claim against AMLP or any of its Subsidiaries for any Taxes, and no assessment, deficiency, or adjustment has been asserted, proposed, or threatened with respect to any Taxes or Tax Returns of or with respect to AMLP or any of its Subsidiaries, (iv) AMLP and each of its Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect an election under Section 754 of the Code, (v) neither AMLP nor any Subsidiary of AMLP has filed an election to be treated as a corporation for federal income tax purposes, (vi) other than Antero Midstream Finance Corporation, each Subsidiary of AMLP is either a limited partnership or limited liability company organized in a state of the United States and (vii) at least 90% of the gross income of AMLP for each taxable year since its formation through and including the current taxable year has been income that is "qualifying income" within the meaning of Section 7704(d) of the Code.

          (j)    AMLP Credit Agreement.    As of the date of this Agreement, the amount of indebtedness outstanding under the AMLP Credit Agreement is $875 million. Except as set forth in the previous sentence and with respect to any indebtedness incurred in accordance with Section 7.6(f), AMLP is not liable for any other indebtedness under the AMLP Credit Agreement or any other agreements.

        5.2    Representations and Warranties of AMLP GP.     AMLP GP hereby represents and warrants to the AMGP Parties hereto as follows:

          (a)    Organization, Standing and Authority.    AMLP GP (i) is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite entity power and authority to own, operate and lease its properties and to carry on its business as now conducted, (ii) is duly qualified to do business, and is in good standing, in each of the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has in effect all federal, state, local and foreign governmental authorizations and permits necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted; except, in the instance of clauses (ii) through (iii) above, where the failure to be so qualified or in good standing, or to have in effect all such governmental authorizations and permits would not, individually or in the aggregate, be material to AMLP GP (in its own capacity and in its capacity as the general partner of AMLP).

          (b)    Capitalization.    The only Equity Interests of AMLP GP are the limited liability company interests in AMLP GP. Such limited liability company interests have been duly authorized and validly issued in accordance with the AMLP GP LLC Agreement and are fully paid (to the extent required under the AMLP GP LLC Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the DLLCA). Except as expressly contemplated by this Agreement, otherwise disclosed in the AM SEC Reports or pursuant to AMLP's long-term incentive plan, employee benefit plans, qualified stock option plans or employee compensation plans, there are no issued or outstanding Rights of AMLP GP with respect to any equity securities of AMLP GP and AMLP GP has no commitments to authorize, issue or sell any such equity securities or Rights.

          (c)    Ownership.    AMLP GP owns beneficially and of record the AMLP General Partner Interest, free and clear of all Liens (other than Liens provided for under the AMLP Partnership Agreement).

          (d)    Authority.    Assuming the accuracy of the representations and warranties set forth in Section 5.1(d), Section 6.1(d), Section 6.2(d) and Section 6.3(b), this Agreement and the matters contemplated hereby, including, to the extent applicable, the Transactions and the Transaction Documents to which AMLP GP is a party (in its own capacity and in its capacity as the general partner of AMLP), have been authorized by all necessary limited liability company action by AMLP GP (including, to the extent applicable, in its capacity as the general partner of AMLP), and this Agreement has been, and each other Transaction Document to be executed or delivered by AMLP GP will be at the time it is delivered, duly executed and delivered and is, or when delivered, will be a legal, valid and binding agreement of AMLP GP (in its own capacity and in its capacity as the general partner of AMLP), enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles). To the extent required in connection with the consummation of the Transactions, all approvals required to be obtained from the members of the AMLP GP Board (including any committee thereof) have been obtained.

          (e)    No Defaults.    Subject to required filings under federal and state securities Laws, compliance with the rules and regulations of the NYSE, the execution, delivery and performance of this Agreement and the consummation of the Transactions, including, for the avoidance of doubt, the entrance by AMLP GP into the Transaction Documents to which it is a party (in its own capacity and in its capacity as the general partner of AMLP), do not and will not (i) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, Contract, agreement, joint venture or other instrument or obligation to which AMLP GP is a party (in its own capacity or in its capacity as the general partner of AMLP) or by which AMLP GP or AMLP or each of their properties is subject or bound that is material to AMLP GP or AMLP, (ii) constitute a breach or violation of, or a default under the AMLP GP LLC Agreement, (iii) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to AMLP GP (in its own capacity or in its capacity as the general partner of AMLP) or AMLP, or (iv) result in the creation of any Lien on any of AMLP GP's or AMLP's assets.

          (f)    No Brokers.    Other than the fees payable by AMLP GP to Tudor Pickering Holt & Co. Advisors LP and Morgan Stanley & Co LLC, no action has been taken by or on behalf of AMLP GP (in its own capacity or in its capacity as the general partner of AMLP) that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the matters contemplated hereby.

          (g)    Regulatory Approvals.    Other than as contemplated under Section 7.4, there are no material approvals of any Governmental Entity required to be obtained by AMLP GP (in its own capacity or in its capacity as the general partner of AMLP) to consummate the matters contemplated by this Agreement (other than filings with and approvals by the SEC and the NYSE).

          (h)    Registration Statement/Joint Proxy Statement/Schedule 13E-3.    None of the information supplied or to be supplied by AMLP GP (in its own capacity or in its capacity as the general partner of AMLP) for inclusion or incorporation by reference in (i) the Registration Statement shall, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, (ii) the Joint Proxy Statement will, at the date it is first mailed to holders of AMLP Common Units and holders of AMGP Common Shares and at the time of the AMLP Unitholder Meeting and the AMGP Shareholder Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (iii) a Rule 13e-3 transaction statement on Schedule 13E-3 relating to the transactions contemplated hereby (as amended or supplemented, the "Schedule 13E-3"), will, at the time of the Schedule 13E-3, or any amendment or supplement thereto, is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder; provided, however, that no representation is made by AMLP GP (in its own capacity or in its capacity as the general partner of AMLP) with respect to statements made therein based on information supplied by the AMGP Parties specifically for inclusion or incorporation by reference therein.

          (i)    Approval.    The AMLP Conflicts Committee has, acting in good faith, unanimously (i) determined that the Transactions are in the best interest of AMLP and the Disinterested AMLP Unitholders, (ii) approved this Agreement and declared advisable the consummation of the Transactions, (iii) recommended that the AMLP GP Board approve the Transaction Documents to which AMLP and AMLP GP are a party and the consummation of the Transactions contemplated thereby, and (iv) recommended that the AMLP GP Board submit the AMLP Unitholder Proposals to a vote of the holders of AMLP Common Units, and recommended approval of the AMLP Unitholder Proposals by the holders of AMLP Common Units. The AMLP GP Board, upon the recommendation of the AMLP Conflicts Committee, has (i) determined that this Agreement and the Transactions are in the best interest of AMLP and the holders of AMLP Common Units, (ii) approved this Agreement and declared advisable the consummation of the Transactions, and (iii) resolved to submit the AMLP Unitholder Proposals to a vote of the holders of AMLP Common Units, and recommended approval of the AMLP Unitholder Proposals by the holders of AMLP Common Units.

ARTICLE VI
Representations and Warranties of the AMGP Parties

        6.1    Representations and Warranties of AMGP.     AMGP hereby represents and warrants to the AMLP Parties hereto as follows:

          (a)    Organization, Standing and Authority.    AMGP (i) is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite entity power and authority to own, operate and lease its properties and to carry on its business as now conducted, (ii) is duly qualified to do business, and is in good standing, in each of the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has in effect all federal, state, local and foreign governmental authorizations and permits necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted; except, in the instance of clauses (ii) through (iii) above, where the failure to be so qualified or in good standing, or to have in effect all such governmental authorizations and permits would not, individually or in the aggregate, be material to AMGP and its Subsidiaries (other than the AMLP Group), taken as a whole.

          (b)    Capitalization.    As of the date hereof, the issued and outstanding partnership interests of AMGP consist of (i) 186,209,369 AMGP Common Shares, which are the only limited partner interests of AMGP issued and outstanding, and (ii) the AMGP General Partner Interest, which is the only general partner interest of AMGP issued and outstanding. The limited partner interests represented by the AMGP Common Shares have been duly authorized and validly issued in accordance with the AMGP Partnership Agreement and are fully paid (to the extent required under the AMGP Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607, and 17-804 of the DRULPA). The general partner interest represented by the AMGP General Partner Interest has been duly authorized and validly issued in accordance with the AMGP Partnership Agreement. Except as expressly contemplated by this Agreement, otherwise disclosed in the AM SEC Reports, pursuant to the IDR Holdings LLC Agreement, or pursuant to the AMGP LTIP, there are no issued or outstanding Rights of AMGP with respect to any equity securities of AMGP and AMGP has no commitment to authorize, issue or sell any equity securities or Rights.

          (c)    Ownership.

              (i)  AMGP owns 100% of the limited liability company interests in AMLP GP, and such limited liability company interests are owned free and clear of all Liens (except for (A) restrictions on transferability contained in the AMLP GP LLC Agreement or as described in the AM SEC Reports, (B) Liens created or arising under the DLLCA and (C) Liens with respect to the limited liability company interests of AMLP GP that are pledged under that certain Guaranty and Collateral Agreement dated as of May 9, 2018 by and among Antero Midstream GP LP and each of the other Grantors party thereto in favor of Wells Fargo Bank, National Association (the "Guaranty and Collateral Agreement")).

             (ii)  AMGP owns 100% of the issued and outstanding Series A Units of IDR Holdings; such Series A Units and the limited liability company interests represented thereby have been duly authorized and validly issued in accordance with the IDR Holdings LLC Agreement, and are fully paid (to the extent required under the IDR Holdings LLC Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the DLLCA); and such Series A Units are owned free and clear of all Liens (except for (A) restrictions on transferability contained in the IDR Holdings LLC Agreement or as described in the AM SEC Reports, (B) Liens created or arising under the DLLCA, and (C) Liens with respect to the Series A Units of IDR Holdings that are pledged under the Guaranty and Collateral Agreement). IDR Holdings owns all of the AMLP IDRs free and clear of all Liens (except for (A) restrictions on transferability contained in the AMLP Partnership Agreement or as described in the AM SEC Reports and (B) Liens created or arising under the AMGP Credit Agreement or the DRULPA).

            (iii)  The Series B Units and the limited liability company interests represented thereby have been duly authorized and validly issued in accordance with the IDR Holdings LLC Agreement, and are fully paid (to the extent required under the IDR Holdings LLC Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the DLLCA). The Series A Units and the Series B Units are the only Equity Interests of IDR Holdings.

            (iv)  AMGP owns 100% of the issued and outstanding limited liability company interests of Preferred Co, which are the only Equity Interests of Preferred Co; such limited liability company interests have been duly authorized and validly issued in accordance with the limited liability company agreement of Preferred Co, and are fully paid (to the extent required under the limited liability company agreement of Preferred Co) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the DLLCA); and such limited liability company interests are owned free and clear of all Liens (except for Liens created or arising under the AMGP Credit Agreement or the DLLCA).

             (v)  AMGP owns 100% of the issued and outstanding shares of capital stock of NewCo, which are the only Equity Interests of NewCo; such shares of capital stock have been duly authorized and validly issued in accordance with the certificate of incorporation of NewCo, and are fully paid and nonassessable; and such capital stock is owned free and clear of all Liens (except for Liens created or arising under the AMGP Credit Agreement).

            (vi)  NewCo owns 100% of the issued and outstanding limited liability company interests of Merger Sub, which are the only Equity Interests of Merger Sub; such membership interests have been duly authorized and validly issued in accordance with the limited liability company agreement of Merger Sub, and are fully paid (to the extent required under the limited liability company agreement of Merger Sub) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the DLLCA); and such limited liability company interests are owned free and clear of all Liens (except for Liens created or arising under the AMGP Credit Agreement or the DLLCA).

           (vii)  Other than the Equity Interests described in Section 6.1(c)(i)-(vi), (A) AMGP does not own, directly or indirectly, Equity Interests in any other Person, other than its indirect ownership of Equity Interests in AMLP and its Subsidiaries and (B) there are no outstanding Rights issued or granted by, or binding upon, any of the AMGP Parties.

          (d)    Authority.    Assuming the accuracy of the representations and warranties set forth in Section 5.1(d), Section 5.2(d), Section 6.2(d) and Section 6.3(b), this Agreement and the matters contemplated hereby, including, to the extent applicable, the Transactions and the Transaction Documents to which AMGP is a party have, subject to receipt of the AMGP Shareholder Approval, been authorized by all necessary limited partnership action by AMGP, and this Agreement has been, and each other Transaction Document to be executed or delivered by AMGP will be at the time it is delivered, duly executed and delivered and is, or when delivered, will be a legal, valid and binding agreement of AMGP, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles).

          (e)    No Defaults.    Subject to required filings under federal and state securities Laws, compliance with the rules and regulations of the NYSE, and except as set forth on Schedule 6.1(e) of the AMGP Party Disclosure Schedules, the execution, delivery and performance of this Agreement and the consummation of the Transactions, including, for the avoidance of doubt, the entrance by AMGP into the Transaction Documents to which it is a party, do not and will not (i) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, Contract, agreement, joint venture or other instrument or obligation to which AMGP is a party or by which AMGP or its properties is subject or bound that is material to AMGP, (ii) subject to receipt of the AMGP Shareholder Approval, constitute a breach or violation of, or a default under the AMGP Partnership Agreement, (iii) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to AMGP, or (iv) result in the creation of any Lien on any of AMGP's assets.

          (f)    No Brokers.    Other than the fees payable by AMGP to Goldman Sachs & Co. LLC, no action has been taken by or on behalf of AMGP that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the matters contemplated hereby.

          (g)    Regulatory Approvals.    Other than as contemplated under Section 7.4, there are no material approvals of any Governmental Entity required to be obtained by AMGP to consummate the matters contemplated by this Agreement (other than filings with and approvals by the SEC and the NYSE).

          (h)    SEC Documents.

              (i)  Since May 9, 2017, all reports, including but not limited to the Annual Reports on Form 10-K, the Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K (whether filed on a voluntary basis or otherwise), forms, schedules, certifications, prospectuses, registration statements and other documents required to be filed or furnished by any AMGP Party with or to the SEC have been or will be timely filed or furnished (the "AMGP SEC Reports"). Each of the AMGP SEC Reports (i) complied in all material respects with the requirements of applicable Law (including the Exchange Act, the Securities Act and the Sarbanes-Oxley Act), and (ii) as of its effective date (in the case of AMGP SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and as of its filing date did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except for any statements (x) in any AMGP SEC Report that may have been modified by an amendment to such report or a subsequent report filed with the SEC prior to the date of this Agreement or (y) with respect to information supplied in writing by or on behalf of AMLP, as to which AMGP makes no representation or warranty.

             (ii)  No AMGP Party, other than AMGP, is required to file reports, forms or other documents with the SEC pursuant to the Exchange Act. There are no outstanding comments from, or unresolved issues raised by, the staff of the SEC with respect to the AMGP SEC

    Reports. No enforcement action has been initiated against AMGP relating to disclosures contained or omitted from any AMGP SEC Report.

          (i)    Contribution of AMGP Common Stock.    All shares of AMGP Common Stock issued and contributed by AMGP Corp to NewCo in the Contribution, when so issued and contributed, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights and will entitle the recipient thereof to all of the rights of a holder of AMGP Common Stock under the AMGP Corp Organizational Documents and the DGCL.

          (j)    Payment of AMGP Common Stock.    All shares of AMGP Common Stock to be paid as the Stock Consideration, when so paid as provided in this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights and will entitle such recipient thereof to all of the rights of a holder of AMGP Common Stock under the AMGP Corp Organizational Documents and the DGCL.

          (k)    Issuance of AMGP Preferred Stock.    As of the Closing Date, all shares of AMGP Preferred Stock issued in the Preferred Stock Issuance, are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights and entitle such recipient thereof to all of the rights of a holder of AMGP Preferred Stock under the AMGP Corp Organizational Documents and the DGCL.

          (l)    Taxes.    Except as would not reasonably be expected to be material to AMGP: (i) all Tax Returns that were required to be filed by or with respect to AMGP have been duly and timely filed (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate, (ii) all Taxes owed by AMGP that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established on the balance sheet of AMGP, (iii) there is no claim against AMGP for any Taxes, and no assessment, deficiency, or adjustment has been asserted, proposed, or threatened with respect to any Taxes or Tax Returns of or with respect to AMGP, (iv) AMGP has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement or in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement and (v) AMGP has not been a member of a Consolidated Group except for one where AMGP is the common parent.

        6.2    Representations and Warranties of AMGP GP.     AMGP GP hereby represents and warrants to the AMLP Parties as follows:

          (a)    Organization, Standing and Authority.    AMGP GP (i) is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite entity power and authority to own, operate and lease its properties and to carry on its business as now conducted, (ii) is duly qualified to do business, and is in good standing, in each of the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has in effect all federal, state, local and foreign governmental authorizations and permits necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted; except, in the instance of clauses (ii) through (iii) above, where the failure to be so qualified or in good standing, or to have in effect all such governmental authorizations and permits would not, individually or in the aggregate, be material to AMGP GP (in its own capacity and in its capacity as the general partner of AMGP).

          (b)    Capitalization.    The only Equity Interests of AMGP GP are the limited liability company interests in AMGP GP. Such limited liability company interests have been duly authorized and validly issued in accordance with the AMGP GP LLC Agreement and are fully paid (to the extent required under the AMGP GP LLC Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the DLLCA). Except as expressly contemplated by this Agreement or otherwise disclosed in the AM SEC Reports, there are no issued or outstanding Rights of AMGP GP with respect to any equity securities of AMGP GP and AMGP GP has no commitments to authorize, issue or sell any such equity securities or Rights.

          (c)    Ownership.    AMGP GP owns beneficially and of record the AMGP General Partner Interest, free and clear of all Liens (other than Liens provided for under the AMGP Partnership Agreement).

          (d)    Authority.    Assuming the accuracy of the representations and warranties set forth in Section 5.1(d), Section 5.2(d), Section 6.1(d) and Section 6.3(b), this Agreement and the matters contemplated hereby, including, to the extent applicable, the Transactions and the Transaction Documents to which AMGP GP is a party (in its own capacity and in its capacity as general partner of AMGP), have been authorized by all necessary limited liability company action by AMGP GP (including, to the extent applicable, in its capacity as the general partner of AMGP), and this Agreement has been, and each other Transaction Document to be executed or delivered by AMGP GP will be at the time it is delivered, duly executed and delivered and is, or when delivered, will be a legal, valid and binding agreement of AMGP GP (in its own capacity and in its capacity as the general partner of AMGP), enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles). To the extent required in connection with the consummation of the Transactions, all approvals required to be obtained from the members of the AMGP GP Board (including any committee thereof) have been obtained.

          (e)    No Defaults.    Subject to required filings under federal and state securities Laws, compliance with the rules and regulations of the NYSE, the execution, delivery and performance of this Agreement and the consummation of the Transactions, including, for the avoidance of doubt, the entrance by AMGP GP into the Transaction Documents to which it is a party (in its own capacity and in its capacity as the general partner of AMGP), do not and will not (i) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, Contract, agreement, joint venture or other instrument or obligation to which AMGP GP is a party (in its own capacity or in its capacity as the general partner of AMGP) or by which AMGP GP or AMGP or each of their properties is subject or bound that is material to AMGP GP or AMGP, (ii) constitute a breach or violation of, or a default under the AMGP GP LLC Agreement, (iii) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to AMGP GP (in its own capacity or in its capacity as the general partner of AMGP) or AMGP, or (iv) result in the creation of any Lien on any of AMGP GP's or AMGP's assets.

          (f)    No Brokers.    Other than the fees payable by AMGP to Goldman Sachs, no action has been taken by or on behalf of AMGP GP (in its own capacity or in its capacity as the general partner of AMGP) that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the matters contemplated hereby.

          (g)    Regulatory Approvals.    Other than as contemplated under Section 7.4, there are no material approvals of any Governmental Entity required to be obtained by AMGP GP (in its own capacity or in its capacity as the general partner of AMGP) to consummate the matters contemplated by this Agreement (other than filings with and approvals by the SEC and the NYSE).

          (h)    Registration Statement/Joint Proxy Statement/Schedule 13E-3.    None of the information supplied or to be supplied by AMGP GP (in its own capacity or in its capacity as general partner of AMGP) for inclusion or incorporation by reference in (i) the Registration Statement shall, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, (ii) the Joint Proxy Statement will, at the date it is first mailed to holders of AMLP Common Units and to holders of AMGP Common Shares and at the time of the AMLP Unitholder Meeting and the AMGP Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (iii) the Schedule 13E-3 will, at the time of the Schedule 13E-3, or any amendment or supplement thereto, is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement and the Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder; provided, however, that no representation is made by AMGP GP (in its own capacity or in its capacity as general partner of AMGP) with respect to statements made therein based on information supplied by the AMLP Parties specifically for inclusion or incorporation by reference therein.

          (i)    Approval.    The AMGP Conflicts Committee has, acting in good faith, unanimously (i) determined that the Transactions are in the best interests of AMGP and the Disinterested AMGP Shareholders, (ii) approved this Agreement and the Transactions, (iii) recommended that the AMGP GP Board approve the Transaction Documents to which AMGP and AMGP GP are a party and the Transactions contemplated thereby, and (iv) recommended that the AMGP GP Board submit the AMGP Shareholder Proposals to a vote of the holders of AMGP Common Shares, and recommended approval by the Disinterested AMGP Shareholders. The AMGP GP Board, upon the recommendation of the AMGP Conflicts Committee, has (i) determined that this Agreement and the Transactions are in the best interests of AMGP and the holders of AMGP Common Shares, (ii) approved this Agreement and the Transactions, and (iii) resolved to submit the AMGP Shareholder Proposals to a vote of the holders of AMGP Common Shares, and recommended approval of the AMGP Shareholder Proposals by the holders of AMGP Common Shares.

        6.3    Representations and Warranties of IDR Holdings, Preferred Co, NewCo and Merger Sub.     AMGP GP hereby represents and warrants to the AMLP Parties as follows:

          (a)    Organization, Standing and Authority.    Each of IDR Holdings, Preferred Co and Merger Sub (i) is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite entity power and authority to own, operate and lease its properties and to carry on its business as now conducted, (ii) is duly qualified to do business, and is in good standing, in each of the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has in effect all federal, state, local and foreign governmental authorizations and permits necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted; except, in the instance of clauses (ii) through (iii) above, where the failure to be so qualified or in good standing, or to have in effect all such governmental authorizations and permits would not, individually or in the aggregate, be material to IDR Holdings, Preferred Co or Merger Sub, as applicable. NewCo (i) is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite entity power and authority to own, operate and lease its properties and to carry on its business as now conducted, (ii) is duly qualified to do business, and is in good standing, in each of the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has in effect all federal, state, local and foreign governmental authorizations and permits necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted; except, in the instance of clauses (ii) through (iii) above, where the failure to be so qualified or in good standing, or to have in effect all such governmental authorizations and permits would not, individually or in the aggregate, be material to NewCo.

          (b)    Authority.    Assuming the accuracy of the representations and warranties set forth in Section 5.1(d), Section 5.2(d), Section 6.1(d) and Section 6.2(d), this Agreement and the matters contemplated hereby, including, to the extent applicable, the Transactions and the Transaction Documents to which IDR Holdings, Preferred Co, NewCo or Merger Sub, as applicable, is a party, have been authorized, in the case of IDR Holdings, Preferred Co and Merger Sub, by all necessary limited liability company action, and in the case of NewCo, by all corporate action, and this Agreement has been, and each other Transaction Document to be executed or delivered by IDR Holdings, Preferred Co, NewCo and Merger Sub, as applicable, will be at the time it is delivered, duly executed and delivered and is, or when delivered will be, a legal, valid and binding agreement of IDR Holdings, Preferred Co, NewCo and Merger Sub, as applicable, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles).

          (c)    No Defaults.    Subject to required filings under federal and state securities Laws, compliance with the rules and regulations of the NYSE, and except as set forth on Schedule 6.3(c) of the AMGP Party Disclosure Schedules, the execution, delivery and performance of this Agreement and the consummation of the Transactions, including, the entrance by IDR Holdings, Preferred Co, NewCo and Merger Sub into the Transaction Documents to which each is a party, do not and will not (i) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, Contract, agreement, joint venture or other instrument or obligation to which IDR Holdings, Preferred Co, NewCo or Merger Sub, as applicable, is a party or by which IDR Holdings, Preferred Co, NewCo or Merger Sub, as applicable, or any of their respective properties is subject or bound that is material to IDR Holdings, Preferred Co, NewCo or Merger Sub, as applicable, in each case taken as a whole, (ii) constitute a breach or violation of, or a default under, (A) in the case of IDR Holdings, the IDR Holdings LLC Agreement, (B) in the case of Preferred Co, the limited liability company agreement of Preferred Co, (C) in the case of NewCo, the certificate of incorporation or bylaws of NewCo, or (D) in the case of Merger Sub, the limited liability company agreement of Merger Sub, (iii) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to IDR Holdings, Preferred Co, NewCo or Merger Sub, as applicable, or (iv) result in the creation of any Lien on any assets of IDR Holdings, Preferred Co, NewCo or Merger Sub.

          (d)    Regulatory Approvals.    Other than as contemplated under Section 7.4, there are no material approvals of any Governmental Entity required to be obtained by IDR Holdings,

  Preferred Co, NewCo or Merger Sub to consummate the matters contemplated by this Agreement (other than filings with and approvals by the SEC and the NYSE).

          (e)    Series B Exchange.    All shares of AMGP Common Stock to be paid by NewCo to the Series B Holders in the Series B Exchange, when so exchanged for Series B Units, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights and will entitle the recipient thereof to all of the rights of a holder of AMGP Common Stock under the AMGP Corp Organizational Documents and the DGCL.

          (f)    Taxes.    Except as would not reasonably be expected to be material to IDR Holdings, Preferred Co, NewCo or Merger Sub, as applicable, in each case taken as a whole: (i) all Tax Returns that were required to be filed by or with respect to IDR Holdings, Preferred Co, NewCo or Merger Sub have been duly and timely filed (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate, (ii) all Taxes owed by IDR Holdings, Preferred Co, NewCo or Merger Sub that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established on the balance sheet of IDR Holdings, Preferred Co, NewCo or Merger Sub (as applicable), (iii) there is no claim against IDR Holdings, Preferred Co, NewCo or Merger Sub for any Taxes, and no assessment, deficiency, or adjustment has been asserted, proposed, or threatened with respect to any Taxes or Tax Returns of or with respect to IDR Holdings, Preferred Co, NewCo or Merger Sub (as applicable), (iv) NewCo has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement or in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement, (v) IDR Holdings intends to file an election under Section 754 of the Code, and (vi) none of IDR Holdings, Preferred Co or Merger Sub has filed an election to be treated as a corporation for U.S. federal income tax purposes.

ARTICLE VII
Covenants

        7.1    Preparation of Joint Proxy Statement, Registration Statement and Schedule 13E-3.

          (a)   AMGP will promptly furnish to AMLP such data and information relating to the AMGP Parties as AMLP may reasonably request for the purpose of including such data and information in the Joint Proxy Statement and any amendments or supplements thereto used by AMLP to obtain the AMLP Unitholder Approval. AMLP will promptly furnish to AMGP such data and information relating to the AMLP Parties and its Subsidiaries as AMGP may reasonably request for the purpose of including such data and information in the Registration Statement and any amendments or supplements thereto.

          (b)   Promptly following the date hereof, (i) AMGP and AMLP shall cooperate in preparing a mutually acceptable Registration Statement (of which the Joint Proxy Statement will be a part) and Schedule 13E-3 to be jointly filed by AMGP and AMLP with the SEC, and (ii) AMGP shall prepare and file with the SEC the Registration Statement and the Schedule 13E-3. AMGP and AMLP shall each use reasonable best efforts to cause the Registration Statement and the Schedule 13E-3, as applicable, to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. AMGP and AMLP shall each use its reasonable best efforts to cause the Registration Statement to become effective under the Securities Act as soon after such filing as practicable and AMGP shall use reasonable best efforts to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Each of AMGP and AMLP will advise the other promptly after it receives any request by the SEC for amendment of the Registration Statement or the Schedule 13E-3 or comments thereon and responses thereto or any request by the SEC for additional information. Each of AMGP and AMLP shall use reasonable best efforts to cause all documents that it is responsible for filing with the SEC in connection with the Transactions to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Each of AMGP and AMLP shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the holders of AMLP Common Units and holders of AMGP Common Shares as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto), the Schedule 13E-3 (or any amendment thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of AMGP and AMLP shall (i) provide the other with an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) include in such document or response all comments reasonably proposed by the other and (iii) not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed.

          (c)   AMGP and AMLP shall make all necessary filings with respect to the Transactions under the Securities Act and the Exchange Act and applicable blue sky laws and the rules and regulations thereunder. Each party will advise the others, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, or the suspension of the qualification of the AMGP Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. Each of AMGP and AMLP will use reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

          (d)   If at any time prior to the Effective Time, any information relating to the AMGP Parties or the AMLP Parties, or any of their respective Affiliates, officers or directors, should be discovered by any party that should be set forth in an amendment or supplement to the Registration Statement or the Schedule 13E-3 so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the holders of AMLP Common Units and the holders of AMGP Common Shares.

        7.2    AMLP Unitholder Meeting and AMGP Shareholder Meeting.

          (a)   AMLP shall take all action necessary in accordance with applicable Laws and the AMLP Partnership Agreement to establish a record date, give notice of, convene and hold a meeting of the holders of AMLP Common Units for the purpose of obtaining the AMLP Unitholder Approval (the "AMLP Unitholder Meeting"), to be held as promptly as reasonably practicable following the effective date of the Registration Statement. Except as expressly permitted by Section 7.2(c), (i) the AMLP Conflicts Committee shall recommend that the holders of AMLP Common Units approve the AMLP Unitholder Proposals (the "AMLP Conflicts Committee Recommendation"), (ii) the AMLP GP Board shall recommend that the holders of AMLP Common Units approve the AMLP Unitholder Proposals (the "AMLP Board Recommendation") and (iii) the AMLP GP Board shall solicit from holders of AMLP Common Units proxies in favor of the AMLP Unitholder Proposals. Unless there has been an AMLP Change in Recommendation in accordance with Section 7.2(c) of this Agreement, the Joint Proxy Statement shall include a statement to the effect that the AMLP Conflicts Committee has made the AMLP Conflicts

  Committee Recommendation and that the AMLP GP Board has made the AMLP Board Recommendation. AMLP's obligations to call, give notice of, convene and hold the AMLP Unitholder Meeting in accordance with this Section 7.2(a) shall not be limited or otherwise affected by any AMLP Change in Recommendation.

          (b)   Notwithstanding anything to the contrary contained in this Agreement, AMLP (i) shall be required to adjourn or postpone the AMLP Unitholder Meeting (A) to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to the holders of AMLP Common Units or (B) if, as of the time for which the AMLP Unitholder Meeting is scheduled, there are an insufficient number of AMLP Common Units represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such AMLP Unitholder Meeting and (ii) may, and at AMGP's request shall, adjourn or postpone the AMLP Unitholder Meeting if, as of the time for which the AMLP Unitholder Meeting is scheduled, there are an insufficient number of AMLP Common Units represented (either in person or by proxy) to obtain the AMLP Unitholder Approval; provided, however, that unless otherwise agreed to by the parties, the AMLP Unitholder Meeting shall not be adjourned or postponed to a date that is more than thirty (30) days after the date for which the meeting was previously scheduled (it being understood that such AMLP Unitholder Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (i)(A) and (i)(B) exist, and such AMLP Unitholder Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (ii) exist); and provided further that the AMLP Unitholder Meeting shall not be adjourned or postponed to a date on or after two Business Days prior to the Termination Date.

          (c)   Notwithstanding the foregoing, at any time prior to obtaining the AMLP Unitholder Approval, the AMLP Conflicts Committee or AMLP GP Board may withdraw, modify or qualify in any manner adverse to the AMGP Parties or any other party the AMLP Conflicts Committee Recommendation or the AMLP Board Recommendation, as applicable (any such action an "AMLP Change in Recommendation"), if the AMLP Conflicts Committee or AMLP GP Board, as applicable, shall have concluded in good faith, after consultation with its outside legal advisors and its financial advisors, if any, that the Transactions are no longer in the best interests of the Disinterested AMLP Unitholders; provided, however, that the AMLP Conflicts Committee and AMLP GP Board shall not be entitled to exercise their respective rights to make an AMLP Change in Recommendation pursuant to this sentence unless AMLP has provided to AMGP five (5) Business Days' prior written notice advising AMGP that the AMLP Conflicts Committee or AMLP GP Board, as applicable, intends to take such action and specifying the reasons therefor in reasonable detail. For the avoidance of doubt, any AMLP Change in Recommendation will not change the AMLP Conflicts Committee's or the AMLP GP Board's approval of this Agreement (including, with respect to the AMLP Conflicts Committee, the granting of "Special Approval" as defined in the AMLP Partnership Agreement) and the Transactions or any other approval of the AMLP GP Board.

          (d)   AMGP shall take all action necessary in accordance with applicable Laws and the AMGP Partnership Agreement to establish a record date, give notice of, convene and hold a meeting of the holders of AMGP Common Shares for the purpose of obtaining the AMGP Shareholder Approval (the "AMGP Shareholder Meeting"), to be held as promptly as reasonably practicable following the effective date of the Registration Statement. Except as expressly permitted by Section 7.2(f), (i) the AMGP Conflicts Committee shall recommend that the holders of AMGP Common Shares approve the AMGP Shareholder Proposals (the "AMGP Conflicts Committee Recommendation"), (ii) the AMGP GP Board shall recommend that the holders of AMGP Common Shares approve the AMGP Shareholder Proposals (the "AMGP Board Recommendation") and (iii) the AMGP GP Board shall solicit from holders of AMGP Common Shares proxies in favor of the AMGP Shareholder Proposals. Unless there has been an AMGP

  Change in Recommendation in accordance with Section 7.2(f) of this Agreement, the Joint Proxy Statement shall include a statement to the effect that the AMGP Conflicts Committee has made the AMGP Conflicts Committee Recommendation and that the AMGP GP Board has made the AMGP Board Recommendation. AMGP's obligations to call, give notice of, convene and hold the AMGP Shareholder Meeting in accordance with this Section 7.2(d) shall not be limited or otherwise affected by any AMGP Change in Recommendation.

          (e)   Notwithstanding anything to the contrary contained in this Agreement, AMGP (i) shall be required to adjourn or postpone the AMGP Shareholder Meeting (A) to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to the holders of AMGP Common Shares or (B) if, as of the time for which the AMGP Shareholder Meeting is scheduled, there are an insufficient number of AMGP Common Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such AMGP Shareholder Meeting and (ii) may, and at AMLP's request shall, adjourn or postpone the AMGP Shareholder Meeting if, as of the time for which the AMGP Shareholder Meeting is scheduled, there are an insufficient number of AMGP Common Shares represented (either in person or by proxy) to obtain the AMGP Shareholder Approval; provided, however, that unless otherwise agreed to by the parties, the AMGP Shareholder Meeting shall not be adjourned or postponed to a date that is more than thirty (30) days after the date for which the meeting was previously scheduled (it being understood that such AMGP Shareholder Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (i)(A) and (i)(B) exist, and such AMGP Shareholder Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (ii) exist); and provided further that the AMGP Shareholder Meeting shall not be adjourned or postponed to a date on or after two Business Days prior to the Termination Date.

          (f)    Notwithstanding the foregoing, at any time prior to obtaining the AMGP Shareholder Approval, the AMGP Conflicts Committee or AMGP GP Board may withdraw, modify or qualify in any manner adverse to the AMLP Parties or any other party the AMGP Conflicts Committee Recommendation or the AMGP Board Recommendation, as applicable (any such action an "AMGP Change in Recommendation"), if the AMGP Conflicts Committee or AMGP GP Board, as applicable, shall have concluded in good faith, after consultation with its outside legal advisors and its financial advisors, if any, that the Transactions are no longer in the best interests of the Disinterested AMGP Shareholders; provided, however, that the AMGP Conflicts Committee and AMGP GP Board shall not be entitled to exercise its rights to make an AMGP Change in Recommendation pursuant to this sentence unless AMGP has provided to AMLP five (5) Business Days' prior written notice advising AMLP that the AMGP Conflicts Committee or AMGP GP Board, as applicable, intends to take such action and specifying the reasons therefor in reasonable detail. For the avoidance of doubt, any AMGP Change in Recommendation will not change the AMGP Conflicts Committee's or the AMGP GP Board's approval of this Agreement (including, with respect to the AMGP Conflicts Committee, the granting of "Special Approval" as defined in the AMGP Partnership Agreement) and the Transactions or any other approval of the AMGP GP Board.

          (g)   AMGP and AMLP shall use their reasonable best efforts to hold the AMGP Shareholder Meeting and the AMLP Unitholder Meeting on the same day.

        7.3    Further Assurances.     Subject to the terms and conditions of this Agreement, and except for the filings and notifications made pursuant to Antitrust Laws to which Section 7.4 and not this Section 7.3 shall apply, each party will use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, desirable or advisable under applicable Laws, so as to enable consummation of the matters contemplated hereby, including obtaining any third-party approval that is required to be obtained by the party in connection with the Transactions and the other matters contemplated by this Agreement and the Transaction

Documents, and using commercially reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the matters contemplated hereby, and using commercially reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the matters contemplated hereby or seeking material damages, and each party will cooperate fully with the other parties to that end, and will furnish to the other parties copies of all correspondence, filings and communications between it and its Affiliates, on the one hand, and any Governmental Entity, on the other hand, with respect to the matters contemplated hereby.

        7.4    HSR Act.

          (a)   As promptly as reasonably practicable following the execution of this Agreement, but in no event later than ten (10) Business Days following the date of this Agreement, the parties shall make or cause its respective ultimate parent entity (as defined in the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act")) to make any filings required under the HSR Act. Each of the AMGP Parties and AMLP Parties shall take reasonable best efforts to cooperate fully with each other and shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filings under the HSR Act. Unless otherwise agreed, the AMGP Parties and AMLP Parties shall each use its reasonable best efforts to obtain the prompt expiration or termination of any applicable waiting period under the HSR Act. The AMGP Parties and AMLP Parties shall each use its reasonable best efforts to respond to and comply with any request for information or documentary material from any Governmental Entity charged with enforcing, applying, administering, or investigating the HSR Act or any other Law designed to prohibit, restrict or regulate actions for the purpose or effect of mergers, monopolization, restraining trade or abusing a dominant position (collectively, "Antitrust Laws"), including the Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice, any attorney general of any state of the United States, or any other competition authority of any jurisdiction ("Antitrust Authority").

          (b)   Each of the AMGP Parties and AMLP Parties shall, in connection with the efforts referenced in Section 7.4(a), (i) use its reasonable best efforts to cooperate in all respects with each other in connection with any review, proceeding, investigation or other inquiry, including any proceeding initiated by a private party under the Antitrust Laws; (ii) promptly notify the other party of any communication concerning this Agreement or any of the transactions contemplated hereby to that party from or with any Governmental Entity, or from any other Person alleging that the consent of such person (or another Person) under any Antitrust Laws is or may be required in connection with the Transactions, and consider in good faith the views of the other party and keep the other party reasonably informed of the status of matters related to the transactions contemplated by this Agreement, including furnishing the other party with any written notices or other communications received by such party from, or given by such party to, any Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, except that any materials concerning one party's valuation of the other party may be redacted; and (iii) permit the other party to review all drafts of any proposed communication to be submitted by it to any Governmental Entity or other Person in connection with any review, inquiry, investigation or consent under any Antitrust Laws with reasonable time and opportunity to comment, and consult with each other in advance of any in-person or telephonic meeting or conference with any Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and, unless prohibited by the applicable Governmental Entity or Person, not agree to participate in any meeting or discussion with any Governmental Entity relating to any filings or investigations concerning this Agreement or any of the transactions contemplated hereby unless it consults with the other party and its Representatives in advance and invites the other party's Representatives to attend in accordance with applicable Laws. AMGP shall be entitled to direct any Proceedings with any Antitrust Authority or other Person relating to any of the foregoing; provided, however, that it shall afford the AMLP Parties a reasonable opportunity to participate therein. The AMGP Parties and AMLP Parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this section so as to preserve any applicable privilege.

          (c)   In furtherance and not in limitation of the foregoing, each of the AMGP Parties and the AMLP Parties and its Subsidiaries shall each use its reasonable best efforts to resolve objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Laws, including any Antitrust Laws; provided, however, that if, in order to resolve any objections, the AMLP Parties are required to divest, sell, dispose of, hold separate or otherwise take or commit to take any action that limits its freedom with respect to its or its Subsidiaries' ability to retain or operate any of the businesses, product lines, or assets of AMLP or its Subsidiaries, such actions shall be conditioned upon the consummation of the Merger. In furtherance of the foregoing, each of the AMGP Parties and AMLP Parties shall use reasonable best efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby (including seeking to have any stay, temporary restraining order or preliminary injunction entered by any court or other Governmental Entity vacated or reversed).

        7.5    Press Releases.     Prior to an AMLP Change in Recommendation or an AMGP Change in Recommendation, if any, no party will, without the prior approval of the other parties, issue any press release or written statement for general circulation relating to the matters contemplated hereby, except as otherwise required by applicable Law or regulation or the rules of the NYSE, in which case it will consult with the other applicable party before issuing any such press release or written statement; provided, however, that no party will be required to obtain the consent of any other party in connection with making public communications related to the matters contemplated hereby that are materially consistent with prior public communications of the parties.

        7.6    Certain Business Activities.     From the date hereof until the Closing or earlier termination of this Agreement and except as contemplated by this Agreement or as required by applicable Law, without the prior written consent of the other parties hereto, each of the parties shall not, shall cause each of its Subsidiaries not to, and shall not take any action to cause any other party to:

          (a)   take any action that would be reasonably likely to result in a material adverse effect on its ability to perform any of its obligations under this Agreement;

          (b)   (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of any additional Equity Interests or (ii) enter into any agreement with respect to the foregoing, except in each case, with respect to AMLP, as set forth on Schedule 7.6(b) of the AMLP Party Disclosure Schedule, and with respect to AMGP, as set forth on Schedule 7.6(b) of the AMGP Party Disclosure Schedule;

          (c)   split, combine or reclassify any of its Equity Interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its Equity Interests;

          (d)   amend any Organizational Documents of such party or any of its Subsidiaries;

          (e)   declare, authorize, set aside or pay any distribution or dividend, other than regular quarterly distributions consistent with past practice;

          (f)    in the case of AMLP, except for working capital requirements in the ordinary course of business consistent with past practice and except to fund out-of-pocket fees and expenses incurred by or on behalf of the parties in connection with the Transactions, incur, create, assume or guarantee any additional indebtedness under the AMLP Credit Agreement or any other agreement; provided, however, that any incurrence of indebtedness shall only be permitted to fund such out-of-pocket fees and expenses that do not exceed $30 million;

          (g)   repurchase, redeem or otherwise acquire any of its Equity Interests (other than pursuant to employee benefit plans, qualified stock option plans or employee compensation plans);

          (h)   except as a result of a change in, or as otherwise required by Law or in the ordinary course of business consistent with past practice, (i) make, change or revoke any material Tax election, (ii) adopt or change any material Tax accounting method, (iii) file any material amended Tax Return, (iv) settle any material Tax claim, audit, assessment or dispute for an amount materially in excess of the amount reserved or accrued on such party's most recent consolidated balance sheet or (v) surrender any right to claim a refund of a material amount of Taxes;

          (i)    amend any equity grant agreement pursuant to which the Series B Units were granted; or

          (j)    take any action that would be reasonably likely to result in the material delay in or failure of any condition to Closing set forth herein to be satisfied.

        7.7    Conflicts Committees.     Prior to the earlier of the Effective Time and the termination of this Agreement, the AMGP Parties shall not and it shall not permit any of its Subsidiaries to, take any action intended to cause AMLP GP to, without the consent of a majority of the then existing members of the AMLP Conflicts Committee, eliminate the AMLP Conflicts Committee, revoke or diminish the authority of the AMLP Conflicts Committee or remove or cause the removal of any director of the AMLP GP Board that is a member of the AMLP Conflicts Committee either as a director or as a member of such committee. For the avoidance of doubt, this Section 7.7 shall not apply to the filling, in accordance with the provisions of the AMLP GP LLC Agreement, of any vacancies caused by the resignation, death or incapacity of any such director.

        7.8    Tax Treatment.     For U.S. federal income tax purposes (and for purposes of any applicable state, local or foreign Tax that follows the U.S. federal income tax treatment), the parties agree to treat (i) the Conversion as tax-free reorganization under Section 368(a)(1)(F) of the Code and as a mere change before other transactions, as permitted under Treasury Regulation Section 1.368-2(m)(3)(ii), with AMGP Corp being treated as AMGP following the Conversion, (ii) the payment of the Cash Consideration in connection with the Merger and any cash in lieu of any fractional shares payable pursuant to Section 4.5 as the payment of a distribution under Section 731 from AMLP to any holder of AMLP Common Units receiving such cash, (iii) the payment of the Stock Consideration in connection with the Merger as a taxable exchange of AMLP Common Units by the holders of such AMLP Common Units with NewCo for AMGP Common Stock with such taxable exchange occurring after the distribution described in clause (ii) of this Section 7.8, and (iv) the Series B Exchange consistent with the tax treatment described in Section 7.8(g) of the IDR Holdings LLC Agreement. Each party agrees to prepare and file all Tax Returns consistent with the foregoing and will not take any position inconsistent therewith on any Tax Return, or in the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by applicable Law following a Final Determination.

        7.9    Notification of Certain Matters.     Each party will give prompt notice to the other parties of any fact, event or circumstance known to them that would, or is reasonably likely to, cause or constitute a material breach of any of their representations, warranties, covenants or agreements contained herein.

        7.10    Listing of AMGP Common Stock.     AMGP GP and AMGP shall use their respective reasonable best efforts to cause (i) the AMGP Common Stock resulting from the conversion of AMGP Common Shares to AMGP Common Stock pursuant to the Conversion and (ii) the AMGP Common Stock to be paid in the Merger and the Series B Exchange to be admitted for listing on the NYSE prior to the Closing.

        7.11    Certain Consents.     By execution of this Agreement, each of the parties provides its irrevocable written consent to the entry into and performance of this Agreement and the transactions by each other party, in each case, to the fullest extent required by the organizational documents of each such other party.

        7.12    Indemnification and Insurance.

          (a)   For a period of six years after the Effective Time, AMGP Corp shall, and shall cause each member of the AMLP Group to, honor all rights to indemnification, advancement of expenses, elimination of liability and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (including the Transactions) now existing in favor of the AMLP D&O Indemnified Parties as provided in the Organizational Documents of any member of the AMLP Group, under applicable Delaware Law or otherwise, and shall ensure that the Organizational Documents of AMLP shall, for a period of six years following the Effective Time, contain provisions substantially no less advantageous with respect to indemnification, advancement of expenses, elimination of liability and exculpation of their present and former directors, officers, employees and agents than are set forth in the Organizational Documents of AMLP and the AMLP GP as of the date of this Agreement.

          (b)   For a period of six years after the Effective Time, AMGP Corp shall maintain officers' and directors' liability insurance with a nationally reputable carrier covering each AMLP D&O Indemnified Party who is or at any time prior to the Effective Time was covered by the existing officers' and directors' liability insurance applicable to the AMLP Group ("D&O Insurance"), on terms substantially no less advantageous to the AMLP D&O Indemnified Parties than such existing insurance with respect to acts or omissions, or alleged acts or omissions, prior to the Effective Time (whether claims, actions or other Proceedings relating thereto are commenced, asserted or claimed before or after the Effective Time); provided, however, that AMGP Corp shall not be required to pay an annual premium for the D&O Insurance for the AMLP D&O Indemnified Parties in excess of 300% of the current annual premium currently paid by AMGP or AMGP GP for such insurance, but shall purchase as much of such coverage as possible for such applicable amount. AMGP Corp shall have the right to cause such coverage to be extended under the applicable D&O Insurance by obtaining a six-year "tail" policy on terms and conditions no less advantageous to the AMLP D&O Indemnified Parties than the existing D&O Insurance, and such "tail" policy shall satisfy the provisions of this Section 7.12.

          (c)   The provisions of this Section 7.12 shall survive the consummation of the Transactions for a period of six years and expressly are intended to benefit each of the AMLP D&O Indemnified Parties; provided, however, that in the event that any claim or claims for indemnification or advancement set forth in this Section 7.12 are asserted or made within such six-year period, all rights to indemnification and advancement in respect of any such claim or claims shall continue until disposition of all such claims. The rights of any AMLP D&O Indemnified Party under this Section 7.12 shall be in addition to any other rights such AMLP D&O Indemnified Party may have under the Organizational Documents of any member of the AMLP Group or applicable Law.

          (d)   In the event AMGP Corp or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, AMGP Corp shall cause proper provision to be made so that its successors and assigns, as the case may be, shall assume the obligations set forth in this Section 7.12.

        7.13    Takeover Statutes.     Each party shall not, and shall cause its Subsidiaries not to, take any action that would, or would reasonably be expected to, cause any takeover Law to become applicable to this Agreement or the Transactions. If any takeover Law shall become applicable to this Agreement or the Transaction, the parties shall grant such approvals and shall use reasonable best efforts to take such actions so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use commercially reasonable efforts to eliminate or minimize the effects of such statute or regulation on the Transactions.

        7.14    Dividends and Distributions.     After the Execution Date until the Effective Time, each of AMGP and AMLP shall coordinate with the other to cause the record date for all distributions in respect of AMGP Common Shares and AMLP Common Units to be the same date.

ARTICLE VIII
Conditions

        8.1    Conditions to Each Party's Obligation to Effect the Transactions.     The respective obligation of each party to effect the Transactions is subject to the satisfaction or waiver by the applicable party or parties at or prior to the Closing of each of the following conditions:

          (a)    Registration Statement.    The Registration Statement shall have become effective under the Securities Act and the Joint Proxy Statement shall have been mailed to holders of AMLP Common Units and holders of AMGP Common Shares at least twenty (20) Business Days prior to the Closing. No stop order suspending the effectiveness of the Registration Statement shall have been issued and remain in effect, and no proceedings for that purpose shall have commenced or be threatened by the SEC unless subsequently withdrawn.

          (b)    AMGP Shareholder Approval.    The AMGP Shareholder Approval shall have been obtained; provided, however, that no party may waive the requirement to obtain the Disinterested AMGP Shareholder Approval.

          (c)    AMLP Unitholder Approval.    The AMLP Unitholder Approval shall have been obtained; provided, however, that no party may waive the requirement to obtain the Disinterested AMLP Unitholder Approval.

          (d)    No Orders.    No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order.

          (e)    Regulatory Approval.    Any waiting period applicable to the Transactions under the HSR Act shall have been terminated or shall have expired.

          (f)    NYSE.    The AMGP Common Stock issuable to the holders of Eligible Units in the Merger and in the Series B Exchange pursuant to this Agreement shall have been authorized for listing on the NYSE upon official notice of issuance.

        8.2    Conditions to Obligations of the AMGP Parties.     The obligations of the AMGP Parties to effect the Transactions are also subject to the satisfaction or waiver by the AMLP Parties at or prior to the Closing of the following conditions:

          (a)    Representations and Warranties.    Each of the representations and warranties of the AMLP Parties set forth in Article V shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks of another date, in which case such representation and warranty shall only be required to be so true and correct as of such other date).

          (b)    Performance of Obligations of the AMLP Parties.    Each of the AMLP Parties shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

          (c)    AMLP Parties Closing Certificate.    The AMGP Parties shall have received at Closing a certificate signed on behalf of the AMLP Parties by an executive officer of AMLP GP certifying that such executive officer has read Section 8.2(a) and Section 8.2(b), and the conditions set forth in Section 8.2(a) and Section 8.2(b) are satisfied.

        8.3    Conditions to Obligation of the AMLP Parties.     The obligation of the AMLP Parties to effect the Transactions is also subject to the satisfaction or waiver by the AMGP Parties at or prior to the Closing of the following conditions:

          (a)    Representations and Warranties.    Each of the representations and warranties of the AMGP Parties set forth in Article VI shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks of another date, in which case such representation and warranty shall only be required to be so true and correct as of such other date).

          (b)    Performance of Obligations of the AMGP Parties.    Each of the AMGP Parties shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

          (c)    AMGP Parties Closing Certificate.    The AMLP Parties shall have received at Closing a certificate signed on behalf of the AMGP Parties by an executive officer of AMGP GP to the effect that such executive officer has read Section 8.3(a) and Section 8.3(b), and the conditions set forth in Section 8.3(a) and Section 8.3(b) are satisfied.

ARTICLE IX
Termination

        9.1    Termination by Mutual Consent.     This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time, whether before or after the AMLP Unitholder Approval and AMGP Shareholder Approval shall have been obtained, by mutual written consent of the AMLP Parties and the AMGP Parties.

        9.2    Termination by Either the AMLP Parties or the AMGP Parties.     This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time by action of the AMLP Parties or the AMGP Parties if:

          (a)   the Merger shall not have been consummated by April 30, 2019 (the "Termination Date");

          (b)   any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after either of the AMLP Unitholder Approval or AMGP Shareholder Approval shall have been obtained);

          (c)   the AMLP Unitholder Approval is not obtained after a vote thereon is taken at the AMLP Unitholder Meeting;

          (d)   the AMGP Shareholder Approval is not obtained after a vote thereon is taken at the AMGP Shareholder Meeting;

          (e)   any of the Transactions pursuant to Section 2.4, Section 2.5, Section 2.6, Section 2.7 or Section 2.9 are not consummated;

provided, however, that the right to terminate this Agreement pursuant to this Section 9.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of any of the Transactions.

        9.3    Termination by the AMLP Parties.     This Agreement may be terminated by the AMLP Parties and the Transactions may be abandoned if:

          (a)   there has been a breach of any representation, warranty, covenant or agreement made by the AMGP Parties in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Sections 8.3(a) or Section 8.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured by the Termination Date; or

          (b)   prior to the time the AMGP Shareholder Approval is obtained, the AMGP Conflicts Committee or AMGP GP Board shall have effected an AMGP Change in Recommendation.

        9.4    Termination by the AMGP Parties.     This Agreement may be terminated by the AMGP Parties and the Transactions may be abandoned if:

          (a)   there has been a breach of any representation, warranty, covenant or agreement made by the AMLP Parties in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Sections 8.2(a) or Section 8.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured by the Termination Date; or

          (b)   prior to the time the AMLP Unitholder Approval is obtained, the AMLP Conflicts Committee or AMLP GP Board shall have effected an AMLP Change in Recommendation.

        9.5    Expenses and Other Payments.     Except as otherwise provided in this Agreement, each party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions, whether or not the Merger shall be consummated. AMGP shall pay the filing fees associated with the filing of the HSR Act notification and report form(s) in connection with the Transactions, including any such HSR Act notifications and report form(s) to be filed by the Sponsor Holders and the Management Holders in connection with the Transactions. AMLP shall reimburse AMGP for 50% of the filing fees associated with the filing of the HSR Act notification and report form(s).

        9.6    Effect of Termination and Abandonment.     In the event of termination of this Agreement and the abandonment of the Transactions pursuant to this Article IX, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (a) no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any knowing and intentional material breach of this Agreement, and (b) the provisions set forth in this Section 9.6 and Article X shall survive the termination of this Agreement. As used in this Agreement, the phrase "knowing and intentional" means, with respect to any act or omission, the taking of a deliberate act, or omission, which act constitutes in and of itself a breach, even if breaching was not the conscious object of the act or omission.

ARTICLE X
Miscellaneous and General

        10.1    Survival.    No representations, warranties, covenants and agreements in this Agreement shall survive the consummation of the Transactions or the termination of this Agreement, except for (a) any such covenants and agreements in Section 9.5, Section 9.6 and Article X and (b) any covenants and agreement in this Agreement that contemplates performance after the Effective Time.

        10.2    Modification or Amendment.    Subject to the provisions of the applicable Laws, at any time prior to the Effective Time but before the AMGP Shareholder Approval or AMLP Unitholder Approval shall have been obtained, the parties hereto may modify or amend this Agreement, by written agreement of the parties hereto; provided, however, that any such amendments or modifications must be approved by the AMLP Conflicts Committee and AMGP Conflicts Committee. After the AMGP Shareholder Approval or AMLP Unitholder Approval has been obtained, no modification or amendment of this Agreement shall be made which by Law would require the further approval of the holders of AMGP Common Shares or AMLP Common Units, as applicable, without first obtaining such further approval.

        10.3    Waiver of Conditions; Any Determinations, Decisions, Etc.     The conditions to each of the parties' obligations to consummate the Transaction are for the sole benefit of such party and, except to the extent expressly provided herein, may be waived by such party in whole or in part to the extent permitted by applicable Laws; provided, however, that any such waiver shall only be effective if made in writing; provided, further, that the AMLP Parties or the AMGP Parties, as the case may be, may not make or authorize any such waiver without the prior approval of the AMLP GP Board (subject to approval of the AMLP Conflicts Committee) or the AMGP GP Board (subject to approval of the AMGP Conflicts Committee), as applicable. The failure of any party to assert any of its rights hereunder or under applicable Law shall not constitute a waiver of such rights and, except as otherwise expressly provided herein, no single or partial exercise by any party of any of its rights hereunder precludes any other or further exercise of such rights or any other rights hereunder or under applicable Law. Whenever a determination, decision, approval, notice or consent of the AMLP Parties or the AMGP Parties is permitted or required pursuant to or otherwise in connection with this Agreement, such determination, decision, approval, notice or consent must be authorized or made by the AMLP GP Board and AMLP Conflicts Committee, in the case of the AMLP Parties, or the AMGP GP Board and AMGP Conflicts Committee, in the case of the AMGP Parties (unless otherwise expressly contemplated under the terms of this Agreement).

        10.4    Counterparts.    This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

        10.5    GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.

          (a)   THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The parties hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware, or in the event, but only in the event, that such court declines to accept jurisdiction over such proceeding, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction is vested exclusively in the federal courts of the United States of America, the federal courts of the United States of America located in the State of Delaware, solely in respect of the interpretation and enforcement of the provisions of (and any claim or cause of action arising under or relating to) this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such action, proceeding or transactions shall be heard and determined in such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

          (b)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

          (c)   The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (and, more specifically, that immediate and irreparable harm would likewise occur if the Merger or any of the other Transactions were not consummated (unless this Agreement is validly terminated pursuant to the provisions herein) and the holders of AMLP Common Units did not receive the aggregate consideration payable to them in accordance with the terms and subject to the conditions of this Agreement). It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or in the event, but only in the event, that such court declines to accept jurisdiction over such proceeding, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction is vested exclusively in the federal courts of the United States of America, the federal courts of the United States of America located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. In the event that any action is brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.5(c), and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

          (d)   To the extent any party brings an action, suit or proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to specifically enforce any provision that expressly survives termination of this Agreement) when expressly available to such party pursuant to the terms of this Agreement, the Termination Date shall automatically be extended to (i) the twentieth Business Day following the resolution of such action, suit or proceeding, or (ii) such other time period established by the court presiding over such action, suit or proceeding.

        10.6    Notices.    Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, email or overnight courier:

        If to the AMGP Parties:

Antero Midstream GP LP
1615 Wynkoop St.
Denver, CO 80202
Attn:	Yvette Schultz
Telephone:	303-357-6886
Facsimile:	303-357-7315
Email:	yschultz@anteroresources.com

        With a copy to:

Hunton Andrews Kurth LLP
600 Travis St., Suite 4200
Houston, TX 77002
Attn:	Melinda Brunger Bob Jewell
Telephone:	713-220-4305
Facsimile:	713-220-4285
Email:	mbrunger@huntonak.com bjewell@huntonak.com

        With a copy to:

Richards, Layton & Finger, P.A.
One Rodney Square, 920 North King Street
Wilmington, DE 19801
Attn:	Kenneth Jackman Srinivas Raju
Telephone:	302-651-7735
Facsimile:	302-651-7701
Email:	jackman@rlf.com raju@rlf.com

        If to the AMLP Parties:

Antero Midstream Partners LP
1615 Wynkoop St.
Denver, CO 80202
Attn:	Al Schopp
Telephone:	303-357-6782
Facsimile:	303-357-7315
Email:	aschopp@anteroresources.com

        With a copy to:

Gibson, Dunn & Crutcher LLP
811 Main St., Suite 3000
Houston, TX 77002
Attn:	Gerald Spedale Jonathan Whalen
Telephone:	346-718-6888
Facsimile:	346-718-6988
Email:	gspedale@gibsondunn.com jwhalen@gibsondunn.com

        And to:

Sidley Austin LLP
1000 Louisiana, Suite 6000
Houston, TX 77002
Attn:	J. Mark Metts George Vlahakos
Telephone:	713-495-4500
Facsimile:	713-495-7799
Email:	mmetts@sidley.com gvlahakos@sidley.com

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile or email (provided that if given by facsimile or email such notice, request, instruction or other document is followed up within one Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

        10.7    Entire Agreement.    This Agreement (including any exhibits hereto), the other Transaction Documents and the documents, instruments and writings delivered pursuant to this Agreement constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER THE AMGP PARTIES NOR THE AMLP PARTIES MAKES OR RELIES ON ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER'S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. No party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein.

        10.8    No Third-Party Beneficiaries.    Except for the provisions of Article IV (with respect to the rights of the former holders of AMLP Common Units to receive the Merger Consideration), Section 2.9 (with respect to the rights of the former holders of Series B Units to receive AMLP Common Units in the Series B Exchange), and Section 9.5 (with respect to the rights of the Sponsor Holders and Management Holders thereunder), the parties agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with Section 10.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

        10.9    Transfer Taxes.    Any transfer, documentary, sales, use, stamp, registration or other such Taxes and fees (including penalties and interest) incurred by the AMLP Parties in connection with the Merger shall be paid by or on behalf of NewCo when due, and NewCo will indemnify the AMLP Parties against liability for any such Taxes.

        10.10    Severability.    The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

        10.11    Successors and Assigns.    This Agreement shall not be assignable by operation of law or otherwise; provided, however, that the AMGP Parties may designate, by written notice to the AMLP Parties, another wholly owned direct or indirect Subsidiary in lieu of NewCo or Merger Sub, in which event all references herein to NewCo or Merger Sub, as applicable, shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to NewCo or Merger Sub, as applicable, as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided, however, that any such designation shall not materially impede or delay the consummation of the Transactions or otherwise materially impede the rights of the holders of AMLP Common Units under this Agreement. Any purported assignment in violation of this Agreement shall be null and void.

[Signature Pages Follow]

        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

AMGP PARTIES:
AMGP GP LLC
By:	/s/ ALVYN A. SCHOPP
	Name:	Alvyn A. Schopp
	Title:	Chief Administrative Officer, Regional Senior Vice President and Treasurer
ANTERO MIDSTREAM GP LP
By: AMGP GP LLC, its general partner
By:	/s/ ALVYN A. SCHOPP
	Name:	Alvyn A. Schopp
	Title:	Chief Administrative Officer, Regional Senior Vice President and Treasurer
ANTERO IDR HOLDINGS LLC
By:	/s/ ALVYN A. SCHOPP
	Name:	Alvyn A. Schopp
	Title:	Chief Administrative Officer, Regional Senior Vice President and Treasurer
ARKROSE MIDSTREAM PREFERRED CO LLC
By:	/s/ ALVYN A. SCHOPP
	Name:	Alvyn A. Schopp
	Title:	Chief Administrative Officer, Regional Senior Vice President and Treasurer

[Signature Page to Simplification Agreement]

ARKROSE MIDSTREAM NEWCO INC.
By:	/s/ ALVYN A. SCHOPP
	Name:	Alvyn A. Schopp
	Title:	Chief Administrative Officer, Regional Senior Vice President and Treasurer
ARKROSE MIDSTREAM MERGER SUB LLC
By:	/s/ ALVYN A. SCHOPP
	Name:	Alvyn A. Schopp
	Title:	Chief Administrative Officer, Regional Senior Vice President and Treasurer

[Signature Page to Simplification Agreement]

AMLP PARTIES:
ANTERO MIDSTREAM PARTNERS GP LLC
By:	/s/ ALVYN A. SCHOPP
	Name:	Alvyn A. Schopp
	Title:	Chief Administrative Officer, Regional Senior Vice President and Treasurer
ANTERO MIDSTREAM PARTNERS LP
By:	Antero Midstream Partners GP LLC, its general partner
By:	/s/ ALVYN A. SCHOPP
	Name:	Alvyn A. Schopp
	Title:	Chief Administrative Officer, Regional Senior Vice President and Treasurer

[Signature Page to Simplification Agreement]

ANNEX B—Fairness Opinion of the AM Conflicts Committee's Financial Advisor

October 8, 2018

Conflicts Committee of the Board of Directors of Antero Midstream Partners GP LLC
c/o Antero Midstream Partners LP
1615 Wynkoop Street
Denver, Colorado 80202

Attention: Mr. David A. Peters
                    Committee Chairman

Dear Members of the Conflicts Committee:

        You, the Conflicts Committee (the "Committee") of the Board of Directors (the "Board") of Antero Midstream Partners GP LLC ("AMLP GP"), the general partner of Antero Midstream Partners LP ("AMLP"), have requested our opinion as to the fairness, from a financial point of view, to the holders of common units representing limited partner interests (the "AMLP Common Units") in AMLP (other than AMLP GP and its affiliates, which affiliates include, for the avoidance of doubt, Antero Resources Corporation ("AR") and AR's affiliates) (the "Disinterested AMLP Unitholders") of the Public Merger Consideration (as defined herein) to be received by such Disinterested AMLP Unitholders, in the aggregate, pursuant to the Simplification Agreement, to be dated as of October 9, 2018 (the "Agreement"), by and among Antero Midstream GP LP ("AMGP"), its general partner AMGP GP LLC ("AMGP GP"), Antero IDR Holdings LLC ("IDR Holdings"), Arkrose Midstream Preferred Co LLC, Arkrose Midstream Newco Inc. ("NewCo"), Arkrose Midstream Merger Sub LLC ("Merger Sub"), AMLP GP and AMLP (collectively, the "Parties"). The Agreement provides for, among other things, the merger of Merger Sub with and into AMLP (the "Merger") pursuant to which AMLP will be the surviving entity, and each issued and outstanding AMLP Common Unit (i) of holders of AMLP Common Units (other than AR and AR's subsidiaries) (the "AMLP Public Unitholders") will be converted into the right to receive, at the election of such unitholder and subject to certain limitations and proration procedures set forth in the Agreement (as to which we express no opinion), one of the following (the "Public Merger Consideration"): (a)(1) $3.415 in cash (the "Public Standard Cash Consideration") and (2) 1.6350 shares of common stock, $0.01 par value per share, of AMGP Corp (as defined herein) (the "AMGP Common Stock") (such exchange ratio, the "Public Standard Mixed Exchange Ratio"), (b) the sum in cash of (1) the Public Standard Cash Consideration and (2) the product of the Public Standard Mixed Exchange Ratio multiplied by the average of the volume weighted average price per unit of AMGP Common Shares calculated pursuant to the Agreement (the "AMGP VWAP"), or (c) a number of shares of AMGP Common Stock equal to (1) the Public Standard Mixed Exchange Ratio plus (2) the quotient of the Public Standard Cash Consideration divided by the AMGP VWAP; and (ii) of AR or its subsidiaries will be converted into the right to receive (the "AR Merger Consideration"): (a) $3.00 in cash and (b) 1.6023 shares of AMGP Common Stock, with the mix of cash and AMGP Common Stock subject to adjustment at the option of AR, exercisable at the direction of the special committee of AR's board of directors by giving notice to AMLP and AMGP, as set forth in the Agreement (as to which we express no opinion).

        The Agreement also provides for a series of transactions that includes, among other things, (i) the conversion (the "Conversion") of AMGP from a limited partnership into a corporation under the laws of the State of Delaware (such corporation, "AMGP Corp"), (ii) the contribution by AMGP Corp to NewCo of such number of shares of AMGP Common Stock necessary for purposes of the Series B Exchange Consideration (as defined herein) and for payment of the portion of the Public Merger Consideration and AR Merger Consideration consisting of AMGP Common Stock, and (iii) the mandatory exchange by each holder (each, a "Series B Holder") of the limited liability company interests in IDR Holdings designated as Series B Units (the "Series B Units") of its Series B Units to NewCo for 176.0041 shares of AMGP Common Stock per Series B Unit (the "Series B Exchange Consideration"). The Merger and the other transactions contemplated by the Agreement, including the transactions contemplated by clauses (i) to (iii) of this paragraph, are referred to herein as the "Transactions." The terms and conditions of the Transactions are set forth in more detail in the Agreement, and references to the Merger or the Transactions set forth herein are qualified in their entirety by the terms of the Agreement.

        Tudor Pickering Holt & Co Advisors LP ("TPH") and its affiliates, including Perella Weinberg Partners, as part of their investment banking business, are regularly engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. TPH and its affiliates also engage in securities trading and brokerage, private equity activities, investment management activities, equity research and other financial services, and in the ordinary course of these activities, TPH and its affiliates may from time to time acquire, hold or sell, for their own accounts and for the accounts of their customers, (i) equity, debt and other securities (including derivative securities) and financial instruments (including bank loans and other obligations) of AMLP, any of the other Parties, other potential participants in the Transactions and any of their respective affiliates and (ii) any currency or commodity that may be material to the Parties or otherwise involved in the Transactions and the other matters contemplated by the Agreement. In addition, TPH and its affiliates and certain of its and their employees, including members of the team performing services for the Committee in connection with the Transactions, as well as certain private equity funds and investment management funds associated or affiliated with TPH in which they may have financial interests, may from time to time acquire, hold or make direct or indirect investments in or otherwise finance a wide variety of companies, including the Parties, other potential participants in the Transactions or their respective affiliates. We have acted as financial advisor to the Committee in connection with, and have participated in certain negotiations leading to, the Transactions. We expect to receive fees for our services, a portion of which is contingent upon the consummation of the Transactions, and AMLP has agreed to reimburse certain of our expenses and indemnify us and certain related parties against certain liabilities arising out of our engagement. We have provided services to certain equityholders and affiliates of the Parties as previously disclosed to you. Since 2016, these services included (a) capital markets services to AR as a co-manager in connection with its follow-on equity offering in June 2016, (b) financial advisory services to AR in connection with its sale of certain net acreage in Pennsylvania in October 2016 and (c) capital markets services to AMGP as a co-manager in connection with its initial public offering in May 2017. We may in future provide investment banking or other financial services to any of the Parties or their respective securityholders, affiliates or portfolio companies. In connection with such investment banking or other financial services, we may receive compensation.

        In connection with this opinion, we have reviewed, among other things, (i) the draft of the Agreement dated October 6, 2018, including any exhibits and schedules thereto meaningful to our analysis; (ii) certain publicly available financial statements and other business and financial information, including research analyst reports, with respect to AMLP, AR and AMGP; (iii) certain other communications from AMLP, AR and AMGP to their respective unitholders or shareholders; (iv) certain internal financial information and forecasts for each of AMLP, AR and AMGP prepared by the senior management of AMLP GP, AR and AMGP GP (each such set of internal financial information and forecasts, together with the assumptions upon which it was based, a "Forecast" and, collectively, the "Forecasts"); and (v) such other documents and information as we have deemed appropriate or advisable and which we have discussed with senior management of AMLP GP. No single Forecast was determinative of TPH's opinion. Rather, our analyses with respect to all Forecasts were considered collectively in conjunction with the views of senior management of AMLP GP and the Committee in reaching the conclusion set forth herein. The Forecasts reflect certain assumptions regarding the oil and gas industry that are subject to significant uncertainty and that, if different than assumed, could have a material impact on our analysis and this opinion. We also have held discussions with members of the senior management of AMLP GP and AMGP GP regarding their assessment of the strategic rationale for, and the potential benefits of, the Transactions and the past and current business operations, financial condition and future prospects of their respective entities and of Merger Sub. In addition, we have reviewed the reported price and trading activity for the AMLP Common Units and the common shares representing limited partner interests in AMGP prior to the Conversion (the "AMGP Common Shares"), compared certain financial and stock market information for AMLP and AMGP with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the midstream energy sector specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

        For purposes of our opinion, we have assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax, regulatory and other information provided to, discussed with or reviewed by or for us, or publicly available. Our opinion does not address any legal, regulatory, tax or accounting matters, as to which we understand the Committee, the Board, AMLP and AMLP GP have received such advice as they deem necessary from qualified professionals. In particular, in preparing this opinion, we have not taken into account, and express no view with regards to, any tax consequences of the Transactions to any of the Parties, other potential participants in the Transactions or their respective affiliates. We have also assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the senior management of AMLP GP and AMGP GP, and that such Forecasts will be realized in the amounts and time periods contemplated thereby. We express no view or opinion with respect to the Forecasts or the assumptions on which they are based and we have further assumed, among other things, that the executed Agreement (together with any exhibits and schedules thereto) will not differ in any respect material to our analyses or opinion from the draft version we have examined, referenced above, and that the Transactions will be consummated in accordance with the terms set forth in the Agreement, without any modification, waiver or delay that would be material to our analysis. We have not been requested to, and did not, solicit indications of interest from third parties with respect to a potential alternative transaction involving AMLP. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of AMLP, AMGP or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal.

        Our opinion does not address the underlying business decision of the Committee, the Board, AMLP, AMLP GP or any other party to engage in the Transactions, or the relative merits of the Transactions as compared to any other alternative transaction that might be available to the Parties. This opinion addresses only the fairness, from a financial point of view, as of the date hereof, to the Disinterested AMLP Unitholders of the Public Merger Consideration to be received by such Disinterested AMLP Unitholders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term, aspect or implication of the Agreement or the Transactions, including, without limitation, the fairness of the Transactions to, or any consideration received in connection therewith by, creditors or other constituencies of the Parties, any of the officers, directors or employees of the Parties, or any class of such persons. In particular, we do not express any view on, and our opinion does not address, the fairness to the Series B Holders of the Series B Exchange Consideration to be paid or payable to the Series B Holders, the fairness to the AMLP Public Unitholders (other than the Disinterested AMLP Unitholders) of the Public Merger Consideration to be paid or payable to such AMLP Public Unitholders, or the fairness to AR or its subsidiaries of the AR Merger Consideration to be paid or payable to AR or its subsidiaries in connection with the Transactions, in each case whether relative to the Public Merger Consideration to be paid or payable to the Disinterested AMLP Unitholders pursuant to the Agreement or otherwise. We are not expressing any opinion as to the price at which the AMLP Common Units, the AMGP Common Shares prior to the Conversion, the AMGP Common Stock or the securities of any other party will trade at any time. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no obligation to update, revise or reaffirm our opinion and expressly disclaim any responsibility to do so based on circumstances, developments or events occurring of which we become aware after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Committee in connection with its consideration of the Transactions, and such opinion does not constitute a recommendation as to how any holder of interests in AMLP, AMGP or any party to the Transactions should vote with respect to the Merger, any of the other Transactions or any other matter. This opinion has been reviewed and approved by TPH's fairness opinion committee.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Public Merger Consideration to be received by the Disinterested AMLP Unitholders pursuant to the Agreement is fair, from a financial point of view, to such Disinterested AMLP Unitholders.

Very truly yours,
/s/ Tudor Pickering Holt & Co Advisors LP

ANNEX C—Fairness Opinion of the AMGP Conflicts Committee's Financial Advisor

PERSONAL AND CONFIDENTIAL

October 9, 2018

Conflicts Committee of the Board of Directors
AMGP GP LLC
1615 Wynkoop Street
Denver, Colorado 80202

Lady and Gentleman:

        You have requested our opinion as to the fairness from a financial point of view to Antero Midstream GP LP ("AMGP"), after giving effect to the issuance of shares of AMGP Common Stock (as defined below) pursuant to the Series B Exchange (as defined below), of the Aggregate Consideration (as defined below) to be paid by AMGP for the outstanding common units representing limited partner interests (the "AMLP Common Units") of Antero Midstream Partners LP ("AMLP") pursuant to the Simplification Agreement, dated as of October 9, 2018 (the "Agreement"), by and among AMGP GP LLC ("AMGP GP"), AMGP, Antero IDR Holdings LLC ("IDR Holdings"), Antero Midstream Preferred Co LLC, Antero Midstream Newco Inc. ("NewCo"), a wholly owned subsidiary of AMGP, Antero Midstream Merger Sub LLC ("Acquisition Sub"), a wholly owned subsidiary of NewCo and indirect subsidiary of AMGP, Antero Midstream Partners GP LLC ("AMLP GP") and AMLP. Pursuant to the Agreement, among other things, in connection with the closing of the AMLP Merger (as defined below): (i) at the election of AMLP GP, AMLP GP will be merged with and into AMGP, (ii) AMGP will be converted to a corporation to be named Antero Midstream Corporation ("AMGP Corp") and in connection therewith (x) each AMGP Common Share (as defined in the Agreement) outstanding immediately prior to the effective time of the conversion will be converted into one share of AMGP Common Stock (as defined in the Agreement) and (y) the non-economic general partner interest in AMGP held by AMGP GP will be cancelled for no value, (iii) AMGP Corp will contribute to NewCo such number of shares of AMGP Common Stock necessary for purposes of effecting the Series B Exchange (as defined below) and an additional number of shares of AMGP Common Stock necessary to pay the Stock Consideration (as defined in the Agreement) ((i), (ii) and (iii), collectively, the "Restructuring"), (iv) Acquisition Sub will be merged with and into AMLP (the "AMLP Merger") and (v) AMGP will cause each holder of limited liability company interests in IDR Holdings designated as Series B Units (the "Series B Units") to transfer each Series B Unit it owns to NewCo in exchange for their proportionate share of the Series B Exchange Consideration (as defined in the Agreement) (the "Series B Exchange").

        The Agreement also provides that pursuant to the AMLP Merger, (i) each outstanding AMLP Common Unit held by each holder of AMLP Common Units (other than Antero Resources Corporation ("AR")) (the "AMLP Public Unitholders") will be converted, at the election of the holder thereof, into either (x) $3.415 in cash and 1.6350 shares of AMGP Common Stock, (y) the Public Cash Election Consideration (as defined in the Agreement) or (z) the Public Common Stock Election Consideration (as defined in the Agreement), subject, in the case of an election of Public Cash Election Consideration or an election of Public Common Stock Election Consideration, to proration and certain other procedures and limitations set forth in the Agreement, as to which procedures and limitations we express no opinion, and (ii) each outstanding AMLP Common Unit held by AR will be converted, as elected by AR pursuant to the AMGP Voting Agreement (as defined in the Agreement), into $3.00 in cash (the "AR Cash Consideration") and 1.6023 shares of AMGP Common Stock, subject to, under certain circumstances, the ability of AR to instead elect for each outstanding AMLP Common Unit held by AR to be converted into (x) an amount in cash equal to (1) $3.00 plus (2) the AR Supplemental Cash Per Unit (as defined in the Agreement) and (y) a number of shares of AMGP

Common Stock equal to (1) 1.6023 minus (2) the quotient of the AR Supplemental Cash Per Unit divided by the AMGP VWAP (as defined in the Agreement), pursuant to certain procedures and limitations set forth in the Agreement, as to which procedures and limitations we express no opinion ((i) and (ii) collectively, the "Aggregate Consideration").

        Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of AMGP GP, AMGP and AMLP and any of their respective affiliates and third parties, including AR, an affiliate of AMGP GP, AMGP and AMLP, and Warburg Pincus LLC, an affiliate of significant shareholders of AMGP ("Warburg Pincus"), or any currency or commodity that may be involved in the transaction contemplated by the Agreement, including the Series B Exchange (the "Transaction"). We have acted as financial advisor to the Conflicts Committee of the Board of Directors of AMGP GP (the "Committee") in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, half of which became payable upon the execution of our engagement letter with the Committee with respect to the Transaction and the other half of which are contingent upon consummation of the Transaction, and AMGP has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to AMGP and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunner with respect to an initial public offering of 37,250,000 common shares representing limited partner interests in the Company in May 2017. We also have provided certain financial advisory and/or underwriting services to Warburg Pincus and/or its affiliates and portfolio companies from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunner with respect to an initial public offering of 72,100,000 American depositary shares of ZTO Express Inc., a portfolio company of Warburg Pincus, in October 2016; as financial advisor to an affiliate of Warburg Pincus in connection with its acquisition of ARA Asset Management in April 2017; as joint bookrunner with respect to a bank loan (aggregate principal amount $1,697,000,000) for The Endurance International Group, Inc., a portfolio company of Warburg Pincus, in June 2017; as joint bookrunner with respect to the offering by Sotera Health LLC, a portfolio company of Warburg Pincus, of 8.125% Senior Notes due 2021 (aggregate principal amount $75,000,000) in November 2017; as bookrunner with respect to an initial public offering of 4,000,000 American depositary shares of Cango Inc., a portfolio company of Warburg Pincus, in July 2018; and as financial advisor to Kosmos Energy Ltd., a portfolio company of Warburg Pincus, in connection with its acquisition of Deep Gulf Energy LP in August 2018. We may also in the future provide financial advisory and/or underwriting services to AMGP GP, AMGP, AMLP, AR, Warburg Pincus and their respective affiliates and portfolio companies, as applicable, for which our Investment Banking Division may receive compensation. Goldman Sachs & Co. LLC or affiliates thereof also may have co-invested with Warburg Pincus and/or its affiliates from time to time and may have invested in limited partnership units of affiliates of Warburg Pincus from time to time and may do so in the future.

        In connection with this opinion, we have reviewed, among other things, the Agreement; the Annual Report on Form 10-K of AMGP for the year ended December 31, 2017; AMGP's Registration Statement on Form S-1, including the prospectus contained therein, dated May 3, 2017, relating to AMGP's initial public offering of certain of its securities; the Annual Reports on Form 10-K of AMLP for the four years ended December 31, 2017; AMLP's Registration Statement on Form S-1, including the prospectus contained therein, dated November 4, 2014, relating to AMLP's initial public offering of certain of its securities; certain interim reports to shareholders of AMGP and unitholders of AMLP and Quarterly Reports on Form 10-Q of AMGP and AMLP, respectively; certain other communications from AMGP and AMLP to their respective shareholders and unitholders; certain publicly available research analyst reports for AMGP and AMLP; certain financial analyses and forecasts for AMLP, certain financial analyses and forecasts for AMGP stand alone and certain financial analyses and forecasts for AMGP pro forma for the Transaction, in each case, as prepared by the management of AR and approved for our use by the Committee (the "Forecasts"), including certain tax step-up benefits projected to result from the Transaction as provided by the management of AR and approved for our use by the Committee (the "Tax Benefits Forecast"). We have also held discussions with members of the Committee and the management of AR regarding their respective assessment of the past and current business operations, financial condition and future prospects of AMGP and AMLP and the strategic rationale for, and the potential benefits of, the Transaction; reviewed the reported price and trading activity for the AMGP Common Shares and the AMLP Common Units; compared certain financial and stock market information for AMGP and AMLP with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the midstream oil and gas industry; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

        For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts, including the Tax Benefits Forecast, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Committee. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of AMGP or AMLP or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on AMGP or AMLP or on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction, including the Series B Exchange, will be consummated on the terms set forth in the Agreement without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

        Our opinion does not address the underlying business decision of AMGP to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to AMGP; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to AMGP, as of the date hereof and after giving effect to the issuance of shares of AMGP Common Stock pursuant to the Series B Exchange, of the Aggregate Consideration to be paid by AMGP for the AMLP Common Units pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the Series B Exchange, the Restructuring, any allocation of the Aggregate Consideration or the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of AMGP; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of AMGP or AMLP, or any class of such persons in connection with the Transaction, whether relative to the Aggregate Consideration to be paid by AMGP for the AMLP Common Units pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which the AMGP Common Stock will trade at any time or as to the impact of the Transaction on the solvency or viability of AMGP or AMLP or the ability of AMGP or AMLP to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Committee in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of AMGP Common Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof and after giving effect to the issuance of shares of AMGP Common Stock pursuant to the Series B Exchange, the Aggregate Consideration to be paid by AMGP for the AMLP Common Units pursuant to the Agreement is fair from a financial point of view to AMGP.

Very truly yours,
/s/ GOLDMAN SACHS & CO. LLC (GOLDMAN SACHS & CO. LLC)

ANNEX D—Fairness Opinion of the AR Special Committee's Financial Advisor

Investment Banking

October 8, 2018

CONFIDENTIAL

Special Committee of the Board of Directors
Antero Resources Corporation
1615 Wynkoop Street
Denver, CO 80202
Special Committee of the Board of Directors:

        The Special Committee (the "Committee") of the Board of Directors of Antero Resources Corporation, a Delaware corporation ("AR" or the "Company") and owner of a 52.9% limited partner interest in Antero Midstream Partners LP, a Delaware limited partnership ("AM"), has been asked to consider the proposal by Antero Midstream GP LP, a Delaware limited partnership ("AMGP") and indirect owner of the general partner of AM, for AM to enter into a Simplification Agreement (the "Agreement") by and among AMGP, Arkrose Midstream Merger Sub LLC, a Delaware limited liability company and indirect subsidiary of AMGP ("Merger Sub"), AM, and the other parties thereto. Pursuant to the Agreement, among other things: (1) AMGP will convert from a Delaware limited partnership to a Delaware corporation to be renamed "Antero Midstream Corporation" upon such conversion (following such conversion, "AMGP Corp"); and (2) Merger Sub will merge with and into AM with AM continuing as the surviving limited partnership and an indirect subsidiary of AMGP Corp (such merger is referred to herein as the "Transaction"). Pursuant to the Agreement and as a result of the Transaction, each common unit of AM ("AM Common Units") issued and outstanding and held by the Company immediately prior to the Effective Time (as defined in the Agreement) shall be converted into the right to receive 1.6023 shares of common stock, par value $0.01 per share, of AMGP Corp ("AMGP Common Stock") and $3.00 in cash, subject to AR's right to elect under certain circumstances to take additional cash (in lieu of a corresponding number of shares of AMGP Common Stock, on the terms set forth in the Agreement) (the foregoing consideration to be received by AR is referred to herein as the "Consideration").

        In connection with its consideration of the Transaction, the Committee has requested our opinion as to the fairness, from a financial point of view, to the Company and the unaffiliated stockholders of the Company of the Consideration to be received by the Company in the Transaction. We have not been asked to express, and we are not expressing, any opinion with respect to any of the other financial or non-financial terms, conditions, determinations or actions with respect to the Transaction, including the fairness of the consideration to be received by any unitholder of AM other than the Company. Further, we have not been asked to express, and we are not expressing, any opinion as to the individual shares of AMGP Common Stock and/or cash components, or the relative proportional amounts thereof, of the Consideration.

        In conducting our financial analyses and in arriving at our opinion, we have reviewed such information and have taken into account such financial and economic factors, investment banking procedures and considerations as we have deemed relevant under the circumstances. In that connection, and subject to the various assumptions, qualifications and limitations set forth herein, we have, among other things: (i) participated in meetings with management of AR, AM and AMGP (collectively, "management") and the Committee and its legal counsel, during which the background on the Transaction was discussed; (ii) reviewed certain internal information, primarily financial in nature, including financial forecasts concerning the business and operations of AM, AMGP and AMGP Corp and the contemplated strategic, operating and cost benefits associated with the Transaction furnished to us, and certified, by management for purposes of our analysis (collectively, the "Forecasts"); (iii) participated in subsequent calls and meetings with management regarding the Forecasts and their underlying assumptions and for review and updates regarding AR, AM, AMGP and AMGP Corp and certain of their respective assets; (iv) reviewed certain publicly available information including, but not limited to, AR's, AM's and AMGP's recent filings with the Securities and Exchange Commission and equity analyst research reports covering AR, AM and AMGP prepared by various investment banking and research firms; (v) in conjunction with the Committee and its legal counsel, reviewed the initial proposal letter and associated supporting materials provided by the Conflicts Committee of AMGP dated June 8, 2018, as well as subsequent counterproposal letters from the Conflicts Committee of AMGP and the Conflicts Committee of AM, in each case, as provided to us; (vi) in conjunction with the Committee and its legal counsel, reviewed the principal financial terms of the Agreement (draft dated October 7, 2018); (vii) reviewed the proposed financial terms of the Transaction and the reported financial terms of certain other transactions we deemed relevant; (viii) reviewed the historical market prices, trading activity and market trading multiples of AM Common Units and AMGP common shares, as well as those of certain other publicly-traded partnerships and companies we deemed relevant; (ix) considered the present values of the forecasted cash flows attributable to AM, AMGP and AMGP Corp as contained in the Forecasts; (x) considered the present values of the forecasted stand-alone distributions to the holders of the AM Common Units and AMGP common shares as contained in the Forecasts; (xi) considered the impact to AR of the completion of the Transaction, as reflected in the Forecasts; (xii) reviewed certain potential pro forma financial effects of the Transaction based on information furnished to us, and prepared, by management for purposes of our analysis; and (xiii) considered various other information, financial studies, analyses and investigations and financial, economic and market criteria we deemed relevant for the preparation of our opinion. We have held discussions with members of management concerning their views on general market trends, historical and current financial condition and operating results, as well as the future prospects of AR, AM, AMGP and AMGP Corp and the anticipated benefits of the proposed Transaction. We were not engaged or requested to provide, and have not provided, any advice concerning the advisability of entering into the Transaction, and we were not involved in assisting AMGP in obtaining any financing for the Transaction.

        In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial and other information that was publicly available or provided to us by or on behalf of AR, AM and/or AMGP, including the Forecasts. We have not independently verified any information supplied to us by or on behalf of AR, AM and/or AMGP. We have not been engaged to independently verify, have not assumed any responsibility to verify, assume no liability for, and express no opinion on, any such information. We have assumed and relied upon, without any independent verification, that: (i) none of AR, AM and AMGP is aware of any information prepared by it or its advisors that might be material to our opinion that has not been provided to us; (ii) any adverse tax consequences with respect to AR's receipt of the Consideration are offset by existing net operating losses of AR; (iii) all assets and liabilities (contingent or otherwise, known or unknown) of AR, AM and AMGP are set forth in the respective publicly-filed financial statements, and there is no information or facts that would make any of the information reviewed by us incomplete or misleading; (iv) the financial statements of AM and AMGP provided to us present fairly the results of operations, cash flows and financial condition of AM and AMGP, respectively, for the periods, and as of the dates, indicated and were prepared in conformity with U.S. generally accepted accounting principles, consistently applied; (v) the Forecasts were reasonably prepared on bases reflecting the best available estimates and good faith judgments of management of AR, AM and AMGP as to the future performance of AM, AMGP and AMGP Corp, and we have relied, without independent verification, upon such Forecasts in the preparation of our opinion, although we express no opinion with respect to the Forecasts or any judgments, estimates, assumptions or basis on which they were based, and we have assumed, without independent verification, that the Forecasts, including the financial results and the strategic, operating and cost benefits currently contemplated by management will be realized in the amounts and on the time schedule contemplated in the Forecasts; (vi) the Transaction will be consummated in accordance with the terms and conditions of the Agreement, which is consistent in all material respects with the draft dated October 7, 2018 (the most recent draft we have been provided), without any amendment thereto and without waiver by any party of any of the conditions to their respective obligations thereunder; (vii) the representations and warranties contained in the Agreement are true and correct subject to the qualifications stated therein and that each party will perform all of the covenants and agreements required to be performed by it under the Agreement; (viii) the Transaction will not materially impact the tax characteristics of AMGP or AMGP Corp; and (ix) all corporate, partnership, governmental, regulatory, third party or other consents and approvals (contractual or otherwise) required to consummate the Transaction have been, or will be, obtained without the need for any changes to the Consideration or other financial terms of the Transaction or that would otherwise materially affect AR, AM, AMGP, AMGP Corp, the Transaction or our analysis.

        We do not provide regulatory, accounting, insurance, tax or legal advice and therefore have not expressed an opinion on such matters as they relate to the Transaction. In conducting our review, we have not undertaken or obtained an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise, known or unknown) or solvency of AM or AMGP, nor have we made a physical inspection of all of the properties or facilities of AM or AMGP. We express no opinion with respect to the terms, or impact on AMGP or AMGP Corp, their respective financial condition, results of operation or cash flows, or on the price or trading range of AMGP common shares or shares of AMGP Common Stock, of any financing obtained, or to be obtained, by AMGP or AMGP Corp in connection with or following the Transaction. In each case, we have made the assumptions and taken the actions or inactions described herein with the knowledge and consent of the Committee.

        Our opinion necessarily is based upon economic, monetary, market and other conditions as they exist and can be evaluated on the date hereof and upon certain assumptions we have made with respect thereto, and our opinion does not predict or take into account any changes which may occur, or information which may become available, after the date hereof. We are under no obligation to update, revise, reaffirm or otherwise comment on or consider events occurring after the date hereof.

        Furthermore, we express no opinion as to the price or trading range at which any of AR's, AM's, AMGP's or AMGP Corp's securities (including AM Common Units, AMGP common shares or shares of AMGP Common Stock) will trade following the date of our opinion or as to the effect of the Transaction on such price or trading range, or any earnings or ownership dilutive impact that may result from future issuances of securities by AR, AM, AMGP or AMGP Corp. Such price and trading range may be affected by a number of factors, including but not limited to (i) dispositions of shares of AR common stock, AM Common Units, AMGP common shares or shares of AMGP Common Stock within a short period of time after, or other market effects resulting from, the announcement and/or effective date of the Transaction; (ii) changes in prevailing interest rates and other factors which generally influence the price of securities; (iii) adverse changes in the current capital markets; (iv) the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of AM, AMGP or AMGP Corp or in its related industry; (v) other transactions or strategic initiatives that AR, AM, AMGP or AMGP Corp may enter into prior to, concurrent with, or subsequent to, the Transaction; (vi) changes in commodity prices; (vii) any necessary actions by, or restrictions of, federal, state or other governmental agencies or regulatory authorities; and (viii) timely completion of the Transaction on terms and conditions that are acceptable to all parties at interest.

        Our opinion has been prepared at the request of, and solely for the benefit and use of, the Committee in its consideration of the Transaction, and may not be relied upon, used for any other purpose or disclosed to any other party without our prior written consent, except as permitted under the terms of our engagement letter, dated March 15, 2018 (the "Engagement Letter"). In that regard, if any description of or reference to us or our opinion is included in any proxy statement, information statement or any other public filing or any other public filing or other materials mailed, or our opinion is reproduced in any such proxy statement, then any description of or reference to us or any summary of our opinion included in any such statement, filing or mailing shall be in form and substance acceptable to us and our legal counsel in our or their respective reasonable judgments. This opinion does not address the relative merits or risks of: (i) the Transaction, the Agreement or any other agreements or other matters provided for, or contemplated by, the Transaction, the Agreement, or any tax strategy implemented or contemplated pursuant to the Transaction; (ii) any other transactions that may be or might have been available as an alternative to the Transaction; or (iii) the Transaction compared to any other potential alternative transactions or business strategies considered by AR, AM, AMGP, the Committee or the Board and, accordingly, we have relied upon our discussions with the management with respect to the availability and consequences of any alternatives to the Transaction. This opinion does not constitute a recommendation to the Committee, the Board or any other person or entity as to how any such person or entity should act with respect to the Transaction. We, based on our experience and professional judgment, made qualitative conclusions as to the relevance and significance of each analysis and factor considered by us. Therefore, our analysis must be considered as a whole. Considering any portion of the various analyses and factors reviewed, without bearing in mind all analyses, could create a misleading or incomplete view of the process underlying our opinion.

        We have acted as financial advisor to the Committee in connection with the Transaction, and have participated in certain negotiations leading to the Transaction, and will receive a fee for these services, a portion of which is contingent upon the consummation of the Transaction (i.e., a success fee) and a portion of which is non-refundable. We will also receive a fee for rendering this opinion, which fee is not contingent upon the conclusions of our opinion or the consummation of the Transaction. Additionally, under the Engagement Letter, AR has agreed to reimburse us for certain reasonable out-of-pocket costs and to indemnify us against certain liabilities that may arise out of our engagement. We will not receive any other significant payment or compensation contingent upon the successful completion of the Transaction.

        We are a full service securities firm. As such, in the ordinary course of our business, we may from time to time provide investment banking, advisory, brokerage and other services to clients that may be competitors or suppliers to, or customers or security holders of AR, AM, AMGP, AMGP Corp or other parties to the Transaction or their respective affiliates, or that may otherwise participate or be involved in the same or a similar business or industries as AR, AM, AMGP, AMGP Corp or other parties to the Transaction or their respective affiliates or may from time to time hold or trade the securities of AR, AM, AMGP or AMGP Corp (including AM Common Units, AMGP common shares or shares of AMGP Common Stock) for our own account or the accounts of our customers and, accordingly, may at any time hold long or short positions or effect transactions in such securities. We currently and may continue to serve as a market maker in the publicly-traded securities of AR, AM, AMGP and AMGP Corp. Our firm may also prepare equity analyst research reports from time to time regarding AR, AM, AMGP or AMGP Corp.

        In the past, we have provided investment banking services to the Company, AM and AMGP for which we have received customary compensation. Specifically, within the past two years, we served as passive book-running manager in AMGP's November 2017 initial public offering. No material relationship between Baird and AR, AM, AMGP or any other party to the Transaction is mutually understood to be contemplated in which any compensation is intended to be received, except with respect to our engagement by the Committee with respect to the Transaction.

        Our opinion was approved by our internal fairness committee, none of the members of which was involved in providing financial advisory services on our behalf to the Committee in connection with the Transaction.

        Based upon and subject to the foregoing, including the various assumptions, qualifications and limitations set forth herein, we are of the opinion that, as of the date hereof, the Consideration to be received by the Company in the Transaction is fair, from a financial point of view, to the Company and the unaffiliated stockholders of the Company.

Very truly yours,

ROBERT W. BAIRD & CO. INCORPORATED

By: /s/ ROBERT W. BAIRD & CO. INCORPORATED

ANNEX E – Form of Certificate of Incorporation of New AM

CERTIFICATE OF INCORPORATION

OF

ANTERO MIDSTREAM CORPORATION

        FIRST: The name of the corporation is Antero Midstream Corporation (the "Corporation").

        SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 in New Castle County, Delaware. The name of its registered agent at such address is The Corporation Trust Company.

        THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL") as it currently exists or may hereafter be amended. The Corporation is being incorporated in connection with the conversion of Antero Midstream GP LP, a Delaware limited partnership (the "LP") to a Delaware corporation (the "Conversion"), and this Certificate of Incorporation is being filed simultaneously with the Certificate of Conversion of the LP to the Corporation (the "Certificate of Conversion").

        FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 2,100,000,000 shares of stock, consisting of (i) 100,000,000 shares of preferred stock, par value $0.01 per share ("Preferred Stock"), and (ii) 2,000,000,000 shares of common stock, par value $0.01 per share ("Common Stock"). Upon the filing of the Certificate of Conversion and this Certificate of Incorporation (the "Effective Time"), each common share representing a limited partner interest in the LP issued and outstanding immediately prior to the Effective Time will be deemed to be one issued and outstanding, fully paid and nonassessable share of Common Stock, without any action required on the part of the Corporation or the former holders of such common shares of the LP.

        The designations and the powers, preferences, rights, qualifications, limitations and restrictions of the Preferred Stock and Common Stock are as follows:

        1.     Provisions Relating to Preferred Stock.

          (a)   The shares of Preferred Stock may be issued from time to time in one or more series, the shares of each series to have such designations and powers, preferences and rights, and qualifications, limitations and restrictions thereof, as are stated and expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the board of directors of the Corporation (the "Board of Directors") as hereafter prescribed (a "Preferred Stock Designation").

          (b)   Authority is hereby expressly granted to and vested in the Board of Directors to authorize the issuance of the Preferred Stock from time to time in one or more series, and with respect to each series of the Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted by the Board of Directors providing for the issuance thereof the designations and the powers, preferences, rights, qualifications, limitations and restrictions relating to each series of the Preferred Stock, including, but not limited to, the following:

              (i)  whether or not the series is to have voting rights, full, special or limited, or is to be without voting rights, and whether or not such series is to be entitled to vote as a separate class either alone or together with the holders of one or more other classes or series of stock;

             (ii)  the maximum number of shares to constitute the series and the designations thereof;

            (iii)  the preferences, and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any series;

            (iv)  whether or not the shares of any series shall be redeemable at the option of the Corporation or the holders thereof or upon the happening of any specified event, and, if redeemable, the redemption price or prices (which may be payable in the form of cash, notes, securities or other property), and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

             (v)  whether or not the shares of a series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and, if such retirement or sinking fund or funds are to be established, the annual amount thereof, and the terms and provisions relative to the operation thereof;

            (vi)  the amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, the dividend rate, if any, whether dividends are payable in cash, stock of the Corporation or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

           (vii)  the preferences, if any, and the amounts thereof which the holders of any series thereof shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation;

          (viii)  whether or not the shares of any series, at the option of the Corporation or the holder thereof or upon the happening of any specified event, shall be convertible into or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of stock, securities or other property of the Corporation, the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions, and the other terms and conditions of such conversion or exchange; and

            (ix)  such other powers, preferences, rights, qualifications, limitations and restrictions with respect to any series as may to the Board of Directors seem advisable.

          (c)   The shares of each series of the Preferred Stock may vary from the shares of any other series thereof in any or all of the foregoing respects.

        2.     Provisions Relating to Common Stock.

          (a)   Each share of Common Stock of the Corporation shall have identical rights and privileges in every respect. Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Except as may otherwise be provided in this Certificate of Incorporation (including a Preferred Stock Designation) or by applicable law, the holders of shares of Common Stock shall be entitled to one vote for each such share upon all questions presented to the stockholders, the holders of shares of Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and the holders of Preferred Stock shall not be entitled to vote at or receive notice of any meeting of stockholders. Each holder of Common Stock shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Corporation (as in effect at the time in question) and applicable law.

          (b)   Notwithstanding the foregoing, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or pursuant to the DGCL.

          (c)   Subject to the rights, powers and preferences, if any, applicable to shares of the Preferred Stock or any series thereof, the holders of shares of Common Stock shall be entitled to receive ratably in proportion to the number of shares of Common Stock held by them such dividends (payable in cash, stock or otherwise), if any, as may be declared thereon by the Board of Directors at any time and from time to time out of any funds of the Corporation legally available therefor. Notwithstanding the preceding sentence and the first sentence of Section 2(d) of this Article Fourth, any share of Common Stock that constitutes Unvested AMGP Common Stock (as defined in that certain Limited Liability Company Agreement of Antero IDR Holdings LLC dated as of December 31, 2016, and in effect as of [                                    ], 20 [            ](1) and without giving effect to any subsequent amendments, modifications or terminations thereto (the "Antero IDR Holdings LLC Agreement")) shall be subject to the terms and restrictions set forth in Section 7.8(h) of the Antero IDR Holdings LLC Agreement, including, without limitation, that the holder of any such shares scheduled to vest on December 31, 2019 shall not be entitled to and has waived its right to receive any distributions or dividends with respect to such shares of Unvested AMGP Common Stock that are paid during the twelve months ending December 31, 2019.

          (d)   In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock or any series thereof, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them. A liquidation, dissolution or winding-up of the Corporation, as such terms are used in this paragraph (d), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or other entity or a sale, lease, exchange or conveyance of all or a part of the assets of the Corporation.

          (e)   The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of either the Common Stock or the Preferred Stock voting separately as a class shall be required therefor.

        FIFTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The directors, other than those who may be elected by the holders of any series of Preferred Stock as specified in the related Preferred Stock Designation, shall be divided, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as is reasonably possible, with the initial term of office of the first class to expire at the first annual meeting of stockholders following the effective date of this Certificate of Incorporation (the "Class I Directors"), the initial term of office of the second class to expire at second annual meeting of stockholders following the effective date of this Certificate of Incorporation (the "Class II Directors"), and the initial term of office of the third class to expire at the third annual meeting of stockholders following the effective date of this Certificate of Incorporation (the "Class III Directors"), with each director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of stockholders, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders

        (1)   The Effective Time.

after their election, with each director to hold office until his or her successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal.

        Subject to the rights of holders of any series of Preferred Stock to elect directors or fill vacancies in respect of such directors as specified in the related Preferred Stock Designation and the terms of the Stockholders' Agreement among the Corporation and certain of its stockholders, dated as of October 9, 2018 (as it may be amended from time to time, the "Stockholders' Agreement"), any newly created directorship that results from an increase in the number of directors or any vacancy on the Board of Directors that results from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the vacancy occurred or to which the new directorship is apportioned, and until such director's successor shall have been duly elected and qualified or until such director's earlier death, resignation or removal. No decrease in the number of authorized directors constituting the Board of Directors shall shorten the term of any incumbent director.

        Subject to the rights of the holders of shares of any series of Preferred Stock, if any, to remove directors elected by such series of Preferred Stock pursuant to this Certificate of Incorporation (including any Preferred Stock Designation thereunder) and the terms of the Stockholders' Agreement, including such terms relating to the removal of directors without cause, any director may be removed only for cause, upon the affirmative vote of the holders of at least a majority of the outstanding shares of stock of the Corporation entitled to vote generally for the election of directors.

        Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, if any, and the terms of the Stockholders' Agreement, the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Board of Directors. Unless and except to the extent that the bylaws of the Corporation so provide, the election of directors need not be by written ballot.

        SIXTH: Subject to the rights of holders of any series of Preferred Stock with respect to such series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be taken at a duly held annual or special meeting of stockholders and may not be taken by any consent in writing of such stockholders.

        SEVENTH: Special meetings of stockholders of the Corporation may be called only by the Chief Executive Officer, the Chairman of the Board or the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies. Subject to the rights of holders of any series of Preferred Stock, the stockholders of the Corporation do not have the power to call a special meeting of stockholders of the Corporation.

        EIGHTH: In furtherance of, and not in limitation of, the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation; provided, however, that the provisions of this Article Eighth notwithstanding, (i) the bylaws of the Corporation may also be adopted, altered, amended or repealed by the stockholders of the Corporation but only by the vote of holders of not less than 66 2/3% in voting power of the then-outstanding shares of stock entitled to vote thereon, voting together as a single class and (ii) so long as the Stockholders' Agreement remains in effect, the Board of Directors shall not approve any amendment, alteration or repeal of any provision of the bylaws of the Corporation, or the adoption of any new bylaw of the Corporation, that (x) would be contrary to or inconsistent with the terms of the Stockholders' Agreement or (y) amends, alters or repeals the provisions of this clause (ii) or the immediately following sentence of this Article Eighth. Notwithstanding the foregoing, nothing in the bylaws of the Corporation shall be deemed to limit the ability of the parties to the Stockholders'

Agreement to amend, alter or repeal any provision of the Stockholders' Agreement pursuant to the terms thereof, and no amendment to the Stockholders' Agreement (whether or not such amendment modifies any provision of the Stockholders' Agreement to which the bylaws of the Corporation are subject) shall be deemed an amendment of the bylaws of the Corporation.

        NINTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as it now exists. In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the preceding sentence, a director of the Corporation shall not be liable to the fullest extent permitted by any amendment to the DGCL hereafter enacted that further limits the liability of a director.

        Any amendment, repeal or modification of this Article Ninth shall be prospective only and shall not affect any limitation on liability of a director for acts or omissions occurring prior to the date of such amendment, repeal or modification.

        TENTH: Warburg Pincus LLC, Yorktown Partners LLC and their respective affiliates (as such term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended, and other than the Corporation and its subsidiaries) (together, the "Sponsor Group"), agents, shareholders, members, partners, officers, directors and employees, including any director or officer of the Corporation who is also a shareholder, member, partner, officer, director, or employee of any member of the Sponsor Group (each, a "Specified Party"), have participated (directly or indirectly) in and may, and shall have no duty not to, continue to (x) participate (directly or indirectly) in venture capital and other direct investments in corporations, joint ventures, limited liability companies and other entities conducting business of any kind, nature or description ("Other Investments") and (y) have interests in, participate with, aid and maintain seats on the boards of directors or similar governing bodies of Other Investments, in each case that may, are or will be competitive with the business of the Corporation and its subsidiaries or in the same or similar lines of business as the Corporation and its subsidiaries, or that could be suitable for the Corporation or its subsidiaries. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, any such Other Investment or any business opportunities for such Other Investments that are from time to time presented to any Specified Party or are business opportunities in which a Specified Party participates or desires to participate, even if the Other Investment or business opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Specified Party shall have no duty to communicate or offer any such Other Investment or business opportunity to the Corporation and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its subsidiaries or any stockholder, including for breach of any fiduciary or other duty, as a director or officer or controlling stockholder or otherwise, and the Corporation shall indemnify each Specified Party against any claim that such Specified Party is liable to the Corporation or its stockholders for breach of any fiduciary duty, by reason of the fact that such Specified Party (i) participates in any such Other Investment or pursues or acquires any such business opportunity, (ii) directs any such business opportunity to another person or (iii) fails to present any such Other Investment or business opportunity, or information regarding such Other Investment or business opportunity, to the Corporation or its subsidiaries, unless, in the case of a Specified Party who is a director of the Corporation, any such business opportunity is expressly offered to such Specified Party in writing solely in his or her capacity as a director of the Corporation.

        Neither the amendment nor repeal of this Article Tenth, nor the adoption of any provision of this Certificate of Incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by Delaware law, any modification of law, shall eliminate, reduce or otherwise adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

        If any provision or provisions of this Article Tenth shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article Tenth (including, without limitation, each portion of any paragraph of this Article Tenth containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Article Tenth (including, without limitation, each such portion of any paragraph of this Article Tenth containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

        This Article Tenth shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Certificate of Incorporation, the bylaws of the Corporation, any agreement, vote of stockholders or disinterested directors or applicable law. Any person or entity purchasing or otherwise acquiring or holding any interest in any securities of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article Tenth.

        ELEVENTH: The Corporation shall not be governed by Section 203 of the DGCL, as now in effect or hereafter amended, or any successor statute thereto, as permitted under and pursuant to subsection (b)(3) thereof.

        TWELFTH: The Corporation shall have the right, subject to any express provisions or restrictions contained in this Certificate of Incorporation, from time to time, to amend this Certificate of Incorporation or any provision hereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by this Certificate of Incorporation or any amendment hereof are subject to such right of the Corporation.

        THIRTEENTH: Notwithstanding any other provision of this Certificate of Incorporation or the bylaws of the Corporation (and in addition to any other vote that may be required by law, this Certificate of Incorporation or the bylaws of the Corporation), the affirmative vote of the holders of at least 66 2/3% in voting power of the outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to amend, alter or repeal any provision of this Certificate of Incorporation; provided, however, that, so long as the Stockholders' Agreement remains in effect, no provision of this Certificate of Incorporation may be amended, altered or repealed in any manner that would be contrary to or inconsistent with the terms of the Stockholders' Agreement. Notwithstanding the foregoing, nothing in this Certificate of Incorporation shall be deemed to limit the ability of the parties to the Stockholders' Agreement to amend, alter or repeal any provision of the Stockholders' Agreement pursuant to the terms thereof, and no amendment to the Stockholders' Agreement (whether or not such amendment modifies any provision of the Stockholders' Agreement to which this Certificate of Incorporation is subject) shall be deemed an amendment of this Certificate of Incorporation.

        FOURTEENTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state or federal court located within the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, stockholder, employee or agent of the Corporation to the Corporation or the Corporation's stockholders, (iii) any action or proceeding asserting a claim against the Corporation arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Corporation's bylaws (as each may be amended from time to time), or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Fourteenth.

        FIFTEENTH: The incorporator of the Corporation is Alvyn A. Schopp, whose mailing address is 1615 Wynkoop Street, Denver, Colorado 80202.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation as of this [    ] day of [                        ], 20[    ].

By:
Name:	Alvyn A. Schopp
Title:	Incorporator

[Signature Page to Certificate of Incorporation]

ANNEX F – Form of Bylaws of New AM

BYLAWS

OF

ANTERO MIDSTREAM CORPORATION

Incorporated under the Laws of the State of Delaware

Date of Adoption: [                        ], 20 [            ]

ARTICLE I
 OFFICES AND RECORDS

        SECTION 1.1.    Registered Office.    The registered office of the Corporation in the State of Delaware shall be located at 1209 Orange Street, City of Wilmington, County of New Castle, and the name of the Corporation's registered agent at such address is The Corporation Trust Company. The registered office and registered agent of the Corporation may be changed from time to time by the board of directors of the Corporation (the "Board") in the manner provided by law.

        SECTION 1.2.    Other Offices.    The Corporation may have such other offices, either within or without the State of Delaware, as the Board may designate or as the business of the Corporation may from time to time require.

        SECTION 1.3.    Books and Records.    The books and records of the Corporation may be kept outside the State of Delaware at such place or places as may from time to time be designated by the Board.

ARTICLE II
 STOCKHOLDERS

        SECTION 2.1.    Annual Meeting.    If required by applicable law, an annual meeting of the stockholders of the Corporation shall be held at such date, time and place, if any, either within or without the State of Delaware, and time as may be fixed by resolution of the Board. Any other proper business may be transacted at the annual meeting. The Board may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board.

        SECTION 2.2.    Special Meeting.    Special meetings of stockholders of the Corporation may be called only by the Chief Executive Officer, the Chairman of the Board or the Board pursuant to a resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies. The Board may postpone, reschedule or cancel any special meeting of the stockholders previously scheduled by the Board.

        SECTION 2.3.    Record Date.

        (A)  In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same date or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

        (B)  In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than sixty (60) days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

        (C)  Unless otherwise restricted by the Certificate of Incorporation of the Corporation, as it may be amended from time to time (the "Certificate of Incorporation"), in order that the Corporation may determine the stockholders entitled to express consent to corporate action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date for determining stockholders entitled to express consent to corporate action in writing without a meeting is fixed by the Board, (i) when no prior action of the Board is required by law, the record date for such purpose shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and (ii) if prior action by the Board is required by law, the record date for such purpose shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

        SECTION 2.4.    Stockholder List.    The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of stockholders entitled to vote at any meeting of stockholders (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in the name of such stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either on a reasonably accessible electronic network (provided that the information required to gain access to the list is provided with the notice of the meeting) or during ordinary business hours at the principal place of business of the Corporation. The stock list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise provided by law, the stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled by this section to examine the list required by this section or to vote in person or by proxy at any meeting of the stockholders.

        SECTION 2.5.    Place of Meeting.    The Board, the Chairman of the Board or the Chief Executive Officer, as the case may be, may designate the place of meeting for any annual meeting or for any special meeting of the stockholders called by the Board, the Chairman of the Board or the Chief Executive Officer. If no designation is so made, the place of meeting shall be the principal executive offices of the Corporation. The Board, acting in its sole discretion, may establish guidelines and procedures in accordance with applicable provisions of the Delaware General Corporation Law and any other applicable law for the participation by stockholders and proxyholders in a meeting of stockholders by means of remote communications, and may determine that any meeting of stockholders will not be held at any place but will be held solely by means of remote communication. Stockholders and proxyholders complying with such procedures and guidelines and otherwise entitled to vote at a meeting of stockholders shall be deemed present in person and entitled to vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication.

        SECTION 2.6.    Notice of Meeting.    Unless otherwise provided by law, the Certificate of Incorporation or these Bylaws, notice of any meeting of stockholders specifying the information set forth in the following sentence or as otherwise required by applicable shall be given not less than 10 days nor more than 60 days before the date of the meeting, in a manner pursuant to Section 7.7 hereof, to each stockholder of record entitled to vote at such meeting. The notice shall specify (i) the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting), (ii) the place, if any, date and time of such meeting, (iii) the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, (iv) in the case of a special meeting, the purpose or purposes for which such meeting is called and (v) such other information as may be required by law or as may be deemed appropriate by the Board, the Chairman of the Board, the Chief Executive Officer or the Secretary of the Corporation. If the stockholder list referred to in Section 2.4 of these Bylaws is made accessible on an electronic network, the notice of meeting must indicate how the stockholder list can be accessed. If the meeting of stockholders is to be held solely by means of remote communications, the notice of meeting must provide the information required to access such stockholder list during the meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail with postage thereon prepaid, addressed to the stockholder at his address as it appears on the stock transfer books of the Corporation. The Corporation may provide stockholders with notice of a meeting by electronic transmission provided such stockholders have consented to receiving electronic notice in accordance with the Delaware General Corporation Law. Such further notice shall be given as may be required by law. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the notice of meeting. Meetings may be held without notice if all stockholders entitled to vote are present (and do not object, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened), or if notice is waived by those not present in accordance with Section 7.4 of these Bylaws.

        SECTION 2.7.    Quorum and Adjournment of Meetings.

        (A)  Except as otherwise provided by law or by the Certificate of Incorporation, the holders of a majority in voting power of the outstanding shares of stock of the Corporation entitled to vote at the meeting (the "Voting Stock"), represented in person or by proxy, shall constitute a quorum at a meeting of stockholders, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. The chairman of the meeting or a majority of the shares so represented may adjourn the meeting from time to time, whether or not there is such a quorum.

        (B)  Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. The stockholders present at a duly called meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

        SECTION 2.8.    Proxies.    At all meetings of stockholders, a stockholder may vote by proxy executed in writing (or in such other manner prescribed by the Delaware General Corporation Law) by the stockholder, or by his duly authorized attorney-in-fact. Any copy, facsimile transmission or other reliable reproduction of the writing or transmission created pursuant to this section may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile transmission or other reproduction must be a complete reproduction of the entire original writing or transmission. No proxy may be voted or acted upon after the expiration of three (3) years from the date of such proxy, unless such proxy provides for a longer period. Every proxy is revocable at the pleasure of the stockholder executing it unless the proxy states that it is irrevocable and applicable law makes it irrevocable. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or by filing another duly executed proxy bearing a later date with the Secretary of the Corporation.

        SECTION 2.9.    Notice of Stockholder Business and Nominations.

          (A)    Annual Meetings of Stockholders.

          (1)   Nominations of persons for election to the Board and the proposal of other business to be considered by the stockholders at an annual meeting of stockholders may be made only (a) pursuant to the Corporation's notice of meeting (or any supplement thereto), (b) by or at the direction of the Board or any committee thereof, (c) by any stockholder of the Corporation who (i) was a stockholder of record at the time of giving of notice provided for in these Bylaws and at the time of the annual meeting, (ii) is entitled to vote at the meeting and (iii) complies with the notice procedures set forth in these Bylaws as to such business or nomination, or (d) by stockholders of the Corporation who are parties to the Stockholders' Agreement (as defined below), pursuant to the terms of the Stockholders' Agreement, among the Corporation and certain of its stockholders, dated as of October 9, 2018 (as it may be amended from time to time, the "Stockholders' Agreement"); clauses 1(c) and 1(d) of this Section 2.9(A) shall be the exclusive means for a stockholder to make nominations or submit other business (other than matters properly brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and included in the Corporation's notice of meeting) before an annual meeting of the stockholders.

          (2)   For any nominations or any other business to be properly brought before an annual meeting by a stockholder pursuant to Section 2.9(A)(1)(c) of these Bylaws, the stockholder must have given timely notice thereof in writing to the Secretary and such other business must otherwise be a proper matter for stockholder action under the Delaware General Corporation Law. To be timely, a stockholder's notice shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting (which anniversary, in the case of the first annual meeting of stockholders following the adoption of these Bylaws, shall be deemed to be June 20, 2020); provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder's notice as described above. To be in proper form, a stockholder's notice required to be given pursuant to these Bylaws (whether given pursuant to this Section 2.9(A)(2) or Section 2.9(B)) to the Secretary must:

    (a)
    set forth, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Corporation's books, and of such beneficial owner, if any, (ii) (A) the class or series and number of shares of the Corporation which are, directly or indirectly, owned beneficially and of record by such stockholder and such beneficial owner, (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of stock of the Corporation or otherwise (a "Derivative Instrument") directly or indirectly owned beneficially by such stockholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation, (C) a description of any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder has a right to vote any shares of any security of the Corporation, (D) any short interest in any security of the Corporation (for purposes of these Bylaws a person shall be deemed to have a "short interest" in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (E) any rights to dividends on the shares of the Corporation owned beneficially by such stockholder that are separated or separable from the underlying shares of the Corporation, (F) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (G) any performance-related fees (other than an asset-based fee) that such stockholder is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such stockholder's immediate family sharing the same household (which information shall be supplemented by such stockholder and beneficial owner, if any, not later than 10 days after the record date for the meeting to disclose such ownership as of the record date), (iii) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (iv) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting, and (v) a representation as to whether such stockholder or any such beneficial owner intends or is part of a group that intends to (x) deliver a proxy statement or form of proxy to holders of at least the percentage of the voting power of the Corporation's outstanding stock required to approve or adopt the proposal or to elect each such nominee or (y) otherwise to solicit proxies from stockholders in support of such proposal or nomination. If requested by the Corporation, the information required under clauses (a)(i) and (ii) of the preceding sentence of this Section 2.9(A)(2) shall be supplemented by such stockholder and any such beneficial owner not later than 10 days after the record date for notice of the meeting to disclose such information as of such record date;

            (b)   if the notice relates to any business other than a nomination of a director or directors that the stockholder proposes to bring before the meeting, set forth (i) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the Corporation, the language of the proposed amendment) and any material interest of such stockholder and beneficial owner, if any, in such business and (ii) a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder;

            (c)   set forth, as to each person, if any, whom the stockholder proposes to nominate for election or reelection to the Board (i) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person's written consent to being named in the Corporation's proxy statement as a nominee and to serving as a director if elected) and (ii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the "registrant" for purposes of such rule and the nominee were a director or executive officer of such registrant; and

            (d)   with respect to each nominee for election or reelection to the Board, include (i) a completed and signed questionnaire in a form provided by the Corporation (which form the stockholder must request from the Secretary of the Corporation and which form the Corporation shall provide to the stockholder within 7 days upon receipt of the request), and (ii) a written representation and agreement (which form the stockholder must request from the Secretary of the Corporation and which form the Corporation shall provide to the stockholder within 7 days upon receipt of the request) that such person (A) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a "Voting Commitment")

    that has not been disclosed to the Corporation or (2) any Voting Commitment that could limit or interfere with such person's ability to comply, if elected as a director of the Corporation, with such person's fiduciary duties under applicable law, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Corporation, (C) if elected as a director of the Corporation, intends to serve a full term and (D) would be in compliance, if elected as a director of the Corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder's understanding of the independence, or lack thereof, of such nominee.

          (3)   Notwithstanding anything in the second sentence of Section 2.9(A)(2) of these Bylaws to the contrary, in the event that the number of directors to be elected to the Board is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board at least 100 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice required by these Bylaws shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

          (4)   The foregoing notice requirements of this Section 2.9(A) shall be deemed satisfied by a stockholder with respect to business if such stockholder has notified the Corporation of his or her intention to present a proposal at an annual meeting in compliance with the applicable rules and regulations promulgated under the Exchange Act and such stockholder's proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting.

          (B)    Special Meetings of Stockholders.

        Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to a notice of meeting (a) by or at the direction of the Board or any committee thereof or (b) provided, that the Board has determined that directors shall be elected at such meeting, and subject to the terms of the Stockholders' Agreement in the case of stockholders party thereto, by any stockholder of the Corporation who (i) is a stockholder of record at the time of giving of notice provided for in these Bylaws and at the time of the special meeting, (ii) is entitled to vote at the meeting, and (iii) complies with the notice procedures set forth in these Bylaws. In the event a special meeting of stockholders is called for the purpose of electing one or more directors to the Board, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation's notice of meeting, if the stockholder's notice required by Section 2.9(A)(2) of these Bylaws with respect to any nomination (including the completed and signed questionnaire, representation and agreement required by Section 2.9(A)(2) of these Bylaws) shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or, if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period for the giving of a stockholder's notice as described above.

          (C)    General.

          (1)   Subject to the terms of the Stockholders' Agreement, only such persons who are nominated in accordance with the procedures set forth in these Bylaws shall be eligible to serve as directors, and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in these Bylaws. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the chairman of the meeting shall have the power and duty to determine whether nominations made pursuant to this Section 2.9 or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nominations made pursuant to this Section 2.9 or business is not in compliance with these Bylaws, to declare that such defective proposal or nomination shall be disregarded.

          (2)   For purposes of these Bylaws, "public announcement" shall mean disclosure in a press release reported by Dow Jones News Service, the Associated Press, or any other national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

          (3)   Notwithstanding the foregoing provisions of these Bylaws, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in these Bylaws; provided, however, that any references in these Bylaws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to Section 2.9(A)(1)(c) or Section 2.9(B) of these Bylaws. Nothing in these Bylaws shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of preferred stock of the Corporation ("Preferred Stock") if and to the extent provided for under law or the Certificate of Incorporation.

          (4)   Unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) making a nomination or proposal under this Section 2.9 does not appear at a meeting of stockholders to present such nomination or proposal, the nomination shall be disregarded and the proposed business shall not be transacted, as the case may be, notwithstanding that proxies in favor thereof may have been received by the Corporation. For purposes of this Section 2.9, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

        SECTION 2.10.    Conduct of Business.    The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the presiding person of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

        SECTION 2.11.    Procedure for Election of Directors; Required Vote.    Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, at any meeting at which directors are to be elected, so long as a quorum is present, the directors shall be elected by a plurality of the votes validly cast in such election. Unless a different or minimum vote is required by law, the rules and regulations of any stock exchange applicable to the Corporation, the Certificate of Incorporation, these Bylaws, or any law or regulation applicable to the Corporation or its securities, in which case such different or minimum vote shall be the applicable vote on the matter, in all matters other than the election of directors and certain non-binding advisory votes described below, the affirmative vote of the holders of a majority of the voting power of the shares of stock of the Corporation present in person or represented by proxy at the meeting and entitled to vote on the matter shall be the act of the stockholders. In non-binding advisory matters with more than two possible vote choices, a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter shall be the recommendation of the stockholders.

        Unless otherwise provided in the Certificate of Incorporation, cumulative voting for the election of directors shall be prohibited.

        SECTION 2.12.    Treasury Stock.    The Corporation shall not vote, directly or indirectly, shares of its own stock owned by it or any other corporation, if a majority of shares entitled to vote in the election of directors of such corporation is held, directly or indirectly by the Corporation, and such shares will not be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or such other corporation, to vote stock of the Corporation held in a fiduciary capacity.

        SECTION 2.13.    Inspectors of Elections.    The Board by resolution may, and when required by law, shall, appoint one or more inspectors, which inspector or inspectors may include individuals who serve the Corporation in other capacities, including, without limitation, as officers, employees, agents or representatives, to act at the meetings of stockholders and make a written report thereof. One or more persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate has been appointed to act or is able to act at a meeting of stockholders and the appointment of an inspector is required by law, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall have the duties prescribed by law.

        SECTION 2.14.    Stockholder Action by Written Consent.    Subject to the rights of holders of any series of Preferred Stock with respect to such series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be taken at a duly held annual or special meeting of stockholders and may not be taken by any consent in writing of such stockholders.

ARTICLE III
 BOARD OF DIRECTORS

        SECTION 3.1.    General Powers.    The business and affairs of the Corporation shall be managed by or under the direction of the Board elected in accordance with these Bylaws. In addition to the powers and authorities by these Bylaws expressly conferred upon them, the Board may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders. The directors shall act only as a Board, and the individual directors shall have no power as such.

        SECTION 3.2.    Number, Tenure and Qualifications.    Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, and subject to the terms of the Stockholders' Agreement, the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Board. The election and term of directors shall be as set forth in the Certificate of Incorporation.

        SECTION 3.3.    Regular Meetings.    Subject to Section 3.5, regular meetings of the Board shall be held on such dates, and at such times and places, as are determined from time to time by resolution of the Board.

        SECTION 3.4.    Special Meetings.    Special meetings of the Board shall be called by the Secretary at the request of the Chairman of the Board, the Chief Executive Officer, or a majority of the Board then in office. The person or persons authorized to call special meetings of the Board may fix the place, if any, and time of the meetings. Any business may be conducted at a special meeting of the Board.

        SECTION 3.5.    Notice.    Notice of any meeting of directors shall be given to each director at his business or residence in writing by hand delivery, first-class or overnight mail or courier service, or facsimile transmission, electronic transmission or orally by telephone. If mailed by first-class mail, such notice shall be deemed adequately delivered when deposited in the United States mails so addressed, with postage thereon prepaid, at least five days before such meeting. If by overnight mail or courier service, such notice shall be deemed adequately delivered when the notice is delivered to the overnight mail or courier service company at least 24 hours before such meeting. If by facsimile or electronic transmission, such notice shall be deemed adequately delivered when the notice is transmitted at least 24 hours before such meeting. If by telephone or by hand delivery, the notice shall be given at least 24 hours prior to the time set for the meeting and shall be confirmed by facsimile or electronic transmission that is sent promptly thereafter. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice of such meeting, except for amendments to these Bylaws, as provided under Section 8.1. A meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 7.4 of these Bylaws.

        SECTION 3.6.    Action by Consent of Board.    Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, including by electronic transmission, and the writing or writings or electronic transmissions are filed with the minutes of proceedings of the Board or committee. Such consent shall have the same force and effect as a unanimous vote at a meeting, and may be stated as such in any document or instrument filed with the Secretary of State of Delaware.

        SECTION 3.7.    Conference Telephone Meetings.    Members of the Board, or any committee thereof, may participate in a meeting of the Board or such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting, except where such person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

        SECTION 3.8.    Quorum.    Subject to Section 3.9, the lowest whole number of directors equal to at least a majority of the Board shall constitute a quorum for the transaction of business, but if at any meeting of the Board there shall be less than a quorum present, a majority of the directors present may adjourn the meeting from time to time without further notice unless (i) the date, time and place, if any, of the adjourned meeting are not announced at the time of adjournment, in which case notice conforming to the requirements of Section 3.5 of these Bylaws shall be given to each director, or (ii) the meeting is adjourned for more than 24 hours, in which case the notice referred to in clause (i) shall be given to those directors not present at the announcement of the date, time and place of the adjourned meeting. Subject to the terms of the Stockholders' Agreement, the act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board. The directors present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough directors to leave less than a quorum.

        SECTION 3.9.    Vacancies.    Subject to the rights of holders of any series of Preferred Stock to elect directors or fill vacancies in respect of such directors pursuant to the Certificate of Incorporation (including any certificate of designation thereunder) and the terms of the Stockholders' Agreement, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the vacancy occurred or to which the new directorship is apportioned, and until such director's successor shall have been duly elected and qualified or until such director's earlier death, resignation or removal. No decrease in the number of authorized directors constituting the Board shall shorten the term of any incumbent director.

        SECTION 3.10.    Removal.    Subject to the rights of the holders of shares of any series of Preferred Stock, if any, to remove directors elected by such series of Preferred Stock pursuant to the Certificate of Incorporation (including any certificate of designation thereunder) and the terms of the Stockholders' Agreement, including such terms relating to the removal of directors without cause, any director may be removed only for cause, upon the affirmative vote of the holders of at least a majority of the outstanding shares of stock of the Corporation entitled to vote generally for the election of directors.

        SECTION 3.11.    Records.    The Board shall cause to be kept a record containing the minutes of the proceedings of the meetings of the Board and of the stockholders, appropriate stock books and registers and such books of records and accounts as may be necessary for the proper conduct of the business of the Corporation.

        SECTION 3.12.    Compensation.    Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board shall have authority to fix the compensation of directors, including fees and reimbursement of expenses. The Corporation will cause each non-employee director serving on the Board to be reimbursed for all reasonable out-of-pocket costs and expenses incurred by him or her in connection with such service.

        SECTION 3.13.    Regulations.    To the extent consistent with applicable law, the Certificate of Incorporation and these Bylaws, the Board may adopt such rules and regulations for the conduct of meetings of the Board and for the management of the affairs and business of the Corporation as the Board may deem appropriate.

ARTICLE IV
 COMMITTEES

        SECTION 4.1.    Designation; Powers.    The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Any such committee, to the extent permitted by law and to the extent provided in the resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it.

        SECTION 4.2.    Procedure; Meetings; Quorum.    Any committee designated pursuant to Section 4.1 shall choose its own chairman by a majority vote of the members then in attendance in the event the chairman has not been selected by the Board, shall keep regular minutes of its proceedings and report the same to the Board when requested, and shall meet at such times and at such place or places as may be provided by the charter of such committee or by resolution of such committee or resolution of the Board. At every meeting of any such committee, the presence of a majority of all the members thereof shall constitute a quorum and, if a quorum is present, the affirmative vote of a majority of the members present shall be necessary for the adoption by it of any resolution. The Board shall adopt a charter for each committee for which a charter is required by applicable laws, regulations or stock exchange rules, may adopt a charter for any other committee, and may adopt other rules and regulations for the governance of any committee not inconsistent with the provisions of applicable law, the Certificate of Incorporation, these Bylaws or any such charter, and each committee may adopt its own rules and regulations of governance, to the extent not inconsistent with applicable law, the Certificate of Incorporation, these Bylaws or any charter or other rules and regulations adopted by the Board.

        SECTION 4.3.    Substitution of Members.    The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of the absent or disqualified member.

ARTICLE V
 OFFICERS

        SECTION 5.1.    Officers.    The officers of the Corporation shall be a Chairman of the Board, a Chief Executive Officer, a Secretary, a Treasurer and such other officers as the Board from time to time may deem proper. Subject to the terms of the Stockholders' Agreement, the Chairman of the Board shall be chosen from among the directors. All officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this ARTICLE V. Such officers shall also have such powers and duties as from time to time may be conferred by the Board or by any committee thereof. The Board or any committee thereof may from time to time elect, or the Chief Executive Officer may appoint, such other officers (including one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers) and such agents, as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers and agents shall have such duties and shall hold their offices for such terms as shall be provided in these

Bylaws or as may be prescribed by the Board or such committee thereof, or by the Chief Executive Officer, as the case may be.

        SECTION 5.2.    Election and Term of Office.    Subject to the terms of the Stockholders' Agreement, (i) the officers of the Corporation shall be elected or appointed from time to time by the Board or by the Chairman of the Board or the Chief Executive Officer pursuant to Section 5.1 and (ii) each officer shall hold office until his successor shall have been duly elected or appointed and shall have qualified or until his death or until he shall resign, but any officer may be removed from office at any time by the affirmative vote of a majority of the Board or, except in the case of an officer or agent elected by the Board, by the Chairman of the Board or Chief Executive Officer. Such removal shall be without prejudice to the contractual rights, if any, of the person so removed. No elected officer shall have any contractual rights against the Corporation for compensation by virtue of such election beyond the date of the election of his successor, his death, his resignation or his removal, whichever event shall first occur, except as otherwise provided in an employment contract or under an employee deferred compensation plan.

        SECTION 5.3.    Chairman of the Board.    The Chairman of the Board shall preside at all meetings of the stockholders and of the Board. The Chairman of the Board shall perform all duties incidental to his office which may be required by law and all such other duties as are properly required of him by the Board. He shall make reports to the Board and the stockholders, and shall see that all orders and resolutions of the Board and of any committee thereof are carried into effect. The Chairman of the Board may also serve as Chief Executive Officer, if so elected by the Board.

        SECTION 5.4.    Chief Executive Officer.    The Chief Executive Officer shall act in a general executive capacity, be responsible for the general management of the affairs of the Corporation and assist the Chairman of the Board in the administration and operation of the Corporation's business and general supervision of its policies and affairs. The Chief Executive Officer shall, in the absence of or because of the inability to act of the Chairman of the Board, perform all duties of the Chairman of the Board and preside at all meetings of stockholders and, if also a member of the Board, of the Board. The Chief Executive Officer shall have the authority to sign, in the name and on behalf of the Corporation, checks, orders, contracts, leases, notes, drafts and all other documents and instruments in connection with the business of the Corporation.

        SECTION 5.5.    President.    The President, if any, shall have such powers and shall perform such duties as shall be assigned to him by the Board.

        SECTION 5.6.    Senior Vice Presidents and Vice Presidents.    Each Senior Vice President and Vice President, if any, shall have such powers and shall perform such duties as shall be assigned to him by the Board.

        SECTION 5.7.    Treasurer.    The Treasurer shall exercise general supervision over the receipt, custody and disbursement of corporate funds. The Treasurer shall cause the funds of the Corporation to be deposited in such banks as may be authorized by the Board, or in such banks as may be designated as depositaries in the manner provided by resolution of the Board. He shall have such further powers and duties and shall be subject to such directions as may be granted or imposed upon him from time to time by the Board, the Chairman of the Board or the Chief Executive Officer.

        SECTION 5.8.    Secretary.    The Secretary shall keep or cause to be kept in one or more books provided for that purpose, the minutes of all meetings of the Board, the committees of the Board and the stockholders; he shall see that all notices are duly given in accordance with the provisions of these Bylaws and as required by law; he shall be custodian of the records and the seal of the Corporation and affix and attest the seal to all stock certificates of the Corporation (unless the seal of the Corporation on such certificates shall be a facsimile, as hereinafter provided) and affix and attest the seal to all other documents to be executed on behalf of the Corporation under its seal; and he shall see that the books, reports, statements, certificates and other documents and records required by law to be kept and filed are properly kept and filed; and in general, he shall perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to him by the Board, the Chairman of the Board or the Chief Executive Officer.

        SECTION 5.9.    Vacancies.    A newly created elected office and a vacancy in any elected office because of death, resignation, or removal may be filled by the Board for the unexpired portion of the term at any meeting of the Board. Any vacancy in an office appointed by the Chairman of the Board or the Chief Executive Officer because of death, resignation, or removal may be filled by the Chairman of the Board or the Chief Executive Officer.

        SECTION 5.10.    Action with Respect to Securities of Other Corporations.    Unless otherwise directed by the Board, the Chief Executive Officer shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of security holders of or with respect to any action of security holders of any other corporation or entity in which this Corporation may hold securities and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other corporation or entity.

ARTICLE VI
 STOCK CERTIFICATES AND TRANSFERS

        SECTION 6.1.    Stock Certificates and Transfers.    The interest of each stockholder of the Corporation shall be evidenced by certificates for shares of stock in such form as the appropriate officers of the Corporation may from time to time prescribe, provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of its stock may be uncertificated or electronic shares. The shares of the stock of the Corporation shall be entered in the books of the Corporation as they are issued and shall exhibit the holder's name and number of shares. Subject to the provisions of the Certificate of Incorporation, the shares of the stock of the Corporation shall be transferred on the books of the Corporation, which may be maintained by a third-party registrar or transfer agent, by the holder thereof in person or by his attorney, upon surrender for cancellation of certificates for at least the same number of shares, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed, with such proof of the authenticity of the signature as the Corporation or its agents may reasonably require or upon receipt of proper transfer instructions from the registered holder of uncertificated shares and upon compliance with appropriate procedures for transferring shares in uncertificated form, at which time the Corporation shall issue a new certificate to the person entitled thereto (if the stock is then represented by certificates), cancel the old certificate and record the transaction upon its books.

        Each certificated share of stock shall be signed, countersigned and registered in such manner as the Board may by resolution prescribe, which resolution may permit all or any of the signatures on such certificates to be in facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

        SECTION 6.2.    Lost, Stolen or Destroyed Certificates.    No certificate for shares or uncertificated shares of stock in the Corporation shall be issued in place of any certificate alleged to have been lost, destroyed or stolen, except on production of such evidence of such loss, destruction or theft and on delivery to the Corporation of a bond of indemnity in such amount, upon such terms and secured by such surety, as the Board or any financial officer may in its or his discretion require.

        SECTION 6.3.    Ownership of Shares.    The Corporation shall be entitled to treat the holder of record of any share or shares of stock of the Corporation as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

        SECTION 6.4.    Regulations Regarding Certificates.    The Board shall have the power and authority, subject to applicable law, to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration or the replacement of certificates for shares of stock of the Corporation. The Corporation may enter into additional agreements with stockholders to restrict the transfer of stock of the Corporation in any manner not prohibited by the Delaware General Corporation Law.

ARTICLE VII
 MISCELLANEOUS PROVISIONS

        SECTION 7.1.    Fiscal Year.    The fiscal year of the Corporation shall begin on the first day of January and end on the thirty-first day of December of each year or as shall be otherwise determined by resolutions of the Board.

        SECTION 7.2.    Dividends.    Except as otherwise provided by law or the Certificate of Incorporation, the Board may from time to time declare, and the Corporation may pay, dividends on its outstanding shares of stock, which dividends may be paid in either cash, property or shares of stock of the Corporation. A member of the Board, or a member of any committee designated by the Board, shall be fully protected in relying in good faith upon the records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board, or by any other person as to matters the director reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation, as to the value and amount of the assets, liabilities or net profits of the Corporation, or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared and paid.

        SECTION 7.3.    Seal.    The corporate seal shall have inscribed thereon the words "Corporate Seal," the year of incorporation and around the margin thereof the words "Antero Midstream Corporation—Delaware."

        SECTION 7.4.    Waiver of Notice.    Whenever any notice is required to be given to any stockholder or director of the Corporation under the provisions of the Delaware General Corporation Law, the Certificate of Incorporation or these Bylaws, a waiver thereof in writing or by electronic transmission, given by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at, nor the purpose of, any annual or special meeting of the stockholders or the Board or committee thereof need be specified in any waiver of notice of such meeting. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

        SECTION 7.5.    Resignations.    Any director or any officer, whether elected or appointed, may resign at any time by giving written notice, including by electronic transmission, of such resignation to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary, and such resignation shall be deemed to be effective as of the close of business on the date said notice is received by the Chairman of the Board, the Chief Executive Officer, the President or the Secretary, or at such later time as is specified therein. No formal action shall be required of the Board or the stockholders to make any such resignation effective.

        SECTION 7.6.    Indemnification and Advancement of Expenses.    (A) The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a "Covered Person") who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer or employee of the Corporation or, while a director, officer or employee of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 7.6(C), the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board.

        (B)  The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys' fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Section 7.6 or otherwise.

        (C)  If a claim for indemnification under this Section 7.6 (following the final disposition of such proceeding) is not paid in full within sixty days after the Corporation has received a claim therefor by the Covered Person, or if a claim for any advancement of expenses under this Section 7.6 is not paid in full within thirty days after the Corporation has received a statement or statements requesting such amounts to be advanced, the Covered Person shall thereupon (but not before) be entitled to file suit to recover the unpaid amount of such claim. If successful in whole or in part, the Covered Person shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action, the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

        (D)  The rights conferred on any Covered Person by this Section 7.6 shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

        (E)  This Section 7.6 shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

        SECTION 7.7.    Notices.    Except as otherwise specifically provided herein or required by law, all notices required to be given to any stockholder, director, officer, employee or agent shall be in writing and may in every instance be effectively given by hand delivery to the recipient thereof, by depositing such notice in the mails, postage paid, or by sending such notice by commercial courier service, or by facsimile or other electronic transmission; provided, however, that notice to stockholders by electronic transmission shall be given in the manner provided in Section 232 of the Delaware General Corporation Law. Any such notice shall be addressed to such stockholder, director, officer, employee or agent at his or her last known address as the same appears on the books of the Corporation. Without limiting the manner by which notice otherwise may be given effectively, notice to any stockholder shall be deemed given: (1) if by facsimile, when directed to a number at which the stockholder has consented to receive notice; (2) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (3) if by posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; (4) if by any other form of electronic transmission, when directed to the stockholder; and (5) if by mail, when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder's address as it appears on the records of the Corporation.

        SECTION 7.8.    Facsimile Signatures.    In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board or a committee thereof.

        SECTION 7.9.    Time Periods.    In applying any provision of these Bylaws which require that an act be done or not done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

        SECTION 7.10.    Reliance Upon Books, Reports and Records.    Each director, each member of any committee designated by the Board, and each officer of the Corporation shall, in the performance of his duties, be fully protected in relying in good faith upon the records of the Corporation and upon information, opinions, reports or statements presented to the Corporation by any of the Corporation's officers or employees, or committees designated by the Board, or by any other person as to the matters the member reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

ARTICLE VIII
 AMENDMENTS

        SECTION 8.1.    Amendments.

        (A)  Subject to the provisions of the Corporation's Certificate of Incorporation, these Bylaws may be amended, altered or repealed (a) by resolution adopted by a the Board at any special or regular meeting of the Board at which a quorum is present if, in the case of such special meeting only, notice of such amendment, alteration or repeal is contained in the notice or waiver of notice of such meeting, or by written consent of the Board, or (b) at any regular or special meeting of the stockholders upon the affirmative vote of at least 66 2/3% of the voting power of the stock outstanding and entitled to vote in the election of directors, voting together as a single class, if, in the case of such special meeting only, notice of such amendment, alteration or repeal is contained in the notice or waiver of notice of such meeting.

        (B)  Notwithstanding the foregoing, Sections 3.9 and 3.10 and this paragraph of Section 8.1 may only be amended, altered or repealed at any regular or special meeting of the stockholders upon the affirmative vote of at least 66 2/3% of the voting power of the stock outstanding and entitled to vote in the election of directors, voting together as a single class if, in the case of such special meeting only, notice of such amendment, alteration or repeal is contained in the notice or waiver of notice of such meeting.

        (C)  So long as the Stockholders' Agreement remains in effect, the Board shall not approve any amendment, alteration or repeal of any provision of these Bylaws, or the adoption of any new Bylaw, that (x) would be contrary to or inconsistent with the terms of the Stockholders' Agreement or (y) amends, alters or repeals the provisions of this Section 8.1(C). Notwithstanding the foregoing, (1) nothing in these Bylaws shall be deemed to limit the ability of the parties to the Stockholders' Agreement to amend, alter or repeal any provision of the Stockholders' Agreement pursuant to the terms thereof, and no amendment to the Stockholders' Agreement (whether or not such amendment modifies any provision of the Stockholders' Agreement to which these Bylaws are subject) shall be deemed an amendment of these Bylaws for purposes of this Section 8.1, and (2) no amendment, alteration or repeal of Section 7.6 shall adversely affect any right or protection existing under these Bylaws immediately prior to such amendment, alteration or repeal, including any right or protection of a present or former director, officer or employee thereunder in respect of any act or omission occurring prior to the time of such amendment.

ANNEX G—Form of Long Term Incentive Plan of New AM

ANTERO MIDSTREAM CORPORATION

LONG TERM INCENTIVE PLAN

        1.    Purpose.    The purpose of the Antero Midstream Corporation Long Term Incentive Plan (the "Plan") is to provide a means through which (a) Antero Midstream Corporation, a Delaware corporation (the "Company"), and its Affiliates may attract, retain and motivate qualified persons as employees, directors and other service providers, thereby enhancing the profitable growth of the Company and its Affiliates and (b) persons upon whom the responsibilities of the successful administration and management of the Company and its Affiliates rest, and whose present and potential contributions to the Company and its Affiliates are of importance, can acquire and maintain stock ownership or awards the value of which is tied to the performance of the Company, thereby strengthening their concern for the Company and its Affiliates. Accordingly, the Plan provides for the grant of Options, SARs, Restricted Stock, Restricted Stock Units, Stock Awards, Dividend Equivalents, Other Stock-Based Awards, Cash Awards, Substitute Awards, or any combination of the foregoing, as determined by the Committee in its sole discretion.

        2.    Definitions.    For purposes of the Plan, the following terms shall be defined as set forth below:

        (a)   "Affiliate" means any corporation, partnership, limited liability company, limited liability partnership, association, trust or other organization that, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities, by contract, or otherwise.

        (b)   "ASC Topic 718" means the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, as amended or any successor accounting standard.

        (c)   "Award" means any Option, SAR, Restricted Stock, Restricted Stock Unit, Stock Award, Dividend Equivalent, Other Stock-Based Award, Cash Award, or Substitute Award, together with any other right or interest, granted under the Plan.

        (d)   "Award Agreement" means any written instrument (including any employment, severance or change in control agreement) that sets forth the terms, conditions, restrictions and/or limitations applicable to an Award, in addition to those set forth under the Plan.

        (e)   "Board" means the Board of Directors of the Company.

        (f)    "Cash Award" means an Award denominated in cash granted under Section 6(i).

        (g)   "Change in Control" means, except as otherwise provided in an Award Agreement, the occurrence of any of the following events after the Effective Date:

            (i)  The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (x) the then outstanding shares of Stock (the "Outstanding Stock") or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this clause (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the

  Company, (B) any acquisition by the Company or its subsidiaries, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company or (D) any acquisition by any entity pursuant to a transaction that complies with clauses (A), (B) and (C) of clause (iii) below;

           (ii)  The individuals constituting the Board on the Effective Date (the "Incumbent Directors") cease for any reason (other than death or disability) to constitute at least majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election, by the Company's stockholders was approved by a vote of at least two-thirds of the Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) will be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a "person" (as used in Section 13(d) of the Exchange Act), in each case, other than the Board, which individual, for the avoidance of doubt, shall not be deemed to be an Incumbent Director for purposes of this definition, regardless of whether such individual was approved by a vote of at least two-thirds of the Incumbent Directors;

          (iii)  Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or an acquisition of assets of another entity (a "Business Combination"), in each case, unless, following such Business Combination, (A) the Outstanding Stock and Outstanding Company Voting Securities immediately prior to such Business Combination represent or are converted into or exchanged for securities which represent or are convertible into more than 50% of, respectively, the then outstanding shares of common stock or common equity interests and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or other governing body, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company, or all or substantially all of the Company's assets either directly or through one or more subsidiaries), (B) no individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), excluding the Company, its subsidiaries and any employee benefit plan (or related trust) sponsored or maintained by the Company or the entity resulting from such Business Combination (or any entity controlled by either the Company or the entity resulting from such Business Combination), beneficially owns, directly or indirectly, 50% or more of, respectively, the then outstanding shares of common stock or common equity interests of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or other governing body of such entity except to the extent that such ownership results solely from direct or indirect ownership of the Company that existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors or similar governing body of the entity resulting from such Business Combination were Incumbent Directors at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

          (iv)  Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

        For purposes of Section 2(g)(i) and (iii), acquisitions of securities in the Company by Antero Resources Corporation or its affiliates shall not constitute a Change in Control. Notwithstanding any provision of this Section 2(g), for purposes of an Award that provides for a deferral of compensation under the Nonqualified Deferred Compensation Rules, to the extent the impact of a Change in Control on such Award would subject a Participant to additional taxes under the Nonqualified Deferred

Compensation Rules, a Change in Control described in subsection (i), (ii), (iii) or (iv) above with respect to such Award will mean both a Change in Control and a "change in the ownership of a corporation," "change in the effective control of a corporation," or a "change in the ownership of a substantial portion of a corporation's assets" within the meaning of the Nonqualified Deferred Compensation Rules as applied to the Company.

        (h)   "Change in Control Price" means the amount determined in the following clause (i), (ii), (iii), (iv) or (v), whichever the Committee determines is applicable, as follows: (i) the price per share offered to holders of Stock in any merger or consolidation resulting in a Change in Control, (ii) the per share Fair Market Value of the Stock immediately before the Change in Control or other event without regard to assets sold in the Change in Control or other event and assuming the Company has received the consideration paid for the assets in the case of a sale of the assets, (iii) the amount distributed per share of Stock in a dissolution transaction, (iv) the price per share offered to holders of Stock in any tender offer or exchange offer whereby a Change in Control or other event takes place, or (v) if such Change in Control or other event occurs other than pursuant to a transaction described in clauses (i), (ii), (iii), or (iv) of this Section 2(h), the value per share of the Stock that may otherwise be obtained with respect to such Awards or to which such Awards track, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Awards. In the event that the consideration offered to stockholders of the Company in any transaction described in this Section 2(h) or in Section 8(e) consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash and such determination shall be binding on all affected Participants to the extent applicable to Awards held by such Participants.

        (i)    "Code" means the Internal Revenue Code of 1986, as amended from time to time, including the guidance and regulations promulgated thereunder and successor provisions, guidance and regulations thereto.

        (j)    "Committee" means a committee of two or more directors designated by the Board to administer the Plan; provided, however, that, unless otherwise determined by the Board, the Committee shall consist solely of two or more Qualified Members.

        (k)   "Dividend Equivalent" means a right, granted to an Eligible Person under Section 6(g) , to receive cash, Stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments.

        (l)    "Effective Date" means                        .

        (m)  "Eligible Person" means any individual who, as of the date of grant of an Award, is an officer or employee of the Company or of any of its Affiliates, and any other person who provides services to the Company or any of its Affiliates, including directors of the Company; provided, however, that, any such individual must be an "employee" of the Company or any of its parents or subsidiaries within the meaning of General Instruction A.1(a) to Form S-8 if such individual is granted an Award that may be settled in Stock. An employee on leave of absence may be an Eligible Person.

        (n)   "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, including the guidance, rules and regulations promulgated thereunder and successor provisions, guidance, rules and regulations thereto.

        (o)   "Fair Market Value" of a share of Stock means, as of any specified date, (i) if the Stock is listed on a national securities exchange, the closing sales price of the Stock, as reported on the stock exchange composite tape on that date (or if no sales occur on such date, on the last preceding date on which such sales of the Stock are so reported); (ii) if the Stock is not traded on a national securities exchange but is traded over the counter on such date, the average between the reported high and low bid and asked prices of Stock on the most recent date on which Stock was publicly traded on or preceding the specified date; or (iii) in the event Stock is not publicly traded at the time a determination of its value is required to be made under the Plan, the amount determined by the Committee in its discretion in such manner as it deems appropriate, taking into account all factors the Committee deems appropriate, including the Nonqualified Deferred Compensation Rules. Notwithstanding this definition of Fair Market Value, with respect to one or more Award types, or for any other purpose for which the Committee must determine the Fair Market Value under the Plan, the Committee may elect to choose a different measurement date or methodology for determining Fair Market Value so long as the determination is consistent with the Nonqualified Deferred Compensation Rules and all other applicable laws and regulations.

        (p)   "ISO" means an Option intended to be and designated as an "incentive stock option" within the meaning of Section 422 of the Code.

        (q)   "Nonqualified Deferred Compensation Rules" means the limitations and requirements of Section 409A of the Code, as amended from time to time, including the guidance and regulations promulgated thereunder and successor provisions, guidance and regulations thereto.

        (r)   "Nonstatutory Option" means an Option that is not an ISO.

        (s)   "Option" means a right, granted to an Eligible Person under Section 6(b), to purchase Stock at a specified price during specified time periods, which may either be an ISO or a Nonstatutory Option.

        (t)    "Other Stock-Based Award" means an Award granted to an Eligible Person under Section 6(h) .

        (u)   "Participant" means a person who has been granted an Award under the Plan that remains outstanding, including a person who is no longer an Eligible Person.

        (v)   "Qualified Member" means a member of the Board who is (i) a "non-employee director" within the meaning of Rule 16b-3(b)(3), and (ii) "independent" under the listing standards or rules of the securities exchange upon which the Stock is traded, but only to the extent such independence is required in order to take the action at issue pursuant to such standards or rules.

        (w)  "Restricted Stock" means Stock granted to an Eligible Person under Section 6(d) that is subject to certain restrictions and to a risk of forfeiture.

        (x)   "Restricted Stock Unit" means a right, granted to an Eligible Person under Section 6(e) , to receive Stock, cash or a combination thereof at the end of a specified period (which may or may not be coterminous with the vesting schedule of the Award).

        (y)   "Rule 16b-3" means Rule 16b-3, promulgated by the SEC under Section 16 of the Exchange Act.

        (z)   "SAR" means a stock appreciation right granted to an Eligible Person under Section 6(c) .

        (aa) "SEC" means the Securities and Exchange Commission.

        (bb) "Securities Act" means the Securities Act of 1933, as amended from time to time, including the guidance, rules and regulations promulgated thereunder and successor provisions, guidance, rules and regulations thereto.

        (cc) "Stock" means the Company's Common Stock, par value $0.01 per share, and such other securities as may be substituted (or re-substituted) for Stock pursuant to Section 8.

        (dd) "Stock Award" means unrestricted shares of Stock granted to an Eligible Person under Section 6(f) .

        (ee) "Substitute Award" means an Award granted under Section 6(j).

        3.    Administration.

          (a)    Authority of the Committee.    The Plan shall be administered by the Committee except to the extent the Board elects to administer the Plan, in which case references herein to the "Committee" shall be deemed to include references to the "Board." Subject to the express provisions of the Plan, Rule 16b-3 and other applicable laws, the Committee shall have the authority, in its sole and absolute discretion, to:

            (i)  designate Eligible Persons as Participants;

           (ii)  determine the type or types of Awards to be granted to an Eligible Person;

          (iii)  determine the number of shares of Stock or amount of cash to be covered by Awards;

          (iv)  determine the terms and conditions of any Award, including whether, to what extent and under what circumstances Awards may be vested, settled, exercised, cancelled or forfeited (including conditions based on continued employment or service requirements or the achievement of one or more performance goals);

           (v)  modify, waive or adjust any term or condition of an Award that has been granted, which may include the acceleration of vesting, waiver of forfeiture restrictions, modification of the form of settlement of the Award (for example, from cash to Stock or vice versa), early termination of a performance period, or modification of any other condition or limitation regarding an Award;

          (vi)  determine the treatment of an Award upon a termination of employment or other service relationship;

         (vii)  impose a holding period with respect to an Award or the shares of Stock received in connection with an Award;

        (viii)  interpret and administer the Plan and any Award Agreement;

          (ix)  correct any defect, supply any omission or reconcile any inconsistency in the Plan, in any Award, or in any Award Agreement; and

           (x)  make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

        The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. Any action of the Committee shall be final, conclusive and binding on all persons, including the Company, its Affiliates, stockholders, Participants, beneficiaries, and permitted transferees under Section 7(a) or other persons claiming rights from or through a Participant.

          (b)    Exercise of Committee Authority.    At any time that a member of the Committee is not a Qualified Member, any action of the Committee relating to an Award granted or to be granted to an Eligible Person who is then subject to Section 16 of the Exchange Act in respect of the Company where such action is not taken by the full Board may be taken either (i) by a subcommittee, designated by the Committee, composed solely of two or more Qualified Members, or (ii) by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action; provided, however, that upon such abstention or recusal, the Committee remains composed solely of two or more Qualified Members. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non-Qualified Member(s), shall be the action of the Committee for purposes of the Plan. For the avoidance of doubt, the full Board may take any action relating to an Award granted or to be granted to an Eligible Person who is then subject to Section 16 of the Exchange Act in respect of the Company.

          (c)    Delegation of Authority.    The Committee may delegate any or all of its powers and duties under the Plan to a subcommittee of directors or to any officer of the Company, including the power to perform administrative functions and grant Awards; provided, however, that such delegation does not (i) violate state or corporate law, or (ii) result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company. Upon any such delegation, all references in the Plan to the "Committee," other than in Section 8, shall be deemed to include any subcommittee or officer of the Company to whom such powers have been delegated by the Committee. Any such delegation shall not limit the right of such subcommittee members or such an officer to receive Awards; provided, however, that such subcommittee members and any such officer may not grant Awards to himself or herself, a member of the Board, or any executive officer of the Company or an Affiliate, or take any action with respect to any Award previously granted to himself or herself, a member of the Board, or any executive officer of the Company or an Affiliate. The Committee may also appoint agents who are not executive officers of the Company or members of the Board to assist in administering the Plan, provided, however, that such individuals may not be delegated the authority to grant or modify any Awards that will, or may, be settled in Stock.

          (d)    Limitation of Liability.    The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of the Company or any of its Affiliates, the Company's legal counsel, independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee and any officer or employee of the Company or any of its Affiliates acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Company with respect to any such action or determination.

          (e)    Participants in Non-U.S. Jurisdictions.    Notwithstanding any provision of the Plan to the contrary, to comply with applicable laws in countries other than the United States in which the Company or any of its Affiliates operates or has employees, directors or other service providers from time to time, or to ensure that the Company complies with any applicable requirements of foreign securities exchanges, the Committee, in its sole discretion, shall have the power and authority to: (i) determine which of the Company's Affiliates shall be covered by the Plan; (ii) determine which Eligible Persons outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to Eligible Persons outside the United States to comply with applicable foreign laws or listing requirements of any foreign exchange; (iv) establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such sub-plans and/or modifications shall be attached to the Plan as appendices), provided, however, that no such sub-plans and/or modifications shall increase the share limitations contained in Section 4(a); and (v) take any action, before or after an Award is granted, that it deems advisable to comply with any applicable governmental regulatory exemptions or approval or listing requirements of any such foreign securities exchange. For purposes of the Plan, all references to foreign laws, rules, regulations or taxes shall be references to the laws, rules, regulations and taxes of any applicable jurisdiction other than the United States or a political subdivision thereof.

        4.    Stock Subject to Plan.

        (a)    Number of Shares Available for Delivery.    Subject to adjustment in a manner consistent with Section 8, shares of Stock are reserved and available for delivery with respect to Awards, and such total shall be available for the issuance of shares upon the exercise of ISOs.

        (b)    Application of Limitation to Grants of Awards.    Subject to Section 4(c) , no Award may be granted if the number of shares of Stock that may be delivered in connection with such Award exceeds the number of shares of Stock remaining available under the Plan minus the number of shares of Stock issuable in settlement of or relating to then-outstanding Awards. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or Substitute Awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award.

        (c)    Availability of Shares Not Delivered under Awards.    If all or any portion of an Award expires or is cancelled, forfeited, exchanged, settled in cash or otherwise terminated, the shares of Stock subject to such Award (including (i) shares forfeited with respect to Restricted Stock and (ii) the number of shares withheld or surrendered to the Company in payment of any exercise or purchase price of an Award or taxes relating to Awards) shall not be considered "delivered shares" under the Plan, shall be available for delivery with respect to Awards, and shall no longer be considered issuable or related to outstanding Awards for purposes of Section 4(b). If an Award may be settled only in cash, such Award need not be counted against any share limit under this Section 4.

        (d)    Shares Available Following Certain Transactions.    Substitute Awards granted in accordance with applicable stock exchange requirements and in substitution or exchange for awards previously granted by a company acquired by the Company or any subsidiary or with which the Company or any subsidiary combines shall not reduce the shares authorized for issuance under the Plan or the limitations on grants to non-employee members of the Board under Section 5(b), nor shall shares subject to such Substitute Awards be added to the shares available for issuance under the Plan as provided above (whether or not such Substitute Awards are later cancelled, forfeited or otherwise terminated). Additionally, in the event that a company acquired by the Company or any subsidiary or with which the Company or any subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may, if and to the extent determined by the Board and subject to compliance with applicable stock exchange requirements, be used for Awards under the Plan and shall not reduce the shares authorized for issuance under the Plan (and shares subject to such Awards shall not be added to the shares available for issuance under the Plan as provided above); provided, that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not, prior to such acquisition or combination, employed by (and who were not non-employee directors or other service providers of) the Company or any of its subsidiaries immediately prior to such acquisition or combination.

        (e)    Stock Offered.    The shares of Stock to be delivered under the Plan shall be made available from (i) authorized but unissued shares of Stock, (ii) Stock held in the treasury of the Company, or (iii) previously issued shares of Stock reacquired by the Company, including shares purchased on the open market.

        5.    Eligibility; Compensation Limitations for Non-Employee Members of the Board.

        (a)   Awards may be granted under the Plan only to Eligible Persons.

        (b)   In each calendar year during any part of which the Plan is in effect, a non-employee member of the Board may not be paid compensation, whether denominated in cash or Awards, for such individual's service on the Board in excess of $750,000, pro-rated for partial calendar years of Board service; provided, however, that for any calendar year in which a member of the Board (i) serves on a special committee of the Board or (ii) serves as lead director, additional compensation, whether denominated in cash or Awards, may be paid. For purposes of this Section 5(b), the value of Awards shall be determined, if applicable, pursuant to ASC Topic 718 on the date of grant and attributed to the compensation limit for the year in which the Award is granted. For the avoidance of doubt, the limits set forth in this Section 5(b) shall be without regard to grants of Awards or other payments, if any, made to a non-employee member of the Board during any period in which such individual was an employee of the Company or of any of its Affiliates or was otherwise providing services to the Company or to any of its Affiliates other than in the capacity as a director of the Company.

        6.    Specific Terms of Awards.

        (a)    General.    Awards may be granted on the terms and conditions set forth in this Section 6. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone, in addition to, or in tandem with any other Award. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 10), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine. Without limiting the scope of the preceding sentence, the Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance goals applicable to an Award, and any such performance goals may differ among Awards granted to any one Participant or to different Participants. Except as otherwise provided in an Award Agreement, the Committee may exercise its discretion to reduce or increase the amounts payable under any Award.

        (b)    Options.    The Committee is authorized to grant Options, which may be designated as either ISOs or Nonstatutory Options, to Eligible Persons on the following terms and conditions:

          (i)    Exercise Price.    Each Award Agreement evidencing an Option shall state the exercise price per share of Stock (the "Exercise Price") established by the Committee; provided, however, that except as provided in Section 6(j) or in Section 8, the Exercise Price of an Option shall not be less than the greater of (A) the par value per share of the Stock or (B) 100% of the Fair Market Value per share of the Stock as of the date of grant of the Option (or in the case of an ISO granted to an individual who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or any of its subsidiaries, 110% of the Fair Market Value per share of the Stock on the date of grant). Notwithstanding the foregoing, the Exercise Price of a Nonstatutory Option may be less than 100% of the Fair Market Value per share of Stock as of the date of grant of the Option if the Option (1) does not provide for a deferral of compensation by reason of satisfying the short-term deferral exception set forth in the Nonqualified Deferred Compensation Rules or (2) provides for a deferral of compensation and is compliant with the Nonqualified Deferred Compensation Rules.

          (ii)    Time and Method of Exercise; Other Terms.    The Committee shall determine the methods by which the Exercise Price may be paid or deemed to be paid, the form of such payment, including cash or cash equivalents, Stock (including previously owned shares or through a cashless exercise, i.e., "net settlement", a broker-assisted exercise, or other reduction of the amount of shares otherwise issuable pursuant to the Option), other Awards or awards granted under other plans of the Company or any Affiliate, other property, or any other legal consideration the Committee deems appropriate (including notes or other contractual obligations of Participants to make payment on a deferred basis), the methods by or forms in which Stock will be delivered or deemed to be delivered to Participants, including the delivery of Restricted Stock subject to Section 6(d), and any other terms and conditions of any Option. In the case of an exercise whereby the Exercise Price is paid with Stock, such Stock shall be valued based on the Stock's Fair Market Value as of the date of exercise. No Option may be exercisable for a period of more than ten years following the date of grant of the Option (or in the case of an ISO granted to an individual who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or any of its subsidiaries, for a period of more than five years following the date of grant of the ISO).

          (iii)    ISOs.    The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. ISOs may only be granted to Eligible Persons who are employees of the Company or employees of a parent or any subsidiary corporation of the Company. Except as otherwise provided in Section 8, no term of the Plan relating to ISOs (including any SAR in tandem therewith) shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any ISO under Section 422 of the Code, unless notice has been provided to the Participant that such change will result in such disqualification. ISOs shall not be granted more than ten years after the earlier of the adoption of the Plan or the approval of the Plan by the Company's stockholders. Notwithstanding the foregoing, to the extent that the aggregate Fair Market Value of shares of Stock subject to an ISO and the aggregate Fair Market Value of shares of stock of any parent or subsidiary corporation (within the meaning of Sections 424(e) and (f) of the Code) subject to any other incentive stock options of the Company or a parent or subsidiary corporation (within the meaning of Sections 424(e) and (f) of the Code) that are exercisable for the first time by a Participant during any calendar year exceeds $100,000, or such other amount as may be prescribed under Section 422 of the Code, such excess shall be treated as Nonstatutory Options in accordance with the Code. As used in the previous sentence, Fair Market Value shall be determined as of the date the ISO is granted. If a Participant shall make any disposition of shares of Stock issued pursuant to an ISO under the circumstances described in Section 421(b) of the Code (relating to disqualifying dispositions), the Participant shall notify the Company of such disposition within the time provided to do so in the applicable award agreement.

        (c)    SARs.    The Committee is authorized to grant SARs to Eligible Persons on the following terms and conditions:

          (i)    Right to Payment.    An SAR is a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the grant price of the SAR as determined by the Committee.

          (ii)    Grant Price.    Each Award Agreement evidencing an SAR shall state the grant price per share of Stock established by the Committee; provided, however, that except as provided in Section 6(j) or in Section 8, the grant price per share of Stock subject to an SAR shall not be less than the greater of (A) the par value per share of the Stock or (B) 100% of the Fair Market Value per share of the Stock as of the date of grant of the SAR. Notwithstanding the foregoing, the grant price of an SAR may be less than 100% of the Fair Market Value per share of Stock subject to an SAR as of the date of grant of the SAR if the SAR (1) does not provide for a deferral of compensation by reason of satisfying the short-term deferral exception set forth in the Nonqualified Deferred Compensation Rules or (2) provides for a deferral of compensation and is compliant with the Nonqualified Deferred Compensation Rules.

          (iii)    Method of Exercise and Settlement; Other Terms.    The Committee shall determine the form of consideration payable upon settlement, the method by or forms in which Stock (if any) will be delivered or deemed to be delivered to Participants, and any other terms and conditions of any SAR. SARs may be either free-standing or granted in tandem with other Awards. No SAR may be exercisable for a period of more than ten years following the date of grant of the SAR.

          (iv)    Rights Related to Options.    An SAR granted in connection with an Option shall entitle a Participant, upon exercise, to surrender that Option or any portion thereof, to the extent unexercised, and to receive payment of an amount determined by multiplying (A) the difference obtained by subtracting the Exercise Price with respect to a share of Stock specified in the related Option from the Fair Market Value of a share of Stock on the date of exercise of the SAR, by (B) the number of shares as to which that SAR has been exercised. The Option shall then cease to be exercisable to the extent surrendered. SARs granted in connection with an Option shall be subject to the terms and conditions of the Award Agreement governing the Option, which shall provide that the SAR is exercisable only at such time or times and only to the extent that the related Option is exercisable and shall not be transferable except to the extent that the related Option is transferrable.

          (d)    Restricted Stock.    The Committee is authorized to grant Restricted Stock to Eligible Persons on the following terms and conditions:

            (i)    Restrictions.    Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose. Except as provided in Section 7(a)(iii) and Section 7(a)(iv), during the restricted period applicable to the Restricted Stock, the Restricted Stock may not be sold, transferred, pledged, hedged, hypothecated, margined or otherwise encumbered by the Participant.

            (ii)    Dividends and Splits.    As a condition to the grant of an Award of Restricted Stock, the Committee may allow a Participant to elect, or may require, that any cash dividends paid on a share of Restricted Stock be automatically reinvested in additional shares of Restricted Stock, applied to the purchase of additional Awards or deferred without interest to the date of vesting of the associated Award of Restricted Stock, provided that in all events such cash dividends shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such dividends were paid and shall not be paid unless and until such Restricted Stock has vested and been earned. Stock distributed in connection with a Stock split or Stock dividend, and other property (other than cash) distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed and shall not be delivered unless and until such Restricted Stock has vested and been earned.

          (e)    Restricted Stock Units.    The Committee is authorized to grant Restricted Stock Units to Eligible Persons on the following terms and conditions:

            (i)    Award and Restrictions.    Restricted Stock Units shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose.

            (ii)    Settlement.    Settlement of vested Restricted Stock Units shall occur upon vesting or upon expiration of the deferral period specified for such Restricted Stock Units by the Committee (or, if permitted by the Committee, as elected by the Participant). Restricted Stock Units shall be settled by delivery of (A) a number of shares of Stock equal to the number of Restricted Stock Units for which settlement is due, or (B) cash in an amount equal to the Fair Market Value of the specified number of shares of Stock equal to the number of Restricted Stock Units for which settlement is due, or a combination thereof, as determined by the Committee at the date of grant or thereafter.

          (f)    Stock Awards.    The Committee is authorized to grant Stock Awards to Eligible Persons as a bonus, as additional compensation, or in lieu of cash compensation any such Eligible Person is otherwise entitled to receive, in such amounts and subject to such other terms as the Committee in its discretion determines to be appropriate.

          (g)    Dividend Equivalents.    The Committee is authorized to grant Dividend Equivalents to Eligible Persons, entitling any such Eligible Person to receive cash, Stock, other Awards, or other property equal in value to dividends or other distributions paid with respect to a specified number of shares of Stock. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award (other than an Award of Restricted Stock or a Stock Award). The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or at a later specified date and, if distributed at a later date, may be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles or accrued in a bookkeeping account without interest, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify. With respect to Dividend Equivalents granted in connection with another Award, such Dividend Equivalents shall be subject to restrictions and a risk of forfeiture to the same extent as the Award with respect to which such dividends accrue and shall not be paid unless and until such Award has vested and been earned.

          (h)    Other Stock-Based Awards.    The Committee is authorized, subject to limitations under applicable law, to grant to Eligible Persons such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the book value of Stock or the value of securities of, or the performance of, specified Affiliates of the Company. The Committee shall determine the terms and conditions of such Other Stock-Based Awards. Stock delivered pursuant to an Other-Stock Based Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including cash, Stock, other Awards, or other property, as the Committee shall determine.

          (i)    Cash Awards.    The Committee is authorized to grant Cash Awards, on a free-standing basis or as an element of, a supplement to, or in lieu of any other Award under the Plan to Eligible Persons in such amounts and subject to such other terms as the Committee in its discretion determines to be appropriate.

          (j)    Substitute Awards; No Repricing.    Awards may be granted in substitution or exchange for any other Award granted under the Plan or under another plan of the Company or an Affiliate or any other right of an Eligible Person to receive payment from the Company or an Affiliate. Awards may also be granted under the Plan in substitution for awards held by individuals who become Eligible Persons as a result of a merger, consolidation or acquisition of another entity or the assets of another entity by or with the Company or an Affiliate. Such Substitute Awards referred to in the immediately preceding sentence that are Options or SARs may have an exercise price that is less than the Fair Market Value of a share of Stock on the date of the substitution if such substitution complies with the Nonqualified Deferred Compensation Rules and other applicable laws and exchange rules. Except as provided in this Section 6(j) or in Section 8, without the approval of the stockholders of the Company, the terms of outstanding Awards may not be amended to (i) reduce the Exercise Price or grant price of an outstanding Option or SAR, (ii) grant a new Option, SAR or other Award in substitution for, or upon the cancellation of, any previously granted Option or SAR that has the effect of reducing the Exercise Price or grant price thereof, (iii) exchange any Option or SAR for Stock, cash or other consideration when the Exercise Price or grant price per share of Stock under such Option or SAR exceeds the Fair Market Value of a share of Stock or (iv) take any other action that would be considered a "repricing" of an Option or SAR under the applicable listing standards of the national securities exchange on which the Stock is listed (if any).

        7.    Certain Provisions Applicable to Awards.

        (a)    Limit on Transfer of Awards.

            (i)  Except as provided in Sections 7(a)(iii) and (iv), each Option and SAR shall be exercisable only by the Participant during the Participant's lifetime, or by the person to whom the Participant's rights shall pass by will or the laws of descent and distribution. Notwithstanding anything to the contrary in this Section 7(a), an ISO shall not be transferable other than by will or the laws of descent and distribution.

           (ii)  Except as provided in Sections 7(a)(i), (iii) and (iv), no Award, other than a Stock Award, and no right under any such Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.

          (iii)  To the extent specifically provided by the Committee, an Award may be transferred by a Participant without consideration to immediate family members or related family trusts, limited partnerships or similar entities or on such terms and conditions as the Committee may from time to time establish.

          (iv)  An Award may be transferred pursuant to a domestic relations order entered or approved by a court of competent jurisdiction upon delivery to the Company of a written request for such transfer and a certified copy of such order.

        (b)    Form and Timing of Payment under Awards; Deferrals.    Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or any of its Affiliates upon the exercise or settlement of an Award may be made in such forms as the Committee shall determine in its discretion, including cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis (which may be required by the Committee or permitted at the election of the Participant on terms and conditions established by the Committee); provided, however, that any such deferred or installment payments will be set forth in the Award Agreement. Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock.

        (c)    Evidencing Stock.    The Stock or other securities of the Company delivered pursuant to an Award may be evidenced in any manner deemed appropriate by the Committee in its sole discretion, including in the form of a certificate issued in the name of the Participant or by book entry, electronic or otherwise, and shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Stock or other securities are then listed, and any applicable federal, state or other laws, and the Committee may cause a legend or legends to be inscribed on any such certificates to make appropriate reference to such restrictions. Further, if certificates representing Restricted Stock are registered in the name of the Participant, the Company may retain physical possession of the certificates and may require that the Participant deliver a stock power to the Company, endorsed in blank, related to the Restricted Stock.

        (d)    Consideration for Grants.    Awards may be granted for such consideration, including services, as the Committee shall determine, but shall not be granted for less than the minimum lawful consideration.

        (e)    Additional Agreements.    Each Eligible Person to whom an Award is granted under the Plan may be required to agree in writing, as a condition to the grant of such Award or otherwise, to subject an Award that is exercised or settled following such Eligible Person's termination of employment or service to a general release of claims and/or a noncompetition or other restricted covenant agreement in favor of the Company and its Affiliates, with the terms and conditions of such agreement(s) to be determined in good faith by the Committee.

        8.    Subdivision or Consolidation; Recapitalization; Change in Control; Reorganization.

        (a)    Existence of Plans and Awards.    The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Company, the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities ahead of or affecting Stock or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

        (b)    Additional Issuances.    Except as expressly provided herein, the issuance by the Company of shares of stock of any class, including upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to Awards theretofore granted or the purchase price per share of Stock, if applicable.

        (c)    Subdivision or Consolidation of Shares.    The terms of an Award and the share limitations under the Plan shall be subject to adjustment by the Committee from time to time, in accordance with the following provisions:

            (i)  If at any time, or from time to time, the Company shall subdivide as a whole (by reclassification, by a Stock split, by the issuance of a distribution on Stock payable in Stock, or otherwise) the number of shares of Stock then outstanding into a greater number of shares of Stock or in the event the Company distributes an extraordinary cash dividend, then, as appropriate (A) the maximum number of shares of Stock available for delivery with respect to Awards and applicable limitations with respect to Awards provided in Section 4 and Section 5 (other than cash limits) shall be increased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, (B) the number of shares of Stock (or other kind of shares or securities) that may be acquired under any then outstanding Award shall be increased proportionately, and (C) the price (including the Exercise Price or grant price) for each share of Stock (or other kind of shares or securities) subject to then outstanding Awards shall be reduced proportionately, without changing the aggregate purchase price or value as to which outstanding Awards remain exercisable or subject to restrictions; provided, however, that in the case of an extraordinary cash dividend that is not an Adjustment Event, the adjustment to the number of shares of Stock and the Exercise Price or grant price, as applicable, with respect to an outstanding Option or SAR may be made in such other manner as the Committee may determine that is permitted pursuant to applicable tax and other laws, rules and regulations. Notwithstanding the foregoing, Awards that already have a right to receive extraordinary cash dividends as a result of DERs or other dividend rights will not be adjusted as a result of an extraordinary cash dividend.

           (ii)  If at any time, or from time to time, the Company shall consolidate as a whole (by reclassification, by reverse Stock split, or otherwise) the number of shares of Stock then outstanding into a lesser number of shares of Stock, then, as appropriate (A) the maximum number of shares of Stock available for delivery with respect to Awards and applicable limitations with respect to Awards provided in Section 4 and Section 5 (other than cash limits) shall be decreased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, (B) the number of shares of Stock (or other kind of shares or securities) that may be acquired under any then outstanding Award shall be decreased proportionately, and (C) the price (including the Exercise Price or grant price) for each share of Stock (or other kind of shares or securities) subject to then outstanding Awards shall be increased proportionately, without changing the aggregate purchase price or value as to which outstanding Awards remain exercisable or subject to restrictions.

        (d)    Recapitalization.    In the event of any change in the capital structure or business of the Company or other corporate transaction or event that would be considered an "equity restructuring" within the meaning of ASC Topic 718 and, in each case, that would result in an additional compensation expense to the Company pursuant to the provisions of ASC Topic 718, if adjustments to Awards with respect to such event were discretionary or otherwise not required (each such an event, an "Adjustment Event"), then the Committee shall equitably adjust (i) the aggregate number or kind of shares that thereafter may be delivered under the Plan, (ii) the number or kind of shares or other property (including cash) subject to an Award, (iii) the terms and conditions of Awards, including the purchase price or Exercise Price of Awards and performance goals, as applicable, and (iv) the applicable limitations with respect to Awards provided in Section 4 and Section 5 (other than cash limits) to equitably reflect such Adjustment Event ("Equitable Adjustments"). In the event of any change in the capital structure or business of the Company or other corporate transaction or event that would not be considered an Adjustment Event, and is not otherwise addressed in this Section 8, the Committee shall have complete discretion to make Equitable Adjustments (if any) in such manner as it deems appropriate with respect to such other event.

        (e)    Change in Control and Other Events.    Except to the extent otherwise provided in any applicable Award Agreement, vesting of any Award shall not occur solely upon the occurrence of a Change in Control and, in the event of a Change in Control or other changes in the Company or the outstanding Stock by reason of a recapitalization, reorganization, merger, consolidation, combination, exchange or other relevant change occurring after the date of the grant of any Award, the Committee, acting in its sole discretion without the consent or approval of any holder, may exercise any power enumerated in Section 3 (including the power to accelerate vesting, waive any forfeiture conditions or otherwise modify or adjust any other condition or limitation regarding an Award) and may also effect one or more of the following alternatives, which may vary among individual holders and which may vary among Awards held by any individual holder:

            (i)  accelerate the time of exercisability of an Award so that such Award may be exercised in full or in part for a limited period of time on or before a date specified by the Committee, after which specified date all unexercised Awards and all rights of holders thereunder shall terminate;

           (ii)  redeem in whole or in part outstanding Awards by requiring the mandatory surrender to the Company by selected holders of some or all of the outstanding Awards held by such holders (irrespective of whether such Awards are then vested or exercisable) as of a date, specified by the Committee, in which event the Committee shall thereupon cancel such Awards and pay to each holder an amount of cash or other consideration per Award (other than a Dividend Equivalent or Cash Award, which the Committee may separately require to be surrendered in exchange for cash or other consideration determined by the Committee in its discretion) equal to the Change in Control Price, less the Exercise Price with respect to an Option and less the grant price with respect to a SAR, as applicable to such Awards; provided, however, that to the extent the Exercise Price of an Option or the grant price of an SAR exceeds the Change in Control Price, such Award may be cancelled for no consideration;

          (iii)  cancel Awards that remain subject to a restricted period as of the date of a Change in Control or other such event without payment of any consideration to the Participant for such Awards; or

          (iv)  make such adjustments to Awards then outstanding as the Committee deems appropriate to reflect such Change in Control or other such event (including the substitution, assumption, or continuation of Awards by the successor company or a parent or subsidiary thereof);

provided, however, that so long as the event is not an Adjustment Event, the Committee may determine in its sole discretion that no adjustment is necessary to Awards then outstanding. If an Adjustment Event occurs, this Section 8(e) shall only apply to the extent it is not in conflict with Section 8(d).

        9.    General Provisions.

        (a)    Tax Withholding.    The Company and any of its Affiliates are authorized to withhold from any Award granted, or any payment relating to an Award, including from a distribution of Stock, taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company, its Affiliates and Participants to satisfy the payment of withholding taxes and other tax obligations relating to any Award in such amounts as may be determined by the Committee. The Committee shall determine, in its sole discretion, the form of payment acceptable for such tax withholding obligations, including the delivery of cash or cash equivalents, Stock (including previously owned shares, net settlement, a broker-assisted sale, or other cashless withholding or reduction of the amount of shares otherwise issuable or delivered pursuant to the Award), other property, or any other legal consideration the Committee deems appropriate. Any determination made by the Committee to allow a Participant who is subject to Rule 16b-3 to pay taxes with shares of Stock through net settlement or previously owned shares shall be approved by either a committee made up of solely two or more Qualified Members or the full Board. If such tax withholding amounts are satisfied through net settlement or previously owned shares, the maximum number of shares of Stock that may be so withheld or surrendered shall be the number of shares of Stock that have an aggregate Fair Market Value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, foreign and/or local tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for the Company with respect to such Award, as determined by the Committee.

        (b)    Limitation on Rights Conferred under Plan.    Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or any of its Affiliates, (ii) interfering in any way with the right of the Company or any of its Affiliates to terminate any Eligible Person's or Participant's employment or service relationship at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and/or employees and/or other service providers, or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award.

        (c)    Governing Law; Submission to Jurisdiction.    All questions arising with respect to the provisions of the Plan and Awards shall be determined by application of the laws of the State of Delaware, without giving effect to any conflict of law provisions thereof, except to the extent Delaware law is preempted by federal law. The obligation of the Company to sell and deliver Stock hereunder is subject to applicable federal and state laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock. With respect to any claim or dispute related to or arising under the Plan, the Company and each Participant who accepts an Award hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Denver, Colorado.

        (d)    Severability and Reformation.    If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable law or, if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award and the remainder of the Plan and any such Award shall remain in full force and effect. If any of the terms or provisions of the Plan or any Award Agreement conflict with the requirements of Rule 16b-3 (as those terms or provisions are applied to Eligible Persons who are subject to Section 16 of the Exchange Act) or Section 422 of the Code (with respect to ISOs), then those conflicting terms or provisions shall be deemed inoperative to the extent they so conflict with the requirements of Rule 16b-3 (unless the Board or the Committee, as appropriate, has expressly determined that the Plan or such Award should not comply with Rule 16b-3) or Section 422 of the Code, in each case, only to the extent Rule 16b-3 and such sections of the Code are applicable. With respect to ISOs, if the Plan does not contain any provision required to be included herein under Section 422 of the Code, that provision shall be deemed to be incorporated herein with the same force and effect as if that provision had been set out at length herein; provided, further, that, to the extent any Option that is intended to qualify as an ISO cannot so qualify, that Option (to that extent) shall be deemed a Nonstatutory Option for all purposes of the Plan.

        (e)    Unfunded Status of Awards; No Trust or Fund Created.    The Plan is intended to constitute an "unfunded" plan for certain incentive awards. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or such Affiliate.

        (f)    Nonexclusivity of the Plan.    Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable. Nothing contained in the Plan shall be construed to prevent the Company or any of its Affiliates from taking any corporate action which is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No employee, beneficiary or other person shall have any claim against the Company or any of its Affiliates as a result of any such action.

        (g)    Fractional Shares.    No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine in its sole discretion whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional shares of Stock or whether such fractional shares of Stock or any rights thereto shall be cancelled, terminated, or otherwise eliminated with or without consideration.

        (h)    Interpretation.    Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof. Words in the masculine gender shall include the feminine gender, and, where appropriate, the plural shall include the singular and the singular shall include the plural. In the event of any conflict between the terms and conditions of an Award Agreement and the Plan, the provisions of the Plan shall control. The use herein of the word "including" following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as "without limitation", "but not limited to", or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. References herein to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by the Plan.

        (i)    Facility of Payment.    Any amounts payable hereunder to any individual under legal disability or who, in the judgment of the Committee, is unable to manage properly his financial affairs, may be paid to the legal representative of such individual, or may be applied for the benefit of such individual in any manner that the Committee may select, and the Company shall be relieved of any further liability for payment of such amounts.

        (j)    Conditions to Delivery of Stock.    Nothing herein or in any Award Agreement shall require the Company to issue any shares with respect to any Award if that issuance would, in the opinion of counsel for the Company, constitute a violation of the Securities Act, any other applicable statute or regulation, or the rules of any applicable securities exchange or securities association, as then in effect. In addition, each Participant who receives an Award under the Plan shall not sell or otherwise dispose of Stock that is acquired upon grant, exercise or vesting of an Award in any manner that would constitute a violation of any applicable federal or state securities laws, the Plan or the rules, regulations or other requirements of the SEC or any stock exchange upon which the Stock is then listed. At the time of any exercise of an Option or SAR, or at the time of any grant of any other Award, the Company may, as a condition precedent to the exercise of such Option or SAR or settlement of any other Award, require from the Participant (or in the event of his or her death, his or her legal representatives, heirs, legatees, or distributees) such written representations, if any, concerning the holder's intentions with regard to the retention or disposition of the shares of Stock being acquired pursuant to the Award and such written covenants and agreements, if any, as to the manner of disposal of such shares as, in the opinion of counsel to the Company, may be necessary to ensure that any disposition by that holder (or in the event of the holder's death, his or her legal representatives, heirs, legatees, or distributees) will not involve a violation of the Securities Act, any other applicable state or federal statute or regulation, or any rule of any applicable securities exchange or securities association, as then in effect. Stock or other securities shall not be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award Agreement (including any Exercise Price, grant price, or tax withholding) is received by the Company.

        (k)    Section 409A of the Code.    It is the general intention, but not the obligation, of the Committee to design Awards to comply with or to be exempt from the Nonqualified Deferred Compensation Rules, and Awards will be operated and construed accordingly. Neither this Section 9(k) nor any other provision of the Plan is or contains a representation to any Participant regarding the tax consequences of the grant, vesting, exercise, settlement, or sale of any Award (or the Stock underlying such Award) granted hereunder, and should not be interpreted as such. In no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with the Nonqualified Deferred Compensation Rules. Notwithstanding any provision in the Plan or an Award Agreement to the contrary, in the event that a "specified employee" (as defined under the Nonqualified Deferred Compensation Rules) becomes entitled to a payment under an Award that would be subject to additional taxes and interest under the Nonqualified Deferred Compensation Rules if the Participant's receipt of such payment or benefits is not delayed until the earlier of (i) the date of the Participant's death, or (ii) the date that is six months after the Participant's "separation from service," as defined under the Nonqualified Deferred Compensation Rules (such date, the "Section 409A Payment Date"), then such payment or benefit shall not be provided to the Participant until the Section 409A Payment Date. Any amounts subject to the preceding sentence that would otherwise be payable prior to the Section 409A Payment Date will be aggregated and paid in a lump sum without interest on the Section 409A Payment Date. The applicable provisions of the Nonqualified Deferred Compensation Rules are hereby incorporated by reference and shall control over any Plan or Award Agreement provision in conflict therewith.

        (l)    Clawback.    The Plan and all Awards granted hereunder are subject to any written clawback policies that the Company, with the approval of the Board or an authorized committee thereof, may adopt either prior to or following the Effective Date, including any policy adopted to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules promulgated thereunder by the SEC and that the Company determines should apply to Awards. Any such policy may subject a Participant's Awards and amounts paid or realized with respect to Awards to reduction, cancelation, forfeiture or recoupment if certain specified events or wrongful conduct occur, including an accounting restatement due to the Company's material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy.

        (m)    Status under ERISA.    The Plan shall not constitute an "employee benefit plan" for purposes of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

        (n)    Plan Effective Date and Term.    The Plan was adopted by the Board to be effective on the Effective Date. No Awards may be granted under the Plan on and after the tenth anniversary of the Effective Date, which is            . However, any Award granted prior to such termination (or any earlier termination pursuant to Section 10), and the authority of the Board or Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award in accordance with the terms of the Plan, shall extend beyond such termination until the final disposition of such Award.

        10.    Amendments to the Plan and Awards.     The Committee may amend, alter, suspend, discontinue or terminate any Award or Award Agreement, the Plan or the Committee's authority to grant Awards without the consent of stockholders or Participants, except that any amendment or alteration to the Plan, including any increase in any share limitation, shall be subject to the approval of the Company's stockholders not later than the annual meeting next following such Committee action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Committee may otherwise, in its discretion, determine to submit other changes to the Plan to stockholders for approval; provided, that, without the consent of an affected Participant, no such Committee action may materially and adversely affect the rights of such Participant under any previously granted and outstanding Award. For purposes of clarity, any adjustments made to Awards pursuant to Section 8 will be deemed not to materially and adversely affect the rights of any Participant under any previously granted and outstanding Award and therefore may be made without the consent of affected Participants.

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        As provided in each of the AMGP Partnership Agreement and the limited liability company agreement of AMGP GP (the "AMGP GP LLC Agreement"), as the case may be, AMGP will generally indemnify its general partner and its affiliates, and each of AMGP and AMGP GP will generally indemnify its officers and directors to the fullest extent permitted by the law against all losses, claims, damages or similar events; provided, that the indemnitee will not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the indemnitee is seeking indemnification, the indemnitee acted in bad faith or engaged in fraud, willful misconduct, or in the case of a criminal matter, acted with knowledge that the indemnitee's conduct was unlawful. Subject to any terms, conditions or restrictions set forth in the AMGP Partnership Agreement and the AMGP GP LLC Agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership and Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any partner, member or manager, as the case may be, or other persons from and against all claims and demands whatsoever.

        In addition, AMGP and AMGP GP have entered into indemnification agreements with AMGP GP's officers and directors requiring them to indemnify each such individual to the fullest extent permitted under Delaware law against liability that may arise by reason of such individual's service to AMGP or AMGP GP and to advance expenses incurred as a result of any proceeding against such individual as to which he or she could be indemnified.

        To the extent that the indemnification provisions in the AMGP Partnership Agreement, the AMGP GP LLC Agreement or such indemnification agreements purport to include indemnification of liabilities arising under the Securities Act of 1933, as amended, in the opinion of the SEC, such indemnification is contrary to public policy and is therefore unenforceable.

Item 21.    Exhibits and Financial Statement Schedules

  (a)
  Exhibits.

Exhibit No.		Description
2.1	†	Simplification Agreement, dated as of October 9, 2018, by and among AMGP GP LLC, Antero Midstream GP LP, Antero IDR Holdings LLC, Arkrose Midstream Preferred Co LLC, Arkrose Midstream NewCo Inc., Arkrose Midstream Merger Sub LLC, Antero Midstream Partners GP LLC and Antero Midstream Partners LP. (included as Annex A to the joint proxy statement/prospectus included in this Registration Statement on Form S-4).
3.1	*	Form of Certificate of Conversion of Antero Midstream GP LP to Antero Midstream Corporation.
3.2		Form of Certificate of Incorporation of Antero Midstream Corporation (included as Annex E to the joint proxy statement/prospectus included in this Registration Statement on Form S-4).
3.3	*	Form of Certificate of Designation of Series A Preferred Stock of Antero Midstream Corporation.

Exhibit No.	Description
3.4	Form of Bylaws of Antero Midstream Corporation (included as Annex F to the joint proxy statement/prospectus included in this Registration Statement on Form S-4).
3.5
Certificate of Conversion of Antero Resources Midstream LLC, dated November 5, 2014 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (Commission File No. 001-36719) filed on November 7, 2014).
3.6
Amended and Restated Certificate of Limited Partnership of Antero Midstream Partners LP, dated April 11, 2017 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (Commission File No. 001-36719) filed on April 11, 2017).
3.7
Certificate of Limited Partnership of Antero Midstream GP LP, dated as of May 4, 2017 (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K (Commission File No. 001- 38075) filed on May 9, 2017).
3.8
Agreement of Limited Partnership of Antero Midstream GP LP, dated as of May 9, 2017, by and between AMGP GP LLC, as the General Partner, and Antero Resources Investment LLC, as the Organizational Limited Partner (incorporated by reference to Exhibit 3.3 to the Current Report on Form 8-K (Commission File No. 001- 38075) filed on May 9, 2017).
3.9
Amendment No. 1 to the Limited Partnership Agreement of Antero Midstream GP LP, dated as of October 9, 2018 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (Commission File No. 001-38075) filed on October 10, 2018).
3.10
Agreement of Limited Partnership, dated as of November 10, 2014, by and between Antero Resources Midstream Management LLC, as the General Partner, and Antero Resources Corporation, as the Organizational Limited Partner (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (Commission File No. 001-36719) filed on November 17, 2014).
3.11
Amendment No. 1 to Agreement of Limited Partnership of Antero Midstream Partners LP, dated as of February 23, 2016 (incorporated by reference to Exhibit 3.4 to the Annual Report on Form 10-K (Commission File No. 001-36719) filed on February 24, 2016).
3.12
Amendment No. 2 to Agreement of Limited Partnership of Antero Midstream Partners LP, dated as of December 20, 2017 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (Commission File No. 001-36719) filed on December 26, 2017).
3.13
Limited Liability Company Agreement of Antero IDR Holdings LLC dated December 31, 2016 (incorporated by reference to Exhibit 3.9 to Antero Resources Midstream Management LLC's Registration Statement on Form S-1 (Commission File No. 333- 216975) filed on April 7, 2017).
3.14
Amendment No. 1 to the Limited Liability Company Agreement of Antero IDR Holdings LLC, dated as of May 9, 2018 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (Commission File No 001-38075) filed on May 14, 2018).
3.15
Amendment No. 2 to the Limited Liability Company Agreement of Antero IDR Holdings LLC, dated as of October 9, 2018 (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K (Commission File No. 001-38075) filed on October 10, 2018).
3.16
Certificate of Formation of AMGP GP LLC, dated as of April 18, 2017 (incorporated by reference to Exhibit 3.5 to Antero Resources Midstream Management LLC's Registration Statement on Form S-1 (Commission File No. 333- 216975) filed on April 24, 2017).

Exhibit No.		Description
3.17		Limited Liability Company Agreement of AMGP GP LLC, dated as of May 9, 2017, by and among Warburg Pincus Private Equity X O&G, L.P., Warburg Pincus X Partners, L.P., Warburg Pincus Private Equity VIII, LP, Warburg Pincus Netherlands Private Equity (incorporated by reference to Exhibit 3.4 to the Current Report on Form 8-K (Commission File No. 001- 38075) filed on May 9, 2017).
4.1
Registration Rights Agreement, dated as of May 9, 2017, by and among Antero Midstream GP LP, Warburg Pincus Private Equity X O&G, L.P., Warburg Pincus X Partners, L.P., Warburg Pincus Private Equity VIII, LP, Warburg Pincus Netherlands Private Equity VIII C.V. I, WP-WPVIII Investors, L.P., Yorktown Energy Partners V, L.P., Yorktown Energy Partners VI, L.P., Yorktown Energy Partners VII, L.P., Yorktown Energy Partners VIII, L.P., Paul M. Rady and Glen C. Warren, Jr. (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K (Commission File No. 001-38075) filed on May 9, 2017).
4.2
Indenture, dated as of September 13, 2016, by and among Antero Midstream Partners LP, Antero Midstream Finance Corporation, the subsidiary guarantors party thereto and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8 K (Commission File No. 001-36719) filed on September 13, 2016).
4.3		Form of 5.375% Senior Note due 2024 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (Commission File No. 001-36719) filed on September 13, 2016).
4.4
Registration Rights Agreement, dated as of September 13, 2016, by and among Antero Midstream Partners LP, Antero Midstream Finance Corporation, the subsidiary guarantors named therein and J.P. Morgan Securities LLC as representative of the initial purchasers named therein (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K (Commission File No. 001-36719) filed on September 13, 2016).
4.5	*	Form of Registration Rights Agreement.
5.1		Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered
10.1		Form of Long-Term Incentive Plan of Antero Midstream Corporation (included as Annex G to the joint proxy statement/prospectus included in this Registration Statement on Form S-4).
10.2
Voting Agreement, dated as of October 9, 2018, by and among Antero Midstream Partners LP and the shareholders of Antero Midstream GP LP named on Schedule I thereto (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (Commission File No. 001-38075) filed on October 10, 2018).
10.3
Voting Agreement, dated as of October 9, 2018, by and between Antero Midstream GP LP and Antero Resources Corporation (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K (Commission File No. 001-38075) filed on October 10, 2018).
10.4
Stockholders' Agreement, dated as of October 9, 2018, by and among Antero Midstream GP LP, Arkrose Subsidiary Holdings LLC, Warburg Pincus Private Equity X O&G, L.P., Warburg Pincus X Partners, L.P., Warburg Pincus Private Equity VIII, LP, Warburg Pincus Netherlands Private Equity VIII C.V.I, WP-WPVIII Investors, L.P., Yorktown Energy Partners V, L.P., Yorktown Energy Partners VI, L.P., Yorktown Energy Partners VII, L.P., Yorktown Energy Partners VIII, L.P., Paul M. Rady, Mockingbird Investment, LLC, Glen C. Warren, Jr. and Canton Investment Holdings LLC (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K (Commission File No. 001-38075) filed on October 10, 2018).

Exhibit No.		Description
10.5		Amended and Restated Credit Agreement, dated as of October 26, 2017, among Antero Midstream Partners LP and certain of its subsidiaries, certain lenders party thereto, Wells Fargo Bank, National Association, as administrative agent, l/c issuer and swingline lender and the other parties thereto (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q filed on November 1, 2017).
10.6	*
First Amendment and Joinder Agreement, dated as of October 31, 2018, among Antero Midstream Partners LP and certain of its subsidiaries, certain lenders party thereto, Wells Fargo Bank, National Association, as administrative agent, l/c issuer and swingline lender and the other parties thereto.
21.1	*	Subsidiaries of Antero Midstream GP LP.
23.1		Consent of KPMG LLP (as to Antero Midstream).
23.2		Consent of KPMG LLP (as to AMGP).
23.3		Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1).
24.1	*	Powers of Attorney.
99.1		Consent of Tudor Pickering Holt & Co, Advisors LP.
99.2		Consent of Goldman Sachs & Co. LLC.
99.3		Consent of Robert W. Baird & Co. Incorporated.
99.4		Consent of J.P. Morgan Securities LLC.
99.5		Consent of Morgan Stanley & Co. LLC.
99.6		Consent of Citigroup Global Markets Inc.
99.7		Form of Proxy Card for Antero Midstream Partners LP Special Meeting.
99.8		Form of Proxy Card for Antero Midstream GP LP Special Meeting.
99.9		Form of Election for Antero Midstream Partners LP Common Unitholders.

†
Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. AMGP hereby undertakes to furnish supplemental copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission.

*
Previously Filed.

**
To be filed by amendment.
  (b)
  Financial Statement Schedule. Not applicable.

  (c)
  Opinions.

        The opinion of Tudor Pickering Holt & Co Advisors LP, as financial advisor to the AM Conflicts Committee, the opinion of Goldman Sachs & Co. LLC, financial advisor to the AMGP Conflicts Committee, and the opinion of Robert W. Baird & Co. Incorporated, financial advisor to the AR Special Committee, are attached as Annex B, Annex C and Annex D, respectively, to the joint proxy statement/prospectus contained herein.

Item 22.    Undertakings

        The undersigned registrant hereby undertakes:

  1.
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii)  to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

            Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

  2.
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

  3.
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  4.
  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, will be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or a prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

  5.
  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities.

        The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

            (i)  any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

           (ii)  any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

          (iii)  the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

          (iv)  any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

  6.
  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

  7.
  That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  8.
  That every prospectus (i) that is filed pursuant to paragraph (7) above or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

  9.
  To respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

  10.
  To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on December 11, 2018.

ANTERO MIDSTREAM GP LP
By:	AMGP GP LLC, its general partner
By:	/s/ GLEN C. WARREN, JR. Glen C. Warren, Jr. President and Secretary

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated, which are with AMGP GP LLC, the general partner of Antero Midstream GP LP.

Signature	Title	Date

* Paul M. Rady	Chairman and Chief Executive Officer (Principal Executive Officer)	December 11, 2018
* Michael N. Kennedy	Chief Financial Officer (Principal Financial Officer)	December 11, 2018
* K. Phil Yoo	Vice President, Accounting and Chief Accounting Officer (Principal Accounting Officer)	December 11, 2018
/s/ GLEN C. WARREN, JR. Glen C. Warren, Jr.	Director, President and Secretary	December 11, 2018
* Peter A. Dea	Director	December 11, 2018
* Peter R. Kagan	Director	December 11, 2018
* W. Howard Keenan, Jr.	Director	December 11, 2018

Signature		Title	Date

* Brooks J. Klimley		Director	December 11, 2018
* James R. Levy		Director	December 11, 2018
* Rose M. Robeson		Director	December 11, 2018
*By:	/s/ GLEN C. WARREN, JR. Glen C. Warren, Jr. Attorney-in-fact